THE PREEMPTIVE RIGHTS DISCUSSED BELOW RELATE TO COMMON SHARES THAT ARE SECURITIES OF A BRAZILIAN ISSUER. THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF BRAZIL THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN BRAZIL, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF BRAZIL. YOU MAY NOT BE ABLE TO SUE THE ISSUER OR ITS OFFICERS OR DIRECTORS IN A BRAZILIAN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL THE ISSUER AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

BANCO DO BRASIL S.A.

Notice to Shareholders

Preemption Rights for the Subscription of Shares in a Primary Public Offering

Banco do Brasil (the “Bank”) informs its registered holders (“Shareholders”) that, pursuant to a resolution passed at its Extraordinary General Shareholders’ Meeting on May 19, 2010, a preemption right (“Preemption Right”) was granted to each current holder of a common share of the Bank (“Common Share”) for the subscription of a new Common Share that will be offered by the Bank in the primary portion of a primary and secondary public offering of Common Shares (the “Offering”), pursuant to Article 171 of Law 6,404 of December 15, 1976 and subsequent amendments (the “Brazilian Corporations Law”).

Shareholders considering exercising their preemptive rights should note the following:

a) Holders of Preemption Rights: To ensure the participation of shareholders in the primary portion of the Offering (the “Primary Offering”), the holdings of record with the BM&FBOVESPA – Stock, Commodities and Futures Exchange (“BM&FBOVESPA”) and the depository institution with respect to the Common Shares as of the end of May 24, 2010 (“First Cut Date”) and as of the end of June 18, 2010 (“Second Cut Date”) will be used. With respect to Shareholders of record as of the First Cut Date, if the respective shareholding position undergoes any change between the First Cut Date and the Second Cut Date, the Shareholder’s respective Proportional Subscription Limit (as defined below) will change to the same extent as that the Shareholder’s holdings of record changes between the First Cut Date and the Second Cut Date.

b) Period to exercise the preemptive right: Shareholders may exercise their Preemption Rights by filing the specific form (“Preemption Right Exercise Reservation Form”) intended for the exercise of such right, within a three-day period between June 21, 2010, the date on which the Notice to the Market of the Offering is republished, and June 23, 2010, the expiration of the Preemption Right (“Preemption Right Exercise Reservation Period”).

c) Subscription Limit: Each Shareholder filing a Preemption Right Exercise Reservation Form during the Preemption Right Exercise Reservation Period is assured the right to subscribe for shares in the Primary Offering in an amount equal to the percent ownership interest of such Shareholder in the all Common Shares, rounding up fractional Shares (“Proportional Subscription Limit”). Because the aggregate Proportional Subscription Limit is 11.129% per share, Shareholders who exercise their Preemption Rights will be entitled to subscribe for 0.11129 shares issued within the scope of the Offering, for each share held between the First Cut-Off Date and the Second Cut-Off date. There is no minimum investment requirement and the maximum amount is subject to the respective Shareholder’s Proportional Subscription Limit. If the Central Bank does not approve the Bank’s capital increase before the expiration of the Preemption Right Exercise Reservation Period, the Offering may be settled through delivery of securities deposit certificates (“Units”) consisting of five shares and 13 subscription receipts, each unit which will be entitled to receive a Common Share upon receipt of subscription (“Subscription Receipts”). In case Units are issued, the number of Units to be delivered to each Shareholder exercising its Preemption Right will be the number of shares included in its Reservation Forms divided by the number of shares plus the Subscription Receipts underlying each Unit, rounding up fractional shares, in the case of Shareholders who have exercised their Preemption Right. In the event of settlement with Units, each Shareholder who has filed a Preemption Right Exercise Reservation Form will receive (i) Units in number corresponding to its Proportional Subscription Limit divided by the number of shares and Subscription Receipts underlying each Unit and (ii) as many Common Shares as may be required so that, after delivery of the Units referred to in item (i) above, the Proportional Subscription Limit is fully met. Banco do Brasil will publish, if applicable, on the first day immediately following the date of publication of the Announcement of Commencement of the Offering, notice to the market in Brazil notifying of the delivery of Units in lieu of shares.

d) Where to exercise the preemptive right: Shareholders maintaining their Common Shares in a custody account with any Engaged Institution for the Offering (as defined in the Notice to the Market with respect to the Offering) may file Preemption Right Exercise Reservation Forms with any single Engaged Institution, the deposit intended investment amount being unnecessary, as may be stipulated by each Engaged Institution. Those Shareholders who do not maintain their shares in Banco do Brasil with any Engaged Institution, or do not maintain their shares with a Depositary, may file only one Preemption Right Exercise Reservation Form with any branch of the Bank, the deposit intended investment amount being unnecessary.

e) Assignment of preemptive right: The Preemption Right may be traded privately or assigned by the Shareholders pursuant to §6 of Article 171 of the Brazilian Corporate Law, except as prohibited by restrictions imposed by laws or regulations of Brazil or any other relevant jurisdiction. U.S. Holders may only transfer their respective Preemption Rights in accordance with Regulation S of the Securities Act of 1933, as amended, within the time period established for exercising such Preemption Right, through a specific Assignment Agreement (“Assignment Agreement”), attached to the Prospectus for the Offering (“Prospectus”). Before June 23, 2010, Shareholders acquiring Preemption Rights must deposit with the Bank, at any branch indicated in the Notice to the Market in relation to the Offering published on June 14, 2010, a copy of the respective Assignment Agreement duly signed by the parties and notarized and, in the event of corporate entities, attaching copies of documents establishing the power of representation of the signatories. There will be no trading of subscription rights on the BM&FBOVESPA.

f) Price per share: The price per share will be established after the placement of the reservation forms through a bookbuilding process. Bookbuilding consists of determining the sales price of the Common Shares by considering the stated investment intentions of Institutional Investors, i.e., how much each would be willing to pay per Common Share. Shareholders who exercise their preemptive rights and non-institutional investors do not participate in the bookbuilding process.

g) Maximum price indicated by the shareholder: Any Shareholder may establish in the Preemption Right Exercise Reservation Form, a cap price per Common Share as a condition to the effectiveness of the Shareholder’s reservation. If the Shareholder chooses to set a cap price per Common Share in its Preemption Right Exercise Reservation Form and the price per Common Share established exceeds such cap price, the reservation form will automatically be canceled by the Bank. Once signed by the Shareholder, the Preemption Right Exercise Reservation Form will be considered irreversible and irrevocable, the Shareholder not being allowed to modify the cap price included therein.

- ii -

h) Notice to ADR holders: Any holders of ADRs who wish to participate may contact Paul Brophy at The Bank of New York Mellon at (212) 815-2301 for further information.

Attached hereto as Annex A is a limited translation of relevant information from the Formulário de Referência of the Bank, dated June 14, 2010, and the preliminary prospectus for a primary and secondary offering of common shares by the Bank, dated June 14, 2010, providing certain information regarding preemptive rights being offered to current shareholders of the Bank, the Bank itself and the Bank’s common shares. More information may be obtained by visiting the Bank’s website at www.bb.com.br.

- iii -

Annex A

LIMITED TRANSLATION OF REFERENCE FORM AND PROSPECTUS

- iv -

In this limited translation of relevant information from the Formulário de Referência (the “reference form limited translation”) of Banco do Brasil S.A. (the “Bank”), dated June 14, 2010, and the preliminary prospectus for a primary and secondary offering of common shares by the Bank, dated June 14, 2010, providing certain information regarding preemptive rights being offered to current shareholders of the Bank, the Bank itself and the Bank’s common shares, references to:

•	“BB,” the “Bank,” and “Banco do Brasil” refer to Banco do Brasil S.A., a sociedade anônima organized under the laws of Brazil, unless the context otherwise requires.

•

“BNDESPAR” refer to BNDES Participações S.A.—BNDESPAR, a wholly owned corporation (subsidiária integral) incorporated under the laws of Brazil and controlled by Banco Nacional de Desenvolvimento Econômico e Social—BNDES.

•	“Brazil” refer to the Federative Republic of Brazil, and the phrase “Brazilian government” refers to the federal government of Brazil.

•	“Central Bank” or “Central Bank of Brazil” refer to Banco Central do Brasil.

•

“Large Companies” or “Corporate Clients” refer to companies, credit cooperatives and associations with annual gross revenues greater than R$90.0 million for the industrial sector and R$150.0 million for the commercial and services sectors.

•

“Medium-Sized Companies” refer to companies, credit cooperatives and associations with annual gross revenues between R$10.0 million and R$90.0 million for the industrial sector, between R$15.0 million and R$150.0 million for the commercial sector and between R$15.0 million and R$150.0 million for the services sector.

•	“Parity Fund” refer to the equal contributions to PREVI by public entities, such as the Bank, with sponsors and participants each contributing 50%, as required by the Brazilian constitution.

•

“PREVI” and “Retirement and Pension Plan” refer to Caixa de Previdência dos Funcionários do Banco do Brasil, a closed-ended complementary pension fund (entidade fechada de previdência complementar) incorporated under the laws of Brazil.

•	“real,” “reais” or “R$” refer to the Brazilian real, the official currency of Brazil.

•

“Small Companies” refer to companies, credit cooperatives and associations with annual gross revenues less than R$10 million for the industrial sector and R$15.0 million for the commercial and services sector.

•	“U.S. dollar,” “U.S. dollars” or “US$” refer to U.S. dollars, the official currency of the United States.

- v -

FORWARD-LOOKING STATEMENTS

This reference form limited translation contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements appear in a number of places in this reference form limited translation, principally in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Such estimates and forward-looking statements are primarily based on current expectations and projections about future events and financial trends that affect, or may affect, the Bank’s business, financial condition, results of operations and prospects. In addition to the items discussed in other sections of this reference form limited translation, there are many significant risks, uncertainties and assumptions that might cause the Bank’s business, financial condition, results of operations, liquidity and prospects to differ materially from those set out in its estimates and forward-looking statements, including matters such as, and include statements regarding the intent, belief or current expectations of the Bank or those of its officers with respect to, among other things, the Bank’s financing plans, trends affecting the Bank’s financial condition or results of operations, the impact of competition and future plans and strategies. These statements reflect the Bank’s views with respect to such matters and are subject to risks, uncertainties and assumptions, including, among other things:

•	general economic, political and business conditions, both in Brazil and abroad;

•	the Bank’s level of capitalization;

•	competition in the Brazilian banking, financial services, credit card services, insurance, private banking and related activities;

•	the market value of Brazilian government securities;

•	fluctuations in interest rates and exchange rates, among other macroeconomic indicators, which may have an adverse effect on the Bank’s margins;

•	governmental regulation and tax matters;

•	increases in defaults by borrowers and other loan delinquencies and increases in the provision for loan losses;

•	credit and other risks of lending, investment and other activities of the Bank;

•	decrease in deposits or other sources of funds, reduction in number of clients and decrease in revenues;

•	cost and availability of funds;

•	implementation of business and expansion strategies and investment plans of the Bank;

•	changes in the applicable laws and regulations, especially the Central Bank’s rules, related to the Bank and its activities;

•	unfavorable legal or regulatory opinions in material disputes;

•	income from new products and businesses;

•	changes in regional, national and international business; and

•	other risk factors as set forth under “Risk Factors.”

- vi -

The words “believe,” “could,” “may,” “estimate,” “continue,” “potential,” “anticipate,” “intend,” “expect,” “will,” “should” and “plan,” among others, are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they were made and the Bank does not undertake to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In light of these risks and uncertainties, the forward-looking information, events and circumstances discussed in this reference form limited translation might not occur. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. As a result, prospective investors should not make an investment decision solely based on the forward-looking statements contained in this reference form limited translation.

- vii -

PRESENTATION OF FINANCIAL AND CERTAIN OTHER INFORMATION

The Bank and its subsidiaries’ (BB-Consolidated) audited consolidated financial statements as of and for the years ended (i) December 31, 2009 and 2008, or the 2009 Financial Statements; (ii) December 31, 2008 and 2007, or the 2008 Financial Statements, and, together with the 2009 Financial Statements, the Annual Financial Statements; and (iii) the Bank’s unaudited consolidated interim financial information as of and for the three month periods ended March 31, 2010 and 2009, or the March 2010 Financial Statements, and together with the Annual Financial Statements, the Financial Statements, in each case together with the notes thereto and included elsewhere in this reference form limited translation, have been prepared in accordance with accounting practices adopted in Brazil, based on Brazilian Law No. 6,404, dated December 15, 1976, as amended, or the Brazilian Corporations Law, the accounting standards issued by the Brazil Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil) (“IBRACON”), the Accounting Pronouncement Committee (Comitê de Pronunciamentos Contábeis) (“CPC”), and the rules and regulations issued by CVM and the Central Bank. The accounting practices adopted in Brazil are defined, for the purposes of this reference form limited translation, as “Brazilian GAAP,” which differs in significant respects from generally accepted accounting principles in the United States, or U.S. GAAP.

As mentioned in the notes to the Bank’s consolidated financial statements, accounting practices adopted in Brazil were modified on January 1, 2008. The consolidated financial statements as of and for the year ended December 31, 2007 were prepared in accordance with accounting practices adopted in Brazil enacted as of December 31, 2007 and, as permitted by the Technical Standard CPC 13—First-time Adoption of Law No. 11,638/07 and MP 449/08 (converted into Law No. 11,941, dated May 27, 2009), have not been restated to reflect the adjustments required to allow comparison with the consolidated financial statements of 2009 and 2008. Therefore, the 2007 financial information presented in this reference form limited translation is not directly comparable to that of 2009 and 2008.

The audit report covering the Bank’s 2009 Financial Statements contains an emphasis paragraph stating that the Bank has recorded assets relating to the surplus of PREVI, which was determined based on criteria established by management that include estimates and assumptions of an actuarial and financial nature, as well as the fulfillment of the regulatory requirements in force. In addition, the audit report states that the balances and respective income of certain indirect investments and the net assets used in the calculation of the Retirement and Pension Plan were audited by other independent accountants and that the Bank’s independent auditor’s evaluation with respect to those assets and income is based on the reports issued by the other independent accountants.

The audit report covering the Bank’s 2008 Financial Statements states that the balances and respective income of some indirect subsidiaries and foreign branches and the net assets of the Retirement and Pension Plan were audited by other independent accountants and that the Bank’s independent auditor’s evaluation with respect to those assets and income is based on the reports issued by the other independent accountants. In addition, the audit report contains paragraphs emphasizing that (a) the financial statements for the year ended December 31, 2007 were prepared in accordance with the accounting practices adopted and effective in Brazil up to December 31, 2007 and, as permitted by Technical Pronouncement CPC 13—the Initial Adoption of Law 11,638/07 and of Medida Provisória 449/08, they are not presented with the reclassifications necessary for comparability between the years reported; (b) the Bank has recorded assets relating to its surplus in the Retirement and Pension Plan that were recorded based on criteria established by the Bank’s management that include estimates and assumptions of an actuarial and financial nature; and (c) amounts were recorded relating to income and social contribution tax credits that are contingent on future generation of taxable income and adherence to rules established by the National Monetary Council of Brazil or National Monetary Council or CMN.

The report covering the Bank’s March 2010 Financial Statements contains an emphasis paragraph stating that during 2009, the Brazilian Securities Commission (Comissão de Valores Mobiliarios or “CVM”)

approved several accounting pronouncements and interpretations and other guidance issued by the CPC and effective in 2010, with retroactive application to 2009 for comparative purposes, which alter the accounting practices adopted in Brazil. As allowed by the CVM through Deliberation 603/09, the Bank’s management has presented its interim financial information as of and for the three-month periods ended March 31, 2010 and 2009 in accordance with accounting practices adopted in Brazil during fiscal year 2009, and has not applied the new accounting pronouncements, which must apply to the full fiscal 2010 year. The Bank will refile its interim financial information as of and for the three-month periods ended March 31, 2010 and 2009 in accordance with the new accounting rules, when its financial statements for the year ended December 31, 2010 are issued, which may affect significantly the way the Bank reports its results, cash flows and equity and financial condition.

Moreover, the Brazilian Accounting Pronouncements Committee (CPC) issued a number of accounting pronouncements which, if approved by the Central Bank, must be adopted in the preparation of the Bank’s financial statements in accordance with the accounting practices adopted in Brazil for the year ended December 31, 2010. The Bank’s management understands that the application of the accounting pronouncements will not have a relevant impacts on the stockholders’ equity and results of the Bank. According to the CVM, the presentation of the financial statements for the period ended December 31, 2009 is mandatory for comparison purposes and the quarterly information prepared in accordance with the accounting practices adopted in Brazil for the quarters ended in 2010 and for comparison purposes in 2009 must also be presented again upon the preparation of the annual financial statements for the year ended 2010, in order to reflect the adoption of such pronouncements.

The Bank is analyzing if the rules issued by CVM, regarding the presentation of financial statements, are also applicable to financial institutions, as the application of such accountancy pronouncements depends on the approval by the Central Bank.

The Bank must also prepare, as from the year ended December 31, 2010, its financial statements prepared in accordance with the International Financial Reporting Standards (IFRS). IFRS differs, in certain material respects, from the accounting practices adopted in Brazil. The Bank has identified but not quantified such differences and has not prepared any reconciliation between the IFRS and the accounting practices adopted in Brazil for any of the financial statements in connection with this reference form limited translation or for any other purpose. The Bank’s management understands, however, that such reconciliation would not identify the material differences among the balances the Bank reports, provided that the Bank’s financial statements prepared in accordance with the accounting practices adopted in Brazil could be different had these financial statements been prepared in accordance with the IFRS.

The assets and liabilities of Banco Votorantim, in proportion to the Bank’s share in total capital stock, have been consolidated into the Bank’s balance sheet as of December 31, 2009. The proportional share of income and expenses of Banco Votorantim was consolidated into the Bank’s financial statements as from October 2009.

In addition, as a result of the implementation of the new accounting policies in response to Law No. 11,638, the Bank’s consolidated financial statements as of and for the years ended December 31, 2009 and 2008 are not directly comparable to those as of and for the year ended December 31, 2007.

In this reference form limited translation, tables containing financial information include, except where otherwise indicated, consolidated financial information of the Bank.

The Bank’s average volume and balance data has been calculated based upon the average of the month-end balances during the relevant period.

Certain rounding adjustments have been made in calculating some of the figures included in this reference form limited translation. Accordingly, numerical figures shown as totals in some tables may not agree precisely with the figures that precede them. The Bank maintains its books and records in reais.

The statistical information and data related to the Bank’s business areas were obtained from government entities or extracted from general publications. The Bank has not independently verified such information and data, and, therefore, cannot assure their accuracy and completeness.

Solely for the convenience of the reader, the Bank has converted certain amounts contained in “Capitalization,” “Selected Financial Information,” “Other Statistical and Financial Information” and elsewhere in this reference form limited translation from reais into U.S. dollars. Except as otherwise expressly indicated, the rate used to convert such amounts was R$1.781 to US$1.00 (subject to rounding adjustments), which was the exchange rate in effect as of March 31, 2010 as reported by the Central Bank. The U.S. dollar equivalent information presented in this reference form limited translation is provided solely for the convenience of investors and should not be construed as implying that the amounts presented in reais represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. The real/U.S. dollar exchange rate may fluctuate widely, and the exchange rate as of March 31, 2010 may not be indicative of future exchange rates. See “Exchange Rate Information” for information regarding real/U.S. dollar exchange rates.

RISK FACTORS

An investment in the Bank’s common shares involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this reference form limited translation before making an investment decision regarding the Bank’s common shares. The Bank’s business, financial condition, results of operations, liquidity, and/or prospects may be adversely affected by any of these risks, among others. The trading value of the Bank’s common shares could decline due to the occurrence of any of these risks or other factors, and you may lose all or part of your investment. Additional risks and uncertainties of which the Bank is currently not aware may also materially and adversely affect the Bank’s business, financial condition, results of operations, liquidity, prospects and/or the trading value of the Bank’s common shares.

For purposes of this section, unless otherwise expressed or if required by the context, an indication that a risk, uncertainty or problem could or will have an “adverse effect on the Bank” or “will adversely affect the Bank” means that the risk, uncertainty or problem could or will have an adverse effect on the Bank’s business, financial condition, results of operations, liquidity, prospects and/or the trading value of the Bank’s common shares. Similar expressions in this section should be read as having the same meaning.

Risks Relating to the Bank and the Brazilian Banking Industry

Brazilian banks, including the Bank, are subject to extensive and continuously evolving regulatory review by the Central Bank.

The Brazilian government has exercised and continues to exercise significant influence over the Brazilian economy. The regulatory structure governing Brazilian financial institutions is continuously evolving due to, among other reasons, international treaties and agreements. Existing laws and regulations could be amended, the manner in which laws and regulations are enforced or interpreted could change and new laws or regulations could be adopted.

The Bank has no control over government regulations applicable to its activities, including those relating to:

•	minimum capital requirements;

•	compulsory deposits/reserve requirements;

•	investment requirements in fixed assets;

•	lending limits and other credit restrictions;

•	accounting and statistical requirements;

•	price and salary controls; and

•	tax policy and regulation.

Any such changes could adversely affect the Bank’s operations and financial results.

The Bank may be required to recognize liabilities related to government programs and funds in excess of those recorded.

The Bank acts as an agent for the onlending of funds from government programs and funds—principally from the Midwest Constitutional Financing Fund (Fundo Constitucional de Financiamento do Centro-Oeste or

FCO), Worker Support Fund (Fundo de Amparo ao Trabalhador or FAT) and from the Treasury National (Orçamento das Operações Oficiais de Crédito do Tesouro Nacional)—to provide financing at lower interest rates to certain business sectors, especially the agribusiness sector. The principal projects financed are the Federal Employment and Income Generation Program (Programa de Geração de Emprego e Renda or “PROGER”) and the Brazilian Family Agriculture Program (Programa Nacional de Agricultura Familiar or “PRONAF”).

The Bank usually recognizes liabilities related to onlending of funds, which are subject to account reconciliation and rendering of accounts to funding sources and regulatory agencies. The implementation of a new system to control these onlendings, to review methodologies and to interface with other corporate accounting and operating systems will allow the Bank to identify differences in the reconciliation of liabilities, which may adversely affect the Bank’s financial results.

The future profitability of the Bank is subject to certain factors outside the control of the Bank, including prevailing interest and exchange rates and the market price of its securities portfolio.

The Bank’s results of operations are subject to factors that are beyond its control, including interest and exchange rates in force and the market price of its securities portfolio. Accordingly, its ability to secure satisfactory rates of return on its assets and stockholders’ equity may depend on its ability to increase its revenue, reduce costs and adjust its portfolio of assets in order to minimize adverse impacts from the fluctuation of macroeconomic indicators.

As of March 31, 2010, 53.9% of the Bank’s balance sheet consisted of credit, leasing and securities transactions (including Federal Government securities), the return on which is subject to fluctuations in exchange and interest rates and other macroeconomic factors. The Bank’s securities portfolio was comprised of (i) 81.2% of securities linked to an inter-bank certificate of deposit (Certificado de Depósito Interbancário or “CDI”) or to the Taxa Média SELIC (“TMS”) rate, (ii) 16.8% of securities with a fixed rate of interest, and (iii) 2.0% of securities linked to other indexes, making the majority of the portfolio securities with a floating rate of interest. The Bank has investments abroad, as well as external funding, mainly in U.S. Dollars, that may adversely impact its profitability in the event of a significant foreign exchange variation of the real against the U.S. Dollar.

As of March 31, 2010, the Bank’s net exchange position was short in foreign currency in the amount of R$2.8 billion. The Bank’s overall exchange exposure, calculated in accordance with Central Bank Circular No. 3,389, was positive in the amount of R$767.7 million.

The Bank is subject to all risks associated to long-term credit operations, whether related to the economic activity, interest rate levels, mismatch of funding periods or changes in the Central Bank’s requirements. As of March 31, 2010, the Bank had a mismatch in the transactions involving securities with a fixed rate of interest, with average maturity of assets and liabilities of nine months and six months, respectively. In the event of changes in interest rates, any public securities having a fixed rate of interest will lead to a material adverse financial impact, whether on results for securities classified as “trading securities” or on stockholders’ equity for securities classified as “available for sale.” None of these factors is under the Bank’s control, and may adversely affect the Bank.

As the controlling shareholder of the Bank, the Federal Government may adopt policies that could have a material adverse effect on the Bank.

The Federal Government, through the National Treasury, is the Bank’s controlling shareholder and, as a result, the President of Brazil directly appoints the Bank’s President, as well as the President of the Central Bank and the Finance Minister. The Federal Government also appoints the majority of the members of the Bank’s Board of Directors. See “Management—Board of Directors.”

The Bank’s by-laws currently provide that, with respect to the relationship between the Bank and its controlling shareholder, the Federal Government, the Bank is required to: (i) perform certain duties and services in its role as the financial agent of the National Treasury and certain other functions assigned to it by law; (ii) extend financing in respect of governmental interests and execute certain official programs through the Federal Government Treasury funds or funds of any other nature; and (iii) render guarantees in favor of the Federal Government.

Any such actions required to be taken by the Bank are contingent upon certain safeguards, including the placing of funds at the Bank’s disposal of which a pre-determined amount is set aside for the reimbursement of financial charges and compensation for the Bank’s service, which amount may never be lower than the cost of services to the Bank.

The Federal Government, as the Bank’s majority shareholder, without the consent of the remaining shareholders, will be entitled, directly or indirectly, to:

•	control the Bank’s management;

•	determine the result of a large portion of the Bank’s corporate resolutions;

•	determine dividend distribution policies, with due regard for the minimum required distribution; and

•	approve relevant matters at shareholders’ meetings, including amendments to the Bank’s bylaws.

The Federal Government may cause the Bank to adopt certain measures or enter into transactions intended to promote political, economic or social purposes rather than to exclusively develop business and increase the Bank’s results of operations. If any such measures are adopted, they may be contrary to the interests of the Bank and those of the Bank’s remaining shareholders, and may have adverse effects on the business, operations, profitability or capital adequacy of the Bank. See “—Risks Relating to Brazil—The Bank is subject to influence by the Federal Government, and any change to the Bank’s strategy and policies that the administration makes could adversely affect its operations or prospects” for a discussion of the potential effects on the Bank of political changes in Brazil.

The Bank has expanded its consumer lending business which may increase the risk of the Bank’s loan portfolio.

The Bank has expanded its consumer lending business. Consumer lending tends to be more risky than corporate or mortgage lending because consumer lending is generally either unsecured or collateralized by cumbersome assets. The Bank’s increase in consumer lending has therefore increased the overall risk of the Bank’s credit portfolio, which may subject the Bank to loan defaults that could have an adverse effect on its results of operations. In addition, many consumer finance products are relatively new in Brazil and therefore may be potentially more vulnerable to market volatility. The strategy of expanding consumer financing will likely be maintained over the coming years, and consumer financing could increase by between 27% and 32%, which may increase the risk of the Bank’s loan portfolio.

The Bank may face risks related to mergers and/or acquisitions.

The Bank has recently acquired several other banks and may merge or acquire other banks and, consequently, may be subject to risks related to such transactions. For example, the Bank may (i) overpay for these acquisitions, especially considering that the target companies may not achieve the forecasted results and, therefore, the investments may not deliver the expected returns; (ii) encounter problems when integrating products, systems, technology, staff and facilities, which can adversely affect the Bank’s internal controls, procedures and policies; (iii) fail to achieve expected operational and financial synergies with any such merger or acquisition, which may result in adverse effects on the Bank’s business, operational results and cash flow; (iv) not fully assess potential contingencies of the target companies; and (v) as successor to the target company’s business, be held liable for the target company’s liabilities, including those generated prior to the transaction, as well as be exposed to risks related to the acts of the previous management team of the target company and potential liabilities for acts that occurred prior to the transaction.

The integration of Nossa Caixa, which is expected to be completed by July 2010, has been challenging, as Nossa Caixa’s operations and distribution network are as large as the Bank’s in the State of São Paulo. In addition, this acquisition is still subject to approval by the Brazilian Antitrust Agency (Conselho Administrativo de Defesa Econômica, or CADE). Although the strategy for the acquisition is for Nossa Caixa to migrate to the Bank’s systems and credit analysis and other procedures, if the integration is not successful, if Nossa Caixa presents unforeseen liabilities or losses, or if the integration is not able to be completed in a timely manner or within the budget allocated, it could adversely affect the Bank’s results of operations.

Pursuant to the specific terms of each transaction, the Bank may also be required to submit for approval any merger and acquisition transactions to the Brazilian anti-trust authorities (Conselho Administrativo de Defesa Econômica), the Central Bank and/or applicable regulatory agencies. The Bank may not be successful in obtaining the necessary authorizations or may not obtain such authorizations in an expected manner.

In the past months, the Bank has issued notices of material events relating to its intention to acquire or enter into strategic partnerships with other companies. If completed, these transactions may increase the risks described above relating to merger and/or acquisitions events.

The Bank’s acquisitions may involve business segments in which the Bank does not have primary experience or target banks with policies different from the Bank’s policies.

The Bank has recently and may in the future acquire other banks that operate in business segments or countries in which the Bank has not historically focused. If the Bank is unable to successfully operate in these business segments or countries, the Bank’s results of operations could be adversely affected. For further information, see “Business—Recent Relevant Acquisitions and Partnerships.”

Minimum capital adequacy requirements imposed on the Bank following the implementation of the Basel II Accord may negatively impact the Bank’s results of operations and financial condition.

In June 2004, the Basel Committee on Banking Regulations and Supervisory Practices approved a new framework for risk-based capital adequacy, commonly referred to as the “Basel II Accord.” The Basel II Accord sets out the details for adopting more risk-sensitive minimum capital requirements for financial institutions. As part of its implementation, the Central Bank has proposed new capital adequacy regulations, which among other provisions contain changes to the risk weighting for different categories of loans.

According to Communication No. 19,028 of the Central Bank, the requirements for use of certain capital calculation models included in the Basel II Accord are to be implemented by the first half of 2013, with emphasis on changes in the allocation of capital for credit risk and the allocation of capital to operating risk. Furthermore, Central Bank Circular No. 3,478 of December 24, 2009 established that financial institutions planning to implement internal models for market risks will be required to request prior authorization from the Central Bank as from June 30, 2010.

In addition, pursuant to Resolution No. 3,490 of August 29, 2007 of the National Monetary Council (Conselho Monetário Nacional, or “CMN”), and Central Bank Circular No. 3,383 of April 30, 2008 the Central Bank requires banks to set aside a portion of their equity to cover operational risks (i.e., losses arising from failures, deficiency or inadequacy of internal proceeding, personnel or systems, including due to external events). Resolution No. 3,490 became effective as of July 1, 2008 and required a portion of banks’ equity to cover operational risks. The risk-weighted capital ratio required of the Bank and all other banks in Brazil is currently 11.0% of risk-based exposure. The Bank’s Basel ratio was 13.7% as of December 31, 2009, compared to 15.2% as of December 31, 2008. As of March 31, 2010, the ratio remained unchanged at 13.7%.

Due to changes in the rules concerning capital adequacy or due to changes in the performance of the Brazilian economy as a whole, the Bank may be unable to meet the minimum capital adequacy requirements required by the Central Bank. The Bank may also be compelled to limit the Bank’s credit operations, dispose of some of its assets and/or take other measures that may adversely affect the Bank’s results of operations and financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Financial Condition and Results of Operations—Capital Adequacy” and “Regulation of The Brazilian Banking Industry—Regulatory Capital and Stockholders’ Equity Standards.”

The continued expansion of the Bank’s business by means of acquisitions may cause the Bank’s risk-weighted capital ratio to decrease, increasing the Bank’s risk profile.

Following the Bank’s investment in Banco Votorantim, as of December 31, 2009, the Bank’s risk-weighted capital ratio was 13.7%. In addition, as the Bank’s business continues to expand by means of acquisitions, its risk-weighted capital ratio may continue to decrease without the Bank raising additional regulatory capital. Any such decrease in the ratio increases the Bank’s risk profile, which represents an increased risk that the Bank will not be able to meet Brazilian capital adequacy requirements or fulfill its obligations.

The Bank may be required to resume contributions to PREVI, which may adversely affect its results of operations.

The Bank sponsors PREVI, which provides benefits to its participants and their dependants in addition to those provided by the Brazilian social security system.

PREVI offers two distinct plans: (i) the defined contribution plan (“Plano Previ Futuro”), and (ii) the defined benefit plan (“Plano de Benefícios No. 1”). The Bank’s contributions to Plano Previ Futuro totaled R$38.7 million as of March 31, 2010, R$144.1 million in 2009, R$118.3 million in 2008 and R$90.5 million in 2007. However, in view of the accumulated surplus for Plano de Benefícios No. 1, as of December 31, 2006, contributions by participants, beneficiaries (retirees and pensioners) and the Bank (as plan sponsor) were suspended in January 2007. This suspension will be reassessed every 12 months, and will be maintained for as long as Plano de Benefícios No. 1 has a surplus. For 2008 and 2009, the Bank reassessed this suspension and maintained it in accordance with the surplus that remained at the time of those reassessments.

Due to a number of factors, PREVI may not be able to maintain the accumulated surplus of Plano de Benefícios No. 1 and, on that basis, the Bank may have to resume contributions to this plan, which may adversely affect its results of operations.

As of March 31, 2010, the Bank had an accumulated surplus of R$13,374 million in the PREVI, the Retirement and Pension Plan, compared to an accumulated surplus of R$7,794 million as of March 31, 2009. The Bank calculates accumulated surplus based on management criteria that include estimates and assumptions of a long-term actuarial and financial nature, as well as application and interpretation of regulatory rules in force as of the calculation date. Accordingly, any inaccuracy in estimates and assumptions could result in discrepancies between the amount recorded and the amount actually realized, resulting in a negative impact on the Bank’s results of operations.

The Bank is responsible for social security charges not established in PREVI’s benefit plans and the Bank’s provisions may not be sufficient to cover its potential liabilities.

The Bank is responsible for social security charges for employees hired up to April 14, 1967, who are not provided for in PREVI’s benefit plans. These charges have defined-benefit characteristics and the system adopted for actuarial revaluations is the capitalization method. The Bank is also responsible for charges arising from legal decisions that increase retirement and pension benefits amounts beyond those already provided for under PREVI’s benefit plans.

In compliance with Deliberation No. 371 of December 13, 2000 of the CVM, the Bank recorded R$1,642 million in provisions arising from this actuarial liability on its balance sheet as of March 31, 2010. However, the Bank cannot estimate if this accrued amount (or any other amount that may be accrued in the future) will be sufficient to cover potential liabilities in the event of changes in the actuarial assumptions underlying the calculation of this obligation or in the event the Bank is required to increase retirement and pension benefits amounts beyond the amounts set forth in PREVI’s benefit plans. Accordingly, a significant increase in the Bank’s actual liability in excess of the amount of its provisions may adversely affect the Bank’s financial results.

The Bank’s ability to charge payments due from payroll deduction loan transactions depends on the effectiveness and validity of agreements entered into with, and the credit risk of, private employers and public sector entities, as well as on borrowers keeping their jobs.

The Bank has been entering into an increased number of payroll deduction loan transactions. To the extent that this expansion continues, part of the Bank’s revenues will result from payments due from payroll deduction loan transactions, which will be directly deducted from employees’ or retirees’ paychecks. These deductions could be suspended if the agreements entered into with borrowers’ employers or public sector entities are terminated, or if an employee of both private or public sector entities has his or her employment contract terminated by the employer, or otherwise ceases employment.

In the case of termination of these agreements, the Bank’s collection system of payroll deduction loans will be compromised and a new collection system may be necessary, which may not be as effective as the current one, or may have high operating costs. In this case, transactions related to the terminated agreements may decrease. If an employee has his or her employment contract terminated by the employer, leaves the job, or dies, the payment of the payroll deduction loan may depend exclusively on the financial ability of the borrower or his/her successors to repay the loan. Similarly, if private employers suffer losses or any type of bankruptcy or liquidation event, they may not be able to pay their employees. The Bank cannot assure that it will recover its credit under these circumstances.

These events could increase the risk in the Bank’s consumer loan portfolio and could result in a higher percentage of losses in transactions of this nature, which could adversely affect the Bank’s results of operations. These risks could also result in an increase in administrative expenses and other expenses related to collection of payments due, including the implementation of a new collection system, which may adversely affect the Bank’s operations and financial position.

Collateral with respect to defaulted loans may be difficult to repossess and for the Bank to realize value from.

Upon defaults by the Bank’s clients and after all extrajudicial collection measures have been exhausted, collateral with respect to the underlying loans may be difficult for the Bank to repossess and to realize value from, in view of all the steps necessary in judicial proceedings for debt collection or low liquidity of specific markets.

The Bank’s growing extension of payroll deduction loans is subject to changes in laws and regulations, interpretation by the courts and the policies of public entities.

Since the repayment of payroll deduction loans (which the Bank has been increasingly extending, following the Nossa Caixa acquisition), is directly deducted from the payroll of public servants or the National Social Security Institute (the Instituto Nacional do Seguro Social or “INSS”) retiree or pensioner benefit, the Bank is, to a great extent, exposed to the credit risk of the entity to which borrowers are related, which enables the Bank to extend loans at rates lower than those charged in connection with other products offered by financial institutions in Brazil, including the Bank itself. This payment deduction mechanism is regulated by a number of laws and regulations, at the federal, state and municipal levels, which establish deduction limits and provide for the irrevocability of the authorization given by a public servant or INSS beneficiary to deduct the amount for purposes of settlement of the loan.

Accordingly, the enactment of a new law or regulation or the amendment to, revocation or new interpretation of existing laws and regulations which prohibits, restricts or may adversely affect the ability of the Bank to carry out, these direct deductions may increase the risk profile of its credit portfolio by increasing the interest rate of its personal loans and resulting in a greater amount of loan losses.

In June 2004, the Brazilian Superior Court of Justice (Superior Tribunal de Justiça) determined that an authorization for direct payroll deduction given by a public servant in the State of Rio Grande do Sul could be revoked, and that an irrevocable authorization would be abusive and, accordingly, null and void. Even though in June 2005 the Brazilian Superior Court of Justice issued a new decision recognizing that the irrevocability of these authorizations is legal and valid, the Bank can make no assurance that such decision will be corroborated by other courts.

Additionally, the extension of payroll deduction loans to public servants and INSS retirees and pensioners depends on the authorization by public entities to which these persons are related. The Federal Government or other governmental entities may change the regulations governing these authorizations and other government agencies may impose future regulations that restrict or prevent the Bank from offering payroll deduction loans to their employees. Part of the Bank’s credit portfolio is composed of payroll deduction loans granted to public servants and INSS retirees and pensioners, and amendments to or the enactment of new laws or regulation that restrict or prevent the Bank from extending this type of loan may adversely affect the Bank.

On September 29, 2005, the INSS issued a regulatory instruction prohibiting retirees and pensioners from authorizing, by telephone calls, any payroll deduction loans deduction from their benefits and limiting the repayment of these operations to 36 monthly installments. Additionally, on November 22, 2005, the INSS suspended, for a 30-day period, any renewal of deduction authorization for payment of loans extended by means of credit card or the extension of this type of loan to INSS retirees or pensioners. The suspension was in compliance with a recommendation by the National Social Security Council, or Conselho Nacional da Seguridade Social, that decided to extend this suspension up to June 15, 2006. On July 7, 2006, INSS issued Regulatory Instruction No. 8, authorizing the extension of payroll deduction loans upon the use of credit cards, limited to twice the amount of the benefit received by the retiree or pensioner. Pursuant to this Regulatory Instruction, the Bank resumed the development of the payroll deduction loans line involving credit cards. Additionally, on May 16, 2008, INSS issued Regulatory Instruction No. 28 (amended by Regulatory Instruction No. 39 of June 18, 2009 and by Regulatory Instruction No. 43 of January 19, 2010) establishing new procedures for the extension of payroll deduction loans to INSS retirees and pensioners. Such new procedures included the prohibition on the use of payroll deduction credit cards for cash withdrawals and the granting of grace period for the payment of the first installment of the loan. The Bank can make no assurance that INSS will not again change the regulation, which may adversely affect the Bank.

Additionally, the Bank has entered into exclusive agreements with public entities to extend payroll deduction loans to public servants. In return, the Bank pays public entities an agreed upon business development fee. There has been an increase in the number of legal proceedings challenging the Bank’s exclusive payroll deduction loan arrangements with certain government entities, including the State of São Paulo, in recent months. If a new Court decision challenges and revokes this right to exclusivity, the Bank’s results of operations may be adversely affected.

Monetary regulations imposed by the Federal Government could adversely affect the Bank.

To support its monetary policy, the Federal Government, acting through the CMN and the Central Bank, periodically introduces regulations aimed at controlling the rate of inflation through, among other means, the adjustment of reserve requirements applicable to loans and deposits, the regulation of the maximum term of outstanding credits, and the imposition of limitations on amounts that may be financed. Controls such as these are used by the Federal Government on a regular basis to regulate the availability of credit and to reduce or increase consumption. At times, these regulations have affected the ability of the Bank’s clients to obtain credit and restricted the growth of the Bank’s loan portfolio. Some of these controls have remained in place and have had a continuing effect on the Bank’s business. There can be no assurance that the Federal Government will not implement regulations that will affect the Bank’s liquidity, the creditworthiness of the Bank’s clients, its funding strategy, its lending growth or its profitability.

Rural lending may be increased by the Bank due to the Federal Government’s policy, which may adversely affect the Bank’s profitability.

The Bank’s agribusiness credit portfolio, which currently accounts for approximately 21.2% of its total credit portfolio, has historically been less profitable due to lower spreads when compared to the Bank’s consumer credit portfolio. During the first quarter of 2010, while the consumer credit portfolio earned an annual average spread of 9.8%, the average annual spread on the Bank’s agribusiness credit portfolio was 5.6%. The spread of 18.2% on the consumer credit portfolio and the spread of 6.7% on the corporate credit portfolio have also contributed to the annual average spread of the credit portfolio. Additionally, the performance of the Bank’s agribusiness credit portfolio is subject to factors that are beyond the Bank’s control, such as the price of agricultural commodities, weather conditions, crop failures and the Federal Government’s policy relative to agricultural credit and agribusiness. As an institution controlled by the Federal Government, and as the main agribusiness financier in Brazil, the Bank may be required to increase the size of its agricultural credit portfolio and implement government agribusiness programs in order to meet political guidelines and governmental goals. See “Business—Description of Products and Services—Agribusiness Loans,” for a discussion of the Bank’s rural lending business.

The increasingly competitive environment and recent consolidation in the Brazilian banking industry may adversely affect the Bank.

The market for financial and banking services in Brazil is highly competitive. The Bank faces significant competition from other large Brazilian and international banks. For example, several of the Bank’s competitors took early steps to expand their consumer credit portfolios, and have merged and formed joint ventures with retailers and other partners in furtherance of this strategy. In addition, several of the Bank’s competitors have expanded the scope of their international activities.

The Brazilian banking industry experienced a period of consolidation in the 1990s, when a number of Brazilian banks were liquidated and several important state-owned and private banks were sold. Competition increased during this period as foreign banks entered the Brazilian market through the acquisition of Brazilian financial institutions. The privatization of state-owned banks also made the Brazilian banking and financial services markets more competitive. Although Brazilian regulations present some limited barriers to market entry, the presence of foreign banks in Brazil, some of which have greater resources than the Bank, has grown and competition has increased in the banking sector generally as well as in markets for specific products.

In September 2006, the CMN enacted new regulations to increase competition among Brazilian commercial banks. As a result of these new regulations: (a) banks are prohibited from charging clients fees for services in connection with salary, pension and other income payment accounts that such clients are required to maintain with a bank that has been designated by such client’s employer, pension fund or income payor, (b) financial institutions and leasing companies must accept the prepayment of loans and leasing transactions by clients who have elected to refinance such debt with other financial institutions, (c) clients will have the right to request that a financial institution disclose their credit history to another financial institution, and (d) changes in the regulation of the Credit Guarantee Fund (Fundo Garantidor de Crédito or “FGC”), which is a government fund created to guarantee payment of funds deposited with financial institutions in case of intervention, administrative liquidation, bankruptcy or other state of insolvency, thereby providing depositors with greater assurance that their deposits will be safeguarded.

By creating mechanisms that will make it easier for clients to open new accounts and transfer their funds from one institution to another, these new regulations aim to increase competition among financial institutions by facilitating a client’s ability to switch their business between financial institutions. In addition, the changes in the federal depositary insurance regime are intended to provide clients with the security of knowing that deposits, including those with smaller financial institutions will be guaranteed at up to R$60,000 per client in the event that such financial institution becomes insolvent. Additionally, recent acquisitions of small- and mid-sized Brazilian banks, in particular those specializing in the retail segment, by large retail banks, have increased competition in the sector.

This increased competition may adversely affect the Bank by, among other things, limiting its ability to increase its client base and expand its operations, reducing asset growth rate and profit margins on services it provides and increasing competition for investment opportunities. The Bank’s ability to compete satisfactorily will largely depend upon the successful implementation of its strategy. See “Business—Principal Strategies.”

Exposure to Federal Government debt could have an adverse effect on the Bank.

The Bank invests in debt securities issued by the Federal Government that are high liquidity instruments. As of March 31, 2010, 13.4% of the Bank’s total assets consisted of securities issued by the Federal Government. As of December 31, 2009, the consolidated net indebtedness of the Brazilian public sector, in accordance with the economic indexes published by the Central Bank totaled R$1,345.3 billion, or 42.8% of Brazil’s gross domestic product (“GDP”). If the Federal Government defaults on the timely payment of such securities, the Bank’s results of operations and financial condition may be adversely affected, as a result of such securities being marked to market. For a description of the Central Bank’s new valuation and accounting policies, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Fair Value of Financial Instruments.”

Interest rate changes by the Central Bank could adversely affect the Bank’s results of operations and profitability.

The Central Bank periodically establishes the special overnight clearance and custodial rate (Sistema Especial de Liquidação e Custódia or “SELIC rate”), which is the base interest rate for the Brazilian banking system and an important policy instrument for achieving Federal Government inflation targets, measured by the Brazilian Extended Consumer Price Index (Índice de Preços ao Consumidor Amplo or “IPCA”), that were formally adopted on July 1, 1999. The Central Bank has frequently adjusted the base interest rate, increasing the rate numerous times in response to economic uncertainties and to achieve the goals of the Federal Government’s economic policies.

As of December 31, 2008, 2007 and 2006, the SELIC rate was 13.66%, 11.18% and 13.19%, respectively. In 2009, the Central Bank significantly reduced the SELIC rate, which was at a level of 8.75% as of December 31, 2009. On April 28, 2010, the Central Bank increased the SELIC rate to 9.50%. On June 9, 2010, the Central Bank increased the SELIC rate to 10.25%.

Increases in the base interest rate could adversely affect the Bank’s results of operations, by reducing demand for its credit, increasing its cost of funds and increasing the risk of client default. Decreases in the base interest rate could also adversely affect the Bank’s results of operations, by decreasing the interest income the Bank earns on its assets linked to the SELIC rate and by lowering margins.

Changes in minimum levels for housing and agricultural sector loans may negatively affect the Bank’s profitability.

Pursuant to current Brazilian banking regulations, the Bank is required to allocate 70.0% of its savings deposits (as compared to 69.0% prior to October 31, 2008, 60.0% prior to June 30, 2007 and 55.0% prior to June 30, 2006) and 30.0% of its demand deposits to agricultural loans (compared to 25.0% prior to October 31, 2008). The currently applicable rates will be decreased by one percentage point annually until they reach 65% and 25%, respectively, starting on July 1, 2014.

The total amounts required to be applied to these loans can directly influence the profitability of the Bank’s business in view of two factors: (i) if the Bank does not achieve the minimum levels required for these loans, it must deposit the difference as compulsory deposits with the Central Bank, which generally do not yield returns as high as other investments; and (ii) loans to the agricultural sector have tended to entail more risk and to be less profitable than other lending opportunities available. The risks related to the agricultural sector refer to factors that are beyond the Bank’s control, such as weather conditions, price of agricultural commodities and cost of production. Changes to applicable law that increase the amount of agricultural loans the Bank must make may adversely affect its financial condition and results of operations. For further information, see “Regulation of the Brazilian Banking Industry.”

As of March 31, 2010, the Bank met all minimum levels required for housing sector loans. However, the Bank’s projections for its housing sector loan portfolio anticipate an increase in these loans, which would require further capital allocation. Risks related to housing sector loans include changes in the Bank’s ability to process these loans, changes in regulations applicable to the housing sector and macroeconomic risks related to the Brazilian economy, which could adversely affect the Bank’s financial situation and results of operations.

Changes in reserve requirements and compulsory deposits could adversely affect the Bank.

The Central Bank has periodically varied the amount of reserves that banks in Brazil (including the Bank) are required to maintain with the Central Bank in relation to amounts of demand deposits, savings deposits and time deposits and certain credit transactions, often to increase or decrease money supply for the purposes of managing the economy. Financial institutions (including the Bank) must comply with reserve requirements by depositing cash or, in some cases, Federal Government securities with the Central Bank. Some of the cash deposited with the Central Bank in satisfaction of reserve requirements does not earn interest, and even in those cases where the Central Bank pays interest, the rate is significantly less than that which the Bank would be able to earn through other investments. See “Regulation of the Brazilian Banking Industry—Regulatory Capital and Stockholders’ Equity Standards.” There is no assurance that the Central Bank will not further increase reserve requirements or impose new reserve or compulsory deposit requirements that could negatively affect the Bank’s liquidity, funding strategy, lending growth or profitability.

Any restrictions on bank loan interest rates may adversely affect the Bank by decreasing the Bank’s revenues and limiting its ability to make loans.

Decree No. 22,626 of April 7, 1933, also known as the Usury Law (Lei de Usura), prevents any person or entity from charging interest rates higher than twice the legal interest rate. However, the Banking Restructuring Law No. 4,595/64, together with various Court decisions, have exempted banks from this prohibition. Any changes to the courts’ views about this exemption or an amendment in the applicable laws and regulations limiting the interest rates that the Bank can charge on loans may reduce the amount of interest the Bank may charge on certain of its loans, which may adversely affect the Bank’s results of operations.

The Bank might not be able to record all of its deferred tax credits.

Deferred tax credits are derived from either income and social contribution tax loss carry forwards or temporary differences, primarily related to long-term provisions for loan losses. The accounting treatment for deferred tax credits is governed by CMN Resolution No. 3,059 of December 12, 2002 as amended by CMN Resolution No. 3,355 of March 31, 2006 and CMN Resolution No. 3,655 of December 17, 2008.

In accordance with these Resolutions, financial institutions and other institutions authorized to operate by the Central Bank, including the Bank, may only account for deferred tax credits if they: (i) have a history of taxable profits or revenues for income and social contribution tax purposes, evidenced by the occurrence of such profits and revenues in at least three of the five last years, including the then current year; and (ii) expect, based on an internal probability study, to generate future taxable profits or revenues for income and social contribution tax purposes in subsequent periods, that will allow the realization of the deferred tax credits within ten years.

Under CMN Resolution No. 3,655, the total amount of deferred tax credits as a portion of the Tier 1 reference equity value cannot exceed (a) 30.0% after January 2009, (b) 20.0% after January 2010 and (c) 10.0% after January 2011; any amounts in excess of those limits must be deducted from the Bank’s Tier 1 reference equity value. The Bank has reported substantial taxable income and expects, based on an internal probability study, to generate taxable income in the future. Accordingly, the Bank accounts for all of its tax credits classified under assets. If the Bank is unable to maintain its taxable income in the future, it may be required to write-off its deferred tax credits and could be compelled by the Central Bank to reduce its assets and stockholders’ equity. Any such write-off or reduction could have a material adverse effect on the Bank’s financial condition and results of operations.

The Federal Government has announced that it plans to propose broad tax reforms that, if implemented, could adversely affect the Bank’s business.

The Federal Government regularly enacts reforms to tax and other assessment regimes affecting the Bank. These reforms include changes to the frequency of assessments and, occasionally, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental projects.

The Federal Government has announced that it plans to propose broad tax reforms in Brazil to improve the efficiency of allocation of economic resources. It is anticipated that the reform, if adopted, would involve a major restructuring of the Brazilian tax system, including the possible creation of a value-added tax on goods and services that would replace several taxes (including the social contribution tax, the federal tax on industrial products and the state tax on the circulation of goods and services). The effects of these changes, if enacted, and any other changes that could result from the enactment of additional tax reforms cannot be quantified, and the Bank cannot assure that these reforms will not have an adverse effect on the Bank’s business. Changes to the tax system in the past have produced uncertainty in the financial system and increased the cost of borrowing. These changes, if enacted, may contribute to a deterioration in the economic and financial condition of the Bank’s borrowers, and so may result in increases in the Bank’s non-performing loan portfolio in the future. Accordingly, these changes if enacted, may adversely affect the Bank’s operations and financial condition.

The ability to institute bankruptcy or liquidation proceedings against the Bank in Brazil may be limited by Brazilian law.

Law No. 6,024 of March 13, 1974 as amended (the “Financial Institutions Liquidation Law”) empowers the Central Bank to extra-judicially intervene in the operations or to liquidate financial institutions owned by the private sector or Brazilian state governments (but not of the Federal Government). The Bank, as an entity with majority ownership by the Federal Government, is therefore not subject to intervention or to extra-judicial liquidation by the Central Bank. Furthermore, according to Law No. 11,101 of February 9, 2005 (the “New

Bankruptcy Law”), companies with government-owned and privately-owned stocks (sociedades de economia mista) such as the Bank, are not subject to bankruptcy proceedings. In this context, in the case of the Bank, only the Federal Government, as the controlling entity of the Bank, has the authority to intervene and liquidate the Bank.

Accordingly, the ability to institute bankruptcy or liquidation proceedings against the Bank in Brazil may not be permitted or may be limited by Brazilian law.

However, there can be no assurance that the New Bankruptcy Law, the Brazilian Corporations Law or the Financial Institutions Liquidation Law will not be amended in the future, either by means of an action by the Brazilian Congress or through a provisional measure by the President of Brazil, thus changing the Bank’s legal status. Should any such change occur, it may have an adverse effect on the Bank, including the Bank’s ability to meets its payment obligations.

The Bank’s results of operations may be affected by the Bank’s interest in subsidiary and associated companies in Brazil and abroad.

The Bank holds, directly or indirectly, equity interests in several financial and non-financial companies in Brazil and abroad. The equity in the earnings of these subsidiary and/or associated companies is included in the results of operations of the Bank. These investments represented 31.9% of the Bank’s results of operations during the first quarter of 2010.

The Bank’s results of operations may be adversely affected due to the different business activities developed by the Bank’s subsidiaries and associated companies. In addition, there can be no assurance that the Bank will receive any dividends or distributions from these subsidiaries or associated companies when they present negative financial results.

The Bank is subject to disruptions in some of its activities shifted to outside service providers, which may adversely affect the Bank’s business.

The Bank has a wide network of outside service providers for supplementary or accessory services and any disruptions in the outsourced activities, principally with respect to information technology and security, may have adverse effects on the Bank’s business.

An investment in the Bank’s common shares by foreign investors is limited to 20.0% of the total share capital of the Bank.

The President of Brazil may increase the maximum permitted levels of foreign ownership in Brazilian financial institutions by decree whenever such an increase is determined to be in the Brazilian national interest. On September 16, 2009, the President signed a Presidential Decree authorizing this increase of foreign ownership in the Bank’s capital stock to up to 20.0%.

Any increase in this limitation on ownership will depend on the enactment of a new decree by the President of Brazil, which is beyond the control of the Bank. Additionally, the Bank cannot predict the effects of this limit on foreign investors or which additional measures the federal government may take.

In the event that the current level of the Bank’s free float that is held by foreign investors approaches this 20.0% limit, the ability to resell to foreign investors shares of the Bank, and therefore the liquidity of such shares, may be adversely effected.

The Bank’s international operations are concentrated principally in Europe, United States of America, Japan and Latin America. Any changes in these countries’ economy may adversely affect the Bank’s business.

One of the Bank’s strategies is to expand internationally. Any adverse conditions in the economy of the foreign countries in which the Bank operates, either in Europe, North America, Latin America or Asia, may have effects on the Bank’s business. The main factors that may impact the Bank include a reduction in the volume of foreign trade operations of Brazilian companies established abroad, as well as of foreign companies that have a commercial relationship with Brazil, which causes a decrease in revenues and a consequent decrease in the income of the Bank’s international network. Depending on the market affected, the Bank’s customers’ profile and the nature of the economic disruption, the Bank may experience a decrease in the number of customers, which happens usually, but not solely, in the marketplaces where the Bank operates primarily with individuals. Another consequence would be a decrease in the spread of the operations that are maintained in a crisis scenario and that are directly affected by changes in interest rates, causing a reduction in income of the Bank’s network. Another risk factor that may affect the Bank’s profitability is related to changes to banking regulation of the countries in which the Bank operates.

Recently, the Bank acquired Banco Patagonia in Argentina and received authorization from the United States Federal Reserve to operate as a financial holding company. If the Bank continues to pursue its strategy of expanding its operations abroad, a change in the laws or regulations of the jurisdictions in which the Bank has international operations may result in a material adverse effect on the Bank’s operations in those jurisdictions.

Risks Relating to Brazil

Brazil’s economy remains vulnerable to external factors, which could have a material adverse effect on Brazil’s economic growth and on the Bank’s business and results of operations.

The disruptions recently experienced in the international capital markets have led to reduced liquidity and increased credit risk premiums for certain market participants and have resulted in a reduction of available financing. Financial institutions, such as the Bank, that are located in emerging market countries may be particularly susceptible to these events, which can affect the price and availability of their funding. Because international investors’ reactions to the events occurring in one market sometimes affect other regions or disfavor certain investments, Brazil could be adversely affected by negative economic or financial developments in other countries.

In addition, the recent market volatility and disruption have been accompanied by worsening economic data in the world’s major economies. Weakening economic conditions in Brazil may, in particular, impair the ability of some of the Bank’s clients to repay debt that they owe to the Bank and/or limit the Bank’s ability to execute its strategy in the same way that it would in a period of economic growth and stability. Accordingly, the Bank’s results of operations are likely to continue to be affected by conditions in the global financial markets as long as they remain volatile and subject to disruption and uncertainty.

The Bank is subject to influence by the Federal Government, and any change to the Bank’s strategy and policies that the administration makes could adversely affect its operations or prospects.

Significant changes to economic, fiscal or other policies set by the Federal Government could have a material adverse effect on the Brazilian economy and the Bank’s business and financial results.

The Federal Government appoints a majority of the members of the Board of Directors of the Bank. See “Management—Board of Directors.” In addition, the Federal Government and the Bank has authority to implement and have implemented certain measures intended to set compensation levels for the Bank for operations with the Federal Government. There can be no assurance that the Federal Government will maintain the current strategy and policies with respect to the Bank in the future. For instance, the Bank may be required to engage in subsidized lending, increase lending to less profitable sectors of the economy or otherwise adopt policies that negatively affect profitability or credit quality. Any change to the Bank’s strategy and policies could adversely affect the business, operations or prospects of the Bank.

The market for Brazilian securities is subject to a high degree of volatility due to developments and perceptions of risks in other countries.

The market for securities issued by Brazilian companies is influenced by economic and market conditions in Brazil, as well as, to varying degrees, market conditions in other Latin American and emerging market countries, and the United States. Although economic conditions differ in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate.

Developments or economic conditions in other emerging market countries have at times significantly affected the availability of credit to the Brazilian economy and resulted in considerable outflows of funds and decrease in the amount of foreign investments in Brazil. Crises in other emerging market countries may diminish investor interest in securities of Brazilian issuers, including the Bank’s, which could adversely affect the market price of the Bank’s common shares.

The Federal Government exercises influence over the Brazilian economy and governmental actions may adversely affect the Brazilian markets and the Bank’s business.

The Brazilian economy has been affected by frequent and significant intervention by the Federal Government, which has often changed monetary, tax, credit, tariff and other policies to influence Brazil’s economy. Changes in banking services regulations, exchange controls, taxation and other policies could adversely affect the business and financial results of the Bank, as could inflation, currency devaluation, social instability and other political, economic and diplomatic developments, as well as the Federal Government’s response to such developments.

Uncertainty over whether the Federal Government will implement changes in policy or regulation affecting these or other factors in the future may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and in prices of securities of Brazilian issuers. The Bank cannot predict what future fiscal, monetary, social security and other policies will be adopted by the current Federal administration or future Brazilian administrations. The upcoming presidential elections and political and economic transition in Brazil may result in policy changes that may adversely affect the Bank’s business and financial results. The Bank cannot predict whether any future policies will result in adverse consequences to the Brazilian economy, the Bank’s business, results of operations or financial condition or prospects.

The Bank’s ability to make timely payments may be restricted by liquidity constraints in Brazil.

The Brazilian economy has been subject to a number of developments or conditions that have significantly affected the availability of credit. External factors, including the Russian economic crisis of 1998, the Brazilian economic crisis of 1999, the Argentine economic crisis in 2001, elections in Brazil in 2002 and the recent global financial crisis have from time to time resulted in significant outflows of funds and decreases in the amount of foreign currency being invested in Brazil. In addition, to control inflation in general, the Federal Government has maintained a tight monetary policy, with associated high interest rates, and has constrained the growth of credit. The combination of these developments has made it difficult for certain companies and financial institutions in Brazil to obtain cash and other liquid assets and has resulted in the failure of a number of weaker financial institutions in Brazil. In addition, concerns as to the stability of some financial institutions have caused significant transfers of deposits from smaller banks to larger banks since the beginning of 1995. No assurance can be given that these disruptions in the Brazilian economy will not adversely affect the ability of certain direct and indirect clients of the Bank to make timely payments on their obligations to the Bank or otherwise adversely affect the financial condition or results of operations of the Bank.

The profitability of the businesses of the Bank could be adversely affected by a worsening of domestic or global economic conditions.

The profitability of the Bank could be adversely affected by a worsening of general economic conditions domestically or globally. Factors such as interest rates, inflation, investor sentiment, the availability and cost of credit, the liquidity of the global financial markets and the level and volatility of equity prices could affect the activity level of clients. GDP growth in Brazil was (0.2%), 5.1%, 6.1% and 4.0% in 2009, 2008, 2007 and 2006, respectively. Average unemployment in Brazil was 8.9%, 7.9%, 9.3% and 10.0% as of December 31, 2009, 2008, 2007 and 2006, respectively, according to the estimates of the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística or “IBGE”).

The Bank is subject to foreign exchange rate instability, including devaluation of the real, which may adversely affect the Bank.

In the past, the Federal Government implemented various economic plans and used a number of exchange rate policies, including sudden devaluations, periodic mini devaluations (during which the frequency of adjustments ranged from daily to monthly), floating exchange rate systems, exchange controls and dual exchange rate markets. More recently, the exchange devaluations have resulted in significant fluctuations in the exchange rate between the real and the U.S. Dollar and other currencies. As of December 31, 2009, the exchange rate between the real and the U.S. Dollar was R$1.74 per US$1.00, representing a 25.6% appreciation of the real since December 31, 2008, according to the Central Bank. On March 31, 2010, the exchange rate between the real and the U.S. Dollar was R$1.78 to US$1.00, according to the Central Bank. The Bank cannot be certain that the exchange rate between the real and the U.S. Dollar will stabilize at current levels.

As of March 31, 2010, approximately 15.4% of assets and 15.8% of the Bank’s liabilities were linked to the Euro, Japanese Yen, the United Kingdom pound and the U.S. Dollar. Depreciation of the real in relation to the U.S. Dollar may result in significant adverse effects on the Bank’s activities, since it increases the cost of foreign funding required for settling the Bank’s obligations expressed or indexed to the U.S. Dollar. Additionally, a depreciation of the real would also impair the ability of the Bank’s clients to pay their obligations expressed or indexed to the U.S. Dollar. Any depreciation would also reduce the U.S. Dollar value of distributions and dividends and the U.S. Dollar equivalent of the market price of the Bank’s common shares.

Depreciations of the real relative to the U.S. Dollar could also create additional inflationary pressures in Brazil that may adversely affect the Bank. Depreciations generally make it more difficult to access foreign financial markets and may prompt government intervention, including recessionary governmental policies. In contrast, appreciation of the real against the U.S. Dollar may lead to a deterioration of Brazil’s current account and the balance of payments, as well as to a dampening of export-driven growth. Any of the foregoing could adversely affect the Bank.

Exchange controls implemented by the Federal Government could adversely affect the business, operations or prospects of the Bank.

The purchase and sale of foreign currency in Brazil is subject to Central Bank regulation. The Central Bank currently authorizes the conversion of Brazilian currency into foreign currency in most situations, except in connection with certain regulated transactions including investments in the international capital markets and cross-border derivative contracts by consumers or companies.

The new Central Bank regulation maintained the following federal law requirements, among others:

•	required use of local currency;

•	mandatory registration with the Central Bank;

•	required use of foreign exchange contracts; and

•	rules for foreign capital registration.

It is uncertain whether in the future the Federal Government will institute a more restrictive exchange control policy such as the provisions set forth in Law No. 4,131 of September 3, 1962. Many factors beyond the Bank’s control may affect the likelihood of the Federal Government’s imposition of such restrictions at any time. Among such factors are:

•	the extent of Brazil’s foreign currency reserves;

•	the availability of sufficient foreign exchange on the date a payment is due;

•	the size of Brazil’s debt service burden relative to the economy as a whole; and

•	any other political constraints to which Brazil may be subject.

Any such restrictions may adversely affect the Bank’s business, operations or prospects and its ability to make payments in U.S. Dollars and other foreign currencies to meet its foreign currency obligations abroad under foreign currency-denominated liabilities.

If Brazil experiences substantial inflation in the future, there may be an adverse effect on the Bank’s results of operations and its financial condition.

In the past, Brazil has experienced high rates of inflation. Certain actions taken by the Federal Government to combat inflation have had negative effects on the Brazilian economy. Annual inflation rates were 8.9% in 1999, 6.0% in 2000, 7.7% in 2001, 12.5% in 2002, 9.3% in 2003, 7.6% in 2004, 5.7% in 2005, 3.1% in 2006, 4.5% in 2007, 5.9% in 2008 and 4.3% in 2009, respectively, as measured by the IPCA. The inflation rate for the first quarter of 2010 was 2.1%. The Federal Government’s measures to control inflation have often included maintaining a tight monetary policy with high interest rates, thereby restricting the availability of credit and reducing economic growth. Inflation, along with government measures to combat inflation and public speculation about possible future government measures, has had significant negative effects on the Brazilian economy, and contributed to increase economic uncertainty in Brazil and heightened volatility in the Brazilian securities market, which may have an adverse effect on the Bank.

If Brazil experiences substantial inflation in the future, the Bank’s results of operations may be adversely affected, negatively impacting the Bank’s ability to comply with its obligations. Inflationary pressures could also reduce the Bank’s ability to access foreign financial markets and lead to further government intervention in the economy, including the introduction of policies that adversely affect the performance of the Brazilian economy as a whole, and consequently, the Bank’s operations.

New accounting policies requiring the transition to International Financial Reporting Standards (“IFRS”) may negatively affect the Bank’s financial results.

Law No. 11,638, published on December 28, 2007, and Law No. 11,941 of May 27, 2009 amended and restated the Brazilian Corporations Law thereby introducing the process of converting financial statements into IFRS. Accordingly, the Bank will change its accounting standard to IFRS for the year ended December 31, 2010.

Following the amendment, the Central Bank issued resolutions and adopted interpretative statements issued by the Accounting Standards Committee, CPC. The Bank has implemented these changes without significant effect on its financial statements and results.

The CPC has recently issued new interpretative statements that, if adopted by Central Bank, may materially affect the Bank’s financial statements, potentially impacting the Bank’s accounting results and dividend distributions.

Risks Relating to the Bank’s Common Shares

The relative volatility and illiquidity of the Brazilian securities markets may substantially limit an investor’s ability to sell its common shares at the price and time it desires.

Investments in securities, such as the common shares, inherently pose risks due to fluctuations in price. Accordingly, by investing in the common shares, investors will be subject to the volatility of the capital markets.

Investing in securities in emerging markets, such as Brazil, often involves greater risk than investing in securities of issuers from more developed countries and such investments are generally considered more speculative in nature. The Brazilian securities markets are substantially smaller, less liquid, more concentrated and more volatile than major U.S. and European securities markets. On December 31, 2009, the aggregate market capitalization of BM&FBOVESPA was equivalent to approximately R$2.3 trillion (US$1.3 trillion), with an average daily trading volume in the amount of R$5.3 trillion for the year ended December 31, 2009. There is significant concentration in the Brazilian securities markets. During the year ended December 31, 2009, the ten most actively traded issues represented approximately 44.8% of the total volume of shares traded on BM&FBOVESPA.

The Brazilian securities market may limit an investor’s ability to resell the Bank’s common shares at the price and time it desires, which may adversely affect the trading price of the Bank’s common shares.

The actual market price of the Bank’s common shares may fluctuate because of several factors, including those described in these risk factors or any other factors related to the Bank’s results of operations.

Investors may experience immediate dilution of their investment if they do not exercise their preemptive rights.

The Bank’s current shareholders will be entitled to preemptive rights, in accordance with Article 171 of the Brazilian Corporations Law and the Bank’s bylaws. If current shareholders do not exercise their preemptive rights, they will experience dilution of their shares in the Bank. In addition, in the future the Bank may offer additional shares and current shareholders may not receive preemptive rights with respect to those shares, and therefore their shares in the Bank could be further diluted. See “Dilution.”

Additionally, U.S. holders of the shares may not be able to exercise any preemptive rights in respect of shares held by them, unless a registration statement under the Securities Act is effective in respect to such rights or an exemption from the registration requirements thereunder is available. There can be no assurance that the Bank will file a registration statement or qualify for an exemption from the registration requirement under the Securities Act. If a U.S. holder of shares cannot exercise its preemptive rights, its investment in the Bank will be diluted. See “Dilution.”

Substantial sales of the Bank’s common shares in the future could cause the market price of the Bank’s common shares to decline.

The Brazilian National Treasury, the Bank’s Controlling Shareholder, is not subject to these restrictions and may freely transfer its shares at any time. Accordingly, if the Brazilian National Treasury decides to sell a part or the totality of shares issued by the Bank, the market price of common shares issued by the Bank may be adversely affected.

Holders of the Bank’s common shares may not receive any dividends.

The Bank’s by-laws set forth that the Bank must pay its shareholders a minimum mandatory semi-annual distribution equal to at least 25% of net income (as adjusted under applicable law) unless its board of directors decides otherwise and has the consent of its shareholders. Nonetheless, the Bank’s net income may be used to offset losses, increase the Bank’s capital stock or create reserves, as set forth in the Brazilian Corporations Law, and may not be made available for payment of dividends or distribution of interest on the Bank’s share capital. Additionally, the Bank may not pay dividends to shareholders in any year if the board of directors decides that the Bank has no net income (or accumulated profits) sufficient for distribution of dividends or that such payment would not be advisable in view of the Bank’s financial condition.

The terms of the Bank’s perpetual securities contain restrictions on the Bank’s ability to pay dividends and interest on capital and to redeem its shares.

In January 2006, the Bank issued perpetual non-cumulative junior subordinated securities in the aggregate amount of US$500 million (the “Perpetual Securities”). The terms of the Perpetual Securities allow the Bank to suspend its quarterly payments of interest and/or other non-principal payments on the Perpetual Securities if: (i) the Bank determines that it is, or that such payment would cause it to be, in breach of applicable capital adequacy requirements or below applicable financial ratio levels, (ii) the Central Bank or certain other governmental or regulatory authorities determine the suspension of payments of such charges; (iii) insolvency or bankruptcy events occur, (iv) certain events of default occur, or (v) the Bank elects to suspend such payment for any other reason.

In the event that the Bank elects to defer interest or other non-principal payments on its Perpetual Securities pursuant to item (v) above, the terms of the Perpetual Securities provide that the Bank may not recommend the payment of dividends to its Shareholders, to the fullest extent permitted by applicable law, and will be subject to restrictions on its ability to redeem or otherwise acquire its common shares.

Accordingly, holders of the Bank’s common shares may not receive dividends or interest on capital in addition to the mandatory minimum determined by legislation in force, as a result of the Bank’s election, pursuant to item (v) above not to make payments on its Perpetual Securities. The non-payment of these dividends and interest on invested capital may also adversely affect the stock market price of the Bank’s common shares.

The Bank may need to raise additional capital in the future through the issuance of securities, which could affect the price of the Bank’s common shares and dilute the ownership interests of investors.

The Bank may need to raise additional capital in the future through the public or private issuance of additional equity or convertible debt securities. Any such subsequent issuance of public or private equity or convertible debt securities could affect the price of the Bank’s common shares and have a dilutive effect on the book value of investors’ shares. See “Dilution.”

The issuance of shares arising from the conversion of Series C Warrants or any strategy to acquire other banks will cause a dilution in the investors’ ownership percentage and may adversely affect the market price of shares of the Bank.

The Bank may issue shares under its strategy to acquire/merge other banks in view of their merger into the Bank, which would also cause a dilution in the Bank’s shareholders’ ownership percentage. The Bank cannot estimate, as of the date of this reference form limited translation, if and when it will issue shares in view of such mergers or, if these shares are to be issued, their total amounts.

Accordingly, the market price of shares issued by the Bank may be adversely affected by any such possible dilutions, which would limit the investor’s ability to resell the shares at the desired price. See “Dilution.”

Holders of the Bank’s common shares may face difficulties in serving process on or enforcing judgments against the banks and other persons.

The Bank is incorporated under the laws of Brazil, and all of the board members, executive officers and independent public accountants reside or are based in Brazil. Most of the Bank’s assets and those of these other persons are located in Brazil. As a result, it may not be possible for you to effect service of process upon the Bank or these other persons within the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, investors may face greater difficulties in protecting their interests in the case of actions by the Bank or the Bank’s board of directors or executive officers than would shareholders of a U.S. corporation.

The protections afforded to minority shareholders in Brazil are different from those in the United States and may be more difficult to enforce.

Under Brazilian law, the protections afforded to minority shareholders are different from those in the United States. In particular, the legal framework and case law pertaining to disputes between shareholders and the Bank, its directors, its officers or its controlling shareholder, if any, is less developed under Brazilian law than U.S. law and there are different procedural requirements for bringing shareholder lawsuits, such as shareholder derivative suits, which differ from those you may be familiar with under U.S. and other laws. There is also a substantially less active plaintiffs’ bar dedicated to the enforcement of shareholders’ rights in Brazil than in the United States. As a result, in practice it may be more difficult for the Bank’s minority shareholders to enforce their rights against the Bank or its directors or controlling shareholders than it would be for shareholders of a U.S. company.

EXCHANGE RATE INFORMATION

Prior to March 14, 2005, there were two legal foreign exchange markets in Brazil in which rates were freely negotiated but could be strongly influenced by Central Bank intervention:

•

the commercial rate exchange market, which was primarily dedicated to foreign trade transactions and transactions that generally required prior approval from Brazilian monetary authorities, such as the buying and selling of registered investments by foreign entities, the purchase or sale of shares, or the payment of dividends or interest with respect to shares; and

•	the floating rate exchange market, which was generally applied to specific transactions that required prior Central Bank approval and were not conducted through the commercial rate exchange market.

On March 4, 2005, the CMN enacted Resolution No. 3,265, pursuant to which the commercial rate exchange market and the floating rate exchange market were unified in a sole exchange market, effective as of March 14, 2005. The new regulation allows, subject to certain procedures and specific regulatory provisions, the purchase and sale of foreign currency and the international transfer of reais by a foreign person or company, without limitation as to amount. However, the underlying transaction must be valid. Foreign currencies may only be purchased through financial institutions domiciled in Brazil and authorized to operate in the exchange market.

The real depreciated against the U.S. dollar by 15.7% in 2001 and 34.3% in 2002. Although the real appreciated 22.3%, 8.8%, 13.4%, 9.5% and 20.7% against the U.S. dollar in 2003, 2004, 2005, 2006 and 2007, respectively, in 2008, as a result of the international financial and economic crisis, the real depreciated against the U.S. dollar by 24.0%. In 2009, the real appreciated by 25.5% against the U.S. dollar. On March 31, 2010, the real/U.S. dollar exchange rate was R$1.7810 per US$1.00.

In the past, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluation, periodic mini-devaluation during which the frequency of adjustments ranged from a daily to a monthly basis, floating exchange rate systems, exchange controls and dual exchange rate markets. The Bank cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or intervene in the exchange rate market by returning to a currency band system or otherwise. The real may depreciate or appreciate substantially against the U.S. dollar. Exchange rate fluctuations may adversely affect the Bank’s financial condition and the market price of the Bank’s common shares. The Bank is subject to foreign exchange rate instability, including devaluation of the real, which may adversely affect the Bank.

The following tables provide information on the exchange rate, expressed in reais per U.S. dollar (R$/US$) for the periods indicated, as reported by the Central Bank.

	Average for
For the year Ended December 31,	Period-end	Period(1)	Low	High
	(reais per U.S. dollar)
2006	2.1643	2.2141	2.0578	2.3703
2007	1.7713	1.9441	1.7325	2.1556
2008	2.3370	2.0299	1.5593	2.5004
2009	1.7412	2.0621	1.7024	2.4218
2010 (through June 11, 2010)	1.8125	1.8019	1.7227	1.8811

(1)	Average of the lowest and highest rates in the period.
Sources:	Central Bank

	Average for
Month	Period-end	Period(1)	Low	High
	(reais per U.S. dollar)
January 2010	1.8748	1.7798	1.7227	1.8748
February 2010	1.8102	1.8410	1.8046	1.8773
March 2010	1.7802	1.7934	1.7637	1.8231
April 2010	1.7298	1.7556	1.7306	1.7806
May 2010	1.8167	1.8063	1.7315	1.8811
June 2010 (through June 11, 2010)	1.8125	1.8392	1.8125	1.8658

(1)	Average of the lowest and highest rates in the period.
Sources:	Central Bank

Brazilian law provides that, whenever there is a serious imbalance in Brazil’s balance of payments or there are serious reasons to foresee a serious imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. The Bank cannot assure you that such measures will not be taken by the Brazilian government in the future.

CAPITALIZATION

The following table sets forth the current and non-current liabilities and stockholders’ equity of the Bank as of March 31, 2010. The information set forth below in the column heading “Actual” is derived from the Bank’s unaudited consolidated financial statements as of March 31, 2010, prepared in accordance with Brazilian GAAP and included elsewhere in this reference form limited translation.

Prospective investors should read this table along with the sections “Selected Financial Information,” “Other Statistical and Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the Financial Statements and notes thereto contained elsewhere in this reference form limited translation. From March 31, 2010 to the date of this reference form limited translation, there has been no material change in the capitalization of the Bank.

	As of March 31, 2010
	Actual
	(in millions of R$)	(in millions of US$)(1)
Current liabilities
Deposits	263,733	148,081
Capital markets borrowings	148,423	83,337
Funds from acceptance and issue of securities	2,315	1,300
Interbank and interdepartmental accounts	4,844	2,720
Foreign Borrowings	6,186	3,473
Local and foreign onlendings—official institutions	13,403	7,526
Derivative financial instruments	2,353	1,321
Other liabilities	66,615	37,403
Total current liabilities	507,871	285,161
Non-current liabilities
Deposits	78,891	44,296
Subject to repurchase agreements	9,443	5,302
Funds from acceptance and issue of securities	9,340	5,244
Foreign Borrowings	1,698	953
Local and foreign onlendings—official institutions	19,691	11,056
Derivative financial instruments	1,732	972
Other liabilities	58,569	32,885
Total non-current liabilities	179,364	100,710
Deferred income	—	—
Total stockholders’ equity	37,646	21,138
Total capitalization(2)(3)	217,010	121,847

(1)

Solely for the convenience of the reader, real amounts as of March 31, 2010 have been translated into U.S. dollars at the exchange rate as reported by the Central Bank on March 31, 2010, of R$1.7810 to US$1.00. The U.S. dollar equivalent information should not be construed to imply that the real amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate.

(2)	Total capitalization consists of current and non-current liabilities plus deferred income and stockholder’s equity.
(3)

An increase (decrease) of R$1.00 in the price per share of R$25.78, based on the closing price of the Bank’s common shares on BM&FBOVESPA on May 24, 2010, would increase (decrease) stockholders’ equity and total capitalization in the “Adjusted” column by R$286 million.

DILUTION

As of March 31, 2010, the Bank’s consolidated stockholders’ equity was R$37,645.9 million and stockholders’ equity per common share was R$14.65. Stockholders’ equity per common share represents the consolidated net book value of the Bank’s stockholders’ equity, divided by the total number of common shares the Bank has issued.

The Bank has Series C Warrants outstanding in the amount of 5,880,483 as of March 31, 2010. The exercise of these warrants would result in an increase of approximately 7.16% of the stockholders’ equity interests. For further information, see “Description of Capital Stock” and “Risk Factors.”

In addition, the Bank’s current shareholders will be entitled to preemptive rights, in accordance with Article 171 of the Brazilian Corporations Law and the Bank’s bylaws. If current shareholders do not exercise their preemptive rights, they will experience dilution of their shares in the Bank. In addition, in the future the Bank may offer additional shares and current shareholders may not receive preemptive rights with respect to those shares, and therefore their shares in the Bank could be further diluted.

Additionally, U.S. holders of the shares may not be able to exercise any preemptive rights in respect of shares held by them, unless a registration statement under the Securities Act is effective in respect to such rights or an exemption from the registration requirements thereunder is available. There can be no assurance that the Bank will file a registration statement or qualify for an exemption from the registration requirement under the Securities Act. If a U.S. holder of shares cannot exercise its preemptive rights, its investment in the Bank will be diluted. For further information, see “Risk Factors—Risks Relating to the Bank’s Common Shares”.

An increase (or decrease) of R$1.00 in the price of R$25.78 per share, based on the closing price of the Bank’s common shares on BM&FBOVESPA on May 24, 2010 would increase (or decrease), after the conclusion of this offering: (i) the amount of the Bank’s shareholders’ equity by R$286.0 million; (ii) the shareholders’ equity per share by R$1.20; and (iii) dilution of the shareholders’ equity per share by R$10.93 for new investors, after the payment of fees and expenses as a result of this offering.

MARKET INFORMATION

Shares

The Bank’s common shares are traded on BM&FBOVESPA under the “BBAS3” code. On March 31, 2010, the Bank had a total of 2,569,869,551 common shares. For further information, please see “Description of Capital Stock.”

Price and Market of Banco do Brasil Shares

The table below presents the maximum, average and minimum closing price in reais on the BM&FBOVESPA, of the common shares issued by the Bank, in the periods indicated. The historical prices set forth below have been adjusted for the 1:3 share split, approved by the extraordinary general shareholders meeting of the Bank held on April 25, 2007.

	Common Shares
	Maximum	Average	Minimum
	(in R$)
2009	31.35	21.59	11.83
2008	28.77	19.35	9.94
2007	27.87	22.73	17.59

Sources:	Economática.

	Common shares
	Maximum	Average	Minimum
	(in R$)
2010
2nd Quarter (1)	31.10	28.84	26.38
1st Quarter	30.47	28.50	26.52
2009
4th Quarter	31.35	28.75	26.15
3rd Quarter	31.06	25.13	19.19
2nd Quarter	21.57	18.56	15.54
1st Quarter	16.36	14.10	11.83
2008
4th Quarter	20.34	15.14	9.94
3rd Quarter	23.11	20.09	17.06
2nd Quarter	28.77	24.18	19.59
1st Quarter	27.48	23.67	19.86
2007
4th Quarter	27.87	24.50	21.13
3rd Quarter	27.02	23.65	20.28
2nd Quarter	24.60	21.39	18.17
1st Quarter	20.24	18.92	17.59

(1)	Through May 14, 2010.
Sources:	Economática.

Trading on the Brazilian Stock Exchanges

The common shares are traded on the BM&FBOVESPA, which is a closely-held company owned by Bovespa Holdings S.A., which is a publicly-held company. Trading on such exchanges is limited to brokerage firms and a limited number of authorized non-members with access to the BM&FBOVESPA negotiation system.

The CVM and BM&FBOVESPA have discretionary authority to suspend trading in shares of a particular issuer under certain circumstances. Trading in securities listed on BM&FBOVESPA, including the Novo Mercado and Levels 1 and 2 of Differentiated Corporate Governance, may be effected off the exchanges in the unorganized over-the-counter market in certain circumstances.

The common shares of all companies listed on BM&FBOVESPA, including the Novo Mercado and Level 1 and Level 2 segments are traded together.

Settlement of transactions occurs three business days after the trade date. Delivery of and payment for shares is made through the facilities of separate clearing houses for each exchange, which maintain accounts for the member brokerage firms. The seller is ordinarily required to deliver the shares to the clearing house on the third business day following the trade date. The clearing house for BM&FBOVESPA is the CBLC.

In order to reduce volatility, BM&FBOVESPA has adopted a “circuit breaker” system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever specified indices of BM&FBOVESPA fall below the limits of 10% and 15%, respectively, in relation to the index levels for the previous trading session.

Although the Brazilian equity market is Latin America’s largest in terms of market capitalization, it is smaller and less liquid than the major U.S. and European securities markets. Moreover, BM&FBOVESPA is less liquid than the New York Stock Exchange and other major exchanges in the world. BM&FBOVESPA had a market capitalization of approximately US$1.33 trillion as of December 31, 2009 and an average monthly trading volume of approximately US$3.03 billion in 2009. In comparison, the New York Stock Exchange had a market capitalization of US$11.8 trillion as of December 31, 2009 and an average monthly trading volume of approximately US$70.6 billion in 2009.

Trading on Brazilian stock exchanges by non-residents of Brazil is subject to registration procedures. See “—Investment in the Common Shares by Non-Residents of Brazil.”

Regulation of Brazilian Securities Markets

The Brazilian securities markets are principally governed by Law No. 6,385, of December 7, 1976, and Brazilian Corporations Law, each as amended and supplemented, and by regulations issued by the CVM, which has authority over stock exchanges and the securities markets generally; the CMN; and the Central Bank, which has, among other powers, licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions.

These laws and regulations, among others, provide for licensing and oversight of brokerage firms, governance of Brazilian stock exchanges, disclosure requirements applicable to issuers of traded securities, restrictions on price manipulation and protection of minority shareholders. They also provide for restrictions on insider trading. However, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or securities markets in some other jurisdictions. Accordingly, any trades or transfers of the Bank’s equity securities by its officers and directors, the Bank’s controlling shareholders or any of the officers and directors of its controlling shareholders must comply with the regulations issued by the CVM, in particular CVM Instruction No. 358. See “Description of Capital Stock—Policy for internal release of information.”

Under Brazilian Corporations Law, a corporation is either public (Companhia aberta), such as the Bank, or closely held (Companhia fechada). All public companies are registered with CVM and are subject to reporting requirements. The common shares are listed with the Novo Mercado of BM&FBOVESPA, the rules of which impose stricter disclosure requirements than the standard BM&FBOVESPA listing.

The Bank has the option to ask that trading in securities on BM&FBOVESPA be suspended in anticipation of a material announcement. Trading may also be suspended on the initiative of BM&FBOVESPA or the CVM, based on or due to, among other reasons, a belief that a company has provided inadequate information regarding a material event or has provided inadequate responses to inquiries by the CVM or BM&FBOVESPA.

The Brazilian over-the-counter market consists of direct trades between individuals in which a financial institution registered with the CVM serves as intermediary. No special application, other than registration with the CVM, is necessary for securities of a public company to be traded in this market. The CVM requires that it be given notice of all trades carried out in the Brazilian over-the-counter market by the respective intermediaries.

Investment in the Common Shares by Non-Residents of Brazil

Investors residing outside Brazil are authorized to purchase equity instruments, including the common shares, on BM&FBOVESPA provided that they comply with the registration requirements set forth in CMN Resolution No. 2,689/00 and CVM Instruction No. 325.

With certain limited exceptions, CMN Resolution No. 2,689/00 investors are permitted to carry out any type of transaction in the Brazilian financial capital markets involving a security traded on a stock, future or organized over-the-counter market. Investments and remittances outside Brazil of gains, dividends, profits or other payments under the common shares are made through the commercial rate exchange market.

In order to become a CMN Resolution No. 2,689/00 investor, an investor residing outside Brazil must:

•	appoint a representative in Brazil with powers to take actions relating to the investment;

•	appoint an authorized custodian in Brazil for the investments, which must be a financial institution duly authorized by the Central Bank and the CVM; and

•	through its representative, register itself as a foreign investor with the CVM and the investment with the Central Bank.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689/00 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or CVM. In addition, securities trading by foreign investors is generally restricted to transactions involving securities listed on the Brazilian stock exchanges or traded in organized over-the-counter markets licensed by CVM.

Please refer to “Taxation” for a description of the Brazilian tax consequences to an investor residing outside Brazil of investing in the common shares.

SELECTED FINANCIAL INFORMATION

The following financial data should be read in conjunction with the Financial Statements and the accompanying notes, “Presentation of Financial and Other Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this reference form limited translation. The Bank’s Financial Statements have been prepared in accordance with Brazilian GAAP as described in “Presentation of Financial and Other Information.” See “Risk Factors—Risks relating to the Bank and the Brazilian Banking Industry.” Changes in accounting practices adopted in Brazil due to its convergence with international accounting practices (IFRS) may adversely affect the Bank’s financial results.

The results of operations, assets and liabilities of BESC and BESCRI were included in the Bank’s consolidated financial statements from September 30, 2008, the date the merger was consummated. The assets and liabilities of Nossa Caixa were consolidated into the Bank’s balance sheet as of March 31, 2009, and the results of operations of Nossa Caixa were included in the Bank’s consolidated financial statements as from April 1, 2009.

The assets and liabilities of Banco Votorantim, in proportion to the Bank’s share in total capital stock, have been consolidated into the Bank’s balance sheet as of December 31, 2009. The proportional share of income and expenses of Banco Votorantim was consolidated into the Bank’s financial statements as from October 2009.

In addition, as a result of the implementation of the new accounting policies in response to Law No. 11,638, the Bank’s consolidated financial statements as of and for the years ended December 31, 2009 and 2008 are not directly comparable to those as of and for the year ended December 31, 2007.

In this reference form limited translation, tables containing financial information contain, except where otherwise indicated, consolidated financial information of the Bank. The Bank’s average volume and balance data has been calculated based upon the average of the month-end balances during the relevant period.

Solely for the convenience of the reader, real amounts as of March 31, 2010 have been translated into U.S. dollars at the exchange rate as reported by the Central Bank on March 31, 2010, of R$1.7810 to US$1.00. The U.S. dollar equivalent information should not be construed to imply that the real amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate.

Consolidated Balance Sheet Data—Assets

	As of March 31,		As of December 31,
	2010	2010	2009	2008	2007
	(in millions of US$)	(in millions of R$)	(in millions of R$)
ASSETS	407,008	724,881	708,549	521,273	367,210

Current assets and non-current assets	396,464	706,102	691,533	511,761	360,906
Available funds	4,135	7,364	7,843	5,545	4,352
Interbank investments	85,679	152,595	168,398	119,408	51,124
Securities and derivative financial instruments	67,021	119,364	124,337	86,909	75,201
Internal portfolio	38,724	68,967	74,934	46,347	39,760
Subject to repurchase agreements	22,414	39,920	26,886	22,638	28,604
Deposits with the Brazilian Central Bank	3,118	5,553	18,408	14,007	4,950
Pledged in guarantee	2,113	3,763	2,647	1,641	736
Derivative financial instruments	652	1,162	1,463	2,276	1,150
Interbank accounts	29,839	53,144	26,592	21,287	33,445
Deposits with the Central Bank	26,527	47,244	24,280	20,882	32,278
Others	3,313	5,900	2,312	405	1,167
Interdepartmental accounts	56	99	295	228	188

	As of March 31,		As of December 31,
	2010	2010	2009	2008	2007
	(in millions of US$)	(in millions of R$)	(in millions of R$)
Loan operations	150,094	267,317	261,783	190,882	138,817
Public sector	3,182	5,668	6,388	4,040	2,472
Private sector	156,684	279,054	273,080	200,020	146,324
(Allowance for loan losses)	(9,773)	(17,405)	(17,685)	(13,179)	(9,980)
Lease operations	2,579	4,593	4,701	2,968	32
Lease and sublease receivables	2,710	4,826	4,932	3,039	1,109
(Unearned income from lease operation)	—	—	—	—	(1,054)
(Allowance for lease losses)	(131)	(233)	(231)	(71)	(23)
Other receivables	53,021	99,430	95,233	83,279	54,883
Receivables on guarantees honored	50	89	91	71	49
Foreign exchange portfolio	6,630	11,808	8,671	20,914	9,023
Income receivable	330	588	563	413	372
Negotiation and intermediation of securities	225	400	436	347	259
Specific credits	536	954	932	846	757
Special operations	—	—	—	—	—
Insurance, pension plans and capitalization	477	850	908	441	—
Sundry	48,492	86,365	85,313	61,625	45,318
(Provision for other losses)	(912)	(1,625)	(1,682)	(1,377)	(896)
Other assets	1,233	2,196	2,358	1,256	2,865
Investments	—	—	—	—	—
Other assets	216	384	364	308	262
(Provisions for devaluation)	(99)	(176)	(176)	(170)	(152)
Prepaid expenses	1,116	1,988	2,170	1,118	2,755
Permanent	10,545	18,780	17,010	9,512	6,304
Investments	3,857	6,869	6,645	966	1,368
Land and building in use	2,375	4,230	4,214	3,339	2,844
Leased assets	1	1	1	4	1,507
Intangible	4,080	7,267	5,677	4,041	—
Deferred charges	232	413	472	604	586

Consolidated Balance Sheet Data—Liabilities

	As of March 31,		As of December 31,
	2010	2010	2009	2008	2007
	(in millions of US$)	(in millions of R$)	(in millions of R$, except percentages)
LIABILITIES	407,008	724,881	708,549	521,273	367,210
Current liabilities and non-current liabilities	385,870	687,235	672,430	491,336	342,948
Deposits	192,377	342,624	337,564	270,841	188,282
Demand deposits	30,866	54,973	56,459	51,949	51,311
Savings deposits	44,199	78,719	75,742	54,965	45,839
Interbank deposits	6,035	10,749	11,619	14,065	5,144
Time deposits	111,136	197,934	193,516	149,618	85,520
Sundry	140	249	229	243	468
Capital markets borrowings	88,639	157,866	160,821	91,130	72,270
Funds from acceptance and issue of securities	6,545	11,656	7,362	3,479	1,297
Funds from mortgage bills, real estate bills, credit bills and related bills	762	1,358	1,269	248	—
Funds from debentures	943	1,680	1,496	21	—
Foreign securities	4,838	8,617	4,597	3,210	1,297

	As of March 31,		As of December 31,
	2010	2010	2009	2008	2007
	(in millions of US$)	(in millions of R$)	(in millions of R$)
Interbank accounts	1,314	2,341	21	21	12
Interdepartmental accounts	1,405	2,503	3,229	2,496	2,428
Borrowings	4,427	7,884	6,370	7,627	2,833
Domestic loans—official institutions	50	89	165	2,750	—
Domestic loans—other institutions	37	66	86	109	—
Foreign borrowings	4,340	7,729	6,119	4,768	2,833
Local onlendings—official institutions	18,526	32,995	31,390	22,436	17,487
National treasury	1,159	2,065	2,101	3,485	3,185
BNDES	11,378	20,264	19,630	11,168	8,713
Federal Bank (CEF)	78	139	146	—	—
FINAME	5,451	9,708	8,381	6,585	4,866
Other institutions	459	818	1,133	1,199	723
Foreign onlendings	56	99	99	98	—
Derivative financial instruments	2,294	4,085	4,724	3,895	1,947
Other liabilities	70,289	125,184	120,848	89,311	56,268
Collection and payment of taxes and social contributions	1,850	3,295	377	252	233
Foreign exchange portfolio	7,080	12,609	12,174	15,964	6,609
Social and statutory	761	1,355	2,625	1,838	850
Taxes and social security	12,238	21,796	24,297	17,571	12,725
Negotiation and intermediation of securities	601	1,071	528	402	243
Financial and development	842	—	4,135	2,457	2,116
Hybrid capital and debt instruments	2,054	3,659	3,516	1,185	894
Special operations	116	206	206	2	—
Subordinated debt	11,674	20,792	18,553	11,772	10,012
Insurance, pension plans and capitalization	10,307	18,356	17,339	12,675	—
Others	21,539	38,360	37,098	25,192	22,583
Deferred income	—	—	—	—	123
Minority interest in subsidiaries	—	125	141	—	—
Stockholders’ equity	21,138	37,646	36,119	29,937	24,262
Capital	10,425	18,567	18,567	13,780	13,212
Capital reserves	3	5	5	5	—
Revaluation reserves	3	6	7	7	6
Profits reserves	9,465	16,857	17,301	15,977	10,695
Asset valuation adjustments	227	405	270	199	350
Accumulated profits and losses	(1,031)	(1,837)	—	—	—
Treasury shares	(17)	(31)	(31)	(31)	—

Consolidated Statement of Income Data

	Three-month period ended March 31,			Year ended December 31,
	2010	2010	2009	2009	2008	2007
	(in millions of US$)	(in millions of R$)
Income from financial intermediation	10,563	18,813	15,144	65,729	57,116	40,773
Loans	6,711	11,953	8,502	40,515	33,221	25,261
Leases	460	820	478	2,310	1,166	692
Securities	3,169	5,644	5,730	21,350	20,692	12,632
Derivative financial instruments	(130)	(232)	(62)	(1,223)	(1,283)	175
Foreign exchange, net	—	—	—	686	464	396
Compulsory deposits	154	274	176	816	1,910	1,616
Insurance, pension plans and capitalization	199	354	320	1,275	946	—
Expenses from financial intermediation	(7,404)	(13,187)	(11,786)	(47,496)	(44,296)	(25,618)
Deposits and funds obtained in the money market	(4,769)	(8,493)	(7,761)	(30,146)	(25,532)	(17,797)
Borrowings and onlendings	(507)	(903)	(716)	(2,510)	(8,685)	(1,645)
Leases	(325)	(579)	(340)	(1,663)	(852)	(499)
Foreign exchange, net	(10)	(18)	(116)	—	—	—
Insurance, pension plans and capitalization	(131)	(234)	(199)	(781)	(622)	—
Allowance for loan losses	(1,661)	(2,959)	(2,654)	(12,396)	(8,606)	(5,677)
Gross income from financial intermediation	3,158	5,625	3,359	18,233	12,819	15,155
Other operating income (expenses)	(1,065)	(1,896)	(2,664)	(4,641)	(1,150)	(7,881)
Banking service fees	1,542	2,747	2,255	10,172	9,089	7,323
Banking fees	498	887	688	3,339	2,722	2,578
Personnel expenses	(1,696)	(3,021)	(3,152)	(11,838)	(8,870)	(9,161)
Other administrative expenses	(1,840)	(3,277)	(2,691)	(11,212)	(7,917)	6,735
Tax expenses	(485)	(864)	(667)	(3,333)	(2,635)	(2,064)
Equity in the earnings (losses) of affiliates and subsidiary companies	28	50	(85)	(989)	1,394	154
Insurance, pension plans and capitalization	247	440	303	1,574	892	—
Other operating income	1,746	3,110	2,056	16,973	11,780	5,024
Other operating expenses	(1,106)	(1,969)	(1,371)	(9,327)	(7,605)	(5,000)
Operating	2,094	3,730	694	13,592	11,669	7,273
Non-operating	122	217	16	1,844	413	281
Income before taxes and profit sharing	(2,216)	(3,946)	(711)	15,435	12,082	7,554
Income tax and social contribution	(697)	(1,242)	(1,182)	(3,903)	(2,145)	(1,847)
Profit sharing	(198)	(353)	(227)	(1,385)	(1,134)	(649)
Minority interest	—	—	—	(1)	—	—
Net income	1,320	2,351	1,665	10,148	8,803	5,058

Financial Ratios

	As of and for the three months ended March 31, 2010	As of and for the year ended December 31,
		2009	2008	2007
Ratios
Profitability
Return on average assets (ROA)(1) (5) (%)	1.3	1.7	2.0	1.5
Return on average equity (ROE)(2) (%)	28.0	30.7	32.5	22.5
Asset Quality
Total overdue transactions/total loan portfolio (%)(3)	0.5	5.1	4.0	4.5
Provision for doubtful loans/total loan portfolio (%)(3)	6.2	6.2	6.1	6.4
Liquidity
Total loan portfolio/total assets (%)(3) (5)	42.2	42.5	43.1	43.8
Capital Adequacy
Stockholders’ equity/total assets (%)(5)	5.1	5.1	5.7	6.6
Total liabilities as a multiple of stockholders’ equity	18.3x	18.6x	16.4x	14.1x
Capital Ratio (%)(4)	13.7	13.7	15.1	15.6

(1)

Return on average assets is calculated as net income earned during the accounting period divided by average assets and is annualized with respect to the information as of the three months ended March 31, 2010.

(2)

Return on average equity is calculated as net income earned during the accounting period divided by average equity and is annualized with respect to the information as of the three months ended March 31, 2010.

(3)

The Bank’s total loan portfolio including “other receivables,” leasing and advances on foreign exchange contracts, pursuant to CMN Resolution No. 2,682 of December 22, 1999, as amended by Resolution No. 2,697 of February 24, 2000.

(4)

As defined by the Basel II Accord, which recommends a minimum capital requirement ratio of 8%. The current minimum capital requirement ratio for Brazilian financial institutions as prescribed by the Central Bank is 11%.

(5)

Prior to 2008, the Bank’s consolidated balance sheet included only the assets of financial companies within the Banco do Brasil group. Since 2008, the Bank’s consolidated balance sheet has included the assets of all companies within the Banco do Brasil group.

OTHER STATISTICAL AND FINANCIAL INFORMATION

The following information is included for analytical purposes and should be read together with the Bank’s Financial Statements contained elsewhere herein as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The financial and statistical information presented herein refers to the years ended December 31, 2009, 2008 and 2007 and the three-month periods ended March 31, 2010 and 2009.

Data related to the average balance of the Bank’s interest-earning assets, interest-bearing liabilities and other assets and liabilities have been calculated based upon the average of the month-end balances during the relevant period. Likewise, information related to the interest income and expenses generated from the Bank’s assets and liabilities and the average return rate for each of the periods indicated have been calculated based on income and expenses for the period, divided by the average balances calculated as indicated above. The Bank’s average volume and balance data has been calculated based upon the average of the month-end balances during the relevant period.

Average Balance Sheet and Interest Rate Data

The following table presents the average balances of the Bank’s interest-earning assets and interest-bearing liabilities, other assets and liabilities accounts, the related interest income and expense amounts and the average actual yield/rate for each period.

The interest accrued on typical Brazilian financial assets and liabilities comprise both nominal interest rates and any monetary correction. Any such monetary correction may be the result of changing to an inflation index, changes to foreign exchange rates (usually against the U.S. dollar) or changing to other floating interest rates. The nominal interest rate and monetary correction accrue at the end of each month to the principal balance of each operation. The updated value then becomes the new basis for the accrual of the following month’s nominal interest rate and monetary correction.

Consolidated Average Balance Sheet and Interest Rate Data

	For the three months ended March 31,
	2010			2009
	Average balance	Interest	Annual rate (%)	Average balance	Interest	Annual rate (%)
	(in millions of R$, except percentages)
Assets
Consolidated interest-earning assets(1)
Available funds held in foreign currency	476	30	6.3	535	18	3.4
Securities and interbank investments without hedge	286,845	5,644	2.0	217,642	5,730	2.6
Credit and leasing operations(2)	283,551	12,090	4.3	205,319	8,732	4.3
Interest-earning compulsory deposits	19,443	274	1.4	10,086	176	1.7

Total	590,315	18,038	3.1	433,582	14,656	3.4

Consolidated non-interest-earning assets(1)
Tax credits	22,097			17,469
Other assets	84,884			70,661
Permanent assets	26,967			15,084
Total	133,948			103,214

Total average consolidated assets	724,263			536,796

(1)	Calculated based on the average of the month-end balances during the relevant period.
(2)

Interest calculated based on adjusted income from loans plus the sum of leasing income and expenses, less recovery of written-off loans, net of the assignment of credits to Ativos S.A. The Bank believes that the adjustment is helpful in order to present income from securities excluding non-recurring items in order to enhance year-on-year comparability. Adjusted income from securities is not a GAAP measure under Brazilian GAAP and it does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies. As the average balances have been calculated on an actual basis, and the interest has been calculated on an adjusted basis, the annual rate does not measure the rate of the average assets, but the ratio of adjusted income to average actual assets.

	For the year ended December 31,
	2009			2008			2007
	Average balance	Interest	Annual rate (%)	Average balance	Interest	Annual rate (%)	Average balance	Interest	Annual rate (%)
	(in millions of R$, except percentages)
Assets
Consolidated interest-earning assets(1)
Available funds held in foreign currency	633	139	22.0	1,028	113	11.0	961	103	10.7
Securities and interbank investments without hedge(2)	247,751	21,350	8.6	154,383	20,496	13.3	119,959	12,632	10.5
Credit and leasing operations(3)	236,124	40,244	17.0	176,747	33,173	18.8	135,318	24,007	17.7
Interest-earning compulsory deposits	12,332	816	6.6	19,809	1,910	9.6	17,433	1,616	9.3

Total	496,840	62,549	12.6	351,967	55,692	15.8	273,671	38,358	14.0

Consolidated non-interest-earning assets(1)
Tax credits	20,525			14,619			12,056
Other assets	75,309			57,394			42,361
Permanent assets	19,824			7,881			5,915
Total	115,658			79,894			60,332

Total Average Consolidated Assets	612,498			431,861			334,003

(1)	Calculated based on the average of the month-end balances during the relevant period.
(2)

Interest calculated based on the results from securities operations, less revenue from divestment of interests in Visa Inc., which is adjusted income from securities. The Bank believes that the adjustment is helpful in order to present income from securities excluding non-recurring items in order to enhance year-on-year comparability. Adjusted income from securities is not a GAAP measure under Brazilian GAAP and it does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies. As the average balances have been calculated on an actual basis, and the interest has been calculated on an adjusted basis, the annual rate does not measure the rate of the average assets, but the ratio of adjusted income to average actual assets.

(3)

Interest calculated based on adjusted income from loans plus the sum of leasing income and expenses, less recovery of written-off loans, net of the assignment of credits to Ativos S.A. The Bank believes that the adjustment is helpful in order to present income from securities excluding non-recurring items in order to enhance year-on-year comparability. Adjusted income from loans is not a GAAP measure under Brazilian GAAP and it does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies. As the average balances have been calculated on an actual basis, and the interest has been calculated on an adjusted basis, the annual rate does not measure the rate of the average assets, but the ratio of adjusted income to average actual assets.

	For the three months ended March 31,
	2010			2009
	Average balance	Interest	Annual rate (%)	Average balance	Interest	Annual rate (%)
	(in millions of R$, except percentages)
Consolidated interest-bearing liabilities(1)
Savings deposits(2)	78,009	(1,215)	1.6	57,975	(1,025)	1.8
Interbank deposits	11,635	(130)	1.1	11,066	(257)	2.3
Time deposits	197,373	(3,485)	1.8	156,316	(3,406)	2.2
Deposits received under security repurchase agreement	156,724	(3,173)	2.0	98,927	(2,760)	2.8
Foreign borrowings	7,752	(191)	2.5	5,292	(52)	1.0
Onlending	32,898	(638)	1.9	26,655	(505)	1.9
Financial and development funds and subordinated debt	24,032	(155)	0.6	15,249	(159)	1.0
Foreign securities debt	10,307	(108)	1.0	3,093	(36)	1.2
Mortgage backed-security	1,258	(18)	1.4	269	—	—

Total	519,988	(9,113)	1.8	374,842	(8,200)	2.2

Other consolidated liabilities(1)
Demand deposits	53,302			43,596
Others	113,799			88,600
Stockholders’ equity	37,175			29,757
Total	204,276			161,953

Total average consolidated liabilities	724,264			536,795

(1)	Based on the average of the final balances of accounting balance sheets for each month of the relevant period.
(2)	Interest is calculated from expenses on savings deposits less reversal of restatement charges on savings deposits.

	For the year ended December 31,
	2009			2008			2007
	Average balance	Interest	Annual rate (%)	Average balance	Interest	Annual rate (%)	Average balance	Interest	Annual rate (%)
	(in millions of R$, except percentages)
Consolidated interest-bearing liabilities(1)
Savings deposits(2)	68,410	(4,406)	6.4	50,347	(3,869)	7.7	41,578	(2,964)	7.1
Interbank deposits	10,269	(788)	7.7	6,776	(432)	6.4	5,072	(766)	15.1
Time deposits	179,790	(13,452)	7.5	111,241	(10,582)	9.5	82,110	(6,313)	7.7
Deposits received under security repurchase agreement	115,836	(10,640)	9.2	91,309	(9,825)	10.8	71,456	(7,183)	10.1
Foreign borrowings	5,405	(192)	3.5	3,704	(6,915)	186.7	3,337	(157)	4.7
Onlending	27,519	(1,788)	6.5	19,690	(1,282)	6.5	15,554	(1,043)	6.7
Financial and development funds and subordinated debt	18,622	(530)	2.8	13,119	(487)	3.7	11,556	(446)	3.9
Foreign securities debt	3,833	(129)	3.4	2,381	(215)	9.0	2,066	(121)	5.9
Mortgage backed-security	540	(18)	3.4	136	—	—	—	—	—

Total	430,224	(31,943)	7.4	298,703	(33,607)	11.3	232,729	(18,993)	8.2

Other consolidated liabilities(1)
Demand deposits	48,397			43,307			38,586
Others	101,319			63,013			39,992
Stockholders’ equity	32,559			26,838			22,696
Total	182,275			133,158			101,274

Total average consolidated liabilities	612,499			431,861			334,003

(1)	Calculated based on the average of the final balances of accounting balance sheets for each month of the relevant period.
(2)	Interest is calculated as expenditures from savings deposits less reversal of restatement charges on savings deposits.

Changes in Interest Income and Expenses—Volume and Rate Analysis

The following table shows the changes in the Bank’s interest income and expense due to changes in the average volume of interest-earning assets and interest-bearing liabilities and changes in the average interest rate on these assets and liabilities for the year ended December 31, 2009 compared to the year ended December 31, 2008; and for the year ended December 31, 2008 compared to the year ended December 31, 2007. Volume variations have been calculated based on changes of the Bank’s average balances over the relevant period, and interest rate variations have been calculated based on changes in average interest rates on the Bank’s interest-earning assets and interest-bearing liabilities. The average rate variation was calculated by the variation in the interest rate in the period multiplied by the average balance of assets generating income or by the average balance of liabilities generating expenses in the previous period. The net variation is the difference between the interest income of the present period and that of the previous period. The variation by average volume is the difference between the net variation and that resulting from the average rate.

Increase (Decrease) in Interest Rate (Income and Expenses) Due to Changes in Volume and Rate

	For the three months ended March 31,
	2010/2009
	Average volume(1)	Average rate(2)	Net change(3)
	(in millions of R$)
Consolidated interest-earning assets
Available funds held in foreign currency	(4)	16	12
Securities and interbank investments without hedge	1,362	(1,448)	(86)
Credit and leasing operations	3,336	22	3,358
Interest-earning compulsory deposits	132	(33)	99
Sub-total average consolidated assets(4)	4,789	(1,407)	3,382

Consolidated interest-bearing liabilities
Savings deposits	(311)	121	(190)
Interbank deposits	(6)	133	127
Time deposits	(725)	646	(79)
Deposits received under security repurchase agreement	(1,170)	757	(413)
Foreign borrowings	(61)	(78)	(139)
Onlending	(121)	(12)	(133)
Financial and development funds and subordinated debt	(57)	61	4
Foreign securities debt	(75)	3	(72)
Mortgage-backed securities	(14)	(4)	(18)
Sub-total average consolidated liabilities(4)	(2,544)	1,631	(913)

	For the year ended December 31,
	2009/2008			2008/2007
	Average volume(1)	Average rate(2)	Net change(3)	Average volume(1)	Average rate(2)	Net change(3)
	(in millions of R$)
Consolidated interest-earning assets
Available funds held in foreign currency	(87)	113	26	7	3	10
Securities and interbank investments without hedge	8,046	(7,192)	854	4,570	3,294	7,864
Credit and leasing operations	10,121	(3,050)	7,071	7,775	1,391	9,166
Interest-earning compulsory deposits	(495)	(599)	(1,094)	230	64	294

Sub-total average consolidated interest-earning assets(4)	18,239	(11,382)	(6,857)	12,389	4,946	17,334

Consolidated interest-bearing liabilities
Savings deposits	(1,162)	625	(537)	(674)	(231)	(905)
Interbank deposits	(268)	(88)	(356)	(108)	442	334
Time deposits	(5,129)	2,259	(2,870)	(2,771)	(1,498)	(4,269)
Deposits received under security repurchase agreement	(2,254)	1,439	(815)	(2,137)	(505)	(2,642)
Foreign borrowings	(60)	6,784	6,723	(689)	(6,074)	(6,758)
Onlending	(509)	3	(506)	(269)	30	(239)
Financial and development funds and subordinated debt	(157)	114	(43)	(57)	16	(41)
Foreign securities debt	(49)	135	86	(29)	(65)	(94)
Mortgage-backed securities	(13)	(5)	(18)	—	—	—

Sub-total average consolidated liabilities(4)	(9,765)	11,429	1,664	(7,423)	(7,191)	(14,614)

(1)

Change in interest income (interest-earning assets) or interest expense (interest-bearing liabilities) that have occurred due to fluctuations in volumes, calculated by subtracting the net change from the average rate.

(2)

Change in interest income (profitable assets) or interest expense (interest-bearing liabilities) that have occurred due to fluctuations in rates, calculated according to the following formula: (interest for the current period/balance of the current period) x balance of the previous period)—(Interest for the previous Period).

(3)

Total change in income from interest (interest-earning assets) or interest expense (interest-bearing liabilities) occurring due to fluctuation in volume and rate calculated by subtracting the interest for the current period from the interest for the previous period.

(4)

Total is not the sum of the interest-earning assets or interest-bearing liabilities, because the calculations of fluctuations due to the rate and volume of each item are not weighted. Thus, total amounts refer to only changes on account of rate and volume of interest-earning assets or interest-bearing liabilities.

Net Interest Margin and Spread

The following table sets out the Bank’s average interest-earning assets, average interest-bearing liabilities, net interest income, as well as a comparison between net interest margin and net interest spread for the periods indicated:

	For the three months ended March 31,
	2010	2009
	(in millions of R$, except percentages)
Total average interest-earning assets	590,315	433,581
Total average interest-bearing liabilities	519,987	374,842
Net financial operations income(1)	8,925	6,456
Interest income	18,038	14,656
Interest expense	(9,113)	(8,200)
Adjusted gross income from financial intermediation (AGIFI)(6)	9,357	6,985
Interest-bearing liabilities/interest-earning assets	88.1%	86.5%
Average yield on average interest-earning assets(2)	12.8%	14.2%
Average yield on average interest-bearing liabilities(3)	7.2%	9.0%
Net interest spread(4)	5.6%	5.2%
Net interest margin(5)	6.2%	6.1%
AGIFI/interest-earning assets(6)	6.5%	6.6%

	For the year ended December 31,
	2009	2008	2007
	(in millions of R$, except percentages)
Total average interest-earning assets	496,841	351,967	273,671
Total average interest-bearing liabilities	430,224	298,703	232,729
Net financial operations income(1)	30,606	22,086	19,365
Interest income	62,549	55,692	38,358
Interest expense	(31,943)	(33,607)	(18,993)
Adjusted gross income from financial intermediation (AGIFI)(6)	33,060	24,515	20,808
Interest-bearing liabilities/interest-earning assets	86.6%	84.9%	85.0%
Average yield on average interest-earning assets(2)	12.6%	15.8%	14.0%
Average yield on average interest-bearing liabilities(3)	7.4%	11.3%	8.2%
Net interest spread(4)	5.2%	4.6%	5.9%
Net interest margin(5)	6.2%	6.3%	7.1%
AGIFI/interest-earning assets(6)	6.7%	7.0%	7.6%

(1)	Interest income less interest expense.
(2)	Interest income divided by average interest-earning assets.
(3)	Interest expense divided by average interest-bearing liabilities.
(4)	Difference between average yield on interest-earning assets and average rate of interest-bearing liabilities.
(5)	Net interest income divided by average interest-earning assets.
(6)	For further information on adjusted income from financial information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

Return on Equity and Assets

The following table sets out selected consolidated financial data for the periods indicated:

	For the three months ended March 31,		For the year ended December 31,
	2010	2009	2009	2008	2007
	(in millions of R$, except percentages)
Net income	2,351	1,665	10,148	8,803	5,058
Average total assets(1)	724,263	536,796	612,498	431,861	334,003
Average stockholders’ equity(1)	37,175	29,757	32,559	26,838	22,696
Return on average assets (ROA)(2) (%)	1.3	1.2	1.7	2.0	1.5
Return on average equity (ROE)(3) (%)	28.0	23.4	31.2	32.8	22.3
Stockholders’ equity/total assets(4) (5) (%)	13.5	5.5	5.3	6.2	6.8
Dividend payout ratio (dividends/net income)			40.0	40.0	40.0

(1)	Based on monthly averages.
(2)

Return on average assets is calculated as net income earned during the accounting period divided by average assets and is annualized with respect to the information as of the three months ended March 31, 2010.

(3)

Return on average equity is calculated as net income earned during the accounting period divided by average equity and is annualized with respect to the information as of the three months ended March 31, 2010.

(4)

Prior to 2008, the Bank’s consolidated balance sheet included only the assets of financial companies within the Banco do Brasil group. Since 2008, the Bank’s consolidated balance sheet has included the assets of all companies within the Banco do Brasil group.

(5)	Based on stockholders’ equity and total assets as of the end of each period.

Securities Portfolio

The following table sets out the Bank’s portfolio of trading securities, securities available for sale and held-to-maturity securities as of March 31, 2010 and as of December 31, 2009, 2008 and 2007. Trading securities and securities available for sale are stated at market value and held-to-maturity securities have been valued at amortized cost. See the notes to the Financial Statements included elsewhere in this reference form limited translation for a description of the accounting policies applied to account for securities portfolio and for additional information on the portfolio as of those dates.

The following table sets out the Bank’s portfolio of trading securities, securities available for sale and held-to-maturity securities at amortized cost and market value as of the dates indicated:

	As of March 31, 2010	As of December 31,
		2009	2008	2007
	(in millions of R$)
Trading securities	38,183	38,274	26,136	19,112
Government bonds	32,022	32,682	23,498	18,487
Financial Treasury Bills	13,731	16,131	6,585	2,337
National Treasury Bills	7,040	7,093	6,815	14,382
National Treasury Notes	8,501	7,664	8,576	1,714
Rural debts	38	50	—	—
Federal government securities—other	—	—	1,498	—
Brazilian external debt	233	215	22	51
Other countries external debt	1,448	625	2	3
Others	1,031	904	—	—

	As of March 31, 2010	As of December 31,
		2009	2008	2007
	(in millions of R$)
Private bonds	6,161	5,592	2,638	625
Debentures	1,535	1,377	953	538
Promissory notes	256	320	53	—
Shares of publicly-traded companies	1,024	697	259	22
Investment fund units	610	550	110	2
Rural Product Certificates—Commodities	189	193	—	—
Bank Certificates of Deposit (CDBs)	2,093	1,784	1,231	—
Eurobonds	13	13	32	63
Others	442	658	—	0
Securities available for sale	62,949	62,161	38,374	38,108
Government bonds	49,202	50,088	33,446	36,165
Financial Treasury Bills	34,090	35,857	23,619	20,553
National Treasury Bills	6,781	4,570	2,531	4,786
National Treasury Notes	5,385	6,002	3,741	6,532
Rural debts	10	11	11	8
Brazilian external debt	2,850	2,822	2,758	1,728
Foreign government bonds	6	594	750	1,937
Others	80	230	38	621
Private bonds	13,747	12,073	4,928	1,943
Debentures	9,559	8,534	1,325	448
Promissory Notes—Commercial Papers	1,458	1,367	2,745	—
Ballots Credit Banking	30	30	29	—
Quotas of investment funds (Cotas de Fundos de Investimento)	905	376	150	311
Shares	235	213	21	647
Rural Product Certificates—Commodities	505	510	562	536
Ballots Credit Banking	168	125	91	—
Eurobonds	—	39	—	—
Others	887	879	5	—
Held-to-maturity securities	17,070	22,439	20,123	16,830
Government bonds	17,070	22,162	20,123	16,817
Financial Treasury Bills	12,434	12,361	15,701	16,432
National Treasury Notes	235	4,671	3,900	19
National Treasury Bills	3,996	5,003	315	—
Rural debts	—	—	—	—
Brazilian external debt	127	126	173	349
Foreign government bonds	—	—	33	15
Others	277	—	—	—
Private bonds	—	277	—	13
Others	—	277	—	13

Total	118,202	122,874	84,633	74,050

Maturity Distribution

The following tables set forth the maturities of the Bank’s securities portfolio:

	As of March 31, 2010
	No stated maturity	Due in 30 days or less	Due after 30 days to 180 days	Due after 180 days to 360 days	Due after 360 days	Total
	(in millions of R$)
Maturity in days (market value)
By portfolio	1,991	1,535	7,888	16,612	90,032	118,057
a) Own portfolio	1,984	574	5,866	6,252	54,143	68,819
b) Linked to repurchase transactions	7	842	406	9,675	28,992	39,922
c) Linked to Central Bank	—	—	1,606	296	3,650	5,553
d) Linked to guarantees	—	118	10	389	3,246	3,763

	As of December 31, 2009
	No stated maturity	Due in 30 days or less	Due after 30 days to 180 days	Due after 180 days to 360 days	Due after 360 days	Total
	(in millions of R$)
Maturity in days (market value)
By portfolio	1,684	7,347	8,452	12,157	93,074	122,715
a) Own portfolio	1,680	7,208	3,961	8,138	53,785	74,772
b) Linked to repurchase transactions	4	140	1,099	3,190	22,455	26,888
c) Linked to Central Bank	—	—	3,272	442	14,694	18,408
d) Linked to guarantees	—	—	120	387	2,140	2,647

	As of March 31, 2010
	No stated maturity	Due in 1 year or less	Due after 1 year to 5 years	Due after 5 years to 10 years	Due after 10 years
	(in millions of R$)
Maturity in years (Market value)
By type	1,991	26,034	68,319	14,581	7,132
Trading securities	1,398	7,568	21,896	5,969	1,352
Securities available for sale	593	15,001	36,001	8,389	2,966
Securities held to maturity	—	3,465	10,422	223	2,814

	As of December 31, 2009
	No stated maturity	Due in 1 year or less	Due after 1 year to 5 years	Due after 5 years to 10 years	Due after 10 years
	(in millions of R$)
Maturity in years (Market value)
By type	1,684	27,956	70,531	15,720	6,823
Trading securities	1,398	8,225	21,858	5,998	794
Securities available for sale	285	10,414	38,655	9,499	3,308
Securities held to maturity	—	9,318	10,018	223	2,721

Central Bank Compulsory Deposits

The Bank is required either to maintain certain deposits with the Central Bank or to purchase and hold Federal Government securities as compulsory deposits. The following table shows the amounts of these deposits as of March 31, 2010 and as of December 31, 2009, 2008 and 2007:

	As of March 31, 2010		As of December 31,
			2009		2008		2007
	R$	% of total	R$	% of total	R$	% of total	R$	% of total
	(in millions of R$, except percentages)
Non-interest-earning deposits	14,472	30.6	11,919	49.1	12,439	59.6	10,768	33.4
Interest-earning deposits	32,773	69.4	12,361	50.9	8,443	40.4	21,510	66.6

Total	47,244	100.0	24,280	100.0	20,882	100.0	32,278	100.0

Credit Portfolio

The following table presents the Bank’s credit portfolio by type of transaction for each of the periods indicated. Substantially all of the Bank’s loans were granted to borrowers domiciled in Brazil and are denominated in reais. Additionally, the majority of the Bank’s loan portfolio is indexed to Brazilian interest rates.

	As of March 31, 2010	As of December 31,
		2009	2008	2007
	(in millions of R$)
Credit transactions	267,317	261,783	190,882	138,817
Loans and acquisition of receivables	132,560	129,829	85,249	57,552
Borrowings	84,374	80,858	54,983	41,904
Rural and agro-industrial credit	65,848	67,167	63,683	49,340
Real estate financing	1,939	1,611	145	—
Securities Financing	—	—	—	—
Financing of infrastructure and development	2	4	—	—
(Allowance for credit losses)	(17,405)	(17,685)	(13,179)	(9,980)
Other credits with similar characteristics	15,326	15,728	17,129	10,362
ACCs	8,260	8,193	11,143	7,627
Credit cards operations	7,237	7,748	6,023	2,494
Guarantees (avais) and surety (fiança)	89	91	71	49
Others	417	398	472	502
(Allowance for other credit losses)	(678)	(702)	(579)	(311)
Leasing Transactions	4,593	4,701	2,968	1,247
Leasing transactions	4,826	4,932	3,039	1,270
(Allowance for lease losses)	(233)	(231)	(71)	(23)

Total	287,236	282,211	210,979	150,426

Credit Transactions—Maturity

The following tables set forth the maturities of the Bank’s credit transactions:

	Overdue operations
	As of March 31, 2010	As of December 31, 2009	As of March 31, 2010
	Total portfolio		AA	A	B	C	D	E	F	G	H
	(in millions of R$)
Installments Falling Due
(in days)
01 to 30	1,913	1,889	—	—	227	268	204	150	122	117	825
31 to 60	401	434	—	—	66	66	53	34	27	25	129
61 to 90	433	364	—	—	62	67	52	35	32	31	155
91 to 180	1,234	1,082	—	—	167	178	150	150	85	73	432
181 to 360	2,017	2,015	—	—	277	312	267	189	136	139	697
Over 360	4,785	4,632	—	—	436	923	631	419	343	341	1,693
Installments Overdue
(in days)
01 to 14	162	140	—	—	13	30	28	16	10	10	56
15 to 30	434	489	—	—	133	69	57	33	19	18	104
31 to 60	701	609	—	—	16	172	117	73	39	39	245
61 to 90	522	513	—	—	—	13	130	76	45	47	212
91 to 180	1,225	1,336	—	—	—	6	21	157	159	186	696
181 to 360	1,337	1,703	—	—	—	—	—	10	26	39	1,261
Over 360	70	30	—	—	—	—	—	—	—	11	60

Subtotal	15,234	15,238	—	—	1,397	2,103	1,709	1,343	1,043	1,074	6,565

	Overdue operations
	As of December 31,
	2009	2008	2009
	Total portfolio		AA	A	B	C	D	E	F	G	H
	(in millions of R$)
Installments Falling Due
(in days)
01 to 30	1,889	1,453	—	—	201	214	165	158	138	119	894
31 to 60	434	272	—	—	66	58	53	38	32	31	156
61 to 90	364	227	—	—	53	49	38	33	29	24	137
91 to 180	1,082	734	—	—	145	136	114	104	87	76	421
181 to 360	2,015	1,162	—	—	254	254	226	192	160	146	783
Over 360	4,632	2,596	—	—	495	695	575	462	359	346	1,701
Installments Overdue
(in days)
01 to 14	140	100	—	—	13	23	18	15	11	9	52
15 to 30	489	410	—	—	139	66	73	41	23	26	121
31 to 60	609	448	—	—	14	145	83	69	48	40	210
61 to 90	513	371	—	—	—	12	105	67	56	48	225
91 to 180	1,336	753	—	—	—	4	19	128	173	201	811
181 to 360	1,703	571	—	—	—	—	—	37	9	17	1,640
Over 360	30	29	—	—	—	—	—	—	—	—	30

Subtotal	15,238	9,126	—	—	1,380	1,655	1,470	1,344	1,124	1,083	7,181

	Loans Falling Due operations
	As of March 31, 2010	As of December 31, 2009	As of March 31, 2010

	Total portfolio		AA	A	B	C	D	E	F	G	H
	(in millions of R$)
Installments Falling Due
(in days)
01 to 30	22,929	23,487	4,858	11,650	4,269	1,411	534	65	17	12	113
31 to 60	16,528	17,225	5,630	6,325	3,126	1,059	256	41	12	12	67
61 to 90	15,225	14,185	4,399	4,935	3,893	1,436	354	61	26	20	101
91 to 180	37,540	34,364	8,380	11,609	11,511	4,452	987	209	63	41	288
181 to 360	49,076	50,596	12,170	15,797	14,257	5,126	1,020	275	59	36	337
Over 360	145,233	142,504	39,594	41,204	42,502	14,083	3,829	877	424	265	2,455
Installments Overdue
(in days)
Up to 14 days	1,250	587	883	126	104	62	33	11	9	3	19
Other(1)	2,537	2,643	2,537	—	—	—	—	—	—	—	—

Subtotal	290,317	285,591	78,451	91,647	79,661	27,629	7,013	1,540	608	389	3,379

	Loans Falling Due operations
	As of December 31,
	2009	2008	2009
	Total portfolio		AA	A	B	C	D	E	F	G	H
	(in millions of R$)
Installments Falling Due
(in days)
01 to 30	23,487	19,610	5,183	11,932	4,146	1,481	494	95	27	22	109
31 to 60	17,225	11,869	4,816	7,265	3,493	1,072	365	47	20	15	132
61 to 90	14,185	9,797	5,522	4,242	3,283	780	262	33	11	7	45
91 to 180	34,364	27,473	9,719	11,395	8,950	3,122	801	131	43	28	175
181 to 360	50,596	42,153	8,817	17,694	15,794	5,910	1,644	231	78	49	380
Over 360	142,504	100,158	38,701	42,411	42,274	11,333	3,991	1,047	402	272	2,073
Installments Overdue
(in days)
Up to 14 days	587	525	107	176	110	95	46	16	9	5	23
Other(1)	2,643	4,097	2,643	—	—	—	—	—	—	—	—

Subtotal	285,591	215,681	75,508	95,115	78,049	23,793	7,603	1,599	590	397	2,937

(1)

Transactions with third party risk linked to the Funds and Government Programs, mainly Pronaf, Procera, FAT, BNDES and FCO. Includes the amount of overdue payments totaling R$151 million, which are in accordance with rules defined in each program for reimbursement from managers, not involving a credit risk for the Bank.

The classification as Overdue or Loans Falling Due Operations set forth in the tables above are based on a determination made by the Bank in accordance with CMN Resolution 2,682/1999 and may not necessarily be comparable with classifications made by other banks. See “Classification of Credit Transactions and Allowance for Loan Transactions.”

Credit Transactions by Economic Activity

The following table presents the composition of the Bank’s credit portfolio, including non-performing loans, by economic activity of the borrower and the percentage that each one represents in relation to its total credit portfolio at each of the dates indicated:

	As of March 31, 2010	As of December 31,
		2009	2008	2007
	(in millions of R$, except percentages)
Public Sector	5,668	6,388	4,040	2,550
Government	2,527	2,716	2,754	2,206
Direct management	2,304	2,556	2,690	2,126
Indirect management	223	160	64	80
Corporate activities	3,141	3,672	1,287	344
BB Group	—	—	—	—
Industry	1,572	2,126	926	171
Commerce	0	0	10	0
Financial companies	170	151	343	161
Other services	1,398	1,392	9	11
Housing companies	2	2	—	—
Private Sector	299,883	294,441	220,767	158,189
Rural commerce direct management	55,008	54,769	51,009	41,915
Industry financial companies indirect management	85,528	84,799	71,909	49,540
Commerce	32,745	32,175	24,991	17,741
Financial companies	1,096	1,011	743	649
Individuals	84,488	81,295	41,629	28,937
Housing industry financial companies	1,903	1,457	63	—
Other services commerce private sector	39,114	38,935	30,424	19,408

Total	305,551	300,829	224,808	160,739

Rating of the Credit Transactions Portfolio

The table below sets out the rating of the Bank’s credit transactions by risk levels for the periods indicated, where “AA” represents minimum credit risk and category “H” represents an extremely high credit risk, according to the applicable regulation issued by the CMN.

	As of December 31,
	2009	2008	2007
Risk Level	Credit transactions	% of total	Credit transactions	% of total	Credit transactions	% of total
	(in millions of R$)
AA	75,508	25.1	63,858	28.4	42,734	26.6
A	95,115	31.6	42,670	19.0	31,408	19.5
B	79,428	26.4	72,997	32.5	53,462	33.3
C	25,449	8.5	24,403	10.9	18,460	11.5
D	9,073	3.0	8,151	3.6	5,439	3.4
E	2,943	1.0	2,988	1.3	2,214	1.4
F	1,715	0.6	1,238	0.6	816	0.5
G	1,480	0.5	1,421	0.6	1,137	0.7
H	10,118	3.4	7,081	3.1	5,070	3.2

Total	300,829	100.0	224,808	100.0	160,739	100.0

	As of March 31, 2010
Risk Level	Credit transactions	% of total
	(in millions of R$, except percentages)
AA	78,451	25.7
A	91,647	30.0
B	81,058	26.5
C	29,732	9.7
D	8,722	2.9
E	2,883	0.9
F	1,651	0.5
G	1,463	0.5
H	9,944	3.3

Total	305,551	100.0

Capital Requirements

The following table sets out the Referential Equity Value used for calculation of capital to risk-weighted assets, minimum capital required by the regulation, the capital to risk-weighted assets ratio, and the excess of the Bank’s regulatory capital as compared to the minimum required on a full consolidation basis as of March 31, 2010 and as of December 31, 2009, 2008 and 2007:

	March 31, 2010	December 31,
		2009	2008	2007
	(in millions of R$, except percentages)
Regulatory Capital Value—RE	61,654	58,264	43,391	34,900
Tier 1	42,489	41,068	31,201	23,951
Capital	18,567	18,567	13,780	13,212
Capital increase	—	—	—	(501)
Retained earnings (accumulated losses)	1,837	—	—	—
Capital reserves	5	5	5	—
Profits reserves	16,857	17,301	15,977	10,695
Mark-to-market—security and derivatives	405	270	199	350
Treasury stock	(31)	(31)	(31)	—
Income accounts	0	—	—	—
Tax credit excl. RE’s Tier 1—Res.3059	(22)	(22)	(22)	(18)
Deferred assets	(186)	(242)	(513)	(200)
Mark-to-market	(148)	(85)	(29)	(88)
Additional Provision	2,624	2,782	1,835	—
Hybrid capital and debt instruments	2,581	2,524	—	—
Tier 2	19,997	18,023	12,910	10,949
Subordinated debt	18,970	17,078	11,729	9,986
Hybrid capital and debt instruments	872	853	1,145	881
Inst of cap. issued by IF with FPR of 100%	—	—	—	(11)
Revaluation reserves	6	7	7	6
Mark-to-market	148	85	29	88
Financial Instrument excluded from RE	(832)	(827)	(720)	—
RSE/RRE	49,377	46,759	31,500	24,605
Credit risk(1)	45,350	43,557	30,980	23,821
Market risk(2)	775	674	119	783
Operating risk(3)	3,252	2,528	401	—
Surplus/(insufficiency) of RE	12,277	11,505	11,891	10,295

Capital ratio	13.7	13.7	15.2	15.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion contains an analysis of the consolidated results of operations of the Bank for the years ended December 31, 2009, 2008 and 2007 and for the three months ended March 31, 2010. The following discussion should be read in conjunction with the Financial Statements and the reports and the notes thereto included elsewhere herein. The Financial Statements of Banco do Brasil have been prepared in accordance with Brazilian GAAP. The accounting practices adopted by Brazilian GAAP differ from those adopted by International Financial Reporting Standards and US GAAP. Certain information included herein is derived from unaudited management accounting records.

Brazilian Economic Conditions

The financial condition and results of operations of the Bank are directly affected by general economic conditions prevailing in Brazil and are especially affected by variables, such as GDP, inflation, interest rates, exchange rate variations and Federal Government tax policies. Additionally, the development of the Brazilian economy affects the demand for banking products and services.

Until the onset of the global financial crisis in mid-2008, the Brazilian economy’s main indicators had improved significantly. In 2007, President Luís Inácio Lula da Silva began his second four-year term of office. He has continued to implement the macroeconomic policies set forth during his first term, including a focus on fiscal responsibility. In this second term, Brazil launched the Economic Acceleration Program (Programa de Aceleração Econâmica or “PAC”), which contemplates, among other initiatives, important infrastructure investments.

The beginning of 2007 brought positive indicators for the Brazilian economy. The Brazilian government conducted a review of the calculation methodology of the GDP, which caused a substantial improvement in its related multiples and resulted in increased optimism that Brazil would be rated as “investment grade” earlier than previously anticipated. The real/U.S. Dollar exchange rate appreciated by 17.2% in 2007, reaching R$1.77 per US$1.00 as of December 31, 2007 compared to December 31, 2006. Inflation, as measured by the IPCA and the IGP-M, was 4.5% and 7.8%, respectively, for the year ended December 31, 2007, which enabled the Central Bank to maintain lower interest rates. As of December 31, 2007, the SELIC rate was 11.18%. As a result of this favorable economic scenario, Brazil’s GDP grew 6.1% in 2007.

On April 30, 2008, Standard & Poor’s raised the sovereign long-term credit rating of Brazil’s foreign currency debt from BB+ to BBB-, giving Brazil’s debt investment grade status. On May 29, 2008, Fitch Ratings upgraded Brazil to investment grade, raising its rating from BB+ to BBB, and on September 22, 2009, Moody’s upgraded long-term Brazilian debt to investment grade, raising its rating to Baa3. These upgrades led to the increased inflow of foreign investment into Brazil, which contributed to the appreciation of the real. Nevertheless, the rating agencies have highlighted weaknesses in fiscal policy, including the higher Brazilian debt/GDP ratio as compared to countries with the same credit rating, along with structural impediments to growth and investment.

The effects of the global financial crisis in Brazil in 2008 and 2009 were moderate in comparison with the effects of previous crises. While liquidity in the Brazilian banking industry was affected by the global financial crisis, the Central Bank provided liquidity to the Brazilian market during this period. Brazil’s GDP grew 5.1% in 2008, decreased 0.2% in 2009. In addition, Brazilian GDP was 9.0% higher in the first three months of 2010 as compared with the same period of 2009.

The real depreciated against the U.S. Dollar by 31.9% in 2008. During 2009, the real appreciated against the U.S. Dollar and as of December 31, 2009 the real/U.S. Dollar exchange rate was R$1.74 per

US$1.00, which reflected an increase of 25.5% compared to December 2008. In the first quarter of 2010, due to uncertainties in international financial markets, especially relating to the estimates for global economic recovery, the real depreciated 2.3% against the U.S. dollar. Inflation, as measured by the IPCA and the IGP-M, was 5.9% and 9.8%, respectively, for the year ended December 31, 2008. The trend of periodic reductions of interest rates was temporarily reversed during 2008 when the Brazilian Committee for Monetary Policy (Comitê de Política Monetária or “COPOM”) increased the target SELIC rate by 250 basis points. As a result, the SELIC rate was 13.66% as of December 31, 2008. However, in response to the effects of the financial crisis in the Brazilian economy, in 2009 the COPOM began reducing the SELIC rate again and, as of December 31, 2009, the SELIC rate was 8.65%. The SELIC rate remained at 8.65% as of March 31, 2010.

The following table sets out certain macroeconomic data for the periods indicated.

	Three-months ended March 31				Year ended December 31,
	2010		2009		2009		2008		2007
Real GDP growth in %		9.0		(2.1)		(0.2)		5.1		6.1
Inflation (IGP-M)(1) in %		2.8		(0.9)		(1.7)		9.8		7.7
Inflation (IPCA)(2) in %		2.1		1.2		4.3		5.9		4.5
SELIC rate(3) in %		8.65		11.70		8.65		13.66		11.18
Real (appreciation)/depreciation vs. U.S. Dollar over the period in %(4)		2.3		(0.93)		(25.5)		31.9		(17.2)
Exchange rate at end of period—US$1.00(5)	R$	1.78	R$	2.32	R$	1.74	R$	2.34	R$	1.77
Average exchange rate at end of period—US$1.00(5)	R$	1.80	R$	2.31	R$	1.99	R$	1.84	R$	1.95

(1)	Inflation measured by the IGP-M is the general market price index measured by FGV.
(2)	Inflation (IPCA) is a general consumer price index measured by the IBGE.
(3)	Annualized SELIC interest rate accumulated in the month.
(4)	Calculated using the exchange rate at the beginning and end of the applicable period.
(5)	Sources: Central Bank. Average rate is the average of the lowest and highest rates over the period.

Overview of the Bank

Banco do Brasil was the largest bank in Latin America in terms of total assets as of December 31, 2009, according to data published by Economática. It is a multiple-service bank with headquarters in Brasília and has a significant presence throughout Brazil and conducts operations in key global economic and financial centers.

The Bank focuses on sustainable results and performance compatible with its market leadership. The Bank acts as an agent of the Federal Government to implement its policies and programs related to the agribusiness sector, small and micro businesses, foreign trade, and in the development of solutions that simplify the operations and services that cater to these economic sectors.

With over 200 years of operations, the Bank’s principal strength is in the Brazilian retail banking market and its business can be grouped generally into seven general areas: banking services, investments, asset management, insurance, pension and financing, payment services and other businesses. The main activities of each segment are as follows:

(i)	Banking services: providing banking services to all customer segments;

(ii)	Investments: investments in insurance companies and companies operating in the pension sector;

(iii)	Asset management: administration and management of third-party assets, organization and administration of investment and other funds, management of portfolios, and custody of marketable securities;

(iv)	Insurance: health, life, financial, vehicle and agricultural;

(v)	Pension plans and financing: sale of supplementary pension products and administrating pension plans;

(vi)	Payment services: providing commercial services for the payments under corporate benefit plans, including meal, transportation and fuel plans; and

(vii)	Other businesses, including:

•	Acquisitions, credit management of bank, real estate credit and leasing operations;

•	Electric energy investments;

•	Leasing of properties and other assets;

•	Management of consortium groups; and

•	Sales, installations and maintenance of computers and other electronic devices.

Key Factors Affecting the Comparability of the Bank’s Consolidated Financial Condition and Consolidated Results of Operations

As a result of the following factors, the Bank’s consolidated financial condition and consolidated results of operations as of and for certain of the financial periods discussed in this reference form limited translation may not be directly comparable with the Bank’s consolidated financial condition and consolidated results of operations as of and for other financial periods discussed herein or as of and for future financial periods.

Acquisition of Nossa Caixa

On December 19, 2008, the Bank entered into a share purchase agreement with the State of São Paulo to acquire a controlling interest in Nossa Caixa (76,262,912 common shares, representing 71.25% of its total and voting share capital) at the price of R$70.63 per share, totaling R$5.4 billion. See “Business—Recent Relevant Acquisitions and Partnerships” for further information

On March 10, 2009, the Central Bank of Brazil declared that its Executive Board, approved the transfer of the shareholding control of Nossa Caixa S.A. on that same date.

The transaction primarily allowed the Bank to: (i) strengthen its presence in the State of São Paulo, where the Bank has the most branches; (ii) expand its client base and credit operations in the State of São Paulo; (iii) act as the financial agent of the State of São Paulo; (iv) expand its lower-cost deposit base; and (v) expand services with better profitability for Nossa Caixa’s customers, among others.

The total amount owed by the Bank to the State of São Paulo was R$5,387 million (or R$70.63 per share), payable in 18 monthly installments of R$299,250,000 adjusted by the SELIC rate applied from November 20, 2008 until the date of payment. The acquisition price was calculated based on an economic and financial analysis, including an assessment of the future profitability prospects of Nossa Caixa, and a discounted cash flow analysis, pursuant to the Brazilian Corporations Law. For a description of the accounting treatment of amounts owed for the acquisition of Nossa Caixa, see Notes 5(a) and 20(f) of the Financial Statements.

In accordance with CVM Resolution 506/2006, the Bank recorded the investment and related goodwill in its financial statements, and Nossa Caixa recorded an adjustment due to the estimates of the Bank. The Bank recorded an investment of R$2,956.7 million and goodwill of R$4,961.0 million on its balance sheet as of December 31, 2009. These amounts were determined based on information and best estimates available to the Bank. The Bank is currently conducting a review of the determination of these amounts to determine any necessary adjustments to be made in future periods. For a description of the amounts owed in future periods for the acquisition of Nossa Caixa, see Notes 5 and 14 to the Financial Statements.

Consolidation of non-financial affiliated companies and subsidiaries

On March 1, 2008, the Bank started proportionally consolidating its non-financial affiliated companies and non-financial subsidiaries as recommended by the Central Bank. For further information regarding the entities that were consolidated see Note 2 to the Bank’s consolidated financial statements.

Sale of Visanet (newly renamed Cielo) holdings

On June 30, 2009, the Bank announced the sale of part of its holdings, through BB Investimentos, in Visanet (which has since changed its name to Cielo), a company that manages the relationship between banks and merchants for the use of credit cards carrying the “Visa” brand, in Visanet’s initial public offering of its shares. The Bank sold shares representing 7.05% of the capital stock of Visanet, resulting in revenue before taxes and expenses in the amount of R$1,415.1 million, which the Bank recorded in the Financial Statements under “Non-operating income.”

On July 8, 2009, the Bank made a further announcement that, as part of the exercise of the overallotment option by the underwriters of Visanet’s initial public offering, the Bank sold additional shares in Visanet, resulting in revenue before taxes and expenses of approximately R$200.0 million. Following the sale of these shares, the Bank, through BB Investimentos, held 23.5% of the capital stock of Visanet.

On April 23, 2010, the Bank announced that it would purchase of 65% of the shares of the Brazilian Company for Solutions and Services, or CBSS, and 5.11% of the shares of Cielo from Santander Spain. If the transaction is consummated, BB-BI will pay Santander Spain R$1,100 million, R$60.8 million for the CBSS shares and R$1,039.2 million for the Cielo shares. Following the transaction, the Bank’s share in Cielo will increase from 23.54% to 28.65%, and in CBSS from 40.35% to 45.0%. The consummation of the purchase and sale of the shares is subject to satisfactory negotiation of the definitive documents and satisfaction of legal and regulatory requirements.

Acquisition of interest in Banco Votorantim

On January 9, 2009, the Bank entered into a share purchase, sale and subscription agreement with Banco Votorantim and Votorantim Finanças for (i) the purchase of 33,356,791,198 common shares of Banco Votorantim, for the amount of R$3.0 billion, and (ii) the subscription of 7,412,620,277 new non-voting shares to be issued by Banco Votorantim, in the amount of R$1.2 billion, totaling a R$4.2 billion investment. As a result of this investment, the Bank will share in the management of Banco Votorantim with Votorantim Finanças by holding 50.00% of its total share capital (consisting of 49.99% of voting share capital and 50.01% of non-voting share capital). The acquisition by the Bank of an interest in Banco Votorantim was completed on September 28, 2009. See “Business—Recent Relevant Acquisitions and Partnerships.”

The partnership allowed the Bank to: (i) increase the capacity to originate assets in the consumer financing industry, in particular vehicle financing, (ii) have access to alternative well-developed distribution channels: car dealers, partners and stores of BV Financeira, (iii) operate based on a successful model in the promotion of sales with domestic operations in the vehicle financing market, and (iv) strengthen the Bank’s position in the capital markets (Votorantim Corretora) and in the corporate segment, among others.

Factors Affecting Financial Condition and Results of Operations

As described below, the Bank’s financial performance and results of operations for the past three years have been affected by Brazilian economic volatility and the Bank’s strategy for dealing with economic and financial conditions.

Brazilian Economic Volatility

Exchange rates for the real can be highly volatile. The real experienced significant appreciation against the U.S. Dollar in 2007 and 2009, and depreciation in 2008. The real continued to appreciate against the U.S. Dollar in the first quarter of 2010. See “Foreign Exchange Rates and Exchange Controls.” However, the Bank’s consolidated financial performance is not significantly affected by the volatility of the real, due to the Bank’s selective combining of assets and liabilities in foreign currency, which serves to minimize the negative impact of exchange variations on its results.

The Bank does not play an active role in the implementation of the Brazilian government’s currency policies. The Bank trades foreign currency mostly as an agent for its clients, including the Central Bank. The Central Bank also trades foreign currency through other commercial banks and dealers.

Interest Rates

In general, increases in interest rates allow the Bank to increase its revenue from loans due to higher rates that the Bank is able to charge. However, such an increase may adversely affect the Bank’s results of operations as a result of reduced overall demand for loans and greater risk of default by the Bank’s clients. In addition, high interest rates affect the Bank’s funding costs, particularly time deposits and interbank deposits, and can adversely affect the Bank’s profitability if the Bank is unable to pass on the increased funding costs to its clients. On the other hand, a decrease in interest rates can reduce the Bank’s revenue from loans as a result of lower rates on the Bank’s loans. This revenue decrease could be offset by an increase in the volume of the Bank’s loans resulting from higher demand for loans and/or a decrease in the Bank’s funding costs.

In addition, changes in interest rates can affect the value of the Bank’s securities portfolio and therefore the Bank’s financial condition and results of operations.

The following table sets out the period-end SELIC rates for the three-month period ended March 31, 2010 and for the years ended December 31, 2009, 2008 and 2007, as reported by the Central Bank.

Period ended	Period-end
March 31, 2010	8.65%
December 31, 2009	8.65%
December 31, 2008	13.66%
December 31, 2007	11.18%

Capital Adequacy

As a general rule, the Central Bank requires that banks in Brazil comply with regulations similar to those of the Basel I Accord for sufficiency or adequacy of capital (with certain exceptions, for example, the Central Bank requirement of a minimum capital adequacy ratio of 11% of risk-weighted assets as compared to the capital adequacy ratio of 8% required by the Basel II Accord). In addition, the Central Bank imposes restrictions on banks’ exposure to foreign currency. Pursuant to applicable banking regulations, the exposure of Brazilian banks in gold and in assets and liabilities indexed to foreign exchange rates cannot be greater than 30% of a bank’s adjusted stockholders’ equity. The Basel I Accord sets out capital adequacy requirements for banks based on (i) an equity capital to risk-adjusted assets test, (ii) the allocation of capital for exchange risk, and (iii) the risk of interest rate mismatches.

In June 2004, the bank supervision committee of the Bank of International Settlements (“BIS”) endorsed the publication of the International Convergence of Capital Measurement and Capital Standards: A Revised Framework, or the “Basel II Accord.” On December 9, 2004, the Central Bank expressed its intention to adopt the Basel II Accord in Brazil. The bulletin No. 12,746/2004 indicated that the Central Bank intends to adopt the Basel II Accord gradually, seeking to incorporate provisions applicable to the Brazilian banking sector.

Furthermore, the CMN issued on June 29, 2006, Resolution No. 3, 380, which sets out procedures for the implementation of an operational risk internal structure, aimed at fostering compliance with Basel II Accord principles by Brazilian banks. Brazilian banks were required to present their proposed procedures by the end of 2006 and implement their procedures by the end of 2007.

On February 28, 2007, the CMN established the criteria for calculation of reference stockholders’ equity. In addition, on August 29, 2007, the CMN established new criteria for calculating the Required Referential Shareholders’ Equity (PRE) of financial institutions effective from July 1, 2008.

On September 27, 2007, the Central Bank set out a revised schedule for the adoption of the Basel II Accord through Communication No. 16,137, indicating that the requirements relating to the use of advanced methods for the valuation of capital will be fully implemented by the end of 2012 (including requirements relating to the allocation of capital for operating risks and changes in the allocation of capital for credit risk).

The Central Bank also imposes restrictions on banks’ exposure to foreign currencies. According to CMN Resolution No. 3,488, dated December 29, 2010, the total consolidated foreign currency and gold exposure of a financial institution cannot be higher than 30% of the regulatory capital.

As of December 31, 2009, the Bank’s capital ratio was 13.7%, compared to 15.6% as of December 31, 2008. The Bank’s Tier 1 and Tier 2 capital calculated according to the Basel II Accord criteria totaled R$41,068 million and R$18,022 million, respectively, as of December 31, 2009, compared to R$31,201 million and R$12,910 million, respectively, as of December 31, 2008. See “—Capital Adequacy Information” for further data regarding the Bank’s compliance with capital adequacy regulations.

As of March 31, 2010, the Bank’s capital ratio was 13.7%. The Bank’s Tier 1 and Tier 2 capital totaled R$42,489 million and R$19,997 million, respectively, as of March 31, 2010. See “—Capital Adequacy Information” for further information regarding the Bank’s compliance with capital adequacy regulations.

Following its acquisition of a 50.00% interest in the total share capital of Banco Votorantim (consisting of 49.99% of voting share capital and 50.01% of non-voting share capital), as of December 31, 2009, the Bank’s risk-weighted capital ratio was 13.7%. In addition, as the Bank’s business continues to expand, its risk-weighted capital ratio will continue to decrease unless the Bank raises additional regulatory capital. For a discussion of risks relating to the Bank’s capital adequacy ratios, see “Risk Factors—Risks Relating to the Bank and the Brazilian Banking Industry—Acquisition of interest in Banco Votorantim.”

The Bank’s Strategy for Dealing with Changes in Economic and Financial Conditions

The Bank actively manages risks by identifying, assessing, monitoring and controlling risk exposures associated with its activities and the Brazilian economic and financial conditions or downturns. The Bank’s Management system complies with all applicable Brazilian legal and regulatory requirements and also sets out segregation levels that are more stringent than those required by applicable regulations. The main features of the Bank’s risk management system include:

•	managing foreign exchange risk to minimize any effects foreign exchange transactions may have on consolidated financial results;

•	measuring the Bank’s value at risk (VaR) limits in order to establish limits for its loan portfolio;

•	maintaining liquidity levels that are consistent with the Bank’s obligations in Brazil and abroad;

•	establishing global operational loss limits for the Bank; and

•	implementing the expected frequency of default (FEI), loss to default (PDI), and credit risk exposure, to measure economic capital (EC) and expected loss (PE).

The Bank performs its overall risk management by studying different scenarios and continually repositioning its business strategy to improve its competitiveness.

All decisions related to risk management are made by a committee in accordance with the guidelines and standards of the Bank. Risk Governance at Banco do Brasil, including the multiservice bank and its wholly-owned subsidiaries, is centralized at the Global Risk Committee (CRG), consisting of members of the Board of Directors, whose main purpose is to establish strategies for risk management, global exposure limits, compliance levels and allocation of capital based on risks.

Aimed at strengthening the management process, credit risk (SRC), market and liquidity risk (SRML) and operational risk (SRO),subcommittees have been created to provide the CRG with the information and tools necessary to make certain decisions pursuant to the CRG’s delegation of authority. Decisions are communicated to the areas involved by means of resolutions that express objectively the position taken by Management, ensuring implementation at all levels of the Bank.

Adjusted Results of Operations

The Bank has included, in its discussion of its results of operations, certain line items on an adjusted basis. The purpose of this presentation is to reflect recurring income and expenses by excluding certain material non-recurring items. In presenting these adjusted line items, the Bank does not intend to exclude all non-recurring or extraordinary items, but only certain material non-recurring items, in order to give investors a sense of the Bank’s results on a recurring basis.

The line items presented on an adjusted basis are not GAAP measures under Brazilian GAAP and do not have standardized meanings. Accordingly, the Bank’s presentation of those line items on an adjusted basis may not be comparable to that of other companies.

Critical Accounting Policies

The accounting policies adopted by the Bank are critical to understanding its results of operation and Financial Statements included elsewhere in this reference form limited translation. These accounting policies are described in detail in the notes to the Bank’s audited Financial Statements. Certain of the Bank’s accounting policies require significant managerial judgment on matters that are inherently uncertain, including the valuation of certain assets and liabilities and the adoption of estimates and assumptions based on historical experience and other factors considered reasonable and significant by the Bank’s management. The Bank has established policies and control procedures intended to ensure that stringent valuation methods are applied in accordance with applicable accounting principles during the preparation of its Financial Statements for the relevant period. These policies and procedures help to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of the Bank’s current accounting policies which require significant managerial judgment.

Allowance for Loan Losses

Pursuant to Central Bank rules, financial institutions are required to classify corporate loan transactions in nine categories, ranging from AA to H, based on credit risk. Loan ratings are the responsibility of the financial institution extending the loan and must be assigned in accordance with the following factors set forth in the CMN Resolution 2,682, of December 21, 1999: (i) characteristics of the borrower and the guarantor, such as their respective economic and financial conditions, debt level, ability to generate profit, cash flows, management and internal control level, delinquency in payments, contingencies, economic industry and credit limits; and (ii) characteristics of the transaction, such as the nature and purpose, sufficiency of collateral, liquidity level and overall loan and collateral amount. For individual loans, the loan is classified based the individual’s income, net equity and credit history (as well as other personal information).

Regulations set out, for each loan category, a minimum allowance as follows:

Credit Rating	Minimum Allowance
AA	0.0%
A	0.5%
B	1.0%
C	3.0%
D	10.0%
E	30.0%
F	50.0%
G	70.0%
H	100.0%

Generally, banks should review loan ratings on annual basis. However, except for loans of amounts lower than R$50,000.00, banks should review loans: (i) semi-annually for loans granted to one single borrower or economic group in amounts greater than 5% of the bank’s regulatory capital amount; and (ii) monthly for overdue loans. The rating of any loan can be upgraded if backed by a credit or downgraded upon default.

The applicable regulations set out maximum risk ratings for overdue loans as follows:

Days Overdue(1)	Maximum Risk Rating
15 to 30 days	B
31 to 60 days	C
61 to 90 days	D
91 to 120 days	E
121 to 150 days	F
151 to 180 days	G
Over 180 days	H

(1)	The period can be counted twice in the event of loans with maturity date greater than 36 months.

Financial institutions are required to review, on a monthly basis, if loans should be reclassified as a result of such maximum risk ratings and, if so, should adjust allowances in accordance with the above.

Financial institutions are required to make credit and loan rating policies available to the Central Bank and their respective independent auditors. Financial institutions should also provide information on their respective loan portfolios along with their financial statements, including:

•	the distribution of loans by activities and nature of the borrower;

•	maturity dates of loans;

•	amounts of renegotiated transactions, loans recorded as loss and written-off transactions;

•	diversification of the loan portfolio, according to risk rating; and

•	overdue loans, according to those up to 15 days overdue and those over 15 days overdue.

Fair Value of Financial Instruments

The Bank’s methodology for calculating the market value of securities uses criteria consistent and verifiable and which uses the average price for which securities are traded on the day the trades are recorded or, if such information is not available, either the daily prices of futures transactions published by ANBIMA, BM&FBOVESPA or the probable net amount from sales of the securities using interest, exchange, price and currency rates for futures available for the applicable fiscal year.

The market values of derivatives are recorded on the Bank’s monthly balance sheet. Increases and decreases are recorded as income or expense for the respective financial instruments. The Bank’s methodology for recording market prices uses criteria the Bank believes to be consistent and verifiable and which uses the average price for which the derivatives are traded on the day the trades are recorded or, when such information is not available, pricing models indicating the probable net value pursuant to the respective derivative’s characteristics.

Contingencies for Litigation

The Bank is routinely involved in legal proceedings as both plaintiff and defendant. In the past, the Bank has been a defendant in various lawsuits filed by customers, current and former employees and employees of the Bank’s service providers. With respect to administrative proceedings, the main plaintiffs have been the INSS, the Federal Revenue Service (Secretaria da Receita Federal) and state and municipal treasury departments. Lawsuits in which the Bank has been the plaintiff generally involved its attempt to recover overdue loans. The Bank has established controls and procedures to identify any lawsuits filed against it. The Bank believes that these legal proceedings arise in the ordinary course of its business and records an appropriate provision for all claims in accordance with applicable Brazilian regulatory requirements. See “—Methodology and Criteria for Recognizing Provisions for Contingencies” for a description of how the Bank makes these determinations.

Methodology and Criteria for Recognizing Provisions for Contingencies

The Bank’s provisioning procedures follow CVM Deliberation No. 489, which sets out the rules related to provisions, liabilities, contingent liabilities and contingent assets. Under this CVM deliberation and based on internal counsel’s opinion, the Bank must record provisions for any contingencies in which the probability of loss is greater than the probability of a favorable outcome. In addition, the Bank also takes into account the prevailing case law regarding the subject matter in question and its prior experience in resolving seminal matters.

The Bank classifies its chances of loss in labor claims through its internal system. The risk is classified as remote, possible or probable after considering the type of claim and/or type of cause of action. Such classification may be adjusted in response to each actual outcome during the lawsuit. The amounts disputed in those labor claims with a probable chance of loss are fully provisioned.

For other legal and administrative proceedings, including civil, tax and social security proceedings, the Bank’s legal counsel analyses the merits of each of the claims and assesses its chances of a favorable outcome. Based on the Bank’s counsel’s assessments, the system automatically classifies the chance of loss as remote, possible or probable. For lawsuits classified as probable losses, the amount disputed is fully provisioned.

Income and Expenses

The Bank’s principal sources of income and expenses are:

•

income from financial intermediation, which includes income from credit operations, leasing operations, securities and derivatives transactions, foreign exchange transactions and income generated from compulsory deposits;

•

expenses from financial intermediation, which include expenses relating to funds obtained in the money market, borrowing and onlendings in Brazil or abroad, as well as transactions in foreign currency and capitalization operations. These expenses also include allowances for credit losses, which are intended to adjust the value of the Bank’s loan assets for probable loan losses according to CMN Resolution No. 2,682;

•	other operating income, which includes service fees, services fees earned by and equity on the earnings of subsidiaries and other affiliated companies, as well as certain other sources of income; and

•	other operating expenses, which include personnel, administrative and tax expenses as well as certain other expenses.

Tax credits

The tax credits result from temporary differences due to the fact that the applicable tax legislation does not allow the inclusion of some expenses in the calculation basis of taxes when they are incurred (equity method of accounting), but rather when they are settled (cash method).

The tax credits include those related to income tax and social contribution. The realization of tax credits through the reduction of taxes payable in future years depends on the Bank’s taxable income. Banco do Brasil has adopted specific measures in order to increase its taxable income, including, among other measures, the incorporation of some activities previously performed through subsidiaries and reduction of its investments in subsidiaries abroad. However, the Bank cannot assure that the taxable income will be generated in the future in order to allow Banco do Brasil to realize these tax credits. Specific regulations of the Central Bank require that, if an entity incurs losses for three fiscal years in the previous five fiscal years, it cannot recognize a tax credit to offset tax losses or temporary differences. The Bank had taxable income in the years 2007, 2008 and 2009.

In accordance with CMN Resolution No. 3,059/02, as amended by CMN Resolution 3,355/08, a technical study must be periodically carried out in order to determine the realization period (consumption) of the tax credits. With respect to tax credits with a realization period greater than five years, the rule determines that those tax credits must be excluded for purposes of calculation of regulatory capital Level I, at the rate of 20.0% in 2004, 40.0% in 2005, 60.0% in 2006, 80.0% in 2007, and 100.0% in 2008. The Bank’s tax credits from temporary differences mainly relate to the provisioning, and have a long-term realization. Subsequent to January 2008, the total value of the Bank’s tax credits must not exceed 40.0% of its Level I regulatory capital. In the event the Bank does not generate taxable income in the future, it may have to offset the tax credits and the Central Bank of Brazil may request the reduction of the Bank’s assets and stockholders’ equity. Therefore, any offset or result may adversely affect the Bank’s financial condition and results of operations.

The criteria for creating, maintaining, and writing off tax credits are established in CMN Resolution 3059/02, as amended by CMN Resolution 3,355/08. The CMN provides that financial and other institutions accredited to operate by the Brazilian Central Bank can only account for tax credits arising out of loss of income tax, negative basis of social contribution on net income, and those arising out of temporary differences, upon meeting, cumulatively, the following conditions:

(i)	a history of taxable income or revenues for income tax and social contribution purposes, as appropriate, as evidenced by the occurrence of these situations in at least three of the previous five fiscal years, which period is to include the fiscal year in question;

(ii)	future taxable income or revenues for income tax and social contribution purposes are expected to occur, as appropriate, in subsequent periods, based on an estimate, carried out in accordance with CMN Resolution No. 3,059/02, as amended by CMN Resolution No. 3,355/08, that shows the likelihood of future liabilities from taxes and contributions that allow realization of tax credits within ten years.

The Bank recorded a deferred tax credit of R$16,499.5 million and R$13,825.9 million as of December 31, 2009, 2008 and 2007, respectively. In addition, as of March 31, 2010, the Bank recorded receivables in respect of income tax and social contribution on net income to be offset of R$509.8 million, compared to R$2,707.7 million as of March 31, 2009 and R$4,127.6 million, R$3,544.8 million and R$1,198.9 million as of December 31, 2009, 2008 and 2007, respectively. These amounts were recorded in the Bank’s balance sheet under “Other Receivables—Sundry.”

Long-term assets and useful lives of non-current assets

The assets under this classification are recorded in non-current assets, divided into the following subgroups: (i) long-term receivables: rights and agreements resulting from long-term operations; (ii) investments: corporate interests which comprise the Bank’s strategic plan; (iii) property, plant and equipment: assets used in the Bank’s institutional activities; and (iv) intangible assets: software use rights and services rendered in connection with the payroll of public institutions and private companies.

The useful lives of non-current assets are subject to the rules issued by the CMN and Central Bank, which establish the depreciation terms for property, plant and equipment in use. Therefore, the useful lives of these assets are as follows:

Non-current assets	Annual rate - %
Properties in use—Buildings	4.0
Facilities, furniture and usage equipment	10.0
Communication system (excluding use rights)	10.0
Security system (excluding vehicles)	10.0
Transportation system (excluding vehicles)	10.0
Data processing system	20.0
Vehicles	20.0

Pension plans

Caixa de Previdência dos Funcionários do Banco do Brasil—Previ

The Bank sponsors Caixa de Previdência dos Funcionários do Banco do Brasil—Previ, which provides to the participants and dependents supplementary benefits or benefits similar to the Official Basic Social Security. The plans offered through Previ are defined contribution plans (Plano Previ Futuro) or defined benefit plans (Plano de Benefícios No. 1). With respect to the latter, the system adopted for the actuarial revaluations is capitalization.

The cost of the benefits granted and to be granted is summarized as follows:

•

Participants admitted up to April 14, 1967, who were not retired and that on such date had no conditions for retirement, subject to the agreement between the Bank and Previ, entered into December 24, 1997 (Plano de Benefícios No. 1): the commitment for the payment of retirements in this group of participants is fully assumed by the sponsor and the reserves to guarantee the benefits related to this group are fully paid with Previ. The retirement right related to this group of participants is characterized as defined benefit.

•

Participants admitted between April 15, 1967 and December 23, 1997 (Plano de Benefícios No. 1): in June 2007, in view of the accumulated surplus, it was suspended, retroactively to January 2007, the contributions of the participants, beneficiaries (retired employees and pensioners) and the sponsor (Banco do Brasil). This measure must be evaluated each twelve months, with its maintenance related to the existence of Special Reserve of Plano de Benefícios No. 1, arising from the Plan’s surplus condition.

•

Participants admitted as from December 24, 1997 (Plano Previ Futuro): the active participants contribute with amounts between 7% and 17% of the Previ’s participation salary. The participation percentage varies in view of the time rendering services in the company and the level of the participation salary. There is no contribution for inactive participants. The sponsor contributes with amounts similar to those amounts provided by the participants, limited to 14% of the salary payrolls of these participants. The retirement right for this group of participants is characterized as defined contribution.

In July 2007, a new mortality table was adopted, the complete AT-83, which table did not affect the Bank’s results, in view of the surplus recorded by Previ.

In terms of Benefits of Exclusive Responsibility of Banco do Brasil (Informal Plan), the type of which is defined benefit, the Bank is responsible for the following:

•	payment of the participants’ retirement and pension due to the participants’ death up to April 14, 1967;

•

payment of the retirement supplementation to the other Banco do Brasil participants who retired up to April 14, 1967 or that, on the same date, were able to retire because of the period of services rendered and also due to the fact that these employees rendered at least 20 years of effective services on behalf of Banco do Brasil; and

•

increase in the retirement and pension values in addition to the values set forth in Previ Benefits Plan, arising from judicial and administrative decision in connection with the reorganization of the plan of titles and salaries and incentives created by the Bank.

The economic assumptions adopted for actuarial calculation purposes are the same as those adopted for Previ’s Plano de Benefícios No. 1, except as regards to the adoption of the mortality table AT-83, considering that the Information Table uses the temporary table between the GAM-71 modified and GAM-83.

Fundação Codesc de Seguridade Social—FUSESC

In view of the merger of Besc S.A. and BESC S.A.—Crédito Imobiliário (Bescri) by Banco do Brasil, on December 31, 2008, the Bank assumed the sponsorship obligations of the following Private Social Security Plans:

•	Multifuture I—maintained by Fusesc, implemented in June 2002 with the migration of the Defined Benefit Plan’s participants; and

•	Defined Benefit Plan—maintained by Fusesc, since 1978, structured together with other companies, directed to its employees and dependents.

The sponsors’ normal contribution, as from December 2000, was defined as the sum of the contributions payable by the active and benefited participants, based on the ratio between the sponsors and participants’ contributions, as set forth in article 5 of Constitutional Amendment n.º 20/1998.

With respect to the actuarial determination of the Defined Benefit Plan (BD), base date as of December 31, 2008, the mortality table AT-83 was adopted.

Asset recovery test

Law No. 11,638/07 requires a periodic analysis related to the recovery of the amounts recorded in assets, mainly in property, plant and equipment, intangible assets and deferred assets. This analysis must be performed in order to record the impairment values as regards those cases in which the recoverable value is less than the carrying value of the asset, as well as to review and adjust the depreciation and amortization criteria. This matter was already approved by CVM Resolution No. 527, of November 1, 2008, and by the Central Bank of Brazil, through the approval of the Technical Pronouncement CPC 01—“Reduction to the Recoverable Value of Assets.”

The Bank performed an analysis of the recoverability of these assets, on December 31, 2008, which resulted in the recognition of provisions to adjust the recoverable value, arising from the difference determined between the carrying values and the expected contribution margin, on agreements entered into with public bodies, and the devaluations verified in connection with tangible and intangible assets—automatic bank equipment.

The impairment value is recognized in the event the accounting value of an asset or its cash generation unit exceeds its recoverable value. The cash generation unit is the smaller group of assets generating cash, which assets are, most of the time, independent from the cash of other assets or group of assets. The impairment values are recorded in the statement of income for the period.

As from 2008, the values of non-financial assets, except for tax credits and other values and assets, are reviewed, at least, on a yearly basis to determine any indication of impairment value.

Technical Pronouncements of the CPC

In 2009, the CVM issued Resolution No. 610 requiring that the Technical Pronouncements of the CPC will become effective in 2010 with retroactive application to 2009 for comparison purposes. Given that the Bank had not adopted the rules previously in 2009, this means that the significant changes to accounting practices required by the CPC’s Technical Pronouncements #15 to 40 (except for #34) and the corresponding interpretations will be reflected in only annual and interim financial statements prepared as from the year ended 2010.

The Financial Statements for the year ended December 31, 2009, however, remain prepared in accordance with the accounting practices set forth in the Brazilian Corporations Law based on the rules and instructions of the CMN, BACEN, CVM, CNSP, SUSEP and ANS.

Results of Operations

The financial information of the Bank discussed in this section is based on the consolidated financial results of operations of the Bank and its subsidiaries unless otherwise indicated.

Three Months Ended March 31, 2010 Compared to the Three Months Ended March 31, 2009

The Bank’s net income increased by 41.2% from R$1,665 million for the three months ended March 31, 2009 to R$2,351 million for the three months ended March 31, 2010, as a result of the factors described below.

Income from financial intermediation

The following table sets out the principal components of the Bank’s income from financial intermediation in the three months ended March 31, 2010 and 2009.

	Three-month period ended March 31,
	2010	2009	Variation (%)
	(in thousands of R$, except percentages)
Loans	11,953	8,502	40.6
Leases	820	478	71.4
Securities	5,644	5,730	(1.5)
Derivative financial instruments	(232)	(62)	277.3
Foreign Exchange	—	—	—
Compulsory deposits	274	176	56.2
Insurance, pension plans and capitalization	354	320	10.7

Income from financial intermediation	18,813	15,144	24.2

The Bank’s income from financial intermediation increased by 24.2% from R$15,144 million in the three months ended March 31, 2009 to R$18,813 million in the three months ended March 31, 2010, primarily due to the factors described below.

Income from loans had the most significant growth and increased by 40.6% from R$8,502 million in the three months ended March 31, 2009 to R$11,953 million in the three months ended March 31, 2010. This increase mainly reflects an increase in the overall lending activity of the Bank and is principally derived from:

•	a R$452.2 million increase in operating income primarily resulted from the variation of the Brazilian real against the Japanese Yen;

•	an income increase of R$113.4 million in BB Giro Empresa Flex due to an increase in average balances;

•	the recovery of certain credits previously written off as losses; and

•	a R$252.3 million increase in income from loans of Banco Votorantim.

Income from Banco Nossa Caixa and Banco Votorantim was consolidated with the Bank’s for the three months ended March 31, 2010 but not the same period in 2009.

The table below describes income from loans adjusted for equalization of rural credit, a non-recurring event. The equalization of rural credit comprises operating income and is classified as other operating income. In order for income from loans to accurately reflect actual recorded income from loans, it must be adjusted for this non-recurring event. Adjusted income from loans is not a GAAP measure under Brazilian GAAP, does not represent income from loans for the periods presented and should not be considered an alternative to income from loans. Adjusted income from loans does not have a standardized meaning and, accordingly, the Bank’s definition may not be comparable to that of other companies. The Bank uses adjusted income from loans to present income from loans without the effects of extraordinary accounting or accounting reclassifications which affect the historical analysis of revenue. Accordingly, the measurement allows the comparison of revenues in several periods.

	As of and for March 31,
	2010	2009	Variation (%)
	(in millions of R$, except percentages)
Income from loans	11,953	8,502	40.6
Revenue from equalization of rural credit	527	449	17.4

Adjusted income from loans	12,480	8,951	39.4

Income from securities decreased by 1.5% from R$5,730 million in the three months ended March 31, 2009 to R$5,644 million in the three months ended March 31, 2010. This decrease was primarily due to a decrease in the Bank’s securities portfolio, which totaled R$124,337 million as of March 31, 2009 and decreased by 4.0% to R$119,364 million as of March 31, 2010.

Transactions with Financial Instruments and Derivatives recorded expenses of R$232.2 million in the three months ended March 31, 2010, as compared to a negative result of R$61.5 million in the same period of 2009. Such transactions are part of the Bank’s strategy to protect its foreign exchange exposure by means of hedging. In other words, the amounts recorded in the asset portfolios are offset by liability portfolios, such as securities issued abroad and loans and onlending obligations. These losses were mainly the result of (i) a 432.0 million decrease in income from active operations due to the variation of the Brazilian real against the U.S. dollar (depreciation of 2.3% through March 31, 2010 compared to an appreciation of 0.9% through March 31, 2009) and (ii) a decrease of R$174.5 million relating to changes in the futures market operations. These overall losses were offset by (i) a R$127.6 million increase in hedging operations from the Chicago Stock Exchange due to lower depreciation of the Japanese Yen against the U.S. dollar (0.5% depreciation in the first quarter of 2010 compared to 7.1% depreciation in the first quarter of 2009), (ii) a R$208.0 million increase in interest rate hedging operations and (iii) a R$117.0 million increase due to a decrease in the CDI and TMS rates and a related increase in the volume of transactions for these operations.”

Income from compulsory deposits increased by 56.2% from R$176 million in the first three months of 2009 to R$274 million in the first three months of 2010. This increase was mainly due to growth in deposits, particularly time deposits, which increased by R$4,418 million compared to the first quarter of 2009.

Income from insurance, pension plans and capitalization transactions increased by 10.7% from R$320 million in the first three months of 2009, to R$354 million in the first three months of 2010. This increase was primarily the result of a greater volume of insurance, pension plans and capitalization operations.

Expenses from financial intermediation

The following table sets out the principal components of the Bank’s expenses from financial intermediation for the three months ended March 31, 2010 and 2009:

	Three-month period ended March 31,
	2010	2009	Variation (%)
	(in thousands of R$, except percentages)
Deposits and funds obtained in the money market	(8,493)	(7,761)	9.4
Borrowings and onlendings	(903)	(716)	26.1
Leases	(579)	(340)	70.3
Foreign exchange, net	(18)	(116)	84.4
Insurance, pension plans and capitalization	(234)	(199)	17.8
Allowance for loan losses	(2,959)	(2,654)	11.5

Expenses from financial intermediation	(13,187)	(11,786)	11.9

The Bank’s expenses from financial intermediation increased by 11.9% from R$11,786 million in the three months ended March 31, 2009 to R$13,187 million in the three months ended March 31, 2010. This increase was primarily due to the factors described below.

Expenses from deposits and funds obtained in the money markets increased by 9.4% from R$7,761 million in the three months ended March 31, 2009 to R$8,493 million in the three months ended March 31, 2010. This increase was mainly the result of a 1.5% increase in deposits and funds obtained in the money market, specifically related to (i) a R$179.4 million increase in average balances, related to the Bank’s merger with Banco Nossa Caixa, (ii) a R$413.2 million increase in expenses related to this increase in average balances and (iii) a R$274.2 million increase in time deposit expenses with Banco Votorantim.

In analyzing the performance of expenses from deposits and funds obtained in the money market, the income from savings deposits is calculated and recorded based on the respective monthly anniversaries of the deposit dates. Moreover, at the closing of each month, proportional charges are recorded in order to comply with the accrual basis.

The recording of proportional charges is offset in the subsequent period against expenses from deposits and funds obtained in the money market line item, except for amounts relating to June and December, which are recorded in other operating income in January and July. This occurs due to the closing of balances on the determination of results in each six-month period.

The Bank believes it is helpful to present proportional savings charges on an adjusted basis so that total expenses accurately reflect the related amounts. Accordingly, the calculation of adjusted expenses from deposits and funds obtained in the money market presents the expenses relating to deposits and funds obtained in the money market, less non-recurring reversals of restatement charges on savings deposits. Adjusted expenses from deposits and funds obtained in the money market is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, our definition may not be comparable to that of other companies. The table below supports these amounts.

	Three-month period ended March 31,
	2010	2009	Variation (%)
	(in millions of R$, except percentages)
Expenses from deposits and funds obtained in the money market	(8,493)	(7,761)	9.4
Reversal of restatement charges on savings deposits	191	202	(5.9)

Adjusted expenses from deposits and funds obtained in the money market	(8,302)	(7,559)	9.8

Expenses from borrowings and onlendings increased by 26.1%, from R$716 million in the three months ended March 31, 2009 to R$903 million in the three months ended March 31, 2010. This increase was due to an increase in the volume of funds from borrowings and onlendings in 2010, in particular (i) borrowings (R$1,514 million), particularly foreign borrowings (R$1,610 million), (ii) domestic onlendings to official institutions (R$1,604 million) and (iii) the growth of funds from FINAME (R$1,327 million).

Expenses from leases increased by 70.3% from R$340 million in the three months ended March 31, 2009 to R$579 million in the three months ended March 31, 2010.

The Bank’s allowance for loan losses increased by 11.5% from R$2,654 million in the three months ended March 31, 2009 to R$2,959 million in the three months ended March 31, 2010. The breakdown of expenses related to allowance for loan losses for transactions with and without credit characteristics is set forth in the table below:

	Three-month period ended March 31,
	2010	2009	Variation (%)
	(in millions of R$, except percentages)
Additional allowance for loan losses with credit characteristics	(2,993)	(2,492)	20.1
Additional allowance for loan losses without credit characteristics	34	(162)	121.0

Total	(2,959)	(2,654)	11.5

The allowance for loan losses with credit characteristics increased by 20.1% in the first quarter of 2010 as compared to the first quarter of 2009. This increase is mainly due to a 2.1% increase in the Bank’s credit portfolio in the first quarter of 2010 (R$5,534 million). The total allowance for loan losses without credit characteristics increased by 121.0% (R$305 million) in the first quarter of 2010 as compared to the same period of 2009.

Expenses from net foreign exchange totaled R$18 million in the three months ended March 31, 2010 and R$116 million in the three months ended March 31, 2009. This 84.4% decrease in expenses from net foreign exchange resulted due to a decrease of R$92.1 million arising from the variation of the Brazilian real against the U.S. dollar levied on ACC/ACE operations.

Expenses from insurance, pension plans and capitalization transactions increased by 17.8% from R$199.0 million in the three months ended March 31, 2009 to R$235 million in the three months ended March 31, 2010. This increase was primarily due to a 27% increase in expenses related to supplementary pension plans.

Gross income from financial intermediation

As a result of the foregoing factors, the Bank’s gross income from financial intermediation increased by R$2,266 million, or 67.5% in the three months ended March 31, 2010 compared to the three months ended March 31, 2009.

Adjusted gross income from financial intermediation

The Bank’s income is affected by other items relating to financial intermediation which, due to the financial institution accounting chart (COSIF), are not recorded in income (loss) from financial intermediation.

These items include: (i) foreign exchange gains (losses) on financial assets and liabilities of facilities abroad recorded in equity in the earnings (losses) of subsidiaries and affiliates, (ii) gains (losses) deriving from negative foreign exchange adjustments of assets and liabilities denominated in foreign currencies recorded by the Bank under other operating income/expenses, (iii) tax effect, recorded in tax expenses (indirect taxes) and expenses from income tax and social contribution on net income, used to reduce gains (losses) from hedging transactions for purposes of hedging against the Bank’s foreign exchange exposure, which effects are recorded in financial intermediation and (iv) income from special operations and specific credits, subject to financial assets recorded in other credits and recorded in other operating income.

Accordingly, the Bank’s management believes that the disclosure of a non-GAAP measurement, set forth in the table below, that reconciles adjusted gross income from financial intermediation with gross income from financial intermediation may be useful to investors. Adjusted gross income from financial intermediation is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies.

	Three-month period ended March 31,
	2010	2009	Variation (%)
	(in millions of R$, except percentages)
Gross income (expenses) from financial intermediation	5,625	3,359	67.5
Allowance for loan losses	2,959	2,654	11.5
Gross income (expenses) from financial intermediation before allowance for loan losses	8584	6,013	42.8
Revenue from equalization	528	448	17.9
Reversal of restatement charges on saving deposits	191	202	(5.4)
Foreign exchange gains (losses) on financial assets/liabilities abroad	18	(85)	(121.2)
Gains (losses) deriving from foreign exchange adjustments	(4)	436	(100.9)
Tax effect—hedging against structural foreign exchange exposure	8	(64)	(112.5)
Income from special operations and specific credits	32	35	(8.6)

Adjusted gross income from financial intermediation	9,357	6,985	34.0

As set forth in the table above, on an adjusted basis, the Bank recorded R$9,357 million in adjusted income from financial intermediation in the three months ended March 31, 2010, compared to R$6,985 million in the three months ended March 31, 2009, which reflects the growth of total assets between these two periods.

Other operating income (expenses)

The following table sets out the principal components of the Bank’s other operating income (expenses) for the three months ended March 31, 2010 and 2009:

	Three-month period ended March 31,
	2010	2009	Variation (%)
	(in thousands of R$, except percentages)
Banking service fees	2,747	2,255	21.9
Banking fees	887	688	28.8
Personnel expenses	(3,021)	(3,152)	(4.2)
Other administrative expenses	(3,277)	(2,691)	28.8
Tax expenses	(864)	(667)	29.4
Equity in the earnings(losses) of affiliates and subsidiary companies	50	(85)	(158.3)
Insurance, pension plans and capitalization	440	303	45.3
Other operating income	3,110	2,056	51.2
Other operating expenses	(1,969)	(1,371)	43.7

Other operating income (expenses)	(1,896)	(2,664)	(28.9)

The Bank’s other operating income (expenses) decreased by 28.9% from R$2,664 million in the three months ended March 31, 2009 to R$1,896 million in the three months ended March 31, 2010, primarily due to the factors described below.

The Bank’s income from banking service fees and banking fees totaled R$3,634 million in the first quarter of 2010, an increase of 23.5% from the same period of 2009, as set forth in the table below. It is important to note that both income from banking service fees and income from banking fees were positively affected by the consolidation of results from the recent acquisitions of Banco Nossa Caixa and Banco Votorantim.

	Three-month period ended March 31,
	2010	2009	Variation (%)
	(in millions of R$, except percentages)
Income from banking service fees	2,747	2,255	21.9
Income from banking fees	887	688	28.8

Total	3,634	2,943	23.5

The Bank’s income from banking service fees totaled R$2,747 million for the three months ended March 31, 2010, in comparison with a total of R$2,255 million for the three months ended March 31, 2009. The increase of R$493 million, or 21.9%, was due to a growth in credit and debit card income, in the amount of R$143 million during the period. This increase was mainly due to (i) an increase of R$42.7 million in income from distribution and quotas bookkeeping, mainly due to the merger of Banco Nossa Caixa in November 2009, (ii) an increase of R$73.6 million in fees due to the increase of purchases by consumers, (iii) an increase in income from services rendered to Cobra Tecnologia, totaling R$46.7 million and (iv) an overall increase in income of R$39.3 million from other services rendered.

Banking fees increased by 28.8% or R$198 million to R$887 million in the three months ended March 31, 2010. The main increases that have driven the increases in banking fees were those related to service packages, which increased by R$124 million in the first quarter of 2010, and from credit and registration operations, amounting to R$54 million. The increase in income from banking fees is largely due to a greater number of accounts with service packages and an increase in revenues from registration due to a greater volume of credit operations, in part due to the consolidation of Nossa Caixa and Banco Votorantim.

Personnel expenses and other administrative expenses totaled R$6,298 million in the first quarter of 2010, an increase of 7.8% compared to the same period of 2009, as set forth in the table below.

	Three-month period ended March 31,
	2010	2009	Variation (%)
	(in millions of R$, except percentages)
Personnel expenses	(3,021)	(3,152)	(4.2)
Other administrative expenses	(3,277)	(2,691)	21.8

Total	(6,298)	(5,843)	7.8

Personnel expenses decreased by 4.2% from R$3,152 million for the three months ended March 31, 2009 to R$3,021 million for the three months ended March 31, 2010. This decrease was mainly the result of a decline in provisions for labor contingencies of R$853 million. Expenses related to labor claims totaled R$1,023 million in the first quarter of 2009 compared to R$170 million in the first quarter of 2010, a decrease of 83.4%. The overall decline in personnel expenses was partially offset by an increase of R$217.7 million in base salaries, R$103.0 million in benefits and R$172.0 million in expenses related to adjustments from a collective bargaining agreement and consolidation with Banco Nossa Caixa and Banco Votorantim.

The Bank considers the expenses relating to labor claims discussed above to be non-recurring and unrelated to current personnel expenses. Accordingly, excluding these non-recurring items, the total amount of adjusted personnel expenses was R$2,129 million and R$2,851 million in the three months ended March 31, 2009 and 2010, respectively, as set forth in the table below. Adjusted personnel expenses is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition of adjusted personnel expenses may not be comparable to that of other companies.

	Three-month period ended March 31,
	2010	2009	Variation (%)
	(in millions of R$ except percentages)
Personnel expenses	(3,021)	(3,152)	(4.2)
Labor claims	(170	1,023	(83.4)

Adjusted personnel expenses	(2,851)	(2,129)	33.9

Other administrative expenses increased by 21.8% from R$2,691 million in the three months ended March 31, 2009 to R$3,277 million in the three months ended March 31, 2010. This increase was mainly due to an increase in expenses from business fees, including (i) an increase of R$126.3 million in expenses related to equipment and software maintenance, partially due to the merger with Banco Nossa Caixa in November 2009, (ii) an increase of R$73.4 million in expenses related to third-party services, particularly extrajudicial collection, branding, printing of cards and associated expenses due to the Banco Nossa Caixa merger, (iii) an increase of R$265.7 million in expenses from amortization, mainly due to business fees and the Banco Nossa Caixa merger and (iv) an increase of R$50.5 million in depreciation expenses, largely related to data processing systems, leasehold improvements and the Banco Nossa Caixa merger. The overall increase in other administrative expenses was partially offset by a R$326.9 million reduction in expenses due to an adjustment in provisions for contingencies related to civil and tax claims.

The Bank’s civil claims mainly consisted of differences between inflation rates and the rate used to restate financial investments during the period of the following economic plans: Collor Plan, Bresser Plan and Summer Plan (Plano Verão). The Bank considers these expenses, totaling R$636 million in the three months ended March 31, 2009 and R$325 million in the three months ended March 31, 2010, to be non-recurring and unrelated to the Bank’s administrative activities.

For the three months ended March 31, 2009, pursuant to a Central Bank resolution, business fees paid to clients were recorded in other administrative expenses. In order to maintain comparability with prior periods, the Bank has excluded these amounts (totaling R$254 million in the three months ended March 31, 2009 and R$503 million in the three months ended March 31, 2010).

Accordingly, after excluding civil claims and the business fee re-classification, adjusted other administrative expenses totaled R$1,801 million in the three months ended March 31, 2009 and R$2,449 million in the three months ended March 31, 2010. The table below shows the amount of adjusted other administrative expenses. Adjusted other administrative expenses is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition of adjusted other administrative expenses may not be comparable to that of other companies.

	Three-month period ended March 31,
	2010	2009	Variation (%)
	(in millions of R$, except percentages)
Other administrative expenses	(3,277)	(2,691)	21.8
Civil claims	325	636	(48.9)
Accounting reclassification—business fee	503	254	98.0

Adjusted other administrative expenses	(2,449)	(1,801)	36.0

Personnel expenses and other administrative expenses, together, administrative expenses, after excluding non-recurring items, totaled R$3,930 million in the three months ended March 31, 2009 compared to R$5,300 million in the three months ended March 31, 2010, which represents a 34.9% increase. These adjusted administrative expenses is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition of adjusted administrative expenses may not be comparable to that of other companies.

	Three-month period ended March 31,
	2010	2009	Variation (%)
	(in millions of R$, except percentages)
Personnel expenses	(3,021)	(3,152)	(4.2)
Labor claims	170	1,023	(83.4)
Other administrative expenses	(3,277)	(2,691)	21.8
Civil claims	325	636	(48.9)
Accounting reclassification—business fee	503	254	98.0

Adjusted administrative expenses	(5,300)	(3,930)	34.9

Tax expenses increased by 29.4% from R$667 million in the three months ended March 31, 2009 to R$864 million in the three months ended March 31, 2010. This increase was primarily due to an increase taxable income which resulted in an increase of R$163 million in expenses relating to COFINS.

The Bank’s equity in the income (losses) of affiliates and subsidiary companies increased from losses of R$85 million in the three months ended March 31, 2009 to an income of R$50 million in the same period of 2010. This increase was primarily the result of foreign exchange losses recorded in 2009, which negatively affected results. The Brazilian real appreciated by 0.93% against the U.S. dollar in the first quarter of 2009 and depreciated by 2.3% in the first quarter of 2010.

Other operating income from insurance, pension plans and capitalization transactions increased by 45.3% from R$303 million in the three months ended March 31, 2009, to R$440 million in the three months ended March 31, 2010. This increase is primarily due to (i) the 2009 corporate reorganization in the insurance, private pension plans and capitalization segments and (ii) a R$606.2 million increase in direct unearned premiums from Brasilprev (R$440.9 million), Aliança do Brasil (R$105.4 million) and Brasilveículos (R$59.9 million). These increases were partially offset by an increase in provisions for Brasilprev benefits.

Other operating income increased by 51.2% from R$2,056 million in the three months ended March 31, 2009 to R$3,110 million in the three months ended March 31, 2010. This increase was primarily due to (i) a R$183.9 million increase in income from recovery of charges and expenses, (ii) an increase of R$718.6 million in actuarial gains recognition from benefit plan number 1—Previ and (iii) a R$502.8 million increase in the reversal of labor contingencies’ provisions. These increases were partially offset by a R$579.9 million reduction caused by the variation of the Brazilian real against the U.S. dollar for funds indexed to foreign currencies.

Other operating expenses increased by 43.7% from R$1,371 million in the three months ended March 31, 2009 to R$1,969 million in the three months ended March 31, 2010. This increase was primarily due to (i) a R$133.3 million increase in operating expenses distributed among several categories deriving from the merger with Banco Nossa Caixa in November 2009 and (ii) an increase of R$259.1 million from Banco Votorantim’s other operating expenses. These increases were partially offset by a R$146.8 million reduction in expenses from the variation of the Brazilian real against the U.S. dollar for funds indexed to foreign currencies.

Operating income

The Bank’s operating income totaled R$3,730 million in the three months ended March 31, 2010 compared to R$694 million in the three months ended March 31, 2009.

Non-operating income

The Bank’s non-operating income totaled R$217 million in the first quarter of 2010, an increase of R$200 million compared to the first quarter of 2009. This increase was largely due to profit from the sale of Visanet (now Cielo), resulting in R$214 million of income.

Non-operating expenses increased by 132.1% from R$17 million for the three months ended March 31, 2009 to R$39 million for the three months ended March 31, 2010.

Income before taxes and income sharing

The Bank’s income before taxes and income sharing totaled R$3,946 million in the first quarter of 2010, an increase of 455.1% compared to the first quarter of 2009.

Income tax and social contribution

Expenses from income tax increased by 14.9% from R$983 million in the three months ended March 31, 2009 to R$1,129 million in the three months ended March 31, 2010. Expenses from social contribution increased by 14.6% to R$543 million in the three months ended March 31, 2009 compared to R$623 million in the three months ended March 31, 2010. The increase in income tax and social contribution is described below.

Income tax is calculated at the rate of 15%, plus a surtax of 10%. Social contribution, as of May 1, 2008, is calculated considering the rate of 15% for financial and insurance companies and 9% for all other companies. Prior to May 1, 2008, all companies’ income tax rate was calculated at a 9% rate. In the first quarter of 2009, the Bank revalued the probability of a favorable outcome in a direct unconstitutionality action (number 4101/DF) brought against this increase in tax rate. The Bank’s revaluation recognized the rate increase from 9% to 15% activating tax credits equaling R$1,213 million. These changes explain the variation in income tax and social contribution, which was R$1,182 million in the first quarter of 2009 and R$1,242 million in the first quarter of 2010.

The Bank’s deferred tax assets totaled R$2,708 million for the three months ended March 31, 2009 and decreased to R$510 million in the three months ended March 31, 2010, an 81.2% decrease.

Profit sharing

Participation in profits distributed among employees and board members of the Bank increased 55.6% from R$227 million in the three months ended March 31, 2009 to R$353 million in the three months ended March 31, 2010.

Net income and recurring net income

As a result of the foregoing factors, the Bank’s net income increased by 41.2% to R$2,351 million for the period ended March 31, 2010 from R$1,665 million for the period ended March 31, 2009. The increase is largely explained by the growth of business, in particular the increase in income from loans, as well as the consolidation of operations relating to the mergers with Banco Nossa Caixa and Banco Votorantim.

The Bank’s management believes that a presentation of net income that excludes the effects of non-recurring events, denoted as recurring income, is helpful to investors. Therefore, the Bank has excluded the impact of certain applicable non-recurring events listed in the table below from net income. Recurring income is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition of recurring income may not be comparable to that of other companies.

	Three-month period ended March 31,
	2010	2009	Variation (%)
	(in millions of R$, except percentages)
Net income	2,351	1,665	41.2
Sale of interest in Visanet (Cielo).	(214)	—	—
Economic plans	85	95	10.5
Provision for labor, civil and tax claims	—	1,367	—
Reversal of labor charges	(568)	—	—
Tax credits—Differential of CSLL rate	—	(1,213)	—
Actuarial asset	—	166	—
Tax effects and profit sharing on recurring items	313	(557)	—

Recurring net income	1,967	1,523	29.2

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

The Bank’s net income increased by 15.3% from R$8,802.9 million for the year ended December 31, 2008, to R$10,147.5 million for the year ended December 31, 2009 as a result of the factors described below.

Income from financial intermediation

The following table sets out the principal components of the Bank’s income from financial intermediation in 2009 and 2008:

	Year ended December 31,
	2009	2008	Variation (%)
	(in millions of R$, except percentages)
Loans	40,515	33,221	22.0
Leases	2,310	1,166	98.1
Securities	21,350	20,692	3.2
Derivative financial instruments	(1,223)	(1,283)	(4.7)
Foreign exchange, net	686	464	47.8
Compulsory deposits	816	1,910	(57.3)
Insurance, pension plans and capitalization	1,275	946	34.7

Income from financial intermediation	65,729	57,116	15.1

The Bank’s income from financial intermediation increased by 15.1% from R$57,115.7 million in 2008 to R$65,729.1 million in 2009, primarily due to the factors described below.

Income from loans increased by 22.0% from R$33,220.6 million in 2008 to R$40,515.2 million in 2009. This increase mainly reflects an increase in the overall lending activity of the Bank and is principally derived from:

•

an increase of 28.1%, or R$4,988.2 million in income from lending activities, mainly from (i) an increase in revenue arising from consumer loans, mainly from consumer direct loans, representing R$2,295.2 million and working capital loans to small businesses, including the Bank’s own products: BB Giro Empresa Flex, representing R$1,002.1 million, BB Giro, representing R$180.0 million, BB Giro Rápido, representing R$152.9 million and BB Capital de Giro Mix Pasep, representing R$145.9 million, resulting primarily from an increase in the average volume of these loans, (ii) revenue arising from loans of R$2,935.8 million from the consolidation of credit transactions from the merger of Banco Nossa Caixa and (iii) an increase of R$372.9 million resulting from the inclusion in the Bank’s consolidated statement of income of proportional revenue arising from loans through Banco Votorantim beginning in the fourth quarter of 2009. This increase was partially offset by a reduction of R$2,297.5 million (from R$1,569.0 million profit in 2008 to R$728.5 million loss in 2009) in revenue from credit transactions under Resolution No. 2,770, dated August 30, 2000, mainly due to the appreciation of the Brazilian real against the Japanese Yen (27.1% appreciation in 2009, as compared with a devaluation of 62.9% in 2008);

•

a 30.6% increase, or R$1,646.8 million in revenue from financing transactions, primarily from (i) credit cards transactions, representing R$645.5 million, CDC, representing R$412.8 million and foreign working capital financing, representing R$188.9 million resulting mainly from an increase in the average volume of these loans, (ii) an increase by R$629.6 million resulting from the inclusion in the Bank’s consolidated statement of income of proportional revenue from financing by Banco Votorantim beginning in the fourth quarter of 2009 and (iii) an increase of R$19.6 million from the consolidation of the financing operations of Banco Nossa Caixa. This increase was partially offset by a reduction of R$257.7 million in revenue from loans for the acquisition of goods and services, mainly due to lower average volume of these financings; and

•

an increase in income from the transfer of credits to Ativos S.A., an increase in loan recoveries and an increase in income from the recovery of bad debts as a result of the consolidation of Banco Nossa Caixa.

Income from leases increased by 98.1% from R$1,165.9 million in 2008 to R$2,310.1 million in 2009, primarily due to an increase in the volume of leasing operations in 2009.

The table below describes income from loans, adjusted for the two non-recurring events mentioned above (revenue from equalization and assignment of credits to Ativos S.A.). Adjusted income from loans is not a GAAP measure under Brazilian GAAP, does not represent income from loans for the periods presented and should not be considered an alternative to income from loans. Adjusted income from loans does not have a standardized meaning and, accordingly, the Bank’s definition may not be comparable to that of other companies. The Bank uses adjusted income from loans to present income from loans without the effects of extraordinary accounting or accounting reclassifications which affect the historical analysis of revenue. Accordingly, the measurement allows the comparison of revenues in several periods.

	Year ended December 31,
	2009	2008	Variation (%)
	(in millions of R$, except percentages)
Income from loans	40,515	33,221	22.0
Revenue from equalization	1,773	1,352	31.1
Assignment of credits to Ativos S.A	(633)	(67)	844.8

Adjusted income from loans	41,656	34,506	20.7

Income from securities increased by 3.2% from R$20,692.3 million in 2008 to R$21,349.6 million 2009. This increase was primarily due to (i) an increase of 57.8%, representing R$4,173.9 million in income from third-party portfolio, largely due to the increase in the average balance of this portfolio, representing R$3,657.8 million, the consolidation of the average balance of Nossa Caixa, representing R$314.0 million starting in April 2009 and the proportional consolidation of Banco Votorantim’s income from the third-party portfolio, representing R$226.9 million during the fourth quarter of 2009 and (ii) an increase of 8.1%, representing R$705.3 million in income from stock and fixed income securities, primarily as a result of an increase in the volume of the portfolio due to the consolidation of Nossa Caixa, representing R$1,704.4 million starting in April 2009 and the proportional consolidation of Banco Votorantim’s income from stock and fixed income securities, representing R$156.7 million during the fourth quarter of 2009. This increase was partially offset by (i) a decrease of 13.7%, representing R$1,151.5 million in income from stock and securities tied to TMS rates (9.9% in 2009, compared to 12.5% in 2008) and the appreciation of the real against the U.S. dollar (appreciation of 25.6% in 2009, compared to depreciation of 32.0% in 2008), (ii) a decrease of 99.9%, representing R$3,728.7 million in income from investments in foreign securities, primarily due to the appreciation of the real against the U.S. dollar and (iii) a decrease of R$490.3 million (from income of R$375.8 million in 2008 to a loss of R$114.5 million in 2009) in income from negotiable securities, mainly due to a decrease of R$569.9 million resulting from a mark-to-market adjustment of the NTN-F, which was partially offset by the proportional consolidation of Banco Votorantim’s income from securities held for sale, representing R$74.1 million in the fourth quarter of 2009.

In 2008, income from securities was positively affected by the sale of some of the Bank’s shares in Visanet (now Cielo), which resulted in a non-recurring gain of R$196.3 million, as explained in the table below. The Bank believes that the adjustment is helpful in order to present income from securities excluding non-recurring items in order to enhance year-on-year comparability. Adjusted income from securities is not a GAAP measure under Brazilian GAAP and it does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies.

	Year ended December 31,
	2009	2008	Variation (%)
	(in millions of R$, except percentages)
Income from securities	21,350	20,692	3.2
Income from the sale of Visanet (now Cielo)		(196)	—

Adjusted income from securities	21,350	20,496	4.2

The Bank’s loss from derivative financial instruments decreased by 4.7%, from a loss of R$1,283.3 million in 2008 to a loss of R$1,222.6 million in 2009. This decrease in losses was mainly the result of a decrease, representing R$1,790.4 million in losses from interest rate swaps and exchange rate swaps, resulting mainly from (i) the increased appreciation of the Brazilian real against the U.S. dollar (appreciation of 25.6% in 2009, compared to depreciation of 32.0% in 2008) and the Japanese Yen (appreciation of 27.1% in 2009, compared to depreciation of 62.9% in 2008), representing R$1,168.9 million and (ii) the decrease in TMS rates (9.9% in 2009, compared to 12.5 in 2008) and CDI rates (9.9% in 2009, compared to 12.4% in 2008) on borrowings, representing R$690.4 million. This decrease in losses was partially offset by an increase of R$755.1 million in losses from foreign exchange hedges and an increase of R$1,161.0 million in losses from currency futures contracts, in each case, mainly as a result of the volatility of the Brazilian real against the U.S. dollar (appreciation of 25.6% in 2009, compared to depreciation of 32.0% in 2008).

Income from net foreign exchange transactions increased by 47.8% from R$464.2 million in 2008 to R$685.9 million in 2009, primarily due to the appreciation of the Brazilian real against the U.S. dollar (appreciation of 25.6% in 2009, compared to depreciation of 32.0% in 2008), the Japanese Yen (appreciation of 27.1% in 2009, compared to depreciation of 62.9% in 2008) and the Euro (appreciation of 22.3% in 2009, compared to depreciation of 24.1% in 2008).

Income from compulsory deposits decreased by 57.3% from R$1,909.8 million in 2008 to R$816.3 million in 2009. This decrease was mainly due to the Central Bank requirement under Circular No. 3,419/2008 that additional compulsory deposits be linked to federal securities.

Expenses from financial intermediation

The following table sets out the principal components of the Bank’s expenses from financial intermediation for 2009 and 2008:

	Year ended December 31,
	2009	2008	Variation (%)
	(in millions of R$, except percentages)
Deposits and funds obtained in the money market	(30,146)	(25,532)	18.1
Borrowings and onlendings	(2,510)	(8,685)	(71.1)
Leases	(1,663)	(852)	95.1
Insurance, pension plans and capitalization	(781)	(622)	25.6
Allowance for loan losses	(12,396)	(8,606)	44.0

Expenses from financial intermediation	(47,496)	(44,297)	7.2

The Bank’s expenses from financial intermediation increased by 7.2% from R$44,296.3 million in 2008 to R$47,496.3 million in 2009. This increase was primarily due to the factors described below.

Expenses from deposits and funds obtained in the money markets increased by 18.1% from R$25,531.7 million in 2008 to R$30,145.9 million in 2009. This increase was mainly the result of growth by 76.5% of the portfolio of funds obtained in the money market, totaling R$160,821 million in 2009 compared to R$91,130 million in 2008. The decrease of the basic interest rate (SELIC) in 2009 (9.9%) against 2008 (12.5%) has partially offset the substantial growth of remunerated funding. The variation in the balance of this Sources of funding derived from the increase in repurchase transactions, mainly backed by LFT, which represented a more feasible option for large investors to make investments tied to SELIC, in view of the strategy adopted by the National Treasury to increase interest in pre-fixed securities in the composition of public debt. Specifically, this increase was caused by (i) a 27.1% increase, or R$2,870.1 million, in expenses from time deposits, mainly due to the increase in their average balance (R$1,556.2 million), the consolidation of R$1,139.8 million of expenses related to funds from Nossa Caixa beginning in April 2009 and the proportional consolidation of Banco Votorantim’s expenses from time deposits in the fourth quarter of 2009, representing R$239.6 million, partially offset by a R$65.6 million decrease in expenses from foreign time deposits, (ii) an increase of 8.3%, or R$814.0 million in expenses from repurchase transactions (such as expenses from the sale of securities with repurchase obligations), of which R$670.7 million resulted from the consolidation of the expenses of Nossa Caixa starting in April 2009 and R$285.8 million resulted from the proportional consolidation of Banco Votorantim’s expenses from repurchase transactions in the fourth quarter of 2009, partially offset by a R$129.0 million decrease of expenses from foreign repurchase transactions, (iii) an increase of 14.2%, or R$594.3 million, in expenses from savings deposits, of which R$553.2 million resulted from the consolidation of the expenses and readjustment of Nossa Caixa starting in April 2009 and R$41.1 million resulted from interest rate expenses and monetary readjustment of savings deposits due to the increase in their average balance in 2009 (R$9,545.3 million) and (iv) an increase of 82.3%, or R$355.7 million, in expenses from interbank deposits, of which R$407.5 million resulted from the increase in their average balance in 2009, representing R$4,441.1 million and R$285.8 million resulted from the proportional consolidation of Banco Votorantim’s expenses from interbank deposits in the fourth quarter of 2009, partially offset by a R$79.8 million decrease in expenses from overnight and foreign savings deposits.

In analyzing the performance of expenses from deposits and funds obtained in the money market, the income from savings deposits is calculated and recorded based on the respective monthly anniversaries of the deposit dates. Moreover, at the closing of each month, proportional charges are recorded in order to comply with the accrual basis.

The recording of proportional charges is offset in the subsequent period in the expenses from deposits and funds obtained in the money market line item, except for amounts relating to June and December, which are recorded in other operating income in January and July. This occurs due to the closing of balances on the determination of results in each six-month period.

The Bank believes it is helpful to present proportional savings charges on an adjusted basis so that total expenses accurately reflect the related amounts. Accordingly, the calculation of adjusted expenses from deposits and funds obtained in the money market presents the expenses relating to deposits and funds obtained in the money market, less non-recurring reversals of restatement charges on savings deposits. Adjusted expenses from deposits and funds obtained in the money market is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies. The table below supports these amounts.

	Year ended December 31,
	2009	2008	Variation (%)
	(in millions of R$, except percentages)
Expenses from deposits and funds obtained in the money market	(30,146)	(25,532)	18.1
Reversal of restatement charges on savings deposits	387	332	16.6

Adjusted expenses from deposits and funds obtained in the money market	(29,759)	(25,200)	18.1

Expenses from borrowings and onlendings decreased by 71.1%, from R$8,684.6 million in 2008 to R$2,510.0 million in 2009. This decrease was due to the effect of the appreciation of the real against the Dollar (by 25.5%), the Euro and the Japanese Yen on foreign borrowings and onlendings, resulting in (i) a R$3,736.8 million reduction in foreign borrowings, (ii) a R$1,505.3 million reduction in foreign onlendings and (iii) a R$1,481.7 million increase in expenses related to foreign loans. This overall reduction was partially offset by (i) an increase in the volume of onlendings from governmental agencies, mainly BNDES, totaling R$302.1 million and FINAME, a BNDES subsidiary that specializes in equipment financing, totaling R$191.7 million and (ii) a 39.7% reduction in the credit onlending portfolio from the National Treasury.

Expenses from leases increased by 95.1%, from R$852.4 million in 2008 to R$1,663.3 million in 2009, mainly due to the increase in the volume of the Bank’s leasing operations in 2009.

Expenses from insurance, pension plans and capitalization increased by 25.6%, from R$621.9 million in 2008 to R$780.8 million in 2009. This increase is mainly due to the consolidation of the Bank’s non-financial subsidiaries, which operate in insurance, retirement and pension plan and capitalization segments. These non-financial subsidiaries were only partially consolidated for 10 months in 2008 as compared to full consolidation for the entire 2009 year.

The Bank’s allowance for loan losses increased by 44.1% from R$8,605.8 million in 2008 to R$12,396.3 million in 2009. The breakdown of expenses related to allowance for loan losses for transactions with and without credit characteristics, as well as for additional allowances, is set forth in the table below.

	Year ended December 31,
	2009	2008	Variation (%)
	(in millions of R$, except percentages)
Additional allowance for loan losses with credit characteristics	11,633	6,925	68.0
Additional allowance for loan losses	676	1,594	(57.6)
Additional allowance for loan losses without credit characteristics	88	87	1.1

Total	12,396	8,606	44.1

Despite the improvement of the Brazilian economic environment, the Bank maintained a conservative position in respect to allowance for loan losses and percentage of its credit portfolio. Such increase is due to (i) the expansion of the Bank’s overall credit operations, which increased 87.2% in comparison with 2007 and 33.8% in comparison with 2008, (ii) increase in delinquency due to the global financial crisis and (iii) expenses in connection with Banco Votorantim and Banco Nossa Caixa.

Gross income from financial intermediation

As a result of the foregoing factors, the Bank’s gross income from financial intermediation increased by 42.2% from R$12,819.4 million in 2008 to R$18,232.9 million in 2009.

Adjusted gross income from financial intermediation

The Bank’s income from financial intermediation is affected by other items relating to financial intermediation which, due to the financial institution accounting chart (COSIF), are not recorded in income (loss) from financial intermediation.

These items include: (i) foreign exchange gains (losses) on financial assets and liabilities of facilities abroad recorded in equity in the earnings (losses) of subsidiaries and affiliates, (ii) gains (losses) deriving from negative foreign exchange adjustments of assets and liabilities denominated in foreign currencies recorded in Banco Múltiplo in other operating income/expenses, (iii) tax effect, recorded in tax expenses (indirect taxes) and expenses from income tax and social contribution on net income, used to reduce gains (losses) from hedging transactions for purposes of hedging against the Bank’s foreign exchange exposure, which are recorded in financial intermediation and (iv) income from special operations and specific credits, subject to financial assets recorded in other credits and recorded in other operating income.

Accordingly, the Bank’s management believes that the disclosure of a non-GAAP measurement, set forth in the table below, that reconciles adjusted gross income from financial intermediation with gross income from financial intermediation, may be useful to investors. Adjusted gross income from financial intermediation is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies.

	Year ended December 31,
	2009	2008	Variation (%)
	(in millions of R$, except percentages)
Gross income from financial intermediation	18,233	12,819	42.2
Allowance for loan losses	12,396	8,606	44.0
Gross income from financial intermediation without allowance	30,629	21,425	43.0
Equalization income	1,773	1,352	31.1
Transfer of Credits to Ativos S.A	(633)	(67)	844.8
Income from sale of Visanet	—	(196)	—
Reversal of restatement charges on savings deposits	387	332	16.6
Foreign exchange gains (losses) on financial assets/liabilities abroad	(1,042)	941	(210.7)
Gains (losses) deriving from foreign exchange adjustments	2,589	253	923.3
Tax effect—hedging from the structural foreign exchange exposure	(776)	334	(332.3)
Income from special operations and specific credits	133	140	(5.0)

Adjusted gross income from financial intermediation	33,060	24,514	34.9

As set forth in the table above, on an adjusted basis the Bank recorded R$33,060 million in 2009 compared to R$24,514 million in 2008, which reflects the growth of total assets of the Bank from 2008 to 2009.

Other operating income (expenses)

The following table sets out the principal components of the Bank’s other operating income (expenses) for the years ended December 31, 2009 and 2008:

	Year ended December 31,
	2009	2008	Variation (%)
	(in millions of R$, except percentages)
Banking service fees	10,172	9,089	11.9
Banking fees	3,339	2,722	22.7
Personnel expenses	(11,838)	(8,870)	33.5
Other administrative expenses	(11,212)	(7,917)	41.6
Tax expenses	(3,333)	(2,635)	26.5
Equity in the earnings (losses) of affiliates and subsidiary companies	(989)	1,394	(171.0)
Insurance, pension plans and capitalization	1,574	892	76.4
Other operating income	16,973	11,780	44.1
Other operating expenses	(9,327)	(7,605)	22.6

Other operating expenses	(4,641)	(1,150)	303.6

The Bank’s other operating expenses increased by 303.6% from R$1,149.9 million in 2008 to R$4,641.1 million in 2009, primarily due to the factors described below.

Banking service fees increased by 11.9% from R$9,088.8 million in 2008 to R$10,171.7 million in 2009. This increase was mainly due to (i) an increase of 21.5%, or R$440 million, in fees from credit and debit card transactions, (ii) an increase of 53.0%, or R$139 million in fees from insurance, pension plans and capitalization services and (iii) an increase of 136.3%, or R$94.5 million in income from services rendered to affiliates. Income from banking service fees resulting from the consolidation of Nossa Caixa totaled R$370 million in 2009.

Banking fees increased by 22.7% from R$2,722.0 million in 2008 to R$3,339.5 million in 2009. The main increase was due to income from services packages and registration, in the amount of R$269 million. The increase in banking fees is also derived from the growth in the Bank’s business, mainly due to (i) an increase in the number of clients, (ii) increase in the number of accounts, and (iii) increase in consumer lending, due to the consolidation of Nossa Caixa, which totaled R$433.9 million in 2009.

Personnel expenses increased by 33.5% from R$8,870.1 million in 2008 to R$11,838.4 million in 2009. This increase was mainly the result of (i) the consolidation of Nossa Caixa, which added 14,102 new employees to the Bank’s staff and resulted in added personnel expenses totaling R$1,352.7 million in 2009, (ii) an increase of 14.7%, or R$164 million, in salaries resulting from salary adjustments in accordance with a collective bargaining agreement, (iii) an increase of 53.0%, or R$402.2 million, in provisions for labor-related claims in which the Bank is a party, (iv) an increase of 12.3%, or R$175.4 million, in charges resulting from salary adjustments in accordance with the collective bargaining agreement and (v) an increase of 14.7%, or R$163.8 million, in benefits resulting from salary adjustments in accordance with the collective bargaining agreement.

The Bank considers the expenses relating to labor claims discussed above to be non-recurring, and unrelated to current personnel expenses. In addition, the Bank considers expenses relating to the voluntary dismissal plan of Nossa Caixa, R$215 million, to also be non-recurring.

Accordingly, after excluding these non-recurring items, the total amount of adjusted personnel expenses was R$8,112 million and R$10,248 million in 2008 and 2009, respectively, as set forth in the table below. Adjusted personnel expenses is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition of adjusted personnel expenses may not be comparable to that of other companies.

	Year ended December 31,
	2009	2008	Variation (%)
	(in millions of R$, except percentages)
Personnel expenses	(11,838)	(8,870)	33.5
Voluntary dismissal plan (Nossa Caixa)	215	—	—
Labor claims	1,375	758	81.4

Adjusted personnel expenses	(10,248)	(8,112)	26.3

Other administrative expenses increased by 41.6% from R$7,917.3 million in 2008 to R$11,212.0 million in 2009. This increase was mainly due to (i) amortization in the amount of R$1,467 million, consisting of R$1,408 million related to expenses from costs for building business relationships, previously recorded under other operating expenses; (ii) cost related to services for the Brazilian Financial System in the amount of R$276 million; (iii) legal claims in the amount of R$270 million and (iv) data processing in the amount of R$256 million.

The Bank’s civil claims mainly consisted of differences between inflation rates and the rate used to restate financial investments during the period of the following economic plans: Collor Plan, Bresser Plan and Summer Plan (Plano Verão). The Bank considers these expenses, totaling R$617 million in 2008 and R$899 million in 2009, to be non-recurring and unrelated to the Bank’s administrative activities.

In 2009, pursuant to a Central Bank resolution, business fees paid to clients were recorded in other administrative expenses. The Bank has excluded these amounts, totaling R$1,408 million for comparability purposes.

Accordingly, after excluding the placement of chips in credit cards in 2008 (R$54 million), civil claims and the business fee reclassification, other administrative expenses totaled R$7,234 million in 2008 and R$8.904 million in 2009. The table below shows the amounts of adjusted other administrative expenses. Adjusted other administrative expenses is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition of adjusted other administrative expenses may not be comparable to that of other companies.

	Year ended December 31,
	2009	2008	Variation (%)
	(in millions of R$, except percentages)
Other administrative expenses	(11,212)	(7,917)	41.6
Civil claims	900	629	43.1
Accounting reclassification—business fee	1,408	—	—
Installation of chips in the card base	—	54	—

Adjusted other administrative expenses	(8,904)	(7,234)	23.1

Personnel expenses and other administrative expenses, together, administrative expenses, after excluding non-recurring items, totaled R$15,346 million in 2008 against R$19,152 million in 2009, which represents a 24.8% increase. Adjusted administrative expenses is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition of total adjusted administrative expenses may not be comparable to that of other companies.

	Year ended December 31,
	2009	2008	Variation (%)
	(in millions of R$, except percentages)
Personnel expenses	(11,838)	(8,870)	33.5
Voluntary dismissal plan (Nossa Caixa)	215	—	—
Labor claims	1,375	758
Other administrative expenses	(11,212)	(7,917)	41.6
Civil claims	900	629	43.1
Accounting reclassification—business fee	1,408	—	—
Installation of chips in the card base	—	54	—

Adjusted administrative expenses	(19,152)	(15,346)	24.8

The Bank’s tax expenses include IPTU, ITR, ISSQN, COFINS and PASEP. Tax expenses increased by 26.5% from R$2,634.9 million in 2008 to R$3,332.7 million in 2009. This increase was primarily due to: (i) the consolidation of Nossa Caixa, with tax expenses totaling R$218.6 million in 2009 and (ii) an increase in expenses from COFINS (R$572 million) and PASEP (R$71.2 million).

The Bank’s equity in the income (losses) of affiliates and subsidiary companies decreased from earnings of R$1,394.2 million in 2008 to a loss of R$989.4 million in 2009. This decrease was primarily the result of the 25.5% appreciation of the Brazilian real against the U.S. dollar in 2009, compared to the 32.0% depreciation in 2008, and the corresponding effect on the U.S. dollar denominated capital of the Bank’s offshore branches, which are recorded in this line item.

Other operating income from insurance, pension plans and capitalization transactions increased by 76.4% from R$892.4 million in 2008 to R$1,574.1 million in 2009. This increase was primarily the result of the consolidation of the Bank’s non-financial subsidiaries operating in the insurance, pension plans and capitalization segments, which were consolidated beginning in March 2008, for the entirety of 2009, as compared to partial consolidation for only 10 months in 2008.

Other operating income increased by 44.1% from R$11,780.0 million for the year ended December 31, 2008 to R$16,973.0 million for the year ended December 31, 2009. This increase was mainly due to (i) an increase of 411.7% (R$4,165.6 million) in foreign exchange gains resulting from the appreciation of the Brazilian real against the U.S. dollar and the Japanese Yen (25.6% and 27.1%, respectively in 2009, as compared to depreciation of 32.0% and 62.9%, respectively, in 2008) affecting the currency-linked obligations on the Bank, generating an income of negative foreign exchange adjustments, (ii) income of R$753.9 million resulting from the reversal of provisions for civil and tax claims, (iii) income of R$733.1 million resulting from the reversal of provisions for labor claims, (iv) an increase of 31.2%, or R$421.8 million, in income from rate equalization operations under Law No. 8,427 of May 27, 1992, (v) an increase of 41.1%, or R$309.2 million, in the recovery of fees and expenses and (vi) income of R$158.3 million from the consolidation of Nossa Caixa. This increase was partially offset by a decrease of 22.0% (R$1,189.1 million) in the recognition of actuarial gains relating to the PREVI Plano de Benefícios No. 1.

Other operating expenses increased by 22.6% from R$7,605.2 million in 2008 to R$9,326.9 million for year ended December 31, 2009. This increase was primarily due to (i) an increase of 259.0%, or R$1,967.0 million, in foreign exchange loss adjustments resulting from the appreciation of the real against the U.S. Dollar and the Japanese Yen, (ii) the consolidation of R$499.6 million of other operating expenses from Nossa Caixa, (iii) R$469.6 million from the proportional consolidation of Banco Votorantim’s expenses from provisions for loan losses in the fourth quarter of 2009, (iv) payment of R$291.4 million to the State of São Paulo in respect of the acquisition of Nossa Caixa, (v) R$217.1 million in expenses related to assaults and break-ins, mainly due to improvements in the Bank’s criteria for recognition of these expenses as effective losses, which are partially accounted for as a reversal of provisions in allowance for loan losses, corresponding to R$123.5 million and (vi) an increase of 53.2%, or R$263.9 million in expenses related to credit and debit card transactions. This increase was offset by the recognition of an actuarial loss of R$1,288.8 million in 2009 relating to CASSI contributions, by a R$709.2 million in premiums paid to clients for loyalty, and by a decrease in expenses from the amortization of PREVI’s actuarial assets.

Non-operating income

The Bank’s non-operating income consists of (i) income from the sale of investments, (ii) provisions or reversal of the devaluation of assets, (iii) income from the sale of assets, (iv) sale of real estate and (v) other income.

Non-operating income increased by 346.9% from R$412.5 million for the year ended December 31, 2008 to R$1,843.6 million for the year ended December 31, 2009, mainly as a result of income of R$1,624.7 million from the sale by BB Investimentos of its shares held in Cielo (formerly Visanet) in Visanet’s IPO concluded in June 2009 and income of R$64.3 million and R$76.7 million from the sale by BB Investimentos and Banco Múltiplo, respectively, of their shares held in Visa Incorporated.

Income tax and social contribution

Income tax is calculated at the rate of 15% and surtax of 10%. Social contribution, as of May 1, 2008, is calculated taking into account the rate of 15% for financial and insurance companies and 9% for other companies (prior to April 30, 2008, the rate was 9% for all companies). Expenses from income tax and social contribution increased by 81.9% to R$3,902.8 million in 2009 compared to R$2,145.1 million in 2008. This increase was due to the 41.8%, or R$1,507.6 million, increase in income tax and 40.0%, or R$832.9 million, increase in social contribution on net income resulting from the increase in the taxable and contribution income base in 2009 and from the effect of the Bank’s fiscal hedging structure given the appreciation of the Brazilian real against the U.S. dollar, which was partially offset by an increase in deferred tax credits recorded in 2009, corresponding to R$4,127.6 million compared to 2008 (R$3,544.8 million) due primarily to R$1,213.0 million in credits from the positive re-assessment of the probability of success of the Bank’s unconstitutionality claim in respect of the increase in social contribution tax from 9% to 15% in March 2009.

Profit sharing

Participation in profits distributed to the employees and board members of the Bank increased 22.1% from R$1,134.1 million in 2008 to R$1,384.5 million in 2009.

Net Income and recurring net income

As a result of the foregoing factors, the Bank’s net income increased by 15.3% to R$10,147.5 million for the period ended December 31, 2009 from R$8,802.9 million for period ended December 31, 2008.

The Bank’s management believes that a presentation of net income that excludes non-recurring events, denoted as recurring income, is helpful to investors. Therefore, the Bank has excluded the impact of certain applicable non-recurring events listed in the table below from net income. Recurring income is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition of recurring income may not be comparable to that of other companies.

	Year ended December 31,
	2009	2008	Variation (%)
	(in millions of R$, except percentages)
Net income	10,148	8,803	15.3
Sale of interest in Visanet (now Cielo)	(141)	(361)	(60.9)
Sale of investments (Telemar)	—	(142)	—
Revaluation of consolidated interests	—	(241)	—
Economic plans	(157)	372	(142.2)
Assignment of credits	(633)	(67)	—
Tax efficiency		(412)	53.6
Substitution of the card base	—	54
Contingent liabilities (BESC)	—	360	(100.0)
Tax credit (BESC)	—	(194)	—
Previ—Recognition of actuarial gains	—	(5,326)	—
Cassi—Recognition of actuarial losses	—	1,259	—
Additional allowance for loan losses	676	1,594	(57.6)
Provision for labor, civil and tax claims	1,367	—	—
Tax credits—Differential of CSLL rate	(1,213)	—	—
Sale of investments—Visanet Brasil	(1,625)	—	—
Voluntary Dismissal Plan—BNC	215	—	—
Reversal of labor charges	(644)	—	—
Tax effects and profit sharing on extraordinary items	513	986	(48.0)

Recurring net income	8,506	6,685	27.2

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

The Bank’s net income increased by 74.0% to R$8,802.9 million for the period ended December 31, 2008 from R$5,058.1 million for the period ended December 31, 2007, as a result of the factors described below.

Income from financial intermediation

The following table presents the main items of the Bank’s income from financial intermediation in 2008 and 2007:

	Year ended December 31,
	2008	% of total	2007		% of total	Variation (%)
	(in millions of R$, except percentages)
Loans	33,221	58.2	25,261		62.0	31.5
Leases	1,166	2.0	692		1.6	68.5
Securities	20,692	36.2	12,632		31.0	63.8
Derivative financial instruments	(1,283)	(2.2)	175		0.4	(832.1)
Foreign exchange, net	464	0.8	396		1.0	17.1
Compulsory deposits	1,910	3.3	1,616		4.0	18.1
Insurance, pension plans and capitalization	946	1.7	—	(1)	—	—

Income from financial intermediation	57,116	100.0	40,773		100.0	40.1

(1)

The Bank recorded no income from insurance, pension plans and capitalization in 2007 due to the consolidation of the Bank’s non-financial subsidiaries operating in the insurance, pension plans and capitalization segments beginning in March 2008.

The Bank’s income from financial intermediation increased by 40.1% from R$40,773.1 million in 2007 to R$57,115.7 million in 2008, primarily due to the factors described below.

Income from loans increased by 31.5% from R$25,261.3 million in 2007 to R$33,220.6 million in 2008. This increase mainly reflects an increase of 37.1% in the overall lending activity of the Bank and is principally derived from:

•

income from credit transactions increased by 48.2%, or R$5,768.5 million, between 2007 and 2008, mainly due to (i) loans under Resolution No. 2,770, or R$2,007.9 million, CDC, corresponding to R$1,095.8 million and BB Giro (R$718.9 million), (ii) income from the BB Giro Rápido Empresa Flex (R$965.0 million), (iii) overdraft services, corresponding to R$221.2 million, (iv) income from BB Giro Rápido (R$214.4 million) and (v) income from BB Capital de Giro Mix Pasep, corresponding to R$199.6 million;

•

income from financing transactions increased by 45.1% (R$2,179.3 million), primarily due to income from credit cards (R$618.2 million), export financing (R$586.3 million), foreign-currency denominated loans (R$551.3 million), CDC (R$392.8 million), and FINAME, which funds machinery and equipment and the program to support micro- and small companies (R$351.9 million);

•	an increase by 18.5% (R$267.2 million) relating to the transfer of credits to Ativos S.A. (R$135.4 million) and a larger volume of loans recovered (R$132 million); and

•	an increase of 19.6% (R$344.6 million) in income from loans and discounted bills.

Income from leases increased by 68.5% from R$691.8 million in 2007 to R$1,165.8 million in 2008, primarily due to an increase in the volume of leasing operations in 2008.

The table below describes income from loans, adjusted for the two non-recurring events mentioned above (revenue from equalization and assignment of credits to Ativos S.A.). Adjusted income from loans is not a GAAP measure under Brazilian GAAP, does not represent income from loans for the periods presented and should not be considered an alternative to income from loans. Adjusted income from loans does not have a standardized meaning and, accordingly, the Bank’s definition may not be comparable to that of other companies. The Bank uses adjusted income from loans to present income from loans without the effects of extraordinary accounting or accounting reclassifications which affect the historical analysis of revenue. Accordingly, the measurement allows the comparison of revenues in several periods.

	Year ended December 31,
	2008	2007	Variation (%)
	(in millions of R$, except percentages)
Income from loans	33,221	25,261	31.5
Revenue from equalization	1,352	—	—
Assignment of credits to Ativos S.A.	(67)	—	—

Adjusted income from loans	34,506	25,261	36.6

Adjusted income from loans totaled R$34,506 million, including equalization revenues and credit assignment by Ativo S.A. This amount is 36.6% greater than the amount recorded in 2007 and is in line with the changes to lending operations, which grew by 37.1% in the same period.

Income from leasing increased by 68.5%, from R$691.8 million in 2007 to R$1,165.8 million in 2008, mainly due to an increase in the volume of leasing transactions in 2008.

Income from securities increased by 63.8% from R$12,631.9 million in 2007 to R$20,692.3 million 2008. This performance derived from the expansion of the securities portfolio (R$11,708 million or a 15.6%

increase) and short-term financial investments (R$ 68,284 million or 133.6% increase) and an increase in the basic interest rate (SELIC) accumulated over the period (12.5% in 2008 against 11.9% in 2007). This increase was primarily due to (i) an increase of R$3,730.8 million in income from investments abroad due to a 31.9% devaluation of the Brazilian real against the U.S. dollar in 2008 compared to a 17.2% appreciation in 2007, (ii) an increase by 69.2% (R$2,952.0 million) in income resulting from the portfolio of third parties, mainly due to an increase in the average volume of the portfolio and an increase in the average SELIC rate (12.49% in 2008 compared to 11.88% in 2007), (iii) additional income of R$557.2 million deriving from the mark to market value of securities for trading and (iv) additional income of R$196.4 million from the sale of shares in Visanet (now Cielo). This increase was offset by a decrease of R$660.4 million in income related to fixed-income securities due to the devaluation of the real against the dollar in 2008, irrespective of the increase in the average SELIC rate.

In 2008, income from securities was positively affected by the sale of some of the Bank’s shares in Visanet (now Cielo), which resulted in a non-recurring gain of R$196.3 million, as explained in the table below. The Bank believes that the adjustment is helpful in order to present income from securities excluding non-recurring items in order to enhance year-on-year comparability. Adjusted income from securities is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition of adjusted income from securities may not be comparable to that of other companies.

	Year ended December 31,
	2008	2007	Variation (%)
	(in millions of R$, except percentages)
Income from securities	20,692	12,632	63.8
Income from the sale of Visanet (now Cielo)	(196)	—	—

Adjusted income from securities	20,496	12,632	62.3

The Bank’s income from derivative financial instruments was R$175.3 million in 2007, compared to a loss of R$1,283.3 million in 2008. This change was mainly the result of (i) negative fluctuation, corresponding to R$2,320.2 billion in income from swap transactions, resulting from increased earnings from borrowings in U.S. dollar, Japanese Yen and euro due to the 31.9%, 72.1% and 24.1% devaluation, respectively, in 2008, as compared with an appreciation of 17.2%, devaluation of 1.1% and appreciation of 7.5%, respectively, in 2007 of the Brazilian real against these currencies and (ii) an increase (R$815.0 million) in expenses under forward contracts due to the devaluation of the Brazilian real against the U.S. dollar in 2008.

Income from foreign exchange transactions increased by 17.1% from R$396.4 million in 2007 to R$464.2 million in 2008, primarily due to the depreciation of the Brazilian real against the U.S. dollar by 31.9% in 2008.

Income from compulsory deposits increased by 18.1% from R$1,616.5 million in 2007 to R$1,909.8 million in 2008. This increase was due to an increase in the average balance of the portfolio in 2008 and the higher average SELIC rate in 2008 (12.49%) as compared to 2007 (11.88%).

Income from insurance, pension plans and capitalization transactions totaled R$946.3 million in 2008. The Bank did not earn any income from insurance, pension plans and capitalization transactions in 2007, as the Bank only began to consolidate its subsidiaries operating in those segments in March 2008.

Expenses from financial intermediation

The following table sets out the principal components of the Bank’s expenses from financial intermediation for 2008 and 2007:

	Year ended December 31,
	2008	% of total	2007	% of total	Variation (%)
	(in millions of R$, except percentages)
Deposits and funds obtained in the money market	(25,532)	57.7	(17,797)	69.5	43.5
Borrowings and onlendings	(8,685)	19.6	(1,645)	6.4	428.0
Leases	(852)	1.9	(499)	1.9	70.7
Foreign exchange, net	—	—	—	—	—
Insurance, pension plans and capitalization	(622)	1.4	—	—	—
Allowance for loan losses	(8,606)	19.4	(5,677)	22.2	51.6

Expenses from financial intermediation	(44,296)	100.0	(25,618)	100.0	72.9

The Bank’s expenses from financial intermediation increased by 72.9% from R$25,618.4 million in 2007 to R$44,296.3 million in 2008. This increase was primarily due to the factors described below.

Expenses from deposits and funds obtained in the money market increased by 43.5% from R$17,796.7 million in 2007 to R$25,531.7 million in 2008. The performance is mainly due to the increase by 26.1% in funds obtained in the money market, by 19.9% in the volume of savings deposits, by 173.4% in interbank deposits and by 75.0% in term deposits. The increase resulted specifically from: (i) an increase by 36.8%, or R$2,641.0 million in the cost of repurchase transactions conducted by the Bank due to an increase in the average balance of these transactions and increased average SELIC rate increased in 2008, corresponding to 12.49% as compared to 11.88% realized in 2007, (ii) an increase by 29.7%, or R$961.7 million in costs related to savings deposits, (iii) an increase of 67.6%, or R$4,268.9 million in costs related to term deposits, (iv) an increase in the average balances of deposits resulting from a movement of resources to large financial institutions known to have greater stability and safer investment alternatives after the onset of economic crisis in mid 2008 and (v) an increase resulting from the devaluation of the Brazilian real against the U.S. dollar in 2008.

In analyzing the performance of expenses from deposits and funds obtained in the money market, the income from savings deposits is calculated and recorded based on the respective monthly anniversaries of the deposit dates. Moreover, at the closing of each month, proportional charges are recorded in order to comply with the accrual basis.

The recording of proportional charges is offset in the subsequent period in the expenses from deposits and funds obtained in the money market line item, except for amounts relating to June and December, which are recorded in other operating income in January and July. This occurs due to the closing of balances on the determination of results in each six-month period.

The Bank believes it is helpful to present proportional savings charges on an adjusted basis so that total expenses accurately reflect the related amounts relating thereto. Accordingly, the calculation of adjusted expenses from deposits and funds obtained in the money market presents the expenses relating to deposits and funds obtained in the money market, less non-recurring reversals of restatement charges on saving deposits. Adjusted expenses from deposits and funds obtained in the money market is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies. The table below supports these amounts.

	Year ended December 31,
Reversal of restatement charges on savings deposits	2008	2007	Variation (%)
	(in millions of R$, except percentages)
Expenses from deposits and funds obtained in the money market	(25,532)	(17,797)	43.5
Reversal of restatement charges on savings deposits	332	274	21.1

Adjusted expenses from deposits and funds obtained in the money market	(25,200)	(17,523)	43.8

Expenses from borrowings and onlendings increased from R$1,644.9 million in 2007 to R$8,684.6 million in 2008. Foreign exchange variation recorded in 2007 and 2008 was the largest contributor to such increase. While the Brazilian real appreciated by 17.2% in 2007, the Brazilian real depreciated by 31.9% in 2008. Additionally, borrowings and onlendings from BNDES increased by 28.2% and loans abroad increased by 68.3%. Further, the following also contributed to the overall increase: (i) an increase by R$3.745 billion in obligations to financial institutions, (ii) an increase by R$1,507.9 million in expenditures with foreign loans and (iii) an increase by R$1,505.3 million in expenses with foreign transfers.

Expenses from leases increased by 70.7% from R$499.3 million in 2007 to R$852.4 million in 2008, primarily due to an increase in the volume of the Bank’s leases in 2008.

The provision for credit transactions of the Bank increased by 51.6%, from R$5,677.4 million in 2007 to R$8,605.8 million in 2008. The breakdown of expenses relating to allowances for loan losses for transactions with and without credit characteristics, as well as for additional allowances, is set forth in the table below.

	Year ended December 31,
	2008	2007	Variation (%)
	(in millions of R$, except percentages)
Additional allowance for loan losses with credit characteristics	6,925	5,379	28.7
Additional allowance for loan losses	1,594	—	100%
Additional allowance for loan losses with credit characteristics	(87)	(298)	(70.9)

Total	8,606	5,677	51.6

This increase resulted primarily from (i) an increase, corresponding to R$1,835.4 million, in additional provisions with respect to the total loan and (ii) an increase, corresponding to R$1,432.5 million, in provisions with respect to doubtful accounts, both of which resulted primarily from an increase in the Bank’s general lending activities.

Expenses from insurance, pension plans and capitalization transactions totaled R$621.9 million in 2008, compared to no expenses in 2007. This result was due to the consolidation of the Bank’s non-financial subsidiaries operating in the insurance, pension plans and capitalization segments, beginning in March 2008.

Gross financial intermediation income

As a result of the foregoing factors, the Bank’s gross income from financial intermediation decreased by 15.4% from R$15,154.7 million in 2007 to R$12,819.4 million in 2008.

Adjusted gross income from financial intermediation

The Bank’s income from financial intermediation is affected by other items relating to financial intermediation which, due to the financial institution accounting chart (COSIF), are not recorded in income (loss) from financial intermediation.

These items include (i) foreign exchange gains (losses) on financial assets and liabilities of facilities abroad recorded in equity in the earnings (losses) of subsidiaries and affiliates, (ii) gains (losses) deriving from negative foreign exchange adjustments of assets and liabilities denominated in foreign currencies recorded in Banco Múltiplo in other operating income/expenses, (iii) tax effect, recorded in tax expenses (indirect taxes) and expenses from income tax and social contribution on net income, used to reduce gains (losses) from hedging transactions for the purpose of hedging against the Bank’s foreign exchange exposure, the effects of which are recorded in financial intermediation and (iv) income from special operations and specific credits, subject to financial assets recorded in other credits and recorded in other operating income.

Accordingly, the Bank’s management believes that the disclosure of a non-GAAP measurement, set forth in the table below, that reconciles adjusted gross income from financial intermediation with gross income from financial intermediation, may be useful to investors. Adjusted gross income from financial intermediation is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies.

	Year ended December 31,
	2008	2007	Variation (%)
	(in millions of R$, except percentages)
Gross income from financial intermediation	12,819	15,155	(15.4)
Allowance for loan losses	8,606	5,677	51.6
Gross income from financial intermediation without allowance	21,425	20,832	2.8
Equalization income	1,352	—	—
Transfer of Credits to Ativos S.A	(67)	—	—
Income from sale of interest in Visanet	(196)	—	—
Reversal of restatement charges on savings deposits	332	274	21.2
Foreign exchange gains (losses) on financial assets/liabilities abroad	941	(574)	(263.9)
Gains (losses) deriving from foreign exchange adjustments	253	148	70.9
Tax effect—hedging from the structural foreign exchange exposure	334	0	—
Income from special operations and specific credits	140	128	9.4

Adjusted gross income from financial intermediation	24,514	20,808	17.8

As set forth in the table above, on an adjusted basis the Bank recorded R$24,514 million in 2008, compared to R$20,808 million in 2007, which reflects the growth of total assets of the Bank from 2007 to 2008.

Other operating income (expenses)

The following table sets out the principal components of the Bank’s other operating income (expenses) for years ended December 31, 2007 and 2008:

	Year ended December 31,
	2008	2007	Variation (%)
	(in millions of R$, except percentages)
Banking service fees	9,089	7,323	24.1
Banking fees	2,722	2,578	5.6
Personnel expenses	(8,870)	(9,161)	(3.2)
Other administrative expenses	(7,917)	(6,735)	17.5
Tax expenses	(2,635)	(2,064)	27.7
Equity in the earnings (losses) of affiliates and subsidiary companies	1,394	154	805.2
Insurance, pension plans and capitalization	892	—	—
Other operating income	11,780	5,024	134.5
Other operating expenses	(7,605)	(5,000)	52.1

Other operating expenses	(1,150)	(7,881)	(85.4)

The Bank’s other operating expenses decreased by 85.4% from R$7,881.3 million in 2007 to R$1,149.9 million in 2008, primarily due to the factors described below.

Banking services increased 24.1% from R$7,323.5 million in 2007 to R$9,088.8 million in 2008. The growth by R$1,765 million, or 24.1%, is mainly due to the growth by R$1,033 million in income from credit cards. It should be mentioned that the growth in income from credit cards is mainly due to the proportional consolidation of Cielo operations in Banco do Brasil, which accounted for R$713 million, previously recorded in the equity method.

Banking fees increased by 5.6% from R$2,578.1 million in 2007 to R$2,722.0 million in 2008. The growth was 5.6% (R$144 million) compared to 2007. The main increase was in revenues from service packages by R$137 million, a growth by 7.8%, and a growth by 21.4% (R$78.9 million) in tariffs from loans and registration.

The Central Bank issued regulations that became effective in the second quarter of 2008 to collect fees from individuals. The Central Bank resolutions directly affected the income related to fees from loan operations and the fees from checking account.

With respect to the fees from loan operations and collateral provided, the regulations prohibited the collection of the credit facility opening fee, which resulted in a decrease in fees collected during 2008. With respect to the fees from checking accounts, the regulation prohibited the collection of checking account maintenance and check processing fees, among others. On the other hand, the impact of the regulation in absolute terms was minimized by the expansion of the Bank’s client base and the increase in income from fees arising out of other activities, such as income from credit cards (a 102.3% increase), asset management (a 16.7% increase) and collection (a 9.1% increase).

Personnel expenses decreased by 3.2% from R$9,161.1 million in 2007 to R$8,870.1 million in 2008. The decrease was mainly due to the drop by R$554 million in expenses with administrative and personnel provisions, as well as due to the decrease of R$297 million in expenses in benefits. These reductions were due to 2007 accounting issues, such as the restructuring of the health plan managed by CASSI, which resulted in the accounting of expenses in the amount of R$492 million, and the advanced withdrawal plan (PAA), also carried out in 2007, which resulted in the accounting of R$915 million in additional expenses. These reductions offset an increase of R$522.6 million in salaries resulting mainly from (i) wage increases under a collective bargaining agreement, (ii) the bonus plan for the 200th anniversary of the Bank and (iii) the consolidation of income of non-financial subsidiaries of the Bank, beginning in March 2008.

The Bank considers expenses relating to labor claims to be non-recurring and unrelated to current personnel expenses. In addition, the Bank considers expenses relating to the Cassi Plan restructuring and the PAA, to also be non-recurring.

Accordingly, after excluding these non-recurring events, the total amount of adjusted personnel expenses totaled R$7,077 million in 2007 and R$8,122 million in 2008. The table below shows the amounts of adjusted personnel expenses. Adjusted personnel expenses is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies.

	Year ended December 31,
	2008	2007	Variation (%)
	(in millions of R$, except percentages)
Personnel expenses	(8,870)	(9,161)	(3.2)
Cassi Plan restructuring	—	493	—
Advanced withdrawal plan	—	915	—
Labor claims	758	676	12.1

Adjusted personnel expenses	(8,112)	(7,077)	14.6

Other administrative expenses increased by 17.5% from R$6,735.4 million in 2007 to R$7,917.3 million in 2008. This growth followed the expansion of the Bank’s business during the period, which resulted in the general increase in administrative expenses, including: items which presented major growth were: (i) Third-party Services, R$285 million; (ii) Specialized Technical Services, R$164 million; (iii) Communications, R$129 million; and (iv) Legal Proceedings (except labor claims included in the Bank’s Personnel Expenses), R$112 million. The item was also affected by expenses of R$54 million, deriving from the substitution of the credit card base with magnetic reader for chips.

The Bank’s civil claims mainly consisted of differences between inflation rates and the rate used to restate financial investments during the period of economic plans (Collor Plan, Bresser Plan and Summer Plan (Plano Verão)). The Bank considers these expenses, totaling R$516 million in 2007 and R$629 million in 2008, to be non-recurring and unrelated to the Bank’s administrative activities.

Accordingly, after excluding the placement of chips in credit cards in 2008 (totaling R$54 million) and civil claims, other administrative expenses totaled R$6,218 million in 2007 and R$7,234 million in 2008. The table below shows the amounts of adjusted other administrative expenses. Adjusted other administrative expenses is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies.

	Year ended December 31,
	2008	2007	Variation (%)
	(in millions of R$, except percentages)
Other administrative expenses	(7,917)	(6,735)	17.6
Civil claims	629	517	21.7
Installation of chips in the card base	54	—	—

Adjusted other administrative expenses	(7,234)	(6,218)	16.5

Personnel expenses and other administrative expenses, together, administrative expenses, excluding non-recurring items, totaled R$15,346 million in 2008 compared to R$13,295 million in 2007, which represents a 15.4% increase. Adjusted administrative expenses is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies.

	Year ended December 31,
	2008	2007	Variation (%)
	(in millions of R$, except percentages)
Personnel expenses	(8,870)	(9,161)	(3.2)
Cassi Plan restructuring	—	493	(100.0)
Advanced withdrawal plan	—	915	(100.0)
Labor claims	758	676	12.1
Other administrative expenses	(7,917)	(6,735)	17.6
Civil claims	629	517	21.7
Installation of chips in the card base	54	—	—

Adjusted administrative expenses	(15,346)	(13,295)	15.4

Tax expenses increased by 27.7% from R$2,063.7 million in 2007 to R$2,634.9 million in 2008. This increase was primarily due to the increase in the Bank’s operating income for tax purposes in 2008.

The Bank’s equity in the earnings of affiliates and subsidiary companies increased from earnings of R$153.5 million in 2007 to earnings of R$1,394.2 million in 2008. This increase was primarily the result of the 31.9% depreciation of the Brazilian real against the U.S. dollar in 2008, compared to the 17.2% appreciation in

2007, and the corresponding effect on the U.S. dollar-denominated capital of the Bank’s offshore branches, as well as earnings from the consolidation of the Bank’s non-financial subsidiaries, beginning in March 2008.

Other operating income from insurance, pension plans and capitalization was R$892.4 million in 2008 compared to no income in 2007. This result was due to the consolidation of the Bank’s non-financial subsidiaries operating in the insurance, pension plans and capitalization segments, starting in 2008.

Other operating income increased by 134.5% from R$5,023.6 million for the year ended December 31, 2007 to R$11,780.0 million for the year ended December 31, 2008. This increase was primarily due to (i) the recognition of an actuarial gain of R$5,412.4 million in 2008 relating to PREVI retirement and pension plan contributions pursuant to CVM Deliberation 371/00 and Resolution No. 26 of the Complementary Pension Management Board (CGPC), of September 29, 2008, (ii) an increase of R$1,374.6 million in rate equalization operations under Law No. 8,427 which, as from January 2008, has been accounted for in the other operating income line item and (iii) a R$721.0 million increase in other operating income from the consolidation of the Bank’s non-financial subsidiaries, beginning in March 2008. This increase was partially offset by a decrease of 46.1% (R$865.8 million) in foreign exchange gains due to the depreciation of the Brazilian real against the U.S. dollar in 2008, which resulted in expenses from the Bank’s foreign assets in these currencies.

Other operating expenses increased by 52.1% from R$4,999.8 million in 2007 to R$7,605.2 million for the year ended December 31, 2008. This increase resulted mainly from (i) the recognition of an actuarial gain of R$1,259.4 million in 2008 relating to CASSI contributions, (ii) a 165.6% increase (R$747.9 million) in premiums paid to clients for fidelity and performance and (iii) R$767.6 million in other operating expenses from the consolidation of the Bank’s non-financial subsidiaries, starting in March 2008. This increase was partially offset by a decrease of 56.1% (R$971.1 million) in foreign exchange loss adjustments resulting from the depreciation of the Brazilian real against the U.S. dollar in 2008.

Non-operating income

Non-operating income increased by 46.8% from R$281.0 million for the year ended December 31, 2007 to R$412.5 million for the year ended December 31, 2008, due to the changes in each of the accounts comprising Operating Results, as explained above.

Income tax and social contribution

Income tax increased 61.5% (R$1,373.8 million) in 2008, and social contribution expense increased by 156.6% (R$1,270.2 million) as a result of an increase in the Bank’s tax base in 2008. This increase was partially offset by an increase in deferred tax credits recorded in 2008 (R$3,544.8 million) as compared to 2007 (R$1,198.9 million) resulting from the effects of CMN Resolution No. 3,355 of March 31, 2006. See “Risks Relating to the Bank and the Brazilian Banking Industry—The Bank might not be able to record all of its deferred tax credits” for more information regarding CMN Resolution No. 3,355.

Profit sharing

Participation in profits distributed among employees and board members of the Bank increased 74.7% from R$649.2 million in 2007 to R$1,134.1 million in 2008.

Net income and recurring net income

As a result of the foregoing factors, the Bank’s net income increased by 74.0% to R$8,802.9 million for the period ended December 31, 2008 from R$5,058.1 million for period ended December 31, 2007.

The Bank’s management believes that a presentation of net income that excludes the effects of non-recurring events, denoted as recurring income, is helpful to investors. Therefore, the Bank has excluded the impact of certain applicable non-recurring events listed in the table below from net income. Recurring income is not a GAAP measure under Brazilian GAAP and does not have a standardized meaning. Accordingly, the Bank’s definition may not be comparable to that of other companies.

	Year ended December 31,
	2008	2007	Variation (%)
	(in millions of R$, except percentages)
Net income	8,803	5,058	74.0
Cassi Plan restructuring	—	493	—
Advanced withdrawal plan	—	915	—
Tax benefit from permanent exclusions	—	(141)	—
Sale of investments (BM&FBOVESPA)	—	(149)	—
Sale of interest in Visanet (now Cielo)	(361)	—	—
Sale of investments (Telemar)	(142)	—	—
Revaluation of consolidated interests	(241)	—
Economic plans	372	199	86.9
Assignment of credits	(67)	—	—
Tax efficiency	(412)	—	—
Substitution of the card base	54	—	—
Contingent liabilities (BESC)	360	—	—
Tax credit (BESC)	(194)	—	—
Previ—Recognition of actuarial gains	(5,326)	—	—
Cassi—Recognition of actuarial losses	1,259	—	—
Additional allowance for loan losses	1,594	—	—
Tax effects and profit sharing on extraordinary items	986	(496)	—

Recurring net income	6,685	5,880	13.7

Liquidity and Capital Resources

Overview

The Bank maintains capital levels within the acceptable levels of its market risk and liquidity policies. Among the tools that management uses to manage liquidity risks is the plan of liquidity contingencies (Plano de Contingência de Liquidez), which is designed to alert management to control liquidity risks when projections of short-term liquidity levels below accepted minimum reserves. The Bank then increases levels of financial resources through its extensive branch network. The Bank believes it will be able to increase its financial resources through its branch network even in financial crisis scenarios. Therefore, the Bank believes it is unlikely that its capital levels will drop to a level where a Central Bank intervention would be required.

In the event the Bank fails to comply with the minimum capital requirements established by the Basel II Accord, the Bank could be compelled to curtail its lending activities and change its capital strategy. For more information see “—Capital Adequacy Information.”

Sources and Uses of Funds

The table below shows indicators that demonstrate the correlation between sources and uses of funds in Banco do Brasil, and demonstrates that the credit portfolio is backed by other sources of funding, in addition to deposits, such as onlendings from BNDES, funds from the financial and development funds and foreign borrowings, among others.

	As of March 31,		As of December 31,
	2010	Var. % March 2010/ December 2009	2009	2008	2007	Variation (2009/2008) (%)	Variation (2008/2007) (%)
	(in millions of R$, except percentages)
Total funding	373,111	(2.3)	381,944	298,745	190,646	27.8	56.7
Total deposits	342,624	1.5	337,563	270,842	188,283	24.6	43.8
Domestic onlending	32,995	5.1	31,390	22,436	17,487	39.9	28.3
Financial and development funds	3,685	(10.9)	4,135	2,458	2,117	68.2	16.1
Subordinated debt	20,792	12.1	18,553	11,772	10,012	57.6	17.6
Foreign borrowings	20,259	38.9	14,582	12,120	5,026	20.3	141.1
Compulsory deposits	(47,244)	(94.6)	(24,280)	(20,882)	(32,278)	16.3	(35.3)
Net loan portfolio	286,289	1.8	281,231	210,181	150,426	33.8	39.7
Loan portfolio	305,551	1.6	300,829	224,808	160,739	33.8	39.9
Allowance for loan losses	(19,263)	(1.7)	(19,598)	(14,627)	(10,313)	34.6	41.8
Availability	86,822	(13.8)	100,713	88,564	40,220	13.7	120.2
Ratios
Net loan portfolio/total deposits	83.6	—	83.3	77.6	79.9	—	—
Net loan portfolio/total funding	76.7	—	73.6	70.4	78.9	—	—
Availability/total funding	23.3	—	26.4	29.6	21.1	—	—

The Net loan portfolio/total funding index was 73.6% in 2009, as compared to 70.4% in 2008 and 78.9% in 2007. Availability, as measured by the difference between total funding and net loan portfolio, reached R$100,713 million, as compared to R$88,565 million in 2008 and R$40,220 million in 2007. As of December 31, 2009, availability accounted for 26.4% of the Bank’s total funding.

The growth by 33.8% of the net loan portfolio was supported by the 27.8% increase of deposits and other sources of funding in 2009. Availability has increased in absolute terms, while the net loan portfolio/total funding index also increased by 3.20% as compared to 2008. However, this index has decreased compared to 2007, which indicates a growth potential for credit transactions as compared to total funding.

As of March 31, 2010, the Bank had a 13.8% reduction in cash, as compared to December 31, 2009. The decrease is largely due to two factors: (i) reversal of anti-crisis measures implemented in January 2010, which increased the rate of mandatory withholdings and (ii) a 1.8% increase in the loan portfolio.

Sources of Funds

The main sources of funding for the Bank’s domestic lending operations, in reais and excluding lending and trade financing related to the federal government, are demand and savings deposits, Certificados de Depósito Bancário (CDBs) sold to individuals or non-financial institutional clients and CDIs sold to financial institutions. In addition, the Bank raises funds on the interbank market from time to time, as well as from short-term deposit operations received under security repurchase agreements that take advantage of opportunities arising from the Bank’s holding of government securities.

The table below sets out the Bank’s sources of funds on a consolidated basis as of the dates indicated:

	As of March 31, 2010	As of December 31,
		2009	2008	2007
	(in millions of R$, except percentages)
Non-federal government sources
Demand deposits	54,973	56,459	51,949	51,311
Savings deposits	78,719	75,742	54,965	45,840
Interbank deposits	10,749	11,619	14,065	5,145
Time deposits	197,934	193,516	149,619	85,520
Other deposits	249	229	243	468

Total deposits	342,624	337,564	270,841	188,283

Funds obtained in the money market	157,866	160,821	91,130	72,270

Total non-federal government sources	500,490	498,385	361,972	260,553

Federal government sources
Onlending funds	32,995	31,390	22,436	17,487
Special operations	206	206	2	2
Total federal government sources	33,201	31,596	22,439	17,490

Total funding	533,691	529,981	384,410	278,042

Deposit Accounts

The Bank’s deposits totaled R$342,624 million as of March 31, 2010, an increase of 1.5% as compared to December 31, 2009. The most significant Sources of funding was time deposits, which included escrow deposits, and accounted for 57.8% of total deposits. As shown in the table below, time deposits grew by 2.3%, or R$4,418 million. As of December 31, 2009, the balance of total deposits from consumers and companies, including demand deposits, savings deposits, interbank deposits, time deposits and other deposits totaled R$337,563.8 million, representing an increase of 24.6% compared to R$270,841.0 million as of December 31, 2008. The Brazilian currency deposit accounts of consumers and companies, which include demand deposits and savings accounts, accounted for 26.5% of the Bank’s total non-federal government funding as of December 31, 2009 (compared to 29.5% as of December 31, 2008). As of December 31, 2009, the Bank had a total volume of currency deposit accounts (demand and savings) of R$132,200.4 million, an increase of 23.7% compared to R$106,914.4 million as of December 31, 2008. The global economic crisis, which began in September 2008, partially contributed to such growth. Due to the crisis, various investors have transferred investments to more solid financial institutions, known as a “flight to quality,” which has resulted in substantial growth of the Bank’s funding transactions.

Demand Deposits. Demand deposits, which are credit balances in current accounts held with the Bank and no interest is paid to the depositor, totaled R$56,458.8 million as of December 31, 2009 (compared to R$51,949.0 million and R$51,311.0 million as of December 31, 2008 and 2007, respectively), which accounted for 16.7% of the Bank’s total deposits by amount (compared to 19.3% and 27.2% as of December 31, 2008 and 2007, respectively). The consolidation of Nossa Caixa contributed R$4,161.3 million to the Bank’s total demand deposits as of December 31, 2009.

According to Central Bank data, as of December 31, 2009, the Bank held 33.5% (excluding Nossa Caixa data) of the total balance of demand deposits in Brazil compared to 32.4% as of December 31, 2008 and 29.4% as of December 31, 2007, which corresponded to the largest demand deposit base in Brazil.

As of December 31, 2009, the Bank had approximately 35.0 million demand deposit accounts (compared to 30.4 million and 27.4 million as of December 31, 2008 and 2007, respectively), of which approximately 93.7% were in the name of individuals (compared to 93.8% and 93.9% as of December 31, 2008 and 2007, respectively).

Demand deposits. The Central Bank prescribes to all Brazilian banks certain uses for funds obtained from demand deposits and other sources (such as float on taxes and other collections). Pursuant to these prescribed uses, the Bank deposits 42.0% of its daily average balance of demand deposits in cash on a non-interest bearing basis. The Central Bank also requires that an additional 5.0% of such deposits be made with the Central Bank, in federal bonds linked to the SELIC rate. An additional 30.0% of such funds must be lent at reduced interest rates to various sectors of the agribusiness industry (other banks must use the same percentage of their demand deposits to fund mortgage loans) and 2.0% of such funds must be lent, also at reduced interest rates, to low income clients.

Savings deposits. As of December 31, 2009, savings deposits totaled R$75,741.6 million, compared to R$54,965.0 million and R$45,839.0 million as of December 31, 2008 and 2007, respectively, accounting for 22.4% of the total deposits maintained at the Bank (compared to 20.3% and 24.4% as of December 31, 2008 and 2007, respectively).

As of December 31, 2009, the Bank had approximately 26.0 million savings deposit accounts, compared to 18.5 million and 16.7 million as of December 31, 2008 and 2007, respectively), of which approximately 99.4% were in the names of individuals (compared to 98.3% and 99.3% as of December 31, 2008 and 2007, respectively).

The growth in savings deposits over the last three years was mainly due to the Bank’s continued implementation of its strategy to increase its savings client base. Following the onset of the economic crisis in mid-2008, the increase also reflects a movement of funds towards larger financial institutions recognized as having greater stability and safer forms of investments.

According to Central Bank regulations, banks in Brazil can offer two types of savings accounts, housing or agribusiness. CMN Resolution No. 3,549 of March 27, 2008 enables financial institutions offering agribusiness savings accounts to carry deposits in the Brazilian Savings and Loans System (Sistema Brasileiro de Poupança e Empréstimo or SBPE) of up to 10% of the total amount on deposit on the prior day. The Central Bank requires savings account deposits in Brazil to have a term of 30 days for consumers and a term of 90 days for “for-profit” corporations before interest can accrue. Yields earned on consumer savings accounts are tax free, whereas yields earned on corporate savings accounts incur income tax at a rate of 22.5%.

On April 28, 1982, the Bank entered into an agreement with POUPEX, which is managed by the Brazilian Army, under which the Bank has offered a special savings account. POUPEX is a civil partnership with the Army Housing Association (Fundação Habitacional do Exército or FHE), which collects, encourages and promotes savings. The Bank is compensated for its services through fees collected from the FHE. The balance of POUPEX accounts was R$2,129.0 million, R$1,782.3 million and R$1,568.2 million as of December 31, 2009, 2008 and 2007, respectively.

Time deposits. Time deposits are deposits made under securities repurchase agreements. The Bank raises funds borrowing under securities repurchase agreements that are primarily secured by government bonds held in its portfolio. The Bank also actively participates in the securities market at clients’ request.

As of December 31, 2009, borrowings under repurchase agreements totaled R$160,821.2 million (compared to R$91,130.3 million and R$72,270.1 million as of December 31, 2008 and 2007, respectively) consisting of the Bank’s own portfolio (19.8%), third-party portfolios (80.1%), and other borrowings (0.1%). As of December 31, 2009, borrowings secured with federal government securities represented 71.0% of the Bank’s own portfolio and 97.4% of third-party portfolio borrowings.

Time deposits totaled R$193,515.6 million as of December 31, 2009 (compared to R$149,618.5 million and R$85,519.8 million as of December 31, 2008 and 2007, respectively), accounting for 57.3% of the total deposits maintained at the Bank (compared to 55.2% and 45.4% as of December 31, 2008 and 2007, respectively).

The significant increase in time deposits in 2008 and 2009 was mainly the result of the movement of funds towards larger financial institutions recognized as having greater stability and safer forms of investments, following the onset of the economic crisis in mid-2008. The growth in time deposits over the last three years also reflects the continued implementation by the Bank of its strategy to grow its deposit base, which resulted mainly in an increase in its CDBs).

With respect to time deposits, 62.9% of the deposits were in local currency as of March 31, 2010. At the end of March 2010, 30.5% of total time deposits related to remunerated escrow deposits. Together, these deposits accounted for more than 93% of total time deposits, as shown in the table below.

	As of March 31, 2010	As of December 31, 2009
			Var.	Var.%
	(in millions of R$, except percentages)
Local currency	124,466	122,188	2,278	1.9
Remunerated escrow	60,449	57,480	2,969	5.2
Employee Support Fund (FAT)	11,957	12,668	(710)	(5.6)
Foreign currencies	539	595	(56)	(9.4)
Special—POUPEX and Funproger	449	511	(62)	(12.1)
Other	74	74	(0)	(0.6)

Total time deposits	197,934	193,516	4,418	2.3

As of December 31, 2009, 63.1% of time deposits were in local currency and 29.7% were in remunerated escrow deposits. The acquisition of Banco Nossa Caixa was the main driver for the 72.5% growth in escrow deposits, as compared to December 31, 2008, as shown in the table below:

	As of December 31,
	2009	2008	2007	Variation 2009/2008 (%)	Variation 2008/2007 (%)
	(in millions of R$, except percentages)
Local currency	122,188	100,188	38,472	22.0	217.6
Remunerated escrow	57,480	33,326	28,609	72.5	100.9
Special funds and programs	13,179	15,457	18,438	(14.7)	(28.5)
Other	669	647	1	3.4	—

Total time deposits	193,516	149,618	85,520	29.3	126.3

Other deposits. The Bank derives float income from acting as a collection agent for various federal and state taxes and for social security contributions. As of December 31, 2009, the Bank collected approximately 23.3% of all federal government taxes, compared to 23.2% as of December 31, 2008 and 23.0% as of December 31, 2007. In addition, the Bank acts as a paying agent for the federal government social security system.

In addition to the transactions described above, the Bank engages in other borrowings to fund its domestic and international operations. In addition to its traditional deposit products, the Bank, through BB DTVM, offers its clients access to a wide range of funds tailored to the needs of each of the following market segments: consumers, corporations, public sector, institutional investors and non-resident investors. Although these transactions do not directly generate liquidity for use in the Bank’s lending operations, the Bank believes that they are extremely important in terms of providing a competitive range of products and generating fee income.

Although the Central Bank makes a discount facility available to all Brazilian banks as a fallback Sources of liquidity, the Bank has never utilized this discount facility. The Bank does not grant security in respect of any of its funding obligations, other than funding in the overnight market, which is secured by the security being traded.

Uses of funds

The percentage of the Bank’s assets represented by federal government securities decreased from 19.3% as of December 31, 2007 to 13.8% as of December 31, 2008. As of December 31, 2009, this percentage was 14.5%.

The following table sets out a breakdown of the Bank’s lending operations by type of financial product offered as of the dates indicated:

	As of March 31, 2010	As of December 31,
		2009	2008	2007
	(in millions of R$)
Loans and discounted bills	132,560	129,829	85,249	57,552
Loans	16	10	14	13
Discounted bills	122,245	118,590	75,819	49,800
Loans and discounted bills advances to depositors	10,299	11,228	9,416	7,739

Financing(1)	84,374	80,858	54,983	41,904
Financing	65,284	61,659	38,165	29,505
Export financing	6,931	7,261	5,816	9,201
Financing in foreign currency	12,018	11,798	10,850	3,052
Refinancing conducted with the federal government	141	140	152	146

Rural and agribusiness financing	65,848	67,167	63,683	49,341
Rural financing—optional investments	167	176	69	78
Rural financing—mandatory investments	36,291	35,825	29,115	22,253
Rural financing—restructured financing	18,553	18,771	21,872	19,594
Agribusiness financing	10,837	12,394	12,627	7,416

Real estate financing	1,939	1,611	145	—
Financing of Infrastructure and development	2	4	—	—

Total	284,722	279,468	204,060	148,797

(1)

The Bank distinguishes “financing” from “loans and discounted bills” by defining financing as borrowings earmarked for a specific project or program, and classifying all other borrowings for working capital or other purposes as “loans.”

The Bank applies the same lending criteria to the agricultural sector as it applies to other loans. Loans extended by the Bank are principally made to the agricultural sector due to the regulatory requirements imposed on Brazilian banks by the Central Bank. These regulations require 30.0% of all demand deposits and 70.0% of all savings account deposits to be lent to the agricultural sector or used to acquire federal government securities. In the case of funding sourced from savings deposits, the interest rates charged to agricultural borrowers are lower than the costs of obtaining such funds by the Bank. As a result, the federal government pays the Bank the difference between the cost of funds and the margin of interest charged on these loans. This arrangement is referred to as the “equalization of rates.” The criteria and amounts subject to this “equalization” are agreed in advance between the Bank and the federal government, allowing these transactions to generate revenues for the Bank comparable with the minimum return on equity established annually by the Bank’s Board of Directors. The equalization amount also must be allocated in the federal government’s annual budget.

Indebtedness

Banco do Brasil issues securities in the foreign and domestic capital markets by using both subordinated debt instruments and hybrid capital and debt instruments. The purpose is to raise funds for free use and strengthen the Bank’s Regulatory Capital Value–RE with funds eligible to be treated as capital. These issuances are targeted at institutional buyers, financial institutions and private banking clients.

Moreover, for purposes of the regulatory capital composition, Banco do Brasil classifies funds from the Midwest Financing Constitutional Fund (FCO) as subordinated debt (CMN Vote No. 067/2001 and BACEN Official Letter—Direto No. 1.602/2001), which are eligible to be treated as capital due to the low level of requirements and long period of maintenance of these funds in the Bank. Accordingly, the amount of R$12,422 million as of December 31, 2009 and R$12,835 million as of March 31, 2010, constitutes regulatory capital Level II of the Bank.

Indebtedness by purpose

	As of March 31, 2010	As of December 31, 2009

	(in millions of R$)
Regulatory Capital	22,424	20,455
Tier I Capital	2,581	2,524
Tier II Capital	19,843	17,931

Free use	10,675	6,451

Total	33,099	26,906

Indebtedness by type

	As of March 31, 2010	As of December 31, 2009

	(in millions of R$)
Domestic
Total issuances (consolidated)	7,424	5,600
FCO	12,835	12,422
Foreign
Certificates of Deposit (long term)	2,058	1,324
Certificates of Deposit (short term)	1,829	760
Foreign borrowings (BB Múltiplo)	7,833	5,977
Foreign borrowings (BV)	1,120	695

Total	33,099	26,778

Lending

The banking segment accounts for a significant portion of the Bank’s results of operations and encompasses a broad range of products and services, including deposits, credit operations and services which clients can access through diverse channels of distribution located in Brazil and abroad.

The banking segment includes operations within the retail and wholesale markets and with the government through a specialized network and dedicated staff. The banking segment also engages in operations with micro entrepreneurs and through correspondent banks.

The chart below shows considerable growth in Banco do Brasil’s credit portfolio in recent years. Loans to consumers grew by 3.6% in the first three months of 2010. The corporate portfolio grew by 2.2% in the same period. The credit portfolio for micro and small-sized companies reached R$45,215 million as of March 31, 2010, a growth of 0.7% in the first three months of 2010. The corporate portfolio, which grew by 28.2% in 2009 as compared to 2008, in particular transactions with micro and small-sized companies which grew by 28.7% as compared to 2008. Consumer credit increased by 88.1% in 2009 as compared to 2008, increasing the relative interest in the total portfolio. In 2009, the agribusiness portfolio grew by 5.5% as compared to 2008.

	As of March 31, 2010	As of December 31,			Var. R$	Var. %
					March 2010/ December 2009	December 31,
		2009	2008	2007		2009/2008	2008/2007
	(in millions of R$, except percentages)
Domestic	288,044	283,560	209,693	149,366	4,483	35.2	40.4
Corporate	127,104	124,603	97,192	68,088	2,744	28.2	42.9
MPE*	45,215	44,920	34,900	24,622	295	28.7	41.7
Consumers	95,092	91,791	48,811	31,998	3,301	88.1	52.5
Agribusiness	65,848	67,167	63,683	49,340	(1,562)	5.5	29.1
Abroad	17,507	17,268	15,115	11,373	239	14.2	32.9
Total Portfolio	305,551	300,829	224,808	160,739	4,722	33.8	39.9

*	Micro and small companies.

The Bank’s acquisition of Nossa Caixa and a 50.00% interest in the total share capital of Banco Votorantim (consisting of 49.99% of voting share capital and 50.01% of non voting share capital) increased the Bank’s total credit portfolio by R$19,010 million and R$20,192 million, respectively, as of December 31, 2009, including R$15,080 million and R$13,126 million, respectively, in loans attributable to consumers.

The Brazilian government launched the Operating Guarantee Fund (FGO) in August 2009, a program that supplements, by up to 80%, guarantees required from companies for bank loans and financing. The program also expands the availability of credit to companies, in particular micro and small-sized companies, with competitive rates. From its inception through March 31, 2010, the program has launched 165,000 operations through FGO coverage with the Bank, totaling R$4.8 billion in guaranteed funds.

Pursuant to CMN regulations, no Brazilian financial institution is authorized to lend more than 25% of its regulatory capital value (subject to certain adjustments) to one client or group of clients under the same control. In the case of the Bank, this limit excludes loans made by the Bank at the risk of the federal government or as the federal government’s agent. The Bank’s internal policy is more conservative than the regulatory requirements of the CMN. WAL lending operations limited to the following maximum percentages of the Bank’s regulatory capital value:

•	1.0% per each individual (or group of individuals, acting either on his/her own or together with others, which represent a common economic interest);

•	10.0% per each corporate client or economic group;

•	15.0% per each other financial institution;

•	15.0% per each clearing system;

•	50.0% per each economic sector (corporate client), according to the internal classification of the Bank;

•	30.0% to all clearing systems in the aggregate; and

•	120.0% per each client or economic group whose total outstanding credit transactions exceed 2.0% of the Bank’s regulatory capital value.

Loan Loss History

Pursuant to Central Bank rules, financial institutions are required to classify corporate loan transactions in nine categories, ranging from AA to H, based on credit risk. Loan ratings are the responsibility of the financial institution extending the loan and must be assigned in accordance with the following factors set forth in the CMN Resolution 2,682, of December 21, 1999: (i) characteristics of the borrower and the guarantor, such as their respective economic and financial conditions, debt level, ability to generate profit, cash flows, management and internal control level, delinquency in payments, contingencies, economic industry and credit limits; and (ii) characteristics of the transaction, such as the nature and purpose, sufficiency of collateral, liquidity level and overall loan and collateral amount. For individual loans, the loan is classified based the individual’s income, net equity and credit history (as well as other personal information).

Regulations set out, for each loan category, a minimum allowance as follows:

Credit Rating	Minimum Allowance
AA	0.0%
A	0.5%
B	1.0%
C	3.0%
D	10.0%
E	30.0%
F	50.0%
G	70.0%
H	100.0%

The Bank’s allowance for loan losses totaled R$18.3 billion as of March 31, 2010 and R$18.6 billion as of December 31, 2009, as compared to R$13.8 billion and R$10.3 billion as of December 31, 2008 and 2007, respectively. As of December 31, 2009, transactions in default and allowances for loan losses represented 5.1% and 6.2% of the Bank’s total credit portfolio, respectively. If only transactions with one or more installments outstanding for over 60 days were considered, allowances for loan losses would have covered 519.6% of the principal amount of those transactions. As of December 31, 2008, transactions in default and allowances for loan losses represented 4.1% and 6.2% of the Bank’s total credit portfolio, respectively. If only transactions with one or more installments outstanding for over 60 days were considered, allowances for loan losses would have covered 802.6% of the principal amount of those transactions, compared to 623.5% as of December 31, 2007.

Due to the Bank’s conservative position with respect to potential loss scenarios, the Bank established additional allowances for loan losses and recorded the following total allowance amounts in the periods indicated:

	As of March 31, 2010	As of December 31,
		2009	2008	2007
	(in millions of R$, except percentages)
Required Provision	15,691	15,835	12,082	8,727
Additional Provision	2,624	2,782	1,747	1,586

Total	18,316	18,617	13,829	10,313

The average risk for the Bank’s loan portfolio, when considering required allowances only, decreased by 60 basis points as of March 31, 2010 as compared to March 31, 2009, totaling 5.1% of the portfolio and more than a percentage unit lower than the 6.7% recorded by the National Financial System. The average risk of the credit portfolio, only considering required provisions, was 5.4% in December 2009.

	As of March 31, 2010	As of December 31,
		2009	2008	2007
Average Risk BB—%	5.1	5.4	5.2	5.4
Average Risk SFN—%	6.7	5.3	5.1	5.2

Sources:	BACEN and Financial Statements of Banco do Brasil

The portion of the Bank’s portfolio that was overdue by more than 15 days totaled R$15,576 million as of March 31, 2010, accounting for 5;1% of the total portfolio. The portion of the portfolio that was overdue by more than 60 days as of March 31, 2010 accounted for 3.6% of the total portfolio and was 30 basis points below the overdue amount calculated as of December 31, 2009. The portion of the portfolio that was overdue by more than 90 days as of March 31, 2010 accounted for 2.8% of the total portfolio.

The portfolio volume overdue by more than 15 days totaled R$15,457 million, accounting for 5.1% of the total portfolio as of December 31, 2009. The portfolio volume overdue by more than 60 days accounted for 3.7% of the total portfolio, 90 basis points above the rate in December 2008. The portfolio volume overdue by more than 90 days accounted for 3.3% of the total portfolio in December 2009, lower than the 4.4% recorded by the National Financial System over the same period, according to Central Bank data.

The table below sets out the evolution of the default indices of the Bank’s credit portfolio as of the dates indicated.

	As of March 31, 2010	As of December 31,
		2009	2008	2007
	(in millions of R$, except percentage rates)
Loans Portfolio	305,551	300,829	224,808	160,739
Installments overdue + 15 days	15,576	15,457	8,951	7,222
Installments overdue + 15 days/Credit portfolio—%	5.1	5.1	4.0	4.5
Installments overdue + 60 days	10,941	11,192	6,267	5,259
Installments overdue + 60 days/Credit portfolio—%	3.6	3.7	2.8	3.3
Installments overdue + 90 days	9,408	9,783	5,305	4,268
Installments overdue + 90 days/Credit portfolio—%	3.1	3.3	2.4	2.7
Write-off for loss	3,298	3,402	5,051	3,673
Recovery	(631)	(847)	(1,714)	(1,447)
Loss balance	2,668	2,555	3,336	2,226
Loss balance/Credit portfolio—% annualized	3.5	3.4	1.5	1.4
Provision (Required + Additional)	18,316	18,617	13,829	10,313
Provision/Credit portfolio—%	6.0	6.2	6.2	6.4
Provision/Overdue + 15 days—%	117.6	120.4	154.5	142.8
Provision/Overdue + 60 days—%	167.4	166.3	220.7	196.1
Provision/Overdue + 90 days—%	194.7	190.3	260.7	241.7

Total write-off for losses in the first quarter of 2010 was R$631 million, a 25.5% decline from the amount written-off in the first quarter of 2009. Utilizing the loss and recovery index, the Bank recorded lower losses and higher write-offs as compared against the average performance of Brazil’s three largest banks. The Bank’s volume of loss recovery increased from 2007 to 2009, totaling R$2,692 million in 2009, an increase of 86.0% as compared to 2007 and 57.1% as compared to 2008. The Bank’s recovery and loss ratio for the years ended 2009, 2008 and 2007 is compared against the average recovery and loss ratio of the three largest banks in Brazil in the tables below.

1st quarter of 2010	Losses/Average Portfolio	Write-off/Losses
Banco do Brasil	1.1%	19.1%
Average between the three largest banks in Brazil, other than Banco do Brasil	1.7%	15.3%

2009	Losses/Average Portfolio	Recovery/Losses
Banco do Brasil	3.5%	29.0%
Average between the three largest banks in Brazil, other than Banco do Brasil	3.8%	55.4%

2008	Losses/Average Portfolio	Recovery/Losses
Banco do Brasil	2.6%	33.9%
Average between the three largest banks in Brazil, other than Banco do Brasil	2.6%	61.2%

2007	Losses/Average Portfolio	Recovery/Losses
Banco do Brasil	2.5%	39.4%
Average between the three largest banks in Brazil, other than Banco do Brasil	4.0%	47.0%

The table below sets out the Bank’s total loans denominated in reais, the percentage of allowances and the percentage of charge-offs, as of the dates indicated. Loans include all Brazilian currency denominated agricultural, industrial, and commercial and service sector loans.

	As of March 31, 2010	As of December 31,
		2009	2008	2007
	(in millions of R$, except percentages)
Total lending operations(1)	267,317	261,783	190,882	138,817
Private sector	279,054	273,080	191,589	146,324
Public sector	5,668	6,388	12,471	2,472
Allowances(1)	(17,405)	(17,685)	(13,179)	(9,980)
As a percentage of total lending operations	6.5%	6.8%	6.9%	7.2%
Charge-offs(1)	(3,298)	(9,273)	(5,051)	(3,673)
As a percentage of total lending operations	1.2%	3.5%	2.6%	2.6%

(1)	Excludes leasing and other receivables.

Loan operations with AA-C risk level accounted for 91.9% of the Bank’s total portfolio as of March 31, 2010, an increase of 91.6% as compared to December 31, 2009. In the National Financial System, loan operations with AA-C risk level accounted for 91.4% of the portfolio in 2010.

The tables below set out overdue loans by rating and are broken down by days as of March 31, 2010, as of December 31, 2009 and as of December 31, 2008:

	Overdue Operations
	As of December 31,
	2009	2008	2009
	Total portfolio		AA	A	B	C	D	E	F	G	H
	(in millions of R$)
Installments Falling Due
(in Days)
01 to 30	1,889	1,453	—	—	201	214	165	158	138	119	894
31 to 60	434	272	—	—	66	58	53	38	32	31	156
61 to 90	364	227	—	—	53	49	38	33	29	24	137
91 to 180	1,082	734	—	—	145	136	114	104	87	76	421
181 to 360	2,015	1,162	—	—	254	254	226	192	160	146	783
Over 360	4,632	2,596	—	—	495	695	575	462	359	346	1,701
Installments Overdue
(in Days)
01 to 14	140	100	—	—	13	23	18	15	11	9	52
15 to 30	489	410	—	—	139	66	73	41	23	26	121
31 to 60	609	448	—	—	14	145	83	69	48	40	210
61 to 90	513	371	—	—	—	12	105	67	56	48	225
91 to 180	1,336	753	—	—	—	4	19	128	173	201	811
181 to 360	1,703	571	—	—	—	—	—	37	9	17	1,640
Over 360	30	29	—	—	—	—	—	—	—	—	30

Subtotal	15,238	9,126	—	—	1,380	1,655	1,470	1,344	1,124	1,083	7,181

	Loans Falling Due Operations
	As of March 31, 2010	As of December 31, 2009	As of March 31, 2010

	Total portfolio		AA	A	B	C	D	E	F	G	H
	(in millions of R$)
Installments Falling Due
(in Days)
01 to 30	22,929	23,487	4,858	11,650	4,269	1,411	534	65	17	12	113
31 to 60	16,528	17,225	5,630	6,325	3,126	1,059	256	41	12	12	67
61 to 90	15,225	14,185	4,399	4,935	3,893	1,436	354	61	26	20	101
91 to 180	37,540	34,364	8,380	11,609	11,511	4,452	987	209	63	41	288
181 to 360	49,076	50,596	12,170	15,797	14,257	5,126	1,020	275	59	36	337
Over 360	145,233	142,504	39,594	41,204	42,502	14,083	3,829	877	424	265	2,455
Installments Overdue
(in Days)
Up to 14 days	1,250	587	883	126	104	62	33	11	9	3	19
Other	2,537	2,643	2,537	—	—	—	—	—	—	—	—

Subtotal	290,317	285,591	78,451	91,647	79,661	27,629	7,013	1,540	608	389	3,379

	Loans Falling Due Operations
	As of December 31,
	2009	2008	2009
	Total portfolio		AA	A	B	C	D	E	F	G	H
	(in millions of R$)
Installments Falling Due
(in Days)
01 to 30	23,487	19,610	5,183	11,932	4,146	1,481	494	95	27	22	109
31 to 60	17,225	11,869	4,816	7,265	3,493	1,072	365	47	20	15	132
61 to 90	14,185	9,797	5,522	4,242	3,283	780	262	33	11	7	45
91 to 180	34,364	27,473	9,719	11,395	8,950	3,122	801	131	43	28	175
181 to 360	50,596	42,153	8,817	17,694	15,794	5,910	1,644	231	78	49	380
Over 360	142,504	100,158	38,701	42,411	42,274	11,333	3,991	1,047	402	272	2,073
Installments Overdue
(in Days)
Up to 14 days	587	525	107	176	110	95	46	16	9	5	23
Other	2,643	4,097	2,643	—	—	—	—	—	—	—	—
Subtotal	285,591	215,681	75,508	95,115	78,049	23,793	7,603	1,599	590	397	2,937

Total	300,829	224,808	75,508	95,115	79,428	25,449	9,073	2,943	1,715	1,480	10,118

The classifications set out above are based upon a determination made by the Bank according to CMN Resolution No. 2,682 and may not necessarily be comparable with classifications made by other Brazilian banks.

The tables below set out the total credit portfolio, as well as allowances made by the Bank in relation to its lending operations, leasing operations and other credits, and a general table for credit operations and other open credits and integral and partial recovery previously provisioned or charged off as loss and other adjustments as of March 31, 2010 and as of December 31, 2009, 2008 and 2007, respectively:

	As of March 31, 2010
	%	Value of operations	Minimum required allowance
	(in millions of R$, except percentage)
Risk level
AA	—	78,451	—
A	0.5	91,647	458
B	1.0	81,058	811
C	3.0	29,732	892
D	10.0	8,722	872
E	30.0	2,883	865
F	50.0	1,651	826
G	70.0	1,463	1,024
H	100.0	9,944	9,944

Total	—	305,551	15,691

(1)

Prior to the year ended December 31, 2008, the Bank aggregated additional allowances across all risk levels into a single aggregate figure. As a result of the changes to the Bank’s corporate governance policies, starting with the year ended December 31, 2008, additional allowances are allocated to each risk level in accordance with the criteria established by CMN Resolution No. 2,682.

	As of December 31, 2009
	%	Value of operations	Minimum required allowance
	(in millions of R$, except percentage)
Risk level
AA	—	75,508	—
A	0.5	95,115	476
B	1.0	79,428	794
C	3.0	25,449	763
D	10.0	9,073	907
E	30.0	2,943	883
F	50.0	1,715	857
G	70.0	1,480	1,036
H	100.0	10,118	10,118

Total	—	300,829	15,835

(1)

Prior to the year ended December 31, 2008, the Bank aggregated additional allowances across all risk levels into a single aggregate figure. As a result of the changes to the Bank’s corporate governance policies, starting with the year ended December 31, 2008, additional allowances are allocated to each risk level in accordance with the criteria established by CMN Resolution No. 2,682.

	As of December 31, 2008
	%	Value of operations	Minimum required allowance
	(in millions of R$, except percentage)
Risk level
AA	—	63,858	—
A	0.5	42,670	213
B	1.0	72,997	730
C	3.0	24,403	732
D	10.0	8,151	815
E	30.0	2,988	897
F	50.0	1,238	619
G	70.0	1,421	995
H	100.0	7,081	7,081
Subtotal	—	224,808	12,082
Additional allowance in Brazil	—	—	—
Additional allowance abroad	—	—	—

Total	—	224,808	12,082

(1)

Prior to the year ended December 31, 2008, the Bank aggregated additional allowances across all risk levels into a single aggregate figure. As a result of the changes to the Bank’s corporate governance policies, starting with the year ended December 31, 2008, additional allowances are allocated to each risk level in accordance with the criteria established by CMN Resolution No. 2,682.

	As of December 31, 2007
	%	Value of operations	Allowance
	(in millions of R$, except percentages)
Risk level
AA	—	42,734	—
A	0.5	31,408	157
B	1.0	53,462	535
C	3.0	18,460	554
D	10.0	5,439	544
E	30.0	2,214	664
F	50.0	816	408
G	70.0	1,137	796
H	100.0	5,070	5,070
Subtotal	—	160,739	8,727
Additional allowance in Brazil	—	—	1,562
Additional allowance abroad	—	—	25

Total	—	160,739	10,313

The classifications set forth above are based upon a determination made by the Bank according to Resolution No. 2,682 and may not necessarily be comparable with classifications made by other Brazilian banks.

Capital Adequacy Information

CMN Resolution No. 2,099 created a capital measurement for Brazilian financial institutions based on a risk-weighted asset ratio. The framework of this methodology is based on, but different in certain important aspects from, the Basel II Accord. Under this regulation, as a general rule, Brazilian financial institutions are required to maintain minimum regulatory capital of at least 11.0% of total risk-weighted assets, valued in accordance with the risk weighting criteria set out in Annex IV to the Resolution.

As part of the process of implementation of the Basel II Accord, the CMN, pursuant to Resolution No. 3,490, set forth the required referential equity amount (PRE) to substitute the required stockholders’ equity (PLE) (revoking Annex IV to Resolution No. 2,099), among other new requirements. Regulatory Capital Value is comprised mainly of Tier 1 Capital (stockholders’ equity and other similar instruments) and Tier 2 Capital (subordinated debt). See “—Capital Adequacy” and “Regulation of the Brazilian Banking Industry—Regulatory Capital and Stockholders’ Equity Standards” for more information.

The Central Bank prescribes two forms of financial statement consolidation: the financial conglomerate method, for the consolidation of financial companies, and the economic financial method, for the consolidation of financial and non-financial companies. All capital adequacy information provided below and elsewhere in this reference form limited translation as of March 31, 2010 and as of December 31, 2009, 2008 and 2007 was prepared on the basis of the financial conglomerate method of consolidation.

The table below sets out the Bank’s compliance with capital adequacy regulations as of the dates indicated:

	As of March 31, 2010	As of December 31
		Basel II		Basel I
		2009	2008	2007
	(in millions of R$)
Regulatory Capital	61,654	58,264	43,391	34,900
Tier 1 Capital	42,489	41,068	31,201	23,951
Tier 2 Capital	19,997	18,023	12,910	10,949
PRE Deductions	(832)	(827)	(720)	—
PLE/PRE	49,377	46,759	31,500	24,605
Credit risk(1)	45,350	43,557	30,980	23,822
APR requirement	—	—	—	—
Swap requirement	—	—	—	365
Market risk(2)	775	674	119	783
Foreign exchange exposure requirement	—	—	—	—
Interest rate exposure requirement	—	—	—	783
Operating risk(3)	3,252	2,528	401	—
Capital ratio	13.7	13.7	15.2	15.6

(1)

Referring to the PEPR portion, pursuant to Circular No. 3,360 of September 12, 2007, as amended. Until June 2008 (Basel I Accord), this item was comprised of the portions of the APR requirement and swap requirement.

(2)

Referring to PCAM, PJUR, PCOM and PACS portions, Circulars No. 3,361 to 3,364, 3,366 and 3,368, all dated September 12, 2007; and Circular No. 3,389. Until June 2008 (Basel I Accord), this item was comprised of the portions of the foreign exchange exposure requirement and interest rate exposure requirement.

(3)	Referring to the POPR portion, a new requirement in the Basel II Accord, pursuant to Circular No. 3,383.

As of December 31, 2009, the Bank’s capital ratio calculated according to the Basel II Accord criteria was 13.7%, compared to 15.6% as of December 31, 2008. According to current legislation, the Bank’s risk-weighted capital ratio was 15.6% as of December 31, 2007. Following its acquisition of a 50.00% interest in the total share capital of Banco Votorantim (consisting of 49.99% of voting share capital and 50.01% of non-voting share capital), as of December 31, 2009, the Bank’s risk-weighted capital ratio was 13.7%. In addition, as the Bank’s business continues to expand, its risk-weighted capital ratio will continue to decrease without the Bank raising additional regulatory capital. See “Risk Factors—Risks Relating to the Bank and the Brazilian Banking Industry—Acquisition of interest in Banco Votorantim” for additional information.

Interest rate and exchange rate sensitivity

In line with best market practices, the Bank actively manages risks by identifying, assessing, monitoring and controlling market risk exposures associated with its own positions. For this purpose, the Bank considers the risk limits established by the Strategic Committees, as well as possible loss scenarios to timely reverse any adverse results.

In conformity with National Monetary Council Resolution No. 3,464/2007 and Central Bank Circular No. 3,354/2007, and in order to enhance efficiency in management of market risks to which its operations are exposed, the Bank segregates its operations, including derivatives financial instruments, as described below:

•

Trading Book: includes all securities held by the Bank for trading or hedging purposes, which are meant to be sold before maturity, under usual market conditions, and which have no trading restrictions.

•	Banking Book: includes securities not classified in the Trading Book, the main characteristic of which is that they are meant to be held to maturity.

Derivative Financial Instruments

The Bank uses derivative financial instruments (IFD) to manage, on a consolidated basis, its positions and to meet the clients’ needs, by classifying IFDs in hedging positions (market risk and cash flow risk) and trading positions, both with limits and levels of responsibility. With respect to the options market, the gain positions list Banco do Brasil as the owner, while the loss positions list Banco do Brasil as the issuer.

The Bank adopts statistical methodologies and simulations to measure its position risks, including a derivatives, through risk value models, sensibility and stress analyses. The models adopted in the management of derivative risks are reviewed periodically and decisions take into account the best risk/return relation, by estimating the possible losses based on the macroeconomic scenario analysis. The hedge strategy of the equity positions, as approved by the Board of Directors, is also based on the macroeconomic analyses.

The main risks related to the IFD arise from the Bank’s businesses and include credit, market and operational risks, all similar to those related to other types of financial instruments.

The credit risk represents exposure to losses in the event of lack of payment by any of the parties as required. The credit risk exposure related to futures contracts is reduced due to daily settlement in cash. The swap contracts, filed with Cetip, are subject to credit risk in the event the delinquent party is not able to, or fails to, comply with its contractual obligations. Swap contracts registered with BM&FBOVESPA are not subject to the same risk, since the Bank’s operations on this stock exchange are not guaranteed by it. The Bank’s losses associated with option agreements are limited to the extension of premiums paid under options acquired.

Market risk represents the exposure resulting from potential variation in interest rates, foreign exchange rates, commodities quotation, stock market prices and other values, and varies based on the type of product, volume of operations, terms and conditions of the agreement and underlying volatility.

Operational risk determines the probable financial losses resulting from failures or improper persons, procedures and systems, or factors, such as catastrophic events or crimes.

The table below sets forth the gains (losses) from IFD operations not realized in 2009:

			Gain/(loss) not realized without tax effects
	Book value	Fair value	Income	Stockholders’ equity
	(in millions of R$)
Assets
Interbank investments	168,398	168,378	(20)	(20)
Notes and marketable securities	122,874	122,715	(33)	(159)
Adjustment to securities available for sale	—	—	126	—
Adjustment to securities held to maturity	—	—	(159)	(159)
Derivative financial instruments	1,463	1,463	—	—
Credit operations	261,783	262,062	279	279
Liabilities
Interbank deposits	11,619	11,632	(13)	(13)
Time deposits	193,516	193,576	(60)	(60)
Money market funding	160,821	160,649	173	173
Borrowings and onlendings	37,860	37,925	(66)	(66)
Derivative financial instruments	4,724	4,724	—	—
Other obligations	120,848	120,656	192	192
Unrealized gain (loss) net of taxes			451	326

Unrealized gains (losses) from derivative financial instruments for the first quarter of 2010 are shown below.

			Unrealized gain (loss) net of taxes
	Carrying value	Fair value	Net income	Stockholders’ equity
	(in millions of R$)
Assets
Interbank investments	152,595	152,534	(61)	(61)
Securities	118,203	118,057	231	(146)
Adjustment to available-for-sale securities	—	—	377	—
Adjustment to held to maturity securities	—	—	(146)	(146)
Derivative financial instruments	1,162	1,162	—	—
Credit operations	267,317	267,293	(24)	(24)
Liabilities
Interbank deposits	10,749	10,719	30	30
Time deposits	197,934	197,939	(5)	(5)
Money market funding	157,866	157,817	48	48
Borrowings and onlendings	40,978	41,027	(49)	(49)
Derivative financial instruments	4,085	4,085	—	—
Other obligations	125,184	125,154	30	30
Unrealized gain (loss) net of taxes			200	177

Sources:	Quarterly Financial Information, Note 8—Securities and Derivative Financial Instruments.

Guaranteed agreements

The Bank provides guarantees to consumers and companies, including other financial institutions authorized to operate through BACEN, upon the collection of financial charges and guarantees provided by the beneficiaries, under domestic or foreign currencies, in Brazil or abroad. The guarantees include, mainly, when provided in Brazil, sureties, pledges and guarantee letters. With respect to operations backed by international guarantees, the types adopted by the Bank include bid bonds, performance bonds, repurchase agreements, international sureties, international pledges and standby credit letters.

The guarantees provided to third parties amount to R$12,777 million on March 31, 2010, R$12,553 million on December 31, 2009, and R$6,437 million in 2008, for which a provision considered sufficient was recorded in the amount of R$71.7 million on March 2010 (R$70.2 million at the end of 2009 and R$40.5 million in 2008) and recorded under other obligations.

In view of default risk, guarantee agreements may be honored by the Bank. If that happens, the operations are recorded as assets under receivables for guarantees honored, in accordance with the rules of the National Monetary Council, and become a past-due credit operation.

Operations with characteristics of credit extension are classified according to management’s judgment as to their risk level, considering economic conditions, past experience and the specific risks related to each operation, the debtors and the guarantors, in conformity with the provisions of National Monetary Council Resolution No. 2,682/1999. This Resolution requires that credit portfolios be periodically analyzed and classified into nine risk levels, from AA (minimum risk) to H (maximum risk), and operations past-due over 15 days should be classified as overdue operations.

Receivables from credit operations past due for more than 60 days, regardless of their risk level, should be recognized as revenue only when effectively received.

The operations classified as level H, which remain classified at this level for 180 days, are written off against the existing provision, controlled for five years and then no longer included on the balance sheet.

Renegotiated operations are maintained at least at the same level they were classified. Renegotiations of credit operations already written off against provisions are classified as level H, and any gains from renegotiation are recognized as revenue only when effectively received.

The provision for loan losses is considered adequate by management and meets the minimum requirement established by National Monetary Council Resolution No. 2,682/1999.

Unused credit lines

Amongst the commitments assumed by Banco do Brasil, there are credit lines not used in the credit and leasing operations totaling R$76,848 million as of March 31, 2010 (R$74,834 million as of December 31, 2009 and R$36,955 million as of 2008). Such transactions, when financially concluded, will be recorded on the balance sheet pursuant to the extended credit facility.

Import and export letters of credit

With respect to foreign trade operations, the import and export letters of credit amounted to R$1,257 million as of March 31, 2010 (R$1,263 million in 2009 and R$830 million in 2008). Such transactions will be part of Banco do Brasil’s credit portfolio when the import and export agreements are executed.

Investments

The Bank makes substantial investments in its branch network, infrastructure and technology to improve the quality and efficiency of its operations. The Bank views these investments as essential to its competitiveness with private sector retail and commercial banks. In 2009, the Bank invested R$1,349.4 million in technology and infrastructure, compared to R$1,148.2 in 2008 and R$688.6 million in 2007. The Bank intends to invest approximately R$2,134 million in infrastructure and technology for 2010.

Off-Balance Sheet Transactions

The following assets, not recorded in the balance sheet of the Bank, are described in the explanatory notes to the Financial Statements for the year ended 2009: (i) tax credits not included in assets; (ii) derivative financial instruments agreements; (iii) security agreements; (iv) credit lines not used and (v) import and export credit letters.

The Bank does not otherwise have any material off-balance sheet transactions. The Bank records funding transactions conducted by special purpose entities on its balance sheet.

The Bank’s Reserves with the Central Bank

The Bank’s reserves deposited with the Central Bank totaled R$47,244 million on March 31, 2010, compared to R$25,543 million as of March 31, 2009 and R$24,279.8 million, R$20,882.1 million and R$32,278.0 million as of December 31, 2009, 2008 and 2007, representing mandatory deposits and other accounts sources mainly due to the increase of the additional mandatory rates, pursuant to Circular No. 3,486 of 2010. For a discussion of Central Bank’s requirements for mandatory reserves, see “Regulation of the Brazilian Banking Industry—Regulatory Capital and Stockholders’ Equity Standards.”

Credit and Risk Control

Risk Management at Banco do Brasil

Banco do Brasil regards the management of risks and capital as a critical component of its business activities, allowing for increased stability, better allocation of capital and optimization of its risk/return ratio. Therefore, the Bank makes investments to continuously improve its risk management process and practices, using international market references and the New Basel Accord II, known as Basel II, as guides.

Corporate Governance of Risks

The corporate governance of risks at Banco do Brasil involves a committee and sub-committee structure and entails (a) separation of duties (business vs. risk), (b) specific structures to assess and manage risk, (c) a defined risk process, (d) decision-making at several command chain levels, and (e) clear rules and authority structure, and application of best management practices.

All decisions related to risk management are made by a committee in accordance with the guidelines and standards of the Bank. Risk Governance at Banco do Brasil, including the multiservice bank and its wholly-owned subsidiaries, is centralized at the Global Risk Committee (CRG), consistency of members of the Board of Directors, whose main purpose is to establish strategies for risk management, global exposure limits, compliance levels and allocation of capital based on risks.

Aimed at strengthening the management process, credit risk (SRC), market and liquidity risk (SRML) and operational risk (SRO) subcommittees have been created to provide the CRG with the information and tools necessary to make certain decisions pursuant to the CRG’s delegation of authority. Decisions are communicated to the areas involved by means of resolutions that express objectively the position taken by Management, ensuring implementation at all levels of the Bank.

Liquidity Risk

The Bank maintains liquidity levels that are consistent with the institution’s obligations in Brazil and abroad, due to its broad and diverse base of depositors and the quality of its assets, its branch network of external operations and its international capital market access. The Bank’s strict control of liquidity risk is in line with conglomerate’s liquidity and market risk policy designed to meet the requirements imposed by regulatory banking rules in Brazil and other markets where the Bank operates.

Management tools in place at the Conglomerate are short-, medium-, and long-term protection of liquidity, which allow management to assess the effect of mismatches between raising and using capital. These projections are aimed at identifying situations that could jeopardize the liquidity of the institution, taking into account the institution’s budget and external market conditions.

With regard to the limits of liquidity risk, the Liquidity Reserve is used to manage short-term operational liquidity of domestic and international areas. It is the minimum level of high liquidity assets to be maintained by the Bank, consistent with risk exposure related to its operations and market conditions. The Liquidity Reserve, monitored daily, is used as a parameter to identify a liquidity crisis and, if necessary, set in motion the contingency plan.

In planning and implementing its annual budget, Banco do Brasil uses the Free Resources Availability indicator (DRL), which ensures a balance between raising and applying funds in the commercial portfolio and securing liquidity funding with structural features. The DRL limit set annually by the Global Risk Committee (CRG) and monitored on a monthly basis, is used in guiding the implementation and planning of the budget, in accordance with targeted commercial fund raising and the liquidity management process set by the Board of Directors.

Credit Risk

Credit risk policies are intended to ensure that (i) decisions are made seamlessly, (ii) credit risk management continually improves, (iii) the integrity of credit assets and related exposure levels and (iv) the Bank’s standards of quality continue to rise. These policies apply to all businesses that incur credit risk.

The Bank also has policies in place that deal with risk-adjusted return, maximum regulatory capital commitment percentages, credit risk analysis processes, approval of transactions and audit practices.

Regarding client risk analysis, Banco do Brasil employs credit scoring and credit rating models.

With respect to the credit scoring model, the Bank examines the likelihood of default, reviews the client during an observation period, examines the client’s history and timeliness of loan payments based on information on file and classifies the client as a good or bad payor.

The credit rating model is used to classify companies into credit risk categories, using quantitative and qualitative criteria.

In addition to these two models, the Bank began to assess its clients’ risks based on the probability of default and sorted clients into nine risks ranges (from AAA to E).

The Bank also uses a model to rate the risk of a transaction, in compliance with CMN Resolution No. 2,682/99. This Resolution classifies credit transactions into nine risk levels.

The performance of these models is monitored with regular testing.

Management of Credit Risk

In order to meet Basel II requirements and best risk management practices. The Bank has developed its own methodology for calculating risk components: expected default frequency (FEI), loss to default (PDI), and credit risk exposure, each of which are used to measure economic capital (EC) and expected loss (PE).

The internal model to calculate the credit VaR is based on actuarial standards used in the banking industry. The VaR of a loan portfolio is associated with an aggregate loss distribution for a given level of confidence. The average of such distribution is expected loss, which represents how much the Bank expects to lose, on average, over a given period of time. Capital budget, in turn, is associated with unexpected loss, and is the difference between VaR and PE. The Bank protects itself from expected loss through provisions and it protects itself from capital budget by allocating capital as necessary to cover exposure.

Distribution of aggregate loss is calculated based on the following risk components: FEI, PDI and exposure subject to credit risk.

Measuring credit VaR provides information that allows the Bank to assess the risk and return of its loan portfolio, as well as establish limits for its loan portfolio. This assessment has helped the Bank in its decision-making, providing historical information and allowing a determination of risk trends. Moreover, using credit VaR has been invaluable in spreading credit risk management throughout the Bank.

With respect to assessing returns, the Bank uses PE and EC values to calculate risk-adjusted return RAR. The aim of RAR is to support key decision-making processes within the Bank. Historical monitoring of risk and return assessment for analyzed loan portfolios allows RAR to be a consideration in the Bank’s decisions.

Besides these techniques for identifying and measuring risks, the Bank monitors and controls the concentration of credit risk as it relates to risk exposure and regulatory capital commitment.

The most important credit risk regulations are Resolution No. 3,721, of April 30, 2009, which establishes guidelines for implementing credit risk management structures in financial and other institutions accredited by the Central Bank and Press and Communication 18,365, of April 22, 2009, which lists preliminary criteria for using an internal models based approach. The criteria identified are already included in the Bank’s preparation for compliance with the new guidelines of Basel II.

Operational Risk

Policies

The Bank’s operational risk policies, which are reviewed annually and approved by the Board of Directors, contain guidance for each area of the Bank and are intended to ensure the effectiveness of the Bank’s operational risk management model.

These policies, which meet the provisions required by Basel II and CMN Resolution No. 3,380, are woven into the Bank’s operational risk management activities and aim to identify, assess, measure, mitigate, manage and monitor operational risks inherent in the Bank’s products, services, processes and systems.

Management

In complying with the New Basel Accord and CMN Resolution No. 3,380, operational risk is defined as the possibility of losses resulting from failure, fault or unsuitability of internal processes, people and systems or external events.

This concept includes legal risk and highlights the potential causes of an operational risk event. These potential causes, or risk factors, are broken down into sub-factors that identify the operational risks to which the Bank is exposed.

Limits of Exposure to Operating Losses

To ensure effective management of operational risk, the Bank uses operational loss exposure limits, which are designed to establish acceptable levels of operating losses and are monitored monthly by the CRG and operational risk subcommittee.

The Bank has also created an overall operational loss limit to enable management of operational losses within statistically predetermined tolerance levels and identification of process weaknesses that could cause significant losses.

BANKING INDUSTRY OVERVIEW

Evolution of the Brazilian Banking Industry

The Brazilian banking industry has experienced a major structural change, evolving from operating in a high-inflation environment in the 1980s and early 1990s, to operating in a low-inflation environment combined with more macroeconomic and monetary stability as of 1994, when the Real was introduced as Brazil’s currency.

The monetary stability achieved in 1994 led to sustained growth in credit demand in Brazil. This growth, combined with the loss of inflationary profits, caused the banking industry to improve its efficiency ratios and increase revenues from services. As a result, the banking industry entered a period of rationalization and consolidation. The federal government has been monitoring this process closely, creating programs aimed at protecting the economic situation of average Brazilians, including measures to ensure the solvency of institutions and increase competition among private banks. The federal government also reduced entry restrictions to foreign banks in the Brazilian market.

In the last two years, in particular since middle 2008, the global banking industry was seriously affected by the financial crisis, which contributed significantly to the reduction of the assets of this industry. The effects of the crisis in Brazil were relatively moderate in comparison with the effects in the United States and Europe. While liquidity in the Brazilian banking sector was, in a certain manner, affected by the financial global crisis, the Central Bank assured availability of enough liquidity in the Brazilian market during this period through several measures, mainly in the fourth quarter of 2008.

Despite that Brazil still has a low penetration ratio in terms of persons utilizing banking products when compared to more developed countries, such penetration has been increasing significantly over the last few years. According to the Brazilian bank association (“Federação Brasileira de Bancos” or “FEBRABAN”), approximately 40 million Brazilians have no access to banking services.

The table below shows the evolution of the volume of loans within the Brazilian financial system which are granted by financial institutions with funds not required to be used for any particular purpose under applicable regulation (“Free Funds”).

	Consumer loans(1)		Corporate Loans		Total
As of December 31,	(R$ billions)	(%) of total loans	(R$ billions)	(%) of total loans	(R$ billions)
2000	66.4	35.3	121.8	64.7	188.1
2001	82.7	37.4	138.2	62.6	220.9
2002	90.5	37.7	149.7	62.3	240.2
2003	101.0	39.5	154.6	60.5	255.6
2004	138.6	43.6	179.4	56.4	317.9
2005	190.7	47.2	213.0	52.8	403.7
2006	238.0	47.8	260.4	52.2	498.3
2007	317.6	48.1	343.3	51.9	660.8
2008	394.3	45.3	476.9	54.7	871.2
2009	469.9	49.2	484.7	50.8	954.6

2000 to 2009 CAGR(2)	38.6		25.9		31.1

As of March 31, 2010	487.5	50.0	486.7	50.0	947.2

(1)	Overdraft loan, consumer credit, real estate loans, loans for acquiring goods, credit cards and others.
(2)	CAGR—Compound Annual Growth Rate.
Sources:	Central Bank

Main Financial Institutions

Brazilian financial system (“Sistema Financeiro Nacional”)

The Brazilian financial system is subject to several regulatory and supervisory authorities, including the National Monetary Council (“Conselho Monetário Nacional” or “CMN”), the Central Bank, the CVM, the SUSEP, the Complementary Pension Secretariat (“Secretaria de Previdência Complementar” or “SPC”) and the National Superintendence of Complementary Pension (Superintendência Nacional de Previdência Complementar—PREVIC), which are subordinated to several entities and institutions.

Private Sector

The private financial sector of the Brazilian financial system includes, among others, multiple-service banks, commercial banks, investment banks, credit, finance and investment companies, securities dealers, stock brokerage firms, real estate financing companies, leasing companies and factoring companies.

According to the latest information available on the Central Bank’s website, updated as of March 31, 2010, there were 2,337 financial institutions regulated and supervised by the Central Bank, including:

•	19 Commercial Banks—financial institutions that receive current account deposits, grant short- and medium-term loans and are engaged in wholesale and retail banking;

•

16 Investment Banks—financial institutions specialized in medium- and long-term loans and asset management services. These banks do not hold demand deposits and their main sources of funding are time deposits or foreign loans for local onlending. Their main lending transactions are working capital and loans for fixed capital, securities underwriting and trading, interbank deposits and onlending of foreign loans; and

•

138 Multiple-Service Banks—financial institutions authorized to engage in multiple financial activities pursuant to applicable laws and regulations governing each type of activity, such as commercial, investment and credit transactions. Such banks are authorized to provide a full range of commercial and investment banking services (including securities underwriting and trading), leasing and other services, such as real estate loans and fund management.

Public Sector

Despite the privatization process both at a federal and state levels, the federal government and several state governments still control many major commercial banks and financial institutions, with the purpose of encouraging the development of the Brazilian economy, primarily with respect to the agricultural, industrial and housing sectors. Such institutions hold a substantial portion of deposits and assets in the financial system and play a major role in relation to savings accounts, mortgage notes and agricultural loans. In addition, development banks act as regional development agencies.

In addition to the Bank itself, the most important federal government-controlled banks are:

•

Banco Nacional de Desenvolvimento Econômico e Social—BNDES: the main agent of the federal government’s investment policy, providing long-term financing for Brazil’s development and to strengthen domestic companies.

•

Caixa Econômica Federal—CEF: the main agent of the federal government’s housing policy. CEF accepts demand and savings deposits and provides housing finance, participating in urban infrastructure projects and consumer lending.

In addition to the institutions above, the following are also considered part of the public sector of the Brazilian financial system: (i) state and regional development banks; (ii) state savings banks; and (iii) federal and state-controlled commercial and multiple-service banks.

The Main Markets of the Bank

The Brazilian Consumer Lending Market

According to the Central Bank, the total amount of credit transactions to consumers increased by an average increase of 18.5% between 2006 and 2009 (annual increase composed rate), reaching R$319.4 billion as of December 31, 2009. At that date, credit to consumers and financing of vehicles represented 82.5% of the total consumer credit transactions to consumers. The credit to individuals continued its expansion in the first quarter of 2010, reaching R$340.2 billion as of March 31, 2010.

The table below shows the growth of consumer lending outstanding in Brazil by product:

	December 2006		December 2007		December 2008		December 2009		2006 to 2009 CAGR	March 2010
	(R$ billion)	(%) of total loans	(R$ billion)	(%) of total loans	(R$ billion)	(%) of total loans	(R$ billion)	(%) of total loans	CAGR(1)	(R$ billion)	(%) of total loans
Overdraft facilities	11.8	6.1	13.0	5.4	16.0	5.9	15.8	4.9	10.3	17.6	5.2
Consumer credit	79.9	41.6	100.9	42.0	127.9	47.0	159.9	50.1	26.0	170.1	50.0
Financing for vehicles and other goods	74.3	38.7	93.9	39.1	94.0	34.5	103.6	32.4	11.7	111.0	32.6
Credit card financing	13.4	7.0	17.2	7.1	22.1	8.1	25.7	8.0	24.1	27.0	7.9
Credit plans	1.2	0.6	2.3	0.9	3.6	1.3	4.5	1.4	54.9	4.9	1.4
Other	11.3	5.9	13.0	5.4	8.8	3.2	9.9	3.1	(4.2)	9.6	2.8

Total	191.8	100.0	240.2	100.0	272.5	100.0	319.4	100.0	18.5	340.2	100.0

(1)	CAGR—Compound Annual Growth Rate.
Sources:	Central Bank.

Overdraft Facilities

Overdraft facilities have higher interest rates than other financing alternatives. The overdraft contract is renewed on a monthly basis and the overdue interest is incorporated into the principal amount of the loan, if not paid by the due date.

Consumer credit

Consumer credit is frequently used by consumers who have limited access to credit facilities and is characterized by high interest rates due to the high default rates. Credit is made available in a lump sum to the consumer who repays the loan in monthly installments.

Financing for Vehicles

The vehicle financing market is dominated by the large retail banks, which have gradually taken over the position that was held in the past by the financial companies of vehicles manufacturers. Interest rates in this market are highly competitive. Smaller institutions in this market primarily focus on the used car market. Default rates are relatively low and loans are secured by the financed asset, which can be repossessed and publicly auctioned in the event of default.

Credit Card Financings

The large retail banks are the major players in the credit card financing market. Credit card financings have high rates of default and, consequently, interest rates for consumers are high.

Credit Plans

In-store financing still is the most fragmented of all consumer financing segments in Brazil. Historically, large retailers financed their consumers’ purchases, but retailers and banks have recently entered into joint ventures in connection with those financings. In-store financing can be used for durable goods, such as construction materials and home appliances, as well as non-durable goods, such as clothing and food items.

Market for Payroll Deduction loans

Payroll deduction loans increased with the demand for alternative sources of credit. Historically, traditional credit facilities have been expensive for consumers for different reasons, including competition dynamics within the banking industry, the legal and institutional structure of the industry and the nature of underlying credit risks. According to Central Bank statistics, as of December 31, 2006, Brazilian retail banks charged average interest rates of 142.0% per year on overdraft facilities, and 57.2% per year on consumer credit facilities (excluding the payroll deduction loans). At that time, interest rates for vehicle financings were 32.3% per year on average, while the interest rate for payroll deduction loans were 33.3% per year on average. On December 31, 2009, the average rates for overdraft facilities, consumer credit facilities (excluding the payroll deduction loans), vehicle finance and payroll deduction loans were 159.1%, 44.4%, 25.4% and 27.2%. As of March 31, 2010, interest rates for overdraft facilities, consumer credit facilities (excluding payroll deduction loans), vehicle financing and payroll deduction loans were 160.3%, 42.7%, 23.5% and 27.0%, respectively.

The table below shows the payroll deduction loans borrowed by public- and private-sector employees and retirees in the specified periods.

	Public sector & Social Security retirees	Private sector	Total credit	Share of payroll deduction in total consumer financing segment
	(in R$ millions)			(%)
December 2005	27,902	3,802	31,704	50.0
December 2006	42,124	6,025	48,149	60.3
December 2007	56,179	8,506	64,686	64.1
December 2008	68,201	10,689	78,890	61.7
December 2009	92,961	14,922	107,833	67.5
March 2010	99,464	15,360	114,824	67.5

Sources: Central Bank.

Payroll deduction loans have been the fastest-growing form of consumer financing over the last few years. According to information published by the Central Bank, its percentage of total financing to consumers is 67.5% on March 31, 2010. Payroll deduction loans are made available to a segment of the Brazilian population without access to a regular bank account or traditional banking distribution channels.

Agricultural Credit Market

Agribusiness plays a strategic role in the Brazilian economy, primarily by generating funds for the country’s trade balance from exports. The agricultural credit market is subject to current regulations and legislation and to the rules set forth by the Rural Credit Manual (“Manual”). Rural credit operations are considered to be those in which National Rural Credit System (“SNCR”) institutions supply funds for the purposes specified in the Manual and in accordance with its provisions.

The main objectives of agricultural credit are to: (i) foster agricultural investments in the production, storage, processing and industrialization of agricultural and livestock farming products; (ii) favor the timely and appropriate funding of agricultural and livestock farming production and commercialization; (iii) strengthen the agricultural sector; and (iv) encourage the introduction of rational methods in the production system, aiming at increasing productivity, improving the standard of living of agricultural communities and adequately protecting the soil.

Rural credit can be used for the following purposes: (i) funding; (ii) investment; and (iii) commercialization. Funding credit is used for covering normal production cycle expenses. Investment loans are used for investing in goods or services, the benefits of which are reflected over various production cycles. Commercialization loans are to cover expenses during the post-production phase or to convert into cash the receivables coming from the sale or delivery of products by the producers or their cooperatives.

The funds earmarked for the agricultural sector are divided into regulated and non-regulated funds. Operations secured by regulated funds are subject to the CMN’s normal financial charges, in accordance with the underlying goods to which the loans refer.

The regulated agricultural credit funds include: (i) compulsory funds, calculated on demand deposits and subject to the compulsory payments made by financial institutions (MCR 6-2); (ii) official credit operations, monitored by the Ministry of Finance; (iii) the rural savings account, the worker protection fund and the “extra-market” investment fund, when in connection with operations subsidized by the federal government in the form of financial charges’ equalization; and (iv) others that may be specified by the CMN.

Financial charges on operations covered by non-regulated agricultural credit funds can be freely negotiated between the borrower and the lender.

The total volume of agricultural credit in Brazil has grown significantly over the last few years, from R$66.0 billion in 2005 to R$112.3 billion in 2009, with a compounded annual growth rate of 14.3%. As of March 31, 2010, the total balance of rural loans was R$114.9 billion

Insurance, Capitalization and Open-Ended Private Pension Plans

The insurance market closed the year 2009 with direct premiums of R$76.7 billion in comparison with R$67.8 billion of 2008, representing an increase of 13.1% in the period. The retained premiums increased to R$72.3 billion in 2009, with growth of 22.5% per year. Supplementary open-ended private pension plans closed the year with contributions of R$8.2 billion and the capitalization segment with R$10.1 billion in premiums, as reported by SUSEP.

The open-ended private pension plans, in the Life–Free Benefit Generator (Vida Gerador de Benefício Livre, or VGBL) plan, accrued premiums of R$30.1 billion in 2009, in comparison with R$23.6 billion in 2008, with an increase of 27.9% in the period.

In 2009, capitalization companies also had positive results, accumulating R$14.9 billion in provisions, which represented an expansion of 11.1% in relation to the same period in 2008, as reported by SUSEP.

In the first quarter of 2010, the insurance, capitalization and the VGBL segment continued its expansion, as indicated below:

	As of March 31,			As of December 31,
	2010	2009	Var.%	2009	2008	Var.%
	(in millions of R$)
Insurance
Direct premium	20,369	16,597	22.7	76,721	67,816	13.1
Retained premium	19,325	15,468	24.9	72,340	59,044	22.5
Open ended private pension plans—Contributions	2,098	2,105	(0.3)	8,194	7,996	2.5
VGBL—Premiums	7,890	5,638	39.9	30,133	23,564	27.9
Capitalizations
Premiums	2,517	2,256	11.6	10,104	9,014	12.1
Provisions	15,479	13,746	12.6	14,938	13,445	11.1

Sources: SUSEP

REGULATION OF THE BRAZILIAN BANKING INDUSTRY

General

The basic institutional framework of the Brazilian Financial System was established by the Banking Reform Law. The Banking Reform Law created the CMN (defined below) and granted the Central Bank, among others, the right to issue Brazil’s currency and exercise credit control.

Main Regulatory Agencies

National Monetary Council (CMN)

The CMN is the highest authority of the Brazilian Financial System, responsible for monetary, credit, budgeting, fiscal and public-debt policies. CMN policies include, among other objectives, the following:

•	adjusting the volume of currency to the needs of the Brazilian economy;

•	regulating the domestic value of the currency;

•	regulating the external value of the currency and the country’s balance of payments;

•	regulating the establishment and operation of financial institutions;

•	directing the investment of funds by government-owned or private financial institutions;

•	enabling improvement of the resources of financial institutions and of financial instruments;

•	monitoring the liquidity and solvency of financial institutions;

•	coordinating monetary, credit, budgeting, fiscal and public-debt policies;

•	establishing the policy to be followed in the organization and operation of the Brazilian securities market; and

•	establishing standards and rules for currency exchange policies, including purchase and sale of gold and transactions in foreign currencies.

The Minister of Finance is the chairman of the CMN, which is also composed of the Ministry of Planning, Budgeting and Management and the President of the Central Bank.

The Central Bank

The Banking Restructuring Law No. 4,595/64 empowered the Central Bank of Brazil to implement the monetary and credit policies of the CMN, as well as to supervise public and private financial institutions and, when needed, apply the penalties set forth in the law to such institutions. Further, it also made the Central Banks responsible for, among others, controlling credit and foreign capital, receiving mandatory payments and voluntary demand deposits made by financial institutions, engaging in rediscount operations and loans to financial banking institutions, and being the depository of official reserves of gold and foreign currency. The Central Bank also controls and approves the operation, control transfer, and corporate reorganization of financial institutions, as well as the transfer of the location of its branches (in Brazil or abroad). The Central Bank is also responsible to require periodic disclosure of financial institution’s financial statements.

The President of the Central Bank is appointed by the President of Brazil, subject to ratification by the Senate, to hold office for an indefinite period of time.

The CVM

The Brazilian Securities Commission (“Comissão de Valores Mobiliários” or “CVM”), is the agency responsible for implementing CMN policy for the securities market and regulating, developing, controlling and supervising the securities market, pursuant to the Securities Law and Brazilian Corporations Law. With headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, and jurisdiction over the entire Brazilian territory, the CVM is an agency of the Ministry of Finance. It is an independent legal entity with its own legal identity and assets.

The CVM is responsible, among other things, for regulating, monitoring and inspecting public companies, the trading and intermediation in the securities and derivatives markets, the organization, functioning and operation of stock exchanges and commodities and futures exchanges, and the management and custody of securities.

Pursuant to Law No. 10,303 of October 31, 2001, the regulation and supervision of mutual and investment funds (originally regulated and supervised by the Central Bank) were transferred to the CVM.

The CVM is managed by a president and four officers appointed by the President of Brazil among individuals of high reputation who are known for their expertise in matters of capital markets and whose appointment shall be ratified by the Senate. The term of office of CVM officers is five years, reappointment is not permitted and one fifth of such officers are appointed each year.

Brazilian Council of Private Insurance (“CNSP”)

The CNSP establishes the guidelines and rules governing private insurance policies. The CNSP is comprised of the Minister of Finance (Chairman), members appointed by the Ministries of Justice and Social Security, the SUSEP, the Central Bank and CVM. CNSP’s duties include: (i) regulating the establishment, organization, operation and oversight of those who conduct activities subject to the Brazilian Private Insurance System (SNSP), as well as the enforcement of penalties; (ii) setting the general provisions for insurance contracts, pension plans, capitalization and reinsurance; and (iii) establishing the general guidelines of reinsurance operations.

Council for Management of Complementary Pension (“CGPC”)

The CGPC is a decision-making panel within the Social Security Ministry authorized to regulate and coordinate the operations of pension plan companies. CGPC is the ultimate ruling authority in appeals filed against decisions of the Pension Plan Secretariat.

SUSEP

The Private Insurance Superintendence (“SUSEP”) is the regulatory authority charged with controlling and monitoring the insurance, pension plan, capitalization and reinsurance markets in Brazil. It is a division within the structure of the Ministry of Finance created by Decree-law No. 73 of 21 Nov 1966.

SPC

The Pension Plan Secretariat (“SPC”), created by Decree No. 81,240, of January 20, 1978, is the regulatory authority overseeing pension plan companies.

Legal Reform of Brazilian Banking System

Article 192 of the Brazilian Constitution (the “Constitution”), enacted in 1988, set a maximum per annum interest rate of 12% on bank loans. However, the limit has not been enforced since the enactment of the Constitution because regulation of said article is still pending. Several attempts to regulate the maximum interest on bank loans have been unsuccessful.

In May 2003, Constitutional Amendment 40 (“EC 40/03”) was approved in lieu of Article 192 of the Constitution. EC 40/03 replaced the restrictive constitutional provisions on the maximum interest rate by granting overall authority to the National Congress to regulate the Brazilian Financial System through specific legislation.

After the enactment of the Brazilian Civil Code, the maximum interest rate was indexed to the basic interest rate (SELIC rate), unless parties agreed to an interest rate other than that provided by law.

Presently, it is uncertain as to which rate should apply: the SELIC rate, or the 12% per annum rate set forth in the Constitution, and whether such limit applies to financial institutions.

Foreign Investments

Foreign Banks

The Brazilian Constitution prohibits foreign financial institutions from opening branches in Brazil, unless authorized by the Brazilian Government.

Foreign Investments in Brazilian Financial Institutions

The Brazilian Constitution permits individuals and companies residing, or incorporated abroad, to invest in the voting capital of Brazilian financial institutions, provided that such investments are within the limits set forth by the Central Bank and, as the case may be, by the President of Brazil. Foreign investors who have not obtained such specific authorization may, however, by public negotiation, acquire non-voting shares issued by Brazilian financial institutions or depositary receipts representing non-voting shares, offered abroad through public offerings.

The Role of the Government in the Brazilian Banking System

In light of the global financial crisis, on October 6, 2008, the Brazilian President issued a provisional measure on the internal use of reserves denominated in foreign currency by the Central Bank to provide liquidity to financial institutions by means of re-discount and loan transactions. In addition, Law No. 11,908 of March 3, 2009 authorized: (i) Banco do Brasil and CEF to acquire, directly or indirectly, with or without control, equity interests in private and state-owned companies in Brazil, including insurance companies, pension plan institutions and capitalization companies; (ii) Caixa Banco de Investimentos S.A. to be established as a wholly-owned subsidiary of CEF for investment bank operations; and (iii) the Central Bank to carry out swap transactions in foreign currency with central banks of other countries.

Resolution No. 3,656 of December 17, 2008 by the CMN amended the FGC’s internal regulation to allow it to invest up to 50% of its net equity in: (i) acquisition of credit rights from financial institutions and leasing companies; (ii) certificated and non-certificated banking deposits, leasing notes and bills of exchange from associated institutions, provided that they are guaranteed by credit rights created or to be created in the respective transaction, or other credit rights with in rem or in personam guarantee; and (iii) linked transactions, under the terms of CMN Resolution No. 2,921 of December 17, 2002. FGC may sell other assets acquired in the transactions listed in items (i), (ii) and (iii).

Corporate Structure

Except as provided for in law, financial institutions must be organized as corporations (sociedades por ações) and be subject to the provisions of Brazilian Corporations Law and the regulations issued by the Central Bank, and also to inspections by the CVM if they are publicly held corporations.

The share capital of financial institutions may be divided into voting or non-voting shares. Non-voting shares may not exceed 50% of the total share capital.

Limitations and Restrictions on Financial Institutions

The activities carried out by financial institutions are subject to several limitations and restrictions. These limitations and restrictions are generally related to the granting of credit, risk concentration, investments, sales under repurchase transactions, foreign currencies loans, asset management, micro-credit and payroll-deducted credit.

The main restrictions and limitations imposed on financial institutions are the prohibitions to grant loans or make advances to (i) individuals or companies holding, directly or indirectly, more than 10% of the institution’s capital stock, except under specific circumstances authorized by the Central Bank; (ii) companies in which they hold more than 10% of the capital stock; (iii) companies in which any of its directors or officers (and their immediate families) hold, directly or indirectly, more than 10% of the capital stock; and (iv) any individual or legal entity or a group of persons representing a common economic interest, in an amount that exceeds 25% of its regulatory capital value.

Restrictions to transactions with related parties do not apply to transactions between financial institutions in the interbanking market.

Regulations Affecting Financial Market Liquidity

Compulsory Deposits and Other Requirements

The Central Bank currently imposes several compulsory deposits, requirements to financial institutions.

Demand Deposits. Pursuant to Central Bank Circular No. 3,274, dated May 6, 2005, as amended by Circular No. 3,323, dated May 30, 2006, and Circular No. 3,413, dated October 14, 2008, banks are currently required to deposit 42% of the sum of the daily average balance of demand deposits, funds subject to prior notice, banking collections, collection of taxes, debt assumption transactions and proceeds from the realization of guarantees.

Savings Accounts. The Central Bank currently requires Brazilian financial institutions to deposit, on a weekly basis, in an interest-bearing account with the Central Bank, an amount equivalent to 20% of the weekly average of the aggregate balance of savings accounts during the prior week. These requirements are set forth in Central Bank Circular No. 3,093, dated March 1, 2002, as amended by Central Bank Circular No. 3,128, dated June 24, 2002, Central Bank Circular No. 3130, dated June 27, 2002, and CMN Resolution No. 3,005, dated July 30, 2002. In addition, a minimum of 65% of the total amount of deposits in savings accounts must be used to finance the housing sector. Pursuant to Resolution No. 3,023, dated October 11, 2002, as amended by Resolution No. 3,634 dated November 13, 2008, CMN laid down a requirement of an additional 10% reserve over the savings accounts and funds established by entities of SBPE.

Time Deposits. Pursuant to Central Bank Circular No. 3,091, dated March 1, 2002, Circular No. 3,262, dated November 19, 2004, Circular No. 3,427, dated December 19, 2008, Circular 3,468, dated September 28, 2009, and Circular No. 3485, dated February 24, 2010, 15% of the financial institutions’ time deposits must be deposited with the Central Bank.

Additional Deposit Requirements (Demand Deposits, Savings Accounts and Time Deposits). Central Bank Circular No. 3,144, dated August 14, 2002, and Central Bank Circular No. 3486, dated February 24, 2010, imposed an additional compulsory deposit requirement equal to an amount of 8% for time deposits funds and 10% for savings deposits funds. Interest on such deposits is paid at the SELIC rate.

Rural Credit. The Manual of Rural Credit, published by the Central Bank, requires financial institutions to maintain a daily average balance of agricultural credit not lower than 25% of the daily balance of all accounts subject to compulsory deposit requirements. Financial institutions must provide the Central Bank with evidence of such compliance by the fifth business day of each month. A financial institution that does not meet this requirement will be subject to payment of fines, calculated on the daily difference between the required balance and the portion actually used for agricultural lending, and to a pecuniary penalty or, if the financial institution wishes, it must deposit the unused amount in a non-interest bearing account maintained with the Central Bank until the last business day of the subsequent month.

Foreign Currency and Gold Exposure. Pursuant to Central Bank Circular No. 3,488, dated December 29, 2007, of the Central Bank, the total consolidated exposure of a financial institution in foreign currencies and gold cannot exceed 30% of its adjusted net worth.

Microcredit Regulations. According to CMN Resolution No. 3,422, dated November 30, 2006, at least 2% of the balance of the demand deposits of such institutions must be allocated to such transactions.

Repurchase agreements, export notes, guarantees etc. The Central Bank has established reserve requirements for certain financial transactions, such as (i) repurchase agreements, export notes, derivatives transactions (covered by Circular BACEN No. 2,820, of May 27, 1998, which set the required reserve at 0%); and (ii) guarantees given by financial institutions (covered by Circular BACEN No. 2,704, of June 3, 1996, which set the required reserve at 0%).

Regulatory Capital and Stockholders’ Equity Standards

Brazilian financial institutions are required to comply with guidelines laid down by the Central Bank and CMN consistent with the Basel Accord in view of the capital adequacy risk, including Basel II Accord, which is undergoing implementation. Banks provide the Central Bank with the information necessary to discharge its oversight duties, which include monitoring capital adequacy and solvency.

The main principle of the Basel II Accord, as implemented in Brazil, is that a bank’s own capital must cover the major risks, including credit risks, market risk and operational risk. CMN and Central Bank requirements differ from the Basel II Accord requirements in the following respects, among others:

•	Required minimum capital of 11% instead of 8%, as provided under Basel II;

•	Required additional capital in relation to off-balance sheet swaps of foreign currency and interest rates;

•	Assigned risk weighting and different credit conversion factors for some assets, including a risk weighting of 300% for tax credits;

•	Required assessment and report on the minimum capital and equity on a consolidated basis;

•	Require banks to set aside a portion of their capital to cover operational risks (as of July 1, 2008);

•	Preclude the use of external rating for calculating the minimum required capital; and

•	The Central Bank uses a conservative approach to define demand of corporate venture capital.

Regulatory capital amounts are taken into account for the determination of operating limits of Brazilian financial institutions (with the exception of the limit of real assets), and is represented by the sum total of the Tier 1 equity and Tier 2 equity:

Tier 1. Corresponds to the stockholders’ equity plus the balance of creditor income accounts, after deduction of (a) the balance of debtor income accounts net of revaluation reserves, contingency reserves and special income reserves relating to mandatory dividends yet to be distributed and (b) the amounts related to cumulative preferred shares and to redeemable preferred shares.

Tier 2. Corresponds to revaluation reserves, contingency reserves, and special reserves of profits relating to mandatory dividends not distributed, cumulative preferred shares, redeemable preferred shares, subordinated debts and hybrid capital and debt papers.

The total amount of Tier 2 is limited to the total amount of Tier 1, provided that (a) the total amount of revaluation reserves is limited to 25% of the Reference Stockholders’ Equity; (b) the total amount of subordinated debt plus the total amount of redeemable preferred shares with an original term to maturity below 10 years is limited to 50% of the total amount of Novo Mercado; and (c) a 20% reduction will be applied each year to the amount of subordinated debts and of redeemable preferred shares during the five years immediately preceding their respective maturities.

In addition to the minimum limits of realized capital and stockholders’ equity set forth in the current legislation, financial institutions must keep an adjusted stockholders’ equity compatible with the exposure of their assets, liabilities and offsetting accounts. Financial institutions may only distribute income on any account in amounts that exceed the amounts required by law or by applicable regulation when such distribution does not prevent compliance with the capital and stockholders’ equity standards.

Classification of Credit Transactions and Allowance for Loan Transactions

Financial institutions must classify their loan transactions into nine categories, ranging from AA to H, according to their risk. This classification must be done on the basis of consistent and transparent criteria, including an evaluation of the borrower’s and guarantor’s economic and financial position, level of indebtedness, cash flow, and income generation capacity the purpose and nature, characteristics and guaranteed amounts of the transactions.

The allowance for credit transactions losses cannot amount to less than the total sum resulting from applying the percentages below:

Loan Rank	Minimum Allowance
AA	—
A	0.5%
B	1.0%
C	3.0%
D	10.0%
E	30.0%
F	50.0%
G	70.0%
H(1)	100.0%

(1)	Financial institutions must write-off loans after six months they are ranked H.

Financial institutions must review the classification of their loans annually. However, a review of the classification, except for loans with amounts lower than R$50,000.00, must be done at shorter periods in the following cases:

•	loans with the same client or economic group in an amount exceeding 5% of the adjusted stockholders’ equity, which requires semi-annual revaluation; and

•	loans that become overdue, which requires monthly revaluation.

For loans that are overdue, the regulation establishes maximum risk classifications as follows:

Number of days overdue(1)	Minimum Classification
15 to 30 days	B
31 to 60 days	C
61 to 90 days	D
91 to 120 days	E
121 to 150 days	F
151 to 180 days	G
More than 180 days	H

(1)	In case of loans with maturity in excess of 36 months, the overdue period is doubled for the purpose of calculating the loan risk.

Brazilian financial institutions are required to keep their policies and procedures for the granting and classification of loans adequately documented, and to make such documents available to the Central Bank and the independent accountants. In addition, financial institutions must show in the notes to their financial statements detailed information on their credit portfolios, which is presented in at least two categories showing the respective risk levels and loans past due up to 15 days and loans past due over 15 days. Information must also include a breakdown of lending activities, segregated by type of client and economic activity; maturity of the loans; and amounts of rolled-over, written-off and recovered loans.

Regulations Applicable to Certain Banking Transactions

Micro-Credit

The Brazilian government has taken various measures to encourage lower-income individuals to have greater access to the Brazilian Financial System. Such measures include requirements of credit allocation, the simplification of banking procedures and the adjustment of credit union regulations.

Since 2003, commercial banks, service banks licensed to render commercial banking services, the Caixa Econômica Federal, and credit unions must allocate 2% of their cash deposits for loans at low interest to lower-income individuals, micro enterprises and informal entrepreneurs, according to a specific methodology. The interest rates may not exceed 2% per month (or 4% to specific production financings—microcrédito produtivo), the repayment term may not exceed 120 days (except in certain cases), and the principal amount may not exceed R$2,000 to individuals and R$5,000 to micro enterprises (or R$15,000 for loans granted under certain specific production financings).

Regulation to Guarantee the Security and the Soundness of the Brazilian Financial System

Central System for Credit Risk. Financial institutions must provide information regarding the credit granted to, and guarantees submitted by, their clients at least annually. This information is used to:

•	facilitate the monitoring and regulatory role of the Central Bank;

•	provide information on debtors to other financial institutions (which may only have access to such information after prior authorization of the client); and

•	prepare macro-economic analyses.

If the total amount of client transactions exceeds R$5.0 million, the financial institution must provide the Central Bank with:

•	client identification documents;

•	a break-down of client transactions, including any guarantees granted by the financial institution to the client obligations; and

•	information related to the credit risk classification of the client based on the classification of its credit transactions.

For transactions of R$5,000.00 or less, financial institutions must report only the total amount of transactions per client.

The CMN, through Resolution No. 3,721, dated April 30, 2009, established new standards related to the credit risk management structure, which shall be adopted by financial institutions until October 29, 2010.

Brazilian Payment System

In December 1999, the Brazilian government issued new rules on the settlement of payments in Brazil, based on the guidelines adopted by the Bank of International Settlements (BIS). After a period of testing and gradual implementation, the Brazilian Payment System, or the SPB, began operating in April 2002. The Central Bank and CVM have the authority to regulate and oversee this system. In accordance with these rules, new clearing houses can be set up and all are required to implement procedures to reduce the possibility of systemic crises and mitigate risks currently under the responsibility of the Central Bank. The most important principles of the Brazilian Payment System are:

•	Existence of two main payment and settlement systems: real-time settlement, using the reserves deposited with the Central Bank, and by clearing and settlement houses);

•	Clearing houses, with a few exceptions, are accountable for the orders they accept; and

•

Bankruptcy laws do not affect the payment orders placed through credit from clearing houses, nor the guarantee given to secure such orders. However, the clearing houses have ordinary credits against any participant under the bankruptcy laws.

The systems created by clearing houses are responsible for establishing security mechanisms and rules to curb risks and contingencies, cover losses among market agents and directly execute the positions of the agents, to perform their agreements and exclude warranty held in custody. The clearing houses and settlement service providers considered important for the system are required to set aside a portion of its assets as additional collateral for settlement of transactions.

Under these rules, the responsibility for settling a transaction lies with the clearing house and settlement service providers responsible for it. Once a financial transaction is submitted for clearing and settlement, it usually becomes an obligation of the clearing house and/or settlement service provider, and is no longer exposed to bankruptcy or insolvency by the market agent presenting it to the clearing and settlement.

The Central Bank, within its authority to regulate the operation of clearing and settlement systems, established that:

•	deferred settlement systems regarded as systemically important ought to promote the final settlement of the results assessed thereby directly into accounts held with the Central Bank;

•	the following are considered systemically important:

(a)	all systems that settle securities, stock, financial derivatives and foreign currency transactions; and

(b)	systems to transfer funds or settle other interbank transactions which average daily trading volume exceed 4% of the average daily trading volume of the Reserve Transfer System, or, to the best knowledge of the Central Bank, can jeopardize the flow of payments within the Brazilian Payments System;

•

the maximum deferral time to settle a transaction should be: (i) the end of day, in the event of funds transfer system considered systemically important; (ii) one business day, in the case of spot transactions in securities and stock other than shares; or (iii) three business days in the case of spot transactions in shares on stock exchanges. The deadline for settling other transactions is established by the Central Bank on a case-by-case basis; and

•

the operator must maintain net worth consistent with the risks inherent in the settlement systems it operates, subject to a minimum of R$30 million or R$5 million per system, depending on whether or not it is regarded as systemically important.

Financial institutions and other institutions contracted by the Central Bank are also necessary to create mechanisms to identify and avert risks of liquidity, according to certain procedures established by the Central Bank. Within the scope of these procedures, institutions are required to:

•	Have criteria in place for measuring liquidity risks and mechanisms for managing them;

•	Analyze economic and financial data to assess the impact of different market scenarios on the institution’s liquidity and cash flow;

•	Prepare reports to enable the institution to monitor liquidity risk;

•	Identify and assess mechanisms to undo positions that could threaten the institution economically and/or financially in obtaining the necessary funds to make such reversals;

•	Implement control systems and test them regularly;

•	Provide promptly to the institution’s management with information and analyses available on any identified liquidity risk, including any findings or corrective measures taken; and

•	Develop contingency plans to tackle liquidity crises.

Independent Auditor and Audit Committee

Financial institutions may hire an independent accountant only among those accountants that are registered with the CVM, with a certification of specialist in banking audit granted by the Federal Accounting Council and by the Institute of Independent Auditors of Brazil, and provided that the minimum requirements proving the accountant’s independence are met. In addition, financial institutions must replace their independent accountant at least once every five consecutive years. An independent accountant who has worked for a financial institution can only be appointed again after three consecutive years from the date of its replacement. The financial institution must appoint an executive manager responsible for ensuring compliance with the regulations on preparation of financial statements and audit. In addition to the auditor’s report, the independent accountant must prepare a report on:

•

the evaluation of internal controls and risk management procedures of the financial institution, including issues related to its data processing electronic system, and disclose all deficiencies found; and

•	the description of any non-compliance by the financial institution with any regulation to which it is subject, in respect of its financial statements or its activities.

Every financial institution that has a reference stockholders’ equity, or a consolidated reference stockholders’ equity equal to or higher than R$1 billion, or manages third party assets in an amount greater than R$5 billion must create an internal audit committee. For a definition of reference stockholder’s equity, see “Regulation of the Brazilian Banking Industry—Regulatory Capital and Stockholders’ Equity Standards.” The audit committee must be created by express provision in the bylaws of the financial institution, and comprise at least three members, one of whom must specialize in accounting and auditing. Pursuant to Brazilian legislation, the audit committee members can also serve as members of the board of directors of the financial institution and must meet certain requirements in order to guarantee independence of the committee. The audit committee must report directly to the board of directors, and its main functions are to:

•	appoint independent auditors to be elected by the board of directors;

•	supervise the work of the independent auditors;

•	request the replacement of the independent auditors;

•	review the financial statements every six months, and the management and audit reports;

•	supervise the accounting and auditing of the financial institution, including compliance with internal procedures and applicable legislation;

•	evaluate the implementation of the independent auditors’ recommendations by the management of the financial institution;

•	receive and disseminate information regarding any non-compliance with internal procedures or applicable legislation;

•	instruct managers regarding internal controls and procedures to be adopted;

•	meet with managers, independent auditors and internal accountants to check the implementation of recommendations made by the audit committee;

•	prepare a report with the information gathered by it and keep it available to the Central Bank and the Bank’s Board of Directors; and

•	publish, together with the financial statements, a summary of the audit committee’s report.

In addition, Brazilian law permits the creation of a single audit committee for a group of companies. In this case, the audit committee will be in charge of each institution belonging to the same group.

Internal Compliance Procedures

All financial institutions must maintain internal policies to control their activities, their financial, transactional and management information systems, as well as ensure compliance with applicable laws and regulations.

The executive officers of the financial institution are responsible for the implementation of a system of internal control, by defining procedures and responsibilities, and by setting goals for each internal division of the financial institutions. The executive officers are also responsible for monitoring the compliance with such internal policies.

Internal or external accountants are responsible for monitoring the internal control systems, and must report directly to the board of directors.

Transactions with Affiliates

Law No. 7,492, dated June 16, 1986, provides, among other things, for offenses against the Brazilian financial system. This law defines as a crime the extension of credit by a financial institution to any entity controlled, directly or indirectly, by such financial institution or which is subject to common control with such financial institution and is punishable by two to six years’ imprisonment and a fine. On June 30, 1993, the CMN issued Resolution No. 1,996, which requires any such transaction to be reported to the Attorney General’s office. Law No. 6,099, dated September 12, 1974, and CMN Resolution No. 2,309, dated August 28, 1996, set forth exceptions to provisions in Law No. 7,492. In reliance on an opinion issued by the general counsel of the FEBRABAN, a number of Brazilian financial institutions have taken the view that the prohibition described above does not apply to credit transactions between a bank and its leasing subsidiary.

Anti-Money Laundering Laws

In order to prevent money laundering, financial institutions must:

•	identify and maintain updated records on their clients;

•

maintain internal controls and records to monitor adequate identification of their clients, as well as whether the transfers of a client’s funds corresponds with such client’s economic activity and financial capability;

•	review transactions or proposals with characteristics that may indicate the occurrence of money laundering;

•	keep a record of transactions involving Brazilian or foreign currency, securities, metals or any other asset that may be converted into money, for a period of at least five years;

•	retain records of transactions that exceed R$10,000 in one calendar month or that reveal an activity pattern that indicates a system to avoid identification, for a period of five years;

•	keep record of transactions involving electronic transfers, checks, administrative checks or payments orders that exceed R$1,000; and

•

inform the competent authorities (but not the client) of any transaction or series of transactions carried out by individuals or companies belonging to the same corporate group, involving amounts that exceed R$10,000.

In addition, pursuant to Brazilian anti-money laundering regulations, the Council for the Control of the Financial Activities (Conselho de Controle de Atividades Financeiras or “COAF”) was created. The main role of COAF is to promote cooperation among the Brazilian authorities responsible for the implementation of policies against money laundering, with a view to preventing such crimes.

The Central Bank issued, on July 24, 2009, Ruling (Circular) no. 3,461, which consolidates the rules applicable to anti-money laundering and introduces new rules. These rules provide further details to be observed by financial institutions in respect to anti-money laundering procedures pursuant to Brazilian and international rules.

Politically Exposed Persons

Circular No. 3,461 of July 24, 2009 (which revoked Circular No. 3,339 of December 22, 2006 and Circular No. 2,852 of December 3, 1998) established certain procedures to prevent and curb criminal activities described in Law No. 9,613 of March 3, 1998. As part of their duties, financial and other institutions accredited to operate by the Central Bank must identify customers who are regarded as politically exposed persons (defined below) and take certain measures in establishing business relationships with and follow up on the financial transactions of such customers.

For the purpose of this regulation, politically exposed persons include public officials as well as immediate family members, spouses, partners and step-children of public officials. Under this regulation, a public official is defined as a person who holds or has held a material public office or position in the last five years in Brazil or in other countries, territories and foreign jurisdictions. The 5-year term starts counting retroactively from the initial date of the business relationship or date in which the person became politically exposed.

Financial and other institutions accredited to operate by the Central Bank are also obligated to take repeated and continuous surveillance measures in their interactions with politically exposed persons, paying special attention to proposals and transactions of such persons from countries with which Brazil has a large volume of financial and business transactions or political relationship, or shares common borders or ethnic language.

Banking Confidentiality

Brazilian financial institutions are subject to banking confidentiality regulations, pursuant to Supplementary Law No. 105, dated January 10, 2001. Banks must maintain the confidentiality of information relating to transactions and services they provide, except in the following circumstances: (i) the disclosure of confidential information with the express consent of the interested parties; (ii) the exchange of information between financial institutions for record purposes; (iii) the supply of information to credit protection agencies derived from data on the records of checks drawn on accounts within sufficient funds and defaulting debtors; (iv) the provision of information, to the competent authorities relating to the occurrence of any criminal or other unlawful administrative act (v) performance of transactions and provision of information to the Central Bank; (vi) information to be provided to the Judicial or Legislative branches, under the legal and constitutional limits; (vii) information to the Federal Government’s tax administration, within the periods and limits determined by the Executive branch; (viii) information to tax fiscal agents, if considered relevant by the administrative authority for purposes of administrative proceedings; and (ix) information to be provided to the Central Bank and CVM under administrative proceedings, provided that a judicial authorization has been granted or when the practice of a crime has or may have occurred. Supplementary Law No. 105 also allows the Central Bank or CVM to exchange information with foreign authorities, provided that an specific treaty in this respect has been signed.

Tax Evasion

Information protected by banking secrecy may only be disclosed by an order of a competent Court or a Parliamentary Committee of Enquiry. However, the Central Bank may, without judicial authorization, require financial institutions to provide information that is usually protected by banking confidentiality during the exercise of its regulatory activities include the investigation of any unlawful act committed by any director, administrator, counselor or manager of a financial institution. In addition, banking confidentiality may not hinder tax authorities in the investigation of tax evasion. Such evidence includes, among other things.

•	a statement by the client detailing transactions below market value;

•	credits acquired from sources outside the Brazilian Financial System;

•	transactions involving “tax havens”;

•	expenses or investments that exceed the amount of the declared available income;

•	remittances of currency abroad, using non-resident accounts in amounts that exceed the income declared to the appropriate authority; and

•	companies whose registration with the Brazilian Corporate Taxpayers Register, or “CNPJ,” has been made null or cancelled.

Further, pursuant to Normative Ruling No. 811/2008 of the Federal Revenue Department, financial institutions must provide certain information related to transactions carried out in Brazil through a Statement of Information on Financial Transactions (Declaração de Informações sobre Movimentação Financeira). These transactions include deposits, payments in currency or checks and issuances of credit orders or related documents, among others.

Intervention, Administrative Liquidation and Bankruptcy

The Central Bank may intervene in the operations of financial institutions not controlled by the Brazilian government, in the presence of material risk to creditors or where the institution repeatedly violates the applicable regulations. The Central Bank may also intervene where liquidation can be prevented, to facilitate administrative liquidation or, in some cases, order the bankruptcy of any financial institution, except those controlled by the Brazilian government. For more information, see “Risks Relating to the Bank and the Brazilian Banking Industry.”

The Special Temporary Management Regime

The Special Temporary Management Regime, or “RAET,” is directed at enabling the economic and financial recovery and the reorganization of a financial institution without interfering with the regular course of business, rights or obligations of the institution. The RAET may be imposed by the Central Bank when the private financial institutions or the non-federal public financial institutions show:

•	repeated practice of transactions that are contrary to federal economic and financial policy;

•	failure to observe rules relating to the banking reserves account;

•	reckless or fraudulent management;

•	the institution has a lack of assets; or

•	the occurrence of any situation or transactions requiring intervention.

There is no minimum period for RAET, which could cease after any of the following events: (i) acquisition by the Federal Government of controlling ownership interest in the financial institution; (ii) corporate restructuring, merger, spin off or transfer of shareholding control of financial institution; (iii) the Central Bank’s decision; or (iv) declaration of extrajudicial liquidation of the financial institution.

Intervention

Private and non-federal public financial institutions are subject to the proceedings established by Law No. 6,024, dated March 13, 1974, which sets out the provisions applicable in the event of intervention or extra-judicial liquidation. Intervention and extra-judicial liquidation will occur when the Central Bank has determined that the financial institution is in a dire financial condition or upon the occurrence of any event that may potentially affect the position of creditors of the financial institution.

The Central Bank must intervene in the management of any financial institution that:

•	suffers losses as a result of mismanagement which may represent a risk to its creditors;

•	repeatedly violates rules of the financial system; or

•	faces circumstances that could result in its bankruptcy.

Intervention may not exceed 12 months, being a six-month period renewable for another six months. During the intervention period, the institution’s liabilities for overdue obligations, unmatured obligations incurred prior to the intervention, and also for deposits, are suspended. The intervention proceedings will be terminated if any of the following occurs: (i) if the Central Bank determines that the irregularities that triggered intervention have been eliminated; (ii) if the parties concerned resume administration of the financial institution after having provided the necessary guarantees with the approval of the Central Bank; or (iii) upon the declaration of the financial institution’s extra-judicial liquidation or bankruptcy. The Central Bank may liquidate the financial institution or authorize the manager appointed by the Central Bank to file for bankruptcy following the report or proposal of such manager if the assets of the financial institution are insufficient to pay at least 50% of the amount of its unsecured outstanding debts, or when an extra-judicial liquidation is deemed inconvenient, or otherwise, when the complexity of the business of the institution or the impact of the facts disclosed justify such action.

Administrative Liquidation

Administrative liquidation of a financial institution (other than financial institutions controlled by the Brazilian government, such as the Bank) can be accomplished by the Central Bank (Law No. 6,024/74), provided that:

•	The debts of the financial institution are not being paid when due;

•	The financial institution is deemed insolvent;

•	The financial institution has incurred losses that could unusually increase the exposure of unsecured creditors;

•	The management of the financial institution has been materially breaching Brazilian banking laws or regulations;

•

The financial institution does not start its ordinary liquidation within 90 days as of the revocation of its authorization to operate, or if started, Central Bank determines that the management’s lethargy may result in losses to creditors; or

•

The liquidation process can also be commenced by request of the financial institution’s officers (where its bylaws delegate them such authority) or as proposed by the intervener, as properly justified.

Administrative proceedings of liquidation may cease:

•	At the discretion of the Central Bank, if the parties involved undertake to manage the financial institution, providing the necessary guarantees;

•	When the final accounts of the liquidator are processed and approved, and subsequently, filed with the relevant public registry;

•	When converted into an ordinary liquidation; or

•	When the financial institution is adjudicated bankrupt.

Bankruptcy Law

Law No. 6,024 of March 13, 1974 as amended (the “Financial Institutions Liquidation Law”) empowers the Central Bank to extra-judicially intervene in the operations or to liquidate financial institutions owned by the private sector or Brazilian state governments (but not of the Federal Government). The Bank, as an entity with majority ownership by the Federal Government, is therefore not subject to intervention or to extra-judicial liquidation by the Central Bank. Furthermore, according to Law No. 11,101 of February 9, 2005 (the “New Bankruptcy Law”), companies with government-owned and privately-owned stocks (sociedades de economia mista) such as the Bank, are not subject to bankruptcy proceedings. In this context, in the case of the Bank, only the Federal Government, as the controlling entity of the Bank, has the authority to intervene and liquidate the Bank.

Tax Matters

Taxation of Financial Transactions

IOF. The Imposto Sobre Operações Financeiras, or “IOF,” the Tax on Financial Transactions, is levied on transactions related to credit, insurance, foreign currency exchange or securities. The applicable rate of the IOF may be changed by the Federal Government by a Decree, which rate change may be effective as of its publication. The IOF rate may be changed up to a maximum of 25%. Decree no. 6,306, dated December 14, 2007, as amended, set the general IOF rate at 0.38%, with certain exceptions expressly set forth in the Decree.

BUSINESS

General Overview

Banco do Brasil was the largest bank in Latin America in terms of total assets as of December 31, 2009, according to data published by Economática. It is a multiple-service bank with headquarters in Brasília and has a significant presence throughout Brazil and conducts operations in key global economic and financial centers.

The Bank focuses on sustainable results and performance compatible with its market leadership. The Bank acts as an agent of the Federal Government to implement its policies and programs related to the agribusiness sector, small and micro businesses, foreign trade, and in the development of solutions that simplify the operations and services that cater to these economic sectors.

With over 200 years of operations, the Bank’s principal strength is in the Brazilian retail banking market and its business can be grouped generally into seven general areas: banking services, investments, asset management, insurance, pension and financing, payment services and other businesses. The main activities of each segment are as follows:

(i)	Banking services: providing banking services to all customer segments;

(ii)	Investments: investments in insurance companies and companies operating in the pension sector;

(iii)	Asset management: administration and management of third-party assets, organization and administration of investment and other funds, management of portfolios, and custody of marketable securities;

(iv)	Insurance: health, life, financial, vehicle and agricultural;

(v)	Pension plans and financing: sale of supplementary pension products and administrating pension plans;

(vi)	Payment services: providing commercial services for the payments under corporate benefit plans, including meal, transportation and fuel plans; and

(vii)	Other businesses, including:

•	Acquisitions, credit management of bank, real estate credit and leasing operations;

•	Electric energy investments;

•	Leasing of properties and other assets;

•	Management of consortium groups; and

•	Sales, installations and maintenance of computers and other electronic devices.

As of March 31, 2010, the Bank had over 53.5 million clients (52.6 million as of December 31, 2009) and the largest retail network in Brazil, with approximately 18,000 points of service (17,900 as of December 31, 2009) and 45,800 automated teller machines (“ATMs”) (45,400 as of December 31, 2009), distributed among 3,500 Brazilian cities, and involving 103,900 employees (104,000 as of December 31, 2009). In order to offer customized solutions and strengthen its relationships with its clients, the Bank provides banking services through three customer segments: Retail, Wholesale and Government, as shown below:

Retail	Wholesale	Government
High income—Estilo (Consumer)	Mid-sized companies	Federal Executive
High income—Private (Consumer)	Large companies	State Executive
Exclusive (Consumer)	Corporate	Municipal Executive
Preferential (Consumer)	Institutional investors	Judiciary
Lower income (Consumer)	Financial institutions	Legislative
Micro entrepreneurs (Consumer and Corporate)
Non-account holders (Consumer and Corporate)
Micro businesses
Small businesses
Rural cooperatives
Urban cooperatives

The Bank operates in 23 countries, through its own network, which had 43 points of service abroad as of March 31, 2010, distributed among the following countries: Angola, Argentina, Austria, Bolivia, Cayman Islands, Chile, China, England, France, Germany, Italy, Japan, Mexico, Panama, Paraguay, Peru, Portugal, South Korea, Spain, United Arab Emirates, United States, Uruguay and Venezuela. This network is made up of 1,372 correspondent banking service providers in 144 countries as of March 31, 2010. In addition, in April 2010, the Bank acquired the control of Banco Patagonia, with 145 points of service in Argentina, and received regulatory approval in the United States to expand its banking business there.

The Bank has taken several steps to ensure its leadership position in terms of its size and scope within the Brazilian banking industry by purchasing credit portfolios, acquiring other banks, entering into strategic partnerships, restructuring its insurance and credit card businesses and expanding internationally.

In addition, Banco do Brasil is striving to expand its capacity to distribute products and services through multiple channels in Brazil, and has launched a service improvement program to provide excellence in client services. Banco do Brasil seeks to grow while continuing to focus on efficiency and profitability.

The Bank’s shares are listed on the Novo Mercado segment of the BM&FBOVESPA, a market operated according to the highest corporate governance standards in Brazil and the Bank has issued Level 1 ADRs in the United States in order to increase liquidity in its securities for its Brazilian and foreign investors.

The table below shows various financial and operating data of Banco do Brasil as of and for the three months ended March 31, 2010 and as of and for the year ended December 31, 2009, 2008 and 2007:

	As of and for the three months ended March 31, 2010	As of and for the year ended December 31,
		2009	2008	2007
	(in millions of R$, except percentages)
Total assets	724,881	708,549	521,273	367,210
Loans(1)	271,910	266,484	193,849	138,849
Total deposits	342,624	337,564	270,841	188,282
Stockholders’ equity	37,646	36,119	29,937	24,262
Basel index (%)	13.7	13.7	15.2	15.6
Net income	2,351	10,148	8,803	5,058
Return on average equity (ROE)(2) (%)	28.0	30.7	32.5	22.5
Return on average assets (ROA)(3) (%)	1.3	1.7	2.0	1.5
Cost/income ratio(4) (%)	45.5	44.0	42.3	51.4

(1)	Includes credit transactions and leasing operations (net of allowances for losses).
(2)

Return on average equity is calculated as net income earned during the accounting period divided by average equity and is annualized with respect to the information as of the three months ended March 31, 2010.

(3)

Return on average assets is calculated as net income earned during the accounting period divided by average assets and is annualized with respect to the information as of the three months ended March 31, 2010.

(4)	Cost/income ratio is calculated by dividing administrative expenses by operating income.

The Bank’s Strengths

The Bank believes its principal strengths are:

Leadership position

The Bank is the leader in Brazil in, among others:

•

total number of checking accounts with 35.0 million accounts, of which 32.8 million were consumer accounts and 2.2 million were corporate accounts as of December 31, 2009 (as compared to the four banks in Brazil with the most total assets, according to data from those banks), and with 35.2 million checking accounts as of March 31, 2010;

•

proprietary network of banking service facilities, with 17,929 points of service in Brazil as of December 31, 2009 (as compared to the four largest banks in Brazil in terms of total assets, according to data from those banks), and with 18,030 points of service as of March 31, 2010;

•

total amount of deposits, according to Economática ranking, with R$337.6 billion as of December 31, 2009, of which R$57.5 billion were judicial deposits, with the balance of total deposits having increased to R$342.6 billion as of March 31, 2010;

•

total assets, with R$708.5 billion in total assets as of December 31, 2009, according to Economática, and with R$724.9 billion in total assets as of March 31, 2010 (as compared to the four banks in Brazil with the most total assets, according to data from those banks);

•

credit portfolio balance, with a total balance of R$300.8 billion as of December 31, 2009 (as compared to the four banks in Brazil with the most total assets, according to data from those banks), which constituted a 20.1% of interest in the Brazilian Financial System, according to data from the Central Bank, and with a R$305.5 billion credit portfolio as of March 31, 2010;

•

third-party assets under management through its wholly owned subsidiary, BB Gestão de Recursos—Distribuidora de Títulos e Valores Mobiliários S.A., or BB DTVM, in the amount of R$306.7 billion and a market share of 21.1% of the total asset management market in Brazil as of December 31, 2009, according to data published by the Brazilian Financial and Capital Markets Entities Association (Associação Brasileira das Entidades dos Mercados Financeiro e de Capitais or “ANBIMA”), and with R$330.1 billion and 21.7% of March 31, 2010;

•

foreign trade transactions, including advances on foreign exchange contracts (Adiantamentos sobre Contrato de Câmbio, or ACCs) and advances on export contracts (Adiantamentos sobre Cambiais Entregues, or ACEs), totaled US$10.9 billion in 2009 and US$3.3 billion for the first quarter of 2010. In 2009, the Bank was the Brazilian market leader in both export and import foreign exchange market transactions, which totaled US$47.1 billion and US$34.1 billion, with market shares of 31.1% and 25.4%, respectively, for 2009, and US$6.4 billion and US$5.8 billion, with market shares of 29.1% and 23.2%, respectively, for the first two months of 2010, according to data published by the Central Bank;

•

payroll deduction loans, with a portfolio of R$36.5 billion, representing a market share of 33.8% of the Brazilian payroll deduction loan market, as of December 31, 2009 (as compared to the four banks in Brazil with the most total assets, according to data from those banks), which increased by 33.6% to R$38.6 billion as of March 31, 2010, representing a 33.6% market share according to data published by the Central Bank; and

•

agribusiness loans, with a 59.8% market share as of December 31, 2009 and a 57.3% market share as of March 31, 2010, with operations in all segments and all steps of the supply chain, from small producers to big and industrial businesses, with a total loan portfolio of R$67.2 billion as of December 31, 2009, representing an increase of 5.5% during 2009, according to data published by the Central Bank.

Largest banking franchise in Brazil

The Bank’s nationwide presence, together with its well-established business relationships with Brazilian government-owned entities and its broad client base, provides it with a large deposit with relatively low funding costs. The Bank is the leader in terms of total deposits in Brazil, with a 25.5% share in the National Financial System, as well as in terms of demand deposits (31.9% market share) and time deposits (25.3% market share), as of December 31, 2009, according to the Central Bank.

More than R$202 billion, or 60.1% of the Bank’s total deposits as of December 31, 2009, came from lower-cost sources of funding, such as demand deposits, savings deposits, escrow deposits, and government funds and programs. As of March 31, 2010, low-cost finding was 60.3% of the Bank’s total funding.

Growth potential of the Bank’s credit portfolio

The Bank believes it is well-positioned to increase its credit operations, given its leading position in the sector. In view of the Bank’s extensive product distribution channels, experience in credit analysis, strong brand recognition and tradition, the Bank believes that it is well positioned to continue to increase its credit portfolio.

The table below shows the growth of the Bank’s credit portfolio as of the indicated dates. As of December 31, 2009, considering available funding sources, calculated as the difference between available funds and credit operations, the Bank’s growth potential was 29.3% for credit operations, without the need for additional funding. As of March 31, 2010, this potential reached 24.8%. In view of the possibility of growth of the credit portfolio based on the Basel ratio (13.7% as of December 31, 2009), the Bank had a margin of approximately R$104.6 billion in weighted assets at 100.0% of capital stock, as is the case with credit assets. This margin totaled R$111.6 billion as of March 31, 2010.

	As of and for the three months ended March 31, 2010	As of and for the year ended December 31,
		2009	2008	2007
	(in millions of US$)	(in millions of R$, except percentages)
Funding sources(1)	328,374	344,674	272,395	173,492
Loans(2)	271,910	266,484	193,849	138,849
Available funding sources(3)	67,391	78,191	78,546	34,643
Growth potential(4)	20.8%	29.3%	40.5%	25.0%
Leveraging margin(5)	111,606	104,600	108,100	93,590

(1)	Total deposits plus domestic onlendings minus compulsory deposits.
(2)	Includes credit transactions and leasing operations (net of allowances for losses).
(3)	Funding sources minus loans.

(4)	Available funding sources as a percent of credit operations.
(5)

Reference equity surplus, which is the difference between reference equity (Tier I and Tier II) and required stockholders’ equity for calculation of the Basel ratio, divided by the required minimum capital ratio (11.0%) under the Basel Accord.

Strong brand

Banco do Brasil is currently one of the most recognized and valuable brands in Brazil. According to a market survey by Instituto DataFolha (2009 Top of Mind award), Banco do Brasil was the top-rated financial institution brand among the top-of-mind brands for the 19th consecutive year in 2009. In addition, the Banco do Brasil brand was ranked third in Brand Finance’s fifth edition of the brand survey “Brazil’s Top 100 Most Valuable Brands.”

Banco do Brasil brand seeks to convey a sense of dependability, trust and credibility, and the Bank believes this was demonstrated when, during to the international financial crisis beginning in September 2008, the Bank’s deposit base increased, including the amount of new time deposits in the form of Bank Certificates of Deposit, or CDBs, which almost doubled from R$13.5 billion to R$24 billion in September 2008 compared to the prior month.

Strategic relationship with the Federal and State and Municipal governments of Brazil

The Bank is a mixed-capital company and its majority shareholder is the Federal Government, with whom the Bank has a strategic relationship. Moreover, in accordance with the Banking Restructuring Law No. 4,595/74, the Bank is the financial agent of the Brazilian treasury or the National Treasury. The Bank’s close ties to Brazilian federal, state and municipal governmental entities provide the necessary knowledge and know-how with products and services specifically tailored to meet those entities’ needs.

With respect to the Federal Government, the Bank’s operations include making payments and collecting funds for the account of the National Treasury, as well as providing assistance to all ministry offices. On the state level, the Bank is also under contract to act as the official financial agent for 16 Brazilian states as of March 31, 2010. On the municipal level, the Bank also operates through its branch network as the official financial agent for a number of state capitals and other cities throughout Brazil.

Modern platform with state of the art technology

The Bank’s investment in information technology over the last decade has placed it in a prominent position with respect to banking information technology in the domestic and international markets. The Bank was the first retail bank in the Americas and the Southern Hemisphere and the tenth in the world to obtain ISO 20000 certification, according to data from the IT Service Management Forum. The improved capacity of the Bank’s data transmission networks has significantly increased client access to ATMs, with an ATM availability rate of 95% as of December 31, 2009. This benefited both the Bank and its clients, who carried out 39.6% of their banking transactions through ATMs in 2009. The Bank has more than 45,000 ATMs, making it the largest network in Latin America. As of March 31, 2010, the Bank had 9.3 million clients, which were able to access products and services from the Bank through the Internet as of March 31, 2010. The Bank’s investment in information technology exceeded R$790 million in 2009.

High standards of corporate governance

In 2002, the Bank began amending its bylaws in order to conform its internal corporate governance structure to the best practices in the market and the principal corporate governance practices required by the Novo Mercado regulations. The Bank established these corporate governance practices to improve its management’s efficiency and to further protect the interests of its shareholders. On May 31, 2006, the Bank entered into Novo Mercado, thereby starting the process of increasing its free-float, from 5.6% in 2006 to 21.9% as of the date of this reference form limited translation.

Highly dedicated and experienced management

The Bank believes the high quality of its professionals and their commitment to the Bank’s positive performance are key factors in ensuring success in implementing the Bank’s strategies. The Bank seeks to retain professionals who are both highly experienced and qualified and who are committed to the Bank’s goals. The Bank selects its managers using technical criteria. The Board of Executive Officers is composed of professionals with vast experience in numerous executive areas of the Banco do Brasil conglomerate, with an average of 27 years’ experience working for the Bank and with a comprehensive knowledge of the finance and banking industry.

Principal Strategies

Expand the credit portfolio

Credit volume in Brazil grew substantially over recent years (133.9% from 2005 to 2009, and a CAGR of 23.5% according to the Central Bank), mainly driven by growth in the consumer segment. In light of current high employment and income levels, increases in social classes and lower income disparities, in addition to the growth of the Brazilian economy, Banco do Brasil intends to expand credit concession to consumers and companies.

In the consumer segment, the Bank intends to focus (i) on the real estate finance market, an attractive segment with high growth potential, including the potential to lead to cross-sales of the Bank’s other products; (ii) payroll deduction loans, one of the main growth drivers for the Bank’s credit portfolio; and (iii) consumer credit, in particular vehicle financing, which is a segment in continuous growth.

The Bank intends to implement its strategy of increasing consumer lending activities primarily by: (i) attracting and retaining profitable individual clients; (ii) diversifying and improving its loan and financing products; (iii) expanding customer relationship channels, such as through the strategic partnership with Banco Votorantim, BV Financeira, which has added to the Bank’s sales promotions network; (iv) purchasing credit portfolios, mainly in the payroll deduction loan and vehicle financing segments; and (v) acquiring other financial institutions, such as Besc and Nossa Caixa, and establishing strategic partnerships, such as the BV Financeira joint venture with Banco Votorantim.

In the corporate segment, Banco do Brasil intends to focus on improving demand for loans and financing related to new infrastructure projects and the expansion of Brazil’s production capacity, including in connection with the soccer World Cup in 2014, the Summer Olympics in 2016 and oil exploration prospects at the pre-salt layers. In order to take advantage of these investment opportunities, the Bank also intends to assist large companies in raising long-term funding through capital markets transactions.

Increase business through strategic partnerships

The strong competition in the Brazilian banking industry and the growth of consumer financing by non-banking competitors in Brazil over recent years, as well as the growth in income levels in Brazil, has imposed the need to create alternative distribution and customer relationship channels.

In light of the foregoing, the Bank has begun entering into strategic partnerships by using the expertise, skills and complementary strengths of strategic partners in order to further expand its distribution channels and supplement its product and service portfolio.

Through the strategic partnership with Banco Votorantim, or BV, the Bank intends to benefit from a successful consumer finance business model, particularly in vehicle financing, with vertical operations through financing agents. In addition, the Bank intends to expand other business segments, including wholesale lending and capital markets underwriting. Another important focus of this partnership is the growth of payroll deduction loans to INSS retirees and pensioners through BV Financeira’s sales force.

The Bank will continue to study the possibility of entering into new partnerships that can offer economies of scale and synergies.

Consolidate the Bank’s presence in the State of São Paulo

The State of São Paulo is widely considered Brazil’s economic engine and accounts for approximately one-third of Brazil’s GDP, according to data published by the State System Data Analysis Foundation (Fundação Sistema Estadual de Análises de Dados). A strong presence in São Paulo is thus strategically important for the Bank.

To this end, with its merger with Nossa Caixa, the Bank has focused on short- and medium-term actions to increase its client base in São Paulo, always targeting selective growth in specific markets. Simultaneously, in 2009, the Bank created an executive position to exclusively cover the State of São Paulo, and whose key goals are to expand the Bank’s presence in the metropolitan area, to consolidate and expand the Bank’s leading position in the interior of the state and to expand business and services, especially lending operations throughout the state.

Increase the Bank’s market share in the insurance and pension plan segments

The insurance industry in Brazil has grown more than 12.0% every year since 2004, according to data disclosed by Brazil’s Private Insurance Regulator (Superintendência de Seguros Privados), or the SUSEP. However, as compared to other countries, the Brazilian insurance industry is proportionally smaller than insurance industries from other countries. For instance, while insurance premiums as a percentage of GDP are 16.2% in Taiwan, 15.7% in the United Kingdom and 8.7% in the United States, they are only 3.0% of GDP in Brazil, according to data published in the Sigma Report for March 2009 by Swiss Re.

On the other hand, the Brazilian economic environment has been helpful for the growth of the insurance industry, particularly as a result of increases in income and employment levels that have caused a growing middle-income class that demands insurance, private pensions and financing. Moreover, expected investments in infrastructure in Brazil are likely to foster business opportunities in the insurance segment.

Accordingly, the Bank intends to expand its market share in the insurance and pension markets. In order to achieve this goal, the Bank is undergoing a corporate reorganization of its insurance business to increase its stakes in insurance and pension companies and to guarantee exclusive relationships. Moreover, among other initiatives, the Bank has increased sales through remote channels, brokerage companies and partnerships and launched products targeted to specific niches, as well as automated contracting.

Increase the Bank’s market share in the credit and debit card sectors

The Brazilian consumer’s behavior in respect of payment method has changed such that the use of credit and debit cards as a form of payment has become integrated into their routine activities. The growth of the Brazilian economy and credit operations should also likely contribute to continued expansion of the card segment.

The Bank intends to expand its overall revenue from cards, whether by achieving operational gains in logistics and technology, such as the implementation of cards with chips, through encouraging the use of credit and debit cards as a payment method, by expanding its cardholder base, given the growth potential of the market, particularly in classes C and D. To attain its goals with respect to credit cards, the Bank has recently offered to acquire an additional 5.11% stake in Cielo (formerly, Visanet), increasing its total stake to 28.65%.

In this regard, Banco do Brasil has also entered into a memorandum of understanding with Banco Bradesco to launch a new Brazilian credit card brand, Elo, and to integrate part of their card operations to gain synergies, as well as to structure a new private label business and other similar businesses, such as offering credit cards to non-account holders.

Improve cost controls

One of the main focuses of operations of the Bank is to efficiently manage costs in order to be able to better leverage results. The balance between generating revenues and managing costs is an ongoing area of attention for the Bank and, as evidenced by a continuous improvement in the Bank’s cost/income ratio, from 51.4% as of December 31, 2007 to 44.0% as of December 31, 2009.

The Bank intends to continue to reconcile and automate processes and to increase information technology efficiencies over the coming years, in particular to better benefit from recent mergers.

The Bank’s goal in establishing operating partnerships that use and share service channels and in forming partnerships with new retail opportunities is to obtain gains from scale and to sell products and services with lower impacts on internal operations.

Improve customer service and strengthen relationships with clients

After expanding its customer base of more than 53 million clients as of March 31, 2010, both organically and through acquisitions, the Bank intends to increase its profit margins by taking advantage of significant potential opportunities that this large customer base presents.

To this end, the Bank has redirected its focus to “customer orientation and customer relationships.” Accordingly, the Bank has reviewed its classification and segmentation models and invested in the improvement of the quality of service with the goal of increasing customer satisfaction levels and solidifying business opportunities through more assertive customer-relationship operations.

The Bank launched a customer service program in the first quarter of 2010, which included an increase in front office staff at the Bank’s branches, staff training on all levels, business facilitation tools, branch revitalizations, increases in the number of ATMs and replacement of obsolete ATMs.

Strengthen the Bank’s presence in foreign markets

The Bank intends to expand and strengthen its presence abroad, which currently involves operations in 23 countries, including the United States, Japan, Portugal, England and China. The Bank’s strategy is based on: (i) Brazilians living abroad; (ii) the internationalization of Brazilian companies; and (iii) the expansion of trade relations between Brazil and other countries.

The Bank’s goals by region are:

•	USA: new strategic position in the wholesale and retail markets, mainly focused on Brazilians living there;

•	Latin America: new strategic position in the wholesale (foreign trade finance) and retail markets;

•	Asia, Australia and the Pacific Islands: capital markets and market research;

•	Europe: corporate reorganization and operating strategy review, niche retail and wholesale focused on financing foreign trade activities; and

•	Africa and the Middle East: trading and market research aimed at expanding foreign business.

On April 13, 2010, the Bank received authorization from the United States Federal Reserve to operate as a financial holding company. This qualification will permit the Bank to engage in banking activities in the U.S. territories under the same conditions as U.S. banks, which the Bank believes will allow it to expand in the United States beyond its current customer base, in accordance with applicable laws.

In addition, with respect to Latin America, Banco do Brasil acquired control of Banco Patagonia, the sixth largest bank in Argentina in terms of assets, in April 2010. The acquisition of Banco Patagonia has four main goals: (i) to expand businesses with Brazilian and Argentine companies that operate in Argentina; (ii) to diversify the products and services Banco Patagonia offers; (iii) to expand Banco Patagonia’s small credit portfolio, particularly for transactions in the wholesale market; and (iv) to augment operations throughout value chains in Argentine business, by increasing services to micro- and small-enterprise segments, employees and suppliers. For further information on recent events, see “Business—Recent Relevant Acquisitions and Partnerships.”

Corporate Structure of the Bank

The following chart is a simplified overview of the direct and indirect ownership of Banco do Brasil as of March 31, 2010:

Relationship with the Government

Since it was founded in 1808, the Bank has been controlled by the Federal Government. As of December 31, 2009, the National Treasury owned 65.3% of its aggregate stock capital (see “Principal Shareholders”). In 1990, the Federal Government instituted a policy of reducing its participation in the economy and began privatizing certain state enterprises. However, the privatization program specifically excluded important financial institutions, including the Bank, in order to use these institutions to stimulate economic development, particularly in the manufacturing, agricultural and housing sectors.

Decree No. 200, dated February 25, 1967, requires that the Federal Government hold a majority of the voting shares of the Bank. The table below sets out the Bank’s outstanding capital stock as of March 31, 2010 and December 31, 2009. The Federal Government holds equity interests in the Bank, directly or indirectly, through the National Treasury and government-controlled funds. In addition, BNDESPAR, a wholly owned subsidiary of BNDES, a wholly government-controlled company, holds 2.4% of the Bank’s capital stock, and PREVI holds 10.4% of the Bank’s capital stock. Minority shareholders hold the remaining 21.9%.

	As of March 31, 2010	As of December 31, 2009

	(%)	(%)
BB Shareholders
Federal Government	65.3	65.3
National Treasury	51.9	53.7
FGE	8.9	8.9
FGP	2.3	2.3
FI FGCN	1.8	—
FGI	0.3	0.3
FI FGHB	0.1	0.1
PREVI	10.4	10.4
BNDESPAR	2.4	2.4
Free Float	21.9	21.9
Consumers	5.3	5.4
Institutional investors	4.8	4.7
Foreign investors	11.7	11.8

Brief History

Banco do Brasil was the first bank to operate in Brazil and was also the first entity to make a public stock offering in the Brazilian capital markets. With more than 200 years of operating history, the Bank has played an active role in Brazil’s development. The Banco do Brasil brand conveys trust, credibility and dependability. In 2009, the brand was valued at US$6.6 billion, and ranked the 117th most valuable brand in the world by Brand Finance, an independent brand valuation firm.

Since becoming a full-service bank in 2001, the Bank has consistently improved its performance. As a full-service bank with a sustainable business model, Banco do Brasil remains competitive and profitable in the financial markets and has continued to act as an agent for economic and social development.

In 2006, on the centennial of the Bank’s listing on the Brazilian stock exchange, the Bank joined Novo Mercado, the BM&FBOVESPA listing segment that requires the highest Brazilian corporate governance standards. The Novo Mercado Regulation requires entities to maintain a free float of 25%. Currently, Banco do Brasil’s free float is 21.9%.

The Bank announced in April 2007 that it was considering acquiring BESC, a bank owned by the State of Santa Catarina. This event marked the beginning of a period of growth for the Bank.

The global financial crisis in 2008 triggered a liquidity crisis in Brazil. Investors were in search of a safe harbor for their capital, and Banco do Brasil benefited from its sound financial position. The Bank’s deposit portfolio grew 24.6% from December 2008 to December 2009. In 2008, Banco do Brasil was also authorized under Provisional Measure No. 443/08 (signed into Law No. 11,908 on March 3, 2009) to acquire other financial institutions, and Banco do Brasil followed by announcing its acquisition of BESC, BESCRI and BEP, and a controlling interest in Banco Nossa Caixa, all state-owned banks in Brazil.

In 2009, the Bank completed two significant strategic transactions. First, Banco do Brasil completed a tender offer for the common shares of Banco Nossa Caixa held by minority shareholders, followed by the completion of the acquisition. Second, it acquired a 50.0% stake in Banco Votorantim (49.99% of the voting capital and 50.01% of the non-voting capital). Banco do Brasil expects to achieve synergies of costs and revenues through these recent transactions, strengthening, for example, its position in the strategic market of the State of São Paulo through the Banco Nossa Caixa acquisition and in the vehicle financing segment through Banco Votorantim. Further, the acquisition of Banco Nossa Caixa provides access to a broad base of deposits, and the partnership with Banco Votorantim gives access to a large network of non-financial agents for the sale of products and services.

Also in 2009, despite uncertainties generated by the global financial crisis, Banco do Brasil reclaimed its leading position in the Brazilian financial sector in terms of total assets, with a balance of R$709 billion at year-end 2009. As of December 31, 2009, Banco do Brasil was the largest bank in Brazil and Latin America in terms of assets, according to the consulting firm Economática. One factor that has contributed to the Bank’s positive performance was the growth of its credit portfolio, with a year-end balance of R$300.8 billion in 2009, up 33.8% from 2008. The growth was driven by organic growth in addition to the acquisitions of Banco Nossa Caixa and 50% of Banco Votorantim.

Further, the Bank underwent a corporate restructuring in October 2009, forming two wholly-owned subsidiaries, BB Seguros and BB Aliança, which continued the restructuring of the insurance division that began in August 2008 with the acquisition of Aliança do Brasil shares held by Aliança da Bahia. Banco do Brasil also announced a series of business goals and plans related to the restructuring, with the objective of increasing the share of the insurance, private pension and financing segments in the Bank’s results of operations.

On November 10, 2009, the Bank issued Level I ADRs, to be traded on the OTC market. The Bank of New York Mellon has been appointed as depositary for the Level I ADRs. The Bank had already obtained approval from the Central Bank and CVM for the issue, and began issuing Level I ADRs on December 2, 2009. Each Level I ADR represents one common share of the Bank. As of December 31, 2009, 110,700 ADRs had been issued under the Bank’s Level I ADR program.

On April 13, 2010, Banco do Brasil received financial holding company status from the Board of Governors of the Federal Reserve System, or the FED. This status was granted after strict analysis of important factors set forth in U.S. banking legislation, including the Bank’s level of capitalization, management quality and the level of banking supervision exercised by the Central Bank of Brazil on a comprehensive and consolidated basis. The FED authorization allows Banco do Brasil, in its own discretion, directly or through its subsidiaries, to engage in banking activities in the U.S., in conformity with applicable legislation.

Also in April 2010, the Bank announced its intention to increase its activities in the debit and credit cards markets. See “Business—Recent Relevant Acquisitions and Partnerships—Increase of Shares in Visanet” for further information.

Recent Relevant Acquisitions and Partnerships

As a general matter, government-owned financial institutions, such as the Bank, are subject to a higher degree of regulation when compared to private banks in relation to implementing growth strategies. In light of recent changes in the global economy, the Central Bank and Brazilian legislative authorities have enacted regulations that allowed Banco do Brasil to increase its share in the Brazilian banking system. On October 21, 2008, a provisional measure was enacted (later converted into Law No. 11,908, on March 3, 2009) that authorized the Bank to directly or indirectly acquire controlling and non-controlling interests in private and public financial institutions in Brazil, including insurance companies, social welfare institutions and capitalization companies. Since then, the Bank has made the following acquisitions with the aim of consolidating its leadership position among Brazilian banks.

Acquisition of Nossa Caixa

Nossa Caixa is a multiple service bank offering a wide range of financial products and services. Its products and services include credit operations (involving consumers and corporations, and including real estate financing and rural lending), credit cards, insurance and private pension plans, international transactions (including foreign exchange operations and foreign trade financing), asset management and treasury transactions. Nossa Caixa is also a financial agent of the State of São Paulo and handles payments on behalf of the State, including those resulting from judicial decisions, service of public debt and wire transfers processed by State agencies and institutions.

On December 19, 2008, the Bank entered into a share purchase agreement with the State of São Paulo to acquire a controlling interest in Nossa Caixa (76,262,912 common shares, representing 71.25% of its total and voting share capital) at the price of R$70.63 per share, totaling R$5.4 billion. The transaction was authorized by State law No. 13,286 of December 18, 2008 and approved by the extraordinary general shareholders’ meeting of the Bank held on December 23, 2008. On March 10, 2009, the Central Bank authorized the transfer of control of Nossa Caixa from the State of São Paulo to the Bank. The Bank commenced a tender offer for the acquisition of the remaining shares of Nossa Caixa on the same terms as its purchase of the controlling interest. On September 4, 2009, the Bank carried out a tender offer for the acquisition of shares from the minority shareholders of Nossa Caixa, pursuant to which the Bank acquired 99.32% of Nossa Caixa’s share capital. At a General Shareholders’ Meeting held on November 30, 2009, a resolution was passed which authorized the merger of Nossa Caixa into the Bank and the exchange of the outstanding shares of Nossa Caixa for new shares of the Bank.

On April 1, 2010, BACEN approved the merger of Banco Nossa Caixa. As of April 9, 2010, the shares issued by Banco Nossa Caixa have been converted into shares issued by Banco do Brasil with an exchange ratio of one common share issued by Banco Nossa Caixa for 2.28873181 common shares issued by Banco do Brasil. When Banco Nossa Caixa’s registration with CVM was cancelled, Banco Nossa Caixa was also delisted from BM&FBOVESPA.

The transaction allowed Banco do Brasil to: (i) strengthen its presence in the State of São Paulo, where Banco do Brasil became the owner of the largest number of branches; (ii) expand its customer base and credit operations in the State of São Paulo; (iii) become the financial agent of the State of São Paulo; (iv) expand lower-cost deposit portfolios; and (v) increase its revenue through the addition of Banco Nossa Caixa’s customer base.

Acquisition of interest in Banco Votorantim

Banco Votorantim is a privately held Brazilian multi-service bank controlled by Votorantim Finanças, a member of the Votorantim Group, one of the largest privately held industrial conglomerates in Latin America. Banco Votorantim provides a wide range of financial services and focuses on treasury, corporate investment banking activities and, in recent years, it has also diversified its operations to include lending to the Brazilian middle market segment, consumer finance and fund management services. With respect to corporate and investment banking, it offers tailor-made products and advisory services, such as structuring and advising on mergers and acquisition transactions, project finance transactions, local and international underwriting and other structured financial transactions. In addition to its offices and branches, Banco Votorantim has affiliate offices throughout Brazil to support its consumer finance business. Through its subsidiaries BV Financeira and BV Leasing, Banco Votorantim provides financing for the purchase and leasing of vehicles. It also carries out fund management activities through its subsidiary, Votorantim Asset Management D.T.V.M. Ltda., and brokerage activities through its subsidiary Votorantim Corretora.

On January 9, 2009, the Bank entered into a share purchase agreement with Banco Votorantim and Votorantim Finanças for (i) the purchase of 33,356,791,198 existing common shares of Banco Votorantim, for the amount of R$3.0 billion; and (ii) the subscription of 7,412,620,277 new non-voting preferred shares to be issued by Banco Votorantim, in the amount of R$1.2 billion, at a subscription price of R$0.16188607471 per preferred share, totaling a R$4.2 billion investment. As a result of this investment, the Bank will share in the management of Banco Votorantim with Votorantim Finanças by holding 50.00% of its total share capital (consisting of 49.99% of voting share capital and 50.01% of non-voting share capital). The acquisition by the Bank of an interest in Banco Votorantim was completed on September 28, 2009.

The partnership allowed the Bank to: (i) increase its capacity to originate assets in the consumer financing industry, in particular vehicle financing; (ii) access well-developed alternative distribution channels for vehicle dealers, partner and BV Financeira stores; (iii) operate based upon an existing and successful model for the promotion of sales in the domestic vehicle financing market; and (iv) strengthen the Bank’s operations in capital markets (Votorantim Corretora) and corporate segments, among others.

Merger with BESC and BESCRI

The BESC group is one of the 40 largest financial groups in Brazil and is divided into two institutions: (i) Santa Catarina State Bank (Banco do Estado de Santa Catarina S.A.), or BESC, a retail multiple service bank; and (ii) Besc S.A. Real Estate Credit (Besc S.A. Crédito Imobiliário), or BESCRI, a real estate credit company. Both institutions have a strong presence in the domestic market, operating primarily in the State of Santa Catarina where BESC has an extensive network of branches, a significant market share in the payroll deduction market and a strong brand.

On September 30, 2008, the Bank’s and BESC’s respective extraordinary general shareholders’ meetings approved the merger of BESC and BESCRI, and on January 29, 2009, the Central Bank authorized the merger of BESC and BESCRI into the Bank.

The merger allowed Banco do Brasil to: (i) strengthen its presence in the State of Santa Catarina and the southern region of Brazil, consolidating its leading position and providing growth opportunities from this economic expansion; (ii) operate as the financial agent of the State Government of Santa Catarina; (iii) increase Banco do Brasil’s financial operations and achieve new efficiencies of scale; and (iv) offer former BESC clients the Bank’s broader portfolio of products, services and distribution networks.

Merger with Bescleasing and Bescredi

On April 13, 2010, the Bank’s extraordinary general shareholder meeting approved the merger of BESC S.A. Leasing (Besc S.A. Arrendamento Mercantil), or Bescleasing and BESC Financeira S.A.,—Credit, Financing and Investments (BESC Financeira S.A.—Crédito, Financiamento e Investimentos), or Bescredi into Banco do Brasil. BESC, the former controlling shareholder of Bescleasing and Bescredi, merged into Banco do Brasil on September 30, 2008, and as a result the Bank became the successor company in connection with any and all rights and obligations of BESC. The leasing activities performed by Bescleasing have been discontinued since 2005 and there are no active transactions. Loan and financing activities performed by Bescredi have been discontinued since April 2009.

Bescleasing and Bescredi portfolios are small compared to Banco do Brasil’s portfolio and can be managed by the current administrative structure of Banco do Brasil without any significant additional costs. Furthermore, Banco do Brasil has more experience with the types of credit facilities in its portfolios, making it unprofitable to keep the companies managing their portfolios, excluding any potential benefit the companies may provide from transfers of technology or knowledge.

Acquisition of Aliança do Brasil by BB Investimentos

Aliança do Brasil is an insurance company which was founded in 1997, with its headquarters in the City of São Paulo and that operates throughout Brazil. Aliança do Brasil’s products portfolio consists of over 40 types of insurance, including personal and asset insurance for individuals and corporate insurance across various sectors, including agribusiness. Its client portfolio consists of approximately nine million clients.

Following receipt of the relevant authorization from SUSEP, on August 5, 2008, the Bank, through BB Investimentos, completed the acquisition from Companhia de Participações Aliança da Bahia of the remaining 30% of the share capital and 60% of the voting capital of Aliança do Brasil, held by Aliança da Bahia, for a total aggregate amount of R$670.0 million. This acquisition is expected to increase the Bank’s share in the life, property and casualty segments of the insurance market.

Merger with BEP

On November 28, 2008, the Bank’s and BEP’s shareholders approved the merger of the Piauí State Bank (Banco do Estado do Piauí S.A.), or BEP with the Bank for a total amount of R$81.7 million, to be financed through the issuance of 2,930,649 common shares of the Bank in exchange for common shares in BEP, at an exchange ratio of 1 common share of the Bank for 4.60241693 common shares in BEP. The acquisition was approved by the Central Bank on October 29, 2009.

For Banco do Brasil, the merger: (i) consolidates the Bank’s strong relationship with the public sector in its role as financial agent of the State of Piauí; (ii) preserves and expands the government’s public development policies; (iii) ensures that public duties exercised by BEP will be assumed by Banco do Brasil; (iv) strengthens the Bank’s presence in the State of Piauí; (v) allows new growth opportunities for expansion of its customer base and increased profitability based on the Bank’s existing business model and product portfolio; and (vi) improves the Bank’s efficiencies of scale.

Sale of shares in Visanet

On June 30, 2009, the Bank announced the sale of some of its shares, held through BB Investimentos, in Visanet, now known as Cielo, a company that manages the relationship between banks and merchants for the use of credit cards carrying the “Visa” brand, in Visanet’s initial public offering of its shares on BM&FBOVESPA. The Bank sold 96,217,259 shares representing 7.05% of the capital stock of Visanet, resulting in revenue before taxes and expenses in the amount of R$1,415 million.

On July 8, 2009 the Bank, as part of the exercise of the overallotment option by the underwriters of Visanet’s initial public offering, sold an additional 14,330,229 shares in Visanet, resulting in revenue before taxes and expenses of approximately R$200 million. Following the sale of these shares, the Bank, through BB Investimentos, held 321,117,734 shares representing 23.5% of the capital stock of Visanet.

Increase of Shares in Visanet

On April 23, 2010, Banco do Brasil announced that together with BB Investimentos, it would purchase: (i) shares of the Brazilian Company for Solutions and Services (Ca. Brasileira de Soluções e Serviços), or CBSS, corresponding to 4.655% of the capital stock of CBSS; and (ii) shares of Cielo, corresponding to 5.1% of the capital stock of Cielo, both held by the Santander Group.

Upon completion of the transaction, BB Investimentos will pay to the Santander Group R$1,100 million, of which R$60.8 million relates to the CBSS shares and R$1,039.2 million relates to the Cielo shares. Once completed, the equity interest of BB Investimentos in Cielo’s capital stock will increase from 23.54% to 28.65%, and in CBSS’s capital stock will increase from 40.35% to 45.0%. The transaction remains subject to the satisfactory negotiation of the final documentation and compliance with applicable legal and regulatory rules.

The increase of Visanet holdings (now Cielo) will allow the Bank to increase its equity interest in the capital stock of companies operating in the credit card market.

Acquisition of interest in Banco Patagonia

Banco do Brasil announced that it agreed with the controlling shareholders of Banco Patagonia on April 21, 2010, to purchase 51% of Banco Patagonia’s voting capital from the controlling shareholders.

The purchase price for the controlling shares (366,825,016 Class B common shares) is US$479.7 million, or US$1.3076 per share. This transaction is conditioned upon the approval of (a) the Central Bank of Argentina; (b) the Argentinean Competition Defense agency (Defensa de la Competencia); (c) the BACEN; (d) the shareholders of Banco do Brasil attending the annual meeting, in conformity with Article 256, of the Brazilian Corporations Law, to be held within 60 days prior to closing of the transaction; and (E) the Comisión Nacional de Valores (CNV) to conduct the public tender offer for the shares.

The acquisition of Banco Patagonia has four main objectives: (i) to expand the Bank’s operations in Argentina; (ii) to diversify the products and services Banco Patagonia offers; (iii) to expand Banco Patagonia’s credit portfolio, particularly for transactions in the wholesale market; and (iv) to increase operations throughout supply chains in Argentina, by increasing services to micro- and small-enterprise segments, employees and suppliers.

Corporate Reorganization of Certain of the Bank’s Subsidiaries Operating in the Insurance Sector

In October 2009, the Bank announced the corporate reorganization of certain of its subsidiaries operating in the insurance sector. The Bank established two wholly-owned non-financial subsidiaries, BB Seguros and BB Aliança and divested part of its interest in BB Investimentos, the insurance assets of which were transferred to BB Seguros and BB Aliança as of September 30, 2009. As a result of this reorganization, BB Seguros holds (i) 49.99% of the total share capital of Brasilprev Seguros, (ii) 70% of the total share capital of Brasilveículos, (iii) 49.99% of the total share capital of Brasilcap, and (iv) 49.92% of the total share capital of Brasilsaúde. BB Aliança holds 100% of the total share capital of Aliança do Brasil.

On April 30, 2010, the Bank announced that BB Seguros Participações S.A., or BB Seguros, the Bank’s wholly-owned subsidiary, and PFG do Brasil Ltda., member of the Principal Financial Group, or Principal, renewed their strategic partnership. BB Seguros and Principal agreed that BB Seguros (through the Bank’s distribution channels) would (i) market private pension products exclusively through Brasilprev until October 2032 and (ii) increase its holding in Brasilprev’s total share capital from 49.99% to 74.995%. As a result, Principal will hold 25.005% of the total share capital of Brasilprev.

The transactions above are subject to approval by the applicable regulatory authorities, pursuant to applicable law.

On January 6, 2010, BB Seguros entered into a Memorandum of Understanding with Grupo Icatu for the purposes of establishing a strategic partnership for the development and marketing of a capitalization plan in Brazil.

On May 5, 2010, the Bank announced that BB Seguros, Banco do Brasil’s wholly-owned subsidiary, and the insurance company MAPFRE entered into a partnership agreement in the life, casualty and vehicle insurance segments for a period of 20 years. BB Seguros will invest up to R$295 million to develop this partnership.

On May 5, 2010, Banco do Brasil, in order to continue with the corporate reorganization process in the insurance, private pension and financing area, acting through BB Seguros, a wholly-owned subsidiary of Banco do Brasil, entered into a purchase and sale agreement with Sul América Companhia Nacional de Seguros, or Sul América, to acquire all of Sul América’s shares in Brasilveículos Companhia de Seguros, or Brasilveículos, totaling 60.0% of Brasilveículos capital stock. The price of this transaction amounts to R$340 million. The increase in the Bank’s Brasilveículos holdings expands the Bank’s market share in the insurance sector. Additionally, IRB-Brasil Re’s business will further expand the Bank’s insurance operations, in line with the reorganization of the insurance segment in the Bank.

Distribution Network

As of March 31, 2010, the Bank had the largest proprietary network of banking service facilities in Brazil, totaling more than 18,030 points of service in 3,546 Brazilian municipalities.

18,030 Points of Service in 3,546 Cities

(1)	percentage of branches per region

The Bank’s distribution network is divided into five types of points of service, in addition to the branches:

•	PAA—Advanced Service Point, which corresponds to a point of service targeted at municipalities without banking services. It has reduced staff and automated services;

•	PAB—Banking Service Point, which is located inside companies or governmental agencies. It has one employee and automated services;

•	PAE—Automatic Service Point, which is a service structure that is exclusively automated;

•	SAA—Self-service Room, which is an exclusive automated service structure installed in the main area of the branches; and

•	PAP—Collection and Payment Point, which is mainly located in governmental agencies, such as city halls and has employees and self-service terminals.

	As of March 31, 2010	As of December 31,
		2009	2008	2007
Branches	4,960	4,897	4,342	4,008
PAA	178	178	187	186
PAB	1,677	1,697	1,389	1,247
PAE	6,566	6,529	6,055	5,948
SAA	4,647	4,626	3,987	3,906
PAP	2	2	4	2

Total	18,030	17,929	15,964	15,297

The Bank carries out its banking activities through the following segments: retail, wholesale, and government, and separates its clients base according to profile and relationship in order to develop strategies and distribution networks that are adequate for each segment.

The retail distribution network, responsible for relationships with individual clients and small and micro-sized companies, had 4,781 branches in 2009, of which 44% were located in the southeastern region of Brazil. The Bank has opened 61 new retail points of service in the first quarter of 2010. Moreover, the Bank offers services through the Banco do Brasil Customer Service Center (CABB) as well as services such as withdrawal and payment of vouchers via a network of bank correspondents, which totaled 8,888 points of service as of December 31, 2009 and 9,074 points of service as of March 31, 2010.

As for the wholesale market, the service network consists of branches classified based on annual revenues and operating sector. This network totaled 82 branches at the end of 2009 and increased to 83 as of March 31, 2010 with the inauguration of a branch in the southern region of Brazil. The largest portion of the network is located in the southeast (56%) and south (28%), regions with the greater concentration of large companies.

The government market, consisting of direct administration agencies, instrumentalities, foundations and public companies, has branches focused on the relationship with each level of government in order to provide adequate solutions for each of the segments. This network consisted of 29 branches as of December 31, 2009 and 30 branches as of March 31, 2010, after the opening of a new branch in southern Brazil.

International Distribution Network

The Bank is present in 23 countries, through its own network, which had 43 points of service abroad as of March 31, 2010 (15 branches, 10 sub-branches, 12 representatives offices, 5 subsidiaries, 1 shared services unit and 1 business unit), which are responsible for its business throughout the world. The Bank can also count on partnerships and correspondent banks at places where it does not have a proprietary unit. This network is made up of 1,356 correspondent banking service providers in 144 countries as of March 31, 2010. In addition, in April 2010, the acquisition of Banco Patagonia has added 145 points of service in Argentina to the Bank’s distribution network. See “Business—Recent Relevant Acquisitions and Partnerships—Acquisition of Interest in Banco Patagonia.”

In 2009, the Bank’s first international administrative services unit, incorporated in Florida—USA, started operating. The unit is expected to centralize back office services of all U.S. units, reducing costs and improving results. Also in 2009, the Bank’s subsidiary, BB Money Transfers, began operating in New York, USA. The Bank has also filed license requests to open other units in the U.S., and is awaiting the relevant authorities’ approval. In Uruguay, the relevant regulatory authority has authorized the Bank to open a representative office, which started operating in December 2009.

Alternative Channels

The Bank’s automated network represents an efficient alternative and offers clients a broad range of services at low cost. As of December 31, 2009, Banco do Brasil had 45,442 automated teller machines (ATM), of which 3,685 came from Banco Nossa Caixa.

	As of March 31, 2010	As of December 31,
		2009	2008	2007
ATMs	45,817	45,442	39,714	39,279

Sources: Bank’s operating systems.

A substantial portion of the banking operations performed by Banco do Brasil are done through ATMs. As of December 31, 2009, 95.8% of withdrawals, 80.0% of checks delivered, 74.8% of deposits and 68.4% of utility payments were made at ATMs.

In addition to the branches’ cashiers and ATMs, Banco do Brasil offers a variety of other options for accessing banking services, such as: Internet, Internet banking for companies, credit and debit card machines for commercial establishments, telephone, fax and mobile banking. As of December 31, 2009 automated channels accounted for 92.0% of total operations.

Banco do Brasil promotes the use of alternative channels for clients’ convenience. For example, in the second half of 2009, the Bank launched a solution called DDA—Débito Direto Autorizado (Authorized Direct Debit) for the use of automatic debit payments, which by the end of March 2010 reported 1.2 million electronic drawees, representing 38.9% of electronic drawees in the Brazilian financial market, according to Câmara Interbancária de Pagamentos—CIP.

The Bank’s Activities

Banco do Brasil operates in all financial market segments and offers its clients both financial and non-financial solutions. According to CVM Resolution No. 582/2009, Banco do Brasil’s operations are classified into the following segments:

•	Banking Services;

•	Investments;

•	Asset Management;

•	Insurance;

•	Pension and Financing;

•	Payment Services; and

•	Other Businesses.

Information by segment has been prepared in compliance with Brazilian accounting practices and compiled from the reports used by the Bank’s management for assessing segment performance, deciding allocation of funds for investments and other purposes and considering regulatory framework and similarities between products and services (pursuant to CVM Resolution No. 582/2009). Management uses financial and non-financial information, including financial data measured by different bases, as well as financial statements prepared in accordance with Brazilian Corporations Law.

In addition to these specific segments, Banco do Brasil is also engaged in other economic activities, such as consortia and operational support.

Intersegment transactions are conducted under normal market conditions, substantially in accordance with the terms and conditions for comparable transactions, including interest rates and guarantees. Such transactions do not involve unusual collection risks.

The tables below set out each segment’s revenue and its share in the Bank’s net revenue, and each segment’s income or loss and its share in the Bank’s net income.

	Three-month period ended March 31, 2010		Year ended December 31,
			2009		2008		2007
	R$ million	Relative Participation %	R$ million	Relative Participation %	R$ million	Relative Participation %	R$ million	Relative Participation %
Total revenue(1)	26,285	100.0	98,769	100.0	83,554	100.0	56,218	100.0

Bank services	24,838	94.5	91,237	92.4	78,374	93.8	54,571	97.1

Investments	420	1.6	3,401	3.4	1,695	2.0	1,002	1.8
Asset management	220	0.8	868	0.9	845	1.0	749	1.3
Pension(2)	890	3.4	3,281	3.3	2,391	2.9	—	—
Payment services(2)	343	1.3	1,379	1.4	1,434	1.7	—	—
Other businesses(2)	264	1.0	734	0.7	614	0.7	—	—
Intersegment transactions	(690)	(2.6)	(2,131)	(2.2)	(1,799)	(2.2)	(104)	(0.2)

Total operating expenses(1)(3)	(13,082)	100.0	(47,887)	100.0	(46,079)	100.0	(27,089)	100.0

Bank services	(12,440)	95.1	(45,587)	95.2	(44,217)	96.0	(27,013)	99.7

Investments	(88)	0.7	(392)	0.8	(274)	0.6	(71)	0.3
Asset management	(27)	0.2	(117)	0.2	(114)	0.2	(99)	0.4
Pension(2)	(385)	2.9	(1,256)	2.6	(955)	2.1	—	—
Payment services(2)	(116)	0.9	(515)	1.1	(512)	1.1	—	—
Other businesses(2)	(148)	1.1	(355)	0.7	(294)	0.6	—	—
Intersegment transactions	122	(0.9)	335	(0.6)	287	(0.6)	94	(0.4)

Sources: Bank’s consolidated financial information.

	Three-month period ended March 31, 2010		Year ended December 31,
			2009		2008		2007
	R$ million	Relative Participation %	R$ million	Relative Participation %	R$ million	Relative Participation %	R$ million	Relative Participation %
Total net revenue(4)	13,203	100.0	50,882	100.0	37,475	100.0	29,128	100.0

Bank services	12,398	93.9	45,651	89.7	34,157	91.1	27,557	94.6

Investments	332	2.5	3,010	5.9	1,421	3.8	931	3.2
Asset management	193	1.5	751	1.5	731	2.0	651	2.2
Pension(2)	505	3.8	2,025	4.0	1,436	3.8	—	—
Payment services(2)	227	1.7	864	1.7	922	2.5	—	—
Other businesses(2)	116	0.9	378	0.7	320	0.8	—	—
Intersegment transactions	(568)	(4.3)	(1,797)	(3.5)	(1,512)	(4.0)	(11)	(0.0)

Total net income	2,351	100.0	10,148	100.0	8,803	100.0	5,058	100.0

Bank services	2,048	87.1	7,610	75.0	7,092	80.6	3,846	76.0

Investments	254	10.8	2,121	20.9	1,295	14.7	815	16.1
Asset management	104	4.4	417	4.1	415	4.7	397	7.8
Pension(2)	200	8.5	789	7.8	576	6.5	—	—
Payment services(2)	115	4.9	448	4.4	476	5.4	—	—
Other businesses(2)	17	0.8	50	0.5	73	0.9	—	—
Intersegment transactions	(387)	(16.5)	(1,287)	(12.7)	(1,124)	(12.8)	0	—

(1)	Under CVM Resolution No. 582/09, which approved the Technical Pronouncement CPC 22, in effect as from the first quarter of 2010 in note 4, ITR 1Q10.
(2)	Up until 2007, total revenue from pension, payment services and other businesses were reported on the Bank’s balance sheet under “Equity in Subsidiaries,” recorded under Bank services.

(3)

Operating expenses equals market funding expenses plus expenses related to loans, assignment, onlendings and commercial leasing operations plus restatement and interest on technical provisions plus other expenses.

(4)	Total revenue minus total operating expenses.

Description of Products and Services

The characteristics of Banco do Brasil’s main products and services of are described below.

Banking Services

The banking segment accounts for a significant portion of the Bank’s results of operations, primarily in Brazil, and encompasses a broad range of products and services, including deposits, credit operations and services which clients can access through diverse channels of distribution located in Brazil and abroad.

The banking segment includes operations within the retail and wholesale markets and with the government through a specialized network and dedicated staff. The banking segment also engages in operations with micro entrepreneurs and through correspondent banks.

The chart below shows considerable growth in Banco do Brasil’s credit portfolio in recent years. Corporate credit increased by 28.2% in 2009 from 2008. Consumer credit increased 88.1% in 2009 from 2008, relative to the total portfolio. The Bank’s agribusiness portfolio has grown 5.5% since 2008. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Lending.”

	As of March 31, 2010	As of December 31,						Var. %
		2009	%	2008	%	2007	%	2008/2009	2007/2008
	(in millions of R$, except percentage rates)
Domestic	288,044	283,560	94.3	209,693	93.3	149,366	92.9	35.2	40.4
Corporate	127,104	124,603	41.4	97,199	43.2	68,028	42.3	28.2	42.9
Consumer	95,092	91,791	30.5	48,811	21.7	31,998	19.9	88.1	52.5
Agribusiness	65,848	67,167	22.3	63,683	28.3	49,340	30.7	5.5	29.1

Abroad	17,507	17,268	5.7	15,115	6.7	11,373	7.1	14.2	32.9

Total Portfolio	305,551	300,829	100.0	224,808	100.0	160,739	100.0	33.8	39.9

Corporate Credit

In the corporate credit segment, Banco do Brasil’s portfolio totaled R$127,104 million as of March 31, 2010, increasing 2.0% from December 31, 2009. The corporate credit portfolio accounted for 41.6% of the Bank’s total loan portfolio as of March 31, 2010 and includes the amounts derived from the acquisition of Banco Nossa Caixa and the 50% partnership with Banco Votorantim. The amounts relating to Banco Nossa Caixa and Banco Votorantim are disclosed separately in the table below.

	As of March 31, 2010	As of December 31,			Var.%
		2009	2008	2007	2009/2008	2008/2007
	(in millions of R$, except percentages)
Banco do Brasil	116,234	112,603	97,035	68,028	16.0	42.6
Working capital	62,502	59,294	45,199	26,537	31.2	70.3
Credit facilities	23,834	22,704	19,183	13,426	18.4	42.9
Trade accounts receivable	12,045	12,239	11,887	10,739	3.0	10.7
Secured account	2,647	2,877	2,548	1,680	12.9	51.7
ACC/ACE	7,971	7,923	11,101	7,561	(28.6)	46.8
BNDES EXIM	3,934	4,464	4,417	3,299	1.1	33.9
Other	3,301	3,102	2,700	4,786	14.9	(43.6)

BESC	—	—	164	—	—	—
Banco Nossa Caixa	2,842	3,904	—	—	—	—

Banco Votorantim	8,028	8,096	—	—	—	—

Working capital	2,501	2,654	—	—	—	—
BNDES/FINAME	2,415	2,459	—	—	—	—
Export credit certificate	1,426	1,350	—	—	—	—
Co-secured loans	585	618	—	—	—	—
Other	1,101	1,015	—	—	—	—

Total	127,104	124,603	97,199	68,028	28.2	42.9

Banco do Brasil’s portfolio also grew organically, independent of acquired portfolios, with working capital credit facilities totaling R$62,502 million as of March 31, 2010, a 5.4% growth from December 31, 2009, and accounting for 49.2% of the total portfolio. The trade accounts receivable portfolio showed relatively slower growth in 2009, increasing 3.0% from 2008. Banco do Brasil’s credit facilities presented solid organic growth in 2009, increasing 18.4% from 2008. Furthermore, Banco do Brasil was the leading financial institution in 2009 in overall onlendings of the BNDES/Finame system, totaling R$12,288 million from 131,363 transactions.

Loans to companies accounted for 19.8% of Banco Nossa Caixa’s total portfolio as of December 31, 2009 and the primary product continued to be working capital, which accounted for 55.1% of the portfolio. The most significant product of Banco Votorantim’s portfolio was also working capital at 32.8% of the total, followed by credit facilities from BNDES and FINAME at 30.4% of the total as of December 31, 2009.

Corporate credits are classified into three groups: (i) credit to micro and small enterprises; (ii) commercial credit; and (iii) foreign trade credit.

Corporate Credit to Micro and Small Enterprises

Banco do Brasil classifies as micro and small the enterprises from the industrial, cooperative and urban association sector with gross revenues of up to R$10 million a year for the industrial sector, and companies from the commercial and service sector with gross revenue of up to R$15 million a year.

The main products of the credit portfolio for micro and small enterprises are: (i) BB Giro Rápido; (ii) BB Giro Empresa Flex (a revolving credit facility adjustable to the entity’s cash flow, with the repayment schedule, operational limit, total term of the operation, repayment dates, interest rates and base dates to be set at the time of contracting); (iii) BB Giro Décimo Terceiro Salário; (iv) BB Capital de Giro Mix Pasep; (v) BB Giro APL—Arranjos Produtivos Locais; (vi) Check Clearance; (vii) Securities Clearance; (viii) Realizable Card Receivables; (ix) Credit Advance to Store Owner; (x) Proger Urbano Empresarial; and (xi) BNDES credit cards.

Corporate Credit to Medium and Large Enterprises

Banco do Brasil classifies medium and large enterprises by using a combination of variables in the economic sector (industrial, commercial and service) and annual gross revenue (in millions), as shown below:

•	Industrial. medium: R$10—R$90; large: R$90 or more.

•	Commercial. medium: R$15—R$150; large: R$150 or more.

•	Service. medium: R$15—R$150; large: R$150 or more.

The main products of the Bank’s credit portfolio for medium and large enterprises are: (i) Automatic BNDES; (ii) BNDES Finem; (iii) BNDES Finame; (iv) Finance Lease; (v) FINAME Lease; (vi) FCO Empresarial; (vii) Guarantee Provision; (viii) Working Capital with funds raised abroad; (ix) Direct Credit to Supplier; (x) financing for acquisition of assets and services; (xi) secured accounts; (xii) working capital; (xiii) BB Vendor; (xiv) acquisition of receivables; and (xv) advance on supply contract.

Set forth below are the market shares of Bank’s credit products for medium and large enterprises to which the Bank onlends funds from BNDES:

	As of March 31, 2010	As of December 31, 2009
BNDES Automático	leader with 38.3%	leader with 19.2%
BNDES Finem	22.6%	leader with 29.7%
Finame Leasing PJ	0.0%	0.4%
BNDES Finame	17.3%	13.9%

Set forth below are the market shares of commercial credit products according to information from the Central Bank:

	As of March 31, 2010	As of December 31, 2009
Working capital with funds raised abroad	13.3%	11.6%
Financing for acquisition of assets and services	3.4%	3.7%
Secured account	8.1%	8.9%
Working capital	20.0%	19.8%
Vendor	32.7%	33.0%

Corporate Credit for Foreign Trade

The foreign trade credit portfolio aims to provide support and financing to import and export operations. The main foreign trade credit products are: (i) ACC (advance on foreign exchange contract) and ACE (advance to exporter); (ii) indirect ACC; (iii) export working capital; (iv) BNDES-EXIM; (v) external working capital; (vi) direct loan; (vii) export financing; (viii) import financing; (ix) direct import financing; (x) international lease; (xi) overdraft; (xii) prepayment; (xiii) Export Proger; and (xiv) forfeit.

Banco do Brasil ended 2009 as a leader in the export and import exchange market, with US$47.1 billion in exports and US$34.1 billion in imports, representing market shares of 31.1% and 25.4%, respectively.

The Bank also closed 2009 as a leader in ACC/ACE operations, with a contracted amount of US$10.9 billion and a market share of 34.7%. As of March 31, 2010, the contracted amount of ACC/ACE totaled US$3.3 billion and the Bank’s market share was 35.6%.

Banco do Brasil disbursed US$55.3 million under the BNDES-EXIM program in the first quarter of 2010, resulting in a market share of 18.9%, according to the BNDES ranking. All other data on portfolio balances and market shares provided in this section are based on information from the Central Bank.

Consumer Credit

Consumer credit products can be divided into two large groups: earmarked and non-earmarked. Earmarked credit operations include: (i) vehicle financing and leasing and (ii) real estate financing. The main non-earmarked credit products include: (i) Special Check; (ii) BB Crédito Salário and BB Crédito Renovação; (iii) BB Automatic Credit, which is pre-approved credit for certain clients who have available funds for credit analysis, with differentiated interest rates and amortization terms; and (iv) BB Payroll-Deductible Loan.

Consumer loans totaled R$95,092 million (including the consumer credit portfolios of Banco Nossa Caixa and Banco Votorantim) as of March 31, 2010, a 3.6% increase from December 31, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Lending.”

The Bank’s portfolio of payroll deduction loans continued to grow in 2010, accounting for 40.5% of the consumer credit portfolio as of March 31, 2010, against 39.8% as of December 31, 2009. As of March 31, 2010, these transactions totaled R$38,550 million, accounting for 33.6% of payroll deduction loans in the Brazilian Financial System (R$114,824 million), according to BACEN data for March of 2010.

Banco do Brasil has also gained increasing market share in its vehicle financing portfolio. The portfolio totaled R$21.0 billion (including the portfolios of Nossa Caixa and Banco Votorantim) as of March 31, 2010 compared to R$18.7 billion as of December 31, 2009. According to Central Bank data, the Bank holds a 12.9% market share in consolidated vehicle financing.

The Bank’s portfolio balance of real estate financing accounted for R$1,029 million as of March 31, 2010 compared to R$615 million as of December 31, 2009. While the balance remains low, the increase realized in 2010 shows a possible trend of growth due to strategy adopted by the Bank. The average term of these transactions is 233 months, with an average ticket of R$129,000. Added to the amount of R$884 million recorded by Banco Nossa Caixa, the total balance of real estate financing amounted to R$1,913 million as of March 31, 2010.

Under the National Financial System regulation, 70% of Banco do Brasil’s savings deposits are required to be allocated towards rural credit. However, CMN Resolution No. 3,549 dated March 27, 2008 allows financial institutions raising rural savings deposits, including the Bank, to use up to 10% of their total balance raised in savings deposits for financing real estate credit transactions.

The table below shows the outstanding amounts of the main consumer credit portfolio products of Banco do Brasil, Banco Votorantim and Banco Nossa Caixa. With respect to Banco Votorantim, the amount presented refers to 50% of its portfolio.

	As of March 31, 2010	As of December 31,			Var.%
		2009	2008	2007	2009/2008	2008/2007
	(In millions of R$, except percentage rates)
Banco do Brasil	73,554	63,585	48,220	31,998	31.9	50.7
Direct consumer credit	45,731	36,241	26,491	18,521	36.8	43.0
Payroll deduction loans	31,164	23,516	17,626	11,878	33.4	48.4
Personal loans	8,791	7,841	4,958	3,884	58.1	27.7
Direct consumer credit—salary	5,776	4,884	3,906	2,759	25.0	41.6
Real estate financing	1,029	676	80	—	668.8	—
Vehicle financing	8,857	9,425	6,694	3,033	40.8	120.7
Credit card	8,889	9,336	7,586	3,801	23.1	99.6
Special check	2,735	2,434	2,468	2,298	(1.4)	7.4
Microcredit	870	674	511	558	31.9	(8.4)
Other	5,443	4,860	4,390	3,786	10.7	15.9

BESC	—	—	591	—	—	—
Banco Nossa Caixa	6,926	15,080	—	—	—	—
Payroll deduction loans	5,093	11,324	—	—	—	—
Personal loans	49	1,905	—	—	—	—
Real estate financing	884	854	—	—	—	—
Other	900	997	—	—	—	—

Banco Votorantim(1)	14,612	13,126	—	—	—	—

Payroll deduction loans	2,293	1,674	—	—	—	—
Vehicle financing	10,057	9,339	—	—	—	—
Leasing	2,123	1,974	—	—	—	—

Other	139	139	—	—	—	—

Total	95,092	91,791	48,811	31,998	88.1	52.5

(1)	Amount equivalent to 50% of Banco Votorantim’s credit portfolio.

Agribusiness Loans

The agribusiness portfolio, including Banco Nossa Caixa’s portfolio, totaled R$65.8 billion as of March 31, 2010, decreasing from R$67.2 billion December 31, 2009. The table below sets forth the breakdown of this portfolio.

	As of March 31, 2010	As of December 31,			Var.%
		2009	2008	2007	2009/2008	2008/2007
	(In millions of R$, except percentage rates)
Agricultural funding	17,391	17,737	17,813	15,337	(0.4)	16.1
Sale and manufacturing of agricultural products	10,855	12,333	14,862	8,283	(17.0)	79.4
Pronaf/PROGER Rural	18,880	18,279	15,088	12,890	21.1	17.1
FCO Rural	5,490	5,390	5,634	4,142	(4.3)	36.0
BNDES/Finame Rural(1)	6,676	6,706	4,561	4,850	47.0	(6.0)
Other	6,556	6,722	5,725	3,838	17.4	49.2

Total	65,848	67,167	63,683	49,340	5.5	29.1

(1)	Includes amounts relating to the BB Investimento Agropecuário credit facility

The line item sale and manufacturing of agricultural products shows financial support provided to agricultural companies that sell, process or manufacture agricultural products. The 17% decrease in this line item from December 31, 2008 to December 31, 2009 resulted from the reclassification of a portion of the balance to the BNDES/Finame rural line item, which is basically derived from advanced settlement of transactions. The purpose of BNDES/Finame rural products is to finance investments in modernizing machinery and equipment used in rural production. BNDES/Finame products totaled R$6,706 million, increasing by 47.0% from December 31, 2008 to 2009.

PROGER Rural is designed to provide fixed credit for agricultural and livestock financing, in addition to financial support for fixed and semi-fixed investments in the agricultural sector. PRONAF targets the financing of agricultural activities in general. These two products totaled R$18,279 million as of December 31, 2009, an increase of 21.1% from December 31, 2008 and 41.8% from December 31, 2007.

FCO Rural offers financial support for business development and investments in agricultural producers based in the Midwest region of Brazil. FCO Rural transactions totaled R$5,390 million as of December 31, 2009, a decrease of 4.3% from December 31, 2008 but an increase of 30.1% from December 31, 2007.

Agribusiness production credit aims to provide financial aid by means of fixed credit facilities available to the agribusiness sector, for either agricultural or livestock-raising activities. These credit facilities cover general operating expenses in connection with producing periodic and permanent crops or raising livestock. The main production credit products are: (i) Agribusiness production; (ii) PRONAF – Family Agriculture; (iii) PROGER Rural; and (iv) Funcafé.

Agribusiness investment credit lines provide for the acquisition of assets essential to agribusiness production and modernization. Banco do Brasil offers its clients the following rural credit products: (i) PROGER Rural; (ii) Automatic BNDES; (iii) BNDES Moderagro; (iv) BNDES PRODECOOP (a cooperative development program that adds value to agribusiness through fixed credit lines from BNDES funds for agribusiness cooperatives and their members, using a share payment system linked to the cooperatives’ investment projects); (v) BNDES PROPFLORA; (vi) Finame Agrícola; (vii) Finame Moderfrota; (viii) Finame Moderinfra; (ix) BNDES Produsa; (x) BNDES/Finame Rural PSI; (xii) BNDES Procap Agro; (xiii) FCO; (xiii) PRONAF Family Agriculture; (xiv) PRONAF Mais Alimentos; and (xv) Agribusiness Investment.

Agribusiness sale credit operations provide financial aid for sale of the agribusiness production. The Bank’s principal credit products are: (i) EGF (federal government loans); (ii) LEC (special credit line); (iii) Funcafé; (iv) self production sale; (v) agribusiness credit; and (vi) discount of rural promissory notes or rural trade bills. The rural portfolio of the National Financial system totaled R$112,304 million and R$114,894 million in December 2009 and March 2010, respectively. Of the national totals, Banco do Brasil accounted for R$67,167 million in December 2009 and R$65,848 million in March 2010, making Banco do Brasil a leader in the National Financial System, with market shares of 59.8% and 57.3% respectively, according to data from the Central Bank.

Other Banking Services

The banking segment encompasses a broad range of other products and services, in addition to credit operations, including deposits, service packages and collection services.

Deposits

Checking accounts provide direct access to funds by means of checks, internet, payment orders, magnetic card or counter checks. According to December 2009 data from the Central Bank, Banco do Brasil had the largest market share with respect to checking accounts with a balance of R$56.0 billion in cash deposits, including deposits of Banco Nossa Caixa. Banco do Brasil is followed by Banco Bradesco with R$34.7 billion in cash deposits and Itaú-Unibanco with R$26.2 billion in cash deposits.

Savings deposits earn interest at the TR (benchmark interest rate), plus monthly or quarterly interest. Banco do Brasil has two categories of savings deposits: (i) Poupança-Ouro where a portion of the funds is allocated to rural credit; and (ii) Poupança Poupex where a portion of the funds is allocated to real estate financing. According to December 2009 data from the Central Bank, Banco do Brasil has the second largest market share with a total balance of R$75.7 billion in savings deposits, including deposits of Banco Nossa Caixa. The leader is Caixa Econômica Federal with R$108.7 billion in savings deposits. Banco do Brasil is followed by Itaú-Unibanco with R$48.2 billion in savings deposits and Banco Bradesco with R$45.1 billion in savings deposits.

Time deposits allow clients to buy certain securities with the right to receive a certain amount of interest income according to pre-established terms. They are fixed-income securities with fixed or variable rates; yield varies according to the index chosen. Banco do Brasil time deposit products are divided into CDBs (certificate of bank deposit) and RDBs (bank deposit receipt), which are nominative securities. The two differ in that RDBs are non-transferable and uncertificated, whereas CDBs are transferable and may be certificated. Although a CDB is a transferable security, in practice the products are traded only electronically. According to data from the Central Bank, Banco do Brasil is the leader in the Brazilian time deposit market, with R$180.6 billion in deposits (including escrow deposits) as of December 2009, followed by Itaú-Unibanco and Banco Bradesco with R$119.6 billion and R$91.3 billion in deposits, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Deposit Accounts.”

Service Packages and Collection Services

Service packages are comprised of a variety of banking services offered to clients for a aggregate monthly rate lower than the sum of the cost of individual products and services provided separately. A progressive discount is offered on the monthly rate based on the performance of the investments linked to the checking account included in the particular service package.

Collection services allow asset suppliers or service providers to receive the amount of their sales upon the issuance of bank payment forms, facilitating settlement of debtors’ obligations through interconnected channels within the banking network.

Investment Segment

This segment includes operations in the domestic capital markets, with intermediation and distribution of debt instruments in the primary and secondary markets, as well as equity interest holdings and provision of financial services.

Asset management results of financial operations through intermediation are derived from income on marketable securities less funding expenses. Equity interests represent investments in affiliates and subsidiary companies. Revenue from financial services consists of financial and economic consulting, fixed- and variable-income underwriting and provision of services to affiliated companies.

Public Offering of Securities

In public offering of securities, the Bank acts as an intermediary, offering potential investors investments in securities offered by issuers. Banco do Brasil believes it has a prominent position in the retail securities market, exercising leadership in a number of offerings; however, there is no official disclosure of ranking reflecting the market share of underwriters.

Purchase and Sale of Shares

The Bank acts as an intermediary in transactions for the purchase and sale of shares. The Bank is not included in Bovespa’s official ranking because it does not have its own brokerage firm. The Bank operates through external brokerage firms under interconnection agreements.

Capital Market Services

The Bank performs the following capital market services:

•	Sale/Acquisition: transfer of an entity or public concession. These transactions can be structured as sale/acquisition of shares or transfer of assets/liabilities of the business entity.

•	Mergers/Consolidations: transactions in which one or more entities combine to form a new entity or entities or one or more entities are absorbed by another entity.

•	Asset Transfers and stock swaps: transactions which generally include transfer of assets and/or swap of shares of the entities involved.

•	Corporate restructuring: transactions which change the ownership structure of an entity.

Qualified Custody

According to the ANBIMA Ranking of Custody of Assets for December 2009, Banco do Brasil is ranked the third major custodian in Brazil with a total of R$411 billion of assets in custody, after Itaú-Unibanco with R$685 billion of assets and Banco Bradesco with R$563 billion in assets. As of March 2010, Banco do Brasil remains in third position, but with an increased total of R$427 billion of assets in custody after Itaú-Unibanco at R$688 billion and Banco Bradesco at R$590 billion. With the recent introduction of its ADR Program, the Bank also seeks to improve its ranking to become one of the major custodians in the Foreign Market sector.

Asset Management

Asset management is primarily responsible for (i) operations related to the purchase, sale and custody of marketable securities, (ii) portfolio management and (iii) establishing, organizing and managing investment funds and clubs. Asset management revenues have derived mainly from commissions and management fees charged to investors for services provided.

Third-party asset management is performed through investment funds, formed as open-end funds earmarked for investments in a specific portfolio according to the characteristics and objective of each fund. There are two types of investment funds: (i) fixed-income funds, which are composed of fixed- and variable-rate public and private securities; and (ii) variable-income funds, which have portfolios composed of at least 67% of variable-income securities (shares). In these variable-income funds, the total units owned by the same unitholder cannot represent more than 49% of the fund’s net assets.

Banco do Brasil, through BB Gestão de Recursos (BB-DTVM) is a leader in the third-party asset management segment, according to ANBIMA, with R$306.7 billion in managed assets and a market share of 21.1% in 2009. According to ANBIMA, in March 2010, the Bank’s managed assets totaled R$330.1 billion, a market share of 21.7%.

Insurance, Pension and Financing

The insurance, pension and financing segments offer a broad range of products and services, such as life, health, asset and automobile insurance, private pension plans and capitalization plans.

These segments’ results of operations come primarily from revenues from insurance premiums, contributions to pension plans, capitalization certificates and marketable securities, less expenses for sales, provision of technical services and benefits and redemption.

The products sold by the pension segment of Banco do Brasil are: (i) Vehicle Insurance; (ii) Individual Insurance; (iii) Asset Insurance; (iv) Customized Insurance; (v) Health Insurance; (vi) Rural Insurance; (vii) Financial Risk Insurance; (viii) Credit Insurance; (ix) Housing Insurance; (x) Private Pension Plans; and (xi) Capitalization Certificates.

According to SUSEP, in March 2010 Banco do Brasil ranked: (i) Vehicle Insurance—5th in terms of retained premiums; (ii) Life Insurance—3rd in terms of retained premiums; (iii) Rural Insurance—1st in terms of retained premiums; (iv) Private Pension Plan—3rd in terms of managed assets; and (v) Capitalization—1st in terms of revenue and total provisions.

Payment Services

Payment services is responsible primarily for provision of capture, transmission and payment services by electronic means (credit and debit cards). This segment’s revenues have derived primarily from commissions and management fees charged to commercial and banking establishments for the above-mentioned services, in addition to revenue from rent, installation and maintenance of electronic terminals.

The card portfolio of Banco do Brasil has been frequently improved to offer products and services according to the needs of different clients and business sectors. With respect to consumers, spending habits and purchasing power are taken into consideration, among other factors. With respect to companies, the company’s size and needs are taken into consideration, among other factors. Since September 2001, Banco do Brasil has issued Ourocard cards with multiple functions under Visa and Mastercard flags. These cards combine credit, debit and banking functions into a single card. Since June 2009, Banco do Brasil has issued the Ourocard card under the American Express flag, which functions as a credit card only.

As of March 31, 2010, Banco do Brasil’s debit and credit card base totaled 86.4 million, with 28.0 million credit cards issued and 58.4 million debit cards issued.

According to ABECS (Brazilian Association of Credit Card and Service Companies), the market share of Banco do Brasil in total revenues (credit, debit and private label) in 2009 was 18.7%, without including the revenues of Banco Nossa Caixa. Together with Banco Nossa Caixa, the market share is 20.0%.

In first quarter of 2010, after Banco Nossa Caixa was consolidated into Banco do Brasil, the market share of the Bank in total revenues (credit, debit and private label) was 20.4%. Market data Sources: www.abecs.org.br.

Other Businesses

This last segment includes the operational support and consortium segments, which are included together since they are immaterial individually, according to minimum quantitative thresholds set forth in CVM Resolution No. 582/2009.

Revenues in this business segment are derived primarily from the provision of various services, such as receivables recovery, consortium management, development, manufacture, sale, rent and integration of electronic digital equipment and systems, peripherals, software, IT input and supplies, in addition to intermediation of air tickets, lodging and organization of events.

Intellectual Property

Brands

Banco do Brasil has approximately 300 trademarks for which it has applied and registered with INPI, not including the trademarks owned by Banco Nossa Caixa and BESC, which were merged into Banco do Brasil, and which trademarks are pending approval of transfer petitions filed with the INPI. The main trademarks used by Banco do Brasil are the Banco do Brasil registered trademark, which is highly recognized and valid for a period of 5 years as of November 6, 2007, and the figurative trademark, which is Banco do Brasil’s logo. Banco do Brasil is the owner of these two main trademarks, both of which are registered in the United States, the European Union, Asia and Latin America.

In addition, all the nominative brands of the Bank are also registered with INPI to ensure that the Bank has their use and exclusive benefit in Brazil, besides protecting the consumer from misunderstandings or disloyal competition that may induce to error or confusion with regard to the Bank’s activities.

The Bank’s brands and trademarks are also registered in the competent entities abroad in countries where the Bank has operations. The same type of registration occurs with the nominate brands of specific products commercialized abroad.

Patents

The Bank does not possess patents registered with or granted by the INPI.

Domain Names

The Bank’s most material Internet domain names presently registered by the Bank are: www.bb.com.br, www.bancodobrasil.com.br, www.bancobrasil.com.br, and www.bancobrasil.com (abroad).

In addition, the Bank maintains the register of some domain addresses, aiming to preserve its image against any fraud or other illicit act attempting to use its domains on the Internet and of other domains that were reclaimed following fraud attempts.

Legal Proceedings

Banco do Brasil is a party to certain judicial and administrative proceedings, as plaintiff or defendant. In proceedings in which the Bank is defendant, the plaintiffs are clients, employees, former employees and employees of other service providers. In the administrative proceedings, the main plaintiffs include, among others: the INSS, the Federal Revenue and the State and Municipal Treasury Departments. Most of the lawsuits where Banco do Brasil is the plaintiff seek to recover matured loans. Controls have been established to identify the effects of these lawsuits which arise out of the normal course of business inherent in the functions of a development agent. Provisions are recognized for legal proceedings with probable risk of loss, based on analysis of the likelihood of a favorable outcome and the possibility of its calculation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contingencies for Litigation.”

The provisioning method follows the standards issued by CVM Deliberation No. 489, of October 3, 2005, which accepted and approved Ibracon Pronouncement NPC No. 22 regarding provisions, liabilities, contingent liabilities and contingent assets. According to this rule, contingencies with chance of loss by Banco do Brasil higher than its chance of success should be provisioned. The probability analysis takes into account the alleged facts, legal precedents relevant to the claim and the experience of experts on the issue under dispute. Based on the opinion of the Bank’s general counsel, Banco do Brasil recognizes provisions only for contingencies with probable chance of loss under CVM Deliberation 489. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Methodology and Criteria for Recognizing Provisions for Contingencies.”

Amounts involved

As of March 31, 2010
(in millions of R$)
Amounts involved in the judicial lawsuits	12,090
Amounts involved in civil lawsuits	5,866
Economic plans	1,781
Other civil lawsuits	4,086
Amounts involved in tax lawsuits	3,324
Municipal tax assessments (service tax)	224
INSS	1,014
Other tax lawsuits	2,087
Amounts involved in labor lawsuits	2,899

Provisioned amount, if any

As of March 31, 2010
(in millions of R$)
Provisions for judicial lawsuits	7,400
Provisions for civil lawsuits	3,389
Economic plans	1,578
Other civil lawsuits	1,811
Provisions for tax lawsuits	1,190
Municipal tax assessments (service tax)	49
Other tax lawsuits	1,140
Provisions for labor lawsuits	2,821

The possibility of loss in connection with labor claims in prejudgment phase (discussion and judgment of rights alleged by the plaintiff) is classified in an automated system. The classification of loss (remote, possible or probable) is applied based on the type of claim or type of cause of action. This situation may be changed due to the result registered in the system (award and/or decision). The values of the labor claims with probable loss are fully provisioned.

The Bank’s legal advisors, for other legal and administrative proceedings (civil, tax and social security) analyze the possibility of loss for a particular claim and assign percentage rates of success. Based on the percentage rate, the system automatically classifies the possibility of loss as remote, possible or probable. For claims with probable loss, the base value corresponds to a 100.0% provision.

The increase of the balance of allowance for escrow deposits totaled R$21,209 million in 2009, an increase of 17.8% from 2008 to 2009. This increase is mainly due to the increase in escrow deposits for labor, civil and tax contingencies (R$2,587 million) recorded for probable, possible and/or remote losses.

Labor Claims

Since 2003, the Bank has experienced labor strikes during the collective bargaining periods between the third and fourth quarter of each year, with no material adverse effect on the Bank’s operations.

Bank Workers Union of Rio de Janeiro

The Bank Workers Union of Rio de Janeiro (SEEB-Rio) filed a lawsuit against the Bank in 2003, claiming parity of wages for union employees compared to employees of the Central Bank of Brazil. The restated amount claimed was R$490.3 million as of March 31, 2010. The Bank has classified risk from this claim as remote, and therefore has not recorded any provision in its balance sheet.

Tax Claims

Lawsuit on the Restriction to Offset Tax Losses

In January 1998, the Bank filed a legal request for full offset of the prior year IRPJ and CSLL losses against taxable income. Since then, the Bank has offset these tax losses in full against IRPJ, CSLL and has made judicial deposits of the amount due, and the courts recognize the suspension of payment of these taxes until final judgment of the Bank’s request. The Bank has made a judicial deposit in the amount of R$9.9 billion, as of March 31, 2010, in connection with this lawsuit.

Income tax on wages paid to employees

In 1998, the Brazilian Tax Authority filed an assessment notice against the Bank for payment of income tax on wages paid to employees in January and August of 1998. The restated amount claimed was R$457.6 million as of March 31, 2010. The Bank has classified risk from this claim as “possible,” and therefore has not recorded any provision in its balance sheet.

INSS

In 2004, the Bank filed a legal request against the INSS for the non-payment of employer’s union dues on non-salary allowances. The restated amount claimed was R$661.9 million as of March 31, 2010.

PIS/COFINS

In 2009, the Bank filed an action seeking determination of PIS/PASEP and COFINS taxes based on gross revenue from services, under Supplemental Law No. 70/91. A Court decision rendered on January 20, 2010 (not yet published) permits Banco do Brasil, Banco Popular do Brasil and BB Corretora to pay such taxes, as of July 2009, according to the tax bases specified by the applicable law.

The restated amount claimed by the Bank was R$79.9 million as of March 31, 2010. The risk of loss is possible. There is a recorded legal obligation in the amount of R$79.9 million. The amount of the legal obligation will be increased monthly based on the determination of PIS/PASEP and COFINS based on gross revenue from services provided.

Civil Lawsuits

Eldorado Indústria e Comércio de Calçados Ltda.

The Bank is a defendant in a lawsuit for moral and civil damages in the amount of R$329.2 million as of March 31, 2010. The Bank has assigned a risk level of “remote” for this lawsuit and therefore has not recorded any provision in its balance sheet.

Bresser, Summer and Collor Plans

The Bank is a defendant to lawsuits for the payment of the difference between the actual inflation rate and the inflation rate used for the adjustment of financial investments during the period of economic plans in the late 1980’s and early 1990’s, known as the Bresser Plan, the Summer Plan and the Collor Plan. As of March 31, 2010, the number of lawsuits with respect to the Bresser, Summer and Collor Plans were 72,187, 154,607 and 85,707, respectively. The amounts involved in these lawsuits and provisions for these lawsuits have been included in the tables above.

A public class action was filed in May 2007 against Banco Nossa Caixa S.A for the restated amount of R$4.7 billion as of March 31, 2010. Banco Nossa Caixa has filed a request to reduce the amount of the claim.

The Bank has assigned a risk level of remote for this claim, taking into account the recent decision handed down by the Superior Court of Justice, which established that civil class actions relating to inflationary understatements of economic plans have a statute of limitation of 5 years; therefore no provision has been recorded in the Bank’s balance sheet.

The Brazilian Association of Volunteers against Illegalities, Damages and Abuses (Associação Brasileira dos Voluntários Contra Ilegalidades Danos e Abusos, or ABRAVIDA) filed a lawsuit against the Bank in 2007, for the amount R$22.5 billion as of March 31, 2010. The Bank has assigned a risk level of remote for this claim, taking into account the recent decision handed down by the Superior Court of Justice, which established that civil class actions relating to inflationary understatements of economic plans have a statute of limitation of 5 years.

Annulment of transactions carried out by the Central Bank

A class action was filed in April 1999, seeking a declaration of annulment of certain transactions carried out by the Central Bank through the Bank. There has not been a judgment by the lower Court yet. The restated amount claimed was R$2.7 billion as of March 31, 2010. The Bank has classified risk from this claim as “remote,” and therefore has not recorded any provision in its balance sheet.

Currency future contracts

A class action was filed against the Bank in April 1999, relating to currency future contracts with Banco Fontecindam. The claim is in the expert investigation phase. The restated amount claimed was R$1.3 billion as of March 31, 2010. The Bank has classified risk from this claim as “remote,” and therefore has not recorded any provision in its balance sheet.

A separate class action was filed against the Bank in May 1999, relating to currency future contracts on the exchange rate of the U.S. dollar. There has not been a judgment by the lower Court yet. The restated amount claimed was R$14.1 billion as of March 31, 2010. The Bank has classified risk from this claim as “remote,” in accordance with recommendations from the Bank’s legal advisors, and therefore has not recorded any provision in its balance sheet.

Industrial credit certifícate

In August 1995, the Bank filed a claim against Mendes Junior Engenharia S.A. for payment of an industrial credit certificate. The restated amount claimed was R$1.0 billion as of March 31, 2010. The Bank has classified its chances of success in this claim as probable.

Exclusivity in the rendering of banking services relating to payroll

The Municipal Workers Union of São Paulo (Sindsep-SP) filed an injunction to suspend the effects of Decree No. 51.198/10 which provides for payroll deductions of municipal employees. The injunction was initially granted, but later suspended by the President of the Superior Court of Justice. The amount of the exclusivity agreement entered into between Banco do Brasil and the City of São Paulo is R$726.0 million. The Bank has classified risk from this claim as “remote.”

A civil class action was filed in June 2007 seeking a declaration of invalidity of an agreement entered into between the State of São Paulo and Banco Nossa Caixa regarding exclusivity in the rendering of banking services relating to payroll. The action was challenged by Banco Nossa Caixa and the value of the claim was refuted. The Court has approved the presentation of expert evidence requested by the plaintiff for purposes of analyzing of the value of the exclusivity set forth in the agreement. There is no lower Court decision yet. The restated amount claimed was R$2.5 billion, as of March 31, 2010. The Bank has classified risk from this claim as “remote.”

Material Equity Participations

Banco do Brasil is a shareholder of several companies providing financial or related services, including asset management, pension plans, investment banking, leasing, credit cards and consortium of assets and services.

Banco do Brasil’s investment in each company and its industry are described in the table below.

		As of March 31, 2010		As of December 31, 2009
Company	Activity	Banco do Brasil’s investment in each company (%)	Each company’s investment in Banco do Brasil (%)	Banco do Brasil’s investment in each company (%)	Each company’s investment in Banco do Brasil (%)
BB Gestão de Recursos—Distribuidora de Títulos e Valores Mobiliários S.A.(1)	Asset management	100.00	—	100.00	—
BB Banco de Investimentos S.A.(1)	Investment banking	100.00	—	100.00	—
BB Banco Popular do Brasil S.A.(1)	Banking	100.00	—	100.00	—
BB Leasing S.A.—Arrendamento Mercantil(1)	Leasing	100.00	—	100.00	—
BESC Distribuidora de Títulos e Valores Mobiliários S.A.(1)	Asset management	99.62	—	99.62	—
BESC Financeira S.A.—Crédito, Financiamento e Investimentos(1)	Credit and Finance	99.58	—	99.58	—
BESC Leasing S.A.—Arrendamento Mercantil(1)	Leasing	99.00	—	99.00	—
Banco Votorantim S.A.(1)(2)	Multiple Bank	50.00	—	50.00	—

(1)	Direct investment held by Banco do Brasil.
(2)

Financial company proportionally included in the consolidation. Includes the investment funds BV Financeira FIDC I, BV Financeira FIDC II, BV Financeira FIDC III and Votorantim G&K Fundo de Investimento em Participações, which are directly or indirectly controlled by Banco do Brasil, pursuant to CVM Ruling No. 408/2004.

Financial Market—International

		As of March 31, 2010		As of December 31, 2009
Company	Activity	Banco do Brasil’s investment in each company (%)	Each company’s investment in Banco do Brasil (%)	Banco do Brasil’s investment in each company (%)	Each company’s investment in Banco do Brasil (%)
Banco do Brasil—AG. Viena(1)	Banking	100.00	—	100.00	—
BB Leasing Company Ltd.(1)	Leasing	100.00	—	100.00	—
Banco do Brasil Securities LLC(1)	Brokerage	100.00	—	100.00	—
BB Securities Ltd.(1)	Brokerage	100.00	—	100.00	—
Brazilian American Merchant Bank—BAMB(1)	Banking	100.00	—	100.00	—
BB USA Holding Company, Inc.(2)	Holding	100.00	—	100.00	—

(1)	Direct investment held by Banco do Brasil.
(2)	Indirect investment held by Banco do Brasil, through Banco do Brasil—AG. Viena.

Insurance, Pension Plans and Capitalization

		As of March 31, 2010		As of December 31, 2009
Company	Activity	Banco do Brasil’s investment in each company (%)	Each company’s investment in Banco do Brasil (%)	Banco do Brasil’s investment in each company (%)	Each company’s investment in Banco do Brasil (%)
Cia. de Seguros Aliança do Brasil(1)	Insurance	100.00	—	100.00	—
BB Seguros Participações S.A.(2)	Holding	100.00	—	100.00	—
BB Aliança Participações S.A.(2)	Holding	100.00	—	100.00	—
Seguradora Brasileira de Crédito à Exportação—SBCE(3)	Insurance	12.09	—	12.09	—
Brasilcap Capitalizações S.A.(4)	Capitalization	49.99	—	49.99	—
Brasilprev Seguros e Previdência S.A.(4)	Pension Plans and Insurance	74.995	—	49.99	—
Brasilsaúde Companhia de Seguros(4)	Insurance	49.92	—	49.92	—
Brasilveículos Companhia de Seguros(4)	Insurance	70.00	—	70.00	—
Nossa Caixa Capitalização S.A.(4)	Capitalization	100.00	—	100.00	—
BB Corretora de Seguros e Administradora de Bens S.A.(2)	Brokerage	100.00	—	100.00	—
Mapfre Nossa Caixa Vida e Previdência(2)	Insurance	49.00	—	49.00	—

(1)	Indirect investment held by Banco do Brasil, through BB Aliança Participações S.A.
(2)	Direct investment held by Banco do Brasil.
(3)	Indirect investment held by Banco do Brasil, through BB Banco de Investimento S.A.
(4)	Indirect investment held by Banco do Brasil, through BB Seguros Participações S.A.

Non-financial Activities—Brazil

		As of March 31, 2010		As of December 31, 2009
Company	Activity	Banco do Brasil’s investment in each company (%)	Each company’s investment in Banco do Brasil (%)	Banco do Brasil’s investment in each company (%)	Each company’s investment in Banco do Brasil (%)
Ativos S.A.(1)	Acquisition of Credits	100.00	—	100.00	—
BB Administradora de Cartões de Crédito S.A.(2)	Services	100.00	—	100.00	—
BB Administradora de Consórcios S.A.(2)	Consortium	100.00	—	100.00	—
BBTUR Viagens e Turismo Ltda(3)	Tourism	100.00	—	100.00	—
Nossa Caixa S.A.—Administradora de Cartões de Crédito(2)	Services	100.00	—	100.00	—
Cobra Tecnologia S.A.(2)	Information Technology	99.94	—	99.94	—
BV Participações S.A.(2)(4)	Holding	50.00	—	50.00	—

(1)	Indirect investment held by Banco do Brasil, through BB Investimentos (74.5%) and Brazilian American Merchant Bank—BAMB (25.5%).
(2)	Direct investment held by Banco do Brasil.
(3)	Indirect investment held by Banco do Brasil, through Brazilian American Merchant Bank—BAMB (99.0%) and BB Leasing S.A (1.0%).
(4)

Non-financial company, jointly controlled, proportionally included in the consolidation by recommendation of the Central Bank, pursuant to paragraph 2 of article 22 of Law No. 6,385/1976, as amended by Law 9,447/1997 and Decree No. 3,995/2001.

Non-Financial Activities—International

		As of March 31, 2010		As of December 31, 2009
Company	Activity	Banco do Brasil’s investment in each company (%)	Each company’s investment in Banco do Brasil (%)	Banco do Brasil’s investment in each company (%)	Each company’s investment in Banco do Brasil (%)
BB Money Transfers, Inc(1)	Prestação de Serviços	100.00	—	—	—

(1)	Indirect investment held by Banco do Brasil, through BB USA Holding Company, INC.

Other Investments

		As of March 31, 2010		As of December 31, 2009
Company	Activity	Banco do Brasil’s investment in each company (%)	Each company’s investment in Banco do Brasil (%)	Banco do Brasil’s investment in each company (%)	Each company’s investment in Banco do Brasil (%)
Estruturadora Brasileira de Projetos—EBP(1)	Consultancy in Infrastructure Projects	11.11	—	11.11	—
Companhia Brasileira de Securitização—Cibrasec(1)	Acquisition of Credits	12.12	—	9.09	—
Tecnologia Bancária S.A—Tecban(1)	Services	13.53	—	9.02	—
Cia. Brasileira de Soluções e Serviços CBSS—Visavale(1)	Services	40.35	—	40.35	—
Cielo S.A.(1)(2)	Services	23.61	—	23.60	—

(1)	Indirect investment held by Banco do Brasil through BB Banco de Investimento S.A.
(2)

Non-financial company, jointly controlled, proportionally included in the consolidation by recommendation of the Central Bank, pursuant to paragraph 2 of article 22 of Law No. 6,385/1976, as amended by Law 9,447/1997 and Decree No. 3,995/2001.

MANAGEMENT

The Bank is managed by a Board of Directors and an Executive Board, in accordance with its by-laws and the Brazilian Corporations Law.

Board of Directors

The Board of Directors of the Bank is responsible for establishing the Bank’s general business policies, long-term strategy and monitoring the Executive Board. According to the Bank’s by-laws and the Brazilian Corporations Law, the Bank’s Board of Directors has strategic, monitoring and supervisory responsibilities, but does not have a direct role in operating or executive activities.

The duties of the Board of Directors include: (i) approving policies, corporate strategy, the general business plan and master plan and the Bank’s overall budget; (ii) deciding on (a) interim dividend distributions, including the retained earnings account or profit reserve existing in the latest annual or semi-annual balance sheet; (b) payment of interest on capital; (c) the purchase of the Bank’s own shares on a temporary basis; and (d) representing the Bank’s interests in corporations in and outside Brazil; (iii) defining internal audit responsibilities and regulating their implementation, as well as appointing and dismissing the internal auditor; (iv) choosing and removing independent auditors, who may be subject to a reasonable veto; (v) establishing the number of Executive Board members and electing them; (vi) approving the by-laws of committees of the Board of Directors and deciding on the creation, termination and operation of committees of the Board of Directors; (vii) approving the Executive Board and Audit Committee by-laws; (viii) determining the Bank employees’ participation in the Bank’s profits or income; (ix) overseeing the appointment process of representatives of investment clubs; (x) submitting to the shareholders’ meeting a list of three companies specialized in evaluating the value of the Banks’ common shares; (xi) establishing financial targets; (xii) electing and dismissing the members of the Audit Committee; and (xiii) formally evaluating, by the end of each year, the performance of the Executive Board and the Audit Committee.

The Board of Directors is composed of seven members, who are all shareholders and are elected at the Bank’s general meeting of shareholders for a term of office of two years, with reelection permitted. At least two of the seven members of the Board of Directors must be independent members selected by minority shareholders, as set forth in the regulation for the listing of the shares on the Novo Mercado segment of the BM&FBOVESPA. The Federal Government has the right to select, for approval by the shareholders, up to five members.

The meetings of the Board of Directors are held once a month or upon request of its Chairman or of two of its members. The meetings require the presence of at least the majority of the members. The decisions of the Board of Directors are made by a majority of votes, with the Chairman (or his/her replacement) casting any tie-breaking vote. The approval of five members of the Board is required for certain matters set forth in the by-laws in order to assure the participation of minority shareholders, as follows: (i) the approval of policies, corporate strategy, general business plan, and the Bank’s overall budget; (ii) the definition of internal audit responsibilities and regulating their implementation, as well as appointing and dismissing the internal auditor; (iii) the appointment and removal of independent auditors, which may be vetoed based on due justification in accordance with the by-laws; and (iv) the approval of its by-laws and the decision on the creation, termination and operation of Board of Directors committees.

As of March 31, 2010, the Board of Directors consisted of:

Name	Title	Election Date	Term of Office Ends
Nelson Henrique Barbosa Filho	Chairman	September 14, 2009	April 2011
Aldemir Bendine	Vice Chairman	April 22, 2009	April 2011
Adriana Queiroz de Carvalho	Member	September 14, 2009	April 2011
Francisco Gaetani	Member	March 22, 2009	April 2011
Bernardo Gouthier Macedo(1)	Member	April 23, 2009	April 2011
Sérgio Eduardo Arbulu Mendonça(1)	Member	April 23, 2009	April 2011
Henrique Jäger(1)	Member	April 23, 2009	April 2011

Note:—

(1)	Independent director.

Biographical Information

Biographical information of the members of the Board of Directors is set forth below:

Nelson Henrique Barbosa Filho

Chairman of the Board of Directors, appointed by the Finance Ministry. Mr. Nelson has been the Secretary of Economic Policy for the Ministry of Finance since 2007. His main activities comprise monitoring economic activity and regulated markets, including anti-trust actions and stimulation and defense of competition. Mr. Nelson was a member of the Board of Directors of Banco do Nordeste do Brasil S.A. and BESC in 2003, both public companies at the time.

Aldemir Bendine

Vice-Chairman of the Board of Directors, CEO and President of the Executive Board of the Bank. Mr. Bendine is the Federal Government’s representative appointed by the Finance Minister. He was the Vice-President of Credit and Debit Cards from 2007 to 2009, Vice-President of New Business in Retail Services from 2006 to 2007 and, prior to this, he was the executive manager of the department of cards of the Retail Office from 2004 to 2006. Mr. Bendine has also been chairman of the Board of Directors of BB Gestão De Recursos—DTVM S.A. since April 2009. He was a member of the Board of Directors of Cielo from 2007 to 2009.

Adriana Queiroz de Carvalho

Member of the Board of Directors of Banco do Brasil. Ms. Queiroz de Carvalho is currently Attorney General of the National Treasury, having been a Deputy Attorney General from January, 2006 to 2009. Her main activities include representing the Federal Government in tax lawsuits, collecting credits and advising the Ministry of Finance. Mrs. Queiroz de Carvalho was also a member of the Board of Directors of BESC from 2004 to 2007.

Francisco Gaetani

Member of the Board of Directors of Banco do Brasil. Mr. Gaetani has been an Assistant Executive Secretary of the Ministry of Planning, Budget and Management since February 2008. His main activities include assisting the Minister in the definition of the standards and coordination of the activities of the agencies under the Ministry and performance of activities related to patrimonial management. Mr. Gaetani was the Brazil Country Head of the United Nations Development Programme from 2003 to 2007.

Sérgio Eduardo Arbulu Mendonça

Member appointed by minority shareholders. Mr. Mendonça is currently Technical Supervisor of the “Departamento Intersindical de Estatística e Estudos Socioeconômicos” —Dieese’s subsection of the Federação Única dos Petroleiros. Mr. Mendonça has been a member of the Board of Directors of Petrobras Gás S.A.—GASPETRO since 2006. He has been a member of the Board of Directors of CEAGESP-Companhia de Entrepostos e Armazéns Gerais de São Paulo since 2005. From 2004 to 2005 he was a member of the Board of Directors of BESC. Mr. Mendonça was also Secretary of the Ministry of Planning, Human Resources, from 2003 to 2007.

Bernardo Gouthier Macedo

Member appointed by minority shareholders. He was a member of the Audit Committee of the Bank from 2004 to 2005. Since 2004, he has been the partner of LCA Consultores and director responsible for the department of “Law Economics” and management of the company.

Henrique Jäger

Member appointed by minority shareholders. Mr. Jäger has been a member of the Board of Directors of Telemig Celular since 2006 and a Coordinator of the Inter-Union Department of Statistics and Socio-Economic Studies—Dieese’s subsection of the Federação Única dos Petroleiros since 2003. At Dieese, he is responsible for collective bargaining, labor union research, labor market research and group mediation activities.

Executive Board

In accordance with the Bank’s by-laws, the Executive Board consists of at least 10 and at most 37 members. The CEO of the Bank is appointed and removed by the President of Brazil. The Executive Board may have up to nine Vice-Presidents and up to 27 Executive Officers. All officers are elected by the Board of Directors with terms of office of three years, except the President, who is appointed and dismissed by the President of the Federative Republic of Brazil, all members of the Executive Board must be active employees of the Bank. Officers may be re-elected.

The Executive Board consists of the CEO, the Vice-Presidents and the Executive Officers. Within the Executive Board, the CEO and Vice-Presidents comprise the Board of Officers. The Executive Board has its duties and rights set forth in the Bank’s by-laws. The duties of the Board of Officers include: (i) approval and enforcement of the allocation of funds for operating and investment activities; (ii) authorization of the sale of permanent assets of the Bank, mortgages on its assets and guarantees for the obligations of third parties; and (iii) oversight regarding the internal organization of the Bank, the administrative structure and the creation, termination and functioning of the committees and administrative units.

Officers are responsible for carrying out decisions made in meetings of the Bank’s shareholders and Board of Directors, as well as joint decisions of the Board of Officers and Executive Board.

As of June 15, 2010, the Executive Board consisted of:

Name	Title	Election Date	Term of Office Ends
Aldemir Bendine(1)	CEO	Appointed on April 22, 2009	Indefinite
Alexandre Corrêa Abreu	Vice-President	May 11, 2009	August 2010
Allan Simões Toledo	Vice-President	May 11, 2009	August 2010
Danilo Angst	Vice-President	June 14, 2010	August 2011
Ivan de Souza Monteiro	Vice-President	June 8, 2009	August 2010
José Luís Prola Salinas	Vice-President	July 13, 2007	August 2010
Luís Carlos Guedes Pinto	Vice-President	July 13, 2007	August 2010
Paulo Rogério Caffarelli	Vice-President	May 11, 2009	August 2010
Ricardo Antonio de Oliveira	Vice-President	May 11, 2009	August 2010
Robson Rocha	Vice-President	May 11, 2009	August 2010
Adilson do Nascimento Anisio	Officer	November 9, 2009	August 2010
Admilson Monteiro Garcia	Officer	June 8, 2009	August 2010
Amauri Sebastião Niehues	Officer	May 11, 2009	August 2010
Armando Medeiros de Faria	Officer	November 9, 2009	August 2010
Ary Joel de Abreu Lanzarin	Officer	May 11, 2009	August 2010
Carlos Eduardo Leal Neri	Officer	May 11, 2009	August 2010
Dan Antônio Marinho Conrado	Officer	November 9, 2009	August 2010
Danilo Angst	Officer	May 11, 2009	August 2010
Denilson Gonçalves Molina	Officer	May 11, 2009	August 2010
Edson de Araújo Lobo	Officer	September 17, 2007	August 2010
Janio Carlos Endo Macedo	Officer	July 11, 2009	August 2010
José Carlos Vaz	Officer	September 17, 2007	August 2010
José Franscisco Alvarez Raya	Officer	May 11, 2009	August 2010
José Maurício Pereira Coelho	Officer	August 12, 2009	August 2010
Márcio Hamilton Ferreira	Officer	August 12, 2009	August 2010
Marco Antonio Ascoli Matroeni	Officer	May 11, 2009	August 2010
Marco Antonio da Silva Barros	Officer	May 11, 2009	August 2010
Nilo José Panazzolo	Officer	May 11, 2007	August 2010
Nilson Martiniano Moreira	Officer	May 11, 2009	August 2010
Orival Grahl	Officer	August 14, 2009	August 2010
Paulo Roberto Evangelista de Lima	Officer	September 17, 2007	August 2010
Renato Donatello Ribeiro	Officer	May 11, 2009	August 2010
Sandro Kohler Marcondes	Officer	June 8, 2009	August 2010
Sebastião Antonio Bueno Brandão	Officer	February 24, 2010	August 2010
Sérgio Ricardo Miranda Nazaré	Officer	September 17, 2007	August 2010
Walter Malieni Junior	Officer	May 11, 2009	August 2010

Note:—

(1)	The President (CEO) of the Bank, in accordance with Article 24, item I of the by-laws, is appointed and dismissed by the President of the Federative Republic of Brazil.

Biographical Information

The biographical information of the current members of the Executive Board, except for Mr. Aldemir Bendine (which is included in the biographical information of the members of the Board of Directors), is as follows:

Alexandre Corrêa Abreu

Vice-President of Retail and Distribution and currently performing part of the activities of the Vice-President of Credit, Controlling and Risk Management. He was an executive manager in the Retail area from 2006 to 2007; Debit and Credit Card officer from August 2007 to August 2008; and Insurance, Pension Plans and Capitalization officer from August 2008 until April 2009. Mr. Abreu was also a member of the Board of Directors of Banco Nossa Caixa in 2009 and of the Board of Directors of Cielo from 2006 to 2008.

Allan Simões Toledo

Vice-President of International Business and Wholesale. Mr. Toledo was Commercial officer from January 2008 to April 2009; General Manager of the São João corporate branch (State of São Paulo) from August 2004 to October 2005 and executive manager of structured operations from November 2005 to January 2008. He has been the Chairman of the Board of Directors and CEO of Besc S.A. Arrendamento Mercantil—Besc Leasing since 2008 and a member of the Board of Directors of the public company Neoenergia S.A. since 2009.

Ivan de Souza Monteiro

Vice-President of Finances, Capital Markets and Investor Relations and currently performing part of the activities of the Vice-President of Credit, Controlling and Risk Management. He was commercial supervisor board member of the Commercial Superintendence, Rio de Janeiro from March 2004 to February 2007; general manager of BB Lisboa from February 2007 to January 2008; general manager of BB New York from January 2008 to May 2009; and officer of the Commercial Board from May 2009 to June 2009. He was also a member of the Board of Directors of the Brazilian Insurer of Export Credit from 2004 to 2006. Since March 2010, Mr. de Souza Monteiro has been a member of the Board of Directors of Banco Votorantim Participações S.A. and Banco Votorantim S.A.

José Luís Prola Salinas

Vice-President of Technology and Logistics. Mr. Salinas was General Auditor of Banco do Brasil from February 2003 to July 2007, an acting member of the Directive Board of PREVI from June 2006 to June 2009, and an effective member from July 2009 to May 2010. He was also a member of the Board of Directors of the following public companies: Banco Nossa Caixa in 2009, Contax Participações S.A. from 2006 to 2008 and Santos Brasil S.A. from 2004 to 2006.

Luís Carlos Guedes Pinto

Vice-President of Agribusiness. He was the Executive Secretary of the Ministry of Agriculture, Livestock and Food Supply (December 2004 to June 2006). He has been a member of the Board of Directors of Companhia de Seguros Aliança do Brasil since July 2008 and Chairman of the Board of Directors of Kepler Weber S.A., a public company listed in Brazil, since November 2009.

Paulo Rogério Caffarelli

Vice-President of Business in Retail Services. Mr. Caffarelli was New Retail Businesses officer until April 2009. On July 15, 2005, he became the acting officer of Marketing and Communication Management. On

July 15, 2005, he became the acting officer of Marketing and Communication Management. He was the logistics officer from December 2003 to July 2005. Mr. Caffarelli has been a member of the Board of Directors of Banco Votorantim Participações S.A. and Banco Votorantim since March 2010. Mr. Caffarelli has been a member of Board of Directors of Cielo and of the Supervisory Board of Neoenergia S.A. since 2009. He was a member of the Supervisory Board of the public company CELPE—Companhia Energética de Pernambuco from 2008 to 2009.

Ricardo Antonio de Oliveira

Vice-President of Government Relations. He was Master analyst of the Executive Secretary of the Bank from May 2000 to May 2006; and Special Advisor of the President in Bank’s Presidency from May 2006 to April 2009. Mr. Oliveira has been Chairman of the Consultancy Board of BB Previdência—Fundo de Pensão do Banco do Brasil since 2009 and alternate member of the Supervisory Board of Companhia de Seguros Aliança Brasil since 2008.

Robson Rocha

Vice-President of Personnel Management and Sustainable Development. Mr. Rocha was the president of Banco Popular do Brasil S.A. from October 2005 to May 2008 and President of the Deliberative Committee of PREVI and member of the Board of Directors of Nossa Caixa from May 2008 to May 2009. He was member of the Board of Directors of Banco Nossa Caixa from 2008 to 2009.

Adilson do Nascimento Anisio

Operational Assets Restructuring Officer. At the Bank, he was a Regional Superintendent for several States until November 2009, when he become the Operational Assets Restructuring Officer. He was a Regional Superintendent of the City of Bauru from 2004 to 2007, of the State of Piauí from 2005 to 2007, of the State of Ceará from 2007 to 2009 and of the State of São Paulo in 2009, when he became the Operational Assets Restructuring Officer.

Admilson Monteiro Garcia

International Officer. Since 2009 Mr. Garcia has been the Chairman of the Executive Council and of the Executive Committee, as well as the representative of the shareholders of BB Leasing Co. Ltd. (George Town, Cayman Islands), Chairman of the Board of Directors of Banco do Brasil Securities LLC (New York, USA), Chairman of the Supervisory Board of Banco do Brasil AG (Viena, Austria) and Chairman of the Board of Officers of BB Securities Ltd. (London, UK). He was regional executive manager of the Asia block from July 2007 to June 2009. He was also a member of the council of the Chamber of Commerce Brazil/United Kingdom; vice-president of the Brazilian American Merchant Bank in the Cayman Islands; and member of the International Bankers Association.

Amauri Sebastião Niehues

Personnel Management Officer. In the Bank, Mr. Niehues was commercial superintendent II from February 2003 to April 2006, Executive Manager from April 2006 to July 2006, retail superintendent of the State of Minas Gerais from July 2006 to November 2008 and general manager of the high-income unit from 2008 to 2009, when he became Personal Management Officer.

Armando Medeiros de Faria

Marketing and Communications Officer. At the Bank, he was special assistant to the Presidency and coordinator to the Public Communication Division, from September 2003 to May 2009; assistant to the Presidency from May 2009 to November 2009 and has been Marketing and Communications Officer since November 2009.

Ary Joel de Abreu Lanzarin

Micro and Small Companies Officer. At the Bank, Mr. Lanzarin was state superintendent from May 2000 to May 2009 and has been Micro and Small Companies Officer since May 2009. His main activities include managing and coordinating the activities of the Micro and Small companies, approve the Bank’s internal instructions and provide assistance to the Executive Committee.

Carlos Eduardo Leal Neri

Employee Relations and Sponsored Entities Officer. At the Bank, he was executive manager of the Employee Relations and Socio-Environmental Responsibility Board from April 2003 to September 2007. He was also president of CASSI from September 2007 to May 2009, and has been Employee Relations and Sponsored Entities Officer since 2009.

Dan Antônio Marinho Conrado

São Paulo Distribution Officer. At the Bank, he was state superintendent of the States of Mato Grosso and Santa Catarina from April 2003 to September 2007; superintendent of the Government Board of the North, Northeast and Center-West regions from September 2007 to June 2008; Marketing and Communications Officer from May 2009 to November 2009; and Distribution Officer since November 2009.

Danilo Angst

Vice-President of Credit, Controlling and Risk Management. At the Bank, he was state superintendent of the State of Rio de Janeiro from July 2003 to November 2005 and superintendent of Retail and Government Business of the State of Paraná from 2005 to 2009. He is also a member of the Supervisory Board of BB Aliança Participações S.A. and BB Seguros Participações S.A.

Denilson Gonçalves Molina

Debit and Credit Card Officer. At the Bank, he was project manager in the Housing Credit Project from September 2006 to October 2007; executive manager of the Retail, Consumer Credit Management from April 2004 to September 2006; and executive manager of Consumer Debit and Credit Cards Business from October 2007 to April 2009. He has also been member of the Board of Directors of Cielo since December 2008.

Edson de Araújo Lôbo

Security Management Officer. At the Bank, he was superintendent of security and general manager of the security management unit from September 2006 to August 2007 and Security Management Officer since August 2007. Mr. Lobo has been an alternate member of the Board of Directors of Companhia de Seguros Aliança Brasil since 2009. His main activities include managing process for information technology security, anti-money laundering and fraud prevention.

Janio Carlos Endo Macedo
Retail Officer. At the Bank, he was Commercial Superintendent from 2006 to 2009, General Manager of the High-Income Division from May 2009 to July 2009 and has been Retail Officer since 2009. Mr. Macedo was also executive manager of Companhia de Seguros Aliança do Brasil’s Distribution Department from 2004 to 2006.

José Carlos Vaz

Agribusiness Officer. Mr. Vaz was executive manager of the Agribusiness Office of the Bank from April 2001 to August 2007. Since 2007, he has been the Agribusiness Officer. His main activities comprise management of Banco do Brasil’s agribusiness products.

José Francisco Alvarez Raya

Technology Officer. He was general manager on the Technology Board of the Bank from February 2003 to May 2009, when he became Technology Officer. His main activities include the management of information technology processes, hiring information technology services and managing the feasibility of information technology with the Bank’s requirements.

José Maurício Pereira Coelho

Capital Markets and Investments Officer. At the Bank, he was previously a Manager of the Capital Markets and Investments Division from September 2000 to September 2007, and Manager of the Insurance, Pension Plans and Capitalization Division from September 2007 to August 2009. He has been Capital Markets and Investments Officer since 2009.

Márcio Hamilton Ferreira

Financial Officer. Mr. Ferreira was commercial superintendent in Rio de Janeiro from March 2004 to June 2007 and Capital Markets and Investments officer from June 2007 to August 2009. He has been Financial Officer since 2009. His main activities include management of employees, products, resources and results related to the Bank’s financial information.

Marco Antonio Ascoli Matroeni

Strategy and Organization Officer. At the Bank, he was executive manager of budget and analysis from December 2003 to January 2008 and also executive manager of Organizational Architecture in the Strategy and Organizational Department from January 2008 to May 2009. Mr. Matroeni has been an Officer of Besc S.A. Arrendamento Mercantil, Bescredi—BESC Financeira S.A. Crédito, Financiamentos e Investimentos and BESC Distribuidora de Títulos e Valores Mobiliários S.A since October 2008.

Marco Antonio da Silva Barros

Insurance, Pension Plans and Capitalization Officer. At the Bank, he was commercial superintendent from April 2000 to March 2008. He also was commercial officer of Brasilprev Seguros from March 2008 to May 2009. Mr. Barros has been Insurance, Pension Plans and Capitalization Officer since 2009.

Nilo José Panazzolo

Foreign Trade Officer. Mr. Panazzolo was executive manager of the Bank’s International Operations Management from July 2003 to January 2006. He has been Foreign Trade Officer since 2006. His main activities include management of employees, products, resources and results related to the Bank’s foreign trade desk.

Nilson Martiniano Moreira

Consumer Lending and Financing Officer. Prior to his current position, he was a commercial superintendent and controlling manager from 2004 to 2006 and Controlling Officer from 2006 to 2009, when he became Consumer Lending and Financing Officer.

Orival Grahl

Legal Officer. Prior to his current position, he was legal counsel from September 1998 to June 2007 and legal executive manager of the Legal Department from June 2007 to December 2009. His main activities include management of employees, products, resources and results related to the Bank’s legal department.

Paulo Roberto Evangelista de Lima

Internal Control Officer. Prior to his current position, he was executive manager of the Internal Control unit from June 2000 to May 2007. He was also a member of the supervisory board of CPFL—Companhia Paulista de Força e Luz—Distribuição e Geração from 2002 to 2004, a member of the supervisory board of Distribuidora de Produtos de Petróleo Ipiranga from 2004 to 2006, both public companies. Mr. Lima has been a member of the Costumers’ Council of TAM S.A. since 2004 and a member of the Board of Directors of CELESC—Centrais Elétricas de Santa Catarina S.A. since 2008, both of which are public companies.

Renato Donatello Ribeiro

Controlling and Risk Management Officer. Prior to his current position, he was the Finance and Investments officer Brasilprev Seguros from October 2004 to May 2009. He has been a director of Pronor Petroquímica S.A., a Brazilian public company, since January 2010.

Sandro Kohler Marcondes

Commercial Officer. He was managing officer of BB Leasing S.A—Arrendamento Mercantil from July 2005 to January 2008 and International Officer from January 2009 to June 2009. Mr. Marcondes has been Commercial Officer since 2009. Mr. Marcondes has also been a director of Vale S.A. since 2007.

Sebastião Antonio Bueno Brandão

Logistics Officer. Prior to his current position, he was audit executive manager from July 2003 to September 2008 and general manager of the operational support unit from September 2008 to February 2010. His main activities include providing support related to logistics of materials, assets, engineering and services of the Bank, as well as assuring that the Bank’s products and services are complying with the applicable laws and rules.

Sérgio Ricardo Miranda Nazaré

Government Relations Officer. Mr. Nazaré has been Government Relations Officer since July 2005. He was also superintendent officer of BB Previdência from July 2003 to July 2005, member of the Supervisory Boards of Telemar Norte Leste S.A. from 1999 to 2002 and Randon S.A. from April 2006 to April 2008 and has been a member of the Board of Directors of Kepler Weber S.A. since April 2009.

Walter Malieni Júnior

Credit Officer. At the Bank, he was corporate superintendent from August 2006 to May 2009. He was also commercial officer at Aliança do Brasil from July 2003 to August 2006. Mr. Malieni Júnior has been a director of Neoenergia S.A. since 2009.

Supervisory Board

The Supervisory Board consists of five incumbent members (and their respective alternates), who are elected each year at the annual shareholders meeting. Minority shareholders are entitled to elect two members to the Supervisory Board. The Supervisory Board is required to meet at a general meeting once a month, and for special meetings whenever it is deemed necessary by any of its members or the Bank’s management.

In addition to the duties set forth in the Brazilian Corporation Law and in Banco do Brasil’s bylaws, Article 3 of the Internal Rules of the Supervisory Board sets forth the following duties of the Supervisory Board: (I) analyze the proposed Annual Internal Audit Activity Plan and oversee the implementation thereof; (II) request the internal audit department to deliver reports on the Bank’s management measures, and settle specific issues therein; (III) act on the Board’s Internal Rules; and (IV) review the management’s actions for compliance with their legal and statutory duties.

As of March 31, 2010, the Supervisory Board consisted of:

Name	Title	Election Date	Term of Office Ends
Daniel Sigelmann	Head officer	April 13, 2010	April 2011
Edélcio de Oliveira	Alternate	April 13, 2010	April 2011
Marcos Machado Guimarães	Head officer	April 13, 2010	April 2011
Carla Goés Coelho de Souza	Alternate	April 13, 2010	April 2011
Ênio Alexandre Gomes Bezerra da Silva	Head officer	April 13, 2010	April 2011
Daniele Russo Barbosa Feijó	Alternate	April 13, 2010	April 2011
Clovis Ailton Madeira	Head officer	April 13, 2010	April 2011
Fernando Alves de Almeida	Alternate	April 13, 2010	April 2011
Pedro Carvalho de Mello	Head officer	April 13, 2010	April 2011
Luiz Alberto Pereira de Mattos	Alternate	April 13, 2010	April 2011

Biographical Information

Biographical information on each member of the Supervisory Board is set forth below.

Daniel Sigelmann

President of the Supervisory Board, National Treasury Representative. Mr. Sigelmann has been the General Coordinator of COAPI of the National Treasury Secretary since August 2004. His activities consist of assisting and supporting the Secretary of the Treasury in his duties related to public investment.

Marcos Machado Guimarães

Federal Government representative. Mr. Guimarães has been the General Coordinator of Economic Affairs of the Finance Ministry since 2007. His activities include matters relating to the international economy and sustainable development, with an emphasis on expansion of foreign trade, price stability and fiscal responsibility, as well as coordinating subjects related to the International Monetary Fund, the World Bank and meetings of G-20, among others.

Ênio Alexandre Gomes Bezerra da Silva

Federal Government representative. Mr. Silva has been an Attorney for the National Treasury since December 2003, being Chief of the General Coordination Department of Relevant Debtors since June 2007; Alternate General Manager of the General Coordination Department of Relevant Debtors since August 2007 and General Manager of the Coordination Department of Relevant Debtors from December 2008 to April 2009. He was also a member of the Supervisory Board of Banco do Estado do Piauí (incorporated by Banco do Brasil) from March to November 2008.

Clóvis Ailton Madeira

Representative appointed by minority shareholders. Mr. Madeira has been an officer of the accounting firm Directa Auditores since 1979, responsible for the management of accounting services provided for several clients. Mr. Madeira has been a member of the Managing Committee of the External Quality Review Program, a body established by Federal Accounting Council, since 2001.

Pedro Carvalho de Mello

Representative appointed by minority shareholders. Mr. Mello has been a professor and coordinator of the International Institute for Professional Development and Associate Professor of Graduate Studies and Post-

Graduate of the School of Economics, at the University of São Paulo, since 1994. He is also Coordinator of the International Department of Fundação Getulio Vargas since 2001, partner of Nebel P. Mello Consultores Associados S/C Ltda. since 1991 and founding member of the Latin America Shadow Financial Committee since 2000.

Edélcio de Oliveira

Federal Government alternate representative. Mr. Oliveira works as General-Coordinator of Financial Relations and Analysis of States and Municipalities for the National Treasury since 2004, and his main activities include assisting the Secretary on subjects related to policies and standards for the improvement of the relationship between the Federal Government, States and Cities.

Carla Goes Coelho de Souza

Federal Government alternate representative. Mrs. Souza has been Assistant to the Secretary of International Affairs of the Finance Ministry of Brazil since January, 2007 and is also a managing partner of Trento Construtores Associados, a strategic management consulting company. Mrs. Souza was also manager of the store Loja Spicy, at Shopping Fashion Mall in Rio de Janeiro from 2004 to 2005 and partner of FCS Informática Ltda. From 1986 to 2005.

Daniele Russo Barbosa Feijó

Federal Government alternate representative. Mrs. Feijó was a member of the Supervisory Board of BB Administradora de Consórcios S.A. from 2005 to 2007, of Caixa Econômica Federal from 2006 to 2007 and of Companhia Urbanizadora da Nova Capital do Brasil from 2007 to 2009. Mrs. Feijó has been Officer of Corporate Management of the Attorney General Office of the National Treasury since 2009, where she was also General Coordinator of Management and Planning from 2004 to 2006 and Collection Manager from 2007 to 2008. From 2007 to 2009 she was also General Coordinator of Human Resources in the Ministry of Treasury

Fernando Alves de Almeida

Alternate representative appointed by minority shareholders. Mr. Almeida was the president of Fundação Estadual de Engenharia do Meio Ambiente until 2009. He has also been part of the sustainability council of Alcoa Alumínio S.A since 2003 and has been an analyst of sustainable development for Radio Eldorado Ltda. since 2009. Mr. Almeida has also been a member of the Board at the United Nations University’s Institute of Advanced Studies and Professor at Fundação Dom Cabral since 2004, and Chief Executive Officer of the Brazilian Corporate Council for Sustainable Development since 1997.

Luiz Alberto Pereira de Mattos

Alternate representative appointed by the minority shareholders. He was a member of the Supervisory Board at Sadia S.A. from 2008 to 2010 and member of the Supervisory Board of Cobrascam Shopping Center from 1998 to 2004. Mr. Pereira de Mattos was also partner of Lopes Filho & Associados and of SLM & Lopes Filho from 1991 to 2007, providing services as analyst of capital markets. He has been a professor at UFRJ—Federal University of Rio de Janeiro since 1996 and partner of Confiance Inteligência Empresarial since 2008.

Audit Committee

The responsibilities of the Bank’s Audit Committee include: (i) assisting the Board of Directors in matters pertaining to the Bank’s internal audit, including assigning duties and monitoring; (ii) supervising the activities and analyzing the work of the Bank’s independent auditors; and (iii) exercising its functions and duties in companies controlled by the Bank that adopt a sole audit committee regime.

The Audit Committee was created on a permanent basis in accordance with the bylaws of the Bank, and consists of three members and one alternate elected by the Board of Directors, all for a one year term, renewable for a maximum period of five years.

The following are the members of the Audit Committee:

Name	Title	Election Date	Term of Office Ends
José Danúbio Rozo	Permanent	June 8, 2009	June 30, 2010
José Gilberto Jaloretto	Permanent	June 8, 2009	June 30, 2010
Celene Carvalho de Jesus	Permanent	June 8, 2009	June 30, 2010
Arno Meyer	Alternate	July 11, 2009	June 30, 2010

In addition to other statutory duties, the Audit Committee has the following responsibilities: (i) recommend independent accountants to the Board of Directors to serve as (or replace) outside auditors, as necessary; (ii) review drafts of the Bank’s Financial Statements and notes, management reports and audit reports; (iii) supervise the accounting and auditing of the Bank, including compliance with internal procedures, regulations and codes and applicable legislation; (iv) evaluate the implementation of recommendations made by independent accountants or by the management on internal audit procedures; (v) receive and disseminate information on any noncompliance with internal procedures or applicable legislation to the Bank, as well as to instruct managers on internal controls and procedures to be adopted, including specific provisions for the protection of service providers and confidential information; (vi) recommend to the Executive Board any correction or improvement of policies, practices or procedures identified during the supervision process; (vii) verify at quarterly meetings with the Executive Board the implementation of its recommendations or clarification of its inquiries; (viii) recommend to the Executive Board the establishment of audit committees in affiliated companies, if necessary at its discretion, in accordance with applicable legislation; (ix) consider, prior to the approval of the Board of Directors, the annual plans for internal audit activities, the annual report on the internal audit activities and the semi-annual report on internal controls; and (x) inform the Central Bank, within three days of identifying the problem, of the existence of or evidence that an error or fraud has occurred.

Compensation

The Brazilian Corporations Law provides that it is the responsibility of the shareholders to set the individual or overall management compensation amount at the annual meeting of shareholders. Whenever this amount is set on an overall basis, the Board of Directors will decide on the manner of allocating this set amount among its members and the Executive Board.

The table below sets out the overall management compensation for the three-month period ended March 31, 2010 and the years ended December 31, 2009, 2008 and 2007.

	As of March 31,	As of December 31,
	2010	2009	2008	2007
			(in R$)
Board of Directors	60,674	236,680	203,357	149,696
Supervisory Board	50,562	197,233	171,394	136,331
Executive Board	8,827,485	25,378,134	20,809,942	16,539,677

Total	8,938,722	25,812,048	21,184,693	16,825,705

The following tables set out the highest, lowest and average individual management compensation for the years ended December 31, 2009, 2008 and 2007.

Year Ended 2009	Board of Directors	Supervisory Board	Executive Board
Highest individual compensation (R$)	39,467	39,467	742,075	(1)
Lowest individual compensation (R$)	39,467	39,467	588,363	(2)
Average individual compensation (R$)	39,467	39,467	708,293	(3)

(1)	Total annual compensation of the Bank’s CEO in 2009.
(2)	Total annual compensation of an officer of the Bank in 2009.
(3)	The average amount is the division of R$25,378,134 by 35.8.

Year Ended 2008	Board of Directors		Supervisory Board	Executive Board
Highest individual compensation (R$)	34,279		34,279	672,884	(1)
Lowest individual compensation (R$)	34,279		34,279	552,507	(2)
Average individual compensation (R$)	34,370	(3)	34,370	578,054

(1)	Total annual compensation of the Bank’s CEO in 2008.
(2)	Total annual compensation of an officer of the Bank in 2008.
(3)

The average annual compensation differs from the highest and lowest individual compensation amounts due to the fact that the average number of members of the Board of Directors is calculated by simple arithmetic average, without taking into consideration the weight of the compensation during the relevant months.

Year Ended 2007	Board of Directors		Supervisory Board	Executive Board
Highest individual compensation (R$)	27,266		27,266	559,601	(1)
Lowest individual compensation (R$)	27,266		27,266	417,183	(2)
Average individual compensation (R$)	27,217	(3)	27,266	525,069

(1)	Total annual compensation of the Bank’s CEO in 2007.
(2)	Total annual compensation of an officer of the Bank in 2007.
(3)

The average annual compensation differs from the highest and lowest individual compensation amounts due to the fact that the average number of members of the Board of Directors is calculated by simple arithmetic average, without taking into consideration the weight of the compensation during the relevant months.

Employees

Overview

As of December 31, 2009, the Bank had approximately 103,971 employees and 9,917 trainees, including Nossa Caixa’s approximately 14,027 employees.

	As of March 31,	As of December 31,
		2009	2008	2007
Number of Employees	103,923	103,971	86,059	81,855

Compensation

The basic compensation provided to the Bank’s employees consists of personal allowances and job allowances. Personal allowances include (i) standard wages in the form of a monthly salary; (ii) personal adjustments to standard wages which provide differences in standard wages for administrative and technical positions; (iii) additional standard wages for support services positions (created after a restructuring from 1982, soon to be cancelled); and (iv) an additional allowance for service time, provided to employees hired through August 31, 1996, to replace a monthly bonus. Job allowances include (i) a basic additional job allowance paid as basic compensation for commissioned positions; (ii) a temporary additional allowance for jobs with eight-hour shifts; and (iii) a basic additional job allowance which supplements the basic additional job allowance for commissioned positions with eight-hour shifts, in cases where the sum of the basic additional job allowance and temporary additional allowance is less than one-third of a clerk’s salary.

Variable Compensation

The profit sharing program provides for semi-annual payment to the Bank’s employees and is composed of two modules:

•

The FENABAN Module corresponds to 45% of the basic compensation, subject to increase by a fixed amount defined in the agreement. Basic compensation includes the amount of compensation for different positions or jobs effectively held or performed during the six-month period.

•

The BB Module is composed of two portions: (i) a fixed portion which corresponds to 4% of the Bank’s net income recorded in the semi-annual balance sheet, proportionally divided between employees (for purposes of determining the fixed portion, the number of employees corresponds to the sum of days worked by each employee, divided by the number of days in the six-month period); and (ii) a variable portion which is equivalent to the product of a number of salaries multiplied by the basic compensation, out of which the FENABAN module and the fixed portion of BB module are subtracted. Receipt of the variable portion during the six-month period must be compliant with the employment agreement.

Relationship between the Bank and Labor Unions

Historically, Banco do Brasil has maintained a collegial relationship with unions by prioritizing communication and working towards negotiated solutions. The Bank’s organizational structure includes executive officers responsible for focusing on relationships with employee unions.

Banco do Brasil exceeds statutory requirements by adopting a permanent collective bargaining model, mutually agreed upon with the unions, with periodic meetings scheduled to discuss employment matters. In addition, the Bank holds monthly topic-specific round tables to discuss matters such as occupational health and working conditions, supplementary pension plans, compensation and outsourcing.

The Bank recognizes a union representative, as provided for in its Collective Bargaining Agreement, and grants to such representative the same rights conferred upon the union leader, pursuant to Article 543 of the Consolidated Labor Laws (CLT).

These measures have been taken by the Bank to comply with current legislation, to provide a collegial work environment and to maintain a constant relationship with employee unions.

Since 2003, strikes have occurred at Banco do Brasil during the collective bargaining periods between the third and fourth quarter of each year, with no material adverse effect on the Bank’s operations. See “Business—Legal Proceedings” for more information regarding these claims.

PRINCIPAL SHAREHOLDERS

On the date of this reference form limited translation, the Bank’s outstanding capital stock was R$25,985,280.95, composed of 2,569,869,551 common and registered book-entry shares with no par value. The Bank’s capital stock consists solely of common shares.

The ordinary general shareholders’ meetings of the Bank are held annually in April of each year and the extraordinary general shareholders’ meetings may be held at any time whenever the Bank’s interests so require. The Bank does not have a shareholders’ agreement.

The following table sets forth the Bank’s outstanding capital stock and shareholders owning 5% or more of the outstanding shares issued by the Bank as of May 31, 2010.

Shareholder	Shares	%
Federal Government	1,739,718,842	67.70
Tesouro Nacional	1,333,734,063	51.90
Fundo Garantidor à Exportação	229,400,000	8.93
BNDESPar	62,409,779	2.43
Fundo Garantidor das Parcerias Público Privadas	60,000,000	2.33
Fundo de Investimento Caixa Garantia Construção Naval Multimercado	45,000,000	1.75
Fundo Garantidor para Investimentos	7,500,000	0.29
Fundo de Investimento Caixa FGHAB Multimercado	1,675,000	0.07
PREVI(1)	266,546,187	10.37
Directors and Officers	18,146	0.00
Free Float(2)	562,426,561	21.89
Treasury	1,159,815	0.05

Total	2,569,869,551	100.0

(1)	On June 8, 2010, PREVI approved the exercise of the totality of its preemptive right with respect to shares offered in the offering.
(2)	Includes the amount of 303,820,805 shares held by foreign investors and 258,605,756 shares held by Brazilian investors.

Current shareholders of the Bank have preemptive rights with respect to the shares issued by the Bank in accordance with the Brazilian Corporations Law, which must be exercised within a three-day period as established during an extraordinary general shareholders’ meeting held on May 19, 2010, and in accordance with the Brazilian Corporations Law.

The Brazilian Treasury will not exercise a portion of its preemptive rights and as authorized by Provisionary Measure No. 487 of April 23, 2010 and pursuant to Decree No. 7,184 dated May 27, 2010, will assign its non-exercised preemptive rights to the Investment and Stabilization Fiscal Fund, an investment fund wholly-owned by the Brazilian Sovereign Fund. Shareholders who exercise their preemptive rights may receive either units and common shares. On June 8, 2010, PREVI approved the exercise of the totality of its preemptive right with respect to shares offered in the offering. See “Description of Capital Stock” for more information regarding preemptive rights.

National Treasury

On the date of this reference form limited translation, the National Treasury, is the controlling shareholder of the Bank, with 1,333,734,063 common shares, representing 51.90% of the total capital stock of the Bank.

Caixa de Previdência dos Funcionários do Banco do Brasil (“PREVI”)

On the date of this reference form limited translation, PREVI holds 266,546,187 common shares of the Bank, representing 10.37% of its total capital stock.

BNDES Participações S.A.(“BNDESPAR”)

On the date of this reference form limited translation, BNDESPAR holds 62,409,779 common shares of the Bank, representing 2.43% of its total capital stock.

RELATED-PARTY TRANSACTIONS

Related-party transactions may be carried out provided that they are in the best interest of the Bank and its shareholders and conducted pursuant to Article 115 of the Brazilian Corporations Law. The Bank enters into such transactions during the ordinary course of its business, with terms and conditions that are standard for the market in which it operates and are in compliance with the Bank’s bylaws.

Related Party Transactions:

CMN Resolution No. 3,750/09 of the National Financial System regulation requires financial institutions to disclose their transactions with related parties. Similarly, CVM Resolution No. 560/08 sets forth the disclosure of such information in the Company’s financial statements. This accounting rule determines the level at which the Company’s financial position and results were affected by the related-party transactions.

At Banco do Brasil, related-party transactions are entered into under normal market conditions and generally under the terms and conditions applicable to similar transactions, including interest rates and guarantees, excluding unusual receipt risks. As for operations in the usual course of business inherent to financial intermediation activities, these operations are performed in accordance with applicable provisions issued by the CMN and Central Bank of Brazil, which regulate the National Financial System.

The Bank carries out banking transactions (non-interest bearing and interest bearing deposits, loans and committed operations) with related parties, generally under the same terms and conditions as with other clients. The Bank has also entered into related-party service agreements and guarantees. Transactions and operations with the controlling shareholder include activities with the National Treasury and certain departments of the Federal Government, which maintain banking operations with Banco do Brasil.

The disclosure of related-party transactions included in the notes to the Bank’s financial statements also consider Supplementary Law No. 105/2001, the Bank Confidentiality Law, which provides for the confidentiality of certain services and active and passive operations. Moreover, in compliance with the Bank Confidentiality Law, balances of products and services provided to related parties are totaled for disclosure purposes.

Summary of Transactions with Related Parties

The Bank’s balance of assets and liabilities and results from transactions with related parties are as follows for the dates and periods indicated:

	As of March 31, 2010
	Controlling Share– holders(1)	Affiliates(2)	Subsidiaries(2)	Joint Control Subsidiaries(2)	Key Management Personnel(3)	Other Related Parties(4)	Total
	(in thousands of R$)
Assets
Interbank deposits	—	16,348,933	203,810	—	—	—	16,552,743
Securities	—	5,594	43,677	—	—	—	49,271
Loans	1,272,260	55,856	97,066	—	—	290,407	1,715,589
Receivables	—	29,319	—	—	—	—	29,319
Other assets	—	818,095	246,266	11,201	—	—	1,075,562

Total	1,272,260	17,257,797	590,819	11,201		290,407	19,422,484

Liabilities
Demand deposits	601,485	26,167	9,929	5,480	1,571	465,693	1,110,325
Savings deposits	—	—	—	—	1,525	—	1,525
Remunerated Time Deposits	—	4,079,737	6,921	166,696	5,418	4,283,348	8,542,120
Repo operations taken	—	962,718	124,999	—	—	238,591	1,326,308
Borrowings and transfers—BNDES	—	—	—	—	—	18,590,972	18,590,972
Borrowings and transfers—FINAME	—	—	—	—	—	8,937,543	8,937,543
Other borrowings and transfers	2,065,053	8,571,739	—	—	—	957,612	11,594,404
Other Liabilities	—	1,347,127	21,766	—	—	218,344	1,587,237

Total	2,666,538	14,987,488	163,615	172,176	8,514	33,692,103	51,690,434

Results Statements
Income from interest and services	25,458	453,064	10,385	18,833	—	118,125	625,865
Funding Expenses	(31,513)	(140,871)	(374)	(2,983)	(550)	(562,308)	(738,599)

Net Total	(6,055)	312,193	10,011	15,850	(550)	(444,183)	(112,734)

(1)	Includes National Treasury and agencies under the direct administration of the Federal Government.
(2)	Affiliates, Subsidiaries and Joint Control Subsidiaries include the companies indicated in “Business-Material Equity Participations.”
(3)	Key Personnel Administration—Audit Committee, Board of Directors, Executive Directors and Fiscal Council.
(4)

Includes private and public companies controlled by the Federal Government, entities linked to employees (Caixa de Previdência dos Funcionários do Banco do Brasil—Previ, Fundação Codesc de Seguridade Social—Fusesc, Caixa de Assistência dos Funcionários do Banco do Brasil) and Fundação Banco do Brasil—FBB.

	As of December 31, 2009
	Controlling Share– holders(1)	Affiliates(2)	Subsidiaries(2)	Joint Control Subsidiaries(2)	Key Management Personnel(3)	Other Related Parties(4)	Total
	(in thousands of R$)
Assets
Interbank deposits	—	—	16,559,827	—	—	—	16,559,827
Securities	—	—	3,930	41,139	—	—	45,069
Loans	1,218,927	—	234,136	44,223	—	262,227	1,759,513
Receivables	—	—	29,329	—	—	—	29,329
Other assets	—	110,536	1,001,087	47,478	—	—	1,159,101

Total	1,218,927	110,536	17,828,309	132,840		262,227	19,552,839

Liabilities
Demand deposits	582,578	6,310	30,129	6,973	809	890,960	1,517,759
Savings deposits	—	—	—	—	994	—	994
Remunerated Time Deposits	—	119,969	5,082,990	101,504	5,136	4,903,586	10,213,185
Repo operations taken	—	—	1,036,103	47,256	—	1,174,283	2,257,642
Borrowings and transfers—BNDES	—	—	—	—	—	19,629,502	19,629,502
Borrowings and transfers—FINAME	—	—	—	—	—	8,381,169	8,381,169
Other borrowings and transfers	2,100,693	—	7,328,589	—	—	1,278,804	10,708,086
Other Liabilities	—	15,881	1,381,220	28,545	—	17,531	1,443,177

Total	2,683,271	142,160	14,859,031	184,278	6,939	36,275,835	54,151,514

Results Statements
Income from interest and services	111,541	31,639	666,311	210,313	—	402,309	1,422,113
Funding Expenses	(75,030)	(3,379)	(129,289)	(109,983)	(613)	(1,455,911)	(1,774,205)

Net Total	36,511	28,260	537,022	100,330	(613)	(1,053,602)	(352,092)

(1)	Includes National Treasury and agencies under the direct administration of the Federal Government.
(2)	Affiliates, Subsidiaries and Joint Control Subsidiaries include the companies indicated in “Business-Material Equity Participations.”
(3)	Key Personnel Administration—Audit Committee, Board of Directors, Executive Directors and Fiscal Council.
(4)

Includes private and public companies controlled by the Federal Government, entities linked to employees (Caixa de Previdência dos Funcionários do Banco do Brasil—Previ, Fundação Codesc de Seguridade Social—Fusesc, Caixa de Assistência dos Funcionários do Banco do Brasil) and Fundação Banco do Brasil—FBB.

The table below sets out the Bank’s balance of transactions with related parties, by segment, as of March 31, 2010 and December 31, 2009:

	Banking		Insurance, Pension and Financing		Other Businesses		Total
	03/31/10	12/31/09	03/31/10	12/31/09	03/31/10	12/31/09	03/31/10	12/31/09
	(in thousands of R$)
Assets
Interbank deposits	16,552,743	16,559,827	—	—	—	—	16,552,743	16,559,827
Securities	49,271	45,069	—	—	—	—	49,271	45,069
Loans	152,921	102,846	—	—	1,562,668	1,656,667	1,715,589	1,759,513
Receivables	16,009	12,551	400	360	12,910	16,418	29,319	29,329
Other assets	889,686	946,570	67,068	132,139	118,808	80,392	1,075,562	1,159,101
Liabilities
Demand deposits	12,124	13,248	10,828	7,071	1,087,373	1,497,440	1,110,325	1,517,759
Savings deposits	—	—	—	—	1,525	994	1,525	994
Remunerated Time Deposits	3,980,502	5,008,011	—	—	4,561,618	5,205,174	8,542,120	10,213,185
Repo operations taken	611,796	673,219	172,483	14,231	542,029	1,570,192	1,326,308	2,257,642
Borrowings and transfers—BNDES	—	—	—	—	18,590,972	19,629,502	18,590,972	19,629,502
Borrowings and transfers—FINAME	—	—	—	—	8,937,543	8,381,169	8,937,543	8,381,169
Other borrowings and transfers	8,571,739	7,328,589	—	—	3,022,665	3,379,497	11,594,404	10,708,086
Other Liabilities	35,219	38,016	—	15,881	1,552,018	1,389,280	1,587,237	1,443,177
Results Statements
Income from interest and services	221,115	580,635	13,923	44,642	390,827	796,836	625,865	1,422,113
Funding Expenses	(118,014)	(164,322)	(2,026)	(284)	(618,559)	(1,609,599)	(738,599)	(1,774,205)

Net Total	103,101	416,313	11,898	44,359	(227,733)	(812,764)	(112,734)	(352,092)

The table below sets out the Bank’s balance of transactions with related parties, by related party, as of March 31, 2010 and December 31, 2009.

	Controlling Shareholders				Affiliates and Subsidiaries		Joint Control Subsidiaries		Other Related Parties
	03/31/10		12/31/09		03/31/10	12/31/09	03/31/10	12/31/09	03/31/10	12/31/09
	(in thousands of R$)
Assets
Interbank deposits	—		—		10,461,129	16,377,712	—	—	—	—
Loans	1,225,257	(2)	1,197,876	(1)	—	—	—	—	—	—
Liabilities
Remunerated Time Deposits	—		—		3,571,251	4,706,455	—	—	—	—
Repo operations taken	—		—		368,355	597,098	—	—	—	—
Borrowings and transfers—BNDES	—		—		—	—	—	—	18,590,972	17,877,865
Borrowings and transfers—FINAME	—		—		—	—	—	—	8,937,543	7,637,163
Other borrowings and transfers	—		—		7,976,728	6,797,903	—	—	—	—
Other Liabilities	—		—		—	—	—	—	1,331,641	1,330,942

(1)	US$687,960 thousand converted to reais at a rate of R$1.7412 to US$1.00 as of December 31, 2009.
(2)	US$687,960 thousand converted to reais at a rate of R$1.7810 to US$1.00 as of March 31, 2010.

The table below sets out the Bank’s transactions with related parties below R$300 million, including demand deposits, savings deposits, remunerated time deposits, repurchase agreements, and borrowings and transfers:

	As of March 31, 2010		As of December 31, 2009
	Average Amount	Largest Single Amount	Average Amount	Largest Single Amount
	(in thousands of R$)
Assets
Interbank deposits	132,426	203,810	3,959	142,029
Securities	985	43,677	901	41,139
Loans	10,007	97,066	11,462	175,513
Receivables	586	11,940	587	14,969
Other assets	21,511	36,034	23,182	56,130
Liabilities
Demand deposits	22,207	8,783	30,355	13,128
Savings deposits	31	—	20	—
Remunerated Time Deposits	101,446	164,997	112,382	118,285
Repo operations taken	19,550	191,601	33,889	256,585
Other borrowings and transfers	73,830	137,734	79,800	137,416
Other Liabilities	5,216	21,766	2,291	29,982

Relationships with Management

As of December 31, 2009, the members of the Bank’s Board of Directors, Executive Board and Officers, and persons related to them, collectively held a total of 17,351 of the Bank’s common shares. The members of the Bank’s Executive Board, or persons related to them, collectively hold 41 Series C Warrants.

Relationships with the Controlling Shareholder

Since its incorporation in 1808, the Bank has maintained a close relationship with the Federal Government. As of March 31, 2010, the Federal Government, the Bank’s controlling shareholder, held 1,739,718,842 common shares, representing 67% of its voting capital and capital stock. As described below, the fact that the Federal Government controls the Bank means that the Bank is one of the principal enforcers of its credit policy.

With respect to the relationship between the Bank and its controlling shareholder, the Bank is required to: (i) perform certain duties and services in its role as financial agent of the National Treasury and certain other functions assigned to it by law; (ii) extend financing in respect of governmental interests and execute certain official programs through the application of Federal Government funds or funds of any other nature; and (iii) render guarantees in favor of the Federal Government, and any of the above transactions should comply with the provisions of the Bank’s bylaws.

The Government Market

In the Government Market, the Bank’s clients include the Federal Government, Brazilian states, the Federal District and municipalities, and their respective directly or indirectly related entities, in the executive, legislative and judicial branches of government. The Bank, in its role as credit agent, provides funds to the Federal Government to invest in public policies.

Credit Programs

The Bank acts as a financial agent for BNDES/FINAME, aimed at generating development, employment and income. As of December 31, 2009, the Bank (not including Nossa Caixa data) onlent R$19.6 billion in funds from BNDES, representing 75.8% of the total volume of such loans. In addition, the Bank allocates significant funds to finance the activities of micro, small and medium enterprises.

PROGER Rural is designed to provide fixed credit for agricultural and livestock financing, in addition to financial support for fixed and semi-fixed investments in the agricultural sector. PRONAF targets the financing of agricultural activities in general. As of December 31, 2009, the volume of the Bank’s operations onlent to the agricultural sector (under the PROGER Rural and PRONAF programs) was R$18.3 billion, an increase of 21.1% from December 31, 2008.

The Bank also lends funds under the FINAME program, which aims to finance machinery and equipment. As of December 31, 2009, funds lent under the FINAME program totaled R$8.4 billion, an increase of 27.3% from December 31, 2008. This amount represents a liability vis-à-vis BNDES.

The Bank administers and acts as financial agent for the FCO, the constitutional financing fund created by Law No. 7,827/89 dated September 27, 1989 to contribute to the economic and social development of the Brazilian Midwest region, by means of establishing financing programs for various economic sectors, including agriculture, cattle raising, agribusiness, mining, tourism, trade and services. As of March 31, 2010, the volume of funds directed to these programs was R$12.8 billion, accounted for as subordinated debt, due to their long-term nature and lower collection priority.

Rural Policy

The Bank is largely responsible for implementing much of the Federal Government’s agricultural policy. The rural portfolio of the National Financial system totaled R$114.9 billion as of March 31, 2010. Of the national totals, Banco do Brasil accounted for R$65.9 billion as of March 31, 2010, making Banco do Brasil a leader in the National Financial System, with market shares of 55.8%, according to data from the Central Bank. For further information on agribusiness credit, see “Business—Description of Business and Services—Banking Services—Agribusiness Loans.”

DESCRIPTION OF CAPITAL STOCK

General

The Bank is incorporated as a publicly traded corporation (sociedade anônima). It is a multiple-service bank and is governed by applicable law as well as by its own bylaws. The Bank is incorporated for an undetermined period. The Bank has its head offices located in the city of Brasilia, but may open and close branches, subsidiaries, agencies, offices and other points of service in other locations in Brazil and abroad.

Common Shares

As of the date of this reference form limited translation, the Bank’s outstanding capital stock was R$25,985,280,785.95, composed of 2,569,869,551 common, registered and book-entry shares, with no par value.

The Bank may, subject to the vote of a general shareholders’ meeting and according to the conditions determined thereby, increase its capital up to the limit of R$50 billion through the issuance of common shares. The shareholders have a preemptive right to subscribe capital increases in proportion to the number of their shares, except for subscription rights of bondholders and for issuance of shares for a public sale on a stock exchange or for public subscription, or share exchange in a tender offer for acquisition of control. According to its bylaws, the Bank may not issue preferred shares, debentures or beneficiary shares.

In the event of liquidation, shareholders will only receive their share of the assets after the payment of all liabilities.

Treasury Shares

The Bank holds 1,159,815 common shares in treasury as of the date of this reference form limited translation.

History of Certain Changes to Capital Stock

Extraordinary general shareholders’ meeting held on April 25, 2007

At the extraordinary general shareholders’ meeting held on April 25, 2007, the shareholders of the Bank approved (i) the split of the Bank’s common shares at the ratio of 1:3, granting two new shares per share held by existing shareholders; and (ii) the capitalization of R$442,159,945.41, recorded in the Bank’s expansion reserve account, and the amount of R$355,637,532.37, recorded in the Bank’s capital reserve account, without the issuance of new shares. As a result, the share capital of the Bank at that time increased to R$12,710,692,615.95, composed of 2,475,949,269 common book-entry shares with no par value.

Extraordinary general shareholders’ meeting held on May 19, 2010

At the extraordinary general shareholders’ meeting held on May 19, 2010, the shareholders of the Bank approved the increase of the Bank’s capital stock within the limits of its authorized capital and the terms set forth in its bylaws, in the amount of up to 286,000,000 new common shares, with no par value, to be sold at a price per share set by the Board of Directors of the Bank. In accordance with the Brazilian Corporations Law, upon the issuance of these shares, the Bank’s current shareholders will be entitled to preemptive rights, at the same price per share paid by other investors. For further information on preemptive rights, see “Principal Shareholders.”

Corporate Transformation and Restructuring

In the last five years there has been no relevant corporate transformation and/or restructuring involving the Bank.

Subscription Warrants

On June 17, 1996, the ordinary general shareholders’ meeting approved the distribution of warrants in the proportion of one warrant for each share held by the shareholders, in three series, A, B and C, respectively corresponding to 20%, 30% and 50% of the capital at that time. The period for exercising the Series A and B Warrants has already elapsed. On July 7, 2002, the ordinary general shareholders’ meeting approved the conversion the Bank’s Series B (already expired) and C Warrants using the same method used to convert the Bank’s then preferred shares into common shares. Accordingly, each Series B and C Warrantholder has the right to subscribe 1.043933 common share (0.56067 common shares plus the product of 0.43933 preferred shares multiplied by 1.1) during the applicable periods. In April, 2007, the extraordinary general shareholders’ meeting approved the split of the Bank’s common shares at the ratio of one to three (1:3) so that two new shares were granted to each share previously held. With this change, each Series C subscription warrant, which exercise is scheduled for the period from March 31 to June 30, 2011, shall be entitled to subscribe 3.131799 common shares. From July 2006 to June 2011, whenever there is a capital raise through a share issuance, the same share subscription period will be granted to the warrant holders to exercise their rights. The price to exercise the warrants is R$8.50 (the value on the date of the shareholders’ meeting that approved the issue) per 1 share adjusted for the IGP-DI inflation index, from the issue date to the exercise date of the subscription rights.

The amount of Series C warrants issued and not exercised by the Bank corresponds, as of March 31, 2010 to 5,880,483 Warrants. If shareholders equity interest is maintained at current levels, the federal government will continue to have the controlling stake of the Bank, even if the warrants are fully exercised.

Business Purpose

The Bank’s business purpose encompasses all active, passive and related banking activities, the rendering of banking services, intermediation and financial supply in its various forms, and the exercise of any activities authorized for institutions that make up the Brazilian financial system. Further, the Bank may act in the commercialization of agribusiness products and incentivize the sale and purchase of goods produced, or serve as an agent in the execution of the federal government’s financial and credit policies. Administration of third-party resources must be done through the contracting of a subsidiary company or a company controlled by the Bank.

Shareholder Rights

In accordance with Brazilian Corporations Law, neither the Bank’s bylaws nor the general shareholders’ meetings may deprive shareholders of their right to:

•	share in the Bank’s profits;

•	in the event of the liquidation of the Bank, to participate in the distribution of any remaining assets in proportion to their share in the Bank’s capital stock;

•	monitor the management of the Bank as per Brazilian Corporations Law;

•	exercise their right of first refusal in the subscription of future capital increases, except in certain circumstances as set forth in Brazilian Corporations Law; and

•	withdraw from the Bank’s share capital in the cases set forth in Brazilian Corporations Law, including merger and spin-off.

Pursuant to Brazilian Corporations Law, in the event of the sale of control of the Bank, all shareholders have the right to tender their shares to the acquirer. Upon sale of control, shareholders may still sell their shares at a price at least equal to 80% of the price paid per common share of the controlling block. However, the bylaws of the Bank currently reflect Novo Mercado rules, which require that 100% of the price paid per controlling share be extended to all shareholders in the event of a sale of control.

Each share confers upon its holder the following rights, advantages and privileges: (i) the right to receive, every six months, and in the proportion of their share of Bank’s capital, a mandatory dividend equivalent to 25% of net profit during the year, adjusted as per Article 202 of the Brazilian Corporations Law; (ii) the right to receive dividends and all other rights inherent to common shares issued by the Bank; and (iii) the right to vote in deliberations of the general shareholders’ meetings, except in the event of the adoption of a multiple vote for election of members of the Board of Directors; (iv) in the event of the sale of control of the Bank, by means of one or successive transactions, the right to sell its shares in the same conditions granted to the controlling shareholder; and (v) all other rights applicable to the Bank’s common shares under the rules of the Novo Mercado, the Bank’s bylaws and the Brazilian Corporations Law.

As per the contract signed with the BM&FBOVESPA on May 31, 2006 to list the Bank’s common shares on the Novo Mercado, the Bank may not issue common shares without voting rights or with restricted voting rights.

General Shareholders’ Meeting

At a regularly called and convened general shareholders’ meeting of the Bank, its shareholders are authorized to decide on all business relating to the Bank and to make all deliberations that they judge to be appropriate to the interests of the Bank. It is exclusively up to the shareholders, in a general ordinary shareholders’ meeting, which must be held annually in the month of April, to discuss and vote on the audited financial statements and to determine the destination of net profit and the distribution of dividends from the immediately preceding year. Extraordinary general shareholders’ meetings may be held simultaneously with the ordinary meetings, or at any other time. According to the terms of the Bank’s bylaws and Brazilian Corporations Law, the shareholders of the Bank retain the exclusive ability to determine:

•	the sale, in whole or in part, of the capital stock of the Bank or of its controlled companies;

•	any increase in the Bank’s capital through the subscription of new common shares;

•	the waiver of any right to subscribe common shares or convertible debentures into shares of controlled companies;

•	the sale of convertible debentures into common shares owned by the Bank issued by controlled companies;

•	the issue of any other securities, in Brazil or abroad;

•	any sale, merger or incorporation;

•	any commutation of shares or other securities; and

•	any practices, other than corporate governance practices and the signing of contracts for that purpose, with stock exchanges.

Quorum

As a general rule, Brazilian Corporations Law requires that the general shareholders’ meeting begin with an initial call of only those shareholders holding a minimum of 25% of the Bank’s capital with voting rights, followed by a second call that contains any number of shareholders holding shares with voting rights. If the shareholders have been called to deliberate on changes to the Bank’s bylaws, the first quorum in the initial call must carry with it at least two-thirds of the common shares with voting rights, but in the second call, with any specified number of shares.

In general, the approval of any matter requires a majority of the common shares held by those shareholders appearing either personally or by means of a proxy, and abstaining votes are not considered in the calculation. However, the following matters require the approval of shareholders representing at least half of all the common shares, regardless of attendance:

•	change in the Bank’s corporate purpose;

•	reduction of the minimum mandatory dividend;

•	merger or amalgamation of the Bank into another company;

•	spin-off;

•	holding equity interest in a group of companies;

•	termination of liquidation process; and

•	dissolution.

The CVM may authorize a reduction in the required quorum set forth under Brazilian Corporations Law in the case of a publicly traded company with shares dispersed throughout the market if the last three meetings were conducted with the presence of shareholders representing less than half of the shares with voting rights.

Call

In accordance with Brazilian Corporations Law, the convening of the Bank’s general shareholders’ meetings is announced publicly at least three times in the Federal District Official Daily Gazette, as well as in another newspaper with general circulation, which in the case of the Bank are, Valor Econômico in the City of São Paulo, Correio Brasiliense in the City of Brasilia and Jornal do Comércio in the City of Rio de Janeiro. The official call notice must be published at least 15 days prior to each general shareholders’ meeting, unless a longer period is established under applicable law or regulation.

However, the CVM may, in specific circumstances, require that publication of the first call be made at least 30 days prior to the relevant general shareholders’ meeting. Additionally, the CVM may, at the request of any shareholder, extend, for up to 15 days, the period prior to the call of the extraordinary general shareholders’ meeting in order to understand and analyze the proposals to be submitted at the meeting. The call notice must contain the agenda, and if the Bank’s bylaws are to be modified, a summary of the proposed amendments.

As of the date of publication of the call notice, the Bank must make adequate documentation available at its headquarters for shareholders deliberation, and it must send a copy of those documents to the BM&FBOVESPA.

Location of General Shareholders’ Meeting

The general shareholders’ meetings of the Bank are held at its corporate headquarters located at SBS, Quadra 01, Lote 32, Ed. Sede III—24th floor, in the Federal District. Brazilian Corporations Law also permits that the general shareholders’ meetings may take place outside the headquarters in the event of force majeure, as long as they are held in Brasilia and the respective convocation contains an express and unequivocal indication of the location in which the general shareholders’ meeting will take place.

Ability to Convene General Shareholders’ Meetings

It is ordinarily the duty of the Board of Directors of the Bank to call for the general shareholders’ meetings. The following parties and entities may also convene general shareholders’ meetings:

•	any shareholder, when the Board of Directors delays calling a general shareholders’ meeting for more than 60 days, in the cases set forth under law or the Bank’s bylaws;

•

shareholders representing a minimum of 5% of the Bank’s capital, in the event that the directors fail to convene, within eight days, a general shareholders’ meeting requested by a duly documented request, which includes a notice of the matters to be discussed;

•

shareholders that represent a minimum of 5% of voting capital, in the event that the directors do not respond to within a period of eight days, a request to convene a general shareholder’s meeting, the purpose of which is to appoint members of the fiscal council;

•	the fiscal council, in the event that the board of directors fails to convene the general shareholders’ meeting for more than one month; and

•	The fiscal council or the board of directors, whenever there are serious or urgent reasons to do so.

Proof of Shareholding and Representation

Those persons present at the general shareholders’ meeting must prove that they are shareholders in order to exercise their voting rights.

The shareholders may be represented in the general shareholders’ meeting by a proxy established during the previous year, who is a shareholder, manager of the Bank, attorney, or a financial institution. Investment funds must be represented by their administrator or by a proxy.

Impediments Placed on Management

Brazilian Corporations Law prohibits any board member or officer from:

•

performing any act of charity at the cost of the Bank, except those that benefit the employees or community in which it participates, and that have been approved by the board of directors or by the executive board;

•	receiving, by virtue of his or her position, any type of direct or indirect personal advantage from third parties not authorized by the Bank’s bylaws or resolved in a general shareholders’ meeting;

•

taking resources or assets of the Bank as a loan or for the personal gain of a company in which that person has an interest, or for third parties, their goods, services or credit without prior authorization by the general shareholders’ meeting or the board of directors;

•	intervening in any business transactions that are in conflict of interest with the Bank, or in the deliberations of the other members of the board of directors in that regard;

•	using, to his or her benefit or the benefit of third parties, commercial opportunities that he or she has knowledge of due to the exercise of the position;

•

neglecting to exercise or protect the rights of the Bank, or, with the intent to obtain advantages for him or herself or for third parties, failing to take advantage of business opportunities in the interest of the Bank; and

•	acquiring, for profitable resale, goods or rights that he or she knows are necessary for the Bank or that the Bank intends to acquire.

Withdrawal Rights

Those shareholders who dissent from certain decisions taken at the general shareholders’ meeting may withdraw from the Bank and redeem the book value of their shares.

Under Brazilian Corporations Law, the withdrawal right may be exercised in the following circumstances, among others:

•	spin-off (as described below);

•	reduction of mandatory dividend;

•	change in the Bank’s corporate purpose;

•

merger of the Bank into another Brazilian company, such that the Bank becomes a wholly owned subsidiary; or, the acquisition by the Bank of all the shares of another Brazilian company such that that company becomes a wholly owned subsidiary of the Bank;

•	acquisition of control of another company for a price that exceeds the limits established in the second paragraph of Article 256 of Brazilian Corporations Law;

•	merger or amalgamation of the Bank into another company; or

•	hold equity interest in a group of companies.

Brazilian Corporations Law further provides that a spin-off will give rise to the right to withdraw only if there is a change in the Bank’s corporate purpose, except when the separated equity is transferred to a company whose activity substantially coincides with the corporate purpose of the Bank; there is a reduction in the minimum mandatory dividend; or there is a participation in a group of companies, in the cases of:

•	merger of the Bank or amalgamation, in which the Bank is absorbed by another company;

•	participation in a group of companies;

•

merger of all the common shares of the Bank into the equity of another Brazilian company, such that the Bank becomes a wholly owned subsidiary, or acquisition by the Bank of all the shares of another Brazilian company such that that company becomes a wholly owned subsidiary of the Bank; or

•	acquisition of the control of another company for a price that exceeds the limits established in the second paragraph of Article 256 of Brazilian Corporations Law.

The shareholders of the Bank will not have the right to withdraw if their shares (i) are liquid, meaning they are listed on the BM&FBOVESPA’s general index or the index of any other stock exchange, as defined by the CVM, and (ii) they are widely held such that the controlling shareholder, the controlling company or other commonly controlled companies hold less than 50% of the Bank’s common shares.

The shareholders of the Bank will have the right to withdraw in the event of merger or spin-off if the resulting company does not obtain the publicly traded company register within a maximum period of 120 days, starting from the date of the general shareholders’ meeting that approved the transaction.

The right to withdraw must be exercised within 30 days following publication of the act of the general shareholders’ meeting that approved the transaction. Furthermore, the Bank may, within 10 days following the end of the period for payment of reimbursement, reconsider any deliberation that has given rise to the right to withdraw, if it is understood that payment of the reimbursement price of the shares of dissenting shareholders will place the Bank’s financial condition at risk.

If the right to withdraw is exercised, the shareholders will have the right to receive the book value of their shares based on the most recent balance sheet approved at the general shareholders’ meeting. However, if the decision that gave rise to the right to withdraw occurred more than 60 days before the date of the most recently approved balance sheet, the shareholder may request that a special balance sheet be prepared on the date that adheres to the 60-day period, for evaluation of the value of his or her shares. In this case, 80% of the calculated reimbursement value based on the most recently approved balance sheet will be paid immediately, and the amount will be paid within 120 days of the date of the general shareholders’ meeting that gave rise to the right to withdraw.

Redemption

As per Brazilian Corporations Law, the common shares of the Bank may be redeemed by a decision of the shareholders in a general shareholders’ meeting, who represent a minimum of 50% of the Bank’s capital.

Preemptive Right

Except as described below, the shareholders of the Bank have preemptive rights in the subscription of common shares in any capital increase, in proportion to their shareholdings.

However, pursuant to Brazilian Corporations Law, the Bank’s bylaws authorize the exclusion or reduction of the right of preemptive rights to the shareholders and bondholders in share issues in which the capital increase was authorized in a general shareholders’ meeting, if placed for sale on a stock exchange or through public subscription, or through commutation for shares publicly offered for purchase of control.

Current shareholders of the Bank have preemptive rights with respect to the shares issued by the Bank and in accordance with the Brazilian Corporations Law, which must be exercised within a three-day period as established during an extraordinary general shareholders’ meeting held on May 19, 2010, and in accordance with the Brazilian Corporations Law.

The Brazilian Treasury will not exercise a portion of its preemptive rights and as authorized by Provisionary Measure No. 487 of April 23, 2010 and pursuant to Decree No. 7,184, dated May 27, 2010, will assign its non-exercised preemptive rights to the Investment and Stabilization Fiscal Fund, an investment fund wholly-owned by the Brazilian Sovereign Fund. Shareholders who exercise their preemptive rights may receive either units and common shares. On June 8, 2010, PREVI approved the exercise of the totality of its preemptive right.

See “Principal Shareholders” for more information regarding preemptive rights.

Share Registry

The common shares of the Bank are kept in book-entry form at the Bank itself, without the issue of certificates. The transfer of common shares is done by means of an account debit for the seller’s shares and an account credit for the purchaser, by written order of the seller or by legal order or authorization.

Insider Information Restrictions on Controlling Shareholders, Managers and Members of the Supervisory Board

The controlling shareholders, members of the executive board, the board of directors, the fiscal council, and any other organization with technical or consultative functions that were created by statutory disposition, or whomsoever, by virtue of their charge, function or position in the Bank, its controlling shareholders or its controlled or affiliated companies, has knowledge of information relating to a material fact or act, must abstain from negotiating securities issued by the Bank or referencing them, under the following conditions, among others:

•	prior to releasing to the public any material fact or act that occurred in the business dealings of the Bank;

•	prior to releasing information about incorporation, merger, spin-off in whole or in part of the assets of the Bank, or its reorganization;

•

during the 15-day period prior to the release of quarterly and annual results of the Bank, except, however, that the purchase of the Bank’s common shares is allowed in the cases mentioned in article 15, paragraph 3, of CVM Instruction 358; and

•

in relation to the controlling shareholders, council members and directors, in the event of the purchase or sale by the Bank of its own common shares or in the event of the purchase or sale of common shares issued by the Bank by any of its controlled or affiliated companies, or a partnership that is under joint control with the Bank.

Tag Along Rights

In accordance with the Novo Mercado Rules, the sale of control of the Bank, whether through a single transaction or by means of successive transactions, must be made under conditions in which the purchaser agrees to conduct, pursuant to the conditions and deadlines provided by applicable legislation and by the Novo Mercado rules, the public offer for purchase of the remaining common shares under the same terms and conditions offered to the controlling shareholder.

A public offer is further required when:

(a)	there is an onerous assignment of subscription rights of common shares and other securities, or rights related to securities that are convertible into common shares, which result in a change of control of the Bank; or

(b)	in the event of change of control in the company that holds the controlling interest, as defined under the Novo Mercado rules. In such a case, the selling shareholder shall disclose to the BM&FBOVESPA the amount paid in relation to the company in such transaction, as well as deliver documentation proving such amount; and

(c)	holders of common shares in the Bank acquire control by means of a particular share purchase contract. In this case, the purchasing shareholder will be obliged to (i) make a formal tender offer to purchase the common shares pursuant to the same terms and conditions offered to the selling shareholder, and (ii) to reimburse the shareholders who purchased shares in the stock market during the six months prior to the date that control was sold. The reimbursement amount is the difference between the price paid to the controlling shareholder selling its shares and the amount paid on the market for common shares during that period, duly adjusted.

Whoever acquires control of the Bank must adopt appropriate measures, to the extent necessary, in order to restore within six months the minimum percentage of 25% of shares in circulation in the market.

The controlling shareholder may not transfer its common shares in the Bank to the entity acquiring control of the Bank, and the purchaser and the Bank may not register the transfer of those shares if the purchaser and the Bank do not sign an approval agreement, which shall be forwarded to BM&FBOVESPA immediately after signature. The new controlling shareholders shall be personally liable to submit to, and act in accordance with, the participation agreement of the Novo Mercado, and its relevant rules and arbitration provisions.

Acquisition by the Bank of its Own Common Shares

The bylaws of the Bank authorize the general shareholders’ meeting to approve the Bank’s purchase of its own outstanding shares to hold in treasury or for subsequent cancellation or sale. The decision to purchase its own shares to hold in treasury or for cancellation may not, among other things:

•	result in the reduction of the Bank’s capital stock;

•

require the use of resources greater than the amount of profits or reserves recorded on the most recent balance sheet of the Bank (except for the legal reserve, reserve for profits to be realized, reappraisal reserve, and the special reserve for undistributed mandatory dividends);

•	create, directly or indirectly, any artificial demand, offer, or price, or employ non-equitable practices as a consequence of any act or omission;

•	be used for the purchase of shares held by the controlling shareholder of the Bank; or

•	be undertaken if there is a public offer under way for the acquisition of the common shares issued by the Bank.

The decision to acquire its own common shares must specify (i) the purpose of the transaction; (ii) the number of common shares to be acquired; (iii) the period in which the common shares may be purchased, which may not exceed 365 days; (iv) the number of common shares in circulation in the market; and (v) the names and addresses of financial institutions which will act as intermediaries.

Arbitration

The Bank, its shareholders, directors, officers and the members of the fiscal council, if installed, must submit to arbitration any disputes or controversies relating to the application, legality, validity, effectiveness, interpretation, violation and effects of the violation of the provisions of the Novo Mercado listing rules, the agreement between the Bank and BM&FBOVESPA, the BM&FBOVESPA arbitration rules, the provision of the Brazilian Corporate Laws, the applicable rules of the CMN, BACEN or CVM, the regulators of BM&FBOVESPA and other rules generally applicable to the capital market.

Release of Information

The Bank complies with Brazilian Corporations Law requirements regarding the release of information, as well as applicable rules issued by the CVM. Further, as a function of its listing in the Novo Mercado, the Bank must also follow the requirements related to the release of information contained in applicable Novo Mercado regulations.

Release of Periodic and Contingent Information

The Brazilian Corporations Law, securities regulations of the CVM and the rules for listing on the Novo Mercado require that a publicly held corporations such as the Bank provide certain periodic information to the CVM and the BM&FBOVESPA, including:

•

Registration Data Form (Formulário Cadastral), an electronic form that shall be updated whenever there is any change in the reported data within seven (7) business days as from the occurrence of the fact that caused such change;

•

Reference Form (Formulário de Referência), to be presented within the first five months as from the end of each corporate year or in case a public offering request is filed with the CVM, provided that certain fields of the Formulário de Referência shall be updated within seven (7) business days from the occurrence of certain specific events;

•

Financial Statements prepared in accordance with Brazilian GAAP, within three months as from the end of the fiscal year or on the date on which they are published or made available to shareholders, whichever occurs first, together with (i) the management report; (ii) the independent auditor’s opinion; (iii) an opinion from the supervisory board or equivalent body, if any, in addition with any dissenting votes; (iv) a proposed capital budget prepared by senior management, if any; (v) a statement of the executive officers declaring that they reviewed, discussed and agreed with the content of the independent auditor’s opinion, stating the reasons for dissenting views, if any; and (vi) a statement by the executive officers declaring that they reviewed, discussed and agreed with the financial statements.

•

·Annual Financial Report (Demonstrações Financeiras Padronizadas—DFP), an electronic report containing relevant financial information derived from the company’s financial statements, which shall be filed with the CVM within the three (3) months first months as form the end of each fiscal year or on the same date of submission of financial statements, whichever occurs first;

•

Quarterly Report (Informações Trimestrais—ITR), a quarterly electronic report containing our relevant quarterly corporate, business and financial information, together with a special review report issued by the company’s independent auditor, within one (1) month as from the end of each three-month period of the fiscal year, except for the last three months period of the year;

•

the notice set forth in article 133 of Law No. 6404 of December 15, 1976, at least one (1) month prior to the date scheduled for the annual general meeting or on the same day of its publication, whichever occurs first;

•	the call notice for the annual general meeting, at least fifteen (15) days before the date scheduled for its holding or on the same day of its first publication, whichever occurs first;

•	all documents necessary for the exercise of voting rights in annual general meetings, pursuant to the applicable rules;

•	a summary of the resolutions adopted at the annual general meeting, on the same day it is held; and

•	minutes of the annual general meeting, within seven (7) business days from its holding.

In addition to the foregoing, companies must also provide some other information to the CVM and to the BM&FBOVESPA, such as:

•	call notices for extraordinary, special and debentureholders meetings, on the same day they are published;

•	all documents necessary for the exercise of voting rights at extraordinary, special or debentureholders meetings, as per the conditions and periods set out in specific rules governing these matters;

•	a summary of resolutions adopted at any extraordinary, special or debentureholders meeting, on the meeting date;

•	minutes of extraordinary, special or debentureholders meetings, within seven (7) business days from the respective meeting date;

•	minutes of a board of directors meeting adopting resolutions that are to be binding upon third parties, within seven (7) business days from the meeting date;

•	minutes of executive officers meetings where an opinion was approved, within seven (7) business days as from the date of disclosure of the act or fact covered by the opinion in point;

•	shareholders’ agreements and other partners’ arrangements kept on file at the issuer’s head office, within seven (7) business day from filing thereof;

•	notice of any material act or fact;

•	the share trading policy;

•	the disclosure policy;

•	the amended and restated bylaws, within seven (7) business days as from the date of the general meeting that resolved on the respective amendment to the bylaws;

•

information on shareholders’ agreements to which the controlling person or its controlled or affiliated companies are a party, concerning the exercise of voting rights at the issuer or the transfer of issuer’s securities, and containing at least the signature date, the effective term, parties, and a description of the provisions attaching to the issuer;

•	the judicial reorganization petition and its supporting documents, on the same day it is filed in court; and

•	the judicial reorganization plan, on the same day it is filed in court.

Policy for Internal Release of Information

The Bank’s management has in place well-defined policies regarding the procedural aspects of the decision-making process regarding the businesses and activities of the Bank. These policies are geared to ensuring with applicable legal requirements, as well as the requirements of regulatory and fiscal authorities.

In managing its businesses, the Bank consistently releases information related to political, administrative, technical, business or economic events which are capable of materially affecting the prices of its securities and influencing the decisions of its investors. Access to material information is available to all agents of the Bank, to its clients, employees, the press and investors.

Access to information regarding material events or facts, prior to release to the market, is limited to professionals directly involved with the subject in question, until its public release to the market is deemed appropriate by the Bank. Members of management and any other persons who, by virtue of their charge, function or position within the Bank, have access to information relating to material acts of facts, must maintain the confidentiality of that information until its release to the market, and they must ensure that their subordinates do the same, and are liable jointly and severally in the event of a breach.

The vice chairman of the finance, capital markets and investor relations directorate is responsible for disseminating information that relates to material events or facts, without excluding the joint and several liability of the other members of management in the event of breach of the protocols prior to release. The members of the executive board, the fiscal council and the board of directors are obligated to inform the vice chairman of the finance, capital markets and investor relations directorate of any material events or facts of which they are aware or which occur in an area where they may exercise their discretion as to whether the information should remain confidential or be released. In the event that members of the executive board, the fiscal council and the executive officers verify an omission by the vice chairman of finance, capital markets and investor relations in releasing a material act or fact of which they have knowledge, they must notify him in writing so that the information is released, without affecting his responsibility to the CVM.

In exceptional cases, material events or facts may not be disclosed if the controlling shareholder or the Bank’s management are of the view that releasing such information places the legitimate interests of the Bank at risk. If the Bank’s management decides to maintain the confidentiality of the material fact or event and this information is subsequently disclosed, the vice chairman of the finance, capital markets and investor relations directorate must immediately disclose that information by means of a notice of material fact. If the common shares of the Bank show unusual fluctuations in the quotation, price or quantity negotiated, the vice chairman of the finance, capital markets and investor relations directorate must inquire in writing of the persons with access to the material information in order to verify if they have knowledge regarding a material fact or act that should be released to the market, and if so, to immediately disclose the information.

Material facts are released to the CVM and to the stock exchange, in that order, and only after confirmation of receipt of the communication and its contents by the CVM is it disclosed, simultaneously, to the press, to analysts and investors, and posted on the Bank’s investor relations website in both Portuguese and English. The release of a material fact or event must be completed before the start of or after the close of trading on the BM&FBOVESPA, and if the release of the information is necessary during trading hours, the vice chairman of the finance, capital markets and investor relations directorate will request that the BM&FBOVESPA suspend its trading until the information is completely disseminated.

The release of a material event or fact through the press is done in a way which conforms to the complete version posted on the Bank’s website, or in a summarized form, with the degree of clarification necessary regarding the information, without affecting the release in other media. This decision is up to the vice chairman of the finance, capital markets and investor relations directorate.

The Bank is not responsible for releasing information regarding the acquisition or sale by third parties of its common shares, participation corresponding to 5% or more in kind or class of shares representing its capital, or rights in relation to these shares and other securities issued by it.

Reporting of Material Facts

Pursuant to Brazilian Corporations Law, the Bank must report any material event relating to its business to the CVM and to the BM&FBOVESPA and publish notices containing such material information. Material means any event or fact that could substantially influence (i) the price of the securities issued by the Bank or referenced to them; (ii) the decision of investors to purchase, sell, or hold such securities; and (iii) the decision of investors to exercise any rights inherent to the status of a holder of securities issued by the Bank or referenced to them.

Information Required by the BM&FBOVESPA from Companies Listed on the Novo Mercado

Besides the reporting requirements required by Brazilian Corporations Law and the CVM rules, the following reporting requirements also must be observed by the Bank:

•	within a maximum of six months after obtaining the authorization for trading on the Novo Mercado, the Bank must begin to submit financial statements and consolidated financial statements after the end of each quarter (except the last) and of each year, including a statement of cash flow that must indicate, at a minimum, the changes that took place in the net cash and cash equivalents divided into cash flows from operations, financing, and investments;

•

commencing with the reporting of the financial statements relating to the second year after obtaining authorization for trading its securities on the Novo Mercado, within a maximum of 4 months after the end of the year: (i) provide financial statements and consolidated statements in accordance with the U.S. GAAP or International Financial Reporting Standards (“IFRS”), in reais or in U.S. dollars, which must be written in English, accompanied by the management report and the explanatory notes reporting the net profit and the stockholders’ equity determined at the end of the year, according to Brazilian accounting principles, and the proposed application of earnings, and the opinion of the independent auditors; or (ii) provide, in English, all financial statements, management reports, and explanatory notes prepared in accordance with Brazilian Corporations Law, accompanied by a supplementary explanatory note showing the effect of the income of the year upon the stockholders’ equity as determined according to the accounting practices adopted in Brazil and according to the U.S. GAAP or IFRS, as the case may be, and explaining the main differences between the accounting criteria applied and also provide the opinion of the independent auditors;

•

within a maximum of 15 days after the period established by law for the quarterly reporting of data: (i) submit all of the quarterly data translated into the English language; or (ii) submit the financial statements and consolidated statements prepared according to the U.S. GAAP or IFRS accompanied by the opinion of the independent auditors as described in the paragraph above; and

•	statement confirming submission to the BM&FBOVESPA arbitration rules.

In addition to the data required by the applicable law, the Bank must also include the following data in its quarterly reports after obtaining authorization for trading its shares on the Novo Mercado:

•	consolidated balance sheet, consolidated income statement, and consolidated compliance report, if the Bank is required to submit consolidated statements at the end of the year;

•	statement of stockholders’ equity for shareholders holding more than 5% of the capital stock of the Bank, whether directly or indirectly, issued to the respective individual;

•

consolidated statement indicating the quantity and the characteristics of the securities issued by the Bank held by a controlling shareholder, by the directors, and by the members of the Supervisory Board, whether directly or indirectly;

•

statement of the changes in equity of the securities held by a controlling shareholder, the members of the Executive Board, the Board of Directors and the Supervisory Board in the immediately preceding 12 months;

•	statement showing the cash flow of the Bank (including the consolidated statement), which must be included in the explanatory notes;

•	statement detailing the shares outstanding and their percentage in relation to the total shares issued; and

•	statement confirming submission to the BM&FBOVESPA arbitration rules.

Reporting of Data on Trading by a Controlling Shareholder, the Directors, or the Members of the Supervisory Board

Pursuant to the rules of the Novo Mercado and CVM Instruction No. 358, a controlling shareholder of the Bank, the members of the Board of Directors, the Executive Officers, and the members of the Supervisory Board must inform the BM&FBOVESPA of the number and type of securities issued by the Bank or by its controlled companies that they hold, or that may be held a spouse, a companion, any dependant included in the annual income tax return thereof, or by directly or indirectly controlled companies. This includes the duty to report any changes in their respective equity holdings. This information must be provided within a period of ten days from the end of the month in which the change in their shareholdings occurred. This reporting must include:

•	the name and status of the reporting party;

•	the quantity, type, class, price, and other characteristics of the securities traded; and

•	the manner of acquisition (private or on the stock exchange).

Application of Net Profit and Distribution of Dividends

During each regular general shareholders’ meeting, the Board of Directors of the Bank must authorize the Executive Board to take a decision regarding the use of the net profits of the preceding year. Pursuant to Brazilian Corporations Law, the net profits of any year must be distributed to the shareholders as dividends or applied to revenue reserves.

For the purposes of Brazilian Corporations Law, fiscal net profit is defined as the surplus after deducting income tax and social security contribution on net profit, net of any losses accumulated from previous years and any amounts allocated for paying out the profit-sharing of employees and directors under the Bank’s bylaws. The profit-sharing of employees and directors cannot exceed the total remuneration of the directors or 10% of the profit of that year, after adjustment, whichever is lower.

Calculation of the Distribution

The bylaws of the Bank provide that a minimum of 25% of the net profit of the year, adjusted in accordance with Brazilian Corporations Law and with the Bank’s bylaws, after a deduction of the amount allocated for the funding of the legal reserve and for the contingency reserves and augmented by the amount of a reversal of such contingency reserves, must be available for distribution to the shareholders as dividends or as payment of interest on invested capital. This amount represents the mandatory minimum dividend. The calculations of the net profit and of the contributions to reserves for any year are determined on the basis of the consolidated financial statements prepared in accordance with Brazilian Corporations Law.

However, Brazilian Corporations Law allows for the payment of the mandatory minimum dividend to be suspended, provided that the Board of Directors informs the general shareholders’ meeting that the distribution would be unadvisable in view of the financial position of the Bank. The Supervisory Board, if one is appointed, must give its opinion on such a recommendation and the directors must submit substantiation to the CVM for such suspension. The profit not distributed because of a suspension as described above must be applied to a special reserve and, if not absorbed by subsequent losses, must be paid out as dividends as soon as the financial position of the Bank so allows.

Revenue Reserves

The revenue reserves include a legal reserve, a reserve for profits to be realized, a contingencies reserve, and a retained earnings reserve.

The Legal Reserve. Pursuant to Brazilian Corporations Law, the Bank must apply 5% of the net profit of each year to the funding of the legal reserve until its value reaches 20% of its paid-in capital. Nevertheless, the

DIVIDENDS AND DIVIDEND POLICY

The bylaws of a Brazilian company must specify a minimum percentage of profit available for distribution, which may be paid to the shareholders as either dividends or interest on invested capital.

The Bank has adopted a distribution policy by which it intends to pay dividends and/or interest on invested capital, net of income taxes, at a minimum level of 25% of its adjusted net profit for the year, as determined by Brazilian Corporations Law and the Bank’s bylaws.

The Brazilian Corporations Law allows a company to suspend such dividend distribution if its board of directors reports to the annual shareholders’ meeting that the distribution would not be advisable given the company’s financial condition. The fiscal council, if one is in place, reviews any suspension of the mandatory dividend. In addition, the board of directors of publicly-held corporations are required to submit a report to the CVM setting out the reasons for the suspension, within five days of the shareholders’ meeting. Net income not distributed by virtue of a suspension is allocated to a separate reserve and, if not absorbed by subsequent losses, is required to be distributed as dividends as soon as the financial condition of the company should permit such payment.

The table below shows the dividends and interest on invested capital distributed by the Bank for the periods indicated.

	For the year ended December 31,
	2009	2008	2007
	(in R$ millions, except if otherwise indicated)
Net income(1)	10,148	8,803	5,058
Dividends(2)	2,201	1,973	685
Interest on invested capital(3)	1,858	1,548	1,338
Dividends and interest on invested capital per common share(4) (in R$)	1.58	1.37	0.82

(1)	For the three-month period ended March 31, 2010, the Bank had a net income of R$2,351 million.
(2)	In the current year (January 1, 2010 to the date of this reference form limited translation), the Bank paid R$444 million in dividends to its shareholders.
(3)	In the current year (January 1, 2010 to the date of this reference form limited translation), the Bank paid R$518 million in interest on invested capital.
(4)	The amount per share of dividends and interest on invested capital paid in this year (January 1, 2010 to the date of this reference form limited translation) corresponds to R$0.38.

The Bank is authorized by its bylaws to distribute dividends for periods of less than six months if the distribution is approved by the Executive Board and approved by the Board of Directors. On May 11, 2010, the Board of Officers of Banco do Brasil approved the payment of dividends in the amount of R$444.2 million, in addition to the payment of R$518.2 million as interest on invested capital for the first quarter of 2010, which had been approved on March 11, 2010. Such amounts will be paid to investors on May 31, 2010.

In addition, the Board of Officers also approved, on May 22, 2010, the payment of R$525.4 million as interest on invested capital for the second quarter of 2010, which shall be paid on August 26, 2010.

The distributions paid in the current fiscal year (January 1, 2010 through the date of this reference form limited translation) included dividends paid from net profits and retained earnings and interest on invested capital.

In 2006, the Bank issued Perpetual Securities that contain certain restrictions on the Bank’s ability to pay dividends and interest on invested capital and to redeem the Bank’s common shares if the Bank was to suspend payments under the Perpetual Securities under certain circumstances. See “Risk Factors—Risk Relating to the Bank—The terms of the Bank’s Perpetual Securities contain restrictions on the Bank’s ability to pay dividends and interest on capital and to redeem the shares.”

TAXATION

Certain U.S. Federal Income Tax Considerations

The exercise of preemptive rights by U.S. Holders (as defined below) may have certain U.S. tax consequences. U.S. Holders who exercise their preemptive rights are advised to consult their own tax advisors with respect to an investment in shares in light of their particular investment circumstances. In addition, U.S. Holders should consult their tax advisors regarding any reporting or filing obligations that may arise as a result of their acquisition, ownership and disposition of common shares.

As used herein, the term “U.S. Holder” means a beneficial owner of common shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

The Bank is incorporated under the laws of Brazil. All of the directors and officers of the Bank named in this reference form limited translation reside outside the United States and all or a significant portion of the assets of such persons may be, and substantially all of the assets of the Bank are, located outside the United States. As a result, prospective investors may not be able to effect service of process upon the Bank or these other persons within the United States or to enforce U.S. Court judgments against the Bank or these other persons to the extent that such actions are predicated upon civil liability provisions of the federal securities laws of the United States.

In addition, under the regulations of the Novo Mercado listing segment of the BM&FBOVESPA, any corporate disputes must be submitted to arbitration conducted in accordance with the rules of the Market Arbitration Chamber of BM&FBOVESPA. See “Description of Capital Stock—Arbitration.”

A judgment against the Bank or the persons described above obtained outside Brazil would be enforceable in Brazil without reconsideration of the merits, upon confirmation of that judgment by the highest intermediate Brazilian Superior Court of Justice (the “Superior Tribunal de Justiça”). Such confirmation would occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent Court after proper service of process is made or after sufficient evidence of the party’s absence has been given in accordance with Brazilian law;

•	is not subject to appeal;

•

is authenticated by a Brazilian consular office in the country where the foreign judgment is issued (unless such authentication is waived by international treaties executed between Brazil and the country in which such competent Court is located) and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty, public policy or public morality.

Original actions based on the federal securities laws of the United States may be brought in Brazilian courts and, subject to applicable law, Brazilian courts may enforce liabilities in such actions against the Bank, its directors and executive officers, provided that provisions of the federal securities laws of the United States do not contravene Brazilian sovereignty, public policy or public morality and that Brazilian courts can assert jurisdiction over the particular action.

The ability of a creditor to satisfy a judgment by attaching certain assets of the Bank is limited by provisions of Brazilian law.

A plaintiff (whether or not Brazilian) residing outside Brazil during the course of litigation in Brazil must provide a bond to guarantee Court costs and legal fees if the plaintiff owns no real property in Brazil that could secure such payment, except in case of collection claims based on an instrument that may be enforced in Brazilian courts without the review of its merits (título executivo extra judicial) or counterclaims as established under article 836 of the Brazilian Code of Civil Procedure. The bond must have a value sufficient to satisfy the payment of Court fees and defendant’s attorney fees, as determined by a Brazilian judge. This requirement does not apply to the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Court of Justice.

INDEPENDENT ACCOUNTANTS

The consolidated financial statements of the Bank and its subsidiaries as of and for the years ended December 31, 2009 and 2008, included in this reference form limited translation, have been audited by KPMG Auditores Independentes, independent accountants (“KPMG”), as stated in their report appearing herein. The independent accountants’ report covering the December 31, 2009 and 2008 Brazilian GAAP consolidated financial statements includes an emphasis paragraph stating that the Bank has recorded assets relating to the surplus of PREVI, which was determined based on criteria established by management that include estimates and assumptions of an actuarial and financial nature, as well as the fulfillment of the requirements established in the regulations in force. In addition, KPMG’s independent auditors’ report related to the consolidated financial statements of the Bank and its subsidiaries as of and for the years ended December 31, 2009 and 2008, included in the reference form limited translation states that the balances and respective income of certain indirect investments and the net assets used in the calculation of the Retirement and Pension Plan were audited by other independent auditors and that KPMG’s evaluation with respect to those assets and income is based on the reports issued by those independent auditors.

The consolidated financial statements of the Bank and its subsidiaries as of and for the years ended December 31, 2008 and 2007, included in this reference form limited translation, have been audited by KPMG, independent accountants, as stated in their report appearing herein. KPMG’s independent auditors’ report related to the consolidated financial statements of the Bank and its subsidiaries as of and for the years ended December 31, 2008 and 2007, included in the reference form limited translation, states that the balances and respective income of some indirect subsidiaries and foreign branches and the net assets of the Retirement and Pension Plan were audited by other independent accountants and that the Bank’s evaluation with respect to those assets and income is based on the reports issued by those independent auditors. In addition the Bank’s report contains paragraphs emphasizing that (a) the financial statements for the year ended December 31, 2007 were prepared in accordance with the accounting practices adopted and effective in Brazil up to December 31, 2007 and as permitted by Technical Pronouncement CPC 13—Initial Adoption of Law 11,638/07 and of Medida Provisória 449/08, they are not presented with the reclassifications necessary for comparison between the years; (b) the Bank has recorded assets relating to the surplus of the Bank’s PREVI—Retirement and Pension Plan that were recognized based on criteria established by the Bank’s management that include estimates and assumptions of an actuarial and financial nature; and (c) amounts were recorded relating to income and social contribution tax credits that are contingent on future generation of taxable income and adherence to rules established by the National Monetary Council.

With respect to the unaudited interim consolidated financial information for the three months ended March 31, 2010 and 2009, included herein, KPMG, independent accountants, have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included herein, states that they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. KPMG’s review report covering the March 31, 2010 and 2009 interim consolidated financial information contains an emphasis paragraph stating that during 2009, the Brazilian Securities Commission (Comissão de Valores Mobiliarios or “CVM”) has approved several accounting pronouncements, interpretations and guidance issued by CPC and effective in 2010, with retroactive application for 2009 for comparative purposes, which alter the accounting practice adopted in Brazil. As allowed by CVM through Deliberation 603/09, management has presented its interim financial information as of and for the three-month periods ended March 31, 2010 and 2009 in accordance with accounting practices adopted in Brazil during fiscal year 2009, and has not applied the new accounting pronouncements, which have a mandatory application for the fiscal 2010 year. The Company will refile its interim financial information as of and for the three-month periods ended March 31, 2010 and 2009 in accordance with the new accounting rules, when the financial statement for the year end December 31, 2010 are issued.

KPMG Auditores Independentes is duly registered with the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade), with the Regional Accounting Councils (Conselhos Regionais de Contabilidade) of several Brazilian states, including the State of São Paulo, with IBRACON and with the CVM.

INDEX TO FINANCIAL STATEMENTS

Page
Banco do Brasil S.A. Quarterly Financial Statements as of March 31, 2010 and 2009 and Special Review Report of Independent Auditors	F-2
Banco do Brasil S.A. Financial Statements as of December 31, 2009 and 2008 and Report of Independent Auditors	F-103
Banco do Brasil S.A. Financial Statements as of December 31, 2008 and 2007 and Report of Independent Auditors	F-214

Independent auditors’ report on limited review

To

The Board of Directors, Stockholders and Management

Banco do Brasil S.A.

Brasília – DF

1.	We have conducted a limited review of the balance sheets of Banco do Brasil S.A., individual and consolidated, as of March 31, 2010 and 2009, and of the related statements of income, changes in stockholders’ equity, statements of cash flows and of added value for the quarters then ended, which are the responsibility of its management.

2.	Our limited review was carried out in accordance with the specific rules established by the Brazilian Institute of Independent Auditors (IBRACON), and consisted mainly of the performance, involving the ones responsible for the accounting and financial areas, of analytic review procedures of the financial data and of the verification of the criteria adopted in the preparation of the aforementioned financial statements. Considering that our review does not represent an examination in accordance with the accounting practices applicable in Brazil, we are not expressing an opinion on the aforementioned financial statements.

3.	Based on our limited reviews, we are not aware of any material changes that should be made in the aforementioned financial statements for them to be in accordance with accounting practices adopted in Brazil, applicable to institutions authorized to operate by the Central Bank of Brazil.

4.	The Bank has recorded in its assets, as of March 31, 2010, the amount of R$13,374 million (R$7,794 as of March 31, 2009) corresponding to the surplus of PREVI – Employee Benefits (Note 27a), which was determined based on criteria established by the Bank’s Management, which are considered adequate in the circumstance. These criteria incorporate long-term estimates and assumptions of actuarial and financial nature, as well as the fulfillment of the requirements established in the regulations in force. Therefore, the inaccuracies inherent to the process of using estimates and assumptions may result in differences between the amount recorded and the amount effectively realized.

5.	The balance sheet as of December 31, 2009, jointly presented herein with the aforementioned financial statements in Paragraph One, was examined by us, on which we issued an unqualified opinion dated February 24, 2010 including emphasis paragraph on the same matter as the one described herein in Paragraph Four.

Brasília, 13 May 2010

KPMG Auditores Independentes

CRC SP-014428/O-6 F-DF

Francesco Luigi Celso                                                            José Claudio Costa

Accountant CRC SP-175348/O-5 S-DF                               Accountant CRC SP-167720/O-1 S-DF

Banco do Brasil S.A.

Financial Statements

In thousands of reais	For the three-month period ended March 31, 2009 and 2010

B A L A N C E     S H E E T

		Banco do Brasil			BB-Consolidated
ASSETS		03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009

Current Assets		399.285.177	380.877.073	326.174.869	439.262.634	414.966.454	346.452.954

Available Funds	(Note 5)	7.092.459	7.596.546	6.961.113	7.363.667	7.842.770	7.515.942

Short-term interbank investments	(Note 6a)	156.699.098	166.919.021	136.818.450	151.152.424	166.070.192	123.016.411

Money market		119.986.398	134.937.621	98.620.483	125.683.204	144.173.860	103.356.185
Interbank deposits		36.712.700	31.981.400	38.197.967	25.469.220	21.896.332	19.660.226

Securities and derivative financial instruments	(Note 8)	35.861.577	39.370.590	37.436.302	56.564.296	59.297.166	53.756.339

Internal portfolio		15.422.101	29.778.301	25.038.544	32.225.867	47.295.209	37.294.769
Subject to Repurchase agreements		18.164.406	5.239.743	8.050.123	20.373.608	5.956.127	12.115.278
Deposits with the Brazilian Central Bank		1.901.163	3.713.112	3.033.850	1.967.828	3.817.049	3.033.850
Pledged in guarantee		19.644	19.300	120.295	1.009.266	1.147.243	120.295
Derivative financial instruments		354.263	620.134	1.193.490	987.727	1.081.538	1.192.147

Interbank Accounts		52.107.531	26.421.167	24.540.980	53.123.383	26.574.438	30.923.098

Payments and receipts pending settlement		3.618.279	153.232	3.415.892	3.619.562	153.258	3.537.325
Restricted deposits	(Note 7)	48.072.362	25.950.674	21.013.170	49.035.615	26.063.340	27.130.179
Brazilian Central Bank deposits		46.281.125	24.167.099	20.936.071	47.244.378	24.279.765	25.543.110
National Treasury - rural credits receivable		143.974	148.158	15.899	143.974	148.158	15.899
National Housing Financing System (SFH)		1.647.263	1.635.417	61.200	1.647.263	1.635.417	1.571.170
Interbank onlendings		1.275	1.254	562	18.662	7.746	562
Correspondent banks		415.615	316.007	111.356	449.544	350.094	255.032

Interdepartmental accounts		99.039	293.950	97.758	99.039	295.152	99.352

Third-party funds in transit		295	330	–	295	330	119
Internal transfers of funds		98.744	293.620	97.758	98.744	294.822	99.233

Loan operations	(Note 9)	106.207.488	102.016.228	82.373.077	122.892.407	110.606.691	88.898.134

Public sector		2.066.140	2.432.592	1.634.540	3.641.994	2.794.701	1.930.940
Private sector		111.671.489	107.102.607	86.925.505	127.405.209	115.763.862	93.576.084
(Allowance for loan losses)		-7.530.141	-7.518.971	-6.186.968	-8.154.796	-7.951.872	-6.608.890

Lease operations	(Note 9)	867	–	5.840	1.964.670	1.858.258	1.354.719

Public sector		21.672	23.883	21.165	21.672	23.883	21.165
Private sector		–	–	–	2.065.364	1.951.468	1.380.850
(Unearned income from lease operation)		-20.805	-23.883	-15.325	–	–	–
(Allowance for lease losses)		–	–	–	-122.366	-117.093	-47.296

Other receivables		40.014.009	36.984.668	37.193.509	44.702.914	40.891.329	39.841.873

Receivables on guarantees honored		86.421	36.938	33.315	89.071	39.588	33.315
Foreign exchange portfolio	(Note 10a)	10.841.316	8.480.791	18.912.278	11.807.936	8.671.052	19.040.607
Income receivable		1.239.688	1.464.119	254.782	554.840	533.393	475.745
Negotiation and intermediation of securities		35.392	16.017	37.469	372.716	435.578	150.155
Special operations		–	28	28	–	28	28
Insurance, pension plan and capitalization	(Note 20a)	–	–	–	827.013	885.945	565.184
Sundry	(Note 10b)	28.574.907	27.747.561	18.762.689	31.887.891	31.167.511	20.425.309
(Provision for other losses)		-763.715	-760.786	-807.052	-836.553	-841.766	-848.470

Other assets		1.203.109	1.274.903	747.840	1.399.834	1.530.458	1.047.086

Other assets	(Note 12a)	298.089	290.210	271.822	383.736	363.989	355.935
(Provision for other assets)	(Note 12a)	-166.415	-166.105	-149.319	-176.295	-175.968	-182.965
Prepaid expenses	(Note 12b)	1.071.435	1.150.798	625.337	1.192.393	1.342.437	874.116

		Banco do Brasil			BB-Consolidated
ASSETS		03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009

NON CURRENT ASSETS		272.425.864	279.731.903	211.664.745	285.618.744	293.582.389	245.472.279

LONG-TERM RECEIVABLES		247.469.969	257.451.549	194.736.114	266.839.002	276.572.786	230.898.180

Interbank Investments	(Note 6a)	5.384.115	7.248.277	8.173.676	1.442.256	2.327.768	8.779.788

Interbank deposits		5.384.115	7.248.277	8.173.676	1.442.256	2.327.768	8.779.788

Securities and derivative financial instruments Derivatives	(Note 8)	49.395.180	57.501.256	35.089.558	62.800.177	65.039.715	56.837.242

Internal portfolio		26.221.857	21.131.525	5.930.875	36.741.042	27.638.367	22.979.956
Subject to repurchase agreements		17.824.245	20.584.267	15.664.002	19.546.342	20.929.518	19.834.160
Deposits with the Brazilian Central Bank		3.479.195	14.527.621	11.846.544	3.584.713	14.590.558	12.351.600
Pledged in guarantee		1.752.135	1.110.340	1.421.814	2.753.987	1.499.726	1.446.993
Derivative financial instruments		117.748	147.503	226.323	174.093	381.546	224.533

Interbank transactions		21.114	17.071	2.201	21.114	17.071	2.201

Interbank transfers		21.114	17.071	2.201	21.114	17.071	2.201

Loan operations	(Note 09)	140.809.467	140.826.236	109.224.838	144.424.771	151.176.406	116.477.779

Public sector		3.441.236	3.801.538	2.087.308	2.026.059	3.593.364	1.874.794
Private sector		146.457.686	146.444.106	114.805.619	151.648.838	157.315.829	123.068.894
(Allowance for loan losses)		-9.089.455	-9.419.408	-7.668.089	-9.250.126	-9.732.787	-8.465.909

Lease operations	(Note 9)	1.477	–	8.760	2.628.127	2.842.305	1.891.712

Public sector		36.900	38.967	31.747	36.900	38.967	31.747
Private sector		–	–	–	2.701.650	2.917.455	1.918.214
(Unearned income from lease operation)		(35.423)	(38.967)	-22.987	–	–	–
(Allowance for lease losses)		–	–	–	-110.423	-114.117	-58.249

Other receivables		51.308.513	51.223.436	41.953.719	54.726.625	54.341.849	46.314.355

Receivables on guarantees honored		–	51.384	47.680	–	51.384	47.680
Income receivable		34.141	31.069	37.129	33.233	30.051	37.125
Negotiation and intermediation of securities		–	–	–	27.315	427	–
Specific credits	(Note 10a)	954.192	931.845	867.679	954.192	931.845	867.679
Insurance, pension plan and capitalization	(Note 20a)	–	–	–	23.460	22.265	20.334
Sundry	(Note 10b)	51.082.270	51.031.510	41.741.811	54.476.828	54.145.893	46.168.783
(Provision for other losses)		-762.090	-822.372	-740.580	-788.403	-840.016	-827.246

Other assets		550.103	635.273	283.362	795.932	827.672	595.103

Prepaid expenses	(Note 12b)	550.103	635.273	283.362	795.932	827.672	595.103

PERMANENT ASSETS		24.955.895	22.280.354	16.928.631	18.779.742	17.009.603	14.574.099

Investments	(Note 13)	13.309.806	12.182.867	9.355.484	6.868.644	6.645.339	5.058.221

Investments in subsidiary and associated companies		13.272.694	12.143.602	9.325.089	5.964.452	5.775.953	4.284.892
Domestic		12.272.273	11.177.506	8.173.158	5.964.452	5.775.953	4.284.892
Foreign		1.000.421	966.096	1.151.931	–	–	–
Other investments		106.918	109.093	84.283	985.811	947.225	868.952
(Provision for losses)		-69.806	-69.828	-53.888	-81.619	-77.839	-95.623

Land and buildings in use	(Note 14)	4.032.273	4.006.745	3.167.795	4.230.089	4.214.484	3.587.578

Land and buildings in use		3.238.764	3.167.766	2.569.040	3.255.819	3.335.698	2.976.108
Other property and equipment in use		6.322.680	6.232.263	5.280.877	6.759.299	6.631.918	6.018.452
(Accumulated depreciation)		-5.529.171	-5.393.284	-4.682.122	-5.785.029	-5.753.132	-5.406.982

Leased assets	(Note 14)	54.397	60.775	37.906	1.080	1.223	3.240

Leased assets		90.458	93.876	88.124	1.867	3.640	8.640
(Accumulated depreciation)		-36.061	-33.101	-50.218	-787	-2.417	-5.400

Intangible	(Note 15)	7.199.351	5.625.845	3.887.890	7.266.962	5.676.879	5.293.269

Intangible Assets		9.584.163	7.607.239	4.149.441	9.669.636	7.659.321	6.446.908
(Accumulated amortization)		-2.384.812	-1.981.394	(261.551)	-2.402.674	-1.982.442	(1.153.639)

Deferred charges		360.068	404.122	479.556	412.967	471.678	631.791

Organization and expansion costs		2.078.809	2.083.036	1.670.212	2.200.996	2.246.822	2.226.241
(Accumulated amortization)		-1.718.741	-1.678.914	-1.190.656	-1.788.029	-1.775.144	-1.594.450

Total		671.711.041	660.608.976	537.839.614	724.881.378	708.548.843	591.925.233

		Banco do Brasil			BB-Consolidated
L I A B I L I T I E S / S T O C K H O L D E R S’ E Q U I T Y		03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009

CURRENT LIABILITIES		483.372.933	478.981.403	403.971.402	507.871.359	503.739.681	439.188.792

Deposits	(Note 16a)	256.969.123	252.490.505	222.605.644	263.732.901	258.676.108	246.704.136

Demand deposits		54.589.223	56.211.678	43.177.478	54.973.140	56.458.787	47.276.397
Savings deposits		78.719.127	75.741.590	59.012.517	78.719.127	75.741.590	70.566.833
Interbank deposits		11.468.929	13.543.548	13.685.324	8.864.352	10.437.440	876.399
Time deposits		111.945.442	106.765.221	106.466.759	120.927.458	115.808.988	127.718.846
Sundry		246.402	228.468	263.566	248.824	229.303	265.661

Deposits received under repurchase agreements	(Note 16c)	137.389.637	142.412.717	93.849.248	148.423.120	153.699.462	101.500.968

Internal portfolio		34.238.524	24.462.905	22.452.784	41.598.486	30.819.656	30.104.504
Third-party portfolio		103.151.113	117.949.812	71.396.464	106.823.521	122.719.587	71.396.464
Subject to repurchase agreements within free movement		–	–	–	1.113	160.219	–

Funds from acceptance and issue of securities	(Note 18)	1.807.787	758.810	492.989	2.315.109	1.406.912	889.847

Mortgage Notes		–	–	–	362.023	407.929	290.769
Foreign securities		1.807.787	758.810	492.989	1.953.086	998.983	599.078

Interbank accounts		2.292.980	21.332	1.700.878	2.341.094	21.350	1.940.195

Receipts and payments pending settlement		2.272.271	602	1.687.788	2.320.379	615	1.924.039
Correspondent banks		20.709	20.730	13.090	20.715	20.735	16.156

Interdepartmental accounts		2.490.236	3.209.295	1.588.210	2.502.533	3.229.088	1.861.871

Third-party funds in transit		2.401.900	3.197.791	1.535.507	2.414.176	3.214.643	1.808.439
Internal transfers of funds		88.336	11.504	52.703	88.357	14.445	53.432

Borrowings	(Note 17a)	8.194.400	6.274.611	11.178.456	6.185.681	4.810.915	8.251.424

Domestic borrowings - Official institutions		–	–	4.607.460	–	70.976	4.607.460
Domestic borrowings - Other institutions		–	–	–	65.808	86.221	141.509
Foreign borrowings		8.194.400	6.274.611	6.570.996	6.119.873	4.653.718	3.502.455

Local onlendings - official institutions	(Note 17b)	12.539.236	11.472.080	13.556.920	13.402.193	12.405.660	13.765.570

National Treasury		2.065.053	2.100.693	3.531.533	2.065.053	2.100.693	3.531.533
National Bank for Economic and Social Development (BNDES)		6.506.840	6.078.474	6.110.286	7.059.063	6.731.990	6.119.368
Federal Bank (CEF)		20.896	21.935	–	20.896	21.935	164.794
National Industrial Financing Authority (FINAME)		3.128.140	2.138.406	2.970.404	3.438.874	2.418.470	3.004.981
Other institutions		818.307	1.132.572	944.697	818.307	1.132.572	944.894

Foreign onlendings		818.410	868	136.203	576	576	1.159

Foreign onlendings		818.410	868	136.203	576	576	1.159

Derivative financial instruments	(Note 8d)	1.190.364	1.996.875	2.674.445	2.352.859	2.617.011	2.672.427

Derivative financial instruments		1.190.364	1.996.875	2.674.445	2.352.859	2.617.011	2.672.427

Other liabilities		59.680.760	60.344.310	56.188.409	66.615.293	66.872.599	61.601.195

Collection and payment of taxes and social contributions		3.252.429	335.641	2.972.192	3.295.019	376.523	3.155.727
Foreign exchange portfolio	(Note 11a)	11.728.960	12.106.915	15.260.866	12.608.747	12.173.988	15.380.206
Social and statutory		1.303.950	2.470.489	911.818	1.355.438	2.625.183	984.648
Taxes and social security contributions	(Note 19b)	14.018.091	16.568.631	13.151.963	15.173.874	18.315.213	14.053.745
Negotiation and intermediation of securities		122.192	95.006	206.868	1.071.395	526.029	144.777
Technical provisions - insurance, pension plan and capitalization	(Note 20b)	–	–	–	4.095.330	4.123.164	3.387.832
Financial and development funds	(Note 19a)	1.499.561	2.050.776	419.782	1.499.561	2.050.776	419.782
Special operations	(Note 19c)	204.007	204.007	2.134.114	204.007	204.007	2.134.114
Obrigações por empréstimos com loterias		–	–	–	–	–	9.109
Hybrid capital and debt instruments	(Note 19e)	13.563	13.260	18.399	13.563	13.260	17.242
Sundry	(Note 19f)	27.538.007	26.499.585	21.112.407	27.298.359	26.464.456	21.914.013

			Banco do Brasil			BB-Consolidated
L I A B I L I T I E S / S T O C K H O L D E R S’ E Q U I T Y			03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009

NON CURRENT LIABILITIES			150.637.373	145.508.308	103.009.359	179.364.082	168.689.756	121.043.262

LONG-TERM LIABILITIES			150.415.659	145.259.396	102.791.257	179.364.082	168.689.756	121.043.262

Deposits	(Note 16a)		77.888.545	77.614.251	51.799.093	78.890.785	78.887.719	58.298.235

Interbank deposits			2.747.549	2.012.595	1.030.497	1.884.474	1.181.133	7.529.639
Time deposits			75.140.996	75.601.656	50.768.596	77.006.311	77.706.586	50.768.596

Deposits received under security repurchase agreements	(Note 16c)		6.535.340	7.108.094	4.953.563	9.442.821	7.121.725	4.951.224

Internal portfolio			1.493.644	1.082.487	1.030.852	3.412.618	1.082.045	1.028.513
Third-party portfolio			5.041.696	6.025.607	3.922.711	5.457.320	6.025.607	3.922.711
Subject to repurchase agreements within free movement			–	–	–	572.883	14.073	–

Funds from acceptance and issue of securities	(Note 18)		4.361.102	1.812.687	350.000	9.340.455	5.955.407	2.184.574

Features letters Real estate, mortgage, credit and similar			–	–	–	995.668	860.822	206
Debentures			–	–	–	1.680.440	1.496.353	21.028
Foreign Securities			4.361.102	1.812.687	350.000	6.664.347	3.598.232	2.163.340

Borrowings	(Note 17a	)	5.477.307	4.776.034	5.464.424	1.698.144	1.559.348	1.739.326

Domestic borrowings – Official institutions			–	–	–	89.238	93.859	–
Foreign borrowings			5.477.307	4.776.034	5.464.424	1.608.906	1.465.489	1.739.326

Local onlendings – official institutions	(Note 17b)		18.011.943	17.422.445	8.390.028	19.592.428	18.984.508	8.454.391

National Bank for Economic and Social Development (BNDES)			12.084.132	11.799.391	4.609.514	13.204.609	12.897.512	4.633.155
Federal Bank (CEF)			118.408	124.297	–	118.408	124.297	–
National Industrial Financing Authority (FINAME)			5.809.403	5.498.757	3.780.514	6.269.411	5.962.699	3.821.236

Foreign onlendings			618.222	1.457.949	2.615.615	98.555	98.555	103.006

Foreign onlendings			618.222	1.457.949	2.615.615	98.555	98.555	103.006

Derivative financial instruments	(Note 8d)		210.270	187.908	491.259	1.731.918	2.107.025	491.259

Derivative financial instruments			210.270	187.908	491.259	1.731.918	2.107.025	491.259

Other liabilities			37.312.930	34.880.028	28.727.275	58.568.976	53.975.469	44.821.247

Taxes and social security	(Note 19b)		4.430.606	4.123.099	2.315.952	6.622.366	5.981.486	3.632.723
Negotiation and intermediation of securities			1.280.012	1.320.070	1.731.014	–	2.197	–
Technical provisions – insurance, pension plan and capitalization	(Note 20b)		–	–	–	14.260.382	13.216.012	10.382.942
Financial and development funds	(Note 19a)		2.185.399	2.083.838	2.114.795	2.185.399	2.083.838	3.321.559
Special operations	(Note 19c)		2.271	2.278	2.326	2.271	2.278	2.326
Subordinated debt	(Note 19d)		17.878.592	16.387.569	14.370.602	20.791.928	18.553.240	14.370.602
Hybrid capital and debt instruments	(Note 19e)		3.645.457	3.503.525	1.157.200	3.645.457	3.502.544	1.157.200
Sundry	(Note 19f)		7.890.593	7.459.649	7.035.386	11.061.173	10.633.874	11.953.895

DEFERRED INCOME			221.714	248.912	218.102	–	–	–

STOCKHOLDERS’ EQUITY	(Note 23)		37.700.735	36.119.265	30.858.853	37.645.937	36.119.406	31.693.179

Capital			18.566.919	18.566.919	13.779.905	18.566.919	18.566.919	13.779.905

Domestic			17.236.823	17.236.823	12.458.740	17.236.823	17.236.823	12.458.740
Foreign			1.330.096	1.330.096	1.321.165	1.330.096	1.330.096	1.321.165

Capital reserves			5.188	5.188	5.188	5.188	5.188	5.188

Revaluation Reserves			6.400	6.746	7.153	6.400	6.746	7.153

Profits Reserves			16.857.278	17.301.439	15.758.859	16.857.278	17.301.439	15.758.859

Assets Valuation Adjustments	(Note 8f)		404.563	270.164	123.973	404.563	270.164	123.973

Profits or Losses			1.891.578	–	1.214.966	1.836.655	–	1.214.966

(Treasury Shares)			-31.191	-31.191	-31.191	-31.191	-31.191	-31.191

MINORITY INTEREST IN SUBSIDIARIES			–	–	–	125	141	834.326

Total			671.711.041	660.608.976	537.839.614	724.881.378	708.548.843	591.925.233

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A.

Financial Statements

In thousands of reais	For the three-month period ended March 31, 2009 and 2010

Statement of Income

		Banco do Brasil		BB-Consolidated
		1Q2010	1Q2009	1Q2010	1Q2009
INCOME FROM FINANCIAL INTERMEDIATION		16.554.410	14.411.368	18.812.655	15.144.407

Loans	(Note 9b)	10.982.505	8.384.529	11.952.742	8.501.855
Leases	(Note 9i)	10.691	13.958	819.782	478.386
Securities	(Note 8b)	5.291.211	5.897.299	5.643.810	5.729.918
Derivative financial instruments	(Note 8e)	-2.226	-59.953	-232.168	-61.526
Net foreign exchange	(Note 11b)	–	–	–	–
Compulsory deposits	(Note 7b)	272.229	175.535	274.141	175.535
Insurance, pension plans and capitalization	(Note 20e)	–	–	354.348	320.239

EXPENSES FROM FINANCIAL INTERMEDIATION		-11.473.947	-11.230.183	-13.187.438	-11.785.638

Deposits and funds obtained in the money market	(Note 16d)	-7.785.288	-7.762.381	-8.492.963	-7.760.896
Borrowings and onlendings	(Note 17c)	-914.335	-715.672	-903.383	-716.240
Leases	(Note 9i)	-9.256	-12.576	-579.381	-340.198
Net foreign exchange	(Note 11b)	-47.402	(118.286)	-18.021	(115.801)
Insurance, pension plans and capitalization	(Note 20e)	–	–	-234.497	-198.981
Allowance for loan losses	(Note 9f and 9g)	-2.717.666	-2.621.268	-2.959.193	-2.653.522

GROSS FINANCIAL INTERMEDIATION INCOME		5.080.463	3.181.185	5.625.217	3.358.769

OTHER OPERATING INCOME/EXPENSES		-1.599.842	-2.713.013	-1.895.630	-2.664.359

Banking service fees	(Note 21a)	1.971.867	1.708.821	2.747.416	2.254.707
Banking Fees	(Note 21b)	809.892	688.408	886.774	688.486
Personnel expenses	(Note 21c)	-2.833.422	-3.070.563	-3.020.590	-3.152.482
Other administrative expenses	(Note 21d)	-2.975.822	-2.543.139	-3.276.510	-2.691.145
Tax Expenses	(Note 21e)	-676.763	-555.475	-863.743	-667.401
Equity in the (earnings)/loss of subsidiary and associated comp	(Note 13)	749.625	313.974	49.659	-85.190
Insurance, pension plan and capitalization	(Note 20e)	–	–	440.487	303.156
Other operating income	(Note 21f)	2.750.653	1.912.985	3.110.217	2.056.386
Other operating expenses	(Note 21g)	-1.395.872	-1.168.024	-1.969.340	-1.370.876

OPERATING INCOME		3.480.621	468.172	3.729.587	694.410

NON-OPERATING INCOME	(Note 22)	128.881	16.019	216.687	16.487

Income		152.929	29.502	255.785	33.332
Expenses		-24.048	-13.483	-39.098	-16.845

PROFIT BEFORE TAXATION AND PROFIT SHARING		3.609.502	484.191	3.946.274	710.897

INCOME TAX AND SOCIAL CONTRIBUTION ON NET INCOME	(Note 24)	-896.143	1.393.948	-1.242.070	1.181.654

Income tax		-765.686	-777.398	-1.129.268	-982.710
Social contribution on net income		-462.042	-467.128	-622.601	-543.333
Deferred tax credits		331.585	2.638.474	509.799	2.707.697

PROFIT SHARING		-307.567	-212.662	-353.352	-227.093

NET INCOME	(Note 23f)	2.405.792	1.665.477	2.350.852	1.665.458

Profit attributable to parent		2.405.792	1.665.477	2.350.869	1.665.477
MINORITY INTEREST		–	–	-17	-19

Number of shares		2.569.860.512	2.568.186.485	2.569.860.512	2.568.186.485
(Treasury Shares)		(1.150.379)	(1.155.094)	(1.150.379)	(1.155.094)
Total shares used in calculation of earnings per share		2.568.710.133	2.567.031.391	2.568.710.133	2.567.031.391
Net income per share		0,94	0,65	0,92	0,65

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A.

Financial Statements

In thousands of reais	For the three-month period ended March 31, 2009 and 2010

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Banco do Brasil		Capital Realized	Capital Reserves de Capital	Revaluation Reserves in Subsidiary and Associate Companies	Revenue Reserves			Treasury shares	Retained Earnings	Assets Valuation Adjustments Avaliação (Nota 8f)		Total
E V E N T S			Tax Incentives		Legal Reserves	Statutory Reserves	Expansion Reserves			Bank	Subsidiary and associated companies
Balances at 12.31.2008		13.779.905	5.188	7.286	1.788.916	9.419.711	4.768.706	(31.191)	–	(31.422)	230.151	29.937.250
Total Comprehensive Income		–	–	–	–	–	–	–	1.665.477	57.545	(132.301)	1.590.721
Appropriations: – Dividends	(Note 23d)	–	–	–	–	(218.474)	–	–	–	–	–	(218.474)
–Interest on own capital	(Note 23d)	–	–	–	–	–	–	–	(447.717)	–	–	(447.717)
Prescribed interest on own capital and dividends		–	–	–	–	–	–	–	(2.927)	–	–	(2.927)
Realization of revaluation reserves in subsidiary and associated companies	(Note 23b)	–	–	(133)	–	–	–	–	133	–	–	–
Balances at 03.31.2009		13.779.905	5.188	7.153	1.788.916	9.201.237	4.768.706	(31.191)	1.214.966	26.123	97.850	30.858.853
Changes in the period		–	–	(133)	–	(218.474)	–	–	1.214.966	57.545	(132.301)	921.603
Balances at 12.31.2009		18.566.919	5.188	6.746	2.296.291	15.005.148	–	(31.191)	–	(36.885)	307.049	36.119.265
Total Comprehensive Income		–	–	–	–	–	–	–	2.405.792	44.120	90.279	2.540.191
Appropriations: – Dividends	(Note 23d)	–	–	–	–	(444.161)	–	–	–	–	–	(444.161)
–Interest on own capital	(Note 23d)	–	–	–	–	–	–	–	(518.155)	–	–	(518.155)
Prescribed interest on own capital and dividends		–	–	–	–	–	–	–	3.618	–	–	3.618
Realization of revaluation reserves in subsidiary and associated companies	(Note 23b)	–	–	(323)	–	–	–	–	323	–	–	–
Others		–	–	(23)	–	–	–	–	–	–	–	(23)
Balances at 03.31.2010		18.566.919	5.188	6.400	2.296.291	14.560.987	–	(31.191)	1.891.578	7.235	397.328	37.700.735
Changes in the period		–	–	(346)	–	(444.161)	–	–	1.891.578	44.120	90.279	1.581.470

BB-Consolidated			Capital Reserves de Capital		Revenue Reserves					Assets Valuation Adjustments Avaliação (Nota 8f)
E V E N T S		Capital Realized	Tax Incentives	Revaluation Reserves in Subsidiary and Associate Companies	Legal Reserves	Statutory Reserves	Expansion Reserves	Treasury shares	Retained Earnings	Bank	Subsidiary and associated companies	Minority interest in Subsidiaries	Total
Balances at 12.31.2008		13.779.905	5.188	7.286	1.788.916	9.419.711	4.768.706	(31.191)	–	(31.422)	230.151	–	29.937.250
Total Comprehensive Income		–	–	–	–	–	–	–	1.665.477	57.545	(132.301)	(19)	1.590.702
Appropriantions: – Dividends	(Note 23d)	–	–	–	–	(218.474)	–	–	–	–	–	–	(218.474)
–Interest on own capital	(Note 23d)	–	–	–	–	–	–	–	(447.717)	–	–	–	(447.717)
Prescribed interest on own capital and dividends		–	–	–	–	–	–	–	(2.927)	–	–	–	(2.927)
Realization of revaluation reserves in subsidiary and associated companies	(Note 23b)	–	–	(133)	–	–	–	–	133	–	–	–	–
Acquisition of interest in subsidiaries		–	–	–	–	–	–	–	–	–	–	834.345	834.345
Balances at 03.31.2009		13.779.905	5.188	7.153	1.788.916	9.201.237	4.768.706	(31.191)	1.214.966	26.123	97.850	834.326	31.693.179
Changes in the period		–	–	(133)	–	(218.474)	–	–	1.214.966	57.545	(132.301)		1.755.929
Balances at 12.31.2009		18.566.919	5.188	6.746	2.296.291	15.005.148	–	(31.191)	–	(36.885)	307.049	141	36.119.406
Total Comprehensive Income		–	–	–	–	–	–	–	2.350.869	44.120	90.279	(17)	2.485.251
Appropriations: –Dividends	(Note 23d)	–	–	–	–	(444.161)	–	–	–	–	–	–	(444.161)
–Interest on own capital	(Note 23d)	–	–	–	–	–	–	–	(518.155)	–	–	–	(518.155)
Prescribed interest on own capital and dividends		–	–	–	–	–	–	–	3.618	–	–	–	3.618
Realization of revaluation reserves in subsidiary and associated companies	(Note 23b)	–	–	(323)	–	–	–	–	323	–	–	–	–
Others		–	–	(23)	–	–	–	–	–	–	–	1	(22)
Balances at 03.31.2010		18.566.919	5.188	6.400	2.296.291	14.560.987	–	(31.191)	1.836.655	7.235	397.328	125	37.645.937
Changes in the period		–	–	(346)	–	(444.161)	–	–	1.836.655	44.120	90.279	(16)	1.526.531

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A.

Financial Statements

In thousands of reais	For the three-month period ended March 31, 2009 and 2010

STATEMENT OF CASH FLOW

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income before taxes	3.609.502	484.191	3.946.274	710.897
Adjustments to Net Income:	2.116.729	4.332.166	4.406.227	5.621.175
Provision for credit, leasing operations and other receivables	2.717.666	2.621.268	2.959.193	2.653.522
Depreciation and amortization	763.703	464.731	775.772	471.944
Result of the assessment of the recoverable value of assets	–	–	865	–
Result of participation in affiliates and subsidiaries	(749.625)	(313.974)	(49.659)	85.190
(Profit)/ loss on the sale of assets	(4.978)	(3.722)	7.444	(3.781)
(Gain)/Loss on Capital	3.168	2.433	1.168	2.428
Changes in foreign exchange	10.625	(64.622)	17.705	(85.832)
Provision/(reversal) for devaluation of other assets	1.754	(3.376)	1.714	(3.376)
Amortization of goodwill on investments	43.043	–	43.043	–
(Reversal)/expenses with civil, labor and tax provisions	(34.629)	1.612.410	50.663	1.667.716
Changes in provision for Insurance, Pension Plans and Capitalization	–	–	1.232.283	816.346
Actuarial Assets/Liabilities	(637.594)	19.945	(637.594)	19.945
Other adjustments	3.596	(2.927)	3.630	(2.927)
Changes
Short-term interbank investments	14.590.063	(6.378.089)	25.613.445	(26.867.333)
Securities and derivative financial instruments	1.331.838	(1.291.847)	(247.219)	(1.987.632)
Interbank and interdepartmental accounts	(23.942.907)	(2.433.771)	(24.763.686)	(2.403.130)
Loan operations	(6.705.701)	(4.323.911)	(8.254.842)	(4.280.433)
Lease operations	(2.344)	(6.098)	57.462	(315.336)
Other claims net of deferred tax	(2.522.148)	4.343.561	(4.322.697)	2.578.023
Other assets	160.188	30.027	153.206	(130.016)
Income tax and social contribution	(1.227.728)	(1.244.526)	(1.751.869)	(1.526.043)
Deposits	4.752.912	(2.037.663)	5.059.859	(2.503.704)
Money Market	(5.595.834)	6.723.156	(2.955.246)	7.120.162
Repurchase agreements	3.597.392	(357.538)	4.293.245	(407.576)
Borrowing and onlendings	4.255.531	976.305	3.118.015	1.852.607
Other liabilities	272.632	1.435.879	1.959.757	1.200.780
Change Deferred Income	(27.198)	(3.420)	–	–
CASH PROVIDED/(USED IN) OPERATIONS	-5.337.073	248.422	6.311.931	-21.337.559

CASH FLOWS INVESTING ACTIVITIES
Securities and Derivatives available for sale	3.736.200	(656.854)	(654.350)	(760.960)
Securities and Derivatives held to maturity	5.499.973	688.948	5.369.118	843.574
Dividends receivable from subsidiary/associated companies	358.289	833.393	–	–
(Acquisition) / disposal of fixed assets in use	(218.720)	(131.695)	(221.595)	(151.086)
(Acquisition) / Disposal of investment	(57.976)	(1.046.115)	(235.562)	103.201
(Acquisition) of intangible	(2.093.585)	(108.014)	(2.101.876)	(98.833)
Cash and Cash Equivalents Assets and Liabilities arising from the merger of Banco Nossa Caixa (Note 5.a.)	–	(310.931)	–	5.215.526
CASH PROVIDED/(USED IN) INVESTING ACTIVITIES	7.224.181	-731.268	2.155.735	5.151.422

CASH FLOWS FROM FINANCING ACTIVITIES
Change in minority interest	–	–	(33)	834.345
Subordinated debt	1.491.023	2.598.425	2.238.688	2.598.425
Hybrid capital instruments and debt	142.235	(10.557)	143.216	(10.836)
Dividends and Interest on own capital paid	(1.518.475)	(1.177.734)	(1.518.475)	(1.177.734)
CASH PROVIDED/(USED IN) FINANCING ACTIVITIES	114.783	1.410.134	863.396	2.244.200

Net Cash Variation	2.001.891	927.288	9.331.062	-13.941.937

At the beginning of the period	49.702.511	67.739.366	37.874.982	68.012.137
At the end of the period	51.704.402	68.666.654	47.206.044	54.070.200

Increase (decrease) in cash and cash equivalents	2.001.891	927.288	9.331.062	-13.941.937

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A.

Financial Statements

In thousands of reais	For the three-month period ended March 31, 2009 and 2010

STATEMENT OF ADDED VALUE

	Banco do Brasil				BB Consolidated
	1Q2010 Balance	%	1Q2009 Balance	%	1Q2010 Balance	%	1Q2009 Balance	%
Income	17.679.072		14.251.570		20.815.798		15.721.999

Financial Intermediation Income	16.554.410		14.411.368		18.812.655		15.144.407
Banking and service fees	2.781.759		2.397.229		3.634.190		2.943.193
Allowance for loans losses	(2.717.666)		(2.621.268)		(2.959.193)		(2.653.522)
Other income/expenses	1.060.569		64.241		1.328.146		287.921
Financial Intermediation Expense	-8.756.281		-8.608.915		-10.228.245		-9.132.116

Inputs purchased from third parties	-1.663.012		-1.288.971		-1.882.942		-1.400.931

Materials, energy and other	(112.452)		(98.142)		(115.908)		(100.442)
Services provided	(252.200)		(176.755)		(290.310)		(206.309)
Others	-1.298.360		-1.014.074		-1.476.724		-1.094.180

Communications	(298.540)		(244.932)		(320.940)		(255.257)
Data processing	(298.797)		(172.943)		(317.045)		(178.071)
Transportation	(152.289)		(142.166)		(162.035)		(147.193)
Security and surveillance services	(166.259)		(134.501)		(167.160)		(134.723)
Services of the financial system	(122.712)		(105.853)		(136.284)		(109.801)
Advertising and publicity	(75.808)		(63.600)		(91.671)		(85.476)
Other	(183.955)		(150.079)		(281.589)		(183.659)
Added Value	7.259.779		4.353.684		8.704.611		5.188.952

Amortization / depreciation	(763.703)		(464.731)		(775.772)		(471.944)
Net Value Added Produced by Entity	6.496.076		3.888.953		7.928.839		4.717.008

Added Value Received in the Transfer	749.625		313.974		49.659		-85.190

Equity in the (earning)/loss of subsidiary and associated cor	749.625		313.974		49.659		(85.190)
Added Value to distribute	7.245.701	100,00	4.202.927	100,00	7.978.498	100,00	4.631.818	100,00

Added Value Distributed	7.245.701	100,00	4.202.927	100,00	7.978.498	100,00	4.631.818	100,00

Personnel	2.781.072	38,38	3.011.208	71,64	2.987.691	37,46	3.096.988	66,86

Salaries and fees	1.794.018		1.984.774		1.914.151		2.037.959
Profit sharing	307.567		212.662		353.352		227.093
Benefits and training	411.950		306.213		439.101		317.246
FGTS	99.723		82.126		109.868		86.572
Others	167.814		425.433		171.219		428.118
Income Taxes and Social Contribution	1.932.826	26,68	-566.456	(13,48)	2.492.064	31,23	-231.666	(5,00)

Federal	1.802.700		(681.063)		2.320.345		(395.867)
State	310		263		316		269
Municipal	129.816		114.344		171.403		163.932
Remuneration of Third Party Capital	126.012	1,74	92.698	2,21	147.892	1,85	101.038	2,18

Rentals	126.012		92.698		147.892		101.038
Remuneration of Equity	2.405.791	33,20	1.665.477	39,63	2.350.851	29,46	1.665.458	35,96

Interest on capital of the Union	338.200		293.702		338.200		293.702
Interest on equity to other stockholders	179.955		154.015		179.955		154.015
Dividends - main shareholder	289.904		143.319		289.904		143.319
Dividends - other shareholder	154.257		75.155		154.257		75.155
Retained earnings	1.443.475		999.286		1.388.552		999.286
Minority interests in retained earnings	–		–		(17)		(19)

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A.

Financial Statements

In thousands of reais	For the three-month period ended March 31, 2009 and 2010

STATEMENT OF COMPREHENSIVE INCOME

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Net income shown in the Statement of Income	2.405.792	1.665.477	2.350.852	1.665.458

Other gains (losses) comprehensive
Equity valuation adjustments:	217.360	-32.606	217.360	-32.606

Own	69.700	99.580	69.700	99.580
Subsidiaries and affiliates	147.660	-132.186	147.660	-132.186

Other income (loss) before taxes on income	217.360	-32.606	217.360	-32.606

Unrealized income tax and social contribution related to gains (losses)	-82.961	-42.150	-82.961	-42.150

Other Comprehensive Gain (Loss), Net of Tax	134.399	-74.756	134.399	-74.756

Comprehensive income for the year	2.540.191	1.590.721	2.485.251	1.590.702

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

1 – The Bank and its Operations

2 – Presentation of the Financial Statements

3 – Summary of main accounting practices

4 – Information by segment

5 – Cash and cash equivalents

6 – Short-term Interbank Investments

7 – Interbank - Credit Linked

8 – Securities and Derivative Financial Instruments

9 – Loans

10 – Other Receivables

11 – Foreign exchange portfolio

12 – Other Assets

13 – Investments

14 – Premises and equipment and leased assets

15 – Intangible Assets

16 – Deposits and Money Market Borrowing

17 – Borrowings

18 – Resources from securities issues

19 – Other liabilities

20 – Insurance, pension and capitalization operations

21 – Other Income / Expenses

22 – Non operating income

23 – Stockholder’s Equity

24 – Income and Social Contribution Taxes

25 – Tax credits

26 – Related-party Transactions

27 – Employee Benefits

28 – Remuneration of Employees and Management

30 – Assignment of Employees to Outside Agencies

30 – Commitments, Responsibilities and Contingencies

31 – Risk Management and Regulatory Capital

32 – Other Information

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

1 – The Bank and its Operations

Banco do Brasil S.A. is a publicly listed company established under private law with both public and private stockholders. It is subject to the requirements of Brazilian corporate legislation. Its purpose is to carry out all asset, liability and accessory banking operations, to provide banking services, to intermediate and originate financial transactions in various forms, including foreign exchange transactions and supplementary activities, with an emphasis on insurance, private pension, capitalization, securities brokerage, administration of credit/debit cards, consortiums, investment funds and management portfolios, and to practice any activities permitted for the institutions that are part of the National Finance System. It is also the main financial agent of the Brazilian Federal Government and is therefore required to carry out the functions attributed to it by law, specifically those of Article 19 of Law 4595/1964.

2 – Presentation of the Financial Statements

The Financial Statements have been prepared in accordance with the accounting guidelines derived from Brazilian corporation law, the rules and instructions issued by the Conselho Monetário Nacional (CMN), Brazilian Central Bank (BACEN), the Brazilian Securities Commission (CVM), the National Council of Private Insurance (CNSP), the Superintendence of Private Insurance (SUSEP), and the National Health Agency (ANS).

According to Brazilian practices some estimates require that Management use its judgment in determining and recording accounting estimates, when applicable. Significant assets and liabilities subject to these estimates and assumptions include the residual value of property, plant and equipment, the allowance for doubtful loans and deferred income tax recorded in assets, some contingencies and issues discussed at judicial level were booked, the appreciation of derivative financial instruments, and the assets and liabilities relating to benefits for employees. The final amounts for transactions involving these estimates are only known upon their settlement.

They include operations of Banco do Brasil S.A. in Brazil and abroad (Banco do Brasil), and financial and non-financial subsidiaries in Brazil and abroad, special purpose entities, including the Investment Funds in which the Bank controls directly or indirectly, and investments in subsidiaries and associated companies, in accordance with BACEN requirements (BB-Consolidated). See details of the companies included in the consolidated financial statements.

Since 2008, the Accounting Pronouncements Committee (CPC), issued accounting standards and interpretations aligned to the international accounting standards approved by the Securities Commission. Currently, the Bank has applied the pronouncements heretofore listed:

CPC n.º	Subject	CVM Deliberation n.º	Bacen Resolution n.º	Exercise for First-time adoption
01	Reduction to the recoverable value of assets	527/2008	3,566/2008	2008
02	Cash Flow Statement	547/2008	3,604/2008	2008
03	Related party disclosure	560/2008	3,750/2009	2009
24	Provisions, Contingent Liabilities and Contingent Assets	594/2009	3,823/2009	2010

The application and impact of other accounting rules issued by the Bank are being evaluated in the context of the preparation of consolidated financial statements in accordance with international accounting standards (IFRS) from fiscal year 2010, as determined by CMN Resolution No. 3.786/2009 and Central Bank Circular No. 3.472/2009. The effects of adoption of these norms are not known at this time but which, however, the Bank will complete this process within the statutory deadlines set.

For purposes of comparison of the financial statements, the following reclassifications were made to the Balance Sheet:

a) Non-Current Assets - Intangible to Non-Current Assets - Investments, on 03.31.2009, in the value of R$ 4,097,272 thousand in BB Consolidated (R$ 3,540,051 thousand in BB), related to goodwill arisen from the acquisition of investments;

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

b) Non-Current Liabilities - Minority Interests in Subsidiaries to Shareholders’ Equity - Minority Interests in Controlled Companies, on 03.31.2009 and 12.31.2009, in the value of R$ 834,326 thousand and R$ 141 thousand, respectively.

The authorization for conclusion of such financial statements was given by the Executive Board of Directors, on 05.11.2010.

We have listed the shareholding interest included in the consolidated financial statements, segregated by business segments, according to exhibit in Note 4- Information by Segment:

				Total Share
				03.31.2010	12.31.2009	03.31.2009
Banking Segment			Activity
BB Banco Popular do Brasil S.A.	(1)	(9)	Banking	100%	100%	100%
BB Leasing S.A. – Arrendamento Mercantil	(1)	(9)	Leasing	100%	100%	100%
Besc Distribuidora de Títulos e Valores Mobiliários S.A.	(1)	(9)	Asset Management	99.62%	99.62%	99.62%
Besc Financeira S.A. – Crédito, Financiamento e Investimentos	(1)	(9)	Loans and Financing	99.58%	99.58%	99.58%
Besc Leasing S.A. – Arrendamento Mercantil	(1)	(9)	Leasing	99%	99%	99%
Banco Nossa Caixa S.A.	(2)		Banking	–	–	71.25%
Banco Votorantim S.A.	(3)	(9)	Banking	50%	50%	–
Banco do Brasil – AG. Viena	(1)	(9)	Banking	100%	100%	100%
BB Leasing Company Ltd.	(1)	(9)	Leasing	100%	100%	100%
BB Securities LLC.	(1)	(9)	Broker	100%	100%	100%
BB Securities Ltd.	(1)	(9)	Broker	100%	100%	100%
Brazilian American Merchant Bank – BAMB	(1)	(9)	Banking	100%	100%	100%
BB USA Holding Company, Inc	(1)	(9)	Holding	100%	100%	100%
Investment Segment
BB Banco de Investimento S.A.	(1)	(9)	Investment Bank	100%	100%	100%
Kepler Weber S.A.	(6)	(10)	Industry	16.97%	17.65%	17.67%
Neoenergia S.A.	(6)	(9)	Energy	11.99%	11.99%	11.99%
Companhia Brasileira de Securitização – Cibrasec	(5)	(10)	Credit Acquisition	12.12%	9.09%	9.09%
Segment of Fund management
BB Gestão de Recursos–Distribuidora de Títulos e Valores Mobiliários S.A.	(1)	(9)	Asset Management	100%	100%	100%
Segment of Insurance, Private Pension Fund, and
BB Seguros Participações S.A.	(4)	(9)	Holding	100%	100%	–
BB Aliança Participações S.A.	(4)	(9)	Holding	100%	100%	–
BB Corretora de Seguros e Administradora de Bens S.A.	(4)	(9)	Broker	100%	100%	100%
Cia. de Seguros Aliança do Brasil	(4)	(9)	Insurance company	100%	100%	100%
Nossa Caixa Capitalização S.A.	(4)	(9)	Capitalization	100%	100%	71.25%
Brasilveículos Companhia de Seguros	(5)	(9)	Insurance company	70%	70%	70%
Brasilcap Capitalizações S.A.	(5)	(9)	Capitalization	49.99%	49.99%	49.99%
Brasilprev Seguros e Previdência S.A.	(5)	(9)	Insurance	49.99%	49.99%	49.99%
Brasilsaúde Companhia de Seguros	(5)	(9)	Insurance Company/ Health	49.92%	49.92%	49.92%
Seguradora Brasileira de Crédito à Exportação – SBCE	(5)	(10)	Insurance company	12.09%	12.09%	12.09%
Segment of payment methods
BB Administradora de Cartões de Crédito S.A.	(4)	(9)	Service Rendering	100%	100%	100%
Nossa Caixa S.A. – Administradora de Cartões de Crédito	(4)	(9)	Service Rendering	100%	100%	71.25%
Cia. Brasileira de Soluções e Serviços CBSS – Visavale	(5)	(10)	Service Rendering	40.35%	40.35%	40.35%
Cielo S.A.	(6)	(9)	Service Rendering	23.61%	23.60%	31.63%
Tecnologia Bancária S.A. – Tecban	(5)	(10)	Service Rendering	13.53%	9.02%	8.95%
Other segments
Ativos S.A.	(4)	(9)	Credit Acquisition	100%	100%	100%
BB Administradora de Consórcios S.A.	(4)	(9)	Consortiums	100%	100%	100%
BB Tur Viagens e Turismo Ltda.	(4)	(11)	Tourism	100%	100%	100%
BB Money Transfers, Inc	(4)	(9)	Service Rendering	100%	100%	100%
Cobra Tecnologia S.A.	(4)	(10)	IT	99.94%	99.94%	99.39%
BV Participações S.A.	(8)	(9)	Holding	50%	50%	–
Dollar Diversified Payment Rights Finance Company	(7)	(9)	Credit Acquisition	–	–	–

(1) Financial subsidiary companies.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

(2) The Banco Nossa Caixa was taken over on 11.30.2009, as Extraordinary General Meeting Deliberation.

(3) Financial company, with joint control with Votorantim Finanças S.A., included proportionately in the consolidation. Includes financial investment funds BV Financeira FIDCI, BV Financeira FIDC II, BV Financeira FIDC III, and Votorantim G&K Fundo de Investimento em Participações, which the Bank controls directly or indirectly.

(4) Non-financial subsidiary companies. Cia. de Seguros Aliança do Brasil is temporarily characterized as a “sole proprietorship”, in the form of art. 205, letter I, item d, of Law no. 5.404/1975, in view of the corporate reorganization process of the insurance field (Note 32.i).

(5) Non financial associated companies, included on pro rata basis in consolidation, as recommended by Bacen, according to the provisions of paragraph 2, Article 22 of Law 5,385/1975, amended by Law 9,447/1997, with working of Decree 3,995/2001.

(6) Non financial companies, jointly controlled, included on pro rata basis in consolidation, as recommended by Bacen, according to the provisions of 2nd paragraph of the Article 22, of Law 5,385/1975, amended by Law 9,447/1997, with working of Decree 3,995/2001.

(7) Special Purpose and Non Financial Entity.

(8) Non financial company , with joint control with Votorantim Finanças S.A., included proportionately in the consolidation.

(9) Financial Statements for consolidation in March/2010.

(10) Financial Statements for consolidation in February/2010.

(11) Financial Statements for consolidation in January/2010.

3 – Summary of main accounting practices

a) Statements of income

Income and expenses are recognized on the accrual basis. Transactions with fixed rates are recorded at their redemption value and deferred income and expenses are recorded as a discount to the corresponding assets or liabilities. Variable or foreign-currency-indexed transactions are adjusted to the balance sheet date based on agreed contractual indices.

b) Cash and cash equivalents

Cash and cash equivalents are represented by available funds in local currency, foreign currency, investments in gold, short-term investments with high liquidity and insignificant risk of change in value and limits, with maturity equal to or less than 90 days and do not include short-term interbank investments – financed position (Note 5).

c) Short-term interbank investments

Short-term interbank investments are recorded at their investment or acquisition amount, plus income accrued up to the balance sheet date and adjustment to allowance for losses when applied.

d) Securities

The securities purchased for the Bank’s portfolio are recorded at the actual amount paid, including brokerage charges and fees, and are classified in three separate categories according to management’s intentions, According to Bacen 3.068/2001:

Trading Securities: these are securities purchased to be actively and frequently traded. They are adjusted monthly to market value. The increases and decreases in their value are recorded, respectively, in income and expense accounts for the period;

Securities available for sale: these are securities purchased to be traded at any time. They are adjusted monthly to market value. The increases and decreases in their value are recorded, net of tax effects, in a separate stockholders’ equity account (mark-to-market adjustment).

Securities held to maturity: these are securities that the Bank intends and has the financial ability to hold to maturity. These securities are not adjusted to market value but are held at cost plus accumulated interest. The financial capacity is supported by a cash flow projection that does not consider the possibility of sale of these securities.

The mark-to-market methodology used for securities was established following consistent, verifiable criteria, which consider the average price of trading on the day of calculation or, if not available, the daily adjustment of future market transactions reported by Anbima, BM&FBovespa or the net expected realizable value obtained through the use of future interest rate curves, foreign exchange rates, and price and currency index charged in the settlement.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Income accrued on the securities, irrespective of the category in which they are classified, is appropriated on a daily pro-rata basis on the accrual basis of accounting until the date of maturity or final sale, according to the exponential or straight-line method, based on the contractual remuneration and purchase price, and recorded directly in the statement of income for the period.

Losses with securities classified as available for sale and held to maturity, if considered not to be temporary, are recorded directly in expenses for the period and a new cost basis for the asset is determined.

Upon sale, the difference between the sale amount and the cost of acquisition plus accrued income is recorded as a gain or loss on securities on the date of the transaction.

e) Derivative Financial Instruments

Derivative financial instruments are recorded at market value at each monthly trial balance and balance sheet date. Increases or decreases in value are recorded in income or expense accounts of the respective financial instruments.

The mark-to-market methodology used for derivative financial instruments was established following consistent, verifiable criteria, which consider the average price of trading on the date of calculation or, if not available, pricing models that estimate the expected net realizable value, according to the characteristics of the derivatives.

Derivative financial instruments used to offset, in whole or in part, the risks arising from exposure to variations in market values of financial assets or liabilities or future cash flows are considered hedge instruments and are classified according to their nature:

Market Risk Hedge - the increases or decreases in the value of the derivative financial instruments, as well as of the hedged item, are recorded in income accounts in the statement of income for the period;

Cash Flow Hedge - the effective portion of the increases or decreases in the value of the derivative financial instruments classified in this category are recorded, net of tax effects, in a separate Stockholders’ Equity account. The effective portion is that where the variation in the hedged item, directly related to the corresponding risk, is offset by the variation in the derivative financial instrument used as the hedge, considering the accumulated effect of the transaction. Other variations in these instruments are recorded directly in income for the period.

f) Loans, lease operations, advances on foreign exchange contracts, other receivables with loan characteristics and allowance for loan losses

Loans, leases, advances on foreign exchange contracts and other receivables with loan characteristics are classified according to Management’s judgment with respect to the level of risk, taking into consideration market conditions, past experience and specific risks in relation to the operation, to borrowers and guarantors, observing the parameters established by CMN Resolution 2682/1999, which requires periodic analyses of the portfolio and its classification into nine levels, ranging from AA (minimum risk) to H (maximum risk), as well as the classification of operations more than 15 days overdue as non-performing.

Income from loans overdue for more than 60 days, regardless of their risk level, will only be recognized as income when effectively received.

Operations classified at level H, which remain in this classification for 180 days, are written off against the existing provision and monitored for five years in memorandum accounts, but do not appear in the balance sheet.

Renegotiated operations are maintained, at a minimum, at the same level at which they were rated. The renegotiations of loans already written off against the allowance are rated as H and any gains from renegotiation are only recognized as income when effectively received.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

The allowance for loan losses is considered sufficient by management which satisfies the minimum requirements established by CMN Resolution 2682/1999 (Note 9.f).

g) Income and Social Contribution Taxes

Income tax is calculated at the basic rate of 15% plus a surcharge of 10%. As of May 1, 2008, Social Contribution is being calculated at the rate of 15% for financial and insurance companies and 9% for other companies.

Tax credits are recorded by applying the current tax rates to the difference between their respective fiscal and accounting bases. The Bank follows the criteria for recording, maintaining, and writing off the tax credits as established by CMN Resolution 3059/2002, and amended by CMN Resolution 3355/2006, and they are supported by a study of their capacity for realization.

The deferred tax liabilities are made by applying the current rates of taxes on their respective bases.

h) Prepaid Expenses

Refer to the application of funds in payments made in advance, and the benefits will be felt or the services will be rendered in subsequent periods.

i) Permanent assets

Investments – The investments in subsidiaries and associated companies with significant influence or with participation of 20% or more voting shares in other companies and which are part of a group or are under common control are evaluated by the equity method based on the value of the equity related or controlled in accordance with the instructions and rules of the Central Bank and the CVM.

The statements of the branches and subsidiaries abroad are adapted to the prevailing accounting criteria in Brazil and translated into Brazilian Reais using current exchange rates, in conformity with BACEN Circulars 2397/93 and 2571/95, and their impacts are recorded in the statement of income for the period. Other permanent investments are stated at cost, restated for inflation up to December 31, 1995, and, if necessary, are adjusted to market value through the formation of a provision, according to the current rules.

Property and equipment – Property and equipment are stated at cost less depreciation, calculated using the straight-line method at the following annual rates: buildings and improvements - 4%; vehicles - 20%; others - 10%.(Note 14)

Deferred – Deferred assets are recorded at cost of acquisition or formation, net of accrued amortizations. They are composed mainly of expenditures with restructuring and leasehold improvements as a result of opening branches, which are amortized according to rates based on rental terms, as well as expenditures on the acquisition and development of information systems, which are amortized at 20% p.a.

Intangible – Intangible Assets consist of rights that have as their object intangible assets intended for the maintenance of the company or that are exercised for that purpose, including goodwill acquired. An asset meets the criteria for identification as an intangible asset, in accordance with CMN Resolution 3642/2008, when it is inseparable, i.e. it can be separated from the entity and sold, transferred or licensed, rented or exchanged, individually or jointly with a contract, related assets or liabilities, regardless of the intention for use by the entity; or results from contractual rights or other legal rights, regardless of whether these rights are transferable or separable from the entity or other rights and obligations.

The carrying value of intangible assets with definite useful life subject to amortization refers to the amounts disbursed for acquisition of rights for providing banking services (acquisition of payrolls) and acquisition/ development of software (Note 15). The amortization of intangible assets is usually done in a linear method during a period of economic benefit estimated and accounted for in Other Administrative Expenses.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

j) Decrease in the recoverable value of non-financial assets – impairment

A loss through impairment is recognized if the carrying value of an asset or its cash-generating unit exceeds its recoverable value. A cash-generating unit is the smallest identifiable group of assets that generates cash entries, which are largely independent of the cash entries from other assets or groups of assets. Losses through impairment are recognized in income for the period.

From 2008, the values of non-financial assets, excluding tax credits and other assets, are reviewed at least annually to determine whether there is any indication of loss through impairment.

k) Benefits for employees

Short-term benefits for current employees are recognized on the accrual basis as the services are provided. Post-employment benefits, comprising supplementary retirement benefits, medical assistance and other benefits for which the Bank is responsible, were accounted at December 31, 2009 in accordance with criteria established by CVM Resolution 371/2009 and succeeded by CVM Resolution n.° 600/2009 (Note 27.b).

The actuarial asset recognized in the balance sheet (Note 27) refers to the Actuarial gains and its implementation must occur by the end of the plan. There may be partial completion of actuarial, conditioned upon satisfying the requirements of the Supplementary Law No 109/2001 and Resolution CGPC No 26/2008 of 29.09.2008.

l) Operations related to insurance, pension and capitalization activities

Statement of income

Insurance premiums and selling expenses are recorded upon the issuing of policies or upon billing and are recognized in the statement of income, according to the elapsed period of coverage. Revenues from premiums and the corresponding selling expenses, related to present risks without the issuing of respective policies are recognized in the statement of income at the beginning of the coverage, based on estimates.

Income from insurance premiums covering future risks is deferred over the period of validity of the insurance policies, through the recording of provision for unearned premiums, based on the net withholding of earned premiums issued.

Accepted coinsurance, retrocession and DPVAT (Personal injuries caused by motor vehicles) convention operations are recorded based on information received from similar companies, IRB Brasil Resseguros S.A. and the Seguradora Lider, respectively.

The revenue from pension plans, life insurance plans with living benefits and capitalization plans are recognized in the statement of income when effectively received, as a contra-entry to the recognition of technical provisions, except the revenue to cover risks in cases of combined pension plans, which must be recognized by the duration of the risk, regardless of your receipt. The selling costs are deferred on the issuing of the contract or policy and allocated to results on a straight-line basis, over the average estimated period for their recovery, except the ones related to capitalization.

Other income and expenses are determined according to the accrual basis of accounting.

Technical Provisions

Rules and procedures for the formation of technical provisions are regulated by Resolutions 36/2000, 162/2006, 181/2007, 195/2008 and 204/2009 of the National Council of Private Insurance (CNSP) and Regulatory Resolution 75/2004 of the National Health Agency (ANS), and calculated in accordance with the specific actuarial technical notes approved by the Superintendence of Private Insurance (SUSEP) and the National Health Agency (ANS).

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Insurance

The Provision for Unearned Premiums represents the portions of premiums that will be allocated to income over the course of the insurance policies, as calculated on a daily pro rata basis.

The Provision for Unearned Premiums for Present Risks But Not Yet Issued represents the adjustment for the Provision for Unearned Premiums given the existence of risks assumed by the insurance company where the policy covering the risk has not yet been formally issued, except for health plan insurance.

The Provision for Premium Deficiency represents the need for coverage of possible deficiencies of the Provision for Unearned Premiums due to the expectations of payment and re-assessment of claims incurred.

The Provision for Unsettled Loss Claims represents the forecast of probable indemnifications, judicial or otherwise, net of recoveries, determined based on notices received up to the balance sheet date, adjusted by the estimate for Claims Incurred But Not Enough Reported (IBNER).

The Provision for Claims Incurred but not Reported [IBNR - Incurred But Not Reported and Provision for Events Occurred but not Reported - PEONA (of the health insurance segment)] represents the amount expected of claims incurred but not reported until the base date of the financial statements.

The Premium Complementary Provision (PCP), recorded in “Other Provisions”, has as object to maintain the company protected in monthly transactions, keeping the amount of the technical premium provisions (PPNG and PPNG-RVNE) higher or equal to the daily average of the month of calculation.

Pension plan

The mathematical reserves related to pension plans represent the current value of the liabilities in the form of a living income, pension and savings, determined through actuarial calculations and assumptions in the financial regimes of capitalization, allocation of hedge capital and simple allocation, respectively.

Particularly for the pension and insurance plans of the PGBL and VGBL type, the mathematical provision for future benefit payments represents the sum of the premiums and contributions transferred by the participants, net of the loading rate, plus the financial income earned from the investments of the resources. This provision refers to participants whose perception of the benefits has not yet started and Mathematics Provision of benefits refers to those already in enjoyment of benefits.

The provisions for a deficiency in contributions and in premiums are formed to meet the possible adverse changes in the technical risks made in the mathematical provisions of benefits to be granted, resulting from the trend for a higher survival rate of participants and the calculation is made using the Mitigated AT 2000 Male/Female mortality table and related assumptions, considering all the plans sold.

The provision for financial fluctuation is formed to account for the potential impacts of unfavorable variations in future rates of funds earmarked for the payment of benefits and redemptions to participants, considering the minimum remuneration guaranteed in existing contracts.

Capitalization

The mathematical reserve for redemption is calculated on the face value of the notes, restated based on actuarial technical notes approved by Susep.

The provisions for redemption of overdue and prepaid notes are recorded at the values of the notes with finalized and rescinded capitalization periods, restated in the period between the date of the right to redemption and effective settlement.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

The amounts earmarked for the formation of the provision for unrealized draws for prizes are calculated on the face value of the notes, based on actuarial technical notes approved by Susep, and the write-off of the provision for unrealized draws for prizes is recorded at the amount equivalent to the lapsed risk, i.e., the balance of the provision for unrealized draws for prizes represents the deferred amounts of draws for prizes not yet made.

The provision for draws for prizes payable is formed at the amounts of the notes payable from draws for prizes, restated for the period between the date of the draw and the effective payment.

m) Contingent Assets and Liabilities and Legal Obligations

The recognition and disclosure of contingent assets and liabilities and legal obligations are made in accordance with the criteria defined in CVM Resolution 3823/2009 (Note 30).

Contingent assets are only recognized in the financial statements upon the existence of evidence guaranteeing their realization usually represented by the final judgment of the lawsuit and by the confirmation of the capacity for its recovery by receipt or offsetting by another receivable.

Contingent liabilities are recognized in the financial statements when, based on the opinion of legal advisor and Management, the risk of loss of legal or administrative proceedings is considered probable, with a probable outflow of financial resource for the settlement of obligation and when the amounts involved are measurable with sufficient assurance, and judicial figures when reporting monthly and revised as follows:

Aggregated – cases that are similar and recurring in nature and whose values are not considered relevant. Provisions are based on statistical data for groups of cases, type of judicial body (Special Civil Court or Common Court) and plaintiff. For labor claims and civil claims related to economic plans, provisions are based on the average payments for cases closed in the last 24 and 12 months respectively; and

Individual – cases considered unusual or whose value is considered relevant by our legal counsel. Provisions are based on: the amount claimed; probability of an unfavorable decision; evidence presented; evaluation of legal precedents; other facts raised during the process; judicial decisions made during the course of the case; and the classification and the risk of loss of legal actions.

Contingent liabilities considered as possible losses are not recognized in the balance sheet and only need to be disclosed in the notes to the financial statements, while those classified as remote do not require provisioning or disclosure.

Legal obligations (tax and social security) originate from tax obligations established in the legislation, and, regardless of the probability of success of lawsuits in progress, the amounts are recognized in full in the financial statements.

4 – Information by segment

The information by segment was prepared according to Brazilian accounting practices and was compiled with a basis on the reports used by Management in the appraisal of the segment’s performance, decision making regarding the allocation of funds for investment and other purposes, considering the regulatory environment and the similarities between goods and services.

The operations of Banco do Brasil are basically divided into five segments: banking, investments, fund management, insurance (insurance, pension and capitalization) and payment methods. In addition to the specific segments, Banco do Brasil also participates in other economic activities, such as leasing and Operating Support, that were aggregated in the column called “Other”.

Intersegment transactions are conducted under normal market conditions, substantially under the terms and conditions for comparable transactions, including interest rates and collateral. These transactions do not involve abnormal payment risks.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

a) Banking Segment

The banking segment is accountable for the most significant portion of the Bank, preponderantly obtained in Brazil, and involves a large diversity of products and services, such as deposits, loans and services that are made available to clients by means of a wide variety of distribution channels, located in the country and abroad.

The operations of the banking segment include business with the retail, wholesale and government markets, carried out by Bando do Brasil by means of a network and customer service teams, and business with micro-entrepreneurs and the informal sector, performed through banking correspondents.

b) Investment Segment

Deals are performed in this segment in the domestic capital market, with activity in the intermediation and distribution of debts in the primary and secondary markets, besides equity interest and the rendering of financial services.

The operations income of the segment is obtained by means of revenues accrued in investments in securities minus expenses with funding to third parties. The existing equity interests are concentrated at our associated and subsidiary companies. Financial service fee income results from economic/financial advisory services, underwriting, fixed and variable income, and the rendering of services to associated companies.

c) Segment of Fund management

This segment is responsible for operations inherent to the purchase, sale and custody of securities, portfolio management, institution, organization and management of investment funds and clubs, being their revenues mainly derived from commissions and management fees charged to investors for services rendered.

d) Segment of Insurance, Private Pension Fund, and Capitalization

In said segment a diversity of products and services are offered, such as, life, health, property and automobile insurance, complementary private pension plans and capitalization plans.

Income of this segment comes mainly from revenues from insurance premiums issued, contributions for private pension plans, capitalization bonds and investments in securities, being deducted commercialization expenses, technical provisions and expenses related to benefits and redemptions.

e) Segment of payment methods

Such segment is mainly responsible for funding, transmission, processing services and financial settlement of operations in electronic means (credit and debit cards).

Revenues thereof are originated mainly from commissions and management fees charged to commercial and banking establishments for the services rendered described in previous paragraph, besides income from rent, installation and maintenance of electronic terminals.

f) Other segments

They comprise the operational support and consortium segments, which have not been aggregated by not being individually representative.

Their revenues are originated mainly from provision of the most varied type of services, such as: credit recovery, consortium administration, development, manufacture, commercialization, rent and integration of digital electronic systems and equipment, peripherals, programs, inputs and computing supplies, besides intermediation of air tickets, lodging and organization of events.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

	R$ Thousand

	1Q2010
BB-Consolidated	Banking	Investments	Resource Management	Security	Money supply	Other Segments	Intersegment transactions	Total
Income	24,837,900	419,862	219,885	890,115	343,262	264,208	(690,260)	26,284,972

Income from loans and leases (1)	12,868,484	–	–	–	–	44	(96,004)	12,772,524
Income from operations with securities and derivative financial instruments	5,409,184	19,577	11,212	7,040	23,875	3,506	(62,752)	5,411,642
Income from foreign exchange operations and Compulsory	256,120	–	–	–	(4)	4	–	256,120
Financial results from insurance operations, pension and capitalization	–	–	–	345,004	–	–	9,344	354,348
Income from service fees	2,049,183	97,371	208,254	81,445	241,321	178,092	(108,250)	2,747,416
Income from Banking Fees	886,774	–	–	–	–	–	–	886,774
Equity in subsidiaries	234,027	149,187	(1,283)	–	–	–	(332,272)	49,659
Income from insurance operations, pension and capitalization	–	–	–	440,487	–	–	–	440,487
Others Income	3,134,128	153,727	1,702	16,139	78,070	82,562	(100,326)	3,366,002

Expenses	(21,460,802)	(105,206)	(43,718)	(598,968)	(165,116)	(226,874)	261,986	(22,338,698)

Market funding	(8,499,195)	(38,347)	–	–	–	(11,385)	55,964	(8,492,963)
Loans, assignments, transfers and leases	(1,482,730)	–	–	–	(14)	(20)	–	(1,482,764)
Allowance for loan losses	(2,959,248)	(3)	(19)	–	–	77	–	(2,959,193)
Restatement and interest on technical provisions	–	–	–	(234,497)	–	–	–	(234,497)
Personnel expenses	(2,922,518)	(7,425)	(11,624)	(38,817)	(13,790)	(27,908)	1,492	(3,020,590)
Other administrative expenses	(2,371,506)	(9,373)	(4,872)	(171,585)	(33,123)	(48,962)	138,683	(2,500,738)
Depreciation	(201,404)	(71)	–	(1,089)	(1,551)	(1,153)	–	(205,268)
Amortization of deferred	(46,182)	–	–	(2,425)	(419)	(1,177)	–	(50,203)
Amortization of intangible assets	(520,294)	–	–	–	–	(7)	–	(520,301)
Other expenses	(2,457,725)	(49,987)	(27,203)	(150,555)	(116,219)	(136,339)	65,847	(2,872,181)

Profit before tax and participations	3,377,098	314,656	176,167	291,147	178,146	37,334	(428,274)	3,946,274

Income and social contribution on net income (2)	(981,402)	(60,918)	(71,873)	(88,599)	(63,447)	(16,910)	41,079	(1,242,070)
Profit sharing	(347,836)	–	(100)	(2,357)	–	(3,059)	–	(353,352)
Net Income (3)	2,047,860	253,738	104,194	200,191	114,699	17,365	(387,195)	2,350,852

Minority interests	–	–	–	–	–	(17)	–	(17)

Balance Sheets
Assets	699,803,858	5,148,722	593,359	22,739,300	1,566,543	4,239,697	(9,210,101)	724,881,378
Investment in subsidiaries	7,573,604	2,003,519	23,181	1,654,817	–	–	(5,290,669)	5,964,452

Liabilities	662,994,156	3,327,525	358,822	20,128,588	1,279,696	2,496,691	(3,350,037)	687,235,441

(1) Includes intersegment transactions in the amount of R$ 96.002 thousand on the disposal of unrealized results on BB-Consolidated, arising from the assignment of the Banco do Brasil to Ativos SA.

(2) Were activated in a BB-Consolidated amount of R$ 41.079 thousand (outstanding on intersegment transactions) relating to tax credits applied to the result is not achieved (previous item).

(3) Includes intersegment transactions in the amount of R$ 54,923 thousand, relating to income not paid, net of tax (Note 23.f).

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

R$ Thousand

	1Q2009
BB-Consolidated	Banking	Investments	Resource Management	Security	Money supply	Other Segments	Intersegment transactions	Total
Income	18,963,715	347,776	189,481	719,669	369,620	129,369	(440,147)	20,279,483

Income from loans and leases (1)	8,982,285	–	–	–	–	26	(2,070)	8,980,241
Income from operations with securities and derivative financial instruments	5,641,518	25,598	14,192	5,742	31,454	3,029	(53,141)	5,668,392

Income from foreign exchange operations and Compulsory	59,699	–	–	–	5	13	17	59,734
Financial results from insurance operations, pension and capitalization	–	–	–	314,878	–	–	5,361	320,239
Income from service fees	1,716,339	53,544	176,651	81,199	246,591	92,029	(111,646)	2,254,707
Income from Banking Fees	688,486	–	–	–	–	–	–	688,486
Equity in subsidiaries	(48,629)	227,918	(2,310)	–	–	–	(262,169)	(85,190)
Income from insurance operations, pension and capitalization	–	–	–	303,156	–	–	–	303,156
Others Income	1,924,017	40,716	948	14,694	91,570	34,272	(16,499)	2,089,718

Expenses	(18,822,567)	(80,131)	(40,553)	(506,911)	(193,794)	(102,608)	177,978	(19,568,586)

Market funding	(7,745,764)	(37,574)	–	–	–	–	22,442	(7,760,896)
Loans, assignments, transfers and leases	(1,056,380)	(5)	(40)	–	(13)	–	–	(1,056,438)
Allowance for loan losses	(2,653,795)	(2)	(12)	–	–	287	–	(2,653,522)
Restatement and interest on technical provisions	–	–	–	(198,981)	–	–	–	(198,981)
Personnel expenses	(3,077,415)	(6,363)	(10,892)	(31,029)	(12,919)	(14,275)	411	(3,152,482)
Other administrative expenses	(2,091,060)	(8,541)	(4,373)	(163,993)	(35,040)	(27,477)	111,283	(2,219,201)
Depreciation	(150,255)	(48)	–	(2,186)	(1,262)	(1,080)	–	(154,831)
Amortization of deferred	(60,791)	–	–	(1,526)	(227)	(277)	–	(62,821)
Amortization of intangible assets	(254,292)	–	–	–	–	–	–	(254,292)
Other expenses	(1,732,815)	(27,598)	(25,236)	(109,196)	(144,333)	(59,786)	43,842	(2,055,122)
Profit before tax and participations	141,148	267,645	148,928	212,758	175,826	26,761	(262,169)	710,897

Income and social contribution on net income (2)	1,385,487	(961)	(61,200)	(68,709)	(62,412)	(10,551)	–	1,181,654
Profit sharing	(212,662)	–	(2,906)	(11,473)	–	(52)	–	(227,093)
Net Income (3)	1,313,973	266,684	84,822	132,576	113,414	16,158	(262,169)	1,665,458

Minority interests	2	–	–	–	–	(21)	–	(19)
Balance Sheets
Assets	571,520,340	5,180,286	492,316	16,175,871	1,398,297	561,037	(3,402,914)	591,925,233
Investment in subsidiaries	3,785,513	2,857,678	17,753	4,159	9,624	–	(2,389,835)	4,284,892
Liabilities	542,946,543	2,057,977	280,907	15,166,594	1,146,238	531,964	(1,898,168)	560,232,054

5 – Cash and cash equivalents

R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Total Cash	7,092,459	7,596,546	6,961,113	7,363,667	7,842,770	7,515,942

Local currency	6,684,815	6,676,414	6,107,142	6,907,343	6,799,390	6,644,059
Foreign currency	407,644	920,132	853,971	446,003	1,033,480	861,379
Investments in Gold	–	–	–	10,321	9,900	10,504
Short-term interbank investments (1)	44,611,943	42,105,965	61,705,541	39,842,377	30,032,212	46,554,258

Subject to repurchase agreements	14,705,449	14,362,844	28,409,241	14,875,885	18,186,491	33,144,943
Interbank deposits	28,999,786	24,039,500	29,506,197	24,032,555	8,053,192	9,456,852
Investments in foreign currency	906,708	3,703,621	3,790,103	933,937	3,792,529	3,952,463
Total cash and cash equivalents	51,704,402	49,702,511	68,666,654	47,206,044	37,874,982	54,070,200

(1) Refer to investments whose maturity is less than or equal to 90 days.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

6 – Short-term Interbank Investments

a) Breakdown

R$ Thousand

	Banco do Brasil				BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Money market	119,986,398	134,937,621	98,620,483	125,683,204	144,173,860	103,356,185

Sales pending settlement - held position	14,705,449	14,362,844	28,409,241	15,341,163	18,220,295	33,144,943

Financial Treasury Bills	–	1,772,231	23,197,773	101,537	1,878,624	25,567,750
National Treasury Bills	–	804,732	199,999	206,698	2,189,355	2,213,515
National Treasury Notes	14,678,815	11,785,881	4,548,587	14,899,536	14,118,511	4,900,796
Others securities - Foreign	26,634	–	462,882	133,392	33,805	462,882
Sales pending settlement - financed position	105,280,949	120,574,777	70,211,242	109,867,352	125,793,918	70,211,242

Financial Treasury Bills	90,409,882	111,804,532	60,635,787	91,341,760	112,554,529	60,635,787
National Treasury Bills	9,717,198	8,303,407	–	13,271,204	9,851,852	–
National Treasury Notes	5,153,869	466,608	9,575,455	5,254,388	3,387,307	9,575,455
Others securities – Foreign	–	230	–	–	230	–
Sales pending settlement - sold position	–	–	–	474,689	159,647	–

Federal securities - Treasury	–	–	–	474,689	159,647	–
Interbank deposits	42,096,815	39,229,677	46,371,643	26,911,476	24,224,100	28,440,014

Investments in local currency	40,813,716	33,845,063	42,429,136	25,601,147	18,750,578	24,487,552
Investments in foreign currency	1,283,099	5,384,614	3,942,507	1,310,329	5,473,522	3,952,462
Total	162,083,213	174,167,298	144,992,126	152,594,680	168,397,960	131,796,199

Current Assets	156,699,098	166,919,021	136,818,450	151,152,424	166,070,192	123,016,411
Non Current Assets	5,384,115	7,248,277	8,173,676	1,442,256	2,327,768	8,779,788

b) Income from short-term interbank deposits

R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Income from Money Market	2,839,603	3,159,715	2,983,488	3,159,715

Held position	461,090	997,785	492,656	997,785
Financed position	2,378,513	2,161,930	2,487,608	2,161,930
Sold position	–	–	3,224	–
Income from interbank deposits (1)	293,302	446,365	126,270	221,071

Total	3,132,905	3,606,080	3,109,758	3,380,786

(1) Refer to income on the applications in Interbank deposits in local currency. The income on applications in Interbank deposits in foreign currency totaled R$18,486 thousand in the first quarter of 2010 (R$ 25,161 thousand at the first quarter of 2009) which are recorded under Other Operating Income.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

7 – Interbank - Credit Linked

a) Payments and Receipts Settlement

R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Rights with participants of securities settlement systems
Checks and other papers	841,320	153,227	853,071	842,162	153,227	937,265
Documents submitted by other	2,776,959	5	2,562,821	2,777,400	31	2,600,060

Bilateral settlement	2,071,917	–	1,979,215	2,071,917	–	1,990,150
Other settlement systems	705,042	5	583,606	705,483	31	609,910
Total	3,618,279	153,232	3,415,892	3,619,562	153,258	3,537,325

Current assets	3,618,279	153,232	3,415,892	3,619,562	153,258	3,537,325

b) Credit Linked

R$ Thousand
	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Credit Linked
Mandatory payment – additional liabilities (1)	19,811,434	–	–	19,811,434	–	–
Compulsory reserves - resources	13,588,263	11,878,270	10,150,489	14,471,851	11,919,022	12,351,595
Mandatory payment – savings account	12,492,339	11,941,112	8,551,493	12,492,339	11,941,112	10,861,144
SFH – Housing Finance System	1,647,263	1,635,416	61,201	1,647,263	1,635,416	1,571,170
Mandatory payment – funds from microfinance	185,082	143,711	99,974	264,747	215,625	156,618
Mandatory payment – funds from farm loans	204,008	204,008	2,134,114	204,008	204,008	2,134,114
National Treasury – Rural Credit	143,973	148,157	15,899	143,973	148,157	25,724
Others	–	–	–	–	–	29,814
Total	48,072,362	25,950,674	21,013,170	49,035,615	26,063,340	27,130,179

Current assets	48,072,362	25,950,674	21,013,170	49,035,615	26,063,340	27,130,179

(1) As Bacen Circular 3486/2010, was amended in order to comply with the requirement for additional in-kind due to additional federal government securities.

c) Income on Compulsory Deposits

R$ Thousand
	Banco do Brasil	BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Income Credit Linked to Central Bank	240,700	175,150	242,612	175,150

Savings Bank gold Circular No. 3093/2002	188,247	153,931	188,247	153,931
Additional requirement Circular Letter No. 3144/2002	52,453	–	54,365	–
Additional requirement CMN Resolution No. 3607/2008	–	21,219	–	21,219
Income Credit Linked to SFH	25,053	15	25,053	15
Income Credit Linked to Rural Credit	6,476	370	6,476	370
Total	272,229	175,535	274,141	175,535

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

8 – Securities and Derivative Financial Instruments

a) Securities

R$ Thousand

	Banco do Brasil

	03.31.2010								12.31.2009			03.31.2009

Maturity in days	Market Value					Total			Total			Total
	With no maturity	0-30	31-180	181-360	over 360	Cost	Market Value	Unrealized gain (loss)	Cost	Market Value	Unrealized gain (loss)	Cost	Market Value	Unrealized gain (loss)
1 – Trading securities	10,693	–	910,514	2,236,965	14,677,089	17,781,168	17,835,261	–	19,606,486	19,655,622	–	18,013,832	18,503,878	–

Government bonds	–	–	910,514	2,236,965	14,540,855	17,632,903	17,688,334	–	19,466,189	19,511,891	–	17,963,034	18,454,547	–

Financial Treasury Bills	–	–	5,381	1,250,768	9,172,829	10,428,555	10,428,978	–	12,710,659	12,710,711	–	5,314,175	5,312,613	–
National Treasury Bills	–	–	654,879	812,693	3,029,014	4,495,039	4,496,586	–	4,052,388	4,052,631	–	6,233,438	6,337,025	–
National Treasury Notes	–	–	250,254	173,504	2,339,012	2,709,309	2,762,770	–	2,703,142	2,748,549	–	6,415,421	6,804,909	–
Corporate bonds	10,693	–	–	–	136,234	148,265	146,927	–	140,297	143,731	–	50,798	49,331	–

Debentures	–	–	–	–	136,234	137,334	136,234	–	135,918	134,043	–	48,798	47,331	–
Shares	10,693	–	–	–	–	10,931	10,693	–	4,379	9,688	–	2,000	2,000	–

2 - Securities available for sale	51,251	183,110	5,512,561	8,768,308	39,574,994	53,788,813	54,090,224	301,411	57,880,134	58,089,353	209,219	37,255,709	37,384,430	128,721

Government bonds	–	38,794	3,855,955	7,969,770	31,326,128	42,896,864	43,190,647	293,783	48,280,005	48,597,974	317,969	32,673,213	32,794,777	121,564

Financial Treasury Bills	–	1,079	2,362,429	6,352,755	25,004,728	33,726,261	33,720,991	(5,270)	35,459,266	35,457,957	(1,309)	23,695,514	23,697,279	1,765
National Treasury Bills	–	–	956,238	905,059	866,126	2,720,743	2,727,423	6,680	4,502,914	4,544,639	41,725	2,457,302	2,466,478	9,176
National Treasury Notes	–	–	531,192	710,770	2,691,291	3,899,457	3,933,253	33,796	5,017,154	5,070,229	53,075	3,623,707	3,665,949	42,242
Agricultural debt securities	–	5	647	1,186	8,259	11,455	10,097	(1,358)	11,572	10,912	(660)	12,152	10,913	(1,239)
Brazilian foreign debt securities	–	37,710	–	–	2,716,824	2,497,159	2,754,534	257,375	2,484,527	2,730,340	245,813	2,430,863	2,509,646	78,783
Foreign government bonds	–	–	5,449	–	1	5,574	5,450	(124)	592,647	593,549	902	404,576	405,704	1,128
Others	–	–	–	–	38,899	36,215	38,899	2,684	211,925	190,348	(21,577)	49,099	38,808	(10,291)
Corporate bonds	51,251	144,316	1,656,606	798,538	8,248,866	10,891,949	10,899,577	7,628	9,600,129	9,491,379	(108,750)	4,582,496	4,589,653	7,157

Debentures	–	–	80,383	468,631	7,782,741	8,320,923	8,331,755	10,832	7,424,945	7,302,808	(122,137)	736,696	738,373	1,677
Promissory notes	–	–	1,263,184	187,311	–	1,449,290	1,450,495	1,205	1,339,479	1,342,153	2,674	3,256,466	3,257,268	802
Credit Notes	–	–	–	–	30,184	31,089	30,184	(905)	30,385	29,674	(711)	31,538	30,235	(1,303)
Quotas in investment funds	18,910	–	1,258	3,970	166,779	196,663	190,917	(5,746)	48,969	42,450	(6,519)	2,491	965	(1,526)
Shares	32,341	–	–	–	–	8,811	32,341	23,530	33,122	56,504	23,382	8,732	12,058	3,326
Rural Product Bills -Commodities	–	57,753	311,781	135,047	135	505,742	504,716	(1,026)	508,429	510,370	1,941	546,573	550,754	4,181
Certificate of Deposits	–	85,846	–	–	–	85,634	85,846	212	83,419	83,722	303	–	–	–
Others	–	717	–	3,579	269,027	293,797	273,323	(20,474)	131,381	123,698	(7,683)	–	–	–
3 - Securities held to maturity	–	1,900	97,743	3,057,198	9,541,305	12,859,261	12,698,146	–	18,359,234	18,184,196	–	15,217,739	15,235,460	–

Government bonds	–	1,900	97,743	3,057,198	9,541,305	12,859,261	12,698,146	–	18,081,948	18,098,851	–	15,217,739	15,235,460	–

Financial Treasury Bills	–	1,900	97,743	3,057,198	9,275,719	12,432,498	12,432,560	–	12,331,114	12,331,193	–	14,989,492	14,990,949	–
National Treasury Notes	–	–	–	–	19,681	22,366	19,681	–	829,207	826,400	–	48,250	45,509	–
National Treasury Bills	–	–	–	–	–	–	–	–	4,795,191	4,795,871	–	–	–	–
Brazilian foreign debt securities	–	–	–	–	140,039	127,026	140,039	–	126,436	145,387	–	168,168	187,173	–
Foreign government bonds	–	–	–	–	–	–	–	–	–	–	–	11,829	11,829	–
Others					105,866	277,371	105,866
Corporate bonds	–	–	–	–	–	–	–	–	277,286	85,345	–	–	–	–

Others	–	–	–	–	–	–	–	–	277,286	85,345	–	–	–	–

Total	61,944	185,010	6,520,818	14,062,471	63,793,388	84,429,242	84,623,631	301,411	95,845,854	95,929,171	209,219	70,487,280	71,123,768	128,721

R$ Thousand

	03.31.2010								12.31.2009			03.31.2009

Maturity in days	Market Value					Total			Total			Total
	With no maturity	0-30	31-180	181-360	over 360	Cost	Market Value	Unrealized gain	Cost	Market Value	Unrealized gain (loss)	Cost	Market Value	Unrealized gain (loss)
Total by portfolio	61,944	185,010	6,520,818	14,062,471	63,793,388	84,429,242	84,623,631	301,411	95,845,854	95,929,171	209,219	70,487,280	71,123,768	128,721

Own portfolio	61,944	147,300	4,503,588	4,413,781	32,353,913	41,467,054	41,480,526	123,452	50,796,768	50,732,531	63,909	30,371,485	30,977,790	106,344
Subject to repurchase agreements	–	37,710	401,658	9,353,611	26,197,990	35,807,732	35,990,969	180,278	25,678,841	25,826,500	145,182	23,689,920	23,722,874	25,572
Deposits with the Brazilian Central Bank	–	–	1,606,231	294,931	3,479,195	5,381,969	5,380,357	(1,612)	18,239,914	18,240,500	819	14,883,522	14,880,993	(3,172)
Pledged in guarantee	–	–	9,341	148	1,762,290	1,772,487	1,771,779	(707)	1,130,331	1,129,640	(691)	1,542,353	1,542,111	(23)

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

R$ Thousand

	03.31.2010							12.31.2009		03.31.2009

Maturity in years	Market Value					Total		Total		Total
	With no maturity	Due in up to one year	Due from 1 to 5 years	Due from 5 to 10 years	Due after 10 years	Cost	Market Value	Cost	Market Value	Cost	Market Value
Total by category	61,944	20,768,299	50,291,009	11,110,004	2,392,375	84,429,242	84,623,631	95,845,854	95,929,171	70,487,280	71,123,768

1 - Trading securities	10,693	3,147,479	10,034,735	4,642,354	–	17,781,168	17,835,261	19,606,486	19,655,622	18,013,832	18,503,878
2 - Securities available for sale	51,251	14,463,979	30,820,835	6,437,897	2,316,262	53,788,813	54,090,224	57,880,134	58,089,353	37,255,709	37,384,430
3 - Securities held to maturity	–	3,156,841	9,435,439	29,753	76,113	12,859,261	12,698,146	18,359,234	18,184,196	15,217,739	15,235,460

R$ Thousand

	03.31.2010			12.31.2009			03.31.2009

	Book Value			Book Value			Book Value
	Current	Non Current	Total	Current	Non Current	Total	Current	Non Current	Total
Total by portfolio	35,507,314	49,277,432	84,784,746	38,750,456	57,353,753	96,104,209	36,242,812	34,863,235	71,106,047

Own portfolio	15,422,101	26,221,857	41,643,958	29,778,301	21,131,525	50,909,826	25,038,544	5,930,875	30,969,419
Subject to repurchase agreements	18,164,406	17,824,245	35,988,651	5,239,743	20,584,267	25,824,010	8,050,123	15,664,002	23,714,125
Deposits with the Brazilian Central Bank	1,901,163	3,479,195	5,380,358	3,713,112	14,527,621	18,240,733	3,033,850	11,846,544	14,880,394
Pledged in guarantee	19,644	1,752,135	1,771,779	19,300	1,110,340	1,129,640	120,295	1,421,814	1,542,109

R$ Thousand
	03.31.2010		12.31.2009		03.31.2009
Total by category
Trading Securities	17,835,261	21%	19,655,622	21%	18,503,878	26%
Securities available for sale	54,090,224	64%	58,089,353	60%	37,384,430	53%
Securities held to maturity	12,859,261	15%	18,359,234	19%	15,217,739	21%

Carrying value of portfolio	84,784,746	100%	96,104,209	100%	71,106,047	100%
Mark-to-market - Category 3	(161,115)		(175,038)		17,721
Market value of portfolio	84,623,631		95,929,171		71,123,768

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

R$ Thousand

	BB–Consolidated

	03.31.2010								12.31.2009			03.31.2009

Maturity in days	Market Value					Total			Total			Total
	With no maturity	0-30	31-180	181-360	over 360	With no maturity	Market Value	Unrealized Gain/loss	With no maturity	Market Value	Unrealized Gain/loss	With no maturity	Market Value	Unrealized Gain/loss
1 - Trading securities	1.398.374	1.273.837	2.069.736	4.224.534	29.216.944	37.973.370	38.183.425	–	38.110.829	38.274.200	–	31.922.455	32.474.992	–

Government bonds	13.204	966.277	1.371.406	3.996.090	25.674.765	31.816.747	32.021.742	–	32.516.057	32.682.427	–	29.120.966	29.704.986	–

Financial Treasury Bills	8.328	10.427	7.745	1.307.879	12.396.571	13.731.789	13.730.950	–	16.132.667	16.131.253	–	11.414.706	11.411.608	–
National Treasury Bills	–	53.548	698.891	1.999.859	4.287.500	7.049.900	7.039.798	–	7.085.711	7.093.374	–	7.481.053	7.603.181	–
National Treasury Notes	–	–	649.090	270.959	7.581.460	8.317.867	8.501.509	–	7.533.019	7.663.677	–	8.987.254	9.445.717	–
Agricultural debt securities	–	2.061	2.979	12.637	20.091	35.022	37.768	–	47.492	50.374	–	–	–	–
Federal Government securities	–	–	–	–	–	–	–	–	–	–	–	1.221.600	1.229.283	–
Brazilian foreign debt securities	–	143.242	–	16.259	73.889	229.884	233.390	–	211.419	214.513	–	14.490	13.334	–
Foreign government bonds	–	82.634	10.600	388.390	965.983	1.450.157	1.447.607	–	626.320	624.925	–	1.863	1.863	–
Others	4.876	674.365	2.101	107	349.271	1.002.128	1.030.720	–	879.429	904.311	–	–	–	–
Corporate bonds	1.385.170	307.560	698.330	228.444	3.542.179	6.156.623	6.161.683	–	5.594.772	5.591.773	–	2.801.489	2.770.006	–

Debentures	7.194	–	32.088	87.363	1.408.011	1.522.749	1.534.656	–	1.369.764	1.376.790	–	799.725	783.386	–
Promissory Notes	–	–	255.816	–	–	255.148	255.816	–	319.116	320.106	–	15.236	15.236	–
Shares	844.802	9.822	10.294	–	159.683	912.951	1.024.601	–	582.190	696.545	–	288.775	286.675	–
Quotas in investment funds	525.460	7.486	265	616	76.138	613.535	609.965	–	550.141	550.141	–	372.825	372.825	–
Rural Product Bills -Commodities	–	107.940	21.215	7.857	51.751	188.096	188.763	–	192.056	193.094	–	–	–	–
Certificate of deposit	5.676	171.903	371.623	44.479	1.498.947	2.096.728	2.092.628	–	1.788.467	1.783.862	–	1.309.663	1.296.563	–
Eurobonds	–	–	1.568	410	11.280	13.138	13.258	–	13.317	13.424	–	15.235	15.314	–
Others	2.038	10.409	5.461	87.719	336.369	554.278	441.996	–	779.721	657.811	–	30	7	–

2 - Securities available for sale	592.529	259.051	5.561.283	9.180.910	47.355.768	62.573.015	62.949.541	376.526	62.035.094	62.160.792	125.698	45.099.257	45.268.959	169.702
Government bonds	41.009	42.581	3.880.315	8.279.774	36.958.960	48.855.779	49.202.639	346.860	49.758.712	50.087.641	328.929	39.644.355	39.831.099	186.744
Financial Treasury Bills	–	4.866	2.369.160	6.359.214	25.357.113	34.095.789	34.090.353	(5.436)	35.858.772	35.857.280	(1.492)	29.422.453	29.424.521	2.068
National Treasury Bills	–	–	956.238	1.206.666	4.617.720	6.774.039	6.780.624	6.585	4.528.295	4.569.977	41.682	2.457.302	2.466.479	9.177
National Treasury Notes	–	–	548.821	710.770	4.125.533	5.348.399	5.385.124	36.725	5.987.334	6.002.387	15.053	4.647.369	4.730.163	82.794
Agricultural debt securities	–	5	647	1.186	8.259	11.455	10.097	(1.358)	11.572	10.912	(660)	12.152	10.913	(1.239)
Brazilian foreign debt securities	–	37.710	–	1.938	2.810.642	2.561.612	2.850.290	288.678	2.545.937	2.822.402	276.465	2.518.400	2.622.888	104.488
Foreign government bonds	–	–	5.449	–	794	6.336	6.243	(93)	593.433	594.363	930	499.744	500.886	1.142
Others	41.009	–	–	–	38.899	58.149	79.908	21.759	233.369	230.320	(3.049)	86.935	75.249	(11.686)
Corporate bonds	551.520	216.470	1.680.968	901.136	10.396.808	13.717.236	13.746.902	29.666	12.276.382	12.073.151	(203.231)	5.454.902	5.437.860	(17.042)
Debentures	–	41.789	86.763	482.908	8.947.608	9.568.567	9.559.068	(9.499)	8.674.870	8.534.065	(140.805)	1.339.961	1.332.964	(6.997)
Promissory Notes	–	–	1.270.266	187.311	–	1.456.048	1.457.577	1.529	1.364.005	1.366.850	2.845	3.256.466	3.257.268	802
Credit Notes	–	–	–	–	30.184	31.089	30.184	(905)	30.385	29.674	(711)	31.538	30.235	(1.303)
Quotes of investment funds	312.279	–	2.577	5.070	584.928	905.520	904.854	(666)	381.049	376.254	(4.795)	163.472	164.266	794
Shares	235.515	–	–	–	–	186.399	235.515	49.116	206.924	212.718	5.794	14.179	18.019	3.840
Rural Product Bills -Commodities	–	57.753	311.781	135.047	135	505.742	504.716	(1.026)	508.429	510.370	1.941	546.573	550.754	4.181
Certificate of deposit	–	85.846	–	32.640	49.297	167.666	167.783	117	127.827	124.936	(2.891)	80.393	80.048	(345)
Eurobonds	–	–	–	–	–	–	–	–	38.955	38.955	–	–	–	–
Others	3.726	31.082	9.581	58.160	784.656	896.205	887.205	(9.000)	943.938	879.329	(64.609)	22.320	4.306	(18.014)

3 - Held to Maturity	–	1.900	256.667	3.206.288	13.459.183	17.069.687	16.924.038	–	22.438.805	22.279.681	–	31.432.950	31.685.779	–
Government bonds	–	1.900	256.667	3.206.288	13.459.183	17.069.687	16.924.038	–	22.161.519	22.194.336	–	31.432.950	31.685.779	–
Financial Treasury Bills	–	1.900	97.743	3.058.409	9.275.901	12.433.890	12.433.953	–	12.361.163	12.361.239	–	16.501.836	16.503.414	–
National Treasury Notes	–	–	58.683	84.518	89.686	234.951	232.887	–	4.670.990	4.682.819	–	6.462.619	6.520.306	–
National Treasury Bills	–	–	100.237	63.358	3.847.674	3.996.425	4.011.269	–	5.002.907	5.004.868	–	8.288.498	8.463.057	–
Agricultural debt securities	–	–	4	3	17	24	24	–	23	23	–	–	–	–
Brazilian foreign debt securities	–	–	–	–	140.039	127.026	140.039	–	126.436	145.387	–	168.168	187.173	–
Foreign government bonds	–	–	–	–	–	–	–	–	–	–	–	11.829	11.829	–
Others					105.866	277.371	105.866
Corporate bonds	–	–	–	–	–	–	–	–	277.286	85.345	–	–	–	–
Others	–	–	–	–	–	–	–	–	277.286	85.345	–	–	–	–

Total	1.990.903	1.534.788	7.887.686	16.611.732	90.031.895	117.616.072	118.057.004	376.526	122.584.728	122.714.673	125.698	108.454.662	109.429.730	169.702

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

R$ Thousand

	03.31.2010								12.31.2009			03.31.2009

	Market Value					Total			Total			Total
Maturity in days	With no maturity	0-30	31-180	181-360	over 360	Cost	Market Value	Unrealized gain (loss)	Cost	Market Value	Unrealized gain (loss)	Cost	Market Value	Unrealized gain (loss)
Total by portfolio	1.990.903	1.534.788	7.887.686	16.611.732	90.031.895	117.616.072	118.057.004	376.526	122.584.728	122.714.673	125.698	108.454.662	109.429.730	169.702

Own portfolio	1.983.709	574.087	5.865.938	6.251.727	54.143.480	69.254.388	68.818.941	205.389	74.768.787	74.772.199	1.403	58.044.913	58.939.242	126.182
Subject to repurchase agreements	7.194	842.296	405.532	9.675.074	28.992.172	39.049.560	39.922.268	174.752	26.734.553	26.888.135	151.106	31.892.835	31.958.188	46.705
Deposits with the Brazilian Central Bank	–	–	1.606.231	295.907	3.650.402	5.555.300	5.552.540	(1.364)	18.413.608	18.407.373	(5.999)	15.388.567	15.386.048	(3.162)
Pledged in guarantee	–	118.405	9.985	389.024	3.245.841	3.756.824	3.763.255	(2.251)	2.667.780	2.646.966	(20.812)	3.128.347	3.146.252	(23)

R$ Thousand

	03.31.2010							12.31.2009		03.31.2009

	Market Value					Total		Total		Total
Maturity in years	With no maturity	Due in up to one year	Due from 1 to 5 years	Due from 5 to 10 years	Due after 10 years	Cost	Market Value	Cost	Market Value	Cost	Market Value
Total by category	1,990,903	26,034,206	68,319,071	14,581,028	7,131,796	117,616,072	118,057,004	122,584,728	122,714,673	108,454,662	109,429,730

1 - Trading securities	1,398,374	7,568,107	21,895,746	5,968,845	1,352,353	37,973,370	38,183,425	38,110,829	38,274,200	31,922,455	32,474,992
2 - Securities available for sale	592,529	15,001,244	36,001,195	8,388,962	2,965,611	62,573,015	62,949,541	62,035,094	62,160,792	45,099,257	45,268,959
3 - Securities held to maturity	–	3,464,855	10,422,130	223,221	2,813,832	17,069,687	16,924,038	22,438,805	22,279,681	31,432,950	31,685,779

R$ Thousand

	03.31.2010			12.31.2009			03.31.2009

	Book value			Book value			Book value
	Current	Non Current	Total	Current	Non Current	Total	Current	Non Current	Total
By Portfolio	55,576,569	62,626,084	118,202,653	58,215,628	64,658,169	122,873,797	52,564,192	56,612,709	109,176,901

Own portfolio	32,225,867	36,741,042	68,966,909	47,295,209	27,638,367	74,933,576	37,294,769	22,979,956	60,274,725
Subject to repurchase agreements	20,373,608	19,546,342	39,919,950	5,956,127	20,929,518	26,885,645	12,115,278	19,834,160	31,949,438
Deposits with the Brazilian Central Bank	1,967,828	3,584,713	5,552,541	3,817,049	14,590,558	18,407,607	3,033,850	12,351,600	15,385,450
Pledged in guarantee	1,009,266	2,753,987	3,763,253	1,147,243	1,499,726	2,646,969	120,295	1,446,993	1,567,288

R$ Thousand

	03.31.2010		12.31.2009		03.31.2009
Total by category
Trading Securities	38,183,425	32%	38,274,200	31%	32,474,992	30%
Securities available for sale	62,949,541	53%	62,160,792	51%	45,268,959	41%
Securities held to maturity	17,069,687	15%	22,438,805	18%	31,432,950	29%

Carrying value of portfolio	118,202,653	100%	122,873,797	100%	109,176,901	100%
Mark-to-market - Category 3	(145,649)		(159,124)		252,829
Market value of portfolio	118,057,004		122,714,673		109,429,730

b) Results from securities

R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Applications of Interbank Liquidity	3,132,905	3,606,080	3,109,758	3,380,786
Fixed income securities	2,007,423	2,291,183	2,376,920	2,348,392
Variable income securities	150,883	36	157,132	740
Total	5,291,211	5,897,299	5,643,810	5,729,918

c) Reclassification of Securities

In the first quarter of 2010, there have been no reclassification to marketable securities.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

d) Derivative financial instruments

The Bank uses derivative financial instruments to manage, at the consolidated level, its positions and to meet clients’ needs, classifying its own positions as either Hedge (market risk) or Trading, both with limits of approval. This information is made available to the departments responsible for pricing, trading, controls and calculation of results, which are separate departments and within the Bank.

In the options market, asset or long positions have the Bank as holder, while liability or short positions have the Bank as writer.

The models used to manage risks with derivatives are reviewed periodically and decisions are made in accordance with the best risk/return ratio, estimating possible losses based on the analysis of macroeconomic scenarios.

The Bank uses appropriate tools and systems to manage the derivatives. Trading in new derivatives, whether standardized or not, is subject to a formal risk analysis prior to any transaction.

The hedge strategy of the equity positions is in line with the macroeconomic analyses and is approved by the Executive Board of Directors.

Risk analysis of the subsidiaries is undertaken on an individual basis and its management is undertaken at the consolidated level. The Bank uses statistical methods and simulations to measure the risks of its positions, including derivatives, using value at risk, sensitivity and stress analysis models.

Risks

The main risks inherent to derivative financial instruments resulting from the business dealings of the bank and its subsidiaries are credit, market and operating risks.

Credit risk is reflected by the exposure to losses in the event of default by a counterparty to fulfill its part in the operation. Exposure to credit risk in futures contracts is minimized due to daily settlement in cash. The swap contracts, recorded in Cetip are subject to credit risk if the counterparty is not able or willing to perform its contractual obligations, while the swap contracts registered in the BM & F are not subject to the same risk, given that the Bank operations in Brazil that have the same bag as guarantor.

Total credit exposure in swaps at March 31, 2010 is R$ 778,775 thousand (R$ 1,664,115 thousand at December 31, 2009 and R$ 1,243,764 at March 31, 2009).

Market risk is the possibility of losses caused by changes in the behavior of interest rates and exchange rates, stock prices and commodities.

Market liquidity risk is the possibility of loss resulting from the inability to perform a transaction within a reasonable time and without significant loss of value due to the size of the transaction in the volume usually negotiated.

The operating risk is the probability of financial losses resulting from failures or inadequacy of people, processes and / or systems, or factors such as catastrophes or criminal activities.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Breakdown of the Portfolio of Derivatives for Trading by Index

R$ Thousand

		Banco do Brasil										BB-Consolidated

By index		03.31.2010			12.31.2009				03.31.2009			03.31.2010			12.31.2009				03.31.2009
	Counter- party	Notional value	Cost	Market Value	Notional value		Cost	Market Value	Notional value	Cost	Market Value	Notional value	Cost	Market Value	Notional value	Cost		Market Value	Notional value	Cost	Market Value
Exchange trading
Futures contracts
Purchase commitments		7.827.866	(68.176)	(68.176)	9.455.522		(361.209)	(361.209)	2.199.896	124.031	124.031	15.858.822	8.262.751	7.962.781	14.730.585	(361.209	)(361.209)		2.199.896	124.031	124.031

Interbank deposit	B	900.565	3.954	3.954	266.247		(5.548)	(5.548)	1.331.030	107.677	107.677	2.889.957	1.997.127	1.993.348	2.180.381	(5.548)		(5.548)	1.331.030	107.677	107.677
Currencies	B	2.671.666	(82.385)	(82.385)	3.050.767		(363.111)	(363.111)	402.311	7.434	7.434	5.009.788	2.945.665	2.255.738	4.206.988	(363.111)		(363.111)	402.311	7.434	7.434
T-Note	B	–	–	–	–		–	–	–	–	–	–	–	–	197.354	–		–	–	–	–
Index	B	–	(11)	(11)	–		(314)	(314)	–	(66)	(66)	65.815	65.485	65.804	18.832	(314)		(314)	–	(66)	(66)
Foreign exchange coupon	B	188.742	1.684	1.684	167.933		(35.537)	(35.537)	–	–	–	2.859.062	2.696.138	2.672.003	1.299.024	(35.537)		(35.537)	–	–	–
Libor	IF	3.952.501	9.440	9.440	5.858.885		–	–	466.555	7.522	7.522	3.952.501	9.440	9.440	5.858.885	–		–	466.555	7.522	7.522
Commodities	B	–	49	49	–		(238)	(238)	–	(125)	(125)	21	69	69	–	(238)		(238)	–	(125)	(125)
SCC (1)	B	114.392	(907)	(907)	111.690		43.539	43.539	–	1.589	1.589	1.081.678	548.827	966.379	969.121	43.539		43.539	–	1.589	1.589

Sales commitments		10.563.393	55.610	55.610	9.787.449		(10.748)	(10.748)	9.931.215	(430.475)	(430.475)	23.861.826	12.964.902	13.354.043	33.571.644	–		–	9.931.215	(430.475)	(430.475)

Interbank deposit	B	3.993.619	(23.403)	(23.403)	2.271.052		8.518	8.518	8.047.304	(335.132)	(335.132)	12.066.337	8.055.294	8.049.316	20.956.312	–		–	8.047.304	(335.132)	(335.132)
Currencies	B	165.535	112.682	112.682	231.663		(37.847)	(37.847)	109.219	(56.820)	(56.820)	828.467	774.606	775.614	938.605	–		–	109.219	(56.820)	(56.820)
BGI	B	–	–	–	–		–	–	–	–	–	278	275	278	37	–		–	–	–	–
Index	B	–	(29)	(29)	–		(142)	(142)	–	11	11	–	-29	-29	–	–		–	–	11	11
Foreign exchange coupon	B	514.785	(8.676)	(8.676)	709.139		69.039	69.039	748.189	8.507	8.507	4.109.882	3.618.436	3.586.420	3.892.713	–		–	748.189	8.507	8.507
Libor	IF	5.851.470	(26.193)	(26.193)	6.571.602		–	–	1.023.558	(17.613)	(17.613)	5.851.470	-26.193	-26.193	6.571.602	–		–	1.023.558	(17.613)	(17.613)
Commodities	B	37.984	677	677	3.993		448	448	2.945	(60)	(60)	38.987	1.684	1.680	344.699	–		–	2.945	(60)	(60)
SCC	B	–	552	552	–		(29.268)	(29.268)	–	(29.368)	(29.368)	966.405	540.829	966.957	867.676	–		–	–	(29.368)	(29.368)

Forward operations
Asset position		2.178.578	89.115	71.751	3.288.699		185.408	130.195	1.515.788	349.514	430.391	2.218.727	89.185	71.821	3.340.965	185.805		130.591	1.515.788	349.514	430.391

Termo de títulos	B	–	–	–	37.760		37.760	37.760	–	–	–	–	–	–	37.760	37.760		37.760	–	–	–
Currencies	B	–	–	–	–		–	–	1.515.788	349.514	430.391	–	–	–	–	–		–	1.515.788	349.514	430.391
Currencies	C	2.178.578	89.115	71.751	3.250.939		147.648	92.435	–	–	–	2.178.578	89.115	71.751	3.250.939	147.648		92.434	–	–	–
Currencies	IF	–	–	–	–		–	–	–	–	–	40.149	70	70	52.266	397		397	–	–	–

Liability position		3.936.942	(238.470)	(135.526)	3.454.614		(365.811)	(237.453)	3.616.488	(89.494)	(50.669)	3.977.091	(239.951)	(137.006)	3.506.880	(366.030	)(237.673)		3.616.488	(89.494)	(50.669)

Termo de títulos	B	–	–	–	(37.762)		(37.762)	(37.762)	–	–	–	–	–	–	(37.762)	(37.762)		(37.762)	–	–	–
Currencies	B	–	–	–	–		–	–	3.616.488	(89.494)	(50.669)	–	–	–	–	–		–	3.616.488	(89.494)	(50.669)
Currencies	C	3.936.942	(238.470)	(135.526)	3.492.376		(328.049)	(199.691)	–	–	–	3.936.942	(238.470)	(135.525)	3.492.376	(328.049)		(199.692)	–	–	–
Currencies	IF	–	–	–	–		–	–	–	–	–	40.149	(1.481)	(1.481)	52.266	(219)		(219)	–	–	–

Options market
Long position		21.493	1.410	1.476	348		4	5	4.659	106	1.006	11.931.171	207.933	204.925	8.471.551	222.805		194.375	6.603	361	1.524
Flexible Currency Options	B	–	–	–	–		–	–	4.659	106	1.006	8.972.677	172.354	177.908	5.197.702	157.327		126.083	4.659	106	1.006
Flexible Currency Options	C	12.003	52	40	348		4	5	–	–	–	12.003	52	40	348	4		5	–	–	–
Other financial assets	B	9.490	1.358	1.436	–		–	–	–	–	–	2.946.491	35.527	26.977	3.273.501	65.474		68.287	–	–	–
Other financial assets	C	–	–	–	–		–	–	–	–	–	–	–	–	–	–		–	1.944	255	518

Sales options		(819.688)	(684.172)	(732.088)	(1.346.844	)(1.287.324)		(1.357.383)	(1.574.261)	(1.540.060)	(1.553.868)	14.186.067	(2.618.766)	(2.637.984)	(14.612.454)	(3.077.020)		(3.118.028)	(1.572.317)	(1.540.315)	(1.554.387)
Flexible Currency Options	B	(115.674)	(4.452)	(4.980)	(39.246)		(1.056)	(695)	(1.574.261)	(1.540.060)	(1.553.868)	8.986.651	(152.532)	(125.038)	(6.897.303)	(114.192)		(81.892)	(1.574.261)	(1.540.060)	(1.553.868)
Flexible Currency Options	C	(704.014)	(679.720)	(727.108)	(1.307.598)		(1.286.268)	(1.356.688)	–	–	–	8.725	33.018	(14.369)	(2.152.406)	(589.620)		(660.039)	–	–	–
Other financial assets	B	–	–	–	–		–	–	–	–	–	2.936.316	(8.609)	(7.934)	(3.073.527)	(36.781)		(39.670)	–	–	–
Other financial assets	IF	–	–	–	–		–	–	–	–	–	–	–	–	–	–		–	1.944	(255)	(519)
Other financial assets	C	–	–	–	–		–	–	–	–	–	2.254.375	(2.490.643)	(2.490.643)	(2.489.218)	(2.336.427	)(2.336.427)		–	–	–

Over-the-counter trading
Swap contracts
Asset position		7.209.440	243.233	264.026	5.789.647		495.928	493.185	4.694.633	765.044	744.961	12.651.588	464.977	670.400	10.490.970	776.937		880.677	4.637.934	764.146	742.412
Interbank deposit	C	3.258.989	76.914	90.398	1.966.082		105.134	104.885	1.371.298	34.790	39.117	3.472.110	102.585	114.865	2.481.497	182.948		178.016	1.371.298	34.791	39.117
Interbank deposit	IF	1.944.505	141.292	148.850	2.276.302		360.965	351.317	920.808	49.104	19.250	3.040.267	202.254	212.667	3.026.790	415.493		401.377	920.808	49.104	19.250
Foreign currency	C	160.445	3.229	3.358	131.561		3.007	4.072	598.798	140.263	148.220	300.466	7.765	12.827	286.634	2.274		7.639	598.798	140.263	148.220
Foreign currency	IF	1.257.778	15.393	14.912	759.687		22.960	27.356	1.562.414	539.925	531.908	1.572.026	20.430	19.370	862.666	25.303		30.210	1.562.414	539.925	531.908
Prefixed	C	564.640	4.866	3.516	639.565		2.804	3.350	223.548	342	4.897	2.542.482	44.562	81.315	2.342.053	18.305		75.888	184.616	63	3.917
Prefixed	IF	2.000	27	17	–		–	–	–	–	–	97.975	2.662	4.205	698.947	55.338		87.041	–	–	–
IPCA	C	21.083	1.512	2.975	16.450		1.058	2.205	17.767	620	1.569	9.842	648	1.862	9.842	347		1.375	–	–	–
IPCA	IF	–	–	–	–		–	–	–	–	–	858.321	26.018	32.309	501.862	10.150		20.556	–	–	–
IGPM	C	–	–	–	–		–	–	–	–	–	13.449	22.652	28.519	17.004	26.847		31.350	–	–	–
IGPM	IF	–	–	–	–		–	–	–	–	–	744.650	35.401	162.461	240.104	30.070		37.363	–	–	–
Commodities	C	–	–	–	–		–	–	–	–	–	–	–	–	23.571	9.862		9.862	–	–	–

Liability position		10.928.069	(304.422)	(368.785)	8.422.593		(486.871)	(501.249)	14.384.691	(1.185.123)	(1.200.639)	16.236.002	(834.307)	(999.655)	14.218.331	(1.031.067)		(1.108.800)	14.384.691	(1.182.804)	(1.198.321)
Interbank deposit	C	783.582	(39.355)	(41.810)	1.729.248		(70.099)	(69.776)	4.020.396	(178.151)	(182.051)	902.604	(41.267)	(45.007)	1.699.597	(12.705)		(12.803)	4.020.396	(178.151)	(182.051)
Interbank deposit	IF	4.199.693	(94.170)	(118.697)	2.738.406		(297.057)	(292.126)	1.291.867	(28.856)	(35.788)	6.565.288	(144.406)	(236.977)	4.423.418	(378.626)		(420.064)	1.291.867	(28.856)	(35.788)
Foreign currency	C	740.985	(47.938)	(47.081)	543.643		(33.544)	(33.722)	1.970.257	(538.825)	(538.861)	940.683	(57.397)	(55.967)	734.496	(59.626)		(60.036)	1.970.257	(538.825)	(538.861)
Foreign currency	IF	1.557.468	3.103	(31.179)	1.184.106		9.070	(21.787)	1.751.290	(332.979)	(337.468)	4.146.369	(465.237)	(505.817)	2.908.508	(457.795)		(488.041)	1.751.290	(332.979)	(337.468)

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

R$ Thousand

		Banco do Brasil									BB-Consolidated

By index		03.31.2010			12.31.2009			03.31.2009			03.31.2010			12.31.2009			03.31.2009
	Counter- party	Notional value	Cost	Market Value	Notional value	Cost	Market Value	Notional value	Cost	Market Value	Notional value	Cost	Market Value	Notional value	Cost	Market Value	Notional value	Cost	Market Value
Prefixed	C	3.066.912	(116.408)	(119.532)	1.411.272	(78.305)	(65.734)	13.700	(23)	(182)	3.073.629	(116.396)	(145.289)	2.189.594	(84.298)	(74.850)	13.700	(22)	(182)
Prefixed	IF	–	–	–	–	–	–	–	–	–	23.000	16	(93)	410.370	(4.340)	(24.466)	–	–	–
TMS	C	286.971	(1.118)	(1.950)	390.462	(5.253)	(6.421)	4.652.129	(92.161)	(92.161)	286.971	(1.118)	(1.950)	390.462	(5.253)	(6.421)	4.652.129	(92.161)	(92.161)
Referential rate	C	292.458	(8.536)	(8.536)	425.456	(11.683)	(11.683)	685.052	(14.128)	(14.128)	292.458	(8.536)	(8.536)	425.456	(11.683)	(11.683)	685.052	(11.810)	(11.810)
IGPM	IF	–	–	–	–	–	–	–	–	–	–	–	–	566.200	(15.738)	(7.707)	–	–	–
IGPM	C	–	–	–	–	–	–	–	–	–	5.000	34	(19)	–	–	–	–	–	–
IPCA	IF	–	–	–	–	–	–	–	–	–	–	–	–	462.500	1.121	(516)	–	–	–
Commodities	C	–	–	–	–	–	–	–	–	–	–	–	–	7.730	(2.124)	(2.213)	–	–	–

Others Securities
Asset position		8.153.782	129.816	134.758	8.089.892	150.715	144.252	5.901.591	233.337	243.455	9.208.187	129.816	201.383	9.053.091	245.071	238.952	5.815.006	232.500	242.353
Foreign currency	IF	8.153.782	129.816	134.758	8.089.892	150.715	144.252	5.901.591	233.337	243.455	8.153.783	129.816	134.761	7.909.507	149.892	143.773	5.815.006	232.500	242.353
Foreign currency	C	–	–	–	–	–	–	–	–	–	1.054.404	–	66.622	1.143.584	95.179	95.179	–	–	–

Liability position		9.025.790	(121.885)	(117.576)	7.297.615	(47.316)	(47.921)	3.204.057	(263.121)	(268.364)	9.615.671	(123.220)	(151.132)	8.496.336	(105.199)	(105.832)	3.188.071	(262.884)	(268.145)
Foreign currency	IF	9.025.790	(121.885)	(117.576)	7.210.342	(47.016)	(47.621)	3.018.905	(262.409)	(267.652)	8.934.847	(123.220)	(117.487)	7.215.124	(48.237)	(48.869)	3.002.919	(262.172)	(267.433)
Foreign currency	C	–	–	–	–	–	–	–	–	–	680.824	–	(33.645)	1.193.939	(56.662)	(56.663)	–	–	–
Others	IF	–	–	–	87.273	(300)	(300)	–	–	–	–	–	–	87.273	(300)	(300)	–	–	–
Others		–	–	–	–	–	–	185.152	(712)	(712)	–	–	–	–	–	–	185.152	(712)	(712)

Counterpart: (B) Stock Exchange, (IF) Financial Institution, (C) Client.

(1) Foreign exchange swap with regular adjustments.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Breakdown of the portfolio of derivative by maturity

R$ Thousand

	Banco do Brasil									BB-Consolidated
By Maturity	03.31.2010			12.31.2009			03.31.2009			03.31.2010			12.31.2009			03.31.2009
	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value
Futures contracts
Purchase commitments	7,827,866	9,440	9,440	9,455,522	–	–	2,199,896	–	–	15,858,822	8,340,367	8,040,397	14,730,585	–	–	2,199,896	–	–

Up to 30 days	324,418	–	–	99,062	–	–	993,390	–	–	1,085,030	1,438,283	760,612	906,000	–	–	993,390	–	–
31 to 60 days	2,416,097	–	–	2,825,276	–	–	297,528	–	–	3,878,024	1,469,182	1,461,927	2,847,882	–	–	297,528	–	–
61 to 90 days	2,129,944	3,199	3,199	2,333,681	–	–	22,176	–	–	2,536,401	412,345	409,656	2,374,059	–	–	22,176	–	–
91 to 180 days	1,294,734	832	832	2,370,039	–	–	260,007	–	–	3,064,527	1,727,758	1,770,626	2,547,568	–	–	260,007	–	–
181 to 360 days	650,359	1,573	1,573	889,013	–	–	5,491	–	–	1,327,586	421,595	678,800	1,806,855	–	–	5,491	–	–
1 to 5 years	1,012,314	3,836	3,836	938,451	–	–	521,206	–	–	2,983,279	1,877,480	1,974,801	3,812,461	–	–	521,206	–	–
More than 5 years	–	–	–	–	–	–	100,098	–	–	983,975	993,724	983,975	435,760	–	–	100,098	–	–

Sales commitments	10,563,393	(26,193)	(26,193)	9,787,449	–	–	9,931,215	–	–	23,861,826	12,883,099	13,272,240	33,571,644	–	–	9,931,215	–	–

Up to 30 days	–	–	–	1,192,776	–	–	139,098	–	–	1,140,491	1,137,112	1,140,491	2,549,090	–	–	139,098	–	–
31 to 60 days	7,395	–		–	–	–	16,912	–	–	2,039,431	2,037,338	2,032,036	1,973,867	–	–	16,912	–	–
61 to 90 days	660,852	(2,964)	(2,964)	778,310	–	–	59,475	–	–	2,515,028	1,852,633	1,851,212	1,885,364	–	–	59,475	–	–
91 to 180 days	798,890	(2,401)	(2,401)	782,712	–	–	205,395	–	–	1,040,658	192,414	239,367	2,818,236	–	–	205,395	–	–
181 to 360 days	1,749,430	(5,999)	(5,999)	1,693,423	–	–	3,510,522	–	–	3,143,608	1,130,609	1,388,179	5,556,727	–	–	3,510,522	–	–
1 to 5 years	7,054,084	137	137	5,248,320	–	–	5,999,813	–	–	12,627,763	5,475,019	5,573,816	17,863,013	–	–	5,999,813	–	–
More than 5 years	292,742	(14,966)	(14,966)	91,908	–	–	–	–	–	1,354,847	1,057,974	1,047,139	925,347	–	–	–	–	–

Operações de Termo
Termo de Títulos
Asset position	–	–	–	37,760	37,760	37,760	–	–	–	–	–	–	90,026	38,158	38,158	–	–	–

Up to 30 days	–	–	–	37,760	37,760	37,760	–	–	–	–	–	–	37,760	37,760	37,760	–	–	–
31 to 60 days	–	–	–	–	–	–	–	–	–	–	–	–	52,266	398	398	–	–	–

Liability position	–	–	–	(37,762)	(37,762)	(37,762)	–	–	–	–	–	–	14,504	(37,981)	(37,981)	–	–	–

Up to 30 days	–	–	–	(37,762)	(37,762)	(37,762)	–	–	–	–	–	–	(37,762)	(37,762)	(37,762)	–	–	–
31 to 60 days	–	–	–	–	–	–	–	–	–	–	–	–	52,266	(219)	(219)	–	–	–
Currency futures
Asset position	2,178,578	89,115	71,751	3,250,939	147,648	92,435	1,515,788	349,514	430,391	2,218,727	89,185	71,821	3,250,939	147,647	92,433	1,515,788	349,514	430,391

Up to 30 days	537,197	12,929	14,641	563,903	49,089	46,656	407,471	52,869	53,245	537,308	12,931	14,643	563,903	49,088	46,654	407,471	52,869	53,245
31 to 60 days	459,717	18,744	18,457	416,544	25,073	18,425	525,803	38,743	39,413	459,717	18,744	18,457	416,544	25,073	18,425	525,803	38,743	39,413
61 to 90 days	549,836	22,187	19,567	390,667	11,020	4,469	167,909	20,162	21,581	555,559	22,191	19,571	390,667	11,020	4,469	167,909	20,162	21,581
91 to 180 days	332,919	16,056	13,440	697,857	29,848	13,879	250,201	103,720	107,694	364,159	16,062	13,446	697,857	29,848	13,879	250,201	103,720	107,694
181 to 360 days	275,935	16,569	4,295	592,319	25,943	8,493	162,848	95,596	112,017	278,140	16,596	4,322	592,319	25,943	8,493	162,848	95,596	112,017
1 to 5 years	22,974	2,630	1,351	589,649	6,675	513	1,556	38,424	96,441	23,844	2,661	1,382	589,649	6,675	513	1,556	38,424	96,441

Liability position	3,936,942	(238,470)	(135,526)	3,492,376	(328,049)	(199,691)	3,616,488	(89,494)	(50,669)	3,977,091	(239,951)	(137,006)	3,492,376	(328,049)	(199,692)	3,616,488	(89,494)	(50,669)

Up to 30 days	1,175,115	(31,766)	(30,251)	1,035,288	(39,904)	(38,867)	540,078	(12,859)	(13,485)	1,175,228	(31,772)	(30,257)	1,035,288	(39,904)	(38,868)	540,078	(12,859)	(13,485)
31 to 60 days	594,618	(22,111)	(22,547)	792,696	(37,568)	(34,437)	423,729	(11,162)	(11,156)	594,618	(22,112)	(22,547)	792,696	(37,568)	(34,437)	423,729	(11,162)	(11,156)
61 to 90 days	302,194	(15,482)	(14,432)	449,921	(25,577)	(19,608)	385,114	(7,535)	(6,904)	307,916	(15,627)	(14,576)	449,921	(25,577)	(19,608)	385,114	(7,535)	(6,904)
91 to 180 days	468,338	(31,615)	(23,418)	789,453	(65,491)	(50,478)	707,919	(13,580)	(12,296)	499,577	(32,920)	(24,724)	789,453	(65,491)	(50,478)	707,919	(13,580)	(12,296)
181 to 360 days	835,061	(65,705)	(31,986)	356,863	(67,160)	(36,365)	780,928	(9,897)	(4,853)	837,266	(65,722)	(32,003)	356,863	(67,160)	(36,365)	780,928	(9,897)	(4,853)
1 to 5 years	561,616	(71,791)	(12,892)	68,155	(92,349)	(19,936)	778,720	(34,461)	(1,975)	562,486	(71,798)	(12,899)	68,155	(92,349)	(19,936)	778,720	(34,461)	(1,975)
Options market
Sold position	21,493	1,410	1,476	348	4	5	4,659	106	1,006	11,931,171	207,933	204,925	8,471,551	222,805	194,375	6,603	361	1,524

Shares
Up to 30 days	20,649	1,395	1,454	174	2	2	–	–	–	2,590,736	23,325	20,223	2,959,069	47,923	19,453	–	–	–
31 to 60 days	477	8	12	174	2	3	–	–	–	2,676,236	46,399	50,481	418,816	12,736	5,770	–	–	–
61 to 90 days	367	7	10	–	–	–	–	–	–	123,231	3,098	2,340	38,717	2,649	1,862	–	–	–

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

R$ Thousand

	Banco do Brasil									BB-Consolidated
By Maturity	03.31.2010			12.31.2009			03.31.2009			03.31.2010			12.31.2009			03.31.2009
	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value
91 to 180 days	–	–	–	–	–	–	2,330	48	546	2,631,290	80,808	77,994	922,601	31,566	25,479	4,274	303	1,064
181 to 360 days	–	–	–	–	–	–	2,329	58	460	3,825,301	49,535	48,260	992,784	88,973	90,283	2,329	58	460
1 to 5 years	–	–	–	–	–	–	–	–	–	84,377	4,768	5,627	3,139,564	38,958	51,528	–	–	–

For sale position	(819,688)	(684,172)	(732,088)	(1,346,844)	(1,287,324)	(1,357,383)	(1,574,261)	(1,540,060)	(1,553,868)	14,186,067	(2,618,766)	(2,637,984)	(14,612,454)	(3,077,020)	(3,118,028)	(1,572,317)	(1,540,315)	(1,554,387)

Shares
Up to 30 days	(212,587)	(209,691)	(226,234)	(187,614)	(169,306)	(176,673)	(603,063)	(595,073)	(598,461)	2,573,594	(413,703)	(416,979)	(3,974,802)	(209,574)	(190,403)	(603,063)	(595,073)	(598,461)
31 to 60 days	(11,128)	(709)	(907)	(202,190)	(200,699)	(209,968)	(621,103)	(615,572)	(617,793)	2,409,512	(24,086)	(22,379)	(693,525)	(205,018)	(212,523)	(621,103)	(615,572)	(617,793)
61 to 90 days	(45,944)	(45,207)	(45,832)	(395,547)	(370,200)	(390,442)	(79,969)	(76,917)	(77,021)	141,928	(50,926)	(49,237)	(465,958)	(370,976)	(390,884)	(79,969)	(76,917)	(77,021)
91 to 180 days	(480,412)	(368,482)	(396,508)	(185,246)	(173,850)	(185,940)	(240,291)	(230,939)	(235,260)	2,463,642	(431,551)	(452,284)	(1,719,300)	(475,673)	(486,597)	(238,347)	(231,194)	(235,779)
181 to 360 days	(8,236)	(425)	(142)	(368,828)	(366,226)	(385,434)	(20,511)	(14,559)	(17,053)	5,636,994	(596,876)	(592,813)	(1,541,899)	(452,624)	(463,897)	(20,511)	(14,559)	(17,053)
1 to 5 years	(61,381)	(59,658)	(62,465)	(7,419)	(7,043)	(8,926)	(9,324)	(7,000)	(8,280)	960,397	(1,101,624)	(1,104,292)	(6,216,970)	(1,363,155)	(1,373,724)	(9,324)	(7,000)	(8,280)
Swap contracts
Assets	7,209,440	243,233	264,026	5,789,647	495,928	493,185	4,694,633	765,044	744,961	12,651,588	464,977	670,400	10,490,970	776,937	880,677	4,637,934	764,146	742,412

Up to 30 days	649,102	24,231	25,454	816,923	214,905	214,444	538,888	77,670	76,573	1,099,208	34,400	36,045	964,466	244,138	243,669	536,261	77,670	76,573
31 to 60 days	613,519	34,190	33,277	215,593	7,779	7,516	649,750	85,882	87,370	899,570	46,123	45,175	464,018	19,492	25,478	649,750	85,882	87,370
61 to 90 days	277,044	18,082	19,532	558,971	27,267	27,584	239,216	71,403	66,077	565,723	58,381	72,559	646,323	29,286	30,674	239,216	71,403	66,077
91 to 180 days	1,244,075	17,859	23,898	663,783	78,798	78,396	1,097,236	328,606	325,416	2,986,691	166,349	302,665	1,191,456	125,483	141,899	1,064,919	328,302	324,669
181 to 360 days	1,716,969	53,606	53,786	1,245,192	27,944	26,921	1,259,956	99,953	77,513	2,466,835	67,812	87,983	2,918,254	125,691	181,151	1,259,489	99,933	77,501
1 to 5 years	2,619,721	94,631	107,735	2,071,635	137,884	132,812	909,587	101,530	112,012	4,403,404	75,267	107,061	3,666,093	206,277	226,939	888,299	100,956	110,222
5 to 10 years	89,010	634	344	217,550	1,351	5,512	–	–	–	230,157	16,645	18,912	640,360	26,570	30,867	–	–	–

Liabilities	10,928,069	(304,422)	(368,785)	8,422,593	(486,871)	(501,249)	14,384,691	(1,185,123)	(1,200,639)	16,236,002	(834,307)	(999,655)	14,218,331	(1,031,067)	(1,108,800)	14,384,691	(1,182,804)	(1,198,321)

Up to 30 days	878,135	(32,996)	(36,341)	1,440,843	(203,263)	(203,127)	1,528,298	(133,685)	(132,923)	1,187,508	(41,602)	(46,028)	1,657,482	(167,572)	(174,522)	847,593	(131,367)	(130,605)
31 to 60 days	798,484	(27,709)	(30,557)	573,491	(42,821)	(41,817)	1,171,398	(87,386)	(88,161)	1,054,741	(42,158)	(45,402)	942,997	(55,939)	(56,458)	1,174,164	(87,386)	(88,161)
61 to 90 days	510,515	(13,210)	(15,811)	343,006	(15,017)	(13,925)	781,274	(133,790)	(134,497)	592,839	(35,416)	(38,092)	662,929	(19,996)	(19,477)	791,098	(133,790)	(134,497)
91 to 180 days	3,519,403	(93,097)	(107,192)	1,282,452	(54,090)	(50,605)	3,214,401	(213,876)	(220,277)	4,449,693	(145,140)	(183,892)	1,619,461	(93,790)	(90,800)	3,227,225	(213,876)	(220,277)
181 to 360 days	3,414,720	(92,153)	(102,048)	2,649,000	(82,720)	(82,039)	4,703,014	(253,357)	(258,353)	4,243,264	(151,315)	(195,795)	3,748,092	(181,053)	(185,531)	4,801,066	(253,357)	(258,353)
1 to 5 years	1,806,812	(45,257)	(76,836)	2,003,271	(89,325)	(105,868)	2,754,866	(352,609)	(356,008)	4,386,799	(407,924)	(464,477)	5,233,890	(506,755)	(556,297)	3,312,105	(352,608)	(356,008)
5 to 10 years	–	–	–	130,530	365	(3,868)	231,440	(10,420)	(10,420)	321,158	(10,752)	(25,969)	353,480	(5,962)	(25,715)	231,440	(10,420)	(10,420)

Others Securities
Assets	8,153,782	129,816	134,758	8,089,892	150,715	144,252	5,901,591	233,337	243,455	9,208,187	129,816	201,383	9,053,091	245,071	238,952	5,815,006	232,500	242,353

Up to 30 days	2,681,426	53,749	51,639	2,258,411	28,867	25,878	2,544,533	116,051	122,813	2,871,146	53,749	76,504	2,483,818	37,581	34,936	2,481,256	115,760	122,335
31 to 60 days	944,066	25,624	28,704	951,439	25,822	24,574	1,314,181	53,193	54,830	1,292,034	25,624	42,647	1,410,188	56,634	55,386	1,311,343	52,669	54,293
61 to 90 days	3,070,013	37,290	41,824	3,309,171	54,985	53,900	1,281,358	14,449	17,060	3,289,361	37,290	48,245	3,316,649	55,792	54,707	1,263,518	14,480	17,031
91 to 180 days	357,158	1,897	1,643	570,194	29,634	28,650	420,442	24,786	24,223	464,672	1,897	2,851	655,529	31,990	31,006	420,442	24,786	24,165
181 to 360 days	474,177	2,938	2,630	390,176	2,741	2,584	153,542	6,988	6,659	518,087	2,938	3,182	451,178	4,466	4,309	150,912	6,935	6,659
1 to 5 years	591,324	8,181	8,181	540,683	8,387	8,387	181,199	17,240	17,240	737,269	8,181	27,817	665,911	58,329	58,329	181,199	17,240	17,240
5 to 10 years	35,618	137	137	69,818	279	279	6,336	630	630	35,618	137	137	69,818	279	279	6,336	630	630

Liabilities	9,025,790	(121,885)	(117,576)	7,297,615	(47,316)	(47,921)	3,204,057	(263,121)	(268,364)	9,615,671	(123,220)	(151,132)	8,496,336	(105,199)	(105,832)	3,188,071	(262,884)	(268,145)

Up to 30 days	3,724,934	(26,906)	(16,629)	951,444	(4,142)	(4,258)	1,680,932	(140,799)	(144,015)	3,997,620	(28,241)	(34,506)	1,515,405	(11,490)	(11,632)	1,676,629	(140,781)	(143,991)
31 to 60 days	110,094	(7,142)	(7,551)	49,361	(1,878)	(1,802)	430,802	(44,752)	(46,012)	185,827	(7,142)	(9,976)	134,164	(3,888)	(3,812)	430,802	(44,752)	(46,012)
61 to 90 days	694,788	(10,257)	(10,704)	842,354	(5,341)	(5,235)	327,308	(25,775)	(26,390)	729,381	(10,257)	(13,187)	1,030,640	(24,986)	(24,880)	327,308	(25,775)	(26,390)
91 to 180 days	629,381	(21,607)	(23,119)	1,534,281	(8,189)	(8,202)	476,624	(23,223)	(23,118)	690,895	(21,607)	(25,853)	1,651,684	(17,047)	(17,061)	476,624	(23,223)	(23,118)
181 to 360 days	1,659,309	(44,631)	(48,155)	1,281,570	(19,334)	(19,891)	204,476	(6,160)	(6,417)	1,787,436	(44,631)	(53,921)	1,457,563	(34,732)	(35,290)	192,793	(5,941)	(6,222)
1 to 5 years	2,207,284	(11,342)	(11,418)	2,638,605	(8,432)	(8,533)	83,915	(22,412)	(22,412)	2,224,512	(11,342)	(13,689)	2,706,880	(13,056)	(13,157)	83,915	(22,412)	(22,412)

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

The portfolio of credit derivatives is composed exclusively of purchases and sales carried out by Banco Votorantim. Currently consists of customers whose risk is rated as investment grade and, as a counterpart, contains the main leaders of international market for this product. For the sale of protection is approved credit limit, for both the client and for the counterparty risk, according to the heave of the committees and forums of credit. Allocates to limit credit risk to the client by the reference value (notional) of derivatives, considering the amounts deposited as collateral. To purchase protection, operates in portfolio trading with client sovereign risk, especially Brazil. In this case, we consider the potential future exposure to allocate out of the counterparty. On 03.31.2010, the portfolio of credit derivatives reflected in the increase of R $ 80,075 thousand in Pepro - Portion related exposures weighted by risk factor.

Breakdown of the credit derivatives portfolio

R$ Thousand

	Banco do Brasil						BB-Consolidated

	03.31.2010		12.31.2009		03.31.2009		03.31.2010		12.31.2009		03.31.2009
	Notional value	Market value	Notional value	Market value	Notional value	Market value	Notional value	Market value	Notional value	Market value	Notional value	Market value
Asset position - Transferred risk	–	–	–	–	–	–	1.355.341	13.291	4.460.954	18.489	–	–

Credit swaps - Derivatives with Banks	–	–	–	–	–	–	1.355.341	13.291	4.460.954	18.489	–	–

Liability position - Received risk	–	–	–	–	–	–	1.548.197	(112.341)	4.775.870	(112.926)	–	–

Credit swaps - Derivatives with Banks	–	–	–	–	–	–	1.442.610	(4.232)	4.775.870	(112.926)	–	–
Others	–	–	–	–	–	–	105.587	(108.109)	–	–	–	–

Breakdown of margin given as guarantee for transactions with derivative financial instruments

R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Government bonds
LFT	589,281	589,281	850,860	626,047	594,669	850,860
NTN	–	–	–	923,245	755,078	–
				166,779
LTN	–	–	–	110,629	203,261	–
Foreign Government bonds	–	–	–	615,028	544,018	–
Others	–	–	–	139,028	4,410	–
Total	589,281	589,281	850,860	2,580,756	2,101,436	850,860

Breakdown of the portfolio of derivatives designated as market risk hedge

The Bank, in order to hedge against possible fluctuations in interest and exchange rates issued securities on the international capitals market in the amount R$ 350 million, contracted derivative operations in the form off currency and interest rate swaps (Cross Currency Interest Rate Swaps), with the same volume, term and interest rates. The hedge was assessed as effective, in accordance with the provisions of Central Bank Circular 3082 dated January 30, 2002, which require evidence of hedge effectiveness between 80% and 125%:

	R$ Thousand

	Banco do Brasil									BB-Consolidated

By Index	03.31.2010			12.31.2009			03.31.2009			03.31.2010			12.31.2009			03.31.2009
Counterparty	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value
Over-the-counter trading
Swap contracts
Liability position	350.000	16.890	(46.659)	350.000	28.441	(40.777)	350.000	(84.838)	(92.164)	350.000	16.890	(46.659)	350.000	28.441	(40.777)	350.000	(84.838)	(92.164)

Foreign currency and interest IF	350.000	16.890	(46.659)	350.000	28.441	(40.777)	350.000	(84.838)	(92.164)	350.000	16.890	(46.659)	350.000	28.441	(40.777)	350.000	(84.838)	(92.164)

Counterparty: (IF) Financial Institution.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

	R$ Thousand

	Banco do Brasil									BB-Consolidated

By Maturity	03.31.2010			12.31.2009			03.31.2009			03.31.2010			12.31.2009			03.31.2009
	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value
Swap contracts
Liabilities	350.000	16.890	(46.659)	350.000	28.441	(40.777)	350.000	(84.838)	(92.164)	350.000	16.890	(46.659)	350.000	28.441	(40.777)	350.000	(84.838)	(92.164)

5 to 10 years	350.000	16.890	(46.659)	350.000	28.441	(40.777)	350.000	(84.838)	(92.164)	350.000	16.890	(46.659)	350.000	28.441	(40.777)	350.000	(84.838)	(92.164)

Derivative financial instruments divided into current and long-term

	R$ Thousand

	Banco do Brasil						BB-Consolidated

	03.31.2010		12.31.2009		03.31.2009		03.31.2010		12.31.2009		03.31.2009
	Current	Non-Current	Current	Non-Current	Current	Non-Current	Current	Non- Current	Current	Non-Current	Current	Non- Current
ASSETS
Forward operations	70.400	1.351	129.682	513	333.950	96.441	70.439	1.382	130.078	513	333.950	96.441
Options market	1.476	–	5	–	1.006	–	199.298	5.627	142.847	51.528	1.524	–
Swap contracts	155.947	108.079	354.861	138.324	632.949	112.012	544.427	125.973	622.871	257.806	632.190	110.222
Others	126.440	8.318	135.586	8.666	225.585	17.870	173.429	27.954	180.344	58.608	224.483	17.870
Credit swaps	–	–			–	–	134	13.157	5.398	13.091	–	–
Total	354.263	117.748	620.134	147.503	1.193.490	226.323	987.727	174.093	1.081.538	381.546	1.192.147	224.533

LIABILITIES
Forward operations	(122.634)	(12.892)	(217.517)	(19.936)	(48.694)	(1.975)	(124.107)	(12.899)	(217.737)	(19.936)	(48.694)	(1.975)
Options market	(669.623)	(62.465)	(1.348.457)	(8.926)	(1.545.588)	(8.280)	(1.533.692)	(1.104.292)	(1.744.304)	(1.373.724)	(1.546.107)	(8.280)
Swap contracts	(291.949)	(76.836)	(391.513)	(109.736)	(834.211)	(366.428)	(509.209)	(490.446)	(526.788)	(582.012)	(831.893)	(366.428)
Others	(106.158)	(11.418)	(39.388)	(8.533)	(245.952)	(22.412)	(137.443)	(13.689)	(92.675)	(13.157)	(245.733)	(22.412)
Credit swaps	–	–	–	–	–	–	(48.408)	(63.933)	(35.507)	(77.419)	–	–
Hedge Derivatives	–	(46.659)	–	(40.777)	–	(92.164)	–	(46.659)	–	(40.777)	–	(92.164)
Total	(1.190.364)	(210.270)	(1.996.875)	(187.908)	(2.674.445)	(491.259)	(2.352.859)	(1.731.918)	(2.617.011)	(2.107.025)	(2.672.427)	(491.259)

e) Results from Derivatives

	R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Swap	12,401	379,958	(4,046)	379,646
Forward	(752)	(23,905)	(3,276)	(23,905)
Options	(24,845)	(37,683)	(14,010)	(37,683)
Future	92	(399,265)	(174,392)	(399,265)
Derivatives	–	–	1,482	–
Others	10,878	20,942	(37,926)	19,681
Total	(2,226)	(59,953)	(232,168)	(61,526)

f) Equity Valuation Adjustment – Securities and Derivatives recognized in the Stockholders’ equity

	R$ Thousand

	1Q2010			1Q2009
	12.31.2009 Balance	Net change in the quarter	03.31.2010 Balance	12.31.2008 Balance	Net change in the quarter	03.31.2009 Balance
Securities available for sale
Bank	(57,901)	69,700	11,799	(49,854)	99,580	49,726
Affiliates and subsidiaries	306,258	147,660	453,918	217,466	(132,186)	85,280
Tax effects	21,807	(82,961)	(61,154)	31,117	(42,150)	(11,033)
Total	270,164	134,399	404,563	198,729	(74,756)	123,973

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

9 – Loans

a) Breakdown of the Loan Portfolio, Leasing and Loans Classified as “Other Receivables”

	R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Loans	247,016,955	242,842,464	191,597,915	267,317,178	261,783,097	205,375,913

Loans and bills discounted	126,295,573	124,255,540	87,447,524	132,559,785	129,828,585	99,836,884
Financing	69,820,355	67,023,572	54,249,844	84,374,490	80,858,134	55,277,480
Rural and agribusiness financing	65,580,311	66,887,223	63,499,543	65,847,513	67,166,529	64,295,014
Real estate financing	1,938,575	1,610,578	256,061	1,938,575	1,610,578	1,035,614
Financing of Infrastructure and development	1,737	3,930	–	1,737	3,930	5,720
(Allowance for loan losses)	(16,619,596)	(16,938,379)	(13,855,057)	(17,404,922)	(17,684,659)	(15,074,799)
Other receivables with loan characteristics	14,942,294	15,378,420	17,395,594	15,325,585	15,727,764	17,474,702

Advances on foreign exchange contracts	8,017,837	7,967,810	11,844,853	8,260,479	8,192,660	11,939,271
Credit card operations	7,237,366	7,747,968	5,681,777	7,237,366	7,747,968	5,681,777
Guarantees honored	86,421	88,322	80,995	89,071	90,972	80,995
Sundry	250,553	247,848	401,746	416,680	397,675	421,404
(Provision for other losses)	(649,883)	(673,528)	(613,777)	(678,011)	(701,511)	(648,745)
Lease operations	56,741	60,775	52,506	4,592,797	4,700,563	3,246,431

Lease operations	56,741	60,775	52,506	4,825,586	4,931,773	3,351,976
(Allowance for lease losses)	–	–	–	(232,789)	(231,210)	(105,545)
Total	262,015,990	258,281,659	209,046,015	287,235,560	282,211,424	226,097,046

b) Loan and lease operations income

R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Loan Income	10,982,505	8,384,529	11,952,742	8,501,855

Loans and bills discounted	6,980,537	5,047,874	7,235,595	5,149,581
Financing	1,860,513	1,585,806	2,590,865	1,586,531
Rural and agribusiness financing	1,155,082	1,110,474	1,160,875	1,110,473
Recovery of loans and lowered injury (Note 9.k)	709,703	354,154	630,557	356,636
Advances on foreign exchange contracts	77,002	91,840	130,182	91,840
Guarantees honored	2,840	3,257	2,855	3,257
Other	196,828	191,124	201,813	203,537
Lease Operations Income	10,691	13,958	819,782	478,386

Total	10,993,196	8,398,487	12,772,524	8,980,241

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

c) Breakdown of the Loan Portfolio by Sector, Including Operations with Loan Characteristics Classified as “Other Receivables”

R$ Thousand

	Banco do Brasil						BB-Consolidated
	03.31.2010%		12.31.2009%		03.31.2009%		03.31.2010%		12.31.2009%		03.31.2009%
PUBLIC SECTOR	5,507,376	2,0	6,234,130	2,3	3,721,848	1,6	5,668,053	1,8	6,388,065	2,1	3,805,734	1,6

Government	2,527,018	0,9	2,716,210	1,0	2,739,887	1,2	2,527,019	0,8	2,716,210	0,9	2,758,091	1,1

Direct administration	2,304,358	0,8	2,556,027	0,9	2,680,207	1,1	2,304,359	0,7	2,556,027	0,8	2,697,562	1,1
Indirect administration	222,660	0,1	160,183	0,1	59,680	0,1	222,660	0,1	160,183	0,1	60,529	–
Business entities	2,980,358	1,1	3,517,920	1,3	981,961	0,4	3,141,034	1,0	3,671,855	1,2	1,047,643	0,5

BB Group	3,773	–	4,405	–	9,518	–	–	–	–	–	–	–
Industry	1,491,355	0,5	2,046,213	0,7	764,879	0,3	1,571,562	0,4	2,126,049	0,6	873,736	0,4
Commerce	98	–	185	–	8,723	–	98	–	185	–	8,723	–
Financial services	165,063	0,1	151,226	0,1	194,251	0,1	169,956	0,1	151,288	0,1	160,593	0,1
Other services	1,318,334	0,5	1,313,488	0,5	4,590	–	1,397,683	0,5	1,391,930	0,5	4,591	–
Housing Companies	1,735	–	2,403	–	–	–	1,735	–	2,403	–	–	–
PRIVATE SECTOR	273,778,093	98,0	269,659,436	97,7	219,793,001	98,4	299,883,229	98,2	294,440,739	97,9	238,120,401	98,4

Rural	54,740,459	19,6	54,489,403	19,8	51,707,466	23,2	55,007,661	18,0	54,768,700	18,3	52,502,937	21,8
Industry	80,203,614	28,7	79,466,709	28,8	70,010,936	31,4	85,528,497	28,0	84,798,895	28,2	72,175,433	29,8
Commerce	31,209,518	11,2	30,881,818	11,2	24,976,982	11,2	32,745,451	10,7	32,175,132	10,7	26,668,680	11,0
Financial services	1,133,966	0,4	1,044,364	0,4	732,078	0,3	1,096,256	0,4	1,010,506	0,3	747,089	0,3
Private Individuals	68,336,583	24,4	66,367,114	24,0	42,733,333	19,0	84,487,872	27,7	81,295,241	27,0	53,663,548	22,2
Housing	1,903,182	0,7	1,456,778	0,5	62,034	0,1	1,903,182	0,6	1,456,778	0,5	833,076	0,3
Other services	36,250,771	13,0	35,953,250	13,0	29,570,172	13,2	39,114,310	12,8	38,935,487	12,9	31,529,638	13,0
Total	279,285,469	100,0	275,893,566	100,0	223,514,849	100,0	305,551,282	100,0	300,828,804	100,0	241,926,135	100,0

d) Loan portfolio by risk level and maturity, including operations with loan characteristics classified as “Other receivables”

R$ Thousand

	Banco do Brasil
	Performing loans
										03.31.2010	12.31.2009	03.31.2009
	AA	A	B	C	D	E	F	G	H	Total portfolio	Total portfolio	Total portfolio
Installments falling due
01 to 30	4,363,451	10,758,015	3,907,880	1,395,649	522,277	62,075	16,480	11,999	102,145	21,139,971	22,146,248	46,331,287
31 to 60	5,388,795	5,681,863	2,980,502	1,049,550	246,999	40,216	12,007	11,932	65,699	15,477,563	16,170,441	13,063,926
61 to 90	4,220,921	4,380,878	3,737,173	1,425,882	345,750	60,410	25,445	19,689	99,397	14,315,545	13,319,159	11,387,663
91 to 180	8,023,466	10,019,902	11,156,252	4,418,231	962,836	206,689	61,609	40,417	284,338	35,173,740	32,052,930	26,684,974
181 to 360	11,613,556	12,892,632	13,650,614	5,084,370	979,289	270,826	57,033	34,857	330,396	44,913,573	46,627,198	36,907,645
Over 360	36,618,616	31,856,343	41,058,922	13,948,268	3,655,681	831,071	419,235	262,080	2,346,897	130,997,113	129,267,314	73,094,654

Installments overdue
Up to 14 days	1,248,824	266,089	146,133	63,075	32,515	10,052	8,508	2,703	19,216	1,797,115	577,848	1,081,909

Others (1)	2,537,054	–	–	–	–	–	–	–	–	2,537,054	2,643,182	4,080,664

Subtotal	74,014,683	75,855,722	76,637,476	27,385,025	6,745,347	1,481,339	600,317	383,677	3,248,088	266,351,674	262,804,320	212,632,722

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

R$ Thousand

	Non-performing loans
										03.31.2010	12.31.2009	03.31.2009
	AA	A	B	C	D	E	F	G	H	Total portfolio	Total portfolio	Total portfolio
Installments falling due
01 to 30	–	–	196,945	248,567	193,219	144,839	117,455	112,987	811,362	1,825,374	1,770,496	942,710
31 to 60	–	–	37,705	48,467	43,600	29,090	21,512	21,900	116,911	319,185	351,919	226,561
61 to 90	–	–	35,048	49,370	43,018	29,819	27,786	23,353	142,703	351,097	290,999	174,427
91 to 180	–	–	90,012	129,028	123,646	136,162	74,214	62,476	397,896	1,013,434	871,115	558,835
181 to 360	–	–	146,238	228,744	222,072	165,416	118,122	121,887	640,683	1,643,162	1,662,274	910,506
Over 360	–	–	114,973	704,890	508,198	358,600	291,535	261,699	1,555,620	3,795,515	3,752,986	1,917,743

Installments overdue
01 to 14	–	–	9,079	20,791	23,436	13,262	8,733	8,230	49,813	133,344	115,147	172,781
15 to 30	–	39	102,944	58,407	51,510	29,947	17,094	16,422	96,142	372,505	422,474	977,049
31 to 60	–	–	7,206	149,052	106,434	67,613	34,187	33,408	230,819	628,719	536,958	888,323
61 to 90	–	–	413	7,434	113,650	69,656	40,347	34,868	197,905	464,273	465,093	643,122
91 to 180	–	–	59	4,282	14,147	142,659	137,561	159,261	652,154	1,110,123	1,245,803	1,540,273
181 to 360	–	–	64	–	17	7,597	20,750	21,515	1,181,296	1,231,239	1,588,510	1,698,165
Over 360	–	–	–	–	–	–	–	472	45,353	45,825	15,472	231,632

Subtotal	–	39	740,686	1,649,032	1,442,947	1,194,660	909,296	878,478	6,118,657	12,933,795	13,089,246	10,882,127

Total	74,014,683	75,855,761	77,378,162	29,034,057	8,188,294	2,675,999	1,509,613	1,262,155	9,366,745	279,285,469	275,893,566	223,514,849

	R$ Thousand
	BB-Consolidated
	Performing loans
										03.31.2010	12.31.2009	03.31.2009
	AA	A	B	C	D	E	F	G	H	Total portfolio	Total portfolio	Total portfolio
Installments falling due
01 to 30	4,858,143	11,650,161	4,268,664	1,410,636	534,120	65,119	16,943	12,245	113,143	22,929,174	23,486,901	47,728,759
31 to 60	5,629,863	6,324,601	3,125,945	1,058,835	255,962	41,176	12,340	12,149	66,898	16,527,769	17,225,210	13,719,679
61 to 90	4,399,195	4,935,085	3,892,996	1,436,081	354,123	61,372	25,774	19,894	100,568	15,225,088	14,184,551	12,199,251
91 to 180	8,380,079	11,608,901	11,510,747	4,452,489	986,807	209,355	62,556	40,997	287,637	37,539,568	34,364,270	28,966,389
181 to 360	12,169,682	15,797,223	14,257,112	5,125,687	1,020,312	274,899	58,695	35,898	336,613	49,076,121	50,595,870	39,059,912
Over 360	39,593,948	41,204,206	42,501,692	14,083,033	3,828,940	877,160	423,642	264,897	2,455,065	145,232,583	142,504,044	82,734,741

Installments overdue
Up to 14 days	883,164	126,389	103,899	62,325	32,667	11,193	8,531	2,725	18,757	1,249,650	587,182	1,216,470

Other (1)	2,537,055	–	–	–	–	–	–	–	–	2,537,055	2,643,182	4,080,664

Subtotal	78,451,129	91,646,566	79,661,055	27,629,086	7,012,931	1,540,274	608,481	388,805	3,378,681	290,317,008	285,591,210	229,705,865

(1) Operations with third party risk tied to Government Funds and Programs, mainly Pronaf, Procera, FAT, BNDES and FCO. They include the amount of overdue installments in the total amount of R$ 151 million, which comply with rules defined in each program for reimbursement with the managers and do not imply a credit risk for the Bank.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

R$ Thousand
	Non-performing loans
										03.31.2010	12.31.2009	03.31.2009
	AA	A	B	C	D	E	F	G	H	Total portfolio	Total portfolio	Total portfolio
Installments falling due
01 to 30	–	–	227,156	268,345	203,563	150,330	121,816	116,595	824,946	1,912,751	1,889,122	985,203
31 to 60	–	–	66,227	65,925	53,059	34,249	27,287	25,175	129,129	401,051	434,455	254,343
61 to 90	–	–	62,072	66,521	52,315	34,675	31,535	30,986	154,769	432,873	364,029	200,736
91 to 180	–	–	167,357	177,614	149,560	149,963	84,849	73,012	431,899	1,234,254	1,082,286	630,156
181 to 360	–	–	276,628	312,332	267,082	189,203	136,155	138,682	697,163	2,017,245	2,014,513	1,030,787
Over 360	–	–	435,699	922,851	630,529	418,919	342,556	340,910	1,693,185	4,784,649	4,632,154	2,237,578

Installments overdue
01 to 14	–	–	12,694	29,575	28,049	15,980	10,468	9,638	55,819	162,223	140,088	175,196
15 to 30	–	39	133,049	68,656	57,072	33,255	19,402	18,497	104,047	434,017	489,028	1,129,683
31 to 60	–	–	15,653	172,035	117,382	73,424	38,780	38,821	245,092	701,187	609,217	994,680
61 to 90	–	–	413	12,934	129,635	75,612	44,702	46,928	211,582	521,806	513,310	721,357
91 to 180	–	–	59	6,364	20,887	157,057	158,986	185,525	696,077	1,224,955	1,336,198	1,730,748
181 to 360	–	–	64	1	17	10,102	26,482	38,678	1,261,437	1,336,781	1,703,448	1,891,022
Over 360	–	–	–	–	–	–	–	10,525	59,957	70,482	29,746	238,781

Subtotal	–	39	1,397,071	2,103,153	1,709,150	1,342,769	1,043,018	1,073,972	6,565,102	15,234,274	15,237,594	12,220,270

Total	78,451,129	91,646,605	81,058,126	29,732,239	8,722,081	2,883,043	1,651,499	1,462,777	9,943,783	305,551,282	300,828,804	241,926,135

e) Allowance for loan losses by risk level, including operations with loan characteristics classified as “Other receivables”

	R$ Thousand

		Banco do Brasil

		03.31.2010				12.31.2009		03.31.2009
Level of Risk	% Provision	Value of loans	Value of allowance	Additional (1) allowance	Existent Allowance	Value of loans	Value of allowance	Value of loans	Value of allowance
AA	0	74,014,682	–	–	–	71,237,973	–	62,336,298	–
A	0,5	75,855,761	379,278	486,323	865,601	80,417,215	402,086	60,864,487	304,322
B	1	77,378,162	773,781	63,755	837,536	76,040,439	760,404	55,631,964	556,320
C	3	29,034,057	871,022	148,170	1,019,192	24,434,854	733,046	23,057,092	691,713
D	10	8,188,294	818,829	259,895	1,078,724	8,578,979	857,898	7,962,558	796,256
E	30	2,675,999	802,800	879,929	1,682,729	2,735,148	820,544	2,883,531	865,059
F	50	1,509,613	754,807	479,547	1,234,354	1,597,386	798,693	1,379,362	689,681
G	70	1,262,155	883,509	301,088	1,184,597	1,295,454	906,818	1,580,339	1,106,237
H	100	9,366,746	9,366,746	–	9,366,746	9,556,118	9,556,118	7,819,218	7,819,218
Subtotal		279,285,469	14,650,772	2,618,707	17,269,479	275,893,566	14,835,607	223,514,849	12,828,806

Additional allowance		–	–	–	–	–	2,776,300	–	1,640,028
Total		279,285,469	14,650,772	2,618,707	17,269,479	275,893,566	17,611,907	223,514,849	14,468,834

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

	R$ Thousand

		BB-Consolidated

		03.31.2010				12.31.2009		03.31.2009
Level of Risk	% Provision	Value of loans	Value of allowance	Additional (1) allowance	Existent Allowance	Value of loans	Value of allowance	Value of loans	Value of allowance
AA	0	78,451,129	–	–	–	75,507,847	–	64,756,762	–
A	0,5	91,646,605	458,233	491,959	950,192	95,114,890	475,574	65,397,781	326,988
B	1	81,058,126	810,581	63,755	874,336	79,428,413	794,284	63,364,648	633,645
C	3	29,732,239	891,967	148,170	1,040,137	25,448,587	763,458	24,657,558	739,727
D	10	8,722,081	872,208	259,895	1,132,103	9,072,785	907,279	8,980,362	898,036
E	30	2,883,043	864,913	879,929	1,744,842	2,943,151	882,945	3,103,912	931,174
F	50	1,651,499	825,750	479,547	1,305,297	1,714,522	857,261	1,547,265	773,633
G	70	1,462,777	1,023,944	301,088	1,325,032	1,480,320	1,036,225	1,700,408	1,190,286
H	100	9,943,783	9,943,783	–	9,943,783	10,118,289	10,118,289	8,417,439	8,417,439
Subtotal		305,551,282	15,691,379	2,624,343	18,315,722	300,828,804	15,835,315	241,926,135	13,910,928

Additional allowance							2,782,065		1,918,161
Total		305,551,282	15,691,379	2,624,343	18,315,722	300,828,804	18,617,380	241,926,135	15,829,089

(1) Refers to the additional provision to the minimum required by CMN Resolution No. 2682/1999, up from the experience of management, by simulation on the loan portfolio, considering the history of default of operations in accordance with the good banking practice. It aims to cover variations in unexpected losses, due to the expectation of an increase in default rates due to reflections of the worsening global economic and financial crisis, as well as other events not fully captured by the model’s risk classification.

f) Changes in the allowance for doubtful loans, doubtful lease receivable and other doubtful receivables, with loan characteristics

	R$ Thousand

	Banco do Brasil

	1Q2010			1Q2009
	Amount Allowance	Additional Provision	Existent Allowance	Amount Allowance	Additional Provision	Existent Allowance
Opening balance	14,835,607	2,776,300	17,611,907	11,879,197	1,736,618	13,615,815

Provision/(reversal)	2,908,762	(157,593)	2,751,169	2,555,728	(96,590)	2,459,138
Exchange variation on allowances - foreign	2,216	–	2,216	(4,057)	–	(4,057)
Compensation as losses	(3,095,813)	–	(3,095,813)	(1,602,062)	–	(1,602,062)
Closing balance	14,650,772	2,618,707	17,269,479	12,828,806	1,640,028	14,468,834

	R$ Thousand

	BB-Consolidated

	1Q2010			1Q2009
	Amount Allowance	Additional Provision	Existent Allowance	Amount Allowance	Additional Provision	Existent Allowance
Opening balance	15,835,315	2,782,065	18,617,380	12,082,262	1,746,797	13,829,059

Provision/(reversal)	3,150,472	(157,722)	2,992,750	2,427,593	63,725	2,491,318
Exchange variation on allowances - foreign	3,817	–	3,817	(3,004)	–	(3,004)
Compensation as losses	(3,298,225)	–	(3,298,225)	(1,606,151)	–	(1,606,151)
Added Values (1)	–	–	–	1,010,228	107,639	1,117,867
Closing balance	15,691,379	2,624,343	18,315,722	13,910,928	1,918,161	15,829,089

(1) Refers to balances arising from the acquisition of Banco Nossa Caixa occurred in March 2009, and merger by November 2009.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

g) Changes in the allowance for other doubtful receivables, without loan characteristics

	R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Opening balance	909,630	769,197	980,272	797,869

Provision/(reversal)	(33,503)	162,129	(33,557)	162,204
Exchange variation on allowances - foreign	(49)	(322)	(48)	(322)
Compensation as losses / Other settings	(156)	2,851	278	4,389
Added values (1)	–	–	–	62,831
Closing balance	875,922	933,855	946,945	1,026,971

(1) Refers to balances arising from the acquisition of Banco Nossa Caixa occurred in March 2009, and merger by November 2009.

h) Leasing portfolio by maturity

	R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Up 1 year (1)	20,238	23,195	32,209	2,087,036	1,975,351	1,402,015
1 to 5 Years	36,503	37,580	20,297	2,725,798	2,939,741	1,923,915
Over 5 years	–	–	–	12,752	16,681	26,046
Total Present Value	56,741	60,775	52,506	4,825,586	4,931,773	3,351,976

(1) Includes amounts related to installments overdue.

i) Income from Leasing Operations

	R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Lease revenue	10,691	13,958	819,782	478,386

Leasing	10,691	13,958	819,651	477,812
Operating leases	–	–	131	574
Lease expenses	(9,256)	(12,576)	(579,381)	(340,198)

Leasing	(9,256)	(12,576)	(576,884)	(335,029)
Operating leases	–	–	(49)	(350)
Loss on disposal of leased assets	–	–	(2,299)	(4,632)
Other costs of leases	–	–	(149)	(187)
Total	1,435	1,382	240,401	138,188

j) Concentration of credit

	Banco do Brasil
	03.31.2010%		12.31.2009%		03.31.2009%
10 largest debtors	25,993,611	9.3	25,658,711	9.3	22,338,422	10.0
60 largest debtors	52,243,590	18.7	51,769,632	18.8	43,591,807	19.5
160 largest debtors	69,517,422	24.9	69,560,136	25.2	58,608,972	26.2

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

k) Supplementary information

	R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Renegotiated loans	5,200,782	4,342,997	5,208,275	4,357,235
Recovery of loans written off as loss (1)	709,703	354,154	630,557	356,636
Amount of credits assigned (2)	–	–	822,862	–

(1) Recorded in income in Revenue from Loans, pursuant to CMN Resolution 2836/2001. Of this total, in the first quarter/2010, R$ 9,360 thousand (book value - R$ 14,564 thousand) refer to loans cession to individuals and corporate entities. In the first quarter/2009, these amounts totaled R$ 17,234 thousand (book value - R$ 5,854 thousand).

(2) Refers to credit operations by the Banco Votorantim sold to other financial institutions.

10 – Other Receivables

a) Specific credits

These are credits from the Federal Treasury of R$ 954,192 thousand (R$ 931,845 thousand at 12.31.2009 and R$ 867,679 thousand at 03.31.2009), for the extension of terms of rural financing as determined by Law 9138/1995.

b) Sundry

	R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Tax credit (note 25.a)	20,137,680	20,206,935	18,239,535	22,000,409	21,909,801	20,413,120
Actuarial Assets (Note 27.g)	13,374,332	12,655,345	7,793,671	13,374,332	12,655,345	7,793,671
Sundry debtors from escrow deposits – ação judicial (Nota 24.c)	11,909,926	11,752,804	11,237,599	11,909,926	11,752,804	11,237,599
Sundry debtors from escrow deposits – contingências (Nota 30.c)	8,615,326	8,266,094	6,024,821	9,798,316	9,392,161	8,589,664
Notes and credits receivable - other	5,064,962	4,413,235	2,113,767	7,964,762	7,084,658	3,008,334
Sundry debtors - Brazil	4,294,853	2,342,653	1,526,824	4,704,202	2,722,568	1,547,010
Notes and credits receivable - credit card operations	4,576,426	4,513,110	3,487,260	4,576,425	4,513,110	3,487,260
Income tax and social contribution on net income to offset	4,016,680	6,802,424	2,935,339	4,356,889	7,407,346	3,208,165
Installments for purchases with credit cards, divided by the shopkeepers	3,186,387	3,398,166	2,413,139	3,186,387	3,398,166	2,413,139
Parity Fund Assets (Note 27g)	1,843,654	1,778,366	2,252,446	1,843,654	1,778,366	2,252,446
Advances to Credit Guarantee or Fund (FGC)	894,691	955,693	1,008,982	894,691	955,693	1,138,698
Notes and credits receivable - Federal Treasury	850,644	793,727	402,119	850,644	793,727	402,119
Advances on and prepayment of salaries	208,294	222,970	175,839	213,009	229,878	189,157
Purchase of assets receivable	212,519	223,576	276,678	212,519	223,577	285,078
Sundry debtors from escrow deposits - Others	55,538	58,084	196,802	55,569	64,375	196,869
Sundry debtors - foreign	40,143	30,938	39,325	40,224	32,383	43,354
Other	375,122	364,951	380,354	382,761	399,446	388,409
Total	79,657,177	78,779,071	60,504,500	86,364,719	85,313,404	66,594,092

Current Assets	28,574,907	27,747,561	18,762,689	31,887,891	31,167,511	20,425,309
Non Current Assets	51,082,270	51,031,510	41,741,811	54,476,828	54,145,893	46,168,783

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

11 – Foreign exchange portfolio

a) Breakdown

	R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Assets
Other Receivables	10,841,316	8,480,791	18,912,278	11,807,936	8,671,052	19,040,607

Forward foreign exchange purchases pending settlement	8,403,485	7,911,582	15,649,959	9,047,406	8,077,670	15,773,955
Bills of exchange and time drafts in foreign currency	77,931	79,758	100,116	77,930	79,758	100,116
Receivables from sales of foreign exchange	11,136,907	12,353,989	11,230,869	11,530,963	12,379,924	11,259,772
(Advances received in local currency)	(8,926,785)	(12,034,235)	(8,371,055)	(9,008,158)	(12,046,972)	(8,399,762)
Foreign currency receivables	5,513	5,629	7,008	5,513	5,629	7,008
Income receivable on advances granted and financed imports	144,265	164,068	295,381	154,282	175,043	299,518

Current Assets	10,841,316	8,480,791	18,912,278	11,807,936	8,671,052	19,040,607

Liabilities
Other liabilities	11,728,960	12,106,915	15,260,866	12,608,747	12,173,988	15,380,206

Forward foreign exchange sales pending settlement	10,817,977	11,372,666	12,430,050	11,210,703	11,398,606	12,459,453
Financed imports - contracted exchange	(15,629)	(11,026)	(4,445)	(15,629)	(23,585)	(4,445)
Foreign exchange purchase liabilities	8,642,148	8,465,559	14,250,464	9,299,808	8,658,303	14,345,548
(Advances on foreign exchange contracts)	(7,730,919)	(7,737,233)	(11,433,86)	(7,963,543)	(7,938,549)	(11,528,280)
Foreign currency payables	10,971	11,025	14,176	72,997	73,289	103,443
Unearned income on advances granted	4,412	5,924	4,487	4,411	5,924	4,487

Current Liabilities	11,728,960	12,106,915	15,260,866	12,608,747	12,173,988	15,380,206

Foreign exchange portfolio, net	(887,644)	(3,626,124)	3,651,412	(800,811)	(3,502,936)	3,660,400

Memorandum accounts
Credit opened for imports	1,369,914	1,513,521	757,286	1,404,617	1,524,184	786,248
Confirmed export credit	420,130	351,645	160,291	421,847	353,947	161,693

b) Foreign exchange results

	R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Foreign exchange income	1,642,167	2,007,151	1,847,836	2,011,347
Foreign exchange expenses	(1,689,569)	(2,125,437)	(1,865,857)	(2,127,148)
Foreign exchange results	(47,402)	(118,286)	(18,021)	(115,801)

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

12 – Other Assets

a) Assets not for use / Others

	R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Assets in special regime	160,069	160,705	170,263	160,362	160,998	179,849
Buildings	88,712	80,073	60,532	90,246	80,507	63,258
Vehicles	612	612	608	63,885	51,281	23,326
Material in stock	20,184	19,217	24,961	39,839	40,705	55,841
Property	19,185	18,787	472	19,185	18,787	16,960
Machinery and Equipment	6,758	7,400	11,640	7,529	8,174	13,214
Others	2,569	3,416	3,346	2,690	3,537	3,487
Subtotal Other Assets	298,089	290,210	271,822	383,736	363,989	355,935

(Provision for devaluations)	(166,415)	(166,105)	(149,319)	(176,295)	(175,968)	(182,965)
Total	131,674	124,105	122,503	207,441	188,021	172,970

Current Assets	131,674	124,105	122,503	207,441	188,021	172,970

b) Prepaid Expenses

	R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Contracts for providing banking services	1,414,314	1,501,834	704,765	1,437,098	1,409,162	704,765
Insurance selling expenses	–	–	–	235,289	307,048	196,787
Commissions for credit intermediation - financing of vehicles	46,399	52,893	33,335	208,160	175,296	33,335
Personnel expenses - Workers’ Meal Program	76,527	72,911	121,637	76,527	72,911	121,637
Others	84,298	158,433	48,962	31,251	205,692	412,695
Total	1,621,538	1,786,071	908,699	1,988,325	2,170,109	1,469,219

Current Assets	1,071,435	1,150,798	625,337	1,192,393	1,342,437	874,116
Non Current Assets	550,103	635,273	283,362	795,932	827,672	595,103

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

13 – Investments

a) BB – Banco do Brasil

	R$ thousand

	Banco do Brasil

Investments	Capital Held	Net Equity	Number / Type of Shares (in thousands)	Participat ion %	Book Value		Income of Equity
					03.31.2010	03.31.2009	Operational		Change Currency	1Q2010	1Q2009
Subsidiaries in Brazil
Banco Nossa Caixa S.A .(1)	–	–	–	–	4,862,395	4,900,236	5,596,755	–	–	–	–
BB Administradora de Cartões de Crédito S.A.	9,300	23,930	398,158 ON	100,00	23,930	21,325	23,752	2,604	–	2,604	2,345
BB Administradora de Consórcios S.A.	14,100	29,704	14 ON	100,00	29,704	16,920	26,745	12,784	–	12,784	9,825
BB Corretora de Seguros e Administradora de Bens S.A.	26,918	61,863	1,000 ON	100,00	61,863	33,578	56,032	28,271	–	28,271	22,499
BB Gestão de Recursos - Distribuidora de Títulos e Valores Mobiliários S.A.	103,142	234,538	100,000 ON	100,00	234,538	130,143	211,409	104,194	–	104,194	84,823
BB Banco de Investimento S.A. (2)	361,153	656,613	3,249 ON	100,00	656,613	396,509	2,091,235	253,738	–	253,738	266,684
BB Leasing S.A. - Arrendamento Mercantil	61,860	29,784	3,000 ON	100,00	29,784	25,842	40,552	3,942	–	3,942	(2,737)
BB Banco Popular do Brasil S.A.	173,271	22,261	568 ON	100,00	22,261	18,519	23,892	615	–	615	1,055
BESC Financeira S.A.- Bescredi	15,473	18,923	296,797 ON	99,58	18,844	18,795	18,758	48	–	48	43
BESC Distribuidora de Títulos e Valores Mobiliários S.A. - Bescval	5,857	10,034	10,168,625 ON	99,62	9,996	9,810	7,948	51	–	51	45
BESC S.A. Arrendamento Mercantil - BESC Leasing	17,969	19,705	16,318 ON	99,00	19,508	19,382	19,493	126	–	126	150
Nossa Caixa Capitalização S.A.	5,400	5,517	5,400 ON	100,00	5,517	5,476	–	40	–	40	–
Nossa Caixa S.A. - Administradora de Cartões de Crédito	10,000	10,503	10,000 ON	100,00	10,503	10,364	–	139	–	139	–
Cobra Tecnologia S.A. (3)	107,267	13,985	22,654 ON 22,680 PN	99,94	13,976	44,744	–	(30,768)	–	(30,768)	(3,420)
BB Seguros Participações S.A.	592,251	655,173	53,221 ON	100,00	655,173	594,604	–	60,180	–	60,180	–
BB Aliança Participações S.A.	964,493	1,143,692	102,513 ON	100,00	1,143,692	1,031,928	–	111,598	–	111,598	–
Jointly Affiliates in Brazil										–	–
Banco Votorantim S.A. (4)	3,994,920	7,778,831	33,356,791 ON 7,412,620 PN	50,00	4,316,068	3,774,777	–	136,238	–	136,238	–
BV Participações S.A. (5)	60,423	89,558	15,105 ON 15,106 PN	50,00	36,652	32,029	–	6,986	–	6,986	–
Affiliates in Brazil
Cadam S.A. (3)	183,904	215,668	4,762 PN	21,64	46,671	46,331	51,210	340	–	340	(1,971)
Cia. Hidromineral Piratuba	2,047	12,355	63,931 ON	16,19	2,060	2,087	2,049	–	–	–	70
Cia. Catarinense de Assessoria e Serviços - CCA (6)	780	474	260 ON 520 PN	48,13	228	228	228	–	–	–	–
Santa Catarina Seguros e Previdência (7)	–	–	–	–	–	–	3,100	–	–	–	377
Mapfre Nossa Caixa Vida e Previdência S.A. (3)	50,000	128,459	20,000 ON	49,00	62,945	43,879	–	19,066	–	19,066	–
Companhia Brasileira de Securitização – Cibrasec	68,475	71,682	2 ON	3,03	2,172	–	–	(5)	–	(5)	–
Tecnologia Bancária S.A. – Tecban	93,818	159,203	169,395 ON	4,51	7,180	–	–	13	–	13	–
Subtotal Subsidiaries / Affiliates in Brazil					12,272,273	11,177,506	8,173,158	710,200	–	710,200	379,788

Subsidiaries Abroad
BAMB-Brasilian American Merchant Bank	429,069	686,568	241,023 ON	100,00	686,568	656,043	789,063	15,432	13,880	29,312	4,158
Banco do Brasil AG. Viena (Áustria)	45,273	217,335	188 ON	100,00	217,335	218,620	262,906	3,255	(8,510)	(5,255)	(4,480)
BB Leasing Company Ltd.	–	76,832	1,000 ON	100,00	76,832	74,781	97,766	341	1,710	2,051	(237)
BB Securities LLC	8,901	19,686	5,000 ON	100,00	19,686	16,652	2,196	2,653	–	2,653	(894)
Profit / (loss) in the agencies					–	–	–	10,625	–	10,625	(64,622)
Increase / decrease in PL from other movements					–	–	–	39	–	39	261
Subtotal – Subsidiaries abroad					1,000,421	966,096	1,151,931	32,345	7,080	39,425	(65,814)

Total Investments in the country and abroad					13,272,694	12,143,602	9,325,089	742,545	7,080	749,625	313,974

Others Investments
Investments for tax incentives					18,742	18,742	17,800
Title property					58	58	58
Shares and Quotes					53,672	57,962	52,718
Others Investments					21,799	21,895	3,110
Others participations Abroad					12,647	10,436	10,597
Total of other investments					106,918	109,093	84,283

Provision for losses					(69,806)	(69,828)	(53,888)
Total of Investments					13,309,806	12,182,867	9,355,484

(1) Goodwill on acquisition of Banco Nossa Caixa, built on 11.30.2009. On 03.31.2009, includes the value of goodwill of R$ 3,540,051 thousand.

(2) On 09.30.2009, the capital of BB Investment Bank has been reduced from R$ 1,542,944 thousand, due to spin off its holdings in Alliance in Brazil, Brasilcap Brasilprev, and Brasilveículos Brasilsaúde to BB and Insurance BB Alliance.

(3) The information relates to the period of December/2009 to February/2010.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

(4) Includes in the book value of 03.31.2010, the amount of R$ 426,652 thousand (R$ 214,571 thousand at 12.31.2009) relating to goodwill in the acquisition of Banco Votorantim. It includes, as a result of equivalence of the 1st quarter/2010, the amount of R$ 6,673 thousand, relating to the recognition of unrealized income in prior periods

(5) Includes, in the book value, R$ 8,127 thousand, relating to negative goodwill on the acquisition.

(6) Company in liquidation court, not assessed by MEP.

(7) The Banco do Brasil has sold shares of Santa Catarina Insurance and Pensions for the Alliance of Brazil, in May/2009.

b) BB-Consolidated

	R$ thousand

	BB-Consolidated

Investments	Capital Held	Net Equity	Number / Type of Shares (in thousands)	Participat ion %	Book Value			Income of Equity
					03.31.2010	12.31.2009	03.31.2009	Opera- tional	Exchange Variation	1Q2010	1Q2009
Shares of BB
Subsidiaries in Brazil
Goodwill on acquisition of Banco Nossa Caixa	–	–	–	–	4,862,395	4,900,236	3,540,051	–	–	–	–
Jointly Subsidiaries in Brazil
Goodwill on acquisition of Banco Votorantim S.A. (1)	–	–	–	–	426,652	214,571	–	6,673	–	6,673	–
Negative goodwill on acquisition of BV Participações S.A	–	–	–	–	(8,127)	(8,127)	–	–	–	–	–
Affiliates in Brazil
Cadam S.A. (2)	183,904	215,668	4,762 PN	21,64	46,671	46,331	51,210	340	–	340	(1,971)
Cia. Hidromineral Piratuba	2,047	12,355	63,931 ON	16,19	2,060	2,087	2,049	–	–	–	70
Cia. Catarinense de Assessoria e Serviços – CCA (3)	780	474	260 ON 520 PN	48,13	228	228	228	–	–	–	–
Santa Catarina Seguros e Previdência (4)	–	–	–	–	–	–	3,100	–	–	–	377
Mapfre Nossa Caixa Vida e Previdência S.A. (2)	50,000	128,459	20,000 ON	49,00	62,945	43,879	48,385	19,066	–	19,066	–
Subtotal – Shares of BB					5,392,824	5,199,205	3,645,023	26,079	–	26,079	(1,524)

Shares of BB Investment Bank
Affiliates in Brazil
Goodwill / losses on acquisition of investments (2)	–	–	–	–	–	–	557,221	–	–	–
Itapebi (2)	105,000	268,061	19,950 ON	19,00	50,931	54,621	46,313	5,785	–	5,785	3,343
Estruturadora Brasileira de Projetos - EBP	20,970	13,756	2,330 ON	11,11	1,529	1,784	675	(255)	–	(255)	(130)
BAF S.A. (6)	–	–	–	–	–	–	4,369	–	–	–	110
Others participations (7)	–	–	–	–	10,931	9,750	13,577	1,588	–	1,588	1,153
Subtotal – Shares of BB Investment Bank					63,391	66,155	622,155	7,118	–	7,118	4,476

Participation of BB Resource Management - Distribuidora de Títulos e Valores Mobiliários S.A.
Affiliates in Brazil
Pronor (2)	154,686	192,529	5,542 ON	12,02	23,142	25,498	17,714	(1,282)	–	(1,282)	(2,310)
Subtotal – Participation of BB Resource Management - DTVM S.A.					23,142	25,498	17,714	(1,282)	–	(1,282)	(2,310)

Subtotal Subsidiaries / Affiliates in Brazil
Subsidiaries Abroad
Goodwill on acquisition of Cia. de Seguros Aliança do Brasil					486,767	486,767	–	–	–	–	–
Subtotal – Participações da BB Aliança Participações S.A.					486,767	486,767	–	–	–	–	–

Participações da BB Seguros Participações S.A.
Affiliates in Brazil
Negative goodwill on acquisition related to Brasilprev and Brasilsaúde					(1,672)	(1,672)	–	–	–	–	–
Subtotal – Participações da BB Seguros Participações S.A.					(1,672)	(1,672)	–	–	–	–	–

Subtotal – Controladas e Coligadas no País					5,964,452	5,775,953	4,284,892	31,915	–	31,915	642

Subsidiaries Abroad
Profit / (loss) in the agencies					–	–	–	–	10,625	10,625	(64,622)
Profit / (loss) of subsidiaries					–	–	–	–	7,080	7,080	(21,210)
Increase/decrease of equity due to other movements					–	–	–	39	–	39
Subtotal – Subsidiaries Abroad					–	–	–	39	17,705	17,744	(85,832)

Total shares in the Country and Abroad					5,964,452	5,775,953	4,284,892	31,954	17,705	49,659	(85,190)

Other Investments
Investments for tax incentives					59,081	59,081	30,985	–	–	–
Title property					146	146	6,185	–	–	–	–
Shares and quotes					57,455	61,868	63,437	–	–	–
Others Investments (10)					855,681	814,893	756,946	–	–	–
Others participations abroad					13,448	11,237	11,399	–	–	–
Total – Other Investments					985,811	947,225	868,952	–	–	–	–

Provision for losses					(81,619)	(77,839)	(95,623)	–	–	–
Total of Investments					6,868,644	6,645,339	5,058,221	–	–	–	–

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

(1) The remaining balance in the outcome of equivalence of Banco Votorantim SA stems from the recognition of unrealized income in prior periods

(2) The information relates to the period of December/2009 to February/2010.

(3) Company in liquidation court, not carried at equity method.

(4) The Banco do Brasil sold the common shares of Santa Catarina Insurance and Pensions for the Alliance of Brazil in may/2009.

(5) It is the goodwill for the acquisition of the Alliance of Brazil, R$ 558,893 thousand and discount on investments in Brasilprev, R$ 1,561thousand and Brasilsaúde, R$ 111 thousand.

(6) Company incorporated by BB Investment Bank on 05.20.2009.

(7) Refer to the holdings of non-financial related companies.

(8) It is mainly related to other investments of Neoenergia, R$ 774,362 thousand (R$ 732,687 thousand at 12.31.2009 and R$ 714,384 thousand at 03.31.2009) .

c) Expected Goodwill Amortization

The figures below, as to the expected amortization of goodwill from the 2nd quarter of 2010, supports on the projections of justifying the business, prepared by a specialized firm.

The amounts written off in 1st quarter/2010 totaled R$ 37,841 thousand and R$ 5,202 thousand relating to goodwill for the acquisitions of Banco Nossa Caixa and Banco Votorantim, respectively, according to Central Bank Circular No. 1.273/1987.

	R$ thousand

	Banco do Brasil				BB-Consolidated
	Banco Nossa Caixa	Banco Votorantim	Total Gross	Total net of tax effects (1)	Aliança do Brasil (2)	Total Gross	Total net of tax effects (1)
In 2010	113,370	40,708	154,078	92,447	142,068	296,146	186,212
In 2011	232,491	45,883	278,374	167,024	184,247	462,621	288,627
In 2012	473,923	49,191	523,114	313,868	160,452	683,566	419,767
In 2013	617,846	54,570	672,416	403,450	–	672,416	403,450
In 2014	709,394	56,722	766,116	459,670	–	766,116	459,670
In 2015	807,756	57,981	865,737	519,442	–	865,737	519,442
In 2016	900,156	60,466	960,622	576,373	–	960,622	576,373
In 2017	1,007,459	61,131	1,068,590	641,154	–	1,068,590	641,154
Total	4,862,395	426,652	5,289,047	3,173,428	486,767	5,775,814	3,494,694

(1) Amount of depreciation to be held in the period, net of tax (25% of income tax and social contribution of 15%).

(2) The premium for the acquisition of the Alliance of Brazil is registered with controlled non-financial BB-Alliance Holdings SA.

14 – Premises and equipment and leased assets

R$ Thousand

	Banco do Brasil

	Annual rate of depreciation (by group)	12.31.2009 Residual Cost	1Q2010			Final Balance
			Movements	Depreciation	Impairment	03.31. 2010	03.31.2009
Premises and equipment		4,006,745	225,098	(199,570)	–	4,032,273	3,167,795

Buildings	4%	1,433,714	77,584	(43,214)	–	1,468,084	1,120,258
Data processing systems	20 a 50%	1,245,543	197,008	(112,401)	–	1,330,150	985,498
Furniture and equipment for use	10%	444,028	17,221	(21,906)	–	439,343	392,484
Land	–	231,970	(172)	–	–	231,798	161,135
Facilities	10%	189,907	6,605	(9,772)	–	186,740	167,066
Furniture and equipment in stock	–	151,004	(66,386)	–	–	84,618	23,981
Communication systems	10%	109,626	4,402	(6,167)	–	107,861	91,607
Fixed assets under construction	–	102,706	(12,278)	–	–	90,428	136,521
Security systems	10%	98,118	1,116	(6,084)	–	93,150	89,006
Transport systems	20%	129	(2)	(26)	–	101	239
Leased fixed assets		60,775	(6,378)	–	–	54,397	37,906

Total		4,067,520	218,720	(199,570)	–	4,086,670	3,205,701

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

	R$ Thousand

	BB-Consolidated

	Annual rate of depreciation (by group)	Residual Cost 12.31.2009	1Q2010			Final Balance
			Movements	Depreciation	Impairment	03.31. 2010	03.31.2009
Premises and equipment		4,214,484	221,738	(205,268)	(865)	4,230,089	3,587,578

Buildings	4%	1,474,422	45,649	(43,303)	–	1,476,768	1,197,292
Data processing systems	20 a 50%	1,303,799	211,824	(114,084)	–	1,401,539	1,114,144
Furniture and equipment for use	10%	533,309	24,184	(25,346)	(865)	531,282	485,395
Land	–	235,120	(131)	–	–	234,989	240,651
Facilities	10%	194,464	7,167	(9,924)	–	191,707	177,644
Furniture and equipment in stock	–	151,004	(66,386)	–	–	84,618	24,648
Communication systems	10%	113,971	4,706	(6,423)	–	112,254	96,604
Fixed assets under construction	–	107,096	(7,238)	–	–	99,858	149,243
Security systems	10%	98,678	1,418	(6,110)	–	93,986	100,376
Transport systems	20%	2,621	545	(78)	–	3,088	1,581
Leased fixed assets		1,223	(143)	–	–	1,080	3,240

Total		4,215,707	221,595	(205,268)	(865)	4,231,169	3,590,818

15 – Intangible Assets

a) Changes in Intangible Assets by Class

	R$ Thousand

	Banco do Brasil
	Balance at 12.31.2009	Acquisitions	Accumulated amortization	Impairment	Balance at 03.31.2010	Balance at 03.31.2009
Rights due to payroll acquisition	5,305,198	2,023,635	(502,529)	–	6,826,304	3,762,378
Acquisition/development of software	320,647	69,951	(17,551)	–	373,047	125,512
Total	5,625,845	2,093,586	(520,080)	–	7,199,351	3,887,890

	R$ Thousand

	BB-Consolidated
	Balance at 12.31.2009	Acquisitions	Accumulated amortization	Impairment	Balance at 03.31.2010	Balance at 03.31.2009
Rights due to payroll acquisition	5,305,198	2,023,635	(502,529)	–	6,826,304	5,139,313
Acquisition/development of software	371,681	86,749	(17,772)	–	440,658	153,956
Total	5,676,879	2,110,384	(520,301)	–	7,266,962	5,293,269

b) Breakdown of the carrying value of intangible assets

	R$ Thousand

	Banco do Brasil
	Rate of Amortization	Cost value	Accumulated amortization	Accumulated Impairment	Balance at 12.31.2010	Balance at 12.31.2009	Balance at 03.31.2009
Rights due to payroll acquisition	contract	9,190,241	(2,322,088)	(41,849)	6,826,304	5,305,198	3,762,378
Acquisition/development of software	20%	435,771	(62,724)	–	373,047	320,647	125,512
Total		9,626,012	(2,384,812)	(41,849)	7,199,351	5,625,845	3,887,890

							R$ Thousand

	BB-Consolidated
	Rate of Amortization	Cost value	Accumulated amortization	Accumulated Impairment	Balance at 12.31.2010	Balance at 12.31.2009	Balance at 03.31.2009
Rights due to payroll acquisition	contract	9,190,241	(2,322,088)	(41,849)	6,826,304	5,305,198	5,139,313
Acquisition/development of software	20%	521,244	(80,586)	–	440,658	371,681	153,956
Total		9,711,485	(2,402,674)	(41,849)	7,266,962	5,676,879	5,293,269

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

c) Estimate for Amortization of Intangible Assets

	R$ Thousand

	Banco do Brasil
For the year ending:	2010	2011	2012	2013	2014	2015	Total
Amounts to be amortized	1,752,389	1,756,999	1,677,942	1,321,716	666,853	23,452	7,199,351

	R$ Thousand

	BB-Consolidated
For the year ending:	2010	2011	2012	2013	2014	2015	Total
Amounts to be amortized	1,765,829	1,770,662	1,691,605	1,335,379	680,035	23,452	7,266,962

16 – Deposits and Money Market Borrowing

a) Deposits

						R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Demand deposits	54,589,223	56,211,678	43,177,478	54,973,140	56,458,787	47,276,397

Individuals	22,062,533	22,455,365	15,961,209	22,103,218	22,499,124	18,107,118
Corporate entities	20,091,331	22,351,731	15,937,151	20,443,755	22,563,646	17,085,981
Restricted	8,042,697	5,213,954	6,755,507	8,042,869	5,214,026	6,822,291
Government	2,724,068	3,858,059	2,622,850	2,724,068	3,858,059	3,340,814
Special from Federal Treasury	592,270	567,598	549,759	592,270	567,598	549,759
Institutions of the financial system	327,220	378,812	271,634	318,567	370,394	286,175
In foreign currencies	301,757	442,299	583,359	301,757	442,299	587,215
Related companies	298,569	505,424	291,549	299,043	505,424	292,721
Domiciled abroad	14,658	19,811	19,708	13,473	19,591	19,571
Others	134,120	418,625	184,752	134,120	418,626	184,752
Savings deposits	78,719,127	75,741,590	59,012,517	78,719,127	75,741,590	70,566,833

Individuals	73,504,737	71,159,163	54,487,038	73,504,737	71,159,163	65,778,433
Corporate entities	4,891,968	4,318,971	4,202,218	4,891,968	4,318,971	4,429,108
Related companies	310,817	255,963	316,890	310,817	255,963	351,656
Institutions of the financial system	11,605	7,493	6,371	11,605	7,493	7,636
Interbank deposits	14,216,478	15,556,143	14,715,821	10,748,826	11,618,573	8,406,038

Time deposits	187,086,438	182,366,877	157,235,355	197,933,769	193,515,574	178,487,442

Local currency	113,618,728	111,039,706	105,454,724	124,465,818	122,188,161	109,723,213
Remunerated deposits in court	60,448,767	57,479,585	35,781,811	60,449,008	57,479,827	52,750,778
Funds and programs – FAT (Note 16e)	11,957,337	12,667,714	14,685,046	11,957,337	12,667,714	14,685,046
Foreign currency	538,839	594,890	628,555	538,839	594,890	628,555
Obligations for special– Poupex/Funprogrer	449,036	510,834	594,930	449,036	510,834	594,930
Others	73,731	74,148	90,289	73,731	74,148	104,920
Deposits for investments	246,402	228,468	263,566	248,824	229,303	265,661

Total	334,857,668	330,104,756	274,404,737	342,623,686	337,563,827	305,002,371

Current Liabilities	256,969,123	252,490,505	222,605,644	263,732,901	258,676,108	246,704,136
Non Current Liabilities	77,888,545	77,614,251	51,799,093	78,890,785	78,887,719	58,298,235

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

b) Segregation of Deposits by deadline Chargeability

	R$ Thousand

	Banco do Brasil
	No expiration	Up to 3 months	3 to 12 months	1 to 3 years	3 to 5 years	Over 5 years	Total 03.31.2010	Total 12.31.2009	Total 03.31.2009
Time deposits (1)	74,546,045	18,976,495	18,422,902	22,472,238	52,668,586	172	187,086,438	182,366,877	157,235,355
Savings deposits	78,719,127	–	–	–	–	–	78,719,127	75,741,590	59,012,517
Demand deposits	54,589,223	–	–	–	–	–	54,589,223	56,211,678	43,177,478
Interbank deposits	–	7,113,527	4,355,402	2,490,591	248,213	8,745	14,216,478	15,556,143	14,715,821
Investment deposits	246,402	–	–	–	–	–	246,402	228,468	263,566
Total	208,100,797	26,090,022	22,778,304	24,962,829	52,916,799	8,917	334,857,668	330,104,756	274,404,737

	R$ Thousand

	BB-Consolidated
	No expiration	Up to 3 months	3 to 12 months	1 to 3 years	3 to 5 years	Over 5 years	Total 03.31.2010	Total 12.31.2009	Total 03.31.2009
Time deposits (1)	74,546,045	20,783,891	25,597,522	24,251,815	52,748,585	5,911	197,933,769	193,515,574	178,487,442
Savings deposits	78,719,127	–	–	–	–	–	78,719,127	75,741,590	70,566,833
Demand deposits	54,973,140	–	–	–	–	–	54,973,140	56,458,787	47,276,397
Interbank deposits	–	4,341,546	4,522,806	1,620,176	254,426	9,872	10,748,826	11,618,573	8,406,038
Investment deposits	248,824	–	–	–	–	–	248,824	229,303	265,661
Total	208,487,136	25,125,437	30,120,328	25,871,991	53,003,011	15,783	342,623,686	337,563,827	305,002,371

(1) It includes the amount of R$ 64,384,369 thousand (R$ 42,111,408 thousand on March 31, 2009 and R$ 41,102,468 thousand on December 31, 2009) at Banco do Brasil and R$ 70,553,948 thousand (R$ 46,376,559 thousand on March 31, 2009 and R$ 54,735,133 thousand on December 31, 2009) at BB Consolidated, related to term deposits with clause of anticipated repurchase (liquidity commitment), considering the terms established in funding.

c) Money market repurchase commitments

	R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Own Portfolio	35,732,168	25,545,392	23,483,636	45,011,104	31,901,701	31,133,017

Financial Treasury Bills	33,614,942	23,503,150	19,543,212	32,648,795	22,467,046	26,303,654
Private equity	104,313	858,162	404,018	7,889,799	7,946,156	404,018
National Treasury Bills	–	–	–	1,816,953	22,897	–
Securities abroad	1,262,813	1,184,080	1,514,196	1,566,538	1,304,041	1,514,196
National Treasury Notes	750,100	–	–	1,072,301	147,744	888,939
Other	–	–	2,022,210	16,718	13,817	2,022,210
Third-party portfolio	108,192,809	123,975,419	75,319,175	112,280,841	128,745,194	75,319,175

Financial Treasury Bills	90,409,889	111,805,277	60,636,837	91,341,766	112,555,277	60,636,837
National Treasury Bills	9,722,166	8,305,309	–	12,825,256	9,469,372	–
National Treasury Notes	5,197,682	466,563	9,642,830	5,250,747	3,322,275	9,642,830
Securities abroad	2,863,072	3,398,270	5,039,508	2,863,072	3,398,270	5,039,508
Free movement of Portfolio	–	–	–	573,996	174,292	–

Total	143,924,977	149,520,811	98,802,811	157,865,941	160,821,187	106,452,192

Current Liabilities	137,389,637	142,412,717	93,849,248	148,423,120	153,699,462	101,500,968
Non Current Liabilities	6,535,340	7,108,094	4,953,563	9,442,821	7,121,725	4,951,224

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

d) Expenses with money market repurchase commitments

	R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Expenses borrowings with deposits	(4,894,237)	(4,987,299)	(5,320,194)	(5,001,308)

Time deposits	(2,325,620)	(2,772,283)	(2,595,167)	(2,765,378)
Savings deposits	(1,406,730)	(1,227,221)	(1,406,730)	(1,227,321)
Demand deposits	(889,728)	(640,972)	(889,728)	(640,972)
Interbank deposits	(127,490)	(259,180)	(130,259)	(256,823)
Others	(144,669)	(87,643)	(298,310)	(110,814)
Expenses with money market repurchase commitments	(2,891,051)	(2,775,082)	(3,172,769)	(2,759,588)

Third-party portfolio	(2,399,227)	(2,235,035)	(2,507,979)	(2,235,035)
Own portfolio	(491,752)	(532,508)	(659,488)	(517,014)
Subject to repurchase agreements with free movement	(72)	(7,539)	(5,302)	(7,539)
Expenses with money market	(7,785,288)	(7,762,381)	(8,492,963)	(7,760,896)

e) Fund for Workers’ Assistance (FAT) and Guarantee Fund for Generation of Employment and Earnings (FUNPROGER)

Shown below are the deposits of the Fund for workers assistance (FAT) in Banco do Brasil:

	R$ Thousand
Program	Resolution/ TADE	Return of FAT funds			03.31.2010			12.31.2009			03.31.2009
		Type (1)	Opening Date	Closing Date	Available TMS (2)	Invested TJLP (3)	Total	Available TMS (2)	Invested TJLP (3)	Total	Available TMS (2)	Invested TJLP (3)	Total
Proger Rural e Pronaf					110,356	5,299,128	5,409,484	254,282	5,603,916	5,858,198	757,115	6,682,503	7,439,617

Pronaf Custeio	04/2005	RA	11/2005	–	33,484	163,803	197,287	148,895	186,654	335,549	419,934	183,846	603,780
Pronaf Investimento	05/2005	RA	11/2005	–	–	3,060,570	3,060,570	–	3,205,371	3,205,371	–	3,675,571	3,675,571
Giro Rural – Aquisição de Títulos	03/2005	SD	01/2008	01/2014	–	1,238,414	1,238,414	–	1,241,887	1,241,887	–	1,650,758	1,650,758
Giro Rural Fornecedores	14/2006	RA	08/2006	–	39,160	491,326	530,486	35,856	520,301	556,157	–	637,885	637,885
Rural Custeio	02/2006	RA	11/2005	–	9,189	29,342	38,531	21,387	43,317	64,704	323,624	13,113	336,737
Rural Investimento	13/2005	RA	11/2005	–	28,523	315,673	344,196	48,144	406,386	454,530	13,557	521,330	534,886
Proger Urbano					55,522	5,968,420	6,023,942	82,925	6,120,472	6,203,397	86,863	6,241,796	6,328,660

Urbano Investimento	18/2005	RA	11/2005	–	48,572	5,317,823	5,366,395	74,258	5,434,647	5,508,905	76,310	5,434,479	5,510,790
Urbano Capital de Giro	15/2005	RA	11/2005	–	–	602,077	602,077	–	630,527	630,527	–	723,025	723,025
Empreendedor Popular	01/2006	RA	11/2005	–	6,950	48,520	55,470	8,667	55,298	63,965	10,553	84,292	94,845
Outros					214,245	309,666	523,911	282,976	323,143	606,119	322,469	594,300	916,769

Exportação	27/2005	RA	11/2005	–	394	2,212	2,606	89	2,647	2,736	950	3,261	4,210
Rural Integration	26/2005	RA	11/2005	–	2	73	75	40	38	78	8,809	4,392	13,202
Urban Integration	25/2005	RA	11/2005	–	29	9,824	9,853	20	10,299	10,319	–	11,835	11,835
Digital Inclusion	09/2005	RA	11/2005	–	5	11	16	15	23	38	158	306	465
FAT Giro Setorial Micro and Small-Sized Companies	08/2006	RA	09/2007	–	1,566	2,452	4,018	14,755	6,959	21,714	36,819	122,600	159,419
FAT Giro Setorial Medium and Large-Sized Companies	09/2006	RA	09/2007	–	216	–	216	30,654	5,627	36,281	67,449	230,124	297,573
FAT Giro Setorial Veículos MGE	09/2006	RA	02/2009	–	69	10,641	10,710	–	11,217	11,217	80,000	–	80,000
FAT Giro Setorial Veículos MPE	08/2006	RA	02/2009	–	60,642	99,807	160,449	80,358	97,160	177,518	120,000	–	120,000
FAT Giro Cooperativo Agropecuário	10/2006	RA	07/2006	–	52	–	52	11	73	84	544	747	1,291
FAT Fomentar Micro and Small- Sized Companies	11/2006	RA	08/2006	–	1,258	15,667	16,925	1,114	16,632	17,746	709	19,697	20,405
FAT Fomentar Medium and Large-Sized Companies	12/2006	RA	07/2006	–	–	108,059	108,059	–	113,165	113,165	–	129,766	129,766
FAT Taxi	02/2009	RA	09/2009	–	145,832	4,186	150,018	150,000	–	150,000	–	–	–
FAT Charges to capitalize	–	–	–	–	4,180	56,734	60,914	5,920	59,303	65,223	7,031	71,572	78,603
Total					380,123	11,577,214	11,957,337	620,183	12,047,531	12,667,714	1,166,447	13,518,599	14,685,046

(1) RA - Auto Return (monthly, 2% on the balance) and SD - Available Balance.

(2) Funds remunerated by the Average Selic Rate (TMS).

(3) Funds remunerated by the long-term interest rate (TJLP).

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

FAT is a special accounting and financial fund, established by Law 7998/1990, attached to the Ministry of Labor and Employment (MTE) and managed by the Executive Council of the Workers’ Assistance Fund (Codefat), CODEFAT is a collective, tripartite, equal level organization, composed of representatives of workers, employers and government, which acts as the manager of FAT.

The main actions to promote employment using FAT funds are structured around the Programs for the Generating Employment and Earnings (PROGER), whose resources are allocated through special deposits, established by Law 8352/1991, in official federal financial institutions (including, among others, PROGER in the urban program- Investment and Working Capital - and rural program, the National Program for Strengthening Family Farming - Pronaf, the program that allocates resources for the purchase of construction materials - FAT Housing, in addition to the special lines such as FAT Rural and Urban Integration, FAT Giro Setorial - Micro and Small-Sized Companies, FAT Giro Setorial - Medium and Large-Sized Companies, FAT Fomentar - Micro and Small-Sized Companies, FAT Fomentar - Medium and Large-Sized Companies, FAT Giro Agropecuário, FAT Digital Inclusion and FAT Taxi).

The FAT special deposits, allocated with Banco do Brasil, while available, incur interest on a daily pro rata basis using the Average Selic Rate (TMS), As they are applied on loans, the interest rate is changed to the Long-term Interest Rate (TJLP) during the effective period of the loans, The earnings on the Bank’s funds are paid to FAT on a monthly basis, as established in CODEFAT Resolution 439/2005 and 489/2006.

The Guarantee Fund for Generation of Employment and Earnings (Funproger) is a special accounting fund established on November 23, 1999 by Law 9872/1999, amended by Law 10360/2001 and by Law 11110/2005 and regulated by Codefat Resolution 409/2004, It is managed by Banco do Brasil under the supervision of Codefat/MTE, and the balance is R$ 151,616 thousand (R$ 334,268 thousand on March 31, 2009 and R$ 225,565 thousand on December 31, 2009).

The purpose of FUNPROGER is provide guarantees to entrepreneurs who do not have the necessary guarantees of their own to contract PROGER Urbano and PNMPO financing, through payment of a fee, The net assets of FUNPROGER are accumulated through funds arising from the difference between the average SELIC Rate (TMS) and the Long-Term Interest Rate (TJLP) in respect of the remuneration of the special deposit balances available in FAT, Other sources of funds are the earnings from its operations and the income on its cash resources paid to Banco do Brasil, the Fund manager.

17 – Borrowings

a) Borrowings

	R$ Thousand

	Banco do Brasil
	up to 90 days	from 91 to 360 days	from 1 to 3 years	from 3 to 5 years	from 5 to 15 years	Total 03.31.2010	Total 12.31.2009	Total 03.31.2009
In Brazil
Exports	–	–	–	–	–	–	–	4,607,460
Abroad
Borrowings from BB Group companies abroad	2,695,084	134,270	4,206,833	–	–	7,036,187	5,783,779	6,555,065
Borrowings by BB branches abroad	1,092,934	3,523,642	59,842	33,850	–	4,710,268	3,410,029	2,556,189
Public sector repass borrowing	152,939	107,021	428,084	428,084	107,021	1,223,149	1,176,000	1,899,204
Imports	79,225	84,697	123,724	66,291	23,578	377,515	402,961	598,804
Exports	1,456	20,796	–	–	–	22,252	27,346	44,694
Others	302,336	–	–	–	–	302,336	250,530	381,464
Total	4,323,974	3,870,426	4,818,483	528,225	130,599	13,671,707	11,050,645	16,642,880

Current Liabilities						8,194,400	6,274,611	11,178,456
Non Current Liabilities						5,477,307	4,776,034	5,464,424

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

	R$ Thousand

	BB-Consolidated
	up to 90 days	from 91 to 360 days	from 1 to 3 years	from 3 to 5 years	from 5 to 15 years	Total 03.31.2010	Total 12.31.2009	Total 03.31.2009
In Brazil
Borrowing by non financial companies	54,472	–	83,628	–	–	138,100	157,761	141,509
Exports	–	–	–	–	–	–	70,976	4,607,460
Others	–	11,336	5,610	–	–	16,946	22,319	–
Abroad
Borrowings by BB Group companies abroad	1,382,808	3,927,728	483,614	38,967	–	5,833,117	3,939,349	2,556,582
Public sector repass borrowing	152,939	107,021	428,084	428,084	107,021	1,223,149	1,176,000	1,899,204
Imports	88,655	49,066	68,802	39,715	13,521	259,759	248,659	384,272
Exports	79,261	30,059	1,098	–	–	110,418	187,366	20,259
Others	302,336	–	–	–	–	302,336	567,833	381,464
Total	2,060,471	4,125,210	1,070,836	506,766	120,542	7,883,825	6,370,263	9,990,750

Current Liabilities						6,185,681	4,810,915	8,251,424
Non Current Liabilities						1,698,144	1,559,348	1,739,326

b) Repass Borrowings from official institutions – In Brazil

	R$ Thousand

Programs	Financial Charges	Banco do Brasil			BB-Consolidated
		03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
National Treasury - Rural credit		2,065,053	2,100,693	3,531,533	2,065,053	2,100,693	3,531,533

Pronaf	TMS (Available) or 0,5% p,a, a 5,5% p,a, (Allocated)	1,818,414	1,840,672	3,254,978	1,818,414	1,840,672	3,254,978
Recoop	5,75% p,a, to 7,25% p,a,	136,086	150,041	168,309	136,086	150,041	168,309
Cocoa	TJLP + 0,6% p,a, or 6,35% p,a,	68,198	67,668	66,096	68,198	67,668	66,096
Farming/livestock breeding	TR or 9% p,a,	40,999	40,957	40,794	40,999	40,957	40,794
Others	–	1,356	1,355	1,356	1,356	1,355	1,356
BNDES		18,590,972	17,877,865	10,719,800	20,263,672	19,629,502	10,752,523

Banco do Brasil	0,6305%p,a, to 15,35%p,a, or TJLP/fx, variation+0,50%p,a to 8,55%p,a,	18,590,972	17,877,865	10,719,800	18,590,972	17,877,865	10,752,523
Banco Votorantim	1,50%p,a, to 16,60%p,a or TJLP/fx, variation +1,30%p,a, to 11,50%p,a,	–	–	–	1,672,700	1,751,637	–
CEF	–	139,304	146,232	–	139,304	146,232	164,794

FINAME		8,937,543	7,637,163	6,750,918	9,708,285	8,381,169	6,826,217

Banco do Brasil	1,50%p,a to 11,00%p,a or TJLP/ fx, variation +0,5%p,a to 5,50%p,a,	8,937,543	7,637,163	6,750,918	8,954,118	7,656,392	6,826,217
Banco Votorantim	0,30%a,a to 11,00%a,a or TJLP/ fx, variation +6,50%p,a to 11,50%p,a,	–	–	–	754,167	724,777	–
Other	–	818,307	1,132,572	944,697	818,307	1,132,572	944,894

Funcafé	TMS (available) or 9,5%p,a, (before 06,30,07), 7,5%p,a, (betwen 07,01,07 and 06,30,09) and 6,75%p,a, (after 07,01,09)	818,170	1,132,409	944,308	818,170	1,132,409	944,308
Other	–	137	163	389	137	163	586
Total		30,551,179	28,894,525	21,946,948	32,994,621	31,390,168	22,219,961

Current Liabilities		12,539,236	11,472,080	13,556,920	13,402,193	12,405,660	13,765,570
Non Current Liabilities		18,011,943	17,422,445	8,390,028	19,592,428	18,984,508	8,454,391

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

c) Expense of Borrowings and Transfers (official institutions)

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Cost of Borrowings	(132,427)	(55,752)	(73,635)	(55,762)
Expenses Onlendings	(544,619)	(500,763)	(582,503)	(501,321)

BNDES	(328,418)	(302,776)	(362,373)	(302,776)
Finame	(133,089)	(129,246)	(145,414)	(129,799)
Treasury	(31,514)	(47,378)	(31,514)	(47,378)
Foreign	(34,732)	–	(26,336)	–
CEF	(1,213)	(6)	(1,213)	(6)
Others	(15,653)	(21,357)	(15,653)	(21,362)
Expenses for Financial and Development liabilities	(154,538)	(159,157)	(154,538)	(159,157)
Expenditure obligations with foreign banks	(82,751)	–	(92,707)	–
Total	(914,335)	(715,672)	(903,383)	(716,240)

18 – Resources from securities issues

							R$ Thousand
Resources		Amount Issued	Remuneration	Data Capture	Maturity	03.31.2010	12.31.2009	03.31.2009
Banco do Brasil
Global Medium - Term Note Program	R$	350,000	9.75% a.a.	07/2007	07/2017	320,564	316,244	317,480

Global Medium - Term Note Program	US$	100,000	Libor 6m+2.55% a.a.	07/2009	07/2014	179,284	171,160	–

Global Medium - Term Note Program	US$	500,000	4.50% a.a.	01/2010	01/2015	882,665	–	–

Global Medium - Term Note Program	US$	500,000	6.0% a.a.	01/2010	01/2020	900,196	–	–

Certificates of deposits - Long Term						2,057,564	1,324,360	–

	US$	199,889	3.88% a.a.	06/2009	06/2012	355,842	347,886	–
	US$	98,105	3.08% a.a.	07/2009	07/2012	174,646	170,742	–
	US$	4,908	2.92% a.a.	07/2009	06/2012	8,738	8,542	–
	US$	98,101	3.00% a.a.	08/2009	08/2012	174,639	170,734	–
	US$	9,920	3.46% a.a.	08/2009	08/2016	17,660	17,265	–
	US$	98,127	2.85% a.a.	09/2009	08/2012	174,685	170,780	–
	US$	99,941	3.36% a.a.	10/2009	10/2012	177,916	173,938	–
	US$	146,961	2.53% a.a.	10/2009	10/2012	261,619	255,771	–
	US$	4,000	3.80% a.a.	11/2009	12/2012	7,121	6,962	–
	US$	1,000	3.67% a.a.	12/2009	12/2012	1,780	1,740	–
	US$	99,000	3.03% a.a.	01/2010	01/2013	176,240	–	–
	US$	100,000	2.88% a.a.	01/2010	01/2013	178,020	–	–
	US$	195,854	2.12% a.a.	03/2010	03/2013	348,658	–	–

Certificates of deposits - Short Term (1)						1,828,616	759,733	525,509

	R$	8,000	–	–	–	–	–	1,499
	US$	1,027,197	–	–	–	1,828,616	754,754	511,855
	EUR	1,991	–	–	–	–	4,979	12,155

Total Banco do Brasil						6,168,889	2,571,497	842,989

Special purpose entities - EPE Abroad (2)
Securitization of future flow of payment orders from abroad
	US$	300,000	Libor 3m+0.60% a.a.	07/2002	06/2009	–	–	33,205
	US$	40,000	7.890% a.a.	09/2002	09/2009	–	–	8,853
	US$	120,000	7.26% a.a.	03/2003	03/2010	–	12,362	64,030
	US$	250,000	6.55% a.a.	12/2003	12/2013	264,115	273,289	421,822
	US$	250,000	Libor 3m+0.55% a.a.	03/2008	03/2014	443,549	435,265	579,406
	US$	200,000	Libor 3m+1.20% a.a.	09/2008	09/2015	356,285	348,319	464,143
	US$	150,000	5.25% a.a.	04/2008	06/2018	267,692	261,707	347,970

Total Special purpose entities - EPE Abroad						1,331,641	1,330,942	1,919,429

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

							R$ Thousand
Resources		Amount Issued	Remuneration	Data Capture	Maturity	03.31.2010	12.31.2009	03.31.2009
Banco Votorantim
Debentures						1,540,017	1,475,559	–

Foreign Exchange	R$		PTAX+12.0436% a.a.	12/2006	12/2011	869,453	818,833	–
Pós-fixFloating rateado	R$		DI + 0.35% a.a.	07/2007	07/2012	670,564	656,726	–

Resources letters of credit real estate (3)	R$			02/2009	01/2012	37,402	53,156	–

Resources letters of credit agribusiness (3)	R$			07/2007	03/2020	914,639	909,132	–

Liabilities for securities abroad - Program Global Medium - Term Notes						1,120,251	694,931	–

Short Term (4)	US$	616,270	–	–	–	108,956	219,177	–

Long Term	R$	111,000	16.2% a.a.	11/2005	11/2010	39,064	37,548	–
	R$	200,000	9.5% a.a.	12/2005	12/2012	83,307	79,806	–
	R$	200,000	10.625% a.a.	04/2007	04/2014	107,516	89,888	–
	US$	100,000	Libor 3m+2.0% a.a.	08/2005	08/2010	625	75,767	–
	US$	200,000	6.875% a.a.	10/2005	10/2015	112,151	1,858	–
	US$	200,000	6.75% a.a.	09/2006	09/2016	84,352	84,007	–
	US$	23,070	4.184% a.a.	02/2008	01/2010	–	1,338	–
	US$	9,990	4.0% a.a.	07/2008	07/2010	–	379	–
	US$	4,000	3.98% a.a.	07/2009	04/2012	–	21	–
	US$	15,500	3.9088% a.a.	07/2009	04/2012	–	76	–
	US$	1,500	4.0538% a.a.	07/2009	05/2012	–	9	–
	US$	5,000	8.9% a.a.	07/2009	07/2014	–	134	–
	US$	120,000	5.1% a.a.	06/2008	06/2015	–	104,679	–
	US$	500,000	4.25% a.a	02/2010	02/2013	584,280	–	–
	EUR	250	1.0% a.a.	08/2009	12/2011	–	135	–
	EUR	1,000	5.2648% a.a.	05/2007	03/2012	–	5	–
	EUR	10,000	4.0538% a.a.	07/2009	05/2012	–	55	–
	EUR	9,000	4.0538% a.a.	07/2009	05/2012	–	49	–

Total Banco Votorantim						3,612,309	3,132,778	–

Non-Financial Corporations
Real Estate Receivables Certificates (4)	R$					405,650	306,463	290,975
Debentures	R$		TJLP+3.8% a.a.	09/2007	09/2020	140,423	20,794	21,028

Total Non- Financial Corporations						546,073	327,257	312,003

Eliminated amount on consolidation (5)						(3,348)	(155)	–

Total - BB Consolidated						11,655,564	7,362,319	3,074,421

Current Liabilities						2,315,109	1,406,912	889,847
Non Current Liabilities						9,340,455	5,955,407	2,184,574

(1) Securities maturing in less than 360 days and interest rates of the certificate issued in U.S. dollars (US$ 1,027,197 thousand) between 0.24% and 3.80%p.a. and issued in euros (EUR 1,992 thousand) of 0.86% p.a.

(2) The Special Purpose Entity—EPE “Dollar Diversified Payment Rights Finance Company” was organized under the laws of the Cayman Islands for the following purposes: (a) the issuance and sale of securities in the international market, (b) use of resources obtained by issuing securities to pay for the purchase, with the BB, the rights to payment orders issued by banking correspondents located in the U.S. and by the agency of BB New York in U.S. dollars, for an agency for BB Brazil ( “Rights in Russia”) and (c) making payments of principal and interest on securities and other payments payable on the issuance of these securities. EPE did not claim to have no assets or liabilities other than the relevant rights and obligations from the contracts issue of securities. The BB has no control, is not a shareholder, it owns and participates in either the results of EPE. The obligations of the securities issued by EPE are paid with funds accumulated in your account.

(2) Refresh rates are substantially to 90% of DI.

(3) Securities with a maturity of less than 360 days and interest rates between 0.85% and 3.79% p.a.

(5) Debt with the average maturity of 128 months, average effective rate of 9.7% p.a., with the indices Reference Rate—TR General Price Index-Market—IGP-M Index and Consumer Price Index—IPCA.

(6) Refers to securities issued by Banco do Brasil S.A., in possession of controlled company abroad.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

19 – Other liabilities

a) Financial and development funds

					R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
PIS/Pasep	2,016,520	1,916,461	1,806,746	2,016,520	1,916,461	1,806,746
Merchant Navy	774,478	750,151	291,027	774,478	750,151	291,027
Funds from the State Government of Sao Paulo	491,933	475,925	–	491,933	475,925	477,709
Special Lending Program for Agrarian Reform -	178,792	181,594	302,036	178,792	181,594	302,036
Judicial Deposit Reserve Fund (1)	128,626	755,281	–	128,626	755,281	729,055
Consolidation of Family Farming (CAF)	38,226	4,049	25,405	38,226	4,049	25,405
Combating Rural Poverty/Our First Plot of Land	8,754	1,674	22,356	8,754	1,674	22,356
Land and Agrarian Reform - BB Banco da Terra	1,588	2,218	1,726	1,588	2,218	1,726
Other	46,043	47,261	85,281	46,043	47,261	85,281
Total	3,684,960	4,134,614	2,534,577	3,684,960	4,134,614	3,741,341

Current Liabilities	1,499,561	2,050,776	419,782	1,499,561	2,050,776	419,782
Non Current Liabilities	2,185,399	2,083,838	2,114,795	2,185,399	2,083,838	3,321,559

(1) It refers to funds specific for guarantee of judicial deposits transferred to the State Treasury of São Paulo and to the City Councils of such State.

b) Taxes and social security

					R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Provision for legal litigation (Note 30.e)	9,971,040	11,245,230	10,853,383	9,971,040	11,245,230	10,853,383
Provision for deferred taxes and contributions (Note 25.d)	4,853,211	4,576,390	2,795,307	5,844,025	5,429,405	3,175,045
Taxes payable	803,668	661,898	624,104	1,546,189	1,500,829	855,645
Taxes and contributions on net income payable	1,373,648	3,677,933	14,706	1,495,874	4,038,001	98,333
Provision for taxes and contributions on profits	953,157	64,335	1,050,441	1,455,609	653,257	1,357,861
Provision for tax litigation (Note 30.a)	200,079	174,696	129,974	1,189,520	1,138,706	1,346,201
Others	293,894	291,248	–	293,983	291,271	–
Total	18,448,697	20,691,730	15,467,915	21,796,240	24,296,699	17,686,468

Current Liabilities	14,018,091	16,568,631	13,151,963	15,173,874	18,315,213	14,053,745
Non Current Liabilities	4,430,606	4,123,099	2,315,952	6,622,366	5,981,486	3,632,723

c) Special Operations

					R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Government, Special procurement (1)	204,007	204,007	2,134,114	204,007	204,007	2,134,114
Investment fund sector	2,126	2,138	2,186	2,126	2,138	2,186
Other special operations	145	140	140	145	140	140
Total	206,278	206,285	2,136,440	206,278	206,285	2,136,440

Current liabilities	204,007	204,007	2,134,114	204,007	204,007	2,134,114
Long Term Liabilities	2,271	2,278	2,326	2,271	2,278	2,326

(1) Refers to the transfer of funds, according to Resolution No. 3.607/2008 Bank, for use in rural credit.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

d) Subordinated debt

							R$ Thousand
Resources		Amount Issued	Remuneration	Date Capture	Maturity	03.31.2010	12.31.2009	03.31.2009
Banco do Brasil
FCO - Recursos do Fundo Constitucional do Centro-Oeste		–	–	–	–	12,835,073	12,422,046	11,434,133

Subordinated CDB issued in the country						3,509,816	3,432,247	2,242,848

	R$	900,000	113,8% do CDI	03/2009	09/2014	996,569	974,137	903,861
	R$	1,335,000	115% do CDI	03/2009	03/2015	1,477,844	1,444,231	1,338,987
	R$	1,000,000	105% do CDI	11/2009	11/2015	1,035,403	1,013,879	–

Subordinated debt Abroad	US$	300,000	8,5% a. a.	09/2004	09/2014	533,348	533,276	693,621

Subordinate Financing Bills	R$	1,000,000	108,5% do CDI	03/2010	03/2016	1,000,355	–	–

Total Subordinated debt Banco do Brasil						17,878,592	16,387,569	14,370,602

Banco Votorantim
Subordinated CDB issued in the country						1,500,194	1,463,908	–

	R$	312,500	CDI+ 0,491417%	11/2007	11/2012	402,165	393,717	–
	R$	8,500	CDI+ 0,491417%	12/2007	12/2012	10,919	10,690
	R$	200,000	CDI+0,540556%	12/2007	12/2012	257,227	251,792	–
	R$	32,500	IGPM+7,219701%	12/2007	12/2012	43,198	41,352	–
	R$	57,500	IPCA+7,934241%	03/2008	03/2013	74,887	72,052	–
	R$	260,000	CDI+1,670229%	08/2009	08/2014	277,199	270,585	–
	R$	7,500	IPCA+7,855736%	08/2009	08/2014	8,120	7,814	–
	R$	5,250	IPCA+7,924428%	08/2009	08/2014	5,686	5,471	–
	R$	19,500	IPCA+8,002932%	08/2009	08/2014	21,131	20,326	–
	R$	2,500	IPCA+7,953867%	08/2009	08/2014	2,707	2,605	–
	R$	250,000	CDI+1,635268%	12/2009	12/2014	257,799	251,670	–
	R$	135,000	CDI+1,674668%	12/2009	12/2014	139,156	135,834	–

Subordinated Note	US$	375,000	Pré+7,38%	01/2010	01/2020	678,516	–	–

Debentures	R$	693,575	CDI+0,5% a. a.	04/2006	04/2016	734,930	703,621	–

Total Subordinated debt Banco Votorantim						2,913,640	2,167,529	–

Subordinated debt issued by the Banco do Brasil, in the possession of controlled Abroad, eliminated in the BB- Consolidated						(304)	(1,858)	–

Total Subordinated debt BB Consolidated (1)						20,791,928	18,553,240	14,370,602

(1) The amount of R$ 18,970,137 thousand (R$ 17,078,207 thousand on 12.31.2009 and R$ 14,342,422 thousand on 03.31.2009) make up the Capital (PR), level II, in accordance with CMN Resolution No. 3,444 / 2007, 02.28.2007 (Note 31f).

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

e) Hybrid capital and debt instruments

						R$/US$ Thousand

		Banco do Brasil e BB-Consolidated
Funding		Issued value	Remuneration	Date of funding	03.31.2010 R$ thous	12.31.2009 R$ thous	03.31.2009 R$ thous
Perpetual Bonuses		2,000,000			3,659,020	3,515,804	1,174,442

	US$	500,000	7,95% p,a,	01/2006	974,871	869,485	1,175,599
	US$	1,500,000	8,50% p,a,	10/2009	2,684,149	2,646,319	–

Value Eliminated in Consolidated					–	–	(1,157)

Current Liabilities					13,563	13,260	17,242

Long term Liabilities					3,645,457	3,502,544	1,157,200

The amount of R$ 2,581,290 thousand of the perpetual bonuses comprise the Referential Shareholders’ Equity (PR), level II, in conformity with CMN Resolution 3444/2007 (Note 31f).

The amount of R$ 872,298 thousand of the perpetual bonuses comprise the Referential Shareholders’ Equity (PR), level II, in conformity with CMN Resolution 3444/2007 (Note 31f).

The operation of US$ 500,000 thousand, issued in January 2006, has a redemption option by initiative of the Bank as from 2011 or in each subsequent quarterly payment of interest, providing it is authorized beforehand by the Central Banco do Brasil. The terms of these Perpetual Bonuses allow the Bank to suspend quarterly payments of interest and/or accessory payments on the aforesaid securities issued (which will neither be due or accumulated) if: (i) the Bank determines that it is incapable or the payment of these charges does not allow the Bank to be in conformity with the capital adequacy levels then required by the Central Banco do Brasil or its financial indicators are below the minimum level required by the regulations applicable to Brazilian banks; (ii) the Central Banco do Brasil or the Regulatory Authorities determine the suspension of payments of the aforesaid charges; (iii) some insolvency or bankruptcy event occurs; (iv) some default occurs; or (v) the Bank decides to suspend these payments for any other reason. If the Bank decides to suspend the payment of interest and accessories due to the Perpetual Bonuses on account of the contents of item (v) above, the terms of the Perpetual Bonuses provide that, until such payments have been resumed for a period equivalent to 12 months, the Bank (a) cannot recommend to its stockholders and, and as established by the applicable legislation, will act in order to avoid the statement, payment or distribution of dividends or interest on own capital on its common stock and (b) will suffer restrictions on its capacity to redeem or otherwise acquire its common stock.

The transaction of US$ 1,500,000 thousand, issued in October 2009, has the option of redemption at the initiative of the Bank from 2020 and on each monthly payment of interest thereafter, provided that prior authorization by the Banco Central do Brasil. If the Bank does not exercise the option to redeem in October 2020, interest on the bonds will be corrected by this date and every 10 years, taking into account the trading price of the Treasury of the U.S. 10 years. The terms of Perpetual determine that the Bank has suspended payments of monthly interest and / or accessories on those securities issued (which shall not be paid or accrued) if: (i) the Bank is not framed or such charges do not allow the Bank is in accordance with the levels of capital adequacy and operational limits expressed in CMN Resolution 3,444/2007 and / or CMN Resolution 2,099/1994, the Banco Central do Brasil, or its financial indicators are below the minimum level required by the rules applicable to Brazilian banks, (ii ) The Banco Central do Brasil or the Regulatory Authorities to determine the suspension of payments of these costs, (iii) any event of insolvency occurs, (iv) any default occurs, or (v) the Bank has not distributed dividend payments or interest on equity to common shareholders for the period corresponding to the period of calculation of such interest and / or accessories.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

f) Sundry

					R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Credit card operations (1)	8,403,773	7,982,813	5,105,936	8,403,773	7,982,813	5,105,936
Sundry creditors - Brazil	3,050,493	1,878,724	570,717	4,530,074	3,093,899	2,030,384
Cassi Actuarial Liability (Note 27.g).	4,430,494	4,357,455	4,171,122	4,430,494	4,357,455	4,171,122
Provisions for payments	3,539,434	3,475,940	3,190,829	4,077,431	3,900,020	3,659,360
Provisions for civil claims (Note 30.a)	3,244,348	3,036,381	2,318,820	3,389,074	3,131,472	3,499,249
Provisions for labor grievances (Note 30.a)	2,756,491	3,242,208	3,338,919	2,821,494	3,300,748	4,251,496
Obligations for premiums paid by the customer loyalty	2,556,246	1,170,060	663,814	2,556,246	1,170,060	663,814
Obligations for the acquisition of Banco Nossa Caixa	2,342,267	3,674,324	5,285,824	2,342,267	3,674,324	5,285,824
Previ Actuarial Liability (Note 27.g).	1,642,690	1,569,047	1,567,161	1,642,690	1,569,047	1,567,161
Liabilities for official agreements	1,091,855	1,191,354	768,516	1,091,855	1,191,354	1,005,025
Accounts payable for payment services provided	807,402	280,874	526,674	807,402	280,874	528,191
Funds subject to loans	563,304	627,782	120,347	988,691	1,056,660	670,155
Liabilities for purchase of goods and rights	349,039	855,655	199,552	349,661	855,987	199,552
Provision for losses with FCVS	274,983	269,309	–	274,983	269,309	270,746
Assumption of obligations - Securitization (Note 19.g)	93,814	109,288	213,537	93,814	109,288	213,537
Sundry creditors - abroad	81,911	61,661	48,331	90,484	70,098	54,405
Provisions for guarantees provided	71,546	70,191	47,546	71,704	70,204	47,581
Other	128,510	106,168	10,148	397,395	1,014,718	644,370
Total	35,428,600	33,959,234	28,147,793	38,359,532	37,098,330	33,867,908

Current Liabilities	27,538,007	26,499,585	21,112,407	27,298,359	26,464,456	21,914,013
Long term Liabilities	7,890,593	7,459,649	7,035,386	11,061,173	10,633,874	11,953,895

(1) Includes the value of the installments of shopping with credit cards by retailers installments in the amount of R$ 3,186,387 thousand (R$ 3,398,166 thousand at 12.31.2009 and R$ 2,413,139 thousand on 03.31.2009).

g) Securitization

							R$/US$ Thousand

		Banco do Brasil e BB-Consolidated
Funding		Issued value	Remuneration	Date of funding	Maturity	03.31.2010 R$ mil	12.31.2009 R$ mil	03.31.2009 R$ mil
Future flow of credit card invoice receivables
	US$	178,474	5,911%p.a.	07/2003	06/2011	75,311	88,418	172,662
	US$	44,618	4,777%p.a.	07/2003	06/2011	18,503	20,870	40,875
Total		223,092				93,814	109,288	213,537

The Special Purpose Company - SPC “Brazilian Merchant Voucher Receivables” was created under the laws of the Cayman Islands with the following purposes: (a) issue and sell securities in the international market; (b) to use funds raised with the issue of securities to pay for the purchase of current and future rights of Cielo S.A. (Visanet) against Visa International Service Association over the Receivables arising from: (i) credit or charge purchases made in Brazilian territory, in any currency processed by Visanet, with Visa cards issued by financial institutions located outside of Brazil, or (ii) credit or charge purchases processed by Cielo in foreign currency and made with Visa cards issued by financial institutions located in Brazil; and (c) to make payments of principal and interest with regard to securities and other payments provided in the agreements covering the issue of such securities. BB is the beneficiary of 44.618488% of the funds, calculated based on the equity interest held in Cielo, on the issuing date, and the remaining funds made available to the other Brazilian financial institution which holds an interest in Cielo. The SPE declares that it has no relevant asset or liability other than the rights and duties originating from the contracts for issue of securities. BB does not hold the control, is not a shareholder, the owner, or is a beneficiary of any of the results of operations of the SPE. The liabilities arising from the issued securities are paid by the SPC using the funds accumulated in its account.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

20 – Insurance, pension and capitalization operations

a) Claims Operations

			R$ Thousand
BB-Consolidated	03.31.2010	12.31.2009	03.31.2009
Direct insurance premiums receivable	592,656	612,282	381,920
Credit insurance business with insurers	10,058	9,447	25,856
Credit insurance transactions with reinsurers	247,759	286,481	177,742
Total	850,473	908,210	585,518

Current assets	827,013	885,945	565,184
Non current assets	23,460	22,265	20,334

b) Technical Provisions

												R$ Thousand

	03.31.2010				12.31.2009				03.31.2009
BB–Consolidated	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total
Mathematical provision for future benefits	153	13,281,697	–	13,281,850	8,984	12,271,198	–	12,280,182	696	9,406,848	–	9,407,544
Mathematical provision for vested benefits	240	368,871	–	369,111	222	358,872	–	359,094	235	330,991	–	331,226
Mathematical provision for redemptions	–	22,542	1,791,432	1,813,974	–	14,862	1,743,419	1,758,281	–	856	1,510,482	1,511,338
Mathematical provision for unearned premiums	948,740	–	–	948,740	1,041,045	–	–	1,041,045	767,909	–	–	767,909
Provision for unsettled claims	885,802	–	–	885,802	858,902	–	–	858,902	848,032	–	–	848,032
Provision for financial surplus	–	259,242	–	259,242	–	255,445	–	255,445	–	283,541	–	283,541
Provision for insufficiency of contributions	–	159,608	–	159,608	–	154,005	–	154,005	–	146,245	–	146,245
Provision for financial fluctuation	–	156,610	–	156,610	–	151,937	–	151,937	–	136,188	–	136,188
Provision for IBNR	198,820	3,539	–	202,359	232,495	3,441	–	235,936	159,621	2,727	–	162,348
Provision for premiums deficiency	102,511	30,060	–	132,571	92,689	26,777	–	119,466	48,036	16,784	–	64,820
Provision for draws for prizes and redemptions	–	–	58,486	58,486	–	–	56,430	56,430	–	–	56,432	56,432
Other provisions	48,119	24,811	14,429	87,359	33,913	24,669	9,871	68,453	33,299	19,982	1,870	55,151
Total	2,184,385	14,306,980	1,864,347	18,355,712	2,268,250	13,261,206	1,809,720	17,339,176	1,857,828	10,344,162	1,568,784	13,770,774

Short-Term	1,842,599	388,384	1,864,347	4,095,330	1,940,475	372,969	1,809,720	4,123,164	1,472,426	346,622	1,568,784	3,387,832
Long-Term	341,786	13,918,596	–	14,260,382	327,775	12,888,237	–	13,216,012	385,402	9,997,540	–	10,382,942

c) Technical Provisions by product

												R$ Thousand

	03.31.2010				12.31.2009				03.31.2009
BB–Consolidated	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total
Automotive	678,069	–	–	678,069	654,000	–	–	654,000	520,012	–	–	520,012
Life	769,633	–	–	769,633	755,536	–	–	755,536	643,218	–	–	643,218
Property/casualty	621,687	–	–	621,687	781,925	–	–	781,925	624,979	–	–	624,979
DPVAT	97,477	–	–	97,477	59,879	–	–	59,879	53,317	–	–	53,317
Health	17,519	–	–	17,519	16,910	–	–	16,910	16,302	–	–	16,302
Capitalization	–	–	1,864,347	1,864,347	–	–	1,809,720	1,809,720	–	–	1,568,784	1,568,784
PGBL Free benefit generating plan	–	5,651,427	–	5,651,427	–	5,391,560	–	5,391,560	–	4,011,068	–	4,011,068
VGBL Living benefits life insurance	–	5,825,908	–	5,825,908	–	5,091,497	–	5,091,497	–	3,212,577	–	3,212,577
Traditional plans	–	2,829,645	–	2,829,645	–	2,778,149	–	2,778,149	–	3,120,517	–	3,120,517
Total	2,184,385	14,306,980	1,864,347	18,355,712	2,268,250	13,261,206	1,809,720	17,339,176	1,857,828	10,344,162	1,568,784	13,770,774

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

e) Guarantee of Technical Provisions

											R$ Thousand

BB–Consolidated	03.31.2010				12.31.2009				03.31.2009
	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total
Shares in Investment Funds (VGBL and PGBL)	–	11,311,673	–	11,311,673	–	10,331,995	–	10,331,995	–	7,119,600	–	7,119,600
Shares in Investment Funds (except VGBL and PGBL)	859,975	2,039,895	1,257,704	4,157,574	886,671	2,021,878	1,250,781	4,159,330	758,586	2,332,207	1,083,836	4,174,629
Government bonds	722,674	1,107,320	256,047	2,086,041	665,987	1,087,281	241,904	1,995,172	554,201	1,125,291	322,562	2,002,054
Corporate bonds	191,180	29,043	435,522	655,745	197,670	33,337	410,494	641,501	229,714	26	234,201	463,941
Credit rights	363,554	–	–	363,554	364,346	–	–	364,346	249,076	–	–	249,076
Real estate properties	1,302	–	–	1,302	1,338	–	–	1,338	1,457	–	–	1,457
Deposits held at IRB and deposits in court	429	–	–	429	416	–	–	416	628	–	–	628
Total	2,139,114	14,487,931	1,949,273	18,576,318	2,116,428	13,474,491	1,903,179	17,494,098	1,793,662	10,577,124	1,640,599	14,011,385

f) Results of Insurance, Pension Plan and Capitalization Operations

							R$ Thousand

BB–Consolidated	1Q2010				1Q2009
	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total
Financial results	55,860	243,357	55,131	354,348	63,965	188,212	68,062	320,239

Financial income	67,257	356,237	59,362	482,856	80,657	277,357	68,872	426,886
Financial expenses	(11,397)	(112,880)	(4,231)	(128,508)	(16,692)	(89,145)	(810)	(106,647)
Restatement and interest on technical reserves	(9,061)	(198,139)	(27,297)	(234,497)	(11,612)	(155,924)	(31,445)	(198,981)

Operating results	426,365	(3,239)	17,361	440,487	300,183	(3,676)	6,649	303,156

Retained premiums and contribution (Note 20.f)	793,822	1,001,907	303,881	2,099,610	608,204	612,113	254,942	1,475,259
Change in technical provisions	(2,415)	(991,835)	(3,536)	(997,786)	(5,968)	(606,587)	(4,810)	(617,365)
Retained claims	(334,890)	–	–	(334,890)	(265,391)	–	–	(265,391)
Selling expenses	(30,152)	(7,749)	(22,409)	(60,310)	(36,662)	(6,998)	(25,122)	(68,782)
Expenses with draws for prize & redemptions of capitalization certificates	–	–	(260,575)	(260,575)	–	–	(218,361)	(218,361)
Expenses with pension plans benefits and redemptions	–	(5,562)	–	(5,562)	–	(2,204)	–	(2,204)
Total	473,164	41,979	45,195	560,338	352,536	28,612	43,266	424,414

g) Retained insurance premiums, pension plan contributions and capitalization certificates

							R$ Thousand

BB–Consolidated	1Q2010				1Q2009
	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total
Premiums issued (VGBL retirement)	824,075	777,329	–	1,601,404	657,792	336,408	–	994,200
Supplementary pension contributions (includes VGBL risk portion)	–	228,765	–	228,765	–	278,608	–	278,608
Revenues from capitalization certificates	–	–	303,881	303,881	–	–	254,942	254,942
Coinsurance premiums ceded	(3,991)	–	–	(3,991)	(3,953)	–	–	(3,953)
Reimbursed premiums (return of VGBL contribution)	(3,893)	(4,187)	–	(8,080)	(4,656)	(2,903)	–	(7,559)
Premiums issued net (premium issued - premium reimbursed)	816,191	1,001,907	303,881	2,121,979	649,183	612,113	254,942	1,516,238

Reinsurance premiums ceded, consortiums and funds	(22,369)	–	–	(22,369)	(40,979)	–	–	(40,979)
Retained insurance premiums, pension plans and capitalization	793,822	1,001,907	303,881	2,099,610	608,204	612,113	254,942	1,475,259

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

21 – Other Income / Expenses

a) Service fees income

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Income from cards (1)	490,112	376,757	711,826	568,648
Fund Management	321,836	274,358	536,726	445,499
Collections	287,534	256,532	288,307	256,816
Current Account	192,778	186,036	193,265	186,510
Services provided by non-financial associated companies	–	–	168,841	128,752
Collection	142,678	110,779	142,678	110,779
Interbank	129,940	119,257	129,940	119,257
Insurance, pension and capitalization	53,086	30,843	105,873	69,814
Loans and guarantees provided	80,611	158,783	102,528	158,794
National Treasury and Management of official Funds	58,009	77,857	58,009	77,857
Provided to the related	99,300	70,774	50,940	19,813
Consortium administration fees	–	–	24,006	18,562
Brokerage and custody	8,777	9,721	22,765	17,321
Other services	107,206	37,124	211,712	76,285
Total	1,971,867	1,708,821	2,747,416	2,254,707

(1) Includes in the BB-Consolidated, the revenue service of Cielo SA for R$ 176,927 thousand in the 1st quarter/2010 (R$ 191,891 thousand in the 1st Quarter 2009) and Visavale, the value of R$ 44,787 thousand, proportional to the participation of BB Banco de Investimento.

b) Bank fees income

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Service package	571,009	458,611	583,093	458,641
Loans and registration file	140,111	151,144	204,720	151,144
Deposit account	65,701	52,995	65,800	53,043
Transfer of funds	33,071	25,658	33,161	25,658
Total	809,892	688,408	886,774	688,486

c) Personnel expenses

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Salaries	(1,194,300)	(983,737)	(1,305,939)	(1,032,313)
Personnel administrative provisions	(557,161)	(385,161)	(557,161)	(385,161)
Payroll charges	(444,532)	(339,655)	(482,928)	(356,436)
Benefits	(399,915)	(297,631)	(425,611)	(307,789)
Provision for labor grievances (1)	(169,926)	(1,023,021)	(169,926)	(1,023,021)
Supplementary welfare	(50,433)	(28,180)	(51,921)	(29,101)
Directors’ and officers’ honoraries	(5,120)	(4,596)	(13,614)	(9,204)
Training	(12,035)	(8,582)	(13,490)	(9,457)
Total	(2,833,422)	(3,070,563)	(3,020,590)	(3,152,482)

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

d) Other Administrative Expenses

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Amortization	(564,133)	(314,663)	(570,504)	(317,113)
Communications	(298,540)	(244,932)	(320,940)	(255,257)
Data processing	(298,797)	(172,943)	(317,045)	(178,071)
Litigation	(324,746)	(635,778)	(324,746)	(635,778)
Third party services	(252,200)	(176,755)	(290,310)	(206,309)
Depreciation	(199,570)	(150,068)	(205,268)	(154,831)
Security services	(166,259)	(134,501)	(167,160)	(134,723)
Transport	(152,289)	(142,166)	(162,035)	(147,193)
Rent	(126,012)	(92,698)	(147,892)	(101,038)
Financial system services	(122,712)	(105,853)	(136,284)	(109,801)
Specialized technical services	(44,212)	(30,571)	(127,957)	(60,246)
Advertising and publicity	(75,808)	(63,600)	(91,671)	(85,476)
Water, electricity and gas	(86,631)	(73,489)	(88,484)	(74,407)
Maintenance and upkeep	(81,138)	(68,353)	(86,220)	(70,503)
Advertising and public relations	(34,025)	(28,325)	(37,282)	(28,485)
Domestic travel	(24,581)	(22,830)	(30,130)	(24,425)
Materials	(25,820)	(24,653)	(27,424)	(26,035)
Other	(98,349)	(60,961)	(145,158)	(81,454)
Total	(2,975,822)	(2,543,139)	(3,276,510)	(2,691,145)

e) Tax Expenses

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Cofins	(470,226)	(379,241)	(593,625)	(431,315)
ISSQN	(112,580)	(100,040)	(145,631)	(121,576)
PIS/Pasep	(76,412)	(61,627)	(98,220)	(71,632)
Other	(17,545)	(14,567)	(26,267)	(42,878)
Total	(676,763)	(555,475)	(863,743)	(667,401)

f) Other Operating Income

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Previ – Adjustment	718,642	–	718,642	–
Labor, civil and tax claims - Reversal of provisions	528,677	30,600	528,677	30,600
Equalization of rates - Law 8427	527,439	449,029	527,439	449,029
Recovery of charges and expenses	393,340	355,796	523,783	310,859
Income from guarantee deposits	262,080	302,792	262,080	302,792
Revenue Receive Credit - Securitization (Ativos S.A.)	–	–	69,394	31,528
Equipment Rental - POS (Cielo)	–	–	69,266	80,762
Previ – Parity agreement contributions (Note 27.g)	65,551	56,600	65,551	56,600
Credit card transactions	49,534	44,290	49,534	44,290
Administrative expenses - Reversal of provisions	31,903	47,368	31,903	47,368
Dividends received	24,163	20,188	24,163	20,188
Personnel expenses - Reversal of provisions	4,505	1,426	4,505	1,426
Foreign exchange gains (1)	–	579,941	–	579,941
Cards emission income (Visavale)	–	–	–	28,677
Others	144,819	24,955	235,280	72,326
Total	2,750,653	1,912,985	3,110,217	2,056,386

(1) Refers to the revenue obtained with the liabilities in foreign currencies, due to the appreciation of the Real in the period, which offset the costs generated by assets in foreign currencies, mainly, the group highlighted in other operating expenses – Negative foreign exchange adjustment (Note 21.g) and exchange variation on investments abroad (Note 13.b).

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

g) Other operating expenses

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Other operating expenses from non-financial associated companies	–	–	(319,271)	(228,275)
Credit card transactions	(227,327)	(169,800)	(227,327)	(169,800)
Updating of the pension liability	(138,433)	(66,054)	(138,433)	(66,054)
CASSI - Expense with provision	(137,838)	(135,492)	(137,838)	(135,492)
Premiums paid to clients - Loyalty Program	(132,725)	(111,424)	(132,725)	(111,424)
Restatement of guarantee deposits	(115,378)	(160,788)	(115,378)	(160,788)
Payroll guaranteed loans acquired	(88,253)	(53,499)	(88,253)	(53,499)
Hybrid capital and debt instruments	(81,262)	(23,964)	(81,262)	(23,964)
Sundry losses	(59,006)	(51,126)	(59,006)	(51,126)
Discounts granted on renegotiations	(35,164)	(20,169)	(58,842)	(20,169)
Amortization of goodwill	(43,043)	–	(43,043)	–
Updating the acquisition of investment	(42,373)	(26,698)	(42,373)	(26,698)
Autoatendimento	(30,743)	(17,850)	(30,743)	(17,850)
Update interest own capital / Dividends	(25,361)	(23,694)	(25,361)	(23,694)
Law 9138/95 - Restatement of funds to be returned to the Federal Treasury	(9,547)	(12,293)	(9,547)	(12,293)
INSS	(6,548)	(6,742)	(6,548)	(6,742)
Previ - Adjustment	(4,079)	(2,224)	(4,079)	(2,224)
Readjustment negative exchange / Reclassification of balances	(4,027)	(150,844)	(4,027)	(150,844)
Fees for the use of Sisbacen – Banco Central do Brasil System	(3,784)	(3,603)	(3,784)	(3,603)
Securitization SWIFT MT100 - liabilities with the SPE (1)	(11,385)	(23,954)	–	–
Others	(199,596)	(107,806)	(441,500)	(106,337)
Total	(1,395,872)	(1,168,024)	(1,969,340)	(1,370,876)

(1) In BB-Consolidated, these expense are classified as “Expense for marketable securities abroad”.

22 – Non operating income

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Non-operating income	152,929	29,502	255,785	33,332

Profit on the sale of investments - Visa Inc.	116,350	–	213,657	–
Reversal of provision for devaluation of other assets	15,976	11,360	16,016	11,360
Sale of real estate	8,086	6,851	8,086	6,851
Profit on the sale of assets	5,253	4,565	6,231	5,251
Capital gains	1,643	985	4,655	990
Rental income	3,003	3,617	3,065	3,785
Provision for/(reversal of) loss with shares and quotas	–	1,111	–	1,111
Other non-operating income	2,618	1,013	4,075	3,984
Non-operating expenses	(24,048)	(13,483)	(39,098)	(16,845)

Devaluation of other assets	(17,730)	(7,984)	(17,730)	(7,984)
Loss on sale of assets	(275)	(843)	(13,675)	(1,471)
Capital losses	(4,811)	(3,418)	(5,822)	(3,418)
Other non-operating expenses	(1,232)	(1,238)	(1,871)	(3,972)
Total	128,881	16,019	216,687	16,487

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

23 – Stockholder’s Equity

a) Capital

The capital of R$ 18,566,919 thousand (R$ 18,566,919 thousand at 12.31.2009 e R$ 13,779,905 thousand at 03.31.2009) is represented by 2,569,860,512 book-entry common shares with no par value. The Federal Union is the controlling stockholder.

The R$ 4,787,014 thousand capital increase in the 2009 fiscal year arose from the capitalization of the Expansion Reserve (R$ 4,768,706 thousand) without issuing new shares, as approved by the General Shareholders’ Meeting dated April 23, 2009, and the issue of 1,674,027 common registered shares (R$ 18,308 thousand), resulting from the merger of Banco Nossa Caixa on November 30, 2009.

The stockholders’ equity of R$ 37,700,735 thousand (R$ 36,119,265 thousand at December 31, 2009 and R$ 30,858,853 thousand at March 31, 2009) corresponds to an equity value of R$ 14.67 per share (R$ 14.05 on 12.31.2009 and R$ 12.02 at 03.31.2009) .The market value of per common share was R$ 29.85 on 03.31.2010 (R$ 29.70 on 12.31.2009 and R$ 16.87 at 03.31.2009). The net equity of BB-Consolidated is R$ 37,645,937 thousand (R$ 36,119,406,000 on 12.31.2009 and R$ 31,693,179 thousand at 03.31.2009) . Reconciliation of Equity is shown in Note 23.f.

b) Revaluation reserves

The revaluation reserves, totaling R$ 6,400 thousand (R$ 6,746 thousand in 12.31.2009 and R$ 7,153 thousand in 03.31.2009), refer to revaluations of assets made by the companies Kepler Weber S.A., Pronor, and Cobra Tecnologia S.A. The realizations of the reserves in the period, totaling R$ 323 thousand (R$ 133 thousand at first quarter/2009), were transferred to “Retained earnings (accumulated losses)”. The remaining balance will be held until to the date of its effective realization, in conformity with CMN Resolution 3565/2008.

c) Capital and profit reserves

			R$ Thousand
	03.31.2010	12.31.2009	03.31.2009
Capital reserves	5,188	5,188	5,188
Profit reserves	16,857,278	17,301,439	15,758,859

Legal Reserve	2,296,291	2,296,291	1,788,916
Statutory Reserves	14,560,987	15,005,148	9,201,237
Operating margin (1)	12,308,413	12,308,413	7,412,899
Equalization of dividends (2)	2,252,574	2,696,735	1,788,338
Expansion Reserve (3)	–	–	4,768,706

(1) The purpose is to guarantee an operating margin compatible with the development of the company’s transactions. It is formed by up to 100% of the balance of net income after legal distributions, including dividends, up to the limit of 80% of the capital.

(2) Guarantees financial resources for the payment of dividends and is formed by up to 50% of the balance of net income after legal distributions, including dividends, up to the limit of 20% of the capital.

(3) Reserve capitalized in the 1st half of 2009 without issuing new shares, after approval by the General Assembly of Shareholders 04.23.2009.

d) Interest on own capital / Dividends

		R$ Thousand
	1Q2010	1Q2009
1 - Net income for the period	2,405,792	1,665,477

2 - Interest on own capital allocated to stockholders	518,155	447,717
3 - Dividends allocated to stockholders	444,161	218,474
Total allocated to stockholders (Item 2 + Item 3)	962,316	666,191

In accordance with Laws 9249/1995 and 9430/1996 and the Bank’s Bylaws, Management decided on the payment of Interest on Own Capital to its stockholders, imputed to the value of the dividends, plus additional dividends, equivalent to 40% of net income.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

During the first quarter of 2010 R$ 444,161 were allocated (R$ 218,474 thousand during the first quarter of 2009), as interim dividends for account of the Statutory Reserve for Dividend Equalization.

The total amount of Interest on Own Capital in the 1st quarter of 2010 totaled R$ 518,155 thousand (R$ 447,717 thousand in the first quarter of 2009), which provided a reduction in spending on tax charges totaling R$ 207,262 thousand. Interest on Own Capital, referring to the first quarter of 2010, will be based on the equity position of 03.24.2010 and 05.31.2010 will be paid.

To comply with the Income Tax legislation, the amount of interest on capital was recorded as corresponding entries against “Financial expenses” and, for purposes of disclosure of the financial statements, reclassified to “Retained earnings”.

e) Payments of/Provisions for Interest on Own Capital and Dividends

				R$ Thousand

	1Q2010
	Per share	Gross amount	Income tax	Net amount
Interest on own capital/Dividends allocated	0.375	962,316	(77,723)	884,594

Interest on own capital	0.202	518,155	(77,723)	440,432

	0.202	518,155	(77,723)	440,432
Dividends	0.173	444,161	–	444,162

Payable	0.173	444,161	–	444,162

	1Q2009
	Per share	Gross amount	Income tax	Net amount
Interest on own capital/Dividends allocated	0.260	666,191	(67,158)	599,033

Interest on own capital paid	0.175	447,717	(67,158)	380,559
Dividends paid	0.085	218,474	–	218,474

f) Reconciliation of Net Income and Shareholders’ Equity

	Net Income		Shareholders’ Equity
	1Q2010	1Q2009	03.31.2010	03.31.2009
Banco do Brasil	2,405,792	1,665,477	37,700,735	30,858,853
Results not achieved	(54,923)	–	(54,923)	–
Minority interests in subsidiaries	(17)	(19)	125	834,326
BB-Consolidated	2,350,852	1,665,458	37,645,937	31,693,179

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

g) Stockholdings (Number of shares)

Stockholdings of all those who hold, directly or indirectly, more than 5% of the Bank’s capital:

Stockholders	03.31.2010		12.31.2009		03.31.2009
	Shares	% Total	Shares	% Total	Shares	% Total
Federal Government	1,677,309,061	65.27	1,677,309,058	65.27	1,684,809,058	65.60

Ministério da Fazenda	1,333,734,061	51.90	1,378,734,058	53.65	1,395,409,058	54.33
Fundo de Garantia a Exportação	229,400,000	8.93	229,400,000	8.93	229,400,000	8.93
Fundo Garantidor de Parcerias Público-Privadas – FGP (1)	60,000,000	2.33	60,000,000	2.33	60,000,000	2.34
Fundo Garantidor de Habitação Popular – FGHab	1,675,000	0.07	1,675,000	0.07	–	–
Fundo Garantidor para Investimentos	7,500,000	0.29	7,500,000	0.29	–	–
Fundo Garantidor para Construção Naval	45,000,000	1.75	–	–	–	–
Banco do Brasil Employees Retirement Fund (PREVI)	266,546,187	10.37	266,446,187	10.37	260,779,183	10.15

BNDES Participações S.A. – BNDESPar (2)	62,409,779	2.43	62,409,779	2.43	64,005,679	2.49

Treasury Stock	1,150,379	0.04	1,150,369	0.04	1,155,094	0.05

Other shareholders	562,445,106	21.89	562,545,119	21.89	557,437,471	21.71

Total	2,569,860,512	100.00	2,569,860,512	100.00	2,568,186,485	100.00

(1) Shares transferred by the Union to pay up the capital of FGP, as authorized by Ordinance No. 413/2005 of the Ministry of Finance.

(2) Connected to the Controller.

Evolution of the quantity of shares issued by the Bank’s shareholders hold, directly or indirectly, of more than 5% of the shares and the directors and members of the Fiscal Council and Audit Committee:

	03.31.2010	12.31.2009	03.31.2009
Federal Government	1,677,309,061	1,677,309,058	1,684,809,058

Ministério da Fazenda	1,333,734,061	1,378,734,058	1,395,409,058
Fundo de Garantia a Exportação	229,400,000	229,400,000	229,400,000
Fundo Garantidor de Parcerias Público-Privadas – FGP	60,000,000	60,000,000	60,000,000
Fundo Garantidor de Habitação Popular – FGHab	1,675,000	1,675,000	–
Fundo Garantidor para Investimentos	7,500,000	7,500,000	–
Fundo Garantidor para Construção Naval	45,000,000	–	–
Previ	266,546,187	266,446,187	260,779,183

BNDESPar	62,409,779	62,409,779	64,005,679

Total	2,006,265,027	2,006,165,024	2,009,593,920

	Shares ON (1)
	03.31.2010	12.31.2009	03.31.2009
Board of Directors (Except for the shares of the President that are included in the Board of Directors)	11	14	30
Steering committee	7,665	7,665	7,506
Executive Committee	10,322	9,686	14,279
Fiscal Council	–	–	–
Audit Committee	823	823	1,729

(1) The shareholding interest of the Board of Directors, Steering Committee, Executive Committee, Fiscal Council and Audit Committee represents approximately 0,001% of the Bank’s capital stock.

h) Number of Shares being Traded on the Market (Free Float)

	03.31.2010		12.31.2009		03.31.2009
BB Shares	Quantity	%	Quantity	%	Quantity	%
Being traded (1)	562,427,108	21.9	562,527,754	21.9	557,415,656	21.7
Total issued	2,569,860,512	100.0	2,569,860,512	100.0	2,568,186,485	100.0

(1) Pursuant Law 6404/1976 and Pursuant to the regulations of the Bovespa New Market.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

The free float (shares outstanding more shares held by the Board of Directors, Board and Executive Directors) is 562,445,106 shares at 03.31.2010 (562,545,119 on 12.31.2009 and 03.31.2009) .

i) “C” subscription bonuses

From the subscription bonuses issued by the Bank in 1996, remains the balance of 5,880,483 “C” Bonuses on 03.31.2010, which provides the holder of the document the right to subscribe shares of the capital by issuing the deadlines originally – 03.31.2011 to 6.30.2011. The market value from these bonuses on 03.31.2010 was R$59.35 (R$58.50 on 12.31.2009 and R$19.50 on 03.31.2009) .

24 – Income and Social Contribution Taxes

a) Breakdown of income tax and social contribution expenses

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1º Trim2009
Present values	(902,108)	(1,086,145)	(1,303,665)	(1,299,609)

Income and social contribution taxes in Brazil	(895,114)	(1,080,195)	(1,294,309)	(1,292,830)
Income tax abroad	(6,994)	(5,950)	(9,356)	(6,779)
Deferred tax liabilities	(325,620)	(158,381)	(448,204)	(226,434)

Leasing Operations – Portfolio adjustment and encouraged depreciation	–	–	(46,068)	(65,929)
MTM gains	24,348	(86,676)	(59,890)	(87,875)
Actuarial gains	(274,090)	–	(274,090)	–
Restatement of litigation deposits	(66,766)	(67,053)	(66,766)	(67,053)
Income abroad	(9,112)	(4,570)	(9,112)	(4,570)
Transactions carried out on the futures market	–	(82)	(1,343)	(1,007)
Time investments disposal	–	–	9,065	–
Provision	(1,227,728)	(1,244,526)	(1,751,869)	(1,526,043)

Income tax	(765,686)	(777,398)	(1,129,268)	(982,710)
Social Contribution	(462,042)	(467,128)	(622,601)	(543,333)

Deferred tax credits	331,585	2,638,474	509,799	2,707,697

Temporary differences	372,915	3,032,391	534,300	3,035,845
Income tax and social contribution losses	14,385	–	31,493	66,511
MTM losses	(37,846)	(420,485)	(38,125)	(421,227)
Transactions Carried out on the Futures Market	(17,869)	26,568	(17,869)	26,568
Others	–	–	–	–

Total income tax and social contribution expense	(896,143)	1,393,948	(1,242,070)	1,181,654

b) Reconciliation of income tax and social contribution expense

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Earnings before taxation and profit sharing	3,609,502	484,191	3,946,274	710,897

Total charges of IR (25%) and CSLL (15%)	(1,443,801)	(193,677)	(1,578,510)	(275,164)
Interest on Own Capital	207,262	179,086	207,262	179,086
Equity in subsidiaries and associated	299,850	125,589	19,864	(34,076)
Profit sharing	123,027	85,065	141,341	90,837
Activation of Tax Credits (CSLL previous years)	–	1,213,177	–	1,213,177
Other amounts	(82,481)	(15,292)	(32,027)	7,794

Social contribution expense	(896,143)	1,393,948	(1,242,070)	1,181,654

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

c) Lawsuit: Interest on Own Capital Tax Benefit

c.1) In February 1998, the Bank filed a request for full offsetting of accumulated income tax loss carry forwards and negative basis of social contribution against taxable income. Since then, the Bank has been fully offsetting tax loss carry forwards and negative basis of social contribution against income tax and social contribution and has made judicial deposits in the full amount due (70% of the amount offset). These deposits prompted the Federal District 16th Court to issue an order recognizing the suspension of chargeability of these taxes until final judgment of the Bank’s request, based on article 151, item II, of the Tax Code. Since 10.1.2002, the proceedings have been awaiting hearing of an extraordinary appeal by the Federal Supreme Court.

c.2) The offsetting of tax loss carry forward and recoverable CSLL has resulted in the write-off of deferred tax credits, observing the limitation of 30%.

c.3) In compliance with the prohibition contained in CMN Resolution 3,535/2008, succeeded by CMN Resolution No. 3,823/2009, judicial deposits of the amount of R$ 11,909,926 thousand (principal plus interest) were not deducted from the corresponding provisions, with a negative impact on the Basel Index.

c.4) Deferred taxes (including corporate income tax (IRPJ) and social contribution on net income (CSLL)) on the restatement of judicial deposits are being offset with the tax credits resulting from the provision related to that judicial deposit, in conformity with paragraph 1, item II, article 1 of CMN Resolution 3,059/2002, with no impact on income.

c.5) The hypothesis of a successful outcome to its lawsuit, we verified that in September 2005 and January 2009 the Bank would have consumed the entire stock of tax loss carry forward and recoverable social contribution, respectively, Therefore, since the accrual period of October 2005 and February 2009, the amount of Income Tax and Social Contribution are being paid in full.

Additionally, there would be the transfer of funds from the account used to record judicial deposits to cash and cash equivalents, The tax credits related to judicial deposits (principal) would be written off against the provision for IRPJ and CSLL and the provision for tax risks related to the restatement of deposits, in the amount of R$ 3,529,381 thousand.

c.6) If the Bank were unsuccessful in its lawsuit the amounts deposited judicially would be converted into income in favor of the National Treasury. The portions of IRPJ tax credits on tax loss carry forward that could be used since the accrual period of October 2005 and February 2009, observing the limitation of 30%, would be reclassified to the account representing “recoverable IRPJ” and “recoverable CSLL” assets. The recoverable IRPJ and CSLL that would result from the adjustments to the Economic-Tax Information Returns for Corporate Entities, corresponds to R$ 2,935,499 thousand as of March 31, 2010 and its restatement using the Selic rate corresponds to R$ 392,348 thousand. This sum adjusts the provision for tax risks with respect to the updating of court deposits (see item 24c.5) so that it will be sufficient to fully cancel the risk of a likely loss.

c.7) The amounts related to this matter are as follows:

			R$ Thousand
	03.31.2010	12.31.2009	03.31.2009
Judicial Deposits	11,909,926	11,752,804	11,237,599

Amount realized	7,817,011	7,817,011	6,557,456
Restatement	4,092,915	3,935,793	4,680,143
70% thereof	6,585,045	6,585,045	6,585,045

Income tax losses	3,002,033	3,002,033	3,002,033
Negative basis of CSLL / Recoverable CSLL	3,583,012	3,583,012	3,583,012

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

d) Judicial Proceeding: PIS/PASEP and COFINS

Banco do Brasil and BB Corretora (wholly-owned subsidiary) have a favorable sentence in a Writ of Mandamus, without res judicata, granting them the right to withhold PIS/PASEP and COFINS according to the calculation basis provided for in Complementary Laws no. 7, of September 07, 1970, and no. 70, of December 30, 1991. The application thereof, as from March 2010, resulted in a reduction of disbursement of such taxes in the amount of R$ 79,857 thousand, being such amount provided for according to CVM Resolution no. 489, of October 03, 2005, item 10, and use of tax credits in order to cancel the tax effects upon corporate income.

25 – Tax credits

a) Tax credits recorded as assets

						R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Total income tax and social contribution credits recorded	20,128,647	20,184,814	18,213,761	21,988,599	21,882,803	20,385,148

Temporary differences - PCLD	7,207,527	7,357,817	6,123,890	7,963,988	8,052,572	6,736,464
Temporary differences - Passive reserves	6,283,915	6,449,983	5,507,684	6,430,848	6,592,572	6,620,485
Tax credits - writ of security	3,645,345	3,917,634	4,690,837	3,645,345	3,917,634	4,690,837
Temporary differences - Other provisions	2,850,203	2,220,857	1,697,271	2,999,032	2,524,925	1,831,067
Fiscal losses/ negative bases	57,204	42,819	–	841,660	558,221	224,145
Mark-to-market losses	61,280	150,764	35,884	83,443	190,908	52,920
Futures market transaction losses	12,583	30,452	148,931	12,583	30,452	148,931
Tax credits abroad	10,590	14,488	9,264	11,700	15,519	9,939
Recoverable social contribution	–	–	–	–	–	70,360

Total PASEP and COFINS credits recorded	9,033	22,121	25,774	11,810	26,998	27,972

Mark-to-market losses	7,515	18,424	4,420	10,292	23,301	6,618
Adjustments of futures market transactions	1,518	3,697	21,354	1,518	3,697	21,354

Total tax credits recorded	20,137,680	20,206,935	18,239,535	22,000,409	21,909,801	20,413,120

Income Tax	10,851,864	10,886,269	9,655,005	12,299,389	12,127,634	11,080,808
Social Contribution	9,276,784	9,298,545	8,558,756	9,689,211	9,755,169	9,304,340
Pasep	1,263	3,092	3,603	1,373	3,475	3,910
Cofins	7,769	19,029	22,171	10,436	23,523	24,062

Considering that some financial institutions have been going to court with individual lawsuits challenging the increase of the rate of CSLL and that the National Confederation of the Financial System - Consif filed a Direct Unconstitutionality Lawsuit - ADIN, the Banco do Brasil has been recognizing tax credits in a sum sufficient to annul, exclusively, the impact on income resulting from the increase of the rate (6%) on the CSLL tax liabilities (current and deferred). Banco do Brasil performed an assessment of the arguments employed by ADIN, concluding on the remote likelihood of success by Consif, for which reason the Bank posted an additional sum of CSLL tax credits in order to complete the increased 15% tax rate, totaling R$ 1,213,177 thousand.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

b) Tax credits not recorded

					R$ Thousand

	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Total income tax and social contribution credits not Recorded	111,680	108,345	108,345	240,690	188,429	219,328

Fiscal losses/ negative bases	–	–	–	60,081	60,302	54,202
Temporary differences	–	–	–	68,929	19,782	22,066
Mark-to-market losses	–	–	–	–	–	142
Tax credit abroad	111,680	108,345	108,345	111,680	108,345	142,918
Total tax credits and the Pasep Cofins not Activated	–	–	–	–	–	20

Mark-to-market losses	–	–	–	–	–	20

Total tax credits not Activated	111,680	108,345	108,345	240,690	188,429	219,348

c) Entries and write-offs for the period

			R$ Thousand

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Opening balance	20,206,935	16,071,342	21,909,801	16,499,482

Total income tax and social contribution tax recorded	2,622,273	2,596,034	2,987,207	4,348,558

Income tax and social contribution losses	14,385	–	285,574	66,511
On timing differences	2,607,888	2,560,326	2,701,484	4,240,139
On mark-to-market losses	–	–	149	6,200
Futures market adjustment losses	–	35,708	–	35,708
Total Pasep and Cofins tax credits recorded	–	5,187	24	5,431

Mark-to-market losses	–	–	24	244
Futures market transaction losses	–	5,187	–	5,187
Total tax credits recorded	2,622,273	2,601,221	2,987,231	4,353,989

Total IRPJ and CSLL tax credit write-offs	(2,678,439)	(426,922)	(2,881,411)	(433,618)

Income tax and social contribution losses	–	–	(26,198)	(27)
Temporary differences	(2,294,979)	–	(2,453,621)	(265)
Relating recoverable social contribution (MP 1858/1999)	–	(134,805)	(16,728)	(134,805)
On mark-to-market losses	(89,484)	(48,834)	(90,888)	(55,820)
Tax credits abroad	(3,819)	(1,955)	(3,819)	(1,373)
Futures market adjustment losses	(17,869)	–	(17,869)	–
Tax credits - writ of security	(272,288)	(241,328)	(272,288)	(241,328)
Total PASEP and COFINS credits reversed	(13,089)	(6,106)	(15,212)	(6,733)

Mark-to-market losses	(10,910)	(6,106)	(13,033)	(6,733)
Futures market transaction losses	(2,179)	–	(2,179)	–
Total tax credits reversed	(2,691,528)	(433,028)	(2,896,623)	(440,351)

Closing balance	20,137,680	18,239,535	22,000,409	20,413,120

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

d) Deferred tax liabilities

						R$ Thousand
	Banco do Brasil			BB-Consolidated
	03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
Total deferred income tax and social contribution liabilities	4,158,201	3,925,500	2,349,391	5,122,754	4,756,058	2,726,609

Arising from mark-to-market adjustments	108,913	159,765	270,721	125,110	171,063	272,355
Arising from leasing portfolio adjustments	–	–	–	736,622	635,040	236,370
Foreign branches	6,100	3,827	9,740	6,160	3,834	11,331
Arising from restatement of judicial deposits	84,910	(26,835)	–	84,910	(26,835)	–
Arising from foreign profits	9,112	–	4,570	9,112		4,570
Arising from futures market transactions	34	113,702	82	34	113,950	1,073
Arising from unrecognized actuarial gains (1)	3,949,132	3,675,041	2,064,278	3,949,131	3,675,041	2,064,277
Others	–	–	–	211,675	183,965	136,633
Total amount of deferred Pasep and Cofins tax liabilities	695,010	650,890	445,916	721,271	673,347	448,436

Arising from mark-to-market adjustments	13,279	19,478	33,007	15,255	20,853	33,187
Arising from restatement of judicial deposits	200,245	183,343	161,207	200,245	183,343	161,207
Arising from futures market transactions	11	–	27	11		100
Arising from unrecognized actuarial gains (1)	481,475	448,058	251,675	481,475	448,058	251,675
Others	–	11	–	24,285	21,093	2,267
Total deferred tax liabilities	4,853,211	4,576,390	2,795,307	5,844,025	5,429,405	3,175,045

(1) The realization of deferred tax liabilities on actuarial gains is related to the achievement of the values of actuarial (Note 27.a)

e) Estimates for the realization of tax credits recorded

The value indicated below on the expectation of implementation of tax credits is based on technical study was prepared in 12.31.2009, and the present value determined based on the average rate of funding of Banco do Brasil.

				R$ Thousand
	Banco do Brasil		BB-Consolidated
	Face Value	Present Value	Face Value	Present Value
In 2010	3,599,072	3,487,744	4,309,231	4,144,897
In 2011	3,691,862	3,426,080	3,927,365	3,609,999
In 2012	4,471,155	3,962,659	4,679,543	4,103,863
In 2013	4,321,715	3,671,803	4,334,061	3,671,495
In 2014	3,666,788	2,994,811	3,701,628	3,005,591
From 2015	456,343	361,063	957,973	400,727
Total tax credits	20,206,935	17,904,160	21,909,801	18,936,572

During the first quarter of 2010, the realization of tax credits in Banco do Brasil was observed in the amount of R$ 1,870,705 thousand, corresponding to 51.98% of the forecast for use during 2010, reported in a technical study prepared as of 12.31.2009 (R$ 3,599,072 thousand).

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

f) Realization of Face Values of Credits

The realization of face values of recorded tax credits, considering the re-composition of those written off over the course of the lawsuit (70%), based on a technical study carried out by the Banco do Brasil (as of 12.31.2009), is projected for 5,5 years, in the following proportions:

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	Tax loss /CSLL recoverable (1)	Intertemporal Differences (2)	Tax loss /CSLL recoverable (1)	Intertemporal Differences (2)
In 2010	39%	14%	34%	16%
In 2011	24%	17%	23%	16%
In 2012	29%	20%	27%	20%
In 2013	8%	24%	7%	23%
In 2014	–	22%	1%	21%
From 2015	–	3%	8%	4%

(1) Projection of consumption associated with the capacity to generate taxable bases of IRPJ and CSLL in subsequent periods,

(2) The consumption capacity results from the changes in the provisions (expectation of reversals, write-offs and uses),

26 – Related-party Transactions

The costs of salaries and other benefits granted to key management personnel of the Banco do Brasil Group (Board of Directors, Executive Directors, Audit Committee and Fiscal Council) are listed as follows:

		R$ Thousand

	1Q2010	1Q2009
Short-term benefits	7,910	3,715
Benefits for termination of employment	–	586
Total	7,910	4,301

Banco do Brasil has no variable remuneration based on shares and other long-term benefits and does not offer post-employment benefits to its key management personnel. The post employment benefits are restricted to the staff of Banco do Brasil.

The balances referring to transactions between the consolidated companies of Banco do Brasil are eliminated in the Consolidated Financial Statements. With respect to the majority shareholder, transactions with the National Treasury and with the agencies of the direct administration of the Federal government that maintain banking operations with the Bank, are included.

The Bank has only normal banking transactions with these related parties, such as interest bearing and non-interest bearing deposits, loans, and sale and repurchases transactions. There are also service provision and guarantee agreements.

These transactions with related parties are conducted under normal market conditions, mainly under the terms and conditions for comparable transactions with unrelated parties, including interest rates and collateral. These transactions do not involve payment risks.

The Bank does not grant loans to its officers or members of its Board of Directors, Audit Committee and Fiscal Council, because this practice is prohibited in all the financial institutions regulated by Banco Central do Brasil.

The funds invested in federal government bonds, and those earmarked for funds and programs for onlending from public institutions are listed in conformity with Note 8 and 17, respectively.

The information related to onlending and other transactions with entities linked to employees are disclosed in Note 27.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Summary of transactions with related parties

The balances of the assets and liabilities of Banco do Brasil from transactions with related on 03.31.2010 and 03.31.2009 and their results in the first quarter of 2010 and 1st quarter 2009 are as follows:

						R$ Thousand
	03.31.2010
	Controller (1)	Subsidiaries (2)	Jointly controlled subsidiaries (3)	Affiliates (4)	Key management Personnel (5)	Other Related Parties (6)	Total
Assets
Interbank deposits	–	16,348,933	203,810	–	–	–	16,552,743
Securities	–	5,594	43,677	–	–	–	49,271
Loans	1,272,260	55,856	97,066	–	–	290,407	1,715,589
Receivables	–	29,319	–	–	–	–	29,319
Other Assets	–	818,095	246,266	11,201	–	–	1,075,562
Total	1,272,260	17,257,797	590,819	11,201	–	290,407	19,422,484

Liabilities
Demand deposits	601,485	26,167	9,929	5,480	1,571	465,693	1,110,325
Saving deposits	–	–	–	–	1,525	–	1,525
Remunerated time deposits	–	4,079,737	6,921	166,696	5,418	4,283,348	8,542,120
Obligations related to Committed Operations	–	962,718	124,999	–	–	238,591	1,326,308
Borrowings and transfers - BNDES	–	–	–	–	–	18,590,972	18,590,972
Borrowings and transfers - FINAME	–	–	–	–	–	8,937,543	8,937,543
Borrowings	2,065,053	8,571,739	–	–	–	957,612	11,594,404
Other Liabilities	–	1,347,127	21,766	–	–	218,344	1,587,237
Total	2,666,538	14,987,488	163,615	172,176	8,514	33,692,103	51,690,434

STATEMENT OF INCOME
Income from interest and services	25,458	453,064	10,385	18,833	–	118,125	625,865
Expenses from raising funds	(31,513)	(140,871)	(374)	(2,983)	(550)	(562,308)	(738,599)
Total Net	(6,055)	312,193	10,011	15,850	(550)	(444,183)	(112,734)

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

							R$ Thousand

	03.31.2009
	Controller (1)	Subsidiaries (2)	Jointly controlled subsidiaries (3)	Affiliates (4)	Key management Personnel (5)	Other Related Parties (6)	Total
Assets
Interbank deposits	–	19,875,395	–	–	–	39	19,875,434
Securities	–	3,652	–	–	–	–	3,652
Loans	1,974,969	66,685	–	–	–	189,259	2,230,913
Receivables	–	25,910	–	–	–	–	25,910
Other Assets	–	411,498	16,070	9,593	–	–	437,161
Total	1,974,969	20,383,140	16,070	9,593	–	189,298	22,573,070

Liabilities
Demand deposits	555,123	15,767	15,721	29,581	1,072	794,817	1,412,081
Saving deposits	–	–	–	–	1,414	–	1,414
Remunerated time deposits	–	6,734,577	3,920	26,222	4,925	5,308,883	12,078,527
Obligations related to Committed Operations	–	552,285	–	–	–	3,013,382	3,565,667
Borrowings and transfers - BNDES	–	–	–	–	–	10,719,800	10,719,800
Borrowings and transfers - FINAME	–	–	–	–	–	6,750,918	6,750,918
Borrowings	3,531,533	9,496,374	–	–	–	1,109,491	14,137,398
Other Liabilities	–	1,932,610	–	–	–	18,682	1,951,292
Total	4,086,656	18,731,613	19,641	55,803	7,411	27,715,973	50,617,097

STATEMENT OF INCOME
Income from interest and services	39,588	369,144	–	4,657	–	46,604	459,993
Expenses from raising funds	(47,378)	(68,895)	(304)	(7,656)	(502)	(618,290)	(743,025)
Total Net	(7,790)	300,249	(304)	(2,999)	(502)	(571,686)	(283,032)

(1) National Treasury and agencies of the direct administration of the Federal Government.

(2) They include related companies Note 2 as identified in item (1) ,(2), (4) and (7).

(3) They include related companies Note 2 as identified in item (3), (6) and (8).

(4) They include related companies Note 2 as identified in item (5).

(5) Key Personnel Administration - Audit Committee, Audit Committee, Board of Directors, Executive Directors and Auditor General.

(6) They include private and public companies controlled by the Federal Government, entities linked to employees (Caixa de Previdência dos Funcionários do Banco do Brasil - Previ, Fundação Codesc de Seguridade Social - Fusesc, Caixa de Assistência dos Funcionários do Banco do Brasil) and Fundação Banco do Brasil - FBB.

27 – Employee Benefits

a) Caixa de Previdência dos Funcionários do Banco do Brasil - Previ

Banco do Brasil is the sponsor of Caixa de Previdência dos Funcionários do Banco do Brasil (PREVI) which provides participants and their dependents with benefits which are supplementary or similar to those of the Basic Government Retirement Plan. The plans offered through PREVI include both defined contribution (Plano Previ Futuro) and defined benefit (Plan 1) plans. Plan 1 has adopted the capitalization method for actuarial calculations.

Number of Participants by Plan:

	03.31.2010	12.31.2009	03.31.2009
Plan participants Plano 1	97,508	97,744	98,572

Actives	33,509	33,814	34,651
Retirees	63,999	63,930	63,921
Plan participants Previ Futuro	53,102	51,996	49,097

Actives	53,022	51,923	49,042
Retirees	80	73	55
Total Participants	150,610	149,740	147,669

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

a.1) The funding of the vested and unvested benefits is summarized as follows:

Participants hired before April 14, 1967, who were not retired and who were not in a position on that date to request their retirement, included in the contract signed on December 24, 1997 between the Bank and PREVI (Plan n,° 1): the sponsor assumes the commitment for the payment of pensions for this group; mathematical reserves ensuring benefits corresponding to this group are fully paid-up at Previ. The retirement benefit for this group is defined as a defined benefit.

Participants hired between April 15, 1967 and December 23, 1997 (Plan n,°1): Due to the accumulated surplus, in June 2007, the contributions of participants, beneficiaries (retirees and pensioners) and of the sponsor (Banco do Brasil) were suspended, retroactive to January 2007. This measure will be evaluated every twelve months, with its maintenance depending on the existence of the Special Reserve of Benefit Plan 1, resulting from the surplus in the Plan. The suspension continues to be maintained until December 2010.

Participants hired as from December 24, 1997 (Plano Previ Futuro): active participants contribute to PREVI an amount between 7% and 17% of their contribution salary, which varies based on time of service and the amount of the contribution salary. There is no contribution for retired participants, The sponsor contributes an amount equal to the contributions of the participants, limited to 14% of the total contribution payroll of these participants. The retirement benefit for this group is characterized as a defined contribution.

a.2) Effects of Plan 1, based on actuarial valuations as of December 31, 2008 and 2009 carried out by an independent actuary, and of the Plano Previ Futuro:

Equity effect (reconciliation of assets and liabilities):

			R$ Thousand

	03.31.2010	12.31.2009	03.31.2009
Specification		Plano 1
1) Present value of actuarial liabilities with coverage	80,270,786	80,270,786	76,109,636
2) Present value of unsecured actuarial liabilities	–	–	–
3) Present value of actuarial liabilities (1 + 2)	80,270,786	80,270,786	76,109,636
4) Fair value of the plan’s assets	(137,814,150)	(137,814,150)	(104,778,828)
5) Present value of liabilities in excess of (less than) the fair value of the assets (3 + 4)	(57,543,364)	(57,543,364)	(28,669,192)
6) Unrecognized actuarial (gains) or losses	(15,397,350)	(16,116,336)	(6,540,925)
7) Amount not recognized as (assets) / liabilities	(28,771,682)	(28,771,682)	(14,334,596)
8) Net actuarial liability/(asset) recorded (5 – 6-7)	(13,374,332)	(12,655,346)	(7,793,671)

The actuarial assets of R$ 13,374,332 thousand (R$ 12,655,346 thousand on 12.31.2009 and R$ 7,793,671 thousand on 03.31.2009) the present value is recorded in Others Receivables (Note 10.b). Their implementation must take place by the end of the plan. The term end of the plan is the date that the final compromise will be paid (pension) of the Plan 1. Achievements that may be partial actuarial assets, subject to fulfilling the requirements laid down in Complementary Law No, 109/2001 and CGPC Resolution No, 26 of 09.29.2008.

The Previ Futuro Plan, as it is a defined contribution plan, is not required to record actuarial assets or liabilities.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Amounts paid to Previ:

	1Q2010			1Q2009
Specification	Plano 1 (1)	Plano Previ Futuro	Total		Plano Previ Futuro	Total
Sponsors’ contributions	82	38,738	38,820	(44)	31,786	31,742

(1) Refers to adjustments to the sponsors’ contribution for the periods prior to January/2007.

Effects on the results for the period:

	1Q2010			1Q2009
Specification	Plano 1	Plano Previ Futuro	Total	Plano 1	Plano Previ Futuro	Total
1) Cost of current service (with interest)	(55,647)	(75,584)	(131,231)	(102,336)	(62,023)	(164,359)
2) Interest on actuarial liabilities	(1,030,903)	–	(1,030,903)	(2,019,018)	–	(2,019,018)
3) Expected earnings on the plan’s assets	1,805,192	–	1,805,192	2,820,262	–	2,820,262
4) Suspension of the net earnings from assets and liabilities	–	–	–	(698,908)	–	(698,908)
5) Total (expenses)/ gross income (1+2+3+4)	718,642	(75,584)	643,058	–	(62,023)	(62,023)
6) Expected contributions from participants	–	38,783	38,783	–	31,826	31,826
7) Subtotal of net (expense)/income (5+6)	718,642	(36,801)	681,841	–	(30,197)	(30,197)
8) Previ management fee (5% of the employers’ union dues)	–	(1,937)	(1,937)	–	(1,589)	(1,589)
9) Effect of (expenses)/ net income (7+8)	718,642	(38,738)	679,904	–	(31,786)	(31,786)

As noted in the material fact of 02.01.2010, the Bank adopted from the year 2009, faster recognition of gains (losses) actuarial, as permitted by CVM Instruction 371/2000 and succeeded by CVM 600/2009.

a.3) Main economic assumptions adopted for the actuarial calculations:

Specification	12.31.2009	12.31.2008
Real interest rate used for discounting actuarial liabilities to present value	6.3% p.a.	6.3% p.a.
Real expected yield on plans’ assets	6.3% p.a.	6.3% p.a.
Estimated salary increases:
Benefit Plan 1	1.2619% p.a.	0.5881% p.a.
Plano Previ Futuro	2.7783% p.a.	3.4337% p.a.
Mortality	AT- 83	AT- 83

b) Benefits of sole responsibility of the Bank

Banco do Brasil is responsible for: (a) retirement pensions to founder participants and pension payments to survivors of participants deceased up to April 14, 1967; (b) payment of retirement supplements to the other participants employed by Banco do Brasil who retired up to April 14, 1967 or who, on that date, would have the right through length of service to retire and who had at least 20 years of effective service with the Bank; and (c) increase in the amount of retirement benefits and of pensions in addition to that provided for in the Benefit Plan of Previ, resulting from judicial decisions and from administrative decisions on account of restructuring of the job and salary plan and of incentives created by the Bank. This plan is of the defined benefit type, and adopts the capitalization regime in actuarial valuations, and had 7,601 retirees and pensioners at 03.31.2010 (7,703 retirees and pensioners participating as of December 31, 2009 and 7,874 retirees and pensioners participating as of March 31, 2009).

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

b.1) Effects on the financial statements of the Benefit Plan, based on actuarial valuations as of December 31, 2008 and 2009 carried out by an independent actuary, and of the Previ Futuro Plan:

Equity effect (reconciliation of assets and liabilities):

Specification	03.31.2010	12.31.2009	03.31.2009
1) Present value of actuarial liabilities with coverage	–	–	–
2) Present value of unsecured actuarial liabilities (Plans without financial assets)	1,743,386	1,743,386	1,739,592
3) Present value of actuarial liabilities (1 + 2)	1,743,386	1,743,386	1,739,592
4) Fair value of the plan’s assets	–	–	–
5) Present value of liabilities in excess of the fair value of the assets (3 + 4)	1,743,386	1,743,386	1,739,592
6) Unrecognized actuarial (gains) or losses	100,696	174,339	172,431
7) Net actuarial liability/(asset) to be recorded (5 - 6) (1)	1,642,690	1,569,047	1,567,161

(1) Recorded in Other Liabilities - Sundry (Note 19.f).

Amounts paid to Previ:

		R$ Thousand
Specification	1Q2010	1Q2009
Total benefits paid to Previ	64,881	64,659

Effects on the results:

		R$ Thousand
Specification	1Q2010	1Q2009
1) Cost of current service	–	–
2) Expected contributions from participants	–	–
3) Interest on actuarial liabilities	(46,917)	(48,618)
4) Amortization of gains or (losses) actuarial	(91,516)	(17,436)
5) Expected earnings on assets	–	–
6) Effect of the expense recorded (1 - 2 + 3 + 4 - 5)	(138,433)	(66,054)

b.2) The economic assumptions adopted for the actuarial calculations are the same as those adopted for the PREVI Plan 1 (item a.3.), except regarding the adoption of mortality table AT-83, since a transitory table between GAM-83 and AT-83 is used for the Informal Plan.

c) Fundação Codesc de Seguridade Social - Fusesc

Following the merger of Besc S.A. and Besc S.A. - Crédito Imobiliário (Bescri) by Banco do Brasil on December 31, 2009, the Bank became a successor to the sponsorship obligations for the following Private Pension Plans administered by the Fundação Codesc de Seguridade Social – Fusesc.

Multifuturo I, a Defined Contribution Plan (CD) - maintained by Fusesc, set up in June 2002 through the migration of participants from the Defined Benefit Plan.

The Defined Benefit Plan (BD) - aintained by Fusesc since 1978, structured under a joint contribution plan with other companies, intended for their employees and dependents. The AT-83 mortality table was used for the actuarial calculation of the Defined Benefit Plan (BD), for the December 31, 2009 base date.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Number of Participants by Plan:

	03.31.2010	12.31.2009	03.31.2009
Plan participants Multifuturo 1	6,150	6,170	6,210

Actives	2,625	2,652	3,046
Retirees	3,474	3,469	3,119
Pensioners	51	49	45
Participants in the Defined Benefit Plan	1,368	1,368	1,372

Actives	2	3	4
Retirees	995	1,000	1,012
Pensioners	371	365	356
Total Participants	7,518	7,538	7,582

The key assumptions employed in the actuarial appraisal are:

Specification	12.31.2009	12.31.2008
Real interest rate used to discount actuarial obligations to present value	6.3%p.a.	6.3%p.a.
Real rate of return expected from the retirement and pension plans’ assets	6.3%p.a.	6.3%p.a.
Future Nominal Growth of Salaries	2.13%p.a.	2.83%p.a.
Annual Inflation	4.11%p.a.	6.48%p.a.

To determine the present value of liabilities and costs, we used the method of projected unit credit.

During the first quarter/2010, the contributions made which amounted to R$1,393 thousand.

The normal contribution by the sponsors as of December 2000 was defined as being the sum of the contributions owed by active and assisted participants, in compliance with the contributing parity between the sponsors’ and participants’ normal contributions, as provided for in article 5 of Constitutional Amendment 20/1998.

d) Economus - Instituto de Seguridade Social

Banco Nossa Caixa, incorporated on November 30, 2009 by Banco do Brasil, was the sponsor of Private Pension and Medical Assistance Plans managed by Economus - Instituto de Seguridade Social, a closed-end supplementary pension plan with its own assets and management independence. As a natural result of the merger, the Banco do Brasil has provided the successor of the obligations including pension plans.

d.1) Private Pension Plans:

Defined benefit plan - general regulations: organized on January 1, 1978, it provides supplementary retirement benefits, pensions owing to death, illness assistance, and benefits owing to death and disability. On August 1, 2006 the plan was satisfied, i.e.: participants were assured a benefit in proportion to their contribution to the plan, to be updated pursuant to the INPC index up to the date of eligibility to receive payments, which was also defined. The cost of the plan is the responsibility of the sponsor, participants and assisted. The sponsor’s contribution focuses on real salary to participate in equal numbers with participants.

Defined benefit plan - supplementary regulation no, 1: organized on January 1, 1978, it provides supplementary illness assistance benefits and benefits owing to death and disability. The cost of the plan is the responsibility of the sponsor, participants and assisted. The sponsor’s contribution focuses on real salary to participate in equal numbers with participants.

Defined benefit plan - supplementary regulation no, 2: organized on January 1, 1978, it provides benefits owing to death and disability. The cost of the plan is the responsibility of participants and retirees.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Variable contribution plan - PREVMAIS: organized on August 1, 2006, it provides supplementary income benefits supplementary disability retirement, pensions owing to death, illness assistance, and funeral subsidies. The plan in its contribution stage is a defined contribution arrangement, and in its receiving stage there is the likelihood of the participant opting for income in quotas or for life. The plan is structured in the form of variable contribution to the cost and benefits of the joint venture between the sponsor and participants. The cost for the benefits of joint income is limited to 8% of the wages of participants.

Plans for funding are evaluated annually to determine the rates of contributions necessary for the constitution of guarantors of benefits, funds, supplies and cover other expenses the responsibility of sponsors and participants attended.

Number of subscribers by private pension plans:

	03.31.2010	12.31.2009	03.31.2009
Defined Benefit Plan - General Regulations	12,031	12,039	12,116

participants who concluded their contributions - Actives	6,577	6,713	6,787
participants who concluded their contributions - self-sponsored	49	48	57
Participants with proportional deferred benefits	33	33	50
participants with unconcluded contributions	63	71	78
Assisted persons	4,909	4,779	4,759
Pensioners	400	395	385
Defined Benefit Plan - Supplementary Regulation No. 1	1,279	1,284	1,260

Participants	1,268	1,273	1,254
Assisted persons	9	9	4
Pensioners	2	2	2
Defined Benefit Plan - Supplementary Regulation No. 2	1,477	1,495	1,538

Participants	1,470	1,488	1,531
Pensioners	7	7	7
Variable Contribution Plan - Prevmais	10,111	10,551	10,436

Participants – Actives (1)	9,927	10,485	10,386
Participants - self-sponsored	68	53	50
Participants – self-sponsored paid-up	116	13	–

(1) Included in this plan the same active participants settled 6577 (6713 and 6787 on 12.31.2009 at 09.31.2009) of the Defined Benefit Plan - General Regulations.

According to actuarial valuations, pension plans from defined benefit administered by Economus had actuarial assets, on 12.31.2009, amounting to R$ 339,251 thousand and R$ 168,164 thousand at 12.31.2008, as shown below:

Specification	12.31.2009	12.31.2008
(1) Fair value of the assets of the plans	(3,508,139)	(3,194,089)
(2) Present value of actuarial liabilities	3,895,845	2,843,603
(3) Present value of actuarial liabilities	387,706	(350,486)
(4) (gains) or losses, not recognized	(636,858)	248,878
(5) Amount not recognized as (assets) / liabilities (paragraph 49g) (1)	90,099	(269,772)
(6) Liabilities / (Assets), net (3 +4-5) (2)	(339,251)	168,164

(7) Current service cost	(97,048)	(83,915)
(8) Cost amortization technical deficit equated	(12,603)	(12,165)
(9) Return on assets	512,874	508,920
(10) Interest on actuarial liabilities	(415,709)	(400,745)
(11) Return on net assets of interest on the actuarial (9+10)	97,165	108,175

(1) Calculated in accordance with the provisions of the Supplementary Law No 109/2001 and 26/2008 CGPC resolution, noting the contributions of current and future sponsors and participants, including assisted, according to the rules of the plan current funding.

(2) In case of active, can only be recognized by the sponsor if the regulation allows a reduction in future contributions or may be reimbursed to the sponsor.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Main economic assumptions adopted for the actuarial calculations:

Specification	12.31.2009	31.12.2008
Discount rate at beginning of year (interest cost)	14.71%	14.38%
Expected gross return on assets	15.42%	17.15%
Survival table	AT83M	AT83M

The calculation system above, based on the assumptions found in CVM Resolution, are applicable to the treatment afforded by the sponsor in its Financial Statements, with the purpose of confirming the need or absence thereof, of additional provisioning.

During the first quarter/2010 contributions made to PREVMAIS and to the defined benefit plan totaled R$ 17,798 thousand (R$ 16,423 thousand during the first quarter/2009), of which R$ 2,879 thousand (R$ 2,875 thousand during the first quarter/2009) refer to extra contributions intended to cover the technical deficit found.

d.2) Medical Assistance Plans:

Unified health plan - PLUS: participation in this plan takes place by means of a 1,5% (one and one-half percent) contribution of gross salary, without limitation, covering the owner and his/her preferred dependants, deducted from the owner’s payroll and 10% (ten percent) as a co-participation in the price of each medical visit and low-cost exams, made by the owner and his/her dependants (preferred and non-preferred).

Unified Health Plan - PLUS II: participation in this plan takes place by means of a 1,5% (one and one-half percent) contribution of gross salary, without limitation, covering the owner and his/her preferred dependants, deducted from the owner’s payroll and 10% (ten percent) as a co-participation in the price of each medical visit and low-cost exams, made by the owner and his/her preferred dependants and children of age. The plan does not provide for non-preferred dependants.

PAMC - Supplementary Medical Assistance Plan: Intended for employees in the State and the Capital City of the state of São Paulo, Plan owners are those employees retired due to disability in Groups “B” and “C”, and their dependants, who participate in costs inasmuch as they use it, and according to the salary range progressive table.

The above-described plans are seeking their sustainability between contributions and expenses incurred, with the exception of retirees and pensioners, who are subject to a 1,5% contribution.

e) CASSI - Caixa de Assistência dos Funcionários do Banco do Brasil

The Bank is the sponsor of a Health Plan managed by CASSI - Caixa de Assistência dos Funcionários do Banco do Brasil. The main objective is to provide coverage for expenses related to the promotion, protection, recovery and rehabilitation of a member’s health and of his/her enrolled beneficiaries.

Number of participants:

	03.31.2010	12.31.2009	03.31.2009
Participants	173,440	172,723	172,640

Actives	91,953	91,364	91,631
Retirees and pensioners	81,487	81,359	81,009

A contract was executed between the Bank and CASSI on 11.13.2007 aiming at reformulating the By-laws of Plano de Associados da Caixa de Assistência dos Funcionários do Banco do Brasil (Plan of Members of

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

the Banco do Brasil Employee Welfare Fund). On account of this, each month the Bank contributed a sum equivalent to 4.5p.p. of the total payroll or of the total retirement or pension plan benefit, Monthly contributions from members and pension beneficiaries amount to 3% of the total payroll or the total retirement or pension plan benefits.

e.1) Effects of the Plan Cassis in the financial statements, based on actuarial revaluations made as of 12.31.2008 and 12.31.2009, by an external actuary:

Equity effect (reconciliation of assets and liabilities):

Specification	03.31.2010	12.31.2009	03.31.2009
1) Present value of actuarial liabilities with coverage	–	–	–
2) Present value of unsecured actuarial liabilities (Plans without financial assets)	4,943,220	4,943,220	4,677,766
3) Present value of actuarial liabilities (1 + 2)	4,943,220	4,943,220	4,677,766

4) Fair value of the plan’s assets	–	–	–
5) Present value of liabilities in excess of the fair value of the assets (3 + 4)	4,943,220	4,943,220	4,677,766

6) Unrecognized actuarial (gains) or losses	408,711	481,750	402,629
7) Unrecognized past service cost- Indirect Dependents	22,656	22,656	22,656
8) Unrecognized past service cost - Change in Plan	81,359	81,359	81,359
9) Net actuarial liability/(asset) recorded (5 - 6 - 7 - 8) (1)	4,430,494	4,357,455	4,171,122

(1) Recorded in Other Liabilities - Sundry (Note 19.f).

Amounts paid to Cassi:

		R$ Thousand
Specification	1Q2010	1Q2009
Sponsor’s contributions	141,488	130,932

Employees actives	56,114	50,754
Retirees and pensioners	79,612	74,918
Onlendings	4,299	3,358
Plans Departures	1,463	1,902

Effects on the results for the period:

Specification	1Q2010	1Q2009
1) Cost of current service (with interest)	(16,634)	(15,366)
2) Expected contributions from participants	–	–
3) Interest on actuarial liabilities	(137,838)	(135,492)
4) Actuarial (gains) or losses	–	–
5) Unrecognized past service cost	(2,478)	(2,478)
6) Expense with active employees	(56,114)	(50,754)
7) Expenses with extraordinary contribution	(14,311)	(13,760)
8) Expected return on assets	–	–
9) Effect of the expense recorded (1 - 2 + 3 + 4 + 5 + 6 + 7 - 8)	(227,375)	(217,850)

e.2) The economic assumptions adopted for the actuarial calculations are the same as those adopted for the PREVI Plan (item a.3.).

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

f) Policy for the recognition of actuarial gains and losses

In accordance with CVM Resolution, the actuarial gains or losses to be recognized as income or expenses in a defined benefit plan are the amount of unrecognized gains and losses that exceed, in each period, the higher of the following limits:

- 10% of the present value of the total actuarial liability of the defined benefit; or

- 10% of the fair value of the plan’s assets.

f.1) The Bank, as permitted by Resolution, adopted the procedure of recognizing the fastest gains / losses for the very year in which he conducted the actuarial calculation.

f.2) CASSI Actuarial Liability: the actuarial losses related to this liability are recognized over the average remaining working time estimated for the employees participating in the plan (15,9 years as of 12.31.2007 and 16,85 as of 12.31.2008).

f.3) As permitted by CVM Resolution, the Bank will verify, when recognizing actuarial gains, if there is an amount of actuarial losses not recognized, above the bracket, in other post-employment plans, Should this amount exist, the value to be amortized in the Bank’s results will be the higher between a) the amount of actuarial losses not recognized above the bracket up to the value of the actuarial gain recognized in another plan, and b) the actuarial loss determined according to that described in the previous items.

g) Summary of Assets/Liabilities of Previ and Cassi

	03.31.2010
Specification	Actuarial liabilities/ (assets) at 12.31.2009	(Expenses) income recorded in the income statement considering actuarial adjustments	Transfer between unamortized reserves and early amortization	Amortization/Use of the Actuarial Assets and Parity Fund Assets	Sponsor’s contributions made in the year	Actuarial liabilities/ (assets) at 03.31.2010
	A	B	C	D	E	F = (A-B+C+D+E)
Actuarial assets	(12,655,346)	718,642	–	–	(344)	(13,374,332)
Actuarial assets/liabilities (1997 contract)	–	–	–	–	–	–

Early amortization (1997 contract)	(12,554,435)	460,395	312,179	–	(344)	(12,702,995)
Unamortized reserves (1997 contract)	12,554,435	(460,395)	(312,179)	–	344	12,702,995
Parity Fund Assets	(1,778,366)	65,551	–	–	263	(1,843,654)
Actuarial liabilities in respect of the Informal Plan (sole responsibility of the Bank)	1,569,047	(138,433)	–	–	(64,790)	1,642,690
CASSI actuarial liabilities	4,357,455	(156,950)	–	–	(83,911)	4,430,494
CASSI accord	–	(14,311)	–	–	–	14,311

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

	03.31.2009
Specification	Net Liabilities/ (Assets) at 12.31.2008	(Expenses) income recorded in the income statement considering actuarial adjustments	Transfer between unamortized reserves and early amortization	Amortization/Use of the Actuarial Assets and Parity Fund Assets	Sponsor’s contribution conveyed/ compensated in the quarter	Actuarial liabilities/ (assets) at 03.31.2009
	A	B	C	D	E	F = (A-B+C+D+E)
Actuarial assets	(7,793,671)	–	–	–	–	(7,793,671)
Actuarial assets/liabilities (1997 contract)	–	–	–	–	–	–

Early amortization (1997 contract)	(12,103,281)	309,814	304,960	–	–	(12,108,135)
Unamortized reserves (1997 contract)	12,103,281	(309,814)	(304,960)	–	–	12,108,135
Parity Fund Asset	(2,195,802)	56,600	–	(44)	–	(2,252,446)
Actuarial liabilities in respect of the Informal Plan (sole responsibility of the Bank)	1,565,632	(66,054)	–	–	(64,525)	1,567,161
CASSI actuarial liabilities	4,096,062	(153,336)	–	–	(78,276)	4,171,122
CASSI accord	–	(13,760)	–	–	–	13,760

h) Contributive Proportion - sponsors’ right - CGPC Resolution no. 26/2008

Resolution CVM 371/2000 and succeeded by CVM 600/2009, determines the recording of a liability when the sum of obligations exceeds the amount of assets from the benefit plan, and of an asset, when the sum of assets exceeds the amount of obligations of the plan. In the latter circumstance, the asset should only be recorded when there is evidence that it may effectively reduce the sponsor’s contributions or that it will be reimbursable in the future, as established in aforesaid Resolution.

In the latter circumstance, the asset should only be recorded when there is evidence that it may effectively reduce the sponsor’s contributions or that it will be reimbursable in the future, as established in aforesaid Resolution. According to this Resolution, the surplus should be assigned to the sponsors and participants in proportion to the contributions made.

Resolution CGPC 26 served to throw light on issues related to the interpretation of the right of sponsors and of participants to the surplus resources originating from the contributions (and their yields) of both parties. According to that Resolution, the surplus should be assigned to the sponsors and participants in proportion to the contributions made.

Certain trade associations and other associations filed lawsuits challenging the legality of CGCP Resolution 26, In some of them the request for a preliminary injunction to suspend the effects of aforesaid resolution was refused, while in others the request was granted, Bank management, based on the opinion of its legal advisors, understands that CGCP Resolution 26 is of a legitimate nature, and that the Judiciary will conciliate the understanding with respect to the right and form of division of the surplus as defined in the abovementioned resolution.

In view of the various lawsuits filed in relation to CGPC Resolution 26, Banco do Brasil understands that although this norm has thrown light on some issues previously under discussion, especially as regards the amounts to be assigned to the sponsors and participants in the event of existence of a surplus in the supplementary pension entities, this Resolution does not change the definitions existing in the current

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

regulations and, therefore, does not have effects on the need for records of the actuarial assets and liabilities required by public institutions.

As regards the actuarial losses of the Health Care Plan, these are part of the sum that the Bank is required to record in its liabilities, corresponding to the future contributions of all the employees according to the stage of their retirement. The accrual basis requires that these expenses are recorded while the employees are still active, even if the payments are made monthly, in the future, The Bank has already been appropriating these losses, also in the form of CVM Resolution 600/2009, since 2001, as described in note 28 to its balance sheet of 06.30.2008, Since the aforementioned Resolution enables quicker recognition of these losses, the Bank opted to do it in this manner.

28 – Remuneration of Employees and Management

			R$ Thousand
	03.31.2010	12.31.2009	03.31.2009
Lowest salary	1,416.00	1,416.00	1,296.75
Highest salary	25,247.10	25,247.10	23,817.90
Average salary	4,138.09	4,567.70	4,568.42
Management
President	41,592.00	41,592.00	37,469.40
Vice-President	37,566.00	37,566.00	33,841.50
Director	32,130.00	32,130.00	28,943.40

30 – Assignment of Employees to Outside Agencies

Federal government assignments are regulated by Law No. 10.470/2002 and Decree No. 4.050/2001.

				R$ Thousand

	1Q2010		1Q2009
	Employees assigned (1)	Cost for the period(thousand)	Employees assigned (2)	Cost for the period(thousand)
With costs for the Bank
Federal Government	10	653	12	608
Labor unions	224	5,538	160	3,632
Other agencies/entities:	4	365	3	296

Without cost to the Bank
Federal, state and municipal governments	312	–	285	–
Outside agencies (Cassi, FBB, Previ)	747	–	712	–
Employee entities	76	–	60	–
Subsidiaries and associated companies	305	–	300	–

Total	1,678	6,556	1,532	4,536

(1) Balance at 03.31.2010

30 – Commitments, Responsibilities and Contingencies

a) Contingent liabilities

Labor Lawsuits

The Bank is a party to labor lawsuits mainly filed by former employees or trade unions of the banking industry. The provisions for probable losses represent various claims, such as: severance pay, overtime, allowance per job and representation, supplement per Individual BACEN 40% (parity with the employees of BACEN) and others.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Tax Lawsuits

The Bank is subject to a number of challenges by the tax authorities with respect to taxes, which can give rise to assessments regarding the jurisdiction where taxes are incurred or the sum of taxable income or deductible expenses, Most of the lawsuits originating from tax assessment notices are related to ISSQN (service tax), CPMF, CSLL, IRPJ and IOF, and, some are guaranteed by cash or real estate properties.

Civil Lawsuits

The most significant lawsuits classified as probable losses are those aimed at the collection of the difference between the actual rates of inflation suffered and the rate used for inflation correction of financial investments during the period of the various economic Plans (Collor Plan, Bresser Plan and Summer Plan).

The changes in the provision for civil, tax and labor claims classified as probable were as follows:

	Banco do Brasil		BB-Consolidated
	1Q2010	1Q2009	1Q2010	1Q2009
Labor claims
Opening balance	3,242,208	2,456,461	3,300,748	2,475,231
Formation	163,807	976,259	173,010	977,731
Reversal of the provision	(576,480)	(48,562)	(579,317)	(49,364)
Monetary restatement	51,614	58,017	51,711	58,039
Write off due payment	(124,658)	(103,256)	(124,658)	(103,256)
Amount added (1)	–	–	–	893,115
Closing balance	2,756,491	3,338,919	2,821,494	4,251,496

Tax demands
Opening balance	174,696	122,456	1,138,706	1,004,031
Formation	23,981	15,379	45,928	59,509
Reversal of the provision	(658)	(6,863)	(7,576)	(7,372)
Monetary restatement	2,181	(888)	12,791	5,643
Writte off due payment	(121)	(110)	(329)	(110)
Amount added (1)	–	–	–	284,500
Closing balance	200,079	129,974	1,189,520	1,346,201

Civil claims
Opening balance	3,036,381	1,719,947	3,131,472	1,760,175
Formation	300,660	641,090	356,154	646,737
Reversal of the provision	(33,763)	(7,062)	(37,951)	(12,122)
Monetary restatement	34,029	(14,960)	35,913	(11,085)
Write off due payment	(92,959)	(20,195)	(96,514)	(20,528)
Amount added (1)	–	–	–	1,136,072
Closing balance	3,244,348	2,318,820	3,389,074	3,499,249

Total Labor Demand, Taxation and Civil	6,200,918	5,787,713	7,400,088	9,096,946

(1) Refers to the balances arising from our Bank, acquired in March 2009 and incorporated in November 2009.

b) Contingent liabilities – Possible

Labor Lawsuits

The lawsuits risk classified “possible” are exempted from any provisions on the Resolution CVM No. 3823/2009, representing various applications demanded as compensation for overtime, distortion of the working day , Additional Function and Representation, and others.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Tax Lawsuits

The tax lawsuits considered as possible risk are exempt from the formation of provisions and represent a number of claims made such as: ISSQN (service tax), collection and other tax obligations originating from the Federal Revenue Department and Institute of Social Security. The main contingencies originate from:

- Notices of labor infraction drawn by the National Institute of Social Security (INSS), aiming at the payment of contributions applicable on year-end bonuses paid in the collective agreements in the period from 1995 to 2006, in the amount of R$ 1,013,524 thousand, public transport pay and use of private car by employees of Banco do Brasil, in the amount of R$ 139,581 thousand, conversions into cash, for the period from January 1993 to April 2001, in the amount of R$ 104,650 thousand and employee profit sharing corresponding to the period from April 2001 to October 2003, in the amount of R$ 23,232 thousand.

- Notices of tax assessment drawn by the Treasuries of the Municipalities, aiming at the collection of ISSQN, which amounts R$ 174,571 thousand.

Civil Lawsuits

In civil lawsuits there are actions that seek to recover the difference between inflation and the index used to restate financial investments during the period of economic plans (Collor Plan, Bresser Plan and Summer Plan).

The balances of contingent liabilities classified as possible were as follows:

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	03.31.2010	03.31.2009	03.31.2010	03.31.2009
Labor claims	60,571	267,628	77,478	267,965
Tax Claims	1,916,634	2,312,149	2,134,937	2,391,715
Civil Claim	2,380,855	3,470,718	2,477,353	3,499,078

Total	4,358,060	6,050,495	4,689,768	6,158,758

c) Deposits in Guarantee of Funds

The balances of deposits in guarantee recorded for probable, possible and / or remote contingencies are as follows:

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	03.31.2010	03.31.2009	03.31.2010	03.31.2009
Labor claims	2,335,026	1,695,715	2,350,196	2,175,877
Tax Claims	3,878,660	3,116,040	4,879,587	4,375,733
Civil Claim	2,401,640	1,213,066	2,568,533	2,038,054

Total	8,615,326	6,024,821	9,798,316	8,589,664

d) Contingent tax assets

The Bank is an active part in proceedings to restore indebts tax and prevent the launch of tax credits by tax authorities, recognized in the financial statements only on the assumption favorable to the Bank (not counted), according Resolution CVM 3823/2009, It is the actions of most relevance:

- Unconstitutionality of Income Tax on Net Income paid in 1989 and in the 1st semester of 1992, in the amount of R$ 13,184 thousand (R$ 13,101 thousand on 12.31.2009 and R$ 12,816 thousand on 03.31.2009);

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

- Tax on Financial Transactions (IOF) - Law 8033/1990 (Price-level restatement), in the amount of R$ 204,722 thousand (R$ 203,470 thousand on 12.31.2009 and R$ 199,131 thousand on 03.31.2009) .

e) Legal Obligations

The Bank has recorded in Other Liabilities - Tax and Social Security, the following provisions:

- Provision for legal proceedings to full compensation of tax losses and income tax bases of negative social contribution (Note 24.c), whose liability for the tax credit is suspended by the court deposits since the beginning of action, in the amount of R$ 9,971,040 thousand (R$ 11,245,230 thousand on 12.31. 2009 and R$ 10,853,384 thousand at 03.31.2009).

- Provision for legal proceedings arising from an injunction, without res judicata, which gave the Bank and BB Broker the right to collect the PIS / PASEP COFINS and according to the bases of calculation provided in Complementary Law No. 7 of September 7, 1970 and No. 70 dated December 30, 1991 (Note 24.d), amounting to R$ 79,857 thousand.

f) Other Commitments

The Bank is the sponsor of Fundação Banco do Brasil whose purpose is the promotion, support, advancement and sponsorship of educational, cultural, social, philanthropic, and recreational/sporting activities, as well as the promotion of research activities of a technological and scientific nature, and rural and urban community assistance services.

During the first quarter/2010, the Bank made R$ R$14,896 thousand on contribution to the Fundação Banco do Brasil (during the first quarter/2009 the bank made no contributions).

Guarantees to third parties, for a fee and with counter-guarantees from the beneficiaries - guarantees, sureties and bonds - amounted to R$ 12,777,494 thousand (R$ 12,553,149 thousand at December, 31 2009 and R$ 6,503,670 thousand at March 31, 2009), A provision of R$ 71,704 thousand (R$70,204 on December 31, 2009 and R$ 47,581 thousand on March 31, 2009) , recorded in “Other Liabilities”, is considered sufficient to cover any potential loss arising on these guarantees.

Available credit limits for loans and lease operations amount to R$ 76,848,244 thousand (R$ 74,834,057 thousand at December 31, 2009 and R$ 42,689,026 thousand at March 31, 2009).

The confirmed import and export letters of credit total R$ 1,256,622 thousand (R$ 1,262,775 thousand at December 31, 2009 and R$ 805,585 thousand at March 31, 2009).

The Bank is the operator of the Fund for Sectorial Investments (FISET), with net assets of R$ 2,126 thousand (R$ 2,138 thousand at December 31, 2009 and R$ 2,186 thousand at March 31, 2009), and is the manager of the Public Service Employee Savings Program (PASEP), with net assets of R$ 2,016,520 thousand (R$ 1,916,461 thousand and December 31, 2009 and R$ 1,806,746 thousand at March 31, 2009), The Bank guarantees the latter a minimum remuneration equivalent to the Long-Term Interest Rate (TJLP).

g) Policy on Insurance and Property Values

Despite the reduced level of risk to which its assets are subject, the Bank contracts insurance cover for its assets in amounts considered sufficient to cover any losses.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

31 – Risk Management and Regulatory Capital

a) Risk Management Process

Banco do Brasil considers the management of risks and of capital the main vectors for the decision-making process.

In the Banco do Brasil, collegiate risk management is performed completely apart from the business units. Risk and concentration policies are specified by the Bank’s Board of Directors and by the Global Risk Committee (CRG), which is a discussion group composed by the President and by Vice-Presidents. Actions for implementing and monitoring guidelines issued by the CRG are directed at specific sub-committees (Credit, Market, and Operations), which are groups formed by Directors.

To find out more about the risk management process at Banco do Brasil, access the website bb.com.br/ri.

b) Credit Risk

Credit Risk is associated with the possibility of loss resulting from uncertainty regarding the receipt of amounts agreed on with borrowers, counterparts of contracts or issues of securities.

For alignment with the best practices of credit risk management and to increase efficiency in the management of its economic capital, Banco do Brasil uses risk and return metrics as instruments for dissemination of the culture at the Institution, present throughout its loan process.

c) Market Risk

Market Risk reflects the possibility of loss that can be caused by changes in the behavior of interest and exchange rates and of prices of shares and commodities.

Financial Instruments – Market Value

The table below presents financial instruments recorded in equity accounts, compared to market value:

	R$ Thousand

	BB-Consolidated

	03.31.2010		12.31.2009		03.31.2009		Unrealized gain/loss, net of tax effects

	Book value	Fair Value	Book value	Fair Value	Book value	Fair Value	On Income			On Stockholders´ Equity
							03.31.2010	12.31.2009	03.31.2009	03.31.2010	12.31.2009	03.31.2009
ASSETS
Short-term interbank deposits	152,594,680	152,533,969	168,397,960	168,377,532	131,796,199	131,787,450	(60,711)	(20,428)	(8,749)	(60,711)	(20,428)	(8,749)
Securities	118,202,653	118,057,004	122,873,797	122,714,673	109,176,901	109,429,730	230,877	(33,426)	422,531	(145,649)	(159,124)	252,829
Adjustment of securities available for sale (Note 8.a)	–	–	–	–	–	–	376,526	125,698	169,702	–	–	–
Adjustment of securities held to maturity (Note 8.a)	–	–	–	–	–	–	(145,649)	(159,124)	252,829	(145,649)	(159,124)	252,829
Derivative financial instruments	1,161,820	1,161,820	1,463,084	1,463,084	1,416,680	1,416,680	–	–	–	–	–	–
Loan operations	267,317,178	267,292,887	261,783,097	262,062,450	205,375,913	205,265,474	(24,291)	279,353	(110,439)	(24,291)	279,353	(110,439)

LIABILITIES
Interbank deposits	10,748,826	10,718,825	11,618,573	11,631,606	8,406,038	8,370,578	30,001	(13,033)	35,460	30,001	(13,033)	35,460
Time deposits	197,933,769	197,939,117	193,515,574	193,575,751	178,487,442	178,524,046	(5,348)	(60,177)	(36,604)	(5,348)	(60,177)	(36,604)
Obligations related to Committed Operations	157,865,941	157,817,475	160,821,187	160,648,661	106,452,192	106,215,499	48,466	172,526	236,693	48,466	172,526	236,693
Borrowings and onlendings	40,977,577	41,026,653	37,859,562	37,925,250	32,314,876	32,333,462	(49,076)	(65,688)	(18,586)	(49,076)	(65,688)	(18,586)
Derivative financial instruments	4,084,777	4,084,777	4,724,036	4,724,036	3,163,686	3,166,950	–	–	(3,264)	–	–	(3,264)
Other liabilities	125,184,269	125,154,291	120,848,069	120,655,895	106,422,442	106,137,136	29,978	192,174	285,306	29,978	192,174	285,306

Unrealized gain/loss, net of tax effects							199,896	451,301	802,348	(176,630)	325,603	632,646

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Financial Instruments

Short-term interbank investments: The market value was obtained by future cash flows discount, adopting interest rates exercised by the market in similar operations in the balance sheet date.

Securities: Securities and derivative financial instruments are accounted for by the market value, as provided for in BACEN Circular 3068 of 11.08.2001, excluding from such criterion, securities held to maturity. Determination of securities’ market value, including those held to maturity, is obtained according to rates collected at the market.

Loan operations: Operations remunerated at fixed rates have been estimated through future cash flow discount, adopting for such, interest rates utilized by the Bank for contracting of similar operations in the balance sheet date. For operations of such group remunerated at variable rates, it was considered as market value the book value itself due to equivalence among them.

Interbank deposits: The market value has been calculated through discount of the difference between future cash flows and rates currently applicable in the fixed operations market. In case of variable operations which maturities did not exceed 30 days, the book value was deemed to be approximately equivalent to the market value.

Time deposits: The same criteria adopted for interbank deposits are utilized in the determination of the market value.

Deposits received under security repurchase agreements: For operations at fixed rates, the market value was determined calculating the discount of the estimated cash flows adopting a discount rate equivalent to the rates applicable in contracting of similar operations in the last market day. For variable operations, book values have been deemed approximately equivalent to market value.

Borrowing and onlendings: Said operations are exclusive to the Bank, without similarity in the market. In face of their specific characteristics, exclusive rates for each fund entered, inexistence of an active market and similar instrument, the market values of such operations are equivalent to the book value.

Other liabilities: Market values have been determined by means of the discounted cash flow, which takes into account interest rates offered in the market for obligations which maturities, risks and terms are similar.

Other financial instruments: Included or not in the balance sheet, book values are approximately equivalent to their correspondent market value.

Derivatives: According to BACEN Circular 3082, of 1.30.2002, derivatives are recorded at market value. Determination of derivatives’ market value is estimated in accordance with an internal pricing model, with the use of the rates disclosed for transactions with similar terms and indices on the fiscal years’ last business day.

Sensitivity Analysis (CVM Instruction no. 475/2008)

In line with best market practices, Banco do Brasil manages its risks in a dynamic manner, seeking to detect, assess, monitor, and control market risk exposures in its own positions. To this end, the Bank takes into account the risk limits defined by the Strategic Committees and likely scenarios, to act in a timely manner in reversing any occasional adverse results.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

In accordance with CMN Resolution no 3464/2007 and with Bacen Circular no. 3354/2007, and in an effort to manage more efficiently its transactions exposed to market risks, Banco do Brasil separates its transactions as follows:

1) Trading Book: consisting in all the transactions in its own position undertaken as business deals or intended as a hedge for its trading portfolio, for which there is an intention of trading prior to their contractual expiry, subject to normal market conditions and that do not have a non-trading clause.

2) Banking Book: consisting in transactions not classified in the Trading Book and the key feature of which is the intention of keeping these transactions until expiry.

The sensitivity analysis for all the operations with assets and liabilities of the balance sheet, in compliance with CVM Instruction n.º 475/2008, of 12.17.2008, does not adequately reflect the management of market risks adopted by the Institution, and does not represent the Bank’s accounting practices.

In order to determine the sensitivity of the Bank’s capital to the reflexes of market trends, simulations were performed with three likely scenarios, two of which with an ensuing adverse outcome for the Bank. The scenarios employed are seen as follows:

Scenario I: Likely situation, which reflects the perception of senior management of the Bank, the scenario most likely to occur for a 3-month horizon, considering macroeconomic factors and market information (BM & F Bovespa, Andima etc.). Assumptions used: real exchange rate / dollar rate of R$ 1.75 and maintaining the Selic rate of 9.75% per year of interest based on market conditions observed on 03.31.2010.

Scenario II: Situation possible. Assumptions used: parallel shock of 25% in the risk variables, based on market conditions observed on 03.31.20010 and is considered the worst losses by risk factor and, therefore, neglecting the dynamics of macroeconomic factors.

Scenario III: Situation possible. Assumptions used: parallel shock of 50% in the risk variables, based on market conditions observed on 03.31.2010 and is considered the worst losses by risk factor and, therefore, neglecting the dynamics of macroeconomic factors.

In the table below may be seen a summary of the Trading Portfolio profit figures (Trading), which included public and private securities, derivatives financial instrument and funding based on transactions subject to repurchase agreements showing the values observed in 03.31.2010 and 03.31.2009:

					R$ Thousand

		Scenario I

Risk Factor	Concept	03.31.2010		03.31.2009
		Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(25,146)	Decrease	22,782
Foreign currency coupons	Risk of variation of foreign exchange coupon	Decrease	(1)	Increase	(172)
Exchange variation	Risk of variation of exchange rates	Decrease	(1,017)	Decrease	(3,594)
Price Indexes	Risk of variation of price index coupons	Increase	(1,202)	Decrease	509
TR/TBF	Risk of variation of TR and TBF coupon	–	–	Maintaining	–

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

					R$ Thousand

		Scenario II

Risk Factor	Concept	03.31.2010		03.31.2009
		Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(67,533)	Increase	(102,832)
Foreign currency coupons	Risk of variation of foreign exchange coupon	Decrease	–	Increase	(143)
Exchange variation	Risk of variation of exchange rates	Decrease	(15,085)	Decrease	(44,927)
Price Indexes	Risk of variation of price index coupons	Increase	(1,832)	Increase	(17,527)
TR/TBF	Risk of variation of TR and TBF coupon	–	–	Increase	(4,148)

					R$ Thousand

		Scenario III

Risk Factor	Concept	03.31.2010		03.31.2009
		Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(133,086)	Increase	(197,283)
Foreign currency coupons	Risk of variation of foreign exchange coupon	Decrease	(1)	Increase	(286)
Exchange variation	Risk of variation of exchange rates	Decrease	(30,171)	Decrease	(89,854)
Price Indexes	Risk of variation of price index coupons	Increase	(3,563)	Increase	(34,329)
TR/TBF	Risk of variation of TR and TBF coupon	–	–	Increase	(7,505)

In the case of transactions classified in the Banking Book, appreciations or depreciations resulting from changes in interest rates practiced in the market do not imply in a significant financial and bookkeeping impact on the Bank’s income. This is so because this portfolio is composed chiefly of loan operations (consumer credit, agribusiness, working capital, etc.); retail funding (demand, time, and savings deposits), and securities, which are recorded in the books according to the agreed on rates when contracting these operations. In addition, it should be pointed out that these portfolios have as their key feature the intention of helding the respective positions to maturity, and hence they are not subject to the effects of fluctuating interest rates, or the fact that such transactions are naturally related to other transactions (natural hedge), hence minimizing the reflexes of a stress scenario.

In the tables below may be seen a summary of the Trading Portfolio (Trading) and Non Trading (Banking), except from Banco Votorantim, with values observed in 03.31.2010 and 03.31.2009:

					R$ Thousand

		Scenario I

Risk Factor	Concept	03.31.2010		03.31.2009
		Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(1,628,224)	Decrease	880,507
Foreign currency coupons	Risk of variation of foreign exchange coupon	Decrease	(118,515)	Increase	(62,364)
Exchange variation (1)	Risk of variation of exchange rates	Decrease	(1,374)	Decrease	690
TJLP	Risk of variation of long-term interest rate (TJLP) coupon	Increase	81,361	Decrease	(129,500)
TR/TBF	Risk of variation of TR and TBF coupon	Increase	1,465,413	Decrease	(586,974)
Price Indexes	Risk of variation of price index coupons	Increase	(481,312)	Decrease	378,147

(1) Net tax purpose.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

					R$ Thousand

		Scenario II

Risk Factor	Concept	03.31.2010		03.31.2009
		Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(4,363,612)	Increase	(2,054,673)
Foreign currency coupons	Risk of variation of foreign exchange coupon	Decrease	(71,360)	Increase	(132,840)
Exchange variation (1)	Risk of variation of exchange rates	Decrease	(20,376)	Increase	(8,620)
TJLP	Risk of variation of long-term interest rate (TJLP) coupon	Decrease	(117,590)	Decrease	(153,321)
TR/TBF	TR and TBF coupon	Decrease	(4,804,070)	Decrease	(1,562,737)
Price Indexes	Risk of variation of price index coupons	Increase	(720,195)	Increase	(591,344)

(1) Net tax purpose.

					R$ Thousand

		Scenario III

		03.31.2010		03.31.2009
Risk Factor	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(8,366,005)	Increase	(3,997,351)
Foreign currency coupons	Risk of variation of foreign exchange coupon	Decrease	(143,424)	Increase	(255,038)
Exchange variation (1)	Risk of variation of exchange rates	Decrease	(40,751)	Increase	(17,240)
TJLP	Risk of variation of long-term interest rate (TJLP) coupon	Decrease	(239,999)	Decrease	(316,672)
TR/TBF	Risk of variation of TR and TBF coupon	Decrease	(9,982,007)	Decrease	(3,407,799)
Price Indexes	Risk of variation of price index coupons	Increase	(1,380,768)	Increase	(1,117,943)

(1) Net tax purpose.

The scenarios used for preparing the framework of sensitivity analysis must necessarily use situations of deterioration of at least 25% and 50% for variable risk for isolation, as determined by CVM Instruction No. 475/2008. Therefore, the analysis of the results is impaired. For example, simultaneous shocks of increase in the rate of advance and reduction in interest coupon of TR are not consistent from a macroeconomic.

In particular with regard to derivative transactions found in the Banking Book, these do not represent a relevant market risk to Banco do Brasil, as these positions originated mainly to fulfill the following situations:

- Change of the indexation of funding and lending transactions performed to meet customer needs;

- Market risk hedge with purpose and efficacy as described in Note 8.d. Also in this transaction, the interest and exchange rate variations have no effects on the Bank’s income.

The Banco do Brasil did not enter into any transaction likely to be classified as an exotic derivative, as described in CVM Instruction no. 475 - Attachment II.

Participation in Banco Votorantim

In order to determine the sensitivity of the Bank’s participation in Banco Votorantim, simulations were performed with three likely scenarios, two of which with an ensuing adverse outcome. The scenarios employed are seen as follows:

Scenario I: Situation likely, which reflects the perception of top management of Banco Votorantim in the scenario most likely to occur. Assumptions used: real exchange rate / dollar from R$ 1.80 and the Selic rate of interest 11.25% per year.

Scenario II: Assumptions used: parallel shock of 25.0% in the risk variables, based on market conditions observed on 03.31.2010 and is considered the worst losses by risk factor and thus ignoring the dynamics of macroeconomic factors.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

Scenario III: Assumptions used: parallel shock of 50.0% in the risk variables, based on market conditions observed on 03.31.2010 and is considered the worst losses by risk factor and, therefore, neglecting the dynamics of macroeconomic factors.

In the table below are the results for the positions of the Bank for its participation in Banco Votorantim, with values from 03.31.2010 and 12.31.2009:

R$ Thousand

		Scenario I

		03.31.2010		03.31.2009
Factor Risk	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(102,415)	Increase	(142,478)
Foreign currency coupons	Risk of variation of foreign exchange coupon	Increase	–	Increase	–
Exchange variation	Risk of variation of exchange rates	Increase	(58,544)	Increase	(65,497)
Price Indexes	Risk of variation of price index coupons	Increase	(67,585)	Increase	(46,908)
Interest Rates	Risk of change coupon interest rate	Increase	(77)	Increase	(9,781)
Others	Risk of variation of others coupons	Increase	5,480	Increase	3,136

R$ Thousand

		Scenario II

		03.31.2010		03.31.2009
Factor Risk	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(457,525)	Increase	(324,976)
Foreign currency coupons	Risk of variation of foreign exchange coupon	Increase	–	Increase	–
Exchange variation	Risk of variation of exchange rates	Increase	(95,972)	Increase	(236,751)
Price Indexes	Risk of variation of price index coupons	Increase	(177,648)	Increase	(96,030)
Interest Rates	Risk of change coupon interest rate	Increase	(3,937)	Increase	(15,820)
Others	Risk of variation of others coupons	Decrease	(31,988)	Decrease	(1,809)

R$ Thousand

		Scenario III

		03.31.2010		03.31.2009
Factor Risk	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(751,713)	Increase	(479,181)
Foreign currency coupons	Risk of variation of foreign exchange coupon	Increase	–	Increase	–
Exchange variation	Risk of variation of exchange rates	Increase	(93,655)	Increase	(398,723)
Price Indexes	Risk of variation of price index coupons	Increase	(280,517)	Increase	(139,799)
Interest Rates	Risk of change coupon interest rate	Increase	(7,433)	Increase	(21,165)
Others	Risk of variation of others coupons	Decrease	(73,286)	Decrease	(9,299)

d) Liquidity Risk - this type of risk takes two forms: market liquidity risk and cash flow liquidity risk (funding). The first is the possibility of loss resulting from the incapacity to perform a transaction in a reasonable period of time and without significant loss of value. The second is associated with the possibility of a shortage of funds to honor commitments assumed on account of the mismatching between assets and liabilities.

e) Operating Risk - reflects the possibility of loss resulting from faults, deficiencies, or the inadequacy of internal processes, personnel and systems, or external events. This concept includes legal risks.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

f) Regulatory Capital - The BIS ratio of 03.31.2009 was determined according to the criteria established by CMN Resolutions 3444/2007 and 3490/2007, which address the calculation of Referential Equity Amount (RE) and of Required Referential Equity Amount (RRE), respectively. We present below the calculation of the BIS ratio, pursuant to regulations in force and applicability as of July/2008:

	R$ Thousand

	03.31.2010		12.31.2009		03.31.2009
	Economic- Financial	Financial	Economic- Financial	Financial	Economic- Financial	Financial
RE - REFERENTIAL EQUITY AMOUNT	61,654,152	62,540,433	58,264,435	59,092,639	47,643,740	48,386,056

Level I	42,489,171	42,544,086	41,068,472	41,068,446	32,914,524	32,914,867

Shareholders’ equity	37,645,937	37,700,851	36,119,407	36,119,381	31,693,179	31,689,058
Revaluation reserves	(6,401)	(6,400)	(6,746)	(6,746)	(14,509)	(14,492)
Deferred Assets	(185,650)	(185,650)	(242,296)	(242,296)	(562,372)	(557,925)
Mark-to-market	(147,871)	(147,871)	(85,061)	(85,061)	(97,458)	(97,458)
Tax credits excluded from Level I of RE	(22,477)	(22,477)	(22,477)	(22,477)	(22,477)	(22,477)
Additional provision to the minimum required by CMN Resolution No. 2,682/1999	2,624,343	2,624,343	2,782,065	2,782,065	1,918,161	1,918,161
Hybrid Capital and Debt Instruments - Level I	2,581,290	2,581,290	2,523,580	2,523,580	–	–
Level II	19,996,707	19,996,706	18,022,810	18,025,986	15,588,445	15,588,428

Mark-to-market	147,871	147,871	85,061	85,061	97,458	97,458
Subordinated Debt Qualifying as Capital	18,970,137	18,970,137	17,078,207	17,081,383	14,342,422	14,342,422
Funds obtained from the FCO	12,835,073	12,835,073	12,422,046	12,422,046	11,434,133	11,434,133
Funds obtained abroad	409,477	409,477	400,323	400,323	665,441	665,441
Funds obtained from the CDB	4,578,601	4,578,601	4,115,114	4,115,114	2,242,848	2,242,848
Funds raised in Financial Letters	1,000,000	1,000,000	–	–	–	–
Funds obtained from the debentures	146,986	146,986	140,724	143,900	–	–
Hybrid Capital and Debt Instruments – Level II	872,298	872,298	852,796	852,796	1,134,056	1,134,056
Revaluation reserves	6,401	6,400	6,746	6,746	14,509	14,492
Deduction from the PR	(831,726)	(359)	(826,847)	(1,793)	(859,229)	(117,239)

Financial instruments excluded from the PR	(831,726)	(359)	(826,847)	(1,793)	(859,229)	(117,239)
RRE-Required Referential Equity Amount	49,377,386	48,775,115	46,758,968	46,288,519	34,878,510	34,561,884
Credit Risk	45,350,237	44,747,967	43,556,535	43,086,086	33,553,875	33,237,249
Market Risk	774,802	774,801	673,909	673,909	169,754	169,754
Operating Risk	3,252,347	3,252,347	2,528,524	2,528,524	1,154,881	1,154,881
Surplus of stockholders’ equity: RE – RRE	12,276,766	13,765,318	11,505,467	12,804,120	12,765,230	13,824,172
BIS Ratio: (RE x 100)/ (RRE / 0.11)	13.73	14.10	13.71	14.04	15.03	15.40

In the event of successful legal action for compensation in full of accumulated tax losses of income tax and negative basis of social contribution (Note 24c.), there would be a positive effect on the BIS ratio Financial 1.20 percentage points (from 14.10% to 15.30%) and from the economic financial consolidated from 1.17 p.p. (from 13.73 % to 14.90%).

Among the events planned for the year 2010 based on standards published by the Bank, it is worth the entry into force of CMN Resolution No. 3.825/2009, as of April 1, which repeals Resolution No. CMN 3.674/2008, which granted the prerogative to reconstruct the PR Level I, the value of the additional provision on the minimum percentage required by CMN Resolution No. 2.682/1999, and the complementation of the plot PoPr considering the operational risk of the non- financial from June 30, according to Central Bank Circular No. 3.476/2009. Considering the occurrence of these events on 3/31/2010, the Basel Index of Economic-Financial Consolidated would be negatively impacted by 0.58 and 0.02, respectively.

g) Fixed Assets

The Index of Construction in relation to RE-Referential Equity is 17.77% (14.55% on 12.31.2009 and 18.85 on 03.31.2009) to the Consolidated Financial and 14.45% (11.37% on 12.31.2009 and 16.20% on 03.31.2009) to the Economic-Financial Consolidated pursuant to CMN Resolution No. 2669/1999. The

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

difference between the Fixed Assets of Consolidated Financial and Economic-Financial results from the inclusion of subsidiaries / affiliates have no financial, high liquidity and low level of restraint, with consequent reduction in Fixed Assets of Consolidated Financial and Economic.

32 – Other Information

a) New Market

At 5.31.2006, Banco do Brasil signed a contract with the São Paulo Stock Exchange for adhesion to the New Market segment of Bovespa, which assembles a group of companies with the best corporate governance practices in Brazil.

Moreover, Banco do Brasil, its Shareholders, the Officers, and the members of the Audit Committee undertake to resolve all and any dispute or controversy related to the New Market Listing Regulations through the Arbitration Chamber of the Bovespa Market, in conformity with an arbitration clause included in the By-laws of Banco do Brasil.

b) Distribution of Dividends and/or Interest on Own Capital

During a meeting held on 2.24.2010, the Board of Directors approved the setting, for the year 2010, of the payout rate equivalent to the minimum percentage of 40% of net income, fulfilling the policy for payment of dividends and/or interest on own capital on a quarterly basis, pursuant to article 43 of the Bank’s By-Laws.

c) New Market - Extension of Deadline (Free Float)

On 03.31.2009, BM&FBovespa granted the request for a new term for classification of the minimum percentage of outstanding shares of the Banco do Brasil, under the Listing Rules of the New Market (Novo Mercado) (free float = 25%,), With the new term, the Banco do Brasil will have until 06.28.2011 to reach the minimum percentage of outstanding shares required by the regulations.

d) Merger of Banco Nossa Caixa

On April 1, 2010, the Banco Central do Brasil (BACEN) approved the merger of Banco Nossa Caixa through the assignment of its total net equity and the subsequent dissolution of this company, having all its rights and obligations assumed by Banco do Brasil. Through the same decision, BACEN also cancelled the operating permit of Banco Nossa Caixa.

In connection with the Justification and Incorporation Protocol published on 10.29.2009, the shares of Nossa Caixa have been converted in shares of Banco do Brasil on 04.09.2010.

e) Foreign interest and ADR (American Depositary Receipts)

Presidential Decrees were signed on 9.16.2009 that allow the raising of the limit of interest of foreigners in the capital of Banco do Brasil from 12.5% to 20% and authorize the issuance of ADR (American Depositary Receipts) backed by common shares of Banco do Brasil. On 10.22.2009, the Securities Commission - CVM approved the ADR Level I Program of Banco do Brasil. Subsequently, on 11.10.2009, the program’s registration was granted by the Securities and Exchange Commission - SEC.

On 12.02.2009, the ADR Level I program was launched, the transactions of which are made in the over-the-counter (OTC) market, being the Bank of New York Mellon the depositary bank. The receipts were issued and traded as of today. The rate of one ADR for one common BBAS3 share was considered.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

f) Process of Corporate Restructuring in the Area of Insurance, Pension Plans and Savings Bonds and Reinsurance

f.1) IRB - Instituto de Resseguros do Brasil - Dealings for the Acquisition of Ownership

On 10.15.2009, the Bank announced the start of discussions without binding effect, aiming to acquire stake in IRB Brasil Re-SA, the observed current regulations and conditions attached to such operations, notably to obtain the necessary prior authorizations.

f.2) Brasilcap

On 01.06.2010, the Bank announced that the BB Seguros Participações SA (“BB Seguros “), wholly owned subsidiary of BB, and Group Icatu (“Icatu”), signed a Memorandum of Understanding with the aim to form strategic alliance for development and marketing, in the Brazilian market, business capitalization.

Once the strategic alliance is reviewed, the Company will consolidate its leadership in capitalization, going on from 22.6% to 30.6% of its market share. Brasilcap and Grupo Icatu had revenues in the region of R$ 2.8 billion for the first eleven months of 2009.

Icatu is a leader among companies not connected to retail banks in the capitalization market. After 18 years in the market, it serves over 3.2 million people by means of different lines in its activity. During the last five years it paid out R$ 240 million in capitalization prizes.

f.3) Corporate Restructuring – Brasilprev

On 04.30.2010, the Bank announced that BB Seguros Participações S.A. (“BB Seguros”), a wholly-owned subsidiary of Banco do Brasil, and PFG do Brasil Ltda., member of the Principal Financial Group (“Principal”), reviewed their strategic partnership in developing and marketing open-ended private pension plans in Brazil.

Principal acquired a 4% shareholding in Brasilprev Seguros e Previdência S.A. (“Brasilprev”) held by Serviço Brasileiro de Apoio às Micro e Pequenas Empresas - SEBRAE.

This partnership provides that the current Bank distribution channels will market solely Brasilprev’s open-ended pension funds until October 2032; and on the other hand BB Seguros will hold 74.995% of Brasilprev’s total equity capital, in accordance with the following breakdown of equity interests:

	Common Shares		Preferred Shares		Total
	%	Shares	%	Shares	%	N.º of Shares
Principal	50.01	572,634	–	–	25.005	572,634
BB Seguros	49.99	572,406	100.00	1,145,040	74.995	1,717,446
Total	100.00	1,145,040	100.00	1,145,040	100.00	2,290,080

This partnership is intended to intensify Brasilprev’s operations, and hence to obtain a better positioning and dispute market leadership in Brazil’s open-ended pension fund market. In addition, it also intends to consolidate an association between BB Seguros, a wholly-owned subsidiary of the Bank that owns the country’s largest number of points of service, and Principal, the owner of a vast experience in the international market and a leader in private pension plans for small and medium-sized companies in the United States.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

f.4) Mapfre Partnership

On May 5, 2010, the Bank announced that BB Seguros Participações S.A., a wholly-owned subsidiary of Banco do Brasil and the insurance group Mapfre (“Mapfre Group”) entered into a partnership agreement (“Agreement”) to form a strategic alliance in the field of personal insurance, casualties, and vehicles effective for 20 years.

Pursuant to this Agreement, two privately owned holding companies will be organized, under the Mapfre group’s control of the voting shares and jointly managed. In order to equalize the intended shareholding in both holding companies that will be organized, BB Seguros will pay in a sum of R$ 295 million.

The Mapfre Group is the largest insurance group in Spain and operates in 43 countries, mainly in the insurance, reinsurance and assistance markets of Latin America, where it ranks first in equity insurance. The Mapfre Group has 122 own branches and over 10 thousand active brokers, 18 territorial senior managements, and 15 million customers throughout the world and, in 2009, profited R$ 364.4 million, and had R$ 4.4 billion in revenues in Brazil.

Said partnership will create the leading insurance company in the individuals segment (disregarding Vida Gerador de Benefício Livre-VGBL) and the second largest insurance company in the country, counting on the knowledge of banking channels, the Bank’ soundness and brand, leveraged by the international experience and expertise in the brokers of Mapfre Group.

f.5) Reorganization - Brasilveículos

On 05.05.2010, the Bank announced that:

The BB Seguros Participações S.A (“BB Seguros”), wholly owned subsidiary of the Bank, and Sul America Companhia Nacional de Seguros (“Sul America”) have signed Sale and Purchase Agreement to acquire all the shares of Sul America (60.0% shares) in Brasilveículos Companhia de Seguros (“Brasilveículos”) by BB Seguros. The agreed price for the transaction was R$ 340 million. Thus, the following configuration Brasilveículos present ownership:

	Current		Future		Capital Total
	Common Shares	Preferred Shares	Common Shares	Preferred Shares
BB Seguros	40%	100%	100%	100%	100%
Sul América	60%	–	–	–	–

g) Overseas Funding

In January 2010, Banco do Brasil contracted funding to the sum of US$ 1 billion by means of securities issued overseas, of which US$ 500 million with 4.5% p.a. coupons in five-year papers, and an additional US$ 500 million with 6.0% p.a. coupons in ten-year paper. Banco do Brasil will allocate funds to grant credit, in particular to finance foreign trade transactions.

h) Authorization for Capital Increase

On April 13, 2010, Banco do Brasil was granted an authorization to increase capital through the public issue of up to 286 million new common shares. Concomitantly, in order to reach the minimum free float of 25%, the controlling stockholders will hold a Secondary Public Offering of BB Securities under conditions to be detailed upon the filing of a request for analysis of the offering with the Brazilian Association for Financial and Capital Market Entities (Anbima).

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

i) Financial Holding Company

On 04.13.2010, the North-American Central Bank - FED (Federal Reserve System) granted Banco do Brasil the status of “Financial Holding Company”. The Bank was accorded this status after a minute analysis of major factors determined by the US banking legislation, among which is the Bank’s capitalization level and the quality of its management.

This qualification will make it possible for Banco do Brasil, if it is in its interest, to perform banking activities in the US territory, either by itself or through its subsidiaries, under the same conditions as US banks.

j) Acquisition of Banco Patagonia S.A

On 04.21.2010, Banco do Brasil and the controllers of Banco Patagonia S.A., entered into a Stock Purchase and Sale Agreement for acquisition, by Banco do Brasil, of Banco Patagonia’s shareholding control.

The price stipulated for the acquisition of the 366,825,016 shares is of US$ 479,660 million, resulting in a value of US$ 1.3076 per share.

This transaction is subject to approval of the regulatory bodies in Brazil and Argentina, as well as of shareholders of Banco do Brasil called in a General Meeting, in the terms of article 256, of the Corporation Law.

k) Increase of the participation - Cielo and CBSS

On April 23, 2010, Banco do Brasil, together with its fully-owned subsidiary BB Banco de Investimento S.A. submitted proposals to Grupo Santander Espanha referring to the acquisition of a portion of the shares held by this group in Companhia Brasileira de Soluções e Serviços – CBSS (Visa Vale), representing 4.655% of the company’s capital; and in Cielo S.A. (“Cielo”), representing 5.11% of this company’s capital. The proposals were accepted by Santander Group on 04.23.2010, being the effective purchase and sale operation subject to compliance of legal and regulatory formalities.

If the operation is concluded, the interest of BB Banco de Investimentos in Cielo will increase from 23.54% to 28.65%, and in CBSS from 40.35% to 45.0%, reinforcing the shareholding interest of Conglomerate Banco do Brasil in the capital of the companies operating in the card market.

l) Partnership of Banco do Brasil and Bradesco in the card segment

On April 27, 2010, Banco do Brasil S.A. and Banco Bradesco S.A. signed a memorandum of understanding for the preparation of a business model to integrate a portion of their card operations and, concomitantly, launch a Brazilian flag of credit, debit and pre-paid cards for account holders and non-account holders. If the operation is concluded, the above mentioned companies intend to create a new “holding” which will integrate and manage the businesses.

m) Investment Funds Administration

At March 31, 2010, BB Gestão de Recursos - Distribuidora de Títulos e Valores Mobiliários S.A - wholly owned subsidiary of the Banco do Brasil, exhibited a managed portfolio of R$ 330.1 billion, of which R$ 319.2 billion in investment funds (450 funds investments) and $ 10.9 billion in managed portfolios (19 portfolios managed). At December 31, 2009, managed portfolio was R$ 306.7 billion, R$ 296 billion in investment funds (investment funds, 444) and R$ 10.7 billion in managed portfolios (20 portfolios managed). At March 31, 2009, managed portfolio was R$ 259.3 billion, distributed among 412 funds and 21 managed portfolios.

Banco do Brasil S.A.

Notes to Financial Statements	For the three-month period ended March 31, 2009 and 2010

n) Details of Branches and Subsidiaries Abroad

				R$ Thousand

	Branches Abroad		BB-Consolidated Abroad
	03.31.2010	03.31.2009	03.31.2010	03.31.2009
Assets	58.771.441	56.928.564	56.911.963	52.825.567

- BB Group	18.839.880	22.695.751	15.728.549	17.033.510
- Third parties	39.931.561	34.232.813	41.183.414	35.792.057

Liabilities	56.189.534	53.757.240	53.349.320	48.504.508

- BB Group	11.501.835	12.009.032	7.575.311	5.330.841
- Third parties	44.687.699	41.748.208	45.774.009	43.173.667

Stockholders’ Equity	2.581.907	3.171.324	3.562.643	4.321.059

Income (Loss) for the period	1.280	(9.076)	20.308	11.620

o) Consortium funds

			R$ Thousand
	03.31.2010	12.31.2009	03.31.2009
Forecast of funds receivable from consortium members	49,917	45,856	39,487
Obligations of the group for contributions	2,909,324	2,383,273	1,683,782
Consortium - goods to granted	2,686,337	2,177,640	1,536,466

(In Units)
Number of groups managed	231	316	337
Number of active consortium members	147,279	140,860	125,885
Number of goods delivered to consortium winners	16,569	21,450	20,761
Number of goods in the period	10,273	31,164	7,801

p) Shares on the market

BB shares	03.31.2010		12.31.2009		03.31.2009
	Numbers	%	Numbers	%	Numbers	%
On the market as of 03.31.2010 (1)	562,427,108	21.9	562,527,754	21.9	557,415,656	21.7
Total	2,569,860,512	100.0	2,569,860,512	100.0	2,568,186,485	100.0

(1) Pursuant to Law 6404/76 and the Bovespa New Market regulations.

The free float (shares outstanding more shares held by the Board of Directors, Board and Executive Directors) is 562,445,106 shares at 03.31.2010 (562,545,119 on 12.31.2009 and 03.31.2009) .

KPMG Auditores Independentes SBS - Qd. 02 - Bl. Q - Lote 03 - Salas 708 a 711 Edifício João Carlos Saad 70070-120 - Brasília, DF - Brasil Caixa Postal 8723 70312-970 - Brasília, DF - Brasil	Central Tel Fax Internet	55 (61) 2104-2400 55 (61) 2104-2406 www.kpmg.com.br

Independent auditors’ opinion

To

The Board of Directors, Stockholders and Management

Banco do Brasil S.A.

Brasília - DF

1.	We have examined the balance sheets of Banco do Brasil S.A. (Banco do Brasil) and the consolidated balance sheets of Banco do Brasil S.A. and its subsidiaries (BB – Consolidated) as of December 31, 2009 and 2008 and the related statements of income, changes in stockholders’ equity, and changes in cash flows and in added value for the years then ended, which are the responsibility of its management. Our responsibility is to express an opinion on these financial statements. The financial statements of the indirect investments, Brasilcap Capitalização S.A., Brasilsaúde Companhia de Seguros, Brasilveículos Companhia de Seguros, Brasilprev Seguros e Previdência S.A., Cielo S.A., Neoenergia S.A. (Notes 4 and 14), were examined by other independent auditors. Thus, our opinion on the balances of the investments aforementioned and of the respective income arising from the application of the equity pick-up method, which totaled R$1,865 million (R$1,773 as of December 31, 2008) and R$840 (R$981 million as of December 31, 2008), respectively, are based on the reports issued by those independent auditors. Additionally, the net assets used in the calculation of the Retirement and Pension Plan (Note 28.a), were examined by other independent auditors and our evaluation, with respect to these net assets, is based on the report issued by those independent auditors.

2.	Our examination was conducted in accordance with auditing standards generally accepted in Brazil and included: (a) planning of the audit work, considering the materiality of the balances, the volume of transactions and the accounting systems and internal accounting controls of the Bank and its subsidiaries; (b) verification, on a test basis, of the evidence and records which support the amounts and accounting information disclosed; and (c) evaluation of the most significant accounting policies and estimates adopted by Management of the Bank and its subsidiaries, as well as the presentation of the financial statements taken as a whole.

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

3.	In our opinion, based on our examination and on the reports of other independent auditors, pursuant to the aforementioned in paragraph one, the financial statements aforementioned represent fairly, in all material respects, the financial position of Banco do Brasil S.A. (Banco do Brasil) and Banco do Brasil S.A. and its subsidiaries (BB-Consolidated) as of December 31, 2009 and 2008, and the results of their operations, changes in stockholders’ equity and changes in cash flows and the added value in their operations for each of the years then ended, in conformity with accounting practices adopted in Brazil.

4.	The Bank has recorded in its assets, as of December 31, 2009, the amount of R$12,655 million (R$7,794 as of December 31, 2008) corresponding to the surplus of PREVI – Employee Benefits (Note 28.a), which was determined based on criteria established by the Bank’s Management, which are considered adequate in the circumstance. These criteria incorporate long-term estimates and assumptions of actuarial and financial nature, as well as the fulfillment of the requirements established in the regulations in force. Therefore, the inaccuracies inherent to the process of using estimates and assumptions may result in differences between the amount recorded and the amount effectively realized.

Brasília, February 24, 2010

KPMG Auditores Independentes

CRC SP-014428/O-6 F-DF

Francesco Luigi Celso	José Claudio Costa
Accountant CRC SP-175348/O-5 S-DF	Accountant CRC SP-167720/O-1 S-DF

Banco do Brasil S.A. Financial Statements In thousands of reais	For the years ended December 31, 2008 and 2009

BALANCE SHEET

		Banco do Brasil		BB-Consolidated
ASSETS		12.31.2009	12.31.2008	12.31.2009	12.31.2008

Current Assets		380.877.073	314.653.208	414.966.454	299.740.123

Available Funds	(Note 6)	7.596.546	5.375.268	7.842.770	5.544.850

Short-term interbank investments	(Note 7a)	166.919.021	127.830.542	166.070.192	107.237.436

Money market		134.937.621	95.151.703	144.173.860	95.159.610
Interbank deposits		31.981.400	32.678.839	21.896.332	12.077.826

Securities and derivative financial instruments	(Note 8)	39.370.590	36.839.447	59.297.166	42.346.332

Internal portfolio		29.778.301	24.194.172	47.295.209	29.695.948
Subject to repurchase agreements		5.239.743	8.571.019	5.956.127	8.576.649
Deposits with the Brazilian Central Bank		3.713.112	1.810.537	3.817.049	1.810.537
Pledged in guarantee		19.300	272.710	1.147.243	272.710
Derivative financial instruments		620.134	1.991.009	1.081.538	1.990.488

Interbank Accounts		26.421.167	21.206.709	26.574.438	21.286.986

Payments and receipts pending settlement		153.232	178.205	153.258	178.230
Restricted deposits	(Note 9)	25.950.674	20.895.605	26.063.340	20.954.167
Brazilian Central Bank deposits		24.167.099	20.823.562	24.279.765	20.882.124
National Treasury - rural credits receivable		148.158	10.826	148.158	10.826
National Housing Financing System (SFH)		1.635.417	61.217	1.635.417	61.217
Interbank onlendings		1.254	325	7.746	325
Correspondent banks		316.007	132.574	350.094	154.264

Interdepartmental accounts		293.950	228.102	295.152	228.102
Third-party funds in transit		330	–	330	–
Internal transfers of funds		293.620	228.102	294.822	228.102

Loan operations	(Note 10)	102.016.228	81.328.473	110.606.691	78.872.784

Public sector		2.432.592	3.206.769	2.794.701	2.385.544
Private sector		107.102.607	83.955.847	115.763.862	82.341.803
(Allowance for loan losses)		-7.518.971	-5.834.143	-7.951.872	-5.854.563

Lease operations	(Note 10)	–	5.697	1.858.258	1.235.592

Public sector		23.883	36.670	23.883	36.670
Private sector		–	–	1.951.468	1.230.066
(Unearned income from lease operation)		-23.883	-30.973	–	–
(Allowance for lease losses)		–	–	-117.093	-31.144

Other receivables		36.984.668	41.087.222	40.891.329	42.070.999

Receivables on guarantees honored		36.938	24.135	39.588	24.135
Foreign exchange portfolio	(Note 12a)	8.480.791	20.913.621	8.671.052	20.913.621
Income receivable		1.464.119	1.038.371	533.393	384.803
Negotiation and intermediation of securities		16.017	78.896	435.578	345.819
Specific operations	(Note 11a)	–	1.701	–	1.701
Special operations		28	28	28	28
Insurance, pension plan and capitalization	(Note 21a)	–	–	885.945	440.611
Sundry	(Note 11b)	27.747.561	19.854.665	31.167.511	20.799.150
(Provision for other losses)		-760.786	-824.195	-841.766	-838.869

Other assets		1.274.903	751.748	1.530.458	917.042

Investments		–	3	–	3
Other assets	(Note 13a)	290.210	259.231	363.989	308.329
(Provision for devaluations)	(Note 13a)	-166.105	-154.360	-175.968	-170.297
Prepaid expenses	(Note 13b)	1.150.798	646.874	1.342.437	779.007

		Banco do Brasil		BB-Consolidated
ASSETS		12.31.2009	12.31.2008	12.31.2009	12.31.2008

NON CURRENT ASSETS		279.731.903	206.424.122	293.582.389	221.532.694

LONG-TERM RECEIVABLES		257.451.549	195.393.035	276.572.786	212.021.057

Interbank Investments	(Note 7a)	7.248.277	11.442.051	2.327.768	12.170.861

Interbank deposits		7.248.277	11.442.051	2.327.768	12.170.861

Securities and derivative financial instruments
Derivatives	(Note 8)	57.501.256	35.371.039	65.039.715	44.562.242

Internal portfolio		21.131.525	7.465.983	27.638.367	16.651.310
Subject to repurchase agreements		20.584.267	14.061.216	20.929.518	14.061.216
Deposits with the Brazilian Central Bank		14.527.621	12.196.175	14.590.558	12.196.175
Pledged in guarantee		1.110.340	1.361.095	1.499.726	1.367.991
Derivative financial instruments		147.503	286.570	381.546	285.550

Interbank transactions		17.071	274	17.071	274

Interbank transfers		17.071	274	17.071	274

Loan operations	(Note 10)	140.826.236	108.363.702	151.176.406	112.008.779

Public sector		3.801.538	715.058	3.593.364	1.654.885
Private sector		146.444.106	114.851.620	157.315.829	117.678.416
(Allowance for loan losses)		-9.419.408	-7.202.976	-9.732.787	-7.324.522

Lease operations	(Note 10)	–	2.805	2.842.305	1.731.979

Public sector		38.967	18.061	38.967	18.061
Private sector		–	–	2.917.455	1.753.905
(Unearned income from lease operation)		(38.967)	-15.256	–	–
(Allowance for lease losses)		–	–	-114.117	-39.987

Other receivables		51.223.436	39.910.781	54.341.849	41.207.799

Receivables on guarantees honored		51.384	47.038	51.384	47.038
Income receivable		31.069	32.505	30.051	28.242
Negotiation and intermediation of securities		–	–	427	691
Specific credits	(Note 11a)	931.845	844.186	931.845	844.186
Insurance, pension plan and capitalization	(Note 21a)	–	–	22.265	12
Sundry	(Note 11b)	51.031.510	39.510.751	54.145.893	40.825.473
(Provision for other losses)		-822.372	-523.699	-840.016	-537.843

Other assets		635.273	302.383	827.672	339.123

Prepaid expenses	(Note 13b)	635.273	302.383	827.672	339.123

PERMANENT ASSETS		22.280.354	11.031.087	17.009.603	9.511.637

Investments	(Note 14)	12.182.867	3.232.919	6.645.339	1.523.840

Investments in subsidiary and associated companies		12.143.602	3.198.067	5.775.953	720.879
Domestic		11.177.506	2.185.853	5.775.953	720.879
Foreign		966.096	1.012.214	–	–
Other investments		109.093	89.088	947.225	870.707
(Provision for losses)		-69.828	-54.236	-77.839	-67.746

Land and buildings in use	(Note 15)	4.006.745	3.178.471	4.214.484	3.338.941

Land and buildings in use		3.167.766	2.488.354	3.335.698	2.668.282
Other property and equipment in use		6.232.263	5.263.162	6.631.918	5.610.352
(Accumulated depreciation)		-5.393.284	-4.573.045	-5.753.132	-4.939.693

Applications in fixed assets for leasing	(Note 15)	60.775	45.603	1.223	3.869

Leased assets		93.876	99.260	3.640	8.215
(Accumulated depreciation)		-33.101	-53.657	-2.417	-4.346

Intangible	(Note 16)	5.625.845	4.040.645	5.676.879	4.040.645

Intangible Assets		7.607.239	4.042.847	7.659.321	4.042.847
(Accumulated amortization)		-1.981.394	(2.202)	-1.982.442	(2.202)

Deferred charges		404.122	533.449	471.678	604.342

Organization and expansion costs		2.083.036	1.675.713	2.246.822	1.845.801
(Accumulated amortization)		-1.678.914	-1.142.264	-1.775.144	-1.241.459

Total		660.608.976	521.077.330	708.548.843	521.272.817

		Banco do Brasil		BB-Consolidated
L I A B I L I T I E S / S T O C K H O L D E R S’ E Q U I T Y		12.31.2009	12.31.2008	12.31.2009	12.31.2008

CURRENT LIABILITIES		478.981.403	393.278.855	503.739.681	378.074.414

Deposits	(Note 17a)	252.490.505	224.785.452	258.676.108	212.058.474

Demand deposits		56.211.678	51.865.142	56.458.787	51.949.022
Savings deposits		75.741.590	54.965.370	75.741.590	54.965.370
Interbank deposits		13.543.548	15.804.085	10.437.440	3.136.771
Time deposits		106.765.221	101.907.587	115.808.988	101.764.043
Sundry		228.468	243.268	229.303	243.268

Deposits received under security repurchase agreements	(Note 17c)	142.412.717	87.448.258	153.699.462	86.501.235

Internal portfolio		24.462.905	21.311.721	30.819.656	20.962.640
Third-party portfolio		117.949.812	66.136.537	122.719.587	65.538.595
Subject to repurchase agreements within free movement		–	–	160.219	–

Funds from acceptance and issue of securities	(Note 19)	758.810	835.076	1.406.912	1.167.593

Mortgage Notes		–	–	407.929	248.155
Foreign securities		758.810	835.076	998.983	919.438

Interbank accounts		21.332	21.152	21.350	21.161

Receipts and payments pending settlement		602	772	615	781
Correspondent banks		20.730	20.380	20.735	20.380

Interdepartmental accounts		3.209.295	2.495.853	3.229.088	2.495.853

Third-party funds in transit		3.197.791	2.495.480	3.214.643	2.495.480
Internal transfers of funds		11.504	373	14.445	373

Borrowings	(Note 18a)	6.274.611	9.223.333	4.810.915	5.845.958

Domestic borrowings - Official institutions		–	2.750.087	70.976	2.750.087
Domestic borrowings - Other institutions		–	–	86.221	109.115
Foreign borrowings		6.274.611	6.473.246	4.653.718	2.986.756

Local onlendings - official institutions	(Note 18b)	11.472.080	13.738.050	12.405.660	13.749.287

National Treasury		2.100.693	3.485.066	2.100.693	3.485.066
National Bank for Economic and Social Development (BNDES)		6.078.474	6.365.619	6.731.990	6.365.619
Federal Bank (CEF)		21.935	–	21.935	–
National Industrial Financing Authority (FINAME)		2.138.406	2.688.728	2.418.470	2.699.965
Other institutions		1.132.572	1.198.637	1.132.572	1.198.637

Foreign onlendings		868	3.143.690	576	95

Foreign onlendings		868	3.143.690	576	95

Derivative financial instruments	(Nota 8d)	1.996.875	3.159.952	2.617.011	3.155.962

Derivative financial instruments		1.996.875	3.159.952	2.617.011	3.155.962

Other liabilities		60.344.310	48.428.039	66.872.599	53.078.796

Collection and payment of taxes and social contributions		335.641	232.192	376.523	252.368
Foreign exchange portfolio	(Note 12a)	12.106.915	15.870.660	12.173.988	15.964.485
Social and statutory		2.470.489	1.816.963	2.625.183	1.838.048
Taxes and social security contributions	(Note 20b)	16.568.631	13.342.332	18.315.213	14.345.530
Negotiation and intermediation of securities		95.006	345.799	526.029	376.629
Technical provisions - insurance, pension plan and capitalization	(Note 21b)	–	–	4.123.164	3.321.909
Financial and development funds	(Note 20a)	2.050.776	428.517	2.050.776	428.517
Special operations	(Note 20c)	204.007	–	204.007	–
Hybrid capital and debt instruments	(Note 20e)	13.260	17.696	13.260	16.817
Sundry	(Note 20f)	26.499.585	16.373.880	26.464.456	16.534.493

		Banco do Brasil		BB-Consolidated
L I A B I L I T I E S / S T O C K H O L D E R S’ E Q U I T Y		12.31.2009	12.31.2008	12.31.2009	12.31.2008

NON CURRENT LIABILITIES		145.508.308	97.861.225	168.689.897	113.261.153

LONG-TERM LIABILITIES		145.259.396	97.639.703	168.689.756	113.261.153

Deposits	(Note 17a)	77.614.251	51.656.948	78.887.719	58.782.622

Interbank deposits		2.012.595	3.802.500	1.181.133	10.928.174
Time deposits		75.601.656	47.854.448	77.706.586	47.854.448

Deposits received under security repurchase agreements	(Note 17c)	7.108.094	4.631.397	7.121.725	4.629.129

Internal portfolio		1.082.487	966.524	1.082.045	964.256
Third-party portfolio		6.025.607	3.664.873	6.025.607	3.664.873
Subject to repurchase agreements within free movement		–	–	14.073	–

Funds from acceptance and issue of securities	(Note 19)	1.812.687	365.451	5.955.407	2.311.307

Features letters Real estate, mortgage, credit and similar		–	–	860.822	–
Debentures		–	–	1.496.353	21.020
Foreign Securities		1.812.687	365.451	3.598.232	2.290.287

Borrowings	(Note 18a)	4.776.034	5.294.568	1.559.348	1.780.855

Domestic borrowings - Official institutions		–	–	93.859	–
Foreign borrowings		4.776.034	5.294.568	1.465.489	1.780.855

Local onlendings - official institutions	(Note 18b)	17.422.445	8.671.278	18.984.508	8.687.137

National Bank for Economic and Social Development (BNDES)		11.799.391	4.802.134	12.897.512	4.802.134
Federal Bank (CEF)		124.297	–	124.297	–
National Industrial Financing Authority (FINAME)		5.498.757	3.869.144	5.962.699	3.884.811
Other institutions		–	–	–	192

Foreign onlendings		1.457.949	294.422	98.555	97.984

Foreign onlendings		1.457.949	294.422	98.555	97.984

Derivative financial instruments	(Nota 8d)	187.908	739.108	2.107.025	739.098

Derivative financial instruments		187.908	739.108	2.107.025	739.098

Other liabilities		34.880.028	25.986.531	53.975.469	36.233.021

Taxes and social security	(Note 20b)	4.123.099	2.315.952	5.981.486	3.224.798
Negotiation and intermediation of securities		1.320.070	1.784.041	2.197	24.843
Technical provisions - insurance, pension plan and capitalization	(Note 21b)	–	–	13.216.012	9.353.318
Financial and development funds	(Note 20a)	2.083.838	2.029.282	2.083.838	2.029.282
Special operations	(Note 20c)	2.278	2.335	2.278	2.335
Subordinated debt	(Note 20d)	16.387.569	11.772.177	18.553.240	11.772.177
Hybrid capital and debt instruments	(Note 20e)	3.503.525	1.168.461	3.502.544	1.168.461
Sundry	(Note 20f)	7.459.649	6.914.283	10.633.874	8.657.807

DEFERRED INCOME		248.912	221.522	–	–

MINORITY INTEREST IN SUBSIDIARIES		–	–	141	–

STOCKHOLDERS’ EQUITY	(Note 24)	36.119.265	29.937.250	36.119.265	29.937.250

Capital		18.566.919	13.779.905	18.566.919	13.779.905

Domestic		17.236.823	12.458.740	17.236.823	12.458.740
Foreign		1.330.096	1.321.165	1.330.096	1.321.165

Capital reserves		5.188	5.188	5.188	5.188

Revaluation Reserves		6.746	7.286	6.746	7.286

Profits Reserves		17.301.439	15.977.333	17.301.439	15.977.333

Assets Valuation Adjustments	(Nota 8f)	270.164	198.729	270.164	198.729

(Treasury Shares)		-31.191	(31.191)	-31.191	(31.191)

Total		660.608.976	521.077.330	708.548.843	521.272.817

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A
Financial Statements
In thousands of reais	For the years ended December 31, 2008 and 2009

Statement of Income

		Banco do Brasil			BB-Consolidated
		2S2009	2009	2008	2S2009	2009	2008

INCOME FROM FINANCIAL INTERMEDIATION		28.395.133	55.998.281	55.348.356	34.715.065	65.729.138	57.115.713

Loans	(Note 10b)	19.178.139	36.425.296	33.031.551	22.050.178	40.515.241	33.220.577
Leases	(Note 10i)	25.359	50.880	54.241	1.321.716	2.310.112	1.165.857
Securities	(Note 8b)	8.894.970	19.392.839	21.165.973	10.404.651	21.349.624	20.692.255
Derivative financial instruments	(Note 8e)	-669.446	-1.179.684	-1.282.975	-710.122	-1.222.621	-1.283.280
Net foreign exchange	(Note 12b)	640.068	658.721	469.764	671.033	685.917	464.154
Compulsory deposits	(Note 9b)	326.043	650.229	1.909.802	427.607	816.273	1.909.802
Insurance, pension plans and capitalization	(Note 21e)	–	–	–	550.002	1.274.592	946.348

EXPENSES FROM FINANCIAL INTERMEDIATION		-19.762.795	-41.183.190	-42.993.211	-23.790.654	-47.496.279	-44.296.320

Deposits and funds obtained in the money market	(Note 17d)	-13.318.317	-27.383.700	-25.542.519	-15.317.759	-30.145.928	-25.531.725
Borrowings and onlendings	(Note 18c)	-1.172.447	-2.340.688	-8.853.265	-1.311.117	-2.509.969	-8.684.551
Leases	(Note 10i)	-22.015	-44.342	-46.577	-961.050	-1.663.342	-852.352
Insurance, pension plans and capitalization	(Note 21e)	–	–	–	-323.386	-780.779	-621.884
Allowance for loan losses	(Notes 10f and 10g)	-5.250.016	-11.414.460	-8.550.850	-5.877.342	-12.396.261	-8.605.808

GROSS FINANCIAL INTERMEDIATION INCOME		8.632.338	14.815.091	12.355.145	10.924.411	18.232.859	12.819.393

OTHER OPERATING INCOME/EXPENSES		1.110.304	-1.262.177	-1.231.461	-809.302	-4.641.058	-1.149.919

Banking service fees	(Note 22a)	3.883.960	7.365.842	6.806.077	5.360.395	10.171.717	9.088.792
Banking Fees	(Note 22b)	1.425.918	2.829.816	2.721.886	1.771.631	3.339.464	2.722.001
Personnel expenses	(Note 22c)	-4.953.839	-10.024.943	-8.580.242	-6.179.793	-11.838.434	-8.870.069
Other administrative expenses	(Note 22d)	-4.486.952	-9.245.535	-7.375.501	-5.649.688	-11.211.953	-7.917.260
Tax Expenses	(Note 22e)	-1.367.988	-2.560.633	-2.222.744	-1.804.779	-3.332.678	-2.634.872
Equity in the (earnings)/loss of subsidiary and associated compan	(Note 14)	831.318	1.849.552	3.028.642	-324.394	-989.350	1.394.233
Insurance, pension plan and capitalization	(Note 21e)	–	–	–	799.565	1.574.123	892.415
Other operating income	(Note 22f)	9.244.142	15.870.347	11.245.922	9.956.403	16.972.954	11.780.014
Other operating expenses	(Note 22g)	-3.466.255	-7.346.623	-6.855.501	-4.738.642	-9.326.901	-7.605.173

OPERATING INCOME		9.742.642	13.552.914	11.123.684	10.115.109	13.591.801	11.669.474

NON-OPERATING INCOME	(Note 23)	148.206	176.312	100.991	401.384	1.843.628	412.544

Income		182.696	246.452	191.448	482.033	1.971.297	561.088
Expenses		-34.490	-70.140	-90.457	-80.649	-127.669	-148.544

PROFIT BEFORE TAXATION AND PROFIT SHARING		9.890.848	13.729.226	11.224.675	10.516.493	15.435.429	12.082.018

INCOME TAX AND SOCIAL CONTRIBUTION ON NET INCOME	(Note 25)	-2.974.280	-2.286.422	-1.298.239	-3.524.943	-3.902.787	-2.145.116

Income tax		-1.710.171	-3.441.524	-2.926.234	-2.497.831	-5.116.348	-3.608.692
Social contribution on net income		-1.064.005	-2.113.624	-1.810.802	-1.430.707	-2.914.093	-2.081.175
Deferred tax credits		-200.104	3.268.726	3.438.797	403.595	4.127.654	3.544.751

PROFIT SHARING		-782.609	-1.295.282	-1.123.567	-857.615	-1.384.531	-1.134.068

MINORITY INTEREST		–	–	–	24	-589	35

NET INCOME		6.133.959	10.147.522	8.802.869	6.133.959	10.147.522	8.802.869

Number of shares		2.569.860.512	2.569.860.512	2.568.186.485	2.569.860.512	2.569.860.512	2.568.186.485
(Treasury Shares)		(1.150.369)	(1.150.369)	(1.150.365)	(1.150.369)	(1.150.369)	(1.150.365)
Total shares used in calculation of earnings per share		2.568.710.143	2.568.710.143	2.567.036.120	2.568.710.143	2.568.710.143	2.567.036.120
Net income per share		2,39	3,95	3,43	2,39	3,95	3,43

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A
Financial Statements
In thousands of reais	For the years ended December 31, 2008 and 2009

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

EVENTS			Capital Realized	Capital Reserves	Reserves in Subsidiary and Associated Companies	Revenue Reserves			Assets Valuation Adjustments		Treasury shares	Retained Earnings	Total
				Tax Incentives		Legal Reserves	Statutory Reserves	Expansion Reserves	Bank	Subsidiary and associated
Balances at 12.31.2007			13.211.644	34	5.909	1.348.772	4.577.229	4.768.706	24.366	325.436	–	–	24.262.096
Capital increase through shares incorporation	(Note 24b	)	568.261	–	–	–	–	–	–	–	–	–	568.261
Treasury shares			–	–	–	–	–	–	–	–	(31.191)	–	(31.191)
Ajustment to market value	(Note 8e	)	–	–	–	–	–	–	(55.788)	(95.285)	–	–	(151.073)
Prescribed interest on own capital and dividends			–	–	–	–	–	–	–	–	–	620	620
Revaluations in subsidiary and associated companies			–	–	1.662	–	–	–	–	–	–	–	1.662
Realization of revaluation reserves in subsidiary and associate	(Note 24c	)	–	–	(285)	–	–	–	–	–	–	285	–
Fiscal incentives			–	5.154	–	–	–	–	–	–	–	–	5.154
Net income for the period			–	–	–	–	–	–	–	–	–	8.802.869	8.802.869
Appropriantions: - Reserves			–	–	–	440.144	5.753.334	–	–	–	–	(6.193.478)	–
- Dividends	(Note 24e	)	–	–	–	–	(910.852)	–	–	–	–	(1.062.069)	(1.972.921)
- Interest on own capital	(Note 24e	)	–	–	–	–	–	–	–	–	–	(1.548.227)	(1.548.227)
Balances at 12.31.2008			13.779.905	5.188	7.286	1.788.916	9.419.711	4.768.706	(31.422)	230.151	(31.191)	–	29.937.250
Changes in the period			568.261	5.154	1.377	440.144	4.842.482	–	(55.788)	(95.285)	(31.191)	–	5.675.154
Balances at 06.30.2009			18.548.611	5.188	6.948	1.989.474	11.624.888	–	17.060	199.187	(31.191)	–	32.360.165
Capital increase through shares incorporation	(Note 24b	)	18.308	–	–	–	–	–	–	–	–	–	18.308
Ajustment to market value	(Note 8e	)	–	–	–	–	–	–	(53.945)	107.862	–	–	53.917
Prescribed interest on own capital and dividends			–	–	–	–	–	–	–	–	–	6.483	6.483
Gain/loss in subsidiary and associated			–	–	17	–	–	–	–	–	–	–	17
Realization of revaluation reserves in subsidiary and associate	(Note 24c	)	–	–	(219)	–	–	–	–	–	–	219	–
Net income for the semester			–	–	–	–	–	–	–	–	–	6.133.959	6.133.959
Appropriantions: - Reserves			–	–	–	306.817	3.695.742	–	–	–	–	(4.002.559)	–
- Dividends	(Note 24e	)	–	–	–	–	(315.482)	–	–	–	–	(1.184.090)	(1.499.572)
- Interest on own capital	(Note 24e	)	–	–	–	–	–	–	–	–	–	(954.012)	(954.012)
Balances at 12.31.2009			18.566.919	5.188	6.746	2.296.291	15.005.148	–	(36.885)	307.049	(31.191)	–	36.119.265
Changes in the semester			18.308	–	(202)	306.817	3.380.260	–	(53.945)	107.862	–	–	3.759.100
Balances at 12.31.2008			13.779.905	5.188	7.286	1.788.916	9.419.711	4.768.706	(31.422)	230.151	(31.191)	–	29.937.250
Capital increase with reserves	(Note 24b	)	4.768.706	–	–	–	–	(4.768.706)	–	–	–	–	–
Capital increase through shares incorporation	(Note 24b	)	18.308	–	–	–	–	–	–	–	–	–	18.308
Ajustment to market value	(Note 8e	)	–	–	–	–	–	–	(5.463)	76.898	–	–	71.435
Prescribed interest on own capital and dividends			–	–	–	–	–	–	–	–	–	3.742	3.742
Gain/loss in subsidiary and associated			–	–	17	–	–	–	–	–	–	–	17
Realization of revaluation reserves in subsidiary and associate	(Note 24c	)	–	–	(557)	–	–	–	–	–	–	557	–
Net income for the period			–	–	–	–	–	–	–	–	–	10.147.522	10.147.522
Appropriantions: - Reserves			–	–	–	507.375	6.119.393	–	–	–	–	(6.626.768)	–
- Dividends	(Note 24e	)	–	–	–	–	(533.956)	–	–	–	–	(1.667.187)	(2.201.143)
- Interest on own capital	(Note 24e	)	–	–	–	–	–	–	–	–	–	(1.857.866)	(1.857.866)
Balances at 12.31.2009			18.566.919	5.188	6.746	2.296.291	15.005.148	–	(36.885)	307.049	(31.191)	–	36.119.265
Changes in the period			4.787.014	–	(540)	507.375	5.585.437	(4.768.706)	(5.463)	76.898	–	–	6.182.015

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A. Financial Statements In thousands of Reais	For the years ended December 31, 2008 and 2009

STATEMENT OF CASH FLOW

	Banco do Brasil			BB - Consolidated
	2S2009	2009	2008	2S2009	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income before taxes	9.890.848	13.729.226	11.224.675	10.516.493	15.435.429	12.082.018
Adjustments to Net Income	495.366	7.239.306	4.500.814	4.695.578	16.264.335	9.249.594
Provision for credit, leasing operations and other receivables	5.250.016	11.414.460	8.550.850	5.877.342	12.396.261	8.605.808
Depreciation and amortization	1.046.220	1.993.106	790.703	1.305.156	2.405.841	814.844
Resultado da avaliação do valor recuperável de ativos	4.063	4.063	83.671	4.736	4.736	83.671
Result of participation in affiliates and subsidiaries	(831.318)	(1.849.552)	(3.028.642)	324.394	989.350	(1.394.233)
(Profit)/ loss on the sale of assets	(23.791)	(32.129)	(33.920)	(5.804)	(17.205)	(85.659)
(Gain)/Loss on Capital	(19.871)	(17.187)	4.215	(16.935)	(14.799)	(19.613)
Changes in foreign exchange	(265.919)	(762.200)	708.177	(365.320)	(1.041.840)	932.614
Provision/(reversal) for devaluation of other assets	3.131	2.679	2.826	2.594	2.074	2.836
Amortization of goodwill on investments	24.799	65.055	–	47.956	135.509	–
(Reversal)/expenses with civil, labor and tax provisions	(1.257.621)	460.539	1.384.142	(1.205.124)	1.097.880	1.659.124
Changes in provision for Insurance, Pension Plans and Capitalization	–	–	–	2.267.013	4.386.295	2.478.428
Mark-to-market adjustment for trading securities and derivatives	152.079	136.144	(330.040)	115.603	95.905	(197.058)
Actuarial Assets/Liabilities	(3.592.923)	(4.179.431)	(3.669.548)	(3.592.923)	(4.179.431)	(3.669.548)
Other adjustments	6.501	3.759	38.380	(63.110)	3.759	38.380
Changes
Short-term interbank investments	(54.103.737)	(53.678.169)	(35.462.271)	(70.386.685)	(76.202.677)	(26.815.774)
Securities and derivative financial instruments	468.093	1.320.426	2.516.150	(2.132.742)	(3.233.899)	(6.004.885)
Interbank and interdepartmental accounts	(7.639.479)	(7.999.748)	12.229.012	935.534	1.247.715	12.195.233
Loan operations	(30.674.715)	(45.135.557)	(59.645.321)	(34.745.540)	(52.270.401)	(60.005.106)
Lease operations	6.084	8.502	(7.852)	(38.717)	(413.263)	(1.779.774)
Other claims net of deferred tax	(1.040.091)	5.180.484	(17.737.666)	(766.306)	2.875.269	(20.798.410)
Other assets	(538.421)	(556.829)	1.839.236	(491.203)	(626.390)	1.691.631
Income tax and social contribution	(2.774.176)	(5.555.148)	(4.737.036)	(3.928.538)	(8.030.441)	(5.689.867)
Deposits	15.149.097	13.841.022	84.704.546	13.558.389	16.897.899	82.558.608
Money Market	58.569.829	55.966.488	19.326.746	46.261.488	48.437.052	18.860.251
Repurchase agreements	1.790.627	1.370.970	840.064	1.627.820	818.837	2.181.742
Borrowing and onlendings	1.839.901	749.142	14.049.225	2.294.746	3.101.597	9.840.242
Other liabilities	(395.690)	2.454.996	11.965.425	(1.410.709)	3.665.912	24.427.607
Change Deferred Income	32.792	8.542	98.773	–	–	(122.749)
CASH PROVIDED/(USED IN) OPERATIONS	(8.923.672)	(11.056.347)	45.704.520	(34.010.392)	(32.033.026)	51.870.361

CASH FLOWS INVESTING ACTIVITIES
Securities and Derivatives availlable for sale	(10.562.304)	(9.368.347)	(418.368)	(13.073.244)	(15.118.446)	(416.147)
Securities and Derivatives held to maturity	8.048.294	8.447.014	923.572	8.971.828	10.771.841	(3.292.597)
Dividends receivable from subsidiary/associated companies	1.746.294	2.504.030	1.941.240	–	–	–
(Acquisition) / disposal of fixed assets in use	(809.327)	(1.195.496)	(911.828)	(896.807)	(1.300.154)	(836.192)
(Acquisition) / Disposal of investment	(185.670)	(555.827)	(41.413)	(81.781)	(170.022)	198.362
(Acquisition) of intangible	(1.180.631)	(1.497.276)	(4.259.421)	(2.456.453)	(1.668.061)	(4.329.277)
(Increase) / decrease of deferred	–	–	–	–	–	–
Cash and Cash Equivalents Assets and Liabilities
arising from the merger of Banco Nossa Caixa (Note 5.a.)	(3.552.174)	(4.810.665)	–	(1.958.923)	856.037	–
Cash and Cash Equivalents Assets and Liabilities
arising from the Acquisition of Banco Votorantim (Note 5.b.)	(3.750.000)	(3.750.000)	–	3.113.393	3.113.393	–
CASH PROVIDED/(USED IN) INVESTING ACTIVITIES	(10.245.518)	(10.226.567)	(2.766.218)	(6.381.987)	(3.515.412)	(8.675.851)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in minority interest	–	–	–	(786.540)	(448)	(69)
Subordinated debt	1.698.429	4.615.392	1.754.207	3.864.100	6.781.063	1.760.094
Hybrid capital instruments and debt	2.330.628	2.330.628		2.330.628	2.330.628
Capital increase by shares incorporation	18.308	18.308	568.261	18.308	18.308	568.261
Acquisition of shares in Treasury	–	–	(31.191)	–	–	(31.191)
Dividends and Interest on own capital paid	(3.052.077)	(3.718.268)	(2.830.179)	(3.052.077)	(3.718.268)	(2.830.179)
CASH PROVIDED/(USED IN) FINANCING ACTIVITIES	995.288	3.246.060	(538.902)	2.374.419	5.411.283	(533.084)

Net Cash Variation	(18.173.902)	(18.036.854)	42.399.400	(38.017.960)	(30.137.155)	42.661.426
At the beginning of the period	67.876.413	67.739.365	25.339.965	75.892.942	68.012.137	25.350.711
At the end of the period	49.702.511	49.702.511	67.739.365	37.874.982	37.874.982	68.012.137
Increase (decrease) in cash and cash equivalents	(18.173.902)	(18.036.854)	42.399.400	(38.017.960)	(30.137.155)	42.661.426

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A. Financial Statement In Thousand of Reais	For the years ended December 31, 2008 and 2009

STATEMENT OF ADDED VALUE

			Banco do Brasil						BB Consolidated
Description	2S2009		2009		2008		2S2009		2009		2008
	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%

Income	34.123.123		62.202.168		59.832.719		42.029.153		76.463.226		64.731.313

Financial Intermediation Income	28.395.133		55.998.281		55.348.356		34.715.065		65.729.138		57.115.713
Banking and service fees	5.309.878		10.195.658		9.527.963		7.132.026		13.511.181		11.810.793
Allowance for loans losses	(5.250.016)		(11.414.460)		(8.550.850)		(5.877.342)		(12.396.261)		(8.605.808)
Other income/expenses	5.668.128		7.422.689		3.507.250		6.059.404		9.619.168		4.410.615
Financial Intermediation Expense	(14.512.779)		(29.768.730)		(34.442.361)		(17.913.312)		(35.100.018)		(35.690.512)

Inputs purchased from third parties	(2.968.511)		(5.573.635)		(5.271.236)		(3.703.643)		(6.851.748)		(5.670.403)

Materials, energy and other	(201.058)		(395.819)		(370.493)		(215.847)		(421.965)		(387.595)
Services provided	(428.708)		(793.347)		(774.500)		(507.448)		(960.148)		(901.679)
Others	(2.338.745)		(4.384.469)		(4.126.243)		(2.980.348)		(5.469.635)		(4.381.129)

Communications	(534.367)		(1.016.040)		(984.843)		(586.999)		(1.107.054)		(1.020.894)
Data processing	(416.066)		(769.997)		(702.690)		(544.808)		(969.344)		(713.289)
Transportation	(330.381)		(604.483)		(539.439)		(349.535)		(637.815)		(570.499)
Security and surveillance services	(300.802)		(585.981)		(524.040)		(336.189)		(641.906)		(524.506)
Services of the financial system	(230.799)		(444.561)		(434.802)		(368.679)		(706.601)		(430.414)
Advertising and publicity	(132.928)		(229.320)		(249.269)		(196.331)		(336.254)		(299.204)
Other	(393.402)		(734.087)		(691.160)		(597.807)		(1.070.661)		(822.323)
Added Value	16.641.833		26.859.803		20.119.122		20.412.198		34.511.460		23.370.398

Amortization / depreciation	(1.046.220)		(1.993.106)		(790.703)		(1.305.156)		(2.405.841)		(814.844)
Net Value Added Produced by Entity	15.595.613		24.866.697		19.328.419		19.107.042		32.105.619		22.555.554

Added Value Received in the Transfer	831.318		1.849.552		3.028.642		(324.394)		(989.350)		1.394.233

Equity in the (earning)/loss of subsidiary and associated companies	831.318		1.849.552		3.028.642		(324.394)		(989.350)		1.394.233
Added Value to distribute	16.426.931	100,00	26.716.249	100,00	22.357.061	100,00	18.782.648	100,00	31.116.269	100,00	23.949.787	100,00

DISTRIBUTED OF ADDED VALUE	16.426.931	100,00	26.716.249	100,00	22.357.061	100,00	18.782.648	100,00	31.116.269	100,00	23.949.787	100,00

Personnel	5.096.679	31,03	10.118.498	37,87	8.629.668	38,60	6.256.403	33,31	11.799.456	37,92	8.889.034	37,12

Salaries and fees	3.170.130		6.437.910		5.511.610		3.893.617		7.529.479		5.693.693
Profit sharing	782.609		1.295.282		1.123.567		857.615		1.384.531		1.134.068
Benefits and training	695.502		1.315.641		1.156.463		853.229		1.559.377		1.195.725
FGTS	203.216		386.336		352.029		316.682		527.295		370.997
Others	245.222		683.329		485.999		335.260		798.774		494.551
Income Taxes and Social Contribution	4.982.038	30,33	6.048.783	22,64	4.595.120	20,55	6.110.728	32,53	8.658.974	27,83	5.895.090	24,61

Federal	4.735.475		5.571.089		4.131.099		5.765.612		7.998.623		5.260.451
State	225		699		738		242		733		765
Municipal	246.338		476.995		463.283		344.874		659.618		633.874
Remuneration of Third Party Capital	214.255	1,30	401.446	1,50	329.404	1,48	281.582	1,50	509.728	1,65	362.829	1,51

Rentals	214.255		401.446		329.404		281.582		509.728		362.829
Remuneration of Equity	6.133.959	37,34	10.147.522	37,99	8.802.869	39,37	6.133.935	32,66	10.148.111	32,60	8.802.834	36,76

Interest on capital of the Union	622.684		1.215.612		1.013.441		622.684		1.215.612		1.013.441
Interest on equity to other stockholders	331.328		642.254		534.786		331.328		642.254		534.786
Dividends - main shareholder	978.771		1.439.002		1.291.641		978.771		1.439.002		1.291.641
Dividends - other shareholder	520.801		762.141		681.280		520.801		762.141		681.280
Retained earnings	3.680.375		6.088.513		5.281.721		3.680.375		6.088.513		5.281.721
Minority interests in retained earnings	–		–		–		(24)		589		(35)
The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

1 – The Bank and its Operations

2 – Presentation of the Financial Statements

3 – Summary of main accounting practices

4 – Consolidated Financial Statements

5 – Acquisition of Banco Nossa Caixa S.A. and Banco Votorantim S.A.

6 – Cash and cash equivalents

7 – Short-term Interbank Investments

8 – Securities and Derivative Financial Instruments

9 – Interbank - Credit Linked

10 – Loans

11 – Other Receivables

12 – Foreign exchange portfolio

13 – Other Assets

14 – Investments

15 – Premises and equipment and leased assets

16 – Intangible Assets

17 – Deposits and Money Market Borrowing

18 – Borrowings

19 – Resources from securities issues

20 – Other liabilities

21 – Insurance, pension and capitalization operations

22 – Other Income / Expenses

23 – Non operating income

24 – Stockholder’s Equity

25 – Income and Social Contribution Taxes

26 – Tax credits

27 – Related-party Transactions

28 – Employee Benefits

29 – Remuneration of Employees and Management

30 – Assignment of Employees to Outside Agencies

31 – Commitments, Responsibilities and Contingencies

32 – Risk Management and Regulatory Capital

33 – Other Information

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

1 – The Bank and its Operations

Banco do Brasil S.A. is a publicly listed company established under private law with both public and private stockholders. It is subject to the requirements of Brazilian corporate legislation. Its purpose is to carry out all asset, liability and accessory banking operations, to provide banking services, to intermediate and originate financial transactions in various forms, including foreign exchange transactions and supplementary activities, with an emphasis on insurance, private pension, capitalization, securities brokerage, administration of credit/debit cards, consortiums, investment funds and management portfolios, and to practice any activities permitted for the institutions that are part of the National Finance System. It is also the main financial agent of the Brazilian Federal Government and is therefore required to carry out the functions attributed to it by law, specifically those of Article 19 of Law 4595/1964.

2 – Presentation of the Financial Statements

The Financial Statements have been prepared in accordance with the accounting guidelines derived from Brazilian corporation law, the rules and instructions issued by the Conselho Monetário Nacional (CMN), Brazilian Central Bank (BACEN), the Brazilian Securities Commission (CVM), the National Council of Private Insurance (CNSP), the Superintendency of Private Insurance (Susep), and the National Health Agency (ANS).

Accounting Practices adopted in Brazil (BRGAAP) requiry that Management use its judgment in determining and recording accounting estimates, when applicable. Significant assets and liabilities subject to these estimates and assumptions include the residual value of property, plant and equipment, the allowance for doubtful loans and deferred income tax recorded in assets, the provision for contingencies, the appreciation of derivative financial instruments, and the assets and liabilities relating to benefits for employees. The final amounts for transactions involving these estimates are only known upon their settlement.

They include operations of Banco do Brasil S.A. in Brazil and abroad (Banco do Brasil), and financial and non-financial subsidiaries in Brazil and abroad, special purpose entities, including the Investment Funds in which the Bank controls directly or indirectly, pursuant to CVM Instruction No. 408/2004, and investments in subsidiaries and associated companies, in accordance with BACEN requirements (BB-Consolidated). See details of the companies included in the consolidated financial statements in Note 4.

The balances of foreign branches and subsidiaries included in the financial statements of BB are as follows:

				R$ thousand
	Foreign Branches		Foreign Branches and Subsidiaries
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Current assets	31,972,111	39,145,989	29,007,775	34,790,221
Non Current assets	18,764,942	18,306,440	18,719,675	19,017,554

Long-term receivables	18,712,658	18,262,771	18,516,079	18,949,105
Permanent assets	52,284	43,669	203,596	68,449
Total assets	50,737,053	57,452,429	47,727,450	53,807,775

Current liabilities	33,174,856	42,322,057	29,707,025	37,608,748
Non Current liabilities	15,003,723	11,601,820	14,512,506	11,661,380

Long-term liabilities	14,977,756	11,594,859	14,486,539	11,654,419
Deferred income	25,967	6,961	25,967	6,961
Stockholders’ equity	2,558,474	3,528,552	3,507,919	4,537,647
Total liabilities	50,737,053	57,452,429	47,727,450	53,807,775

Net income (loss)	(94,658)	177,618	(29,186)	223,683

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

For purposes of comparability of financial statements was made in the BB-Consolidated, on 31.12.2008, the reclassification from R$ 557.603 thousand of the grouping of intangible investment due to the goodwill arising on acquisition of investments.

Authorization for conclusion of these financial statements was given by the Executive Board of Directors, on February 23, 2010.

3 – Summary of main accounting practices

a) Statements of income

Income and expenses are recognized on the accrual basis. Transactions with fixed rates are recorded at their redemption value and deferred income and expenses are recorded as a discount to the corresponding assets or liabilities. Variable or foreign-currency-indexed transactions are adjusted to the balance sheet date based on agreed contractual indices.

b) Cash and cash equivalents

Cash and cash equivalents are represented by available funds in local currency, foreign currency, investments in gold, short-term investments with high liquidity and insignificant risk of change in value and limits, with maturity equal to or less than 90 days and do not include short-term interbank investments –financed position (Note 6).

c) Short-term interbank investments

Short-term interbank investments are recorded at their investment or acquisition amount, plus income accrued up to the balance sheet date and adjustment to allowance for losses when applied.

d) Securities

The securities purchased for the Bank’s portfolio are recorded at the actual amount paid, including brokerage charges and fees, and are classified in three separate categories according to management’s intentions, According to Bacen 3.068/2001:

Trading Securities: these are securities purchased to be actively and frequently traded. They are adjusted monthly to market value. The increases and decreases in their value are recorded, respectively, in income and expense accounts for the period;

Securities available for sale: these are securities purchased to be traded at any time. They are adjusted monthly to market value. The increases and decreases in their value are recorded, net of tax effects, in a separate stockholders’ equity account (mark-to-market adjustment).

Securities held to maturity: these are securities that the Bank intends and has the financial ability to hold to maturity. These securities are not adjusted to market value but are held at cost plus accumulated interest. The financial capacity is supported by a cash flow projection that does not consider the possibility of sale of these securities.

The mark-to-market methodology used for securities was established following consistent, verifiable criteria, which consider the average price of trading on the day of calculation or, if not available, the daily adjustment of future market transactions reported by Anbima, BM&FBovespa or the net expected realizable value obtained through the use of future interest rate curves, foreign exchange rates, and price and currency index charged in the settlement.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Income accrued on the securities, irrespective of the category in which they are classified, is appropriated on a daily pro-rata basis on the accrual basis of accounting until the date of maturity or final sale, according to the exponential or straight-line method, based on the contractual remuneration and purchase price, and recorded directly in the statement of income for the period.

Losses with securities classified as available for sale and held to maturity, if considered not to be temporary, are recorded directly in expenses for the period and a new cost basis for the asset is determined.

Upon sale, the difference between the sale amount and the cost of acquisition plus accrued income is recorded as a gain or loss on securities on the date of the transaction.

e) Derivative Financial Instruments

Derivative financial instruments are recorded at market value at each monthly trial balance and balance sheet date. Increases or decreases in value are recorded in income or expense accounts of the respective financial instruments.

The mark-to-market methodology used for derivative financial instruments was established following consistent, verifiable criteria, which consider the average price of trading on the date of calculation or, if not available, pricing models that estimate the expected net realizable value, according to the characteristics of the derivatives.

Derivative financial instruments used to offset, in whole or in part, the risks arising from exposure to variations in market values of financial assets or liabilities or future cash flows are considered hedge instruments and are classified according to their nature:

Market Risk Hedge - the increases or decreases in the value of the derivative financial instruments, as well as of the hedged item, are recorded in income accounts in the statement of income for the period;

Cash Flow Hedge - the effective portion of the increases or decreases in the value of the derivative financial instruments classified in this category are recorded, net of tax effects, in a separate Stockholders’ Equity account. The effective portion is that where the variation in the hedged item, directly related to the corresponding risk, is offset by the variation in the derivative financial instrument used as the hedge, considering the accumulated effect of the transaction. Other variations in these instruments are recorded directly in income for the period.

f) Loans, lease operations, advances on foreign exchange contracts, other receivables with loan characteristics and allowance for loan losses

Loans, leases, advances on foreign exchange contracts and other receivables with loan characteristics are classified according to Management’s judgment with respect to the level of risk, taking into consideration market conditions, past experience and specific risks in relation to the operation, to borrowers and guarantors, observing the parameters established by CMN Resolution 2682/1999, which requires periodic analyses of the portfolio and its classification into nine levels, ranging from AA (minimum risk) to H (maximum risk), as well as the classification of operations more than 15 days overdue as non-performing.

Income from loans overdue for more than 60 days, regardless of their risk level, will only be recognized as income when effectively received.

Operations classified at level H, which remain in this classification for 180 days, are written off against the existing provision and monitored for five years in memorandum accounts, but do not appear in the balance sheet.

Renegotiated operations are maintained, at a minimum, at the same level at which they were rated. The renegotiations of loans already written off against the allowance are rated as H and any gains from renegotiation are only recognized as income when effectively received.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

The allowance for loan losses is considered sufficient by management wich satisfies the minimum requirements established by CMN Resolution 2682/1999 (Note 10.f).

g) Income and Social Contribution Taxes

Income tax is calculated at the basic rate of 15% plus a surcharge of 10%. As of May 1, 2008, Social Contribution is being calculated at the rate of 15% for financial and insurance companies and 9% for other companies. (Up to April 30, 2008 the rate was 9% for all companies).

Tax credits are recorded by applying the current tax rates to the difference between their respective fiscal and accounting bases. The Bank follows the criteria for recording, maintaining, and writing off the tax credits as established by CMN Resolution 3059/2002, and amended by CMN Resolution 3355/2006, and they are supported by a study of their capacity for realization.

The deferred tax liabilities are made by applying the current rates of taxes on their respective bases.

h) Prepaid Expenses

Refer to the application of funds in payments made in advance, and the benefits will be felt or the services will be rendered in subsequent periods.

i) Permanent assets

Investments – The investments in subsidiaries and associated companies with significant influence or with participation of 20% or more voting shares in other companies and which are part of a group or are under common control are evaluated by the equity method based on the value of the equity related or controlled in accordance with the instructions and rules of the Central Bank and the CVM.

The statements of the branches and subsidiaries abroad are adapted to the prevailing accounting criteria in Brazil and translated into Brazilian Reais using current exchange rates, in conformity with BACEN Circulars 2397, of December 29,1993 and 2571, of May 17,1995, and their impacts are recorded in the statement of income for the period. Other permanent investments are stated at cost, restated for inflation up to December 31, 1995, and, if necessary, are adjusted to market value through the formation of a provision, according to the current rules.

Property and equipment – Property and equipment is stated at cost less depreciation, calculated using the straight-line method at the following annual rates: buildings and improvements - 4%; vehicles - 20%; others - 10%.(Note 15)

Deferred – Deferred assets are recorded at cost of acquisition or formation, net of accrued amortizations. They are composed mainly of expenditures with restructuring and leasehold improvements as a result of opening branches, which are amortized according to rates based on rental terms, as well as expenditures on the acquisition and development of information systems, which are amortized at 20% p.a.

Intangible – Intangible Assets consist of rights that have as their object intangible assets intended for the maintenance of the company or that are exercised for that purpose, including goodwill acquired. An asset meets the criteria for identification as an intangible asset, in accordance with CMN Resolution 3642/2008, when it is inseparable, i.e. it can be separated from the entity and sold, transferred or licensed, rented or exchanged, individually or jointly with a contract, related assets or liabilities, regardless of the intention for use by the entity; or results from contractual rights or other legal rights, regardless of whether these rights are transferable or separable from the entity or other rights and obligations.

The carrying value of intangible assets with definite useful life subject to amortization refers to the amounts disbursed for acquisition of rights for providing banking services (acquisition of payrolls) and acquisition/

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

development of software (Note 16). The amortization of intangible assets is usually done in a linear method during a period of economic benefit estimated and accounted for in Other Administrative Expenses.

j) Decrease in the recoverable value of non-financial assets – impairment

A loss through impairment is recognized if the carrying value of an asset or its cash-generating unit exceeds its recoverable value. A cash-generating unit is the smallest identifiable group of assets that generates cash entries, which are largely independent of the cash entries from other assets or groups of assets. Losses through impairment are recognized in income for the period.

From 2008, the values of non-financial assets, excluding tax credits and other assets, are reviewed at least annually to determine whether there is any indication of loss through impairment.

k) Benefits for employees

Short-term benefits for current employees are recognized on the accrual basis as the services are provided. Post-employment benefits, comprising supplementary retirement benefits, medical assistance and other benefits for which the Bank is responsible, were calculated at December 31, 2009 in accordance with criteria established by CVM Resolution 371/2000 (Note 28.b).

The actuarial asset recognized in the balance sheet (Note 28) refers to the Actuarial gains calculated in accordance with CVM Resolution No 371/2000 and its implementation must occur by the end of the plan. There may be partial completion of actuarial, conditioned upon satisfying the requirements of the Supplementary Law No 109/2001 and Resolution CGPC No 26/2008 of 29.09.2008.

l) Operations related to insurance, pension and capitalization activities

Statement of income

Insurance premiums and selling expenses are recorded upon the issuing of policies or upon billing and are recognized in the statement of income, according to the elapsed period of coverage. Revenues from premiums and the corresponding selling expenses, related to present risks without the issuing of respective policies are recognized in the statement of income at the beginning of the coverage, based on estimates.

Income from insurance premiums covering future risks is deferred over the period of validity of the insurance policies, through the recording of provision for unearned premiums, based on the net withholding of earned premiums issued.

Accepted coinsurance, retrocession and DPVAT (Personal injuries caused by motor vehicles) convention operations are recorded based on information received from similar companies, IRB Brasil Resseguros S.A. and the Seguradora Lider, respectively.

The revenue from pension plans, life insurance plans with living benefits and capitalization plans are recognized in the statement of income when effectively received, as a contra-entry to the recognition of technical provisions, except the revenue to cover risks in cases of combined pension plans, which must be recognized by the duration of the risk, regardless of your receipt. The selling costs are deferred on the issuing of the contract or policy and allocated to results on a straight-line basis, over the average estimated period for their recovery, except the ones related to capitalization.

Other income and expenses are determined according to the accrual basis of accounting.

Technical Provisions

Rules and procedures for the formation of technical provisions are regulated by Resolutions 36/2000, 162/2006, 181/2007 and 195/2008 of the National Council of Private Insurance (CNSP) and Regulatory

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Resolution 75/2004 of the National Health Agency (ANS), and calculated in accordance with the specific actuarial technical notes approved by the Superintendency of Private Insurance (SUSEP) and the National Health Agency (ANS).

Insurance

The Provision for Unearned Premiums represents the portions of premiums that will be allocated to income over the course of the insurance policies, as calculated on a daily pro rata basis.

The Provision for Unearned Premiums for Present Risks But Not Yet Issued represents the adjustment for the Provision for Unearned Premiums given the existence of risks assumed by the insurance company where the policy covering the risk has not yet been formally issued, except fot health plan insurance.

The Provision for Premium Deficiency represents the need for coverage of possible deficiencies of the Provision for Unearned Premiums due to the expectations of payment and re-assessment of claims incurred.

The Provision for Unsettled Loss Claims represents the forecast of probable indemnifications, judicial or otherwise, net of recoveries, determined based on notices received up to the balance sheet date, adjusted by the estimate for Claims Incurred But Not Enough Reported (IBNER).

The Provision for Claims Incurred but not Reported_ [IBNR - Incurred But Not Reported and PEONA - Provision for Events Occurred but not Reported (of the health insurance segment)] represents the amount expected of claims incurred but not reported until the base date of the financial statements.

The Premium Complementary Provision (PCP),_recorded in “Other Provisions”, has as object to maintain the company protected in monthly transactions, keeping the amount of the technical premium provisions (PPNG and PPNG-RVNE) higher or equal to the daily average of the month of calculation.

Pension plan

The mathematical reserves related to pension plans represent the current value of the liabilities in the form of a living income, pension and savings, determined through actuarial calculations and assumptions in the financial regimes of capitalization, allocation of hedge capital and simple allocation, respectively.

Particularly for the pension and insurance plans of the PGBL and VGBL type, the mathematical provision for future benefit payments represents the sum of the premiums and contributions transferred by the participants, net of the loading rate, plus the financial income earned from the investments of the resources. This provision refers to participants whose perception of the benefits has not yet started and Mathematics Provision of benefits refers to those already in enjoyment of benefits.

The provisions for a deficiency in contributions and in premiums are formed to meet the possible adverse changes in the technical risks made in the mathematical provisions of benefits to be granted, resulting from the trend for a higher survival rate of participants and the calculation is made using the Mitigated AT 2000 Male/Female mortality table and related assumptions, considering all the plans sold.

The provision for financial fluctuation is formed to account for the potential impacts of unfavorable variations in future rates of funds earmarked for the payment of benefits and redemptions to participants, considering the minimum remuneration guaranteed in existing contracts.

Capitalization

The mathematical reserve for redemption is calculated on the face value of the notes, restated based on actuarial technical notes approved by Susep.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

The provisions for redemption of overdue and prepaid notes are recorded at the values of the notes with finalized and rescinded capitalization periods, restated in the period between the date of the right to redemption and effective settlement.

The amounts earmarked for the formation of the provision for unrealized draws for prizes are calculated on the face value of the notes, based on actuarial technical notes approved by Susep, and the write-off of the provision for unrealized draws for prizes is recorded at the amount equivalent to the lapsed risk, i.e., the balance of the provision for unrealized draws for prizes represents the deferred amounts of draws for prizes not yet made.

The provision for draws for prizes payable is formed at the amounts of the notes payable from draws for prizes, restated for the period between the date of the draw and the effective payment.

m) Contingent Assets and Liabilities and Legal Obligations

The recognition and disclosure of contingent assets and liabilities and legal obligations are made in accordance with the criteria defined in CVM Resolution 3535/2008 (Note 31).

Contingent assets are only recognized in the financial statements upon the existence of evidence guaranteeing their realization usually represented by the final judgment of the lawsuit and by the confirmation of the capacity for its recovery by receipt or offsetting by another receivable.

Contingent liabilities are recognized in the financial statements when, based on the opinion of legal advisor and Management, the risk of loss of legal or administrative proceedings is considered probable, with a probable outflow of financial resource fot the settlement of obligation and when the amounts involved are measurable with sufficient assurance, and judicial figures when reporting monthly and revised as follows:

Aggregated – cases that are similar and recurring in nature and whose values are not considered relevant. Provisions are based on statistical data for groups of cases, type of judicial body (Special Civil Court or Common Court) and plaintiff. For labor claims and civil claims related to economic plans, provisions are based on the average payments for cases closed in the last 24 and 12 months respectively; and

Individual – cases considered unusual or whose value is considered relevant by our legal counsel. Provisions are based on: the amount claimed; probability of an unfavorable decision; evidence presented; evaluation of legal precedents; other facts raised during the process; judicial decisions made during the course of the case; and the classification and the risk of loss of legal actions.

Contingent liabilities considered as possible losses are not recognized in the balance sheet and only need to be disclosed in the notes to the financial statements, while those classified as remote do not require provisioning or disclosure.

Legal obligations (tax and social security) originate from tax obligations established in the legislation, and, regardless of the probability of success of lawsuits in progress, the amounts are recognized in full in the financial statements.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

4 – Consolidated Financial Statements

The consolidated financial statements include the Banco do Brasil and the direct and indirect subsidiaries and affiliates listed below:

				Total Share
				12.31.2009	12.31.2008
Financial Activities - Domestic			Activity
BB Gestão de Recursos–Distribuidora de Títulos e Valores Mobiliários S.A.	(1)	(11)	Asset Management	100%	100%
BB Banco de Investimento S.A.	(1)	(11)	Investment Bank	100%	100%
BB Banco Popular do Brasil S.A.	(1)	(11)	Banking	100%	100%
BB Leasing S.A. – Arrendamento Mercantil	(1)	(11)	Leasing	100%	100%
BESC Distribuidora de Títulos e Valores Mobiliários S.A.	(1)	(11)	Asset Management	99.62%	99.62%
BESC Financeira S.A. – Crédito, Financiamento e Investimentos	(1)	(11)	Loans and Financing	99.58%	99.58%
BESC Leasing S.A. – Arrendamento Mercantil	(1)	(11)	Leasing	99%	99%
Banco Nossa Caixa S.A.	(2)		Bank	–	–
Banco Votorantim S.A.	(3)	(11)	Bank	50%	–

Financial Activities - Abroad
Banco do Brasil – AG. Viena	(1)	(11)	Banking	100%	100%
BB Leasing Company Ltd.	(1)	(11)	Leasing	100%	100%
BB Securities LLc.	(1)	(11)	Broker	100%	100%
BB Securities Ltd.	(1)	(11)	Broker	100%	100%
Brasilian American Merchant Bank – BAMB	(1)	(11)	Banking	100%	100%
BB USA Holding Company, Inc	(1)	(11)	Holding company	100%	100%

Insurance, Pension Plans and Capitalization
Cia. de Seguros Aliança do Brasil	(4)	(11)	Insurance	100%	100%
Nossa Caixa Capitalização S.A.	(5)	(11)	Capitalization	100%	–
Brasilveículos Companhia de Seguros	(6)	(11)	Insurance	70%	70%
Brasilcap Capitalizações S.A.	(6)	(11)	Capitalization	49.99%	49.99%
Brasilprev Seguros e Previdência S.A.	(6)	(11)	Insurance /Pension	49.99%	49.99%
Brasilsaúde Companhia de Seguros	(6)	(11)	Insurance /Health	49.92%	49.92%
Seguradora Brasileira de Crédito à Exportação – SBCE	(6)	(12)	Insurance	12.09%	12.09%
BB Seguros Participações S.A.	(7)	(11)	Holding the branch secu	100%	–
BB Aliança Participações S.A.	(7)	(11)	Holding the branch secu	100%	–

Other activities
Ativos S.A.	(4)	(11)	Acquisition of receivables	100%	100%
BB Administradora de Cartões de Crédito S.A.	(4)	(11)	Rendering of services	100%	100%
BB Administradora de Consórcios S.A.	(4)	(11)	Consortiums	100%	100%
BB Corretora de Seguros e Administradora de Bens S.A.	(4)	(11)	Broker	100%	100%
BB Tur Viagens e Turismo Ltda.	(4)	(12)	Tourism	100%	100%
BB Money Transfers, Inc	(4)	(11)	Rendering of services	100%	100%
Nossa Caixa S.A. – Administradora de Cartões de Crédito	(5)	(11)	IT	100%	–
Cobra Tecnologia S.A.	(4)	(12)	Rendering of services	99.94%	99.39%
Cia. Brasileira de Soluções e Serviços CBSS – Visavale	(6)	(12)	Rendering of services	40.35%	40.35%
Cielo S.A. (Cia. Brasileira de Meios de Pagamento CBMP – Visanet)	(8)	(11)	Rendering of services	23.60%	31.63%
Kepler Weber S.A.	(8)	(12)	Industry	17.65%	17.67%
Neoenergia S.A.	(8)	(11)	Power	11.99%	11.99%
Companhia Brasileira de Securitização – Cibrasec	(6)	(12)	Acquisition of receivables	9.09%	9.09%
Tecnologia Bancária S.A. – Tecban	(6)	(12)	Rendering of services	9.02%	8.96%
Dollar Diversified Payment Rights Finance Company	(9)	(11)	Acquisition of receivables	–	–
BV Participações S.A.	(10	(11)	Holding	50%	–

(1) Financial subsidiaries.

(2) On 11.30.2009, the Shareholders approved the merger of Banco Nossa Caixa. The balances of equity accounts have been absorbed by BB-Commercial Bank on the date of incorporation, after the lifting of the Balance of Absorption. The financial statements of BB-Consolidated suite drives revenue and expenditure of Nossa Caixa, the period between the date of purchase and date of incorporation (April to November/2009).

(3) Financial company, with joint control with Votorantim Finanças, included proportionately in the consolidation (Note 5). Including the investments funds, in which the Bank directly or indirectly controls, according to CVM Instruction No. 408/2004.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

(4) Non financial subsidiaries. The Alliance Insurance Co. of Brazil set up temporarily as “sole proprietorship”, in the form of art. 206, paragraph I, item d, of Law No. 6404/1976, in view of the process of reorganization of the security sector (Note 33.i).

(5) Non financial subsidiaries of Banco Nossa Caixa S.A. which was embedded by the Banco do Brasil on November 30,2009.

(6) Jointly controlled non-financial companies, included proportionally in the consolidation as recommended by the Banco Central, based on paragraph 2 of Article 22 of Law 6385/1976, complemented by Law 9447/1997, with the wording given by Decree 3995/2001.

(7) Non financial subsidiaries set up in September/2009. (Note 33.i).

(8) Non financial affiliated companies included proportionally in the consolidation as recommended by the Central Bank, based on paragraph 2 of Article 22 of Law 6385/1976, complemented by Law 9447/1997, with the wording given by Decree 3995/2001.

(9) Non financial of a Special Purpose Entity.

(10) Non-financial company, with joint control with Votorantim Finanças, included proportionately in the consolidation (Note 5).

(11) Data for consolidation related to December 2009.

(12) Data for consolidation related to November 2009.

We present below, the consolidated balances comprising the financial group (branches and financial subsidiaries in Brazil and abroad) and the Non-Financial Subsidiaries/Associated Companies presented in the financial statements of the Bank.

Balance Sheet

	Financial		Non-Financial		Eliminations		Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Current and Long-Term Assets	669,389,221	495,339,095	26,485,905	17,503,018	(4,335,886)	(1,080,933)	691,539,240	511,761,180

Cash and cash equivalents	7,741,969	5,385,499	130,964	220,714	(30,163)	(61,363)	7,842,770	5,544,850
Short-term interbank deposits	168,353,947	119,299,453	459,155	311,640	(415,142)	(202,796)	168,397,960	119,408,297
Securities and derivatives	107,244,986	73,223,320	19,044,243	13,909,009	(1,952,348)	(223,755)	124,336,881	86,908,574
Loans and leasing operations	266,659,173	193,849,134	–	–	(175,513)	–	266,483,660	193,849,134
Other receivables	119,389,146	103,581,689	6,851,543	3,061,655	(1,762,720)	(593,019)	124,477,969	106,050,325
Permanent Assets	19,290,689	10,876,110	2,540,898	990,683	(4,821,984)	(2,355,156)	17,009,603	9,511,637

Investments	9,143,477	3,068,920	2,323,846	810,076	(4,821,984)	(2,355,156)	6,645,339	1,523,840
Property and equipment	4,070,208	3,217,848	145,499	124,962	–	–	4,215,707	3,342,810
Intangible	5,646,143	4,040,645	30,736	–	–	–	5,676,879	4,040,645
Deferred charges	430,861	548,697	40,817	55,645	–	–	471,678	604,342
Total Assets	688,679,910	506,215,205	29,026,803	18,493,701	(9,157,870)	(3,436,089)	708,548,843	521,272,817

Current and Long-Term Liabilities	652,560,529	476,277,652	23,313,077	16,208,004	(3,444,169)	(1,150,089)	672,429,437	491,335,567

Deposits	337,850,442	271,121,700	38,317	–	(324,932)	(280,604)	337,563,827	270,841,096
Money Market repurchase commitment	161,231,327	91,434,096	–	–	(410,140)	(303,732)	160,821,187	91,130,364
Borrowings and onlendings	37,701,801	30,052,203	333,523	199,701	(175,762)	(90,588)	37,859,562	30,161,316
Other liabilities	115,776,959	83,669,653	22,941,237	16,008,303	(2,533,335)	(475,165)	136,184,861	99,202,791
Minority Interest in Subsidiaries	116	303	25	–	–	(303)	141	–

Stockholders’ equity	36,119,265	29,937,250	5,713,701	2,285,697	(5,713,701)	(2,285,697)	36,119,265	29,937,250

Total Liabilities	688,679,910	506,215,205	29,026,803	18,493,701	(9,157,870)	(3,436,089)	708,548,843	521,272,817

Income Statement

	Financial		Non-Financial		Eliminations		Consolidated
	2009	2008	2009	2008	2009	2008	2009	2008
Income from Financial Intermediation	64,351,226	56,105,725	1,384,408	1,039,159	(6,496)	(29,171)	65,729,138	57,115,713
Expenses from Financial Intermediation	(46,685,265)	(43,587,794)	(825,127)	(621,244)	14,113	(87,282)	(47,496,279)	(44,296,320)
Gross Financial Intermediation Income	17,665,961	12,517,931	559,281	417,915	7,617	(116,453)	18,232,859	12,819,393

Other Operating Income / Expenses	(4,728,797)	(1,110,924)	1,522,443	1,099,250	(1,434,704)	(1,138,245)	(4,641,058)	(1,149,919)
Operating Net income	12,937,164	11,407,007	2,081,724	1,517,165	(1,427,087)	(1,254,698)	13,591,801	11,669,474

Non-operating Net income	1,840,531	150,801	3,097	261,743	–	–	1,843,628	412,544
Income before taxes	14,777,695	11,557,808	2,084,821	1,778,908	(1,427,087)	(1,254,698)	15,435,429	12,082,018

Income Tax and Social Contribution	(3,275,906)	(1,626,005)	(626,881)	(519,111)	–	–	(3,902,787)	(2,145,116)
Profit Sharing	(1,353,627)	(1,128,932)	(30,904)	(5,136)	–	–	(1,384,531)	(1,134,068)
Minority Interest Sharing	(640)	(2)	51	37	–	–	(589)	35
Net Income	10,147,522	8,802,869	1,427,087	1,254,698	(1,427,087)	(1,254,698)	10,147,522	8,802,869

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

5 – Acquisition of Banco Nossa Caixa S.A. and Banco Votorantim S.A.

(a) Banco Nossa Caixa S.A.

On December 19, 2008, Banco do Brasil and the State Government of São Paulo entered into a share purchase agreement for acquisition of the share control of Banco Nossa Caixa S.A., through the sale of 76,262,912 common shares, belonging to the State, equivalent to 71.25% of the total capital stock and of the voting capital of Banco do Brasil. The transaction was authorized by the São Paulo State Legislature, under the terms of State Law 13286 of December 18, 2008, and approved by the Special General Shareholders’ Meeting of Banco do Brasil on December 23, 2008.

The price stipulated for the sale was R$ 5,386,496 thousand (R$ 70.63 per share), payable in 18 monthly installments of R$ 299,250 thousand, calculated based on an economic/financial evaluation, considering the prospects of future profitability and the discounted cash flow of Banco Nossa Caixa, in conformity with article 224 of Law 6404/1976.

On March 10, 2009, the Banco Central do Brazil sent correspondence to Banco do Brasil communicating the approval of the transfer of share control from Nossa Caixa to Banco do Brasil.

On March 16, 2009, after fulfilling all the precedent conditions for the closing of the transaction for acquisition of the share control of Banco Nossa Caixa, there was the payment to the Statement Government of São Paulo of the first installment and the transfer of shares to Banco do Brasil, which became its controlling shareholder.

Banco do Brasil already paid 10 installments to the Government of the State of São Paulo, totaling R$ 3,217,414 thousand, leaving 8 installments, with balance due on 12.31.2009 of R$2,657,611 thousand. These values were adjusted to the Selic rate of 11.20.2008 as per the respective terms of the contract. The balance due is recorded in Other Liabilities - Obligations for purchase of goods and rights (Note 20.f).

The initial records of the transaction involved the accounting, in Banco do Brasil, of the amount of the investment and the respective goodwill as per the terms negotiated with the State Government of São Paulo, and in Nossa Caixa, of the amount of the adjustments resulting from the adaptation of accounting criteria and estimates to those adopted by the new controlling shareholder. The amounts of the investment and the goodwill were determined based on the balance sheet of Nossa Caixa as of December 31, 2008, restated until March 31, 2009, by the existing differences in criteria.

On 07.21.2009, the Banco do Brasil published the Notice of Public Offer to acquire up to all the common shares issued by the Banco Nossa Caixa, representing 28.749781953% of the total share capital and voting, not included in the operation of disposal of control.

On 04.09.2009, in accordance with Article 254 of Law No 6404/1976 and Regulation of Bovespa’s New Market, the auction was conducted through electronic trading on the BM & F Bovespa - Bovespa segment, where they were 30,041,404 shares traded, with a total value of R$ 2,304,984 thousand, representing 97.62% of the total held by minority shareholders (30,772,541), ensuring the right to sell their shares at least under the same terms offered to the Government of the State of Sao Paulo. Thus, completion of the Offer, the Banco do Brasil held 106,304,316 shares, representing 99.32% of Banco Nossa Caixa.

On November 30, 2009 the Extraordinary General Meeting approved the merger of Banco Nossa Caixa by Banco do Brasil, as well as the R$ 18,308 thousand capital increase by Banco do Brasil arising from the issue of 1,674,027 common registered shares with no par value, with the rights and entitlements as found in the By-laws. Equity capital rose from R$ 18,548,611 thousand to R$ 18,566,919 thousand, by transferring the merged company’s shareholders’ equity into the merging company. As a natural outcome, Banco Nossa Caixa was extinguished pleno jure as a legal entity, and Banco do Brasil became the universal successor of Banco Nossa Caixa’s rights and obligations.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Pursuant to article 264 in Law 6404/1976, assessments were performed on Banco do Brasil (at fair market value) and on Banco Nossa Caixa (at its economic and financial value by means of a discounted cash flow) in accordance with article 224 of Law 6404/1976. Based on this assessment, Nossa Caixa’s minority shareholders received Banco do Brasil shares at a replacement rate of 2.28873181 common registered shares issued by Banco do Brasil for one common registered share issued by Nossa Caixa.

The right to withdrawal of the minority shareholders of Nossa Caixa does not apply to shares acquired after October 10, 2009, as provided for by art. 137, § 1 of Law 6404/76. Dissident shareholders may only exercise their right to withdraw at the Nossa Caixa share’s book value on June 30, 2009, equal to R$ 25.42 pursuant to Law 6404/1976, article 264, § 3, and article 137, indentation II.

The total value of goodwill determined, shown in the following table, mainly based on future income/losses forecast, is accounted for in permanent assets - Investment, being amortized according to Bacen circular 1273/1987 (Nota 14.c)

We present below the calculation of the investment and the goodwill, after the adjustments made in Banco Nossa Caixa, for unification of accounting criteria and after the publics offering:

R$ thousand
Acquisition of shares held by the Government of Sao Paulo, 03.16.2009
Shareholders’ Equity of Banco Nossa Caixa on 12.31.2008	3,180,682
Increase in Shareholders’ Equity in the 1Q 2009 (prior-year adjustment and mark-to-market of securities)	29,184
Results for the 1st quarter of 2009, before the adjustments for unification of accounting practices	(36,236)
Adjustments made in Nossa Caixa for unification of accounting practices with Banco do Brasil(1)	(216,917)
Shareholders’ Equity of Nossa Caixa	2,956,713
Amount of the Investment in Banco do Brasil (71.2499527144%)	2,106,657
(a) Amount of goodwill for the acquisition	3,490,097
Price for the acquisition of shares, restated on 3.16.2009	5,596,754

- Price for the acquisition of shares, pursuant to the contract signed on 11.20.2008	5,386,496
- Restatement of the price for the acquisition of shares, on 3.16.2009 (Selic rate)	210,258
Public Offering of shares, held on 04.09.2009
Adjusted Shareholders’ Equity of Nossa Caixa, on 07.31. 2009	2,971,655
Amount of the Investment in Banco do Brasil (28.0667044877%)	834,053
(b) Amount of goodwill for the acquisition	1,470,931
Price for the acquisition of shares, on 09.04. 2009	2,304,984
Total value of goodwill for the acquisition of 99.32% of Banco Nossa Caixa (a + b)(2)	4,961,028

(1) Adjustments made in the financial statements of Nossa Caixa, resulting from standardization of accounting criteria and estimates to those adopted by the new controlling shareholder, Banco do Brasil. The responsibility for the obligations resulting from these adjustments was under discussion with the former controlling shareholder of Nossa Caixa. With the change in share control, on March 16, 2009, this responsibility was formally assigned to Banco do Brasil. Adjustments included: reinforcement of the provision for loan losses, civil, labor and tax contingencies; and the liabilities with health and pension plans. In addition, tax credits were recorded on temporary differences originating from the adjustments made as well as on tax credits not recorded in prior years. These adjustments totaled R$288,135 thousand in the 1st quarter of 2009 and R$166,406 thousand, the 2nd quarter of 2009, and R$241,822 thousand, the 3rd quarter of 2009, and R$4,198 thousand, the 4th quarter of 2009.

(2) Until 12.31.2009, the amortization of goodwill to R$ 60,792 thousand, based on projections of results that supported the business in accordance with Circular No. 1273/1987 of the Banco Central do Brasil (Note 14c).

The equity interests of Banco Nossa Caixa, are as follows:

Nossa Caixa Capitalização S.A.	Subsidiary	100%
Nossa Caixa S.A. – Administradora de Cartões de Crédito	Subsidiary	100%
Mapfre Nossa Caixa Vida e Previdência S.A.	Associated company	49%

b) Partnership with Votorantim Finanças S.A.

On 9.28.2009, after approval by the Banco Central do Brasil on 9.11.2009, Banco do Brasil and Votorantim Finanças S.A. concluded the strategic partnership establishment operation, commenced on 1.9.2009, through a contract of sale and subscription of shares executed between them, in which Banco do Brasil

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

became the holder of 50.00% of the total capital stock (49.99% of the common shares and 50.01% of the preference shares) and 50% of the total capital stock of BV Participações S.A. The operation cost Banco do Brasil the amount of R$ 4,200,000 thousand, as follows:

a)	acquisition, by Banco do Brasil, of 33,356,791,198 common shares issued by Banco Votorantim and belonging to Votorantim Finanças for the price of R$ 2,969,789 thousand;

b)	subscription, by Banco do Brasil, of 7,412,620,277 new preferred shares issued by Banco Votorantim for the price of R$ 1,200,000 thousand;

c)	acquisition, by Banco do Brasil, of 15,105,692 common shares and 15,105,702 preference shares of BV Participações S.A., holding company that owns all the shares issued by the companies BV Sistemas, CP Promotora de Vendas and Votorantim Corretora de Seguros, for the price of R$ 30,211 thousand.

The payment to Votorantim Finanças was negotiated as follows:

a)	on 9.28.2009, cash deposits in assigned accounts at Banco Votorantim, in the amount of R$ 2,160,000 thousand and at Banco do Brasil, in the amount of R$ 840,000 thousand (earmarked for a price adjustment as a result of possible contingencies identified in the future in the Due Diligence in progress);

b)	cash payment in the amount of R$ 750,000 thousand, on 9.28.2009, plus R$ 450,000 thousand 180 days after this date, relating to the subscription of the preference shares of Banco Votorantim.

Considering the complexity of the matter and the time that would be required to identify and measure all the existing criteria difference, it was determined that the initial records would be made based on the “bestestimate” possible under the circumstances, and that the definitive records of all differences would be made during a subsequent period of no more than one year, having as a contra entry the adjustment of the initial goodwill of the transaction. The total amount of the goodwill established, presented in the chart below, based on estimates of future results, is accounted under Permanent Assets - Investments and is amortized according to Central Bank Circular No. 1273/1987 (Note 14.c).

The governance of Banco Votorantim and of BV Participações S.A. is shared between Votorantim Finanças and Banco do Brasil. The Board of Directors is on the same level, with 3 members appointed by each institution, and the chairmanship of the Board will be alternated annually. All strategic decisions will be made jointly.

Hence the book balances of Banco Votorantim and of BV Participações S.A. are henceforth included in the consolidated financial statements, in proportion to the share in the total capital stock, as follows: assets and liabilities consolidated as of September/2009 and recognition of the equity accounting results and consolidation of the balances of income and expenses, as from October/2009.

We present below the calculation of the amount of the investment and of the goodwill/negative goodwill from the acquisition of the interest in Banco Votorantim and Votorantim Participações S.A.:

	R$	Thousand
Banco Votorantim S.A.
Adjusted Shareholders’ Equity of Banco Votorantim on 09.30.2009(1)		7,451,908
Amount of the Investment at Banco do Brasil (50%)		3,725,954
Amount of goodwill for the acquisition(2)		443,835
Price for the acquisition of shares, on 09.28.2009		4,169,789

Votorantim Participações S.A.
Adjusted Shareholders’ Equity of Votorantim Participações on		76,676
Amount of the Investment at Banco do Brasil (50%)		38,338
Amount of the discount for the acquisition		(8,127)
Price for the acquisition of shares, on 09.28.2009		30,211

(1) Shareholders’ Equity adjusted by the result accumulated up to 9.30.2009 and considering the capital realization of R$ 450,000 thousand (recorded in Unrealized Capital at Banco Votorantim).

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

(2) Goodwill on the acquisition of the 33,356,791,198 common shares, in the amount of R$ 218,834 thousand, is recorded in Permanent Assets - Investments, while goodwill on the acquisition of the 7,412,620,277 new preference shares in the amount of R$ 225,001 thousand, is recorded in Other Receivables, until approval by Bacen of the minutes of the Extraordinary General Meeting of Banco Votorantim that decided on the capital increase. The total amount of goodwill, determined with a basis on the forecast of future results, and is being amortized in accordance with Bacen Circular n.º 1273/1987 (Note 14c).

The relevant equity interests of Banco Votorantim S.A. are as follows:

BV Financeira S.A. – Crédito, Financiamento e Investimento	Domestic subsidiary	99.99%
BV Leasing – Arrendamento Mercantil S.A.	Domestic subsidiary	99.99%
Votorantim Corretora de Títulos e Valores Mobiliários Ltda.	Domestic subsidiary	99.98%
Votorantim Asset Management DTVM Ltda.	Domestic subsidiary	99.99%
Votorantim Bank Limited	Foreign subsidiary	100%
Banco Votorantim Securities Inc.	Foreign subsidiary	100%

The equity interests of BV Participações S.A. are as follows:

CP Promotora de Vendas Ltda.	Domestic subsidiary	100%
BV Sistemas Ltda.	Domestic subsidiary	100%
Votorantim Corretora de Seguros Ltda.	Domestic subsidiary	100%

c) Financial statements

We present below the financial position and that of results, encompassing the Economic and Financial Conglomerate, with the BB-Consolidated position without Banco Nossa Caixa and Banco Votorantim and BB-Consolidated with Banco Nossa Caixa and Banco Votorantim:

Balance Sheet

We present below, for comparative purposes, the consolidated balances involving the Economic/Financial Group, with the position prior to and subsequent to the acquisition of Banco Nossa Caixa and Banco Votorantim:

				R$ Thousand
		12.31.2009
	BB-Consolidated without Banco Nossa Caixa and Banco Votorantim	Banco Nossa Caixa(1)	Banco Votorantim(2)	BB-Consolidated including Banco Nossa Caixa and Banco Votorantim
Current Assets and Long-Term Receivables	588,926,142	60,293,047	42,320,051	691,539,240

Cash and cash equivalents	7,189,474	533,340	119,956	7,842,770
Short-term Interbank Investments	155,327,992	2,357,235	10,712,733	168,397,960
Securities and Derivatives	88,323,185	26,916,336	9,097,360	124,336,881
Loan and lease operations	227,281,857	19,009,985	20,191,818	266,483,660
Other receivables	110,803,634	11,476,151	2,198,184	124,477,969
Permanent Assets	10,066,717	1,682,670	80,354	17,009,603

Investments(3)	1,359,731	78,955	26,791	6,645,339
Property, plant and equipment	3,883,469	303,173	29,065	4,215,707
Intangible assets	4,451,847	1,222,471	2,561	5,676,879
Deferred charges	371,670	78,071	21,937	471,678
Total Assets	598,992,859	61,975,717	42,400,405	708,548,843

Current and Long-Term Liabilities	562,873,453	58,966,558	38,732,461	672,429,437

Deposits	285,503,783	39,821,334	12,238,710	337,563,827
Funding in the open market	146,962,785	1,474,668	12,383,734	160,821,187
Borrowings and onlendings	33,918,681	289,504	3,651,377	37,859,562
Other liabilities(4)	96,488,204	17,381,052	10,458,640	136,184,861
Minority Interest in subsidiaries	141	–	–	141

Shareholders’ equity	36,119,265	3,009,159	3,667,944	36,119,265

Total Liabilities	598,992,859	61,975,717	42,400,405	708,548,843

(1) Refers to to the balances embedded in 11.30.2009.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

(2) Refers to Banco Votorantim only. The balances of BV Participações S.A. (R$ 67,916 thousand of Total Assets) are not included in this chart.

(3) Includes the goodwill recorded in Permanent Assets - Investments, in the amounts of R$ 4,961,028 thousand (on the acquisition of Banco Nossa Caixa) and R$ 218,834 thousand (on the acquisition of Banco Votorantim) in BB-Consolidated with Banco Nossa Caixa and Banco Votorantim;

(4) The amounts of the Shareholders’ Equity of Banco Nossa Caixa and Banco Votorantim, as well as the amounts of the goodwill mentioned in item 3, corresponding to the adjusted value of the obligation for the acquisitions of these companies, were excluded from the BB-Consolidated without Banco Nossa Caixa and Banco Votorantim.

Statement of Income

				R$ Thousand
	2009
	BB-Consolidated without Nossa Caixa and Votorantim	Nossa Caixa(1)	Votorantim(2)	BB-Consolidated
Financial operations income	59,049,880	5,140,870	1,538,388	65,729,138
Financial operations expenses	(43,535,315)	(2,899,664)	(1,061,300)	(47,496,279)
Gross income on financial operations	15,514,565	2,241,206	477,088	18,232,859

Other operating income/expenses	(2,029,509)	(2,181,952)	(429,597)	(4,641,058)
Operating result	13,485,056	59,254	47,491	13,591,801

Non operating result	1,838,805	(5,116)	9,939	1,843,628
Net income before taxes	15,323,861	54,138	57,430	15,435,429

Income and social contribution taxes	(3,950,156)	4,199	43,170	(3,902,787)
Profit sharing	(1,330,522)	–	(54,009)	(1,384,531)
Minority interest	(589)	–	–	(589)
Net income	10,042,594	58,337	46,591	10,147,522

(1) Refers to transaction occurred between the acquisition date and the takeover date of Banco Nossa Caixa (April to November/2009)

(2) Refers to 4th quarter 2009 transactions in Banco Votorantim. Unearned income from credit assignments by Banco Votorantim to Banco do Brasil were eliminated, which resulted in a R$ 107,737 thousand reduction in consolidated net income (a R$ 188,319 drop in financial intermediation revenues, R$ 5,254 thousand in Pasep / Cofins expenses, and R$ 75,328 thousand in income tax and social contribution expenses).

As of December 31, 2008, Banco Nossa Caixa and Banco Votorantim had the following balance:

		R$ Thousand
	Banco Nossa Caixa	Banco Votorantim
Assets	54,272,860	72,309,956
Shareholder’s Equity	3,180,682	6,362,195
Net income for 2008	646,537	901,786

6 – Cash and cash equivalents

				R$ Thousand

	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Total Cash	7,596,546	5,375,268	7,842,770	5,544,850

Local currency	6,676,414	4,993,470	6,799,390	5,153,849
Foreign currency	920,132	381,798	1,033,480	381,269
Investments in Gold	–	–	9,900	9,732
Short-term interbank investments(1)	42,105,965	62,364,097	30,032,212	62,467,287

Subject to repurchase agreements	14,362,844	31,450,195	18,186,491	31,458,102
Interbank deposits	24,039,500	28,866,068	8,053,192	28,874,572
Investments in foreign currency	3,703,621	2,047,834	3,792,529	2,134,613
Total cash and cash equivalents	49,702,511	67,739,365	37,874,982	68,012,137

(1) Refer to investments whose maturity is less than or equal to 90 days.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

7 – Short-term Interbank Investments

a) Breakdown

R$ Thousand

	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Money market	134,937,621	95,151,703	144,173,860	95,159,610

Sales pending settlement - held position	14,362,844	31,450,195	18,220,295	31,458,102

Financial Treasury Bills	1,772,231	24,060,768	1,878,624	24,061,453
National Treasury Bills	804,732	1,338	2,189,355	1,338
National Treasury Notes	11,785,881	7,388,089	14,118,511	7,388,089
Others securities - domestic	–	–	–	7,222
Others securities - Foreign	–	–	33,805	–
Sales pending settlement - financed position	120,574,777	63,701,508	125,793,918	63,701,508

Financial Treasury Bills	111,804,532	61,520,566	112,554,529	61,520,566
National Treasury Bills	8,303,407	1,117,194	9,851,852	1,117,194
National Treasury Notes	466,608	1,063,748	3,387,307	1,063,748
Others securities – Foreign	230	–	230	–
Sales pending settlement - sold position	–	–	159,647	–

Federal securities - Treasury	–	–	159,647	–
Interbank deposits	39,229,677	44,120,890	24,224,100	24,248,687

Investments in local currency	33,845,063	41,986,277	18,750,578	22,114,074
Investments in foreign currency	5,384,614	2,134,613	5,473,522	2,134,613
Total	174,167,298	139,272,593	168,397,960	119,408,297

Current Assets	166,919,021	127,830,542	166,070,192	107,237,436
Non Current Assets	7,248,277	11,442,051	2,327,768	12,170,861

b) Income from short-term interbank deposits

R$ Thousand
	Banco do Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Income from Money Market	5,092,344	10,850,522	7,219,837	5,528,723	11,390,684	7,216,772

Held position	1,344,483	3,221,993	709,652	1,518,145	3,479,991	709,670
Financed position	3,747,861	7,628,529	6,510,185	3,996,503	7,896,618	6,507,102
Sold position	–	–	–	14,075	14,075	–
Income from interbank deposits(1)	552,413	1,343,540	1,077,542	288,688	718,416	438,415

Total	5,644,757	12,194,062	8,297,379	5,817,411	12,109,100	7,655,187

(1) Refer to income on the applications in Interbank deposits in local currency. The income on applications in Interbank deposits in foreign currency totaled R$44,385 thousand at December 31, 2009 (R$120,182 thousand at December 31, 2008), which are recorded under Other Operating Income.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

8 – Securities and Derivative Financial Instruments

a) Securities

										R$ Thousand
				Banco do Brasil
	12.31.2009								12.31.2008
	Market Value					Total			Total
Maturity in days	With no maturity	0-30	31-180	181-360	over 360	Cost	Market Value	Unrealized gain (loss)	Cost	Market Value	Unrealized gain (loss)
1 - Trading securities	9,688	19,736	1,473,759	2,895,181	15,257,258	19,606,486	19,655,622	–	16,855,740	17,087,621	–

Government bonds	–	19,736	1,473,759	2,895,181	15,123,215	19,466,189	19,511,891	–	16,804,091	17,038,040	–

Financial Treasury Bills	–	–	1,473,759	1,531,229	9,705,723	12,710,659	12,710,711	–	4,529,939	4,526,917	–
National Treasury Bills	–	10,321	–	1,107,086	2,935,224	4,052,388	4,052,631	–	5,780,146	5,828,363	–
National Treasury Notes	–	9,415	–	256,866	2,482,268	2,703,142	2,748,549	–	6,494,006	6,682,760	–
Corporate bonds	9,688	–	–	–	134,043	140,297	143,731	–	51,649	49,581	–

Debentures	–	–	–	–	134,043	135,918	134,043	–	49,649	47,581	–
Promissory Notes	–	–	–	–	–	–	–	–
Shares in listed companies	9,688	–	–	–	–	4,379	9,688	–	2,000	2,000	–

2 - Securities available for sale	74,876	85,739	5,570,093	4,521,384	47,837,261	57,880,134	58,089,353	209,219	36,772,916	36,938,599	165,683

Government bonds	–	13,468	4,036,877	4,093,996	40,453,633	48,280,005	48,597,974	317,969	32,723,285	32,884,916	161,631

Financial Treasury Bills	–	378	4,000,197	560,323	30,897,059	35,459,266	35,457,957	(1,309)	23,250,478	23,250,285	(193)
National Treasury Bills	–	11,260	–	2,987,377	1,546,002	4,502,914	4,544,639	41,725	2,525,431	2,517,102	(8,329)
National Treasury Notes	–	–	–	544,899	4,525,330	5,017,154	5,070,229	53,075	3,716,478	3,682,020	(34,458)
Agricultural debt securities	–	31	408	1,397	9,076	11,572	10,912	(660)	12,223	10,651	(1,572)
Brazilian foreign debt securities	–	–	36,272	–	2,694,068	2,484,527	2,730,340	245,813	2,423,162	2,637,672	214,510
Foreign government bonds	–	1,799	–	–	591,750	592,647	593,549	902	745,947	749,651	3,704
Others	–	–	–	–	190,348	211,925	190,348	(21,577)	49,566	37,535	(12,031)
Corporate bonds	74,876	72,271	1,533,216	427,388	7,383,628	9,600,129	9,491,379	(108,750)	4,049,631	4,053,683	4,052

Debentures	–	–	–	80,323	7,222,485	7,424,945	7,302,808	(122,137)	710,291	702,428	(7,863)
Promissory notes - Commercial Papers	–	–	1,159,916	182,237	–	1,339,479	1,342,153	2,674	2,741,715	2,744,631	2,916
Credit Notes	–	–	–	–	29,674	30,385	29,674	(711)	30,561	29,365	(1,196)
Quotas in investment funds	17,647	–	–	–	–	15,001	17,647	2,646	413	413	–
Quotas in Funds for Social Development	725	–	–	–	–	2,211	725	(1,486)	2,078	699	(1,379)
Shares in listed companies	56,504	–	–	–	–	33,122	56,504	23,382	7,364	13,571	6,207
Shares in restrict companies	–	–	–	–	–	–	–	–	912	912	–
Rural Product Bills - Commodities	–	70,883	283,784	155,703	–	508,429	510,370	1,941	556,297	561,664	5,367
Certificate of Deposits	–	–	83,722	–	–	83,419	83,722	303
Others	–	1,388	5,794	9,125	131,469	163,138	147,776	(15,362)

3 - Securities held to maturity	–	5,605,050	149,969	3,088,528	9,340,649	18,359,234	18,184,196	–	15,906,687	15,909,866	–

Government bonds	–	5,605,050	149,969	3,088,528	9,255,304	18,081,948	18,098,851	–	15,906,687	15,909,866	–

Financial Treasury Bills	–	1,862	149,448	3,088,528	9,091,355	12,331,114	12,331,193	–	15,543,667	15,543,259	–
National Treasury Notes	–	807,317	–	–	19,083	829,207	826,400	–	46,937	43,692	–
National Treasury Bills	–	4,795,871	–	–	–	4,795,191	4,795,871	–	109,951	109,944	–
Brazilian foreign debt securities	–	–	521	–	144,866	126,436	145,387	–	172,661	179,500	–
Foreign government bonds	–	–	–	–	–	–	–	–	33,471	33,471	–
Others	–	–	–	–	–	–	–	–
Corporate bonds	–	–	–	–	85,345	277,286	85,345	–

Others	–	–	–	–	85,345	277,286	85,345	–

Total	84,564	5,710,525	7,193,821	10,505,093	72,435,168	95,845,854	95,929,171	209,219	69,535,343	69,936,086	165,683

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

	R$ Thousand

	12.31.2009								12.31.2008

	Market Value					Total			Total
Maturity in days	With no maturity	0-30	31-180	181-360	over 360	Cost	Market Value	Unrealized gain (loss)	Cost	Market Value	Unrealized gain (loss)
Total by portfolio	84,564	5,710,525	7,193,821	10,505,093	72,435,168	95,845,854	95,929,171	209,219	69,535,343	69,936,086	165,683

Own portfolio	84,564	5,710,525	2,863,431	6,868,777	35,205,234	50,796,768	50,732,531	63,909	31,364,953	31,656,365	62,365
Subject to repurchase agreements	–	–	1,055,706	3,188,652	21,582,142	25,678,841	25,826,500	145,182	22,526,345	22,639,022	106,845
Deposits with the Brazilian Central Bank	–	–	3,271,071	441,930	14,527,499	18,239,914	18,240,500	819	14,009,610	14,006,718	(2,898)
Pledged in guarantee	–	–	3,613	5,734	1,120,293	1,130,331	1,129,640	(691)	1,634,435	1,633,981	(629)

	R$ Thousand

	12.31.2009							12.31.2008

	Market Value					Total		Total
Maturity in years	With no maturity	Due in up to one year	Due from 1 to 5 years	Due from 5 to 10 years	Due after 10 years	Cost	Market Value	Cost	Market Value
Total by category	84,564	23,409,439	57,344,234	11,863,529	3,227,405	95,845,854	95,929,171	69,535,343	69,936,086

1 - Trading securities	9,688	4,388,676	10,851,870	4,405,388	–	19,606,486	19,655,622	16,855,740	17,087,621
2 - Securities available for sale	74,876	10,177,216	37,237,060	7,426,512	3,173,689	57,880,134	58,089,353	36,772,916	36,938,599
3 - Securities held to maturity	–	8,843,547	9,255,304	31,629	53,716	18,359,234	18,184,196	15,906,687	15,909,866

R$ Thousand

	12.31.2009			12.31.2008

	Book Value			Book Value
	Current	Non Current	Total	Current	Non Current	Total
Total by portfolio	38,750,456	57,353,753	96,104,209	34,848,438	35,084,469	69,932,907

Own portfolio	29,778,301	21,131,525	50,909,826	24,194,172	7,465,983	31,660,155
Subject to repurchase agreements	5,239,743	20,584,267	25,824,010	8,571,019	14,061,216	22,632,235
Deposits with the Brazilian Central Bank	3,713,112	14,527,621	18,240,733	1,810,537	12,196,175	14,006,712
Pledged in guarantee	19,300	1,110,340	1,129,640	272,710	1,361,095	1,633,805

R$ Thousand
	12.31.2009		12.31.2008
Total by category
Trading Securities	19,655,622	20%	17,087,621	24%
Securities available for sale	58,089,353	60%	36,938,599	53%
Securities held to maturity	18,359,234	19%	15,906,687	23%

Carrying value of portfolio	96,104,209	100%	69,932,907	100%
Mark-to-market - Category 3	(175,038)		3,179
Market value of portfolio	95,929,171		69,936,086

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

									R$ Thousand

	BB-Consolidated

	12.31.2009								12.31.2008

	Market Value					Total			Total
Maturity in days	With no maturity	0-30	31-180	181-360	over 360	With no maturity	Market Value	Unrealized Gain/loss	With no maturity	Market Value	Unrealized Gain/loss
1 - Trading securities	1,398,483	1,467,501	2,558,495	4,198,546	28,651,175	38,110,829	38,274,200	–	25,391,984	26,135,804	–

Government bonds	11,716	1,181,948	1,742,689	4,029,542	25,716,532	32,516,057	32,682,427	–	23,349,513	23,497,896	–

Financial Treasury Bills	6,975	7,030	1,477,575	1,542,199	13,097,474	16,132,667	16,131,253	–	6,590,193	6,585,266	–
National Treasury Bills	–	210,321	122,434	1,323,195	5,437,424	7,085,711	7,093,374	–	6,775,555	6,814,729	–
National Treasury Notes	–	225,384	2,968	770,994	6,664,331	7,533,019	7,663,677	–	8,468,422	8,575,646	–
Agricultural debt securities	–	10,511	5,086	6,680	28,097	47,492	50,374	–	–	–	–
Federal Government securities - other	–	–	–	–	–	–	–	–	1,489,074	1,497,575	–
Brazilian foreign debt securities	–	93,562	7,500	5,648	107,803	211,419	214,513	–	23,921	22,332	–
Foreign government bonds	–	14,069	7,485	380,826	222,545	626,320	624,925	–	2,348	2,348	–
Others	4,741	621,071	119,641	–	158,858	879,429	904,311	–	–	–	–
Corporate bonds	1,386,767	285,553	815,806	169,004	2,934,643	5,594,772	5,591,773	–	2,042,471	2,637,908	–

Debentures	2,757	44,337	10,304	63,781	1,255,611	1,369,764	1,376,790	–	722,000	952,757	–
Promissory Notes	–	48,461	271,645	–	–	319,116	320,106	–	52,531	52,531	–
Shares in listed companies	696,545	–	–	–	–	582,190	696,545	–	261,650	259,176	–
Quotas in investment funds	431,669	56,888	–	–	61,584	550,141	550,141	–	109,251	109,719	–
Rural Product Bills - Commodities	72,648	23,833	34,039	9,512	53,062	192,056	193,094	–	–	–	–
Certificate of deposit	2,325	69,556	471,936	91,683	1,148,362	1,788,467	1,783,862	–	860,031	1,231,463	–
Eurobonds	–	1,844	1,114	2,420	8,046	13,317	13,424	–	36,978	32,253	–
Others	180,823	40,634	26,768	1,608	407,978	779,721	657,811	–	30	9	–

2 - Securities available for sale	285,307	88,908	5,714,939	4,609,714	51,461,924	62,035,094	62,160,792	125,698	38,206,421	38,373,876	167,455

Government bonds	39,973	13,468	4,075,806	4,122,607	41,835,787	49,758,712	50,087,641	328,929	33,251,289	33,446,268	194,979

Financial Treasury Bills	–	378	4,039,126	568,958	31,248,818	35,858,772	35,857,280	(1,492)	23,619,133	23,618,537	(596)
National Treasury Bills	–	11,260	–	2,987,377	1,571,340	4,528,295	4,569,977	41,682	2,539,276	2,530,939	(8,337)
National Treasury Notes	–	–	–	562,993	5,439,394	5,987,334	6,002,387	15,053	3,775,998	3,741,316	(34,682)
Agricultural debt securities	–	31	408	1,397	9,076	11,572	10,912	(660)	12,223	10,651	(1,572)
Brazilian foreign debt securities	–	–	36,272	1,882	2,784,248	2,545,937	2,822,402	276,465	2,509,144	2,757,639	248,495
Foreign government bonds	–	1,799	–	–	592,564	593,433	594,363	930	745,949	749,651	3,702
Others	39,973	–	–	–	190,347	233,369	230,320	(3,049)	49,566	37,535	(12,031)
Corporate bonds	245,334	75,440	1,639,133	487,107	9,626,137	12,276,382	12,073,151	(203,231)	4,955,132	4,927,608	(27,524)

Debentures	–	623	47,059	90,402	8,395,981	8,674,870	8,534,065	(140,805)	1,348,711	1,324,715	(23,996)
Promissory Notes - Commercial Papers	–	–	1,177,503	182,237	7,110	1,364,005	1,366,850	2,845	2,741,715	2,744,631	2,916
Credit Notes	–	–	–	–	29,674	30,385	29,674	(711)	30,561	29,365	(1,196)
Quotas of Credit Assignment Investment Funds (FIDC)	–	–	1,024	–	–	1,024	1,024	–	3,229	3,225	(4)
Quotas of participation funds	–	–	–	–	334,451	327,597	334,451	6,854	97,455	100,148	2,693
Quotas of Funds in Emerging Companies	–	–	–	–	12,004	14,480	12,004	(2,476)	3,400	2,012	(1,388)
Quotes of investment funds	26,279	–	–	–	–	27,229	26,279	(950)	35,926	42,414	6,488
Funds for Social Development	725	–	–	–	–	2,211	725	(1,486)	2,078	699	(1,379)
Shares in listed companies	85,023	–	–	–	–	43,096	85,023	41,927	11,650	18,305	6,655
Shares in close corporations	127,695	–	–	–	–	163,828	127,695	(36,133)	2,118	2,436	318
Quotes of a variable income fund is	1,771	–	–	–	–	8,508	1,771	(6,737)	8,509	1,723	(6,786)
Rural Product Bills - Commodities	–	70,883	283,784	155,703	–	508,429	510,370	1,941	556,297	561,664	5,367
Certificate of deposit	–	–	83,722	20,236	20,978	127,827	124,936	(2,891)	91,163	91,081	(82)
Eurobonds	–	–	–	5,970	32,985	38,955	38,955	–	–	–	–
Others	3,841	3,934	46,041	32,559	792,954	943,938	879,329	(64,609)	22,320	5,190	(17,130)

3 - Held to Maturity	–	5,790,998	178,652	3,348,668	12,961,363	22,438,805	22,279,681	–	20,122,856	20,101,912	–

Government bonds	–	5,790,998	178,652	3,348,668	12,876,018	22,161,519	22,194,336	–	20,122,856	20,101,912	–

Financial Treasury Bills	–	1,862	178,131	3,088,581	9,092,665	12,361,163	12,361,239	–	15,700,936	15,700,668	–
National Treasury Notes	–	958,283	–	165,353	3,559,183	4,670,990	4,682,819	–	3,900,406	3,873,828	–
National Treasury Bills	–	4,830,853	–	94,727	79,288	5,002,907	5,004,868	–	315,186	314,249	–
Títulos da Dívida Agrária	–	–	–	7	16	23	23	–	196	196	–
Brazilian foreign debt securities	–	–	521	–	144,866	126,436	145,387	–	172,661	179,500	–
Foreign government bonds	–	–	–	–	–	–	–	–	33,471	33,471	–
Corporate bonds	–	–	–	–	85,345	277,286	85,345	–	–	–	–

Others	–	–	–	–	85,345	277,286	85,345	–	–	–	–

Total	1,683,790	7,347,407	8,452,086	12,156,928	93,074,462	122,584,728	122,714,673	125,698	83,721,261	84,611,592	167,455

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

R$ Thousand

	12.31.2009								12.31.2008

	Market Value					Total			Total
Maturity in days	With no maturity	0-30	31-180	181-360	over 360	Cost	Market Value	Unrealized gain (loss)	Cost	Market Value	Unrealized gain (loss)
Total by portfolio	1,683,790	7,347,407	8,452,086	12,156,928	93,074,462	122,584,728	122,714,673	125,698	83,721,261	84,611,592	167,455

Own portfolio	1,679,797	7,207,903	3,961,061	8,137,876	53,785,562	74,768,787	74,772,199	1,403	45,543,973	46,319,344	64,139
Subject to repurchase agreements	3,993	139,504	1,099,118	3,190,526	22,454,994	26,734,553	26,888,135	151,106	22,526,346	22,644,653	106,845
Deposits with the Brazilian Central Bank	–	–	3,271,686	441,967	14,693,720	18,413,608	18,407,373	(5,999)	14,009,611	14,006,719	(2,898)
Pledged in guarantee	–	–	120,221	386,559	2,140,186	2,667,780	2,646,966	(20,812)	1,641,331	1,640,876	(631)

R$ Thousand

	12.31.2009							12.31.2008

	Market Value					Total		Total
Maturity in years	With no maturity	Due in up to one year	Due from 1 to 5 years	Due from 5 to 10 years	Due after 10 years	Cost	Market Value	Cost	Market Value
Total by category	1,683,790	27,956,421	70,530,851	15,720,486	6,823,125	122,584,728	122,714,673	83,721,261	84,611,592

1 - Trading securities	1,398,483	8,224,542	21,858,476	5,998,279	794,420	38,110,829	38,274,200	25,391,984	26,135,804
2 - Securities available for sale	285,307	10,413,561	38,654,609	9,499,196	3,308,119	62,035,094	62,160,792	38,206,421	38,373,876
3 - Securities held to maturity	–	9,318,318	10,017,766	223,011	2,720,586	22,438,805	22,279,681	20,122,856	20,101,912

R$ Thousand

	12.31.2009			12.31.2008

	Book value			Book Value
	Current	Non Current	Total	Current	Non Current	Total
By Portfolio	58,215,628	64,658,169	122,873,797	40,355,844	44,276,692	84,632,536

Own portfolio	47,295,209	27,638,367	74,933,576	29,695,948	16,651,310	46,347,258
Subject to repurchase agreements	5,956,127	20,929,518	26,885,645	8,576,649	14,061,216	22,637,865
Deposits with the Brazilian Central Bank	3,817,049	14,590,558	18,407,607	1,810,537	12,196,175	14,006,712
Pledged in guarantee	1,147,243	1,499,726	2,646,969	272,710	1,367,991	1,640,701

R$ Thousand
	12.31.2009		12.31.2008
Total by category
Trading Securities	38,274,200	31%	26,135,804	31%
Securities available for sale	62,160,792	51%	38,373,876	45%
Securities held to maturity	22,438,805	18%	20,122,856	24%

Carrying value of portfolio	122,873,797	100%	84,632,536	100%
Mark-to-market - Category 3	(159,124)		(20,944)
Market value of portfolio	122,714,673		84,611,592

b) Results from securities

R$ Thousand
	Banco do Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Applications of Interbank Liquidity	5,644,757	12,194,062	8,297,379	5,817,411	12,109,100	7,655,187
Fixed income securities	3,249,055	7,197,733	8,941,407	4,566,267	9,220,192	9,095,064
Variable income securities	1,158	1,044	3,927,187	20,973	20,332	3,942,004
Total	8,894,970	19,392,839	21,165,973	10,404,651	21,349,624	20,692,255

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

c) Reclassification of Securities

During 2009, with the intention to adjust to the management strategy of Banco do Brasil, were made the following reclassifications of securities in the “held to maturity” for the “Available for Sale”, with the aim of adapting the strategy of managing the Bank of Brazil, was made to reclassify 4,952,690 public securities and private securities 9,900,740, incorporated Banco Nossa Caixa, the book value of R$ 6.080 thousand (market value of R$ 6,138 thousand) and R$ 410 thousand (market value of R$ 386 thousand), respectively, no effect on the outcome. Moreover, considering the projections and scenarios outlined for the management of their assets and liabilities as well as the natural choice of products by customers in its portfolio and the impact of the crisis in international financial markets and the Brazilian economy, as the prerogative in the item 16.9 of Annex I to Circular Letter No. 379 of December 19, 2008, Brasilprev, affiliate of BB Insurance reclassified the bonds in investment funds amounting to R$ 191,007 thousand (market value of R$ 204,348 thousand ), no effect on the outcome.

d) Derivative financial instruments

The Bank uses derivative financial instruments to manage, at the consolidated level, its positions and to meet clients’ needs, classifying its own positions as either Hedge (market risk) or Trading, both with limits of approval. This information is made available to the departments responsible for pricing, trading, controls and calculation of results, which are separate departments and within the Bank.

In the options market, asset or long positions have the Bank as holder, while liability or short positions have the Bank as writer.

The models used to manage risks with derivatives are reviewed periodically and decisions are made in accordance with the best risk/return ratio, estimating possible losses based on the analysis of macroeconomic scenarios.

The Bank uses appropriate tools and systems to manage the derivatives. Trading in new derivatives, whether standardized or not, is subject to a formal risk analysis prior to any transaction.

The hedge strategy of the equity positions is in line with the macroeconomic analyses and is approved by the Executive Board of Directors.

Risk analysis of the subsidiaries is undertaken on an individual basis and its management is undertaken at the consolidated level. The Bank uses statistical methods and simulations to measure the risks of its positions, including derivatives, using value at risk, sensitivity and stress analysis models.

Risks

The main risks inherent to derivative financial instruments resulting from the business dealings of the bank and its subsidiaries are credit, market and operating risks, all of which are similar to those related to other types of financial instruments.

Credit risk is reflected by the exposure to losses in the event of default by a counterparty to fulfill its part in the operation. Exposure to credit risk in futures contracts is minimized due to daily settlement in cash. The swap contracts, recorded in Cetip are subject to credit risk if the counterparty is not able or willing to perform its contractual obligations, while the swap contracts registered in the BM & F are not subject to the same risk, given that the Bank operations in Brazil that have the same bag as guarantor.

Total credit exposure in swaps at December 31, 2009 is R$ 1,664,115 thousand (R$ 1,543,722 thousand at December 31, 2008).

Market risk is the exposure created by a potential fluctuation in interest rates, exchange rates, quotation of goods, and prices quoted on markets for shares and other securities, and varies according to the type of product, the volume of operations, the term and conditions of the contract and the underlying volatility.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

The operating risk is the probability of financial losses resulting from failures or inadequacy of people, processes and / or systems, or factors such as catastrophes or criminal activities.

Breakdown of the Portfolio of Derivatives for Trading by Index

												R$ Thousand
By index				Banco do Brasil						BB-Consolidated
			12.31.2009			12.31.2008			12.31.2009			12.31.2008
	Counter- party	Notional value	Cost	Market Value	Notional value	Cost	Market Value	Notional value	Cost	Market Value	Notional value	Cost	Market Value
Exchange trading
Futures contracts
Purchase commitments		9,455,522	(361,209)	(361,209)	5,144,305	369,608	369,608	14,730,585	(361,209)	(361,209)	5,144,305	369,608	369,608

Interbank deposit	B	266,247	(5,548)	(5,548)	1,747,851	(30,800)	(30,800)	2,180,381	(5,548)	(5,548)	1,747,851	(30,800)	(30,800)
Currencies	B	3,050,767	(363,111)	(363,111)	3,078,331	419,143	419,143	4,206,988	(363,111)	(363,111)	3,078,331	419,143	419,143
T-Note	B	—	—	—	—	—	—	197,354	—	—	—	—	—
Index	B	—	(314)	(314)	—	(6)	(6)	18,832	(314)	(314)	—	(6)	(6)
Foreign exchange coupon	B	167,933	(35,537)	(35,537)	80,545	30,057	30,057	1,299,024	(35,537)	(35,537)	80,545	30,057	30,057
Libor	IF	5,858,885	—	—	237,578	14,845	14,845	5,858,885	—	—	237,578	14,845	14,845
Commodities	B	—	(238)	(238)	—	(28)	(28)	—	(238)	(238)	—	(28)	(28)
SCC(1)	B	111,690	43,539	43,539	—	(63,603)	(63,603)	969,121	43,539	43,539	—	(63,603)	(63,603)

Sales commitments		9,787,449	(10,748)	(10,748)	9,062,708	(630,074)	(630,074)	33,571,644	—	—	9,062,708	(630,074)	(630,074)

Interbank deposit	B	2,271,052	8,518	8,518	8,077,289	(268,295)	(268,295)	20,956,312	—	—	8,077,289	(268,295)	(268,295)
Currencies	B	231,663	(37,847)	(37,847)	48,125	(292,183)	(292,183)	938,605	—	—	48,125	(292,183)	(292,183)
BGI	B	—	—	—	—	—	—	37	—	—	—	—	—
Index	B	—	(142)	(142)	—	(6)	(6)	—	—	—	—	(6)	(6)
Foreign exchange coupon	B	709,139	69,039	69,039	605,955	(52,843)	(52,843)	3,892,713	—	—	605,955	(52,843)	(52,843)
Libor	IF	6,571,602	—	—	325,673	(16,690)	(16,690)	6,571,602	—	—	325,673	(16,690)	(16,690)
Commodities	B	3,993	448	448	5,666	(57)	(57)	344,699	—	—	5,666	(57)	(57)
SCC(1)	B	—	(29,268)	(29,268)				867,676	—	—

Forward operations
Asset position		3,288,699	185,408	130,195	1,323,982	654,491	752,428	3,340,965	185,805	130,591	1,323,982	654,491	752,428

Termo de títulos	B	37,760	37,760	37,760	86,170	86,170	86,170	37,760	37,760	37,760	86,170	86,170	86,170
Currencies	B	—	—	—	1,237,812	568,321	666,258	—	—	—	1,237,812	568,321	666,258
Currencies	C	3,250,939	147,648	92,435	—	—	—	3,250,939	147,648	92,434	—	—	—
Currencies	IF	—	—	—	—	—	—	52,266	397	397	—	—	—

Liability position		3,454,614	(365,811)	(237,453)	3,627,657	(163,174)	(155,875)	3,506,880	(366,030)	(237,673)	3,627,657	(163,174)	(155,875)

Termo de títulos	B	(37,762)	(37,762)	(37,762)	(86,182)	(86,182)	(86,182)	(37,762)	(37,762)	(37,762)	(86,182)	(86,182)	(86,182)
Currencies	B	—	—	—	3,713,839	(76,992)	(69,693)	—	—	—	3,713,839	(76,992)	(69,693)
Currencies	C	3,492,376	(328,049)	(199,691)	—	—	—	3,492,376	(328,049)	(199,692)	—	—	—
Currencies	IF	—	—	—	—	—	—	52,266	(219)	(219)	—	—	—

Options market
Long position		348	4	5	3,335	106	1,190	8,471,551	222,805	194,375	7,260	364	1,787

Flexible Currency Options	B	—	—	—	3,335	106	1,190	5,197,702	157,327	126,083	3,335	106	1,190
Flexible Currency Options	C	348	4	5	—	—	—	348	4	5	—	—	—
Other financial assets	B	—	—	—	—	—	—	3,273,501	65,474	68,287	—	—	—
Other financial assets	C	—	—	—	—	—	—	—	—	—	3,925	258	597

Sales options		(1,346,844)	(1,287,324)	(1,357,383)	(1,134,671)	(1,064,528)	(1,075,655)	(14,612,454)	(3,077,020)	(3,118,028)	(1,130,746)	(1,064,786)	(1,076,252)

Flexible Currency Options	B	(39,246)	(1,056)	(695)	(1,134,671)	(1,064,528)	(1,075,655)	(6,897,303)	(114,192)	(81,892)	(1,134,671)	(1,064,528)	(1,075,655)
Flexible Currency Options	C	(1,307,598)	(1,286,268)	(1,356,688)	—	—	—	(2,152,406)	(589,620)	(660,039)	—	—	—
Other financial assets	B	—	—	—	—	—	—	(3,073,527)	(36,781)	(39,670)	—	—	—
Other financial assets	IF	—	—	—	—	—	—	—	—	—	3,925	(258)	(597)
Other financial assets	C	—	—	—	—	—	—	(2,489,218)	(2,336,427)	(2,336,427)	—	—	—

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

												R$ Thousand

By index				Banco do Brasil						BB-Consolidated
			12.31.2009			12.31.2008			12.31.2009			12.31.2008
	Counter- party	Notional value	Cost	Market Value	Notional value	Cost	Market Value	Notional value	Cost	Market Value	Notional value	Cost	Market Value

Over-the-counter trading
Swap contracts
Asset position		5,789,647	495,928	493,185	5,652,791	1,287,659	1,289,961	10,490,970	776,937	880,677	5,602,939	1,286,881	1,288,469

Interbank deposit	C	1,966,082	105,134	104,885	817,992	10,573	13,171	2,481,497	182,948	178,016	817,992	10,560	13,171
Interbank deposit	IF	2,276,302	360,965	351,317	642,857	39,390	14,910	3,026,790	415,493	401,377	642,857	39,390	14,910
Foreign currency	C	131,561	3,007	4,072	797,379	165,429	164,164	286,634	2,274	7,639	797,379	165,429	164,164
Foreign currency	IF	759,687	22,960	27,356	3,168,128	1,071,492	1,095,533	862,666	25,303	30,210	3,168,128	1,071,492	1,095,533
Prefixed	C	639,565	2,804	3,350	207,583	189	1,048	2,342,053	18,305	75,888	176,583	10	691
Prefixed	IF	—	—	—	—	—	—	698,947	55,338	87,041	—	—	—
IPCA	C	16,450	1,058	2,205	18,852	586	1,135	9,842	347	1,375	—	—	—
IPCA	IF	—	—	—	—	—	—	501,862	10,150	20,556	—	—	—
IGPM	C	—	—	—	—	—	—	17,004	26,847	31,350	—	—	—
IGPM	IF	—	—	—	—	—	—	240,104	30,070	37,363	—	—	—
Commodities	C	—	—	—	—	—	—	23,571	9,862	9,862	—	—	—

Liability position		8,422,593	(486,871)	(501,247)	23,655,535	(2,194,280)	(2,205,395)	14,218,331	(1,031,067)	(1,108,800)	23,649,348	(2,189,790)	(2,200,895)

Interbank deposit	C	1,729,248	(70,099)	(69,775)	4,920,564	(177,961)	(177,360)	1,699,597	(12,705)	(12,803)	4,914,377	(177,961)	(177,350)
Interbank deposit	IF	2,738,406	(297,057)	(292,125)	96,446	(3,255)	(2,884)	4,423,418	(378,626)	(420,064)	96,446	(3,255)	(2,884)
Foreign currency	C	543,643	(33,544)	(33,722)	3,085,466	(1,130,262)	(1,133,925)	734,496	(59,626)	(60,036)	3,085,466	(1,130,262)	(1,133,925)
Foreign currency	IF	1,184,106	9,070	(21,787)	2,965,110	(767,582)	(776,051)	2,908,508	(457,795)	(488,041)	2,965,110	(767,582)	(776,051)
Prefixed	C	1,411,272	(78,305)	(65,734)	13,700	(59)	(14)	2,189,594	(84,298)	-74,850	13,700	(59)	(14)
Prefixed	IF	—	—	—	—	—	—	410,370	(4,340)	(24,466)	—	—	—
TMS	C	390,462	(5,253)	(6,421)	11,927,809	(104,410)	(104,410)	390,462	(5,253)	(6,421)	11,927,809	(104,410)	(104,410)
Referential rate	C	425,456	(11,683)	(11,683)	646,440	(10,751)	(10,751)	425,456	(11,683)	(11,683)	646,440	(6,261)	(6,261)
IGPM	IF	—	—	—	—	—	—	566,200	(15,738)	(7,707)	—	—	—
IPCA	IF	—	—	—	—	—	—	462,500	1,121	(516)	—	—	—
Commodities	C	—	—	—	—	—	—	7,730	(2,124)	(2,213)	—	—	—

Others Securities
Asset position		8,089,892	150,715	144,252	2,220,305	220,971	234,000	9,053,091	245,071	238.952	2,194,066	220,541	233,354

Foreign currency	IF	8,089,892	150,715	144,252	2,220,305	220,971	234,000	7,909,507	149,892	143.773	2,194,066	220,541	233,354
Foreign currency	C	—	—	—	—	—	—	1,143,584	95,179	95,179	—	—	—

Liability position		7,297,615	(47,316)	(47,921)	3,766,287	(375,054)	(400,849)	8,496,336	(105,199)	(105,832)	3,765,836	(374,955)	(400,752)

Foreign currency	IF	7,210,342	(47,016)	(47,621)	3,003,380	(371,938)	(397,733)	7,215,124	(48,237)	(48,869)	3,002,929	(371,839)	(397,636)
Foreign currency	C	—	—	—	—	—	—	1,193,939	(56,662)	(56,663)	—	—	—
Others	IF	87,273	(300)	(300)	—	—	—	87,273	(300)	(300)	—	—	—
Others		—	—	—	762,907	(3,116)	(3,116)	—	—	—	762,907	(3,116)	(3,116)
Counterpart: (B) Stock Exchange, (IF) Financial Institution, (C) Client.

(1) Foreign exchange swap with regular adjustments.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Breakdown of the portfolio of derivative by maturity

	R$ Thousand

	Banco do Brasil						BB-Consolidated
By Maturity	12.31.2009			12.31.2008			12.31.2009			12.31.2008

	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value

Futures contracts
Purchase commitments	9,455,522	–	–	5,144,305	–	–	14,730,585	–	–	5,144,305	–	–

Up to 30 days	99,062	–	–	1,353,270	–	–	906,000	–	–	1,353,270	–	–
31 to 60 days	2,825,276	–	–	2,291,586	–	–	2,847,882	–	–	2,291,586	–	–
61 to 90 days	2,333,681	–	–	50,969	–	–	2,374,059	–	–	50,969	–	–
91 to 180 days	2,370,039	–	–	895,763	–	–	2,547,568	–	–	895,763	–	–
181 to 360 days	889,013	–	–	417,041	–	–	1,806,855	–	–	417,041	–	–
1 to 5 years	938,451	–	–	135,676	–	–	3,812,461	–	–	135,676	–	–
More than 5 years	–	–		–	–	–	435,760	–	–	–	–	–

Sales commitments	9,787,449	–	–	9,062,708	–	–	33,571,644	–	–	9,062,708	–	–

Up to 30 days	1,192,776	–	–	–	–	–	2,549,090	–	–	–	–	–
31 to 60 days	–	–	–	–	–	–	1,973,867	–	–	–	–	–
61 to 90 days	778,310	–	–	20,103	–	–	1,885,364	–	–	20,103	–	–
91 to 180 days	782,712	–	–	212,537	–	–	2,818,236	–	–	212,537	–	–
181 to 360 days	1,693,423	–	–	1,758,054	–	–	5,556,727	–	–	1,758,054	–	–
1 to 5 years	5,248,320	–	–	7,034,086	–	–	17,863,013	–	–	7,034,086	–	–
More than 5 years	91,908	–	–	37,928	–	–	925,347	–	–	37,928	–	–

Operações de Termo
Termo de Títulos
Asset position	37,760	37,760	37,760	86,170	86,170	86,170	90,026	38,158	38,158	86,170	86,170	86,170

Up to 30 days	37,760	37,760	37,760	86,170	86,170	86,170	37,760	37,760	37,760	86,170	86,170	86,170
31 to 60 days	–	–	–	–	–	–	52,266	397	397	–	–	–

Liability position	(37,762)	(37,762)	(37,762)	(86,182)	(86,182)	(86,182)	14,504	(37,981)	(37,981)	(86,182)	(86,182)	(86,182)

Up to 30 days	(37,762)	(37,762)	(37,762)	(86,182)	(86,182)	(86,182)	(37,762)	(37,762)	(37,762)	(86,182)	(86,182)	(86,182)

31 to 60 days	–	–	–	–	–	–	52,266	(219)	(219)	–	–	–

Currency futures
Asset position	3,250,939	147,648	92,435	1,237,812	568,321	666,258	3,250,939	147,647	92,433	1,237,812	568,321	666,258

Up to 30 days	563,903	49,089	46,656	565,371	82,149	82,246	563,903	49,088	46,654	565,371	82,149	82,246
31 to 60 days	416,544	25,073	18,425	225,582	72,802	74,852	416,544	25,073	18,425	225,582	72,802	74,852
61 to 90 days	390,667	11,020	4,469	152,448	75,610	79,417	390,667	11,020	4,469	152,448	75,610	79,417
91 to 180 days	697,857	29,848	13,879	55,401	99,972	113,189	697,857	29,848	13,879	55,401	99,972	113,189
181 to 360 days	592,319	25,943	8,493	237,246	177,645	212,334	592,319	25,943	8,493	237,246	177,645	212,334
1 to 5 years	589,649	6,675	513	1,764	60,143	104,220	589,649	6,675	513	1,764	60,143	104,220

Liability position	3,492,376	(328,049)	(199,691)	3,713,839	(76,992)	(69,693)	3,492,376	(328,049)	(199,692)	3,713,839	(76,992)	(69,693)

Up to 30 days	1,035,288	(39,904)	(38,867)	659,542	(25,020)	(23,793)	1,035,288	(39,904)	(38,868)	659,542	(25,020)	(23,793)
31 to 60 days	792,696	(37,568)	(34,437)	376,961	(10,027)	(10,257)	792,696	(37,568)	(34,437)	376,961	(10,027)	(10,257)
61 to 90 days	449,921	(25,577)	(19,608)	415,269	(11,142)	(9,831)	449,921	(25,577)	(19,608)	415,269	(11,142)	(9,831)
91 to 180 days	789,453	(65,491)	(50,478)	617,835	(12,592)	(10,755)	789,453	(65,491)	(50,478)	617,835	(12,592)	(10,755)
181 to 360 days	356,863	(67,160)	(36,365)	1,029,508	(12,633)	(14,465)	356,863	(67,160)	(36,365)	1,029,508	(12,633)	(14,465)
1 to 5 years	68,155	(92,349)	(19,936)	614,724	(5,578)	(592)	68,155	(92,349)	(19,936)	614,724	(5,578)	(592)

Options market
Sold position	348	4	5	3,335	106	1,190	8,471,551	222,805	194,375	7,260	364	1,787

Ações
Up to 30 days	174	2	2	–	–	–	2,959,069	47,923	19,453	–	–	–
31 to 60 days	174	2	3	–	–	–	418,816	12,736	5,770	–	–	–
61 to 90 days	–	–	–	–	–	–	38,717	2,649	1,862	–	–	–
91 to 180 days	–	–	–	–	–	–	922,601	31,566	25,479	3,925	258	597
181 to 360 days	–	–	–	3,335	106	1,190	992,784	88,973	90,283	3,335	106	1,190
1 to 5 years	–	–	–	–	–	–	3,139,564	38,958	51,528	–	–	–

For sale position	(1,346,844)	(1,287,324)	(1,357,383)	(1,134,671)	(1,064,528)	(1,075,655)	(14,612,454)	(3,077,020)	(3,118,028)	(1,130,746)	(1,064,786)	(1,076,252)

Ações
Up to 30 days	(187,614)	(169,306)	(176,673)	(399,746)	(372,479)	(373,017)	(3,974,802)	(209,574)	(190,403)	(399,746)	(372,479)	(373,017)
31 to 60 days	(202,190)	(200,699)	(209,968)	(455,404)	(454,103)	(459,844)	(693,525)	(205,018)	(212,523)	(455,404)	(454,103)	(459,844)
61 to 90 days	(395,547)	(370,200)	(390,442)	(246,163)	(216,204)	(218,634)	(465,958)	(370,976)	(390,884)	(246,163)	(216,204)	(218,634)

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

											R$ Thousand

	Banco do Brasil						BB-Consolidated
By Maturity		12.31.2009			12.31.2008			12.31.2009			12.31.2008

	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value

91 to 180 days	(185,246)	(173,850)	(185,940)	(10,190)	(136)	(15)	(1,719,300)	(475,673)	(486,597)	(6,265)	(394)	(612)
181 to 360 days	(368,828)	(366,226)	(385,434)	(1,668)	(106)	(64)	(1,541,899)	(452,624)	(463,897)	(1,668)	(106)	(64)
1 to 5 years	(7,419)	(7,043)	(8,926)	(21,500)	(21,500)	(24,081)	(6,216,970)	(1,363,155)	(1,373,724)	(21,500)	(21,500)	(24,081)

Swap contracts
Assets	5,789,647	495,928	493,185	5,652,791	1,287,659	1,289,961	10,490,970	776,937	880,677	5,602,939	1,286,881	1,288,469

Up to 30 days	816,923	214,905	214,444	986,439	320,743	319,969	964,466	244,138	243,529	985,354	320,701	319,924
31 to 60 days	215,593	7,779	7,516	460,599	111,237	112,415	464,018	19,492	25,478	460,599	111,237	112,415
61 to 90 days	558,971	27,267	27,584	269,482	77,926	78,324	646,323	29,286	30,674	269,482	77,926	78,324
91 to 180 days	663,783	78,798	78,396	1,027,706	243,045	264,508	1,191,456	125,483	141,899	1,027,706	243,045	264,508
181 to 360 days	1,245,192	27,944	26,921	1,001,533	347,869	346,546	2,918,254	125,691	181,151	969,216	347,661	346,119
1 to 5 years	2,071,635	137,884	132,812	1,907,032	186,839	168,199	3,785,155	325,339	346,002	1,890,582	186,311	167,179
5 to 10 years	217,550	1,351	5,512	–	–	–	640,360	26,570	30,867	–	–	–

Liabilities	8,422,593	(486,871)	(501,249)	23,655,535	(2,194,280)	(2,205,395)	14,218,331	(1,031,067)	(1,108,800)	23,649,348	(2,189,790)	(2,200,895)

Up to 30 days	1,440,843	(203,263)	(203,127)	1,479,211	(353,813)	(353,575)	1,657,485	(167,572)	(174,522)	1,479,211	(349,323)	(349,085)
31 to 60 days	573,491	(42,821)	(41,817)	7,859,415	(235,624)	(237,966)	942,997	(55,939)	(56,458)	7,859,415	(235,624)	(237,966)
61 to 90 days	343,006	(15,017)	(13,925)	506,314	(83,172)	(83,537)	662,929	(19,996)	(19,477)	506,314	(83,172)	(83,537)
91 to 180 days	1,282,452	(54,090)	(50,605)	2,145,810	(435,811)	(440,736)	1,619,461	(93,790)	(90,800)	2,145,810	(435,811)	(440,736)
181 to 360 days	2,649,000	(82,720)	(82,039)	6,679,606	(445,252)	(449,560)	3,748,092	(181,053)	(185,531)	6,679,606	(445,252)	(449,560)
1 to 5 years	2,003,271	(89,325)	(105,868)	4,751,559	(629,955)	(628,846)	5,233,890	(506,755)	(556,297)	4,745,372	(629,955)	(628,836)
5 to 10 years	130,530	365	(3,868)	233,620	(10,653)	(11,175)	353,480	(5,962)	(25,715)	233,620	(10,653)	(11,175)

Others Securities
Assets	8,089,892	150,715	144,252	2,220,305	220,971	234,000	9,053,091	245,071	238,952	2,194,066	220,541	233,354

Up to 30 days	2,258,411	28,867	25,878	1,188,886	26,567	34,168	2,483,818	37,581	34,936	1,162,647	26,137	33,522
31 to 60 days	951,439	25,822	24,574	243,400	15,985	18,751	1,410,188	56,634	55,386	243,400	15,985	18,751
61 a 90 dias	3,309,171	54,985	53,900	488,990	26,679	28,367	3,316,649	55,792	54,707	488,990	26,679	28,367
91 a 180 dias	570,194	29,634	28,650	80,003	127,725	127,913	655,529	31,990	31,006	80,003	127,725	127,913
181 to 360 days	390,176	2,741	2,584	81,085	9,757	10,650	451,178	4,466	4,309	81,085	9,757	10,650
1 to 5 years	540,683	8,387	8,387	137,941	14,258	14,151	665,911	58,329	58,329	137,941	14,258	14,151
5 to 10 years	69,818	279	279	–	–	–	69,818	279	279	–	–	–

Liabilities	7,297,615	(47,316)	(47,921)	3,766,287	(375,054)	(400,849)	8,496,336	(105,199)	(105,832)	3,765,836	(374,955)	(400,752)

Up to 30 days	951,444	(4,142)	(4,258)	476,257	(113,352)	(117,932)	1,515,405	(11,490)	(11,632)	475,864	(113,255)	(117,836)
31 to 60 days	49,361	(1,878)	(1,802)	631,655	(48,921)	(53,072)	134,164	(3,888)	(3,812)	631,655	(48,921)	(53,072)
61 to 90 days	842,354	(5,341)	(5,235)	893,507	(49,211)	(52,048)	1,030,640	(24,986)	(24,880)	893,507	(49,211)	(52,048)
91 to 180 days	1,534,281	(8,189)	(8,202)	1,260,195	(143,280)	(155,193)	1,651,684	(17,047)	(17,061)	1,260,195	(143,280)	(155,193)
181 to 360 days	1,281,570	(19,334)	(19,891)	266,617	(7,162)	(9,476)	1,457,563	(34,732)	(35,290)	266,559	(7,160)	(9,475)
1 to 5 years	2,638,605	(8,432)	(8,533)	237,244	(13,078)	(13,078)	2,706,880	(13,056)	(13,157)	237,244	(13,078)	(13,078)
5 to 10 years	–	–	–	812	(50)	(50)	–	–	–	812	(50)	(50)

Breakdown of the credit derivatives portfolio

								R$ Thousand

	Banco do Brasil				BB-Consolidado
	12.31.2009		12.31.2008		12.31.2009		12.31.2008
	Notional value	Market value	Notional value	Market value	Notional value	Market value	Notional value	Market value
Asset position - Transferred risk
Credit swaps - Derivatives with Banks	–	–	–	–	4,460,954	18,489	–	–

Liability position - Received risk
Credit swaps - Derivatives with Banks	–	–	–	–	4,775,870	(112,926)	–	–

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Breakdown of margin given as guarantee for transactions with derivative financial instruments

				R$ Thousand

	Banco do Brasil		BB-Consolidated
Government bonds	12.31.2009	12.31.2008	12.31.2009	12.31.2008
LFT	589,281	967,531	594,669	967,531
NTN	–	–	755,078	–
LTN	–	–	203,261	–
Foreign Government bonds	–	–	544,018	–
Outros	–	–	4,410	–
Total	589,281	967,531	2,101,436	967,531

Breakdown of the portfolio of derivatives designated as market risk hedge

The Bank, in order to hedge against possible fluctuations in interest and exchange rates issued securities on the international capitals market in the amount R$ 350 million, contracted derivative operations in the forma of currency and interest rate swaps (Cross Currency Interest Rate Swaps), with the same volume, term and interest rates. The hedge was assessed as effective at December 31, 2009, in accordance with the provisions of Central Bank Circular 3082 dated January 30, 2002, which require evidence of hedge effectiveness between 80% and 125%. The breakdown of the portfolio is as follows:

													R$ Thousand

	Banco do Brasil							BB-Consolidated
By index	12.31.2009				12.31.2008			12.31.2009			12.31.2008

Counterparty		Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value
Over-the-counter trading
Swap contracts
Liability position		350,000	28,441	(40,777)	350,000	(86,825)	(61,286)	350,000	28,441	(40,777)	350,000	(86,825)	(61,286)

Foreign currency and interest	IF	350,000	28,441	(40,777)	350,000	(86,825)	(61,286)	350,000	28,441	(40,777)	350,000	(86,825)	(61,286)

Counterparty: (IF) Financial Institution.

	R$ Thousand

	Banco do Brasil						BB-Consolidated
By maturity	12.31.2009			12.31.2008			12.31.2009			12.31.2008

	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value	Notional value	Cost	Market value
Swap contracts
Liabilities	350,000	28,441	(40,777)	350,000	(86,825)	(61,286)	350,000	28,441	(40,777)	350,000	(86,825)	(61,286)

5 to 10 years	350,000	28,441	(40,777)	350,000	(86,825)	(61,286)	350,000	28,441	(40,777)	350,000	(86,825)	(61,286)

Derivative financial instruments divided into current and long-term

								R$ Thousand

	Banco do Brasil				BB-Consolidated

	12.31.2009		12.31.2008		12.31.2009		12.31.2008
	Current	Long-term	Current	Long-term	Current	Long-term	Current	Long-term
ASSETS
Forward operations	129,682	513	648,208	104,220	130,078	513	648,208	104,220
Options market	5	–	1,190	–	142,847	51,528	1,787	–
Swap contracts	354,861	138,324	1,121,762	168,199	622,871	257,806	1,121,290	167,179
Forward contracts	135,586	8,666	219,849	14,151	180,344	58,608	219,203	14,151
Credit swaps	–	–	–	–	5,398	13,091	–	–
Total	620,134	147,503	1,991,009	286,570	1,081,538	381,546	1,990,488	285,550

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

R$ Thousand

	Banco do Brasil				BB-Consolidated.

	12.31.2009		12.31.2008		12.31.2009		12.31.2008
	Current	Long-term	Current	Long-term	Current	Long-term	Current	Long-term
LIABILITIES
Forward operations	(217,517)	(19,936)	(155,283)	(592)	(217,737)	(19,936)	(155,283)	(592)
Options market	(1,348,457)	(8,926)	(1,051,574)	(24,081)	(1,744,304)	(1,373,724)	(1,052,171)	(24,081)
Swap contracts	(391,513)	(109,736)	(1,565,374)	(640,021)	(526,788)	(582,012)	(1,560,884)	(640,011)
Forward contracts	(39,388)	(8,533)	(387,721)	(13,128)	(92,675)	(13,157)	(387,624)	(13,128)
Credit swaps	–	–	–	–	(35,507)	(77,419)	–	–
Hedge Derivatives	–	(40,777)	–	(61,286)	–	(40,777)	–	(61,286)
Total	(1,996,875)	(187,908)	(3,159,952)	(739,108)	(2,617,011)	(2,107,025)	(3,155,962)	(739,098)

e) Results from Derivatives

	R$ Thousand
	Banco do Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Swap	(156,468)	312,220	(1,534,085)	(211,023)	255,337	(1,535,054)
Forward	55,319	(307,275)	784,650	59,418	(303,176)	784,650
Options	(68,271)	(145,104)	(77,751)	(80,831)	(157,663)	(77,751)
Future	(327,480)	(777,459)	41,235	(263,957)	(713,936)	41,235
Derivatives	–	–	29	3,579	3,579	29
Others	(172,546)	(262,066)	(497,053)	(217,308)	(306,762)	(496,389)
Total	(669,446)	(1,179,684)	(1,282,975)	(710,122)	(1,222,621)	(1,283,280)

f) Equity Valuation Adjustment – Securities and Derivatives recognized in the Stockholders’ equity

	R$ Thousand

Semester	2009			2008
	06.30.2009 Balance	Net change in the semester	12.31.2009 Balance	06.30. 2008 Balance	Net change in the semester	12.31.2008 Balance
Securities available for sale
Bank	31,380	(89,281)	(57,901)	(128,143)	78,289	(49,854)
Affiliates and subsidiaries	180,529	125,729	306,258	130,714	86,752	217,466
Tax effects	4,338	17,469	21,807	55,420	(24,303)	31,117
Total	216,247	53,917	270,164	57,991	140,738	198,729

Period	2009			2008
	12.31.2008 Balance	Net change in the period	12.31.2009 Balance	12.31.2007 Balance	Net change in the period	12.31.2008 Balance
Securities available for sale
Bank	(49,854)	(8,047)	(57,901)	39,099	(88,953)	(49,854)
Affiliates and subsidiaries	217,466	88,792	306,258	399,395	(181,929)	217,466
Tax effects	31,117	(9,310)	21,807	(88,692)	119,809	31,117
Total	198,729	71,435	270,164	349,802	(151,073)	198,729

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

9 – Interbank - Credit Linked

a) Credit Linked

			R$ Thousand

	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Credit Linked
Compulsory reserves – resources	11,878,270	12,435,864	11,919,022	12,439,265
Mandatory payment – savings account	11,941,112	8,285,370	11,941,112	8,285,370
Mandatory payment – funds from farm loans	204,008	–	204,008	–
SFH – Housing Finance System	1,635,416	61,217	1,635,416	61,217
Mandatory payment – funds from microfinance	143,711	81,472	215,625	136,633
National Treasury – Rural Credit	148,157	10,826	148,157	10,826
Mandatory payment – additional liabilities(1)	–	20,856	–	20,856
Total	25,950,674	20,895,605	26,063,340	20,954,167

Current assets	25,950,674	20,895,605	26,063,340	20,954,167
Non current assets	–	–	–	–

(1) As Bacen Circular 3426/2008, was amended in order to comply with the requirement for additional in-kind due to additional federal government securities.

b) Income on Compulsory Deposits

						R$ mil

	Banco Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Income Credit Linked to Central Bank(1)	306,040	628,865	1,906,576	368,164	730,210	1,906,576
Savings Bank gold Circular No. 3093/2002	–	–	1,163,981	–	–	1,163,981
Additional requirement CMN Resolution No. 3607/2008	2,668	27,216	–	2,668	27,216	–
Additional requirement Circular Letter No. 3144/2002	303,372	601,649	740,445	303,372	601,649	740,445
Other	–	–	2,150	62,124	101,345	2,150
Income Credit Linked	9,090	9,113	19	49,336	74,603	19
Income Credit Linked to Rural Credit	9,946	11,281	3,207	9,946	11,281	3,207
Devaluation Credit Linked	967	970	–	161	179	–
Total	326,043	650,229	1,909,802	427,607	816,273	1,909,802

(1) As of 12.01.2008, the additional chargeability became linked to the federal public as Circular No. 3419/2008.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

10 – Loans

a) Breakdown of the Loan Portfolio, Leasing and Loans Classified as “Other Receivables”

				R$ Thousand

	Bando do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Loans	242,842,464	189,692,175	261,783,097	190,881,563

Loans and bills discounted	124,255,540	84,912,155	129,828,585	85,249,181
Financing	67,023,572	53,988,308	80,858,134	54,983,289
Rural and agribusiness financing	66,887,223	63,682,917	67,166,529	63,682,917
Real estate financing	1,610,578	145,261	1,610,578	145,261
Securities Financing	–	653	–	–
Financing of Infrastructure and development	3,930	–	3,930	–
(Allowance for loan losses)	(16,938,379)	(13,037,119)	(17,684,659)	(13,179,085)
Other receivables with loan characteristics	15,378,421	17,061,138	15,727,764	17,129,398

Advances on foreign exchange contracts	7,967,810	11,142,855	8,192,660	11,142,855
Credit card operations	7,747,968	6,022,594	7,747,968	6,022,594
Guarantees honored	88,322	71,173	90,972	71,173
Sundry	247,848	403,212	397,675	471,619
(Provision for other losses)	(673,528)	(578,696)	(701,511)	(578,843)
Lease operations	60,775	54,105	4,700,563	2,967,571

Lease operations	60,775	54,105	4,931,773	3,038,702
(Allowance for lease losses)	–	–	(231,210)	(71,131)
Total	258,281,659	206,807,418	282,211,424	210,978,532

b) Loan and lease operations income

					R$ Thousand

	Banco do Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Loan Income	19,178,139	36,425,296	33,031,551	22,050,178	40,515,241	33,220,577

Loans and bills discounted	11,612,368	21,838,644	19,716,324	13,663,735	25,024,527	19,843,626
Financing	3,298,882	6,393,804	5,385,169	3,928,203	7,027,890	5,381,054
Rural and agribusiness financing	2,330,238	4,614,922	4,602,191	2,363,679	4,662,144	4,602,191
Recovery of loans and lowered injury (Note 10.j)	1,443,921	2,576,780	1,703,866	1,533,294	2,691,780	1,714,384
Advances on foreign exchange contracts	173,957	350,157	313,415	198,146	374,347	313,415
Guarantees honored	4,009	8,700	7,753	4,105	8,796	7,753
Other	314,764	642,289	1,302,833	359,016	725,757	1,358,154
Lease Operations Income	25,359	50,880	54,241	1,321,716	2,310,112	1,165,857

Total	19,203,498	36,476,176	33,085,792	23,371,894	42,825,353	34,386,434

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

c)	Breakdown of the Loan Portfolio by Sector, Including Operations with Loan Characteristics Classified as “Other Receivables”

R$ Thousand
	Banco do Brasil				BB-Consolidated
	12.31.2009%		12.31.2008%		12.31.2009%		12.31.2008%
PUBLIC SECTOR	6,234,130	2.3	3,921,827	1.8	6,388,065	2.1	4,040,429	1.8

Government	2,716,210	1.0	2,736,429	1.2	2,716,210	0.9	2,753,911	1.2

Direct administration	2,556,027	0.9	2,672,853	1.2	2,556,027	0.8	2,690,335	1.2
Indirect administration	160,183	0.1	63,576	0.0	160,183	0.1	63,576	0.0
Business entities	3,517,920	1.3	1,185,398	0.6	3,671,855	1.2	1,286,518	0.6

BB Group	4,405	–	8,183	–	–	–	–	–
Industry	2,046,213	0.7	818,092	0.4	2,126,049	0.6	925,509	0.4
Commerce	185	–	9,758	–	185	–	9,758	–
Financial services	151,226	0.1	340,716	0.2	151,288	0.1	342,602	0.2
Other services	1,313,488	0.5	8,649	–	1,391,930	0.5	8,649	–
Housing Companies	2,403	–	–	–	2,403	–	–	–
PRIVATE SECTOR	269,659,436	97.7	216,501,406	98.2	294,440,739	97.9	220,767,162	98.2

Rural	54,489,403	19.8	51,009,253	23.1	54,768,700	18.3	51,009,253	22.7
Industry	79,466,709	28.8	70,557,500	32.0	84,798,895	28.2	71,909,303	32.0
Commerce	30,881,818	11.2	24,393,053	11.1	32,175,132	10.7	24,990,952	11.1
Financial services	1,044,364	0.4	732,671	0.3	1,010,506	0.3	742,646	0.3
Private Individuals	66,367,114	24.0	40,285,308	18.3	81,295,241	27.0	41,628,501	18.5
Housing	1,456,778	0.5	62,905	0.0	1,456,778	0.5	62,905	–
Other services	35,953,250	13.0	29,460,716	13.4	38,935,487	12.9	30,423,602	13.6
Total	275,893,566	100.0	220,423,233	100.0	300,828,804	100.0	224,807,591	100.0

d)	Loan portfolio by risk level and maturity, including operations with loan characteristics classified as “Other receivables”

R$ Thousand
Banco do Brasil Performing loans
										12.31.2009	12.31.2008
	AA	A	B	C	D	E	F	G	H	Total portfolio	Total portfolio
Installments falling due
01 to 30	4,940,857	11,179,163	3,918,003	1,400,495	475,774	93,498	26,126	13,108	99,224	22,146,248	19,463,634
31 to 60	4,582,235	6,674,969	3,341,031	1,010,521	351,167	45,515	19,353	15,101	130,549	16,170,441	11,745,619
61 to 90	5,387,406	3,701,123	3,147,673	741,745	247,657	32,147	11,273	6,613	43,522	13,319,159	9,643,234
91 to 180	9,358,054	9,817,904	8,684,700	3,051,470	771,026	128,077	42,276	27,068	172,355	32,052,930	27,102,936
181 to 360	8,276,747	14,963,224	15,269,775	5,796,120	1,595,967	225,601	77,294	48,199	374,271	46,627,198	41,546,532
Over 360	35,942,947	33,912,103	40,854,490	11,096,982	3,838,144	986,854	399,041	269,579	1,967,174	129,267,314	97,361,538

Installments overdue
Up to 14 days	106,545	168,656	109,648	94,922	45,107	15,672	9,139	4,990	23,169	577,848	522,747

Others(1)	2,643,182	–	–	–	–	–	–	–	–	2,643,182	4,097,480

Subtotal	71,237,973	80,417,142	75,325,320	23,192,255	7,324,842	1,527,364	584,502	384,658	2,810,264	262,804,320	211,483,720

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

R$ Thousand
Non-performing loans
										12.31.2009	12.31.2008

	AA	A	B	C	D	E	F	G	H	Total portfolio	Total portfolio
Installments falling due
01 to 30	–	–	166,265	191,183	152,267	150,444	131,306	113,404	865,627	1,770,496	1,449,243
31 to 60	–	–	35,886	40,320	44,417	32,994	28,392	26,602	143,308	351,919	268,283
61 to 90	–	–	25,493	32,503	30,144	29,031	26,214	21,872	125,742	290,999	223,901
91 to 180	–	–	67,713	90,026	91,523	92,902	76,681	64,259	388,011	871,115	723,680
181 to 360	–	–	120,344	177,650	188,287	172,251	144,788	131,877	727,077	1,662,274	1,144,202
Over 360	–	–	176,938	516,682	483,078	409,635	315,493	270,610	1,580,550	3,752,986	2,462,591

Installments overdue
01 to 14	–	–	9,942	14,762	13,751	12,804	9,529	8,063	46,296	115,147	98,594
15 to 30	–	73	105,728	55,865	68,155	38,809	21,637	19,089	113,118	422,474	407,421
31 to 60	–	–	6,500	113,787	73,471	64,967	44,798	37,050	196,385	536,958	445,785
61 to 90	–	–	115	7,200	94,932	62,210	49,073	39,458	212,105	465,093	369,180
91 to 180	–	–	165	2,621	14,112	120,211	163,672	176,668	768,354	1,245,803	749,479
181 to 360	–	–	30	–	–	21,526	1,301	1,844	1,563,809	1,588,510	568,448
Over 360	–	–	–	–	–	–	–	–	15,472	15,472	28,706

Subtotal	–	73	715,119	1,242,599	1,254,137	1,207,784	1,012,884	910,796	6,745,854	13,089,246	8,939,513

Total	71,237,973	80,417,215	76,040,439	24,434,854	8,578,979	2,735,148	1,597,386	1,295,454	9,556,118	275,893,566	220,423,233

R$ Thousand
BB-Consolidated Performing loans
										12.31.2009	12.31.2008

	AA	A	B	C	D	E	F	G	H	Total portfolio	Total portfolio
Installments falling due
01 to 30	5,182,708	11,932,372	4,145,532	1,480,850	494,084	94,547	26,520	21,587	108,701	23,486,901	19,610,006
31 to 60	4,816,427	7,265,280	3,492,871	1,072,458	364,873	46,628	19,614	15,303	131,756	17,225,210	11,868,669
61 to 90	5,522,058	4,241,845	3,282,567	779,839	261,923	33,171	11,496	6,791	44,861	14,184,551	9,796,709
91 to 180	9,719,264	11,395,020	8,949,859	3,121,802	801,362	131,029	42,925	27,568	175,441	34,364,270	27,473,144
181 to 360	8,816,843	17,693,672	15,793,768	5,910,012	1,643,794	230,758	78,407	48,999	379,617	50,595,870	42,152,931
Over 360	38,700,816	42,410,870	42,274,021	11,333,042	3,990,800	1,047,077	402,143	272,049	2,073,226	142,504,044	100,157,767

Installments overdue
Up to 14 days	106,549	175,758	110,142	95,395	46,054	15,843	9,178	5,009	23,254	587,182	524,646

Other(1)	2,643,182	–	–	–	–	–	–	–	–	2,643,182	4,097,480

Subtotal	75,507,847	95,114,817	78,048,760	23,793,398	7,602,890	1,599,053	590,283	397,306	2,936,856	285,591,210	215,681,352

(1) Operations with third party risk tied to Government Funds and Programs, mainly Pronaf, Procera, FAT, BNDES and FCO. They include the amount of overdue installments in the total amount of R$ 165 million, which comply with rules defined in each program for reimbursement with the managers and do not imply a credit risk for the Bank.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

R$ Thousand
Non-performing loans
										12.31.2009	12.31.2008
	AA	A	B	C	D	E	F	G	H	Total portfolio	Total portfolio
Installments falling due
01 to 30	–	–	201,137	214,026	165,056	158,231	137,528	118,932	894,212	1,889,122	1,453,400
31 to 60	–	–	66,072	58,305	53,176	37,535	31,842	31,238	156,287	434,455	272,440
61 to 90	–	–	52,583	48,994	38,342	33,005	29,339	24,464	137,302	364,029	227,416
91 to 180	–	–	145,347	135,508	113,765	104,110	87,080	75,901	420,575	1,082,286	733,880
181 to 360	–	–	253,549	253,546	226,243	191,842	160,026	145,819	783,488	2,014,513	1,161,785
Over 360	–	–	495,091	694,808	575,417	461,655	358,736	345,535	1,700,912	4,632,154	2,595,579

Installments overdue
01 to 14	–	–	12,958	23,189	17,836	14,585	10,846	9,107	51,567	140,088	99,854
15 to 30	–	73	138,799	65,881	72,519	41,368	23,487	25,969	120,932	489,028	410,007
31 to 60	–	–	13,807	144,895	82,899	69,421	48,255	40,028	209,912	609,217	448,407
61 to 90	–	–	115	11,874	105,488	66,855	55,799	47,802	225,377	513,310	370,989
91 to 180	–	–	165	4,163	19,154	128,339	172,639	200,925	810,813	1,336,198	752,798
181 to 360	–	–	30	–	–	37,152	8,662	17,294	1,640,310	1,703,448	570,955
Over 360	–	–	–	–	–	–	–	–	29,746	29,746	28,729

Subtotal	–	73	1,379,653	1,655,189	1,469,895	1,344,098	1,124,239	1,083,014	7,181,433	15,237,594	9,126,239

Total	75,507,847	95,114,890	79,428,413	25,448,587	9,072,785	2,943,151	1,714,522	1,480,320	10,118,289	300,828,804	224,807,591

e)	Allowance for loan losses by risk level, including operations with loan characteristics classified as “Other receivables”

R$ Thousand
Banco do Brasil
			12.31.2009			12.31.2008
Level of Risk	% Provision	Value of loans	Value of allowance	Additonal(1) allowance	Total allowance	Value of loans	Value of allowance
AA	0	71,237,973	–	–	–	62,931,745	–
A	0.5	80,417,215	402,086	537,279	939,365	41,934,746	209,673
B	1	76,040,439	760,404	138,278	898,682	70,889,768	708,898
C	3	24,434,854	733,046	165,229	898,275	24,155,373	724,661
D	10	8,578,979	857,898	269,590	1,127,488	7,951,963	795,196
E	30	2,735,148	820,544	882,156	1,702,700	2,969,718	890,915
F	50	1,597,386	798,693	481,568	1,280,261	1,230,378	615,189
G	70	1,295,454	906,818	302,200	1,209,018	1,416,260	991,382
H	100	9,556,118	9,556,118	–	9,556,118	6,943,282	6,943,282
Subtotal		275,893,566	14,835,607	2,776,300	17,611,907	220,423,233	11,879,196

Additional allowance abroad		–	–	–	–	–	29,435
Additional allowance in Brazil		–	–	–	–	–	1,707,184
Total		275,893,566	14,835,607	2,776,300	17,611,907	220,423,233	13,615,815

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

R$ Thousand
BB-Consolidated
			12.31.2009			12.31.2008
Level of Risk	% Provision	Value of loans	Value of allowance	Additonal(1) allowance	Total allowance	Value of loans	Value of allowance
AA	0	75,507,847	–	–	–	63,857,947	–
A	0.5	95,114,890	475,574	543,045	1,018,619	42,669,500	213,347
B	1	79,428,413	794,284	138,278	932,562	72,996,665	729,966
C	3	25,448,587	763,458	165,229	928,687	24,403,040	732,091
D	10	9,072,785	907,279	269,590	1,176,869	8,151,466	815,147
E	30	2,943,151	882,945	882,156	1,765,101	2,988,363	896,509
F	50	1,714,522	857,261	481,568	1,338,829	1,237,927	618,964
G	70	1,480,320	1,036,225	302,199	1,338,424	1,421,482	995,037
H	100	10,118,289	10,118,289	–	10,118,289	7,081,201	7,081,201
Subtotal		300,828,804	15,835,315	2,782,065	18,617,380	224,807,591	12,082,262

Additional allowance abroad		–	–	–	–	–	39,497
Additional allowance in Brazil		–	–	–	–	–	1,707,300
Total		300,828,804	15,835,315	2,782,065	18,617,380	224,807,591	13,829,059

(1) Refers to the additional provision to the minimum required by CMN Resolution No. 2682/1999, up from the experience of management, by simulation on the loan portfolio, considering the history of default of operations in accordance with the good banking practice. It aims to cover variations in unexpected losses, due to the expectation of an increase in default rates due to reflections of the worsening global economic and financial crisis, as well as other events not fully captured by the model’s risk classification.

f)	Changes in the allowance for doubtful loans, doubtful lease receivable and other doubtful receivables, with loan characteristics

R$ Thousand
Banco do Brasil
	2S2009			2009			2008
	Amount Allowance	Additional Provision	Existent Allowance	Amount Allowance	Additional Provision	Existent Allowance	Total
Opening balance	13,499,424	2,753,355	16,252,779	11,879,197	1,736,618	13,615,815	10,167,306

Provision/(reversal)	5,600,117	(264,435)	5,335,682	10,575,447	752,302	11,327,749	8,463,646
Exchange variation on allowances - foreign	(10,232)	–	(10,232)	(28,397)	–	(28,397)	12,074
Compensation as losses	(5,225,749)	–	(5,225,749)	(8,562,687)	–	(8,562,687)	(5,027,211)
Added Values(1)	972,047	287,380	1,259,427	972,047	287,380	1,259,427	–
Closing balance	14,835,607	2,776,300	17,611,907	14,835,607	2,776,300	17,611,907	13,615,815

R$ Thousand
BB-Consolidated
	2S2009			2009			2008
	Amount Allowance	Additional Provision	Existent Allowance	Amount Allowance	Additional Provision	Existent Allowance	Total
Opening balance	14,891,673	2,867,342	17,759,015	12,082,262	1,746,797	13,829,059	10,313,369

Provision/(reversal)	6,049,591	(85,277)	5,964,314	11,381,078	927,629	12,308,707	8,519,170
Exchange variation on allowances - foreign	(22,945)	–	(22,945)	(61,045)	–	(61,045)	47,243
Compensation as losses	(5,779,183)	–	(5,779,183)	(9,273,388)	–	(9,273,388)	(5,050,723)
Added Values(1)	696,179	–	696,179	1,706,408	107,639	1,814,047	–
Closing balance	15,835,315	2,782,065	18,617,380	15,835,315	2,782,065	18,617,380	13,829,059

(1) Refers to balances arising from the acquisition of Banco Nossa Caixa occurred in March 2009 and participation in Banco Votorantim occurred in September 2009.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

g) Changes in the allowance for other doubtful receivables, without loan characteristics

R$ Thousand
	Banco do Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Opening balance	939,568	769,198	574,171	1,023,190	797,869	585,295

Provision/(reversal)	(85,666)	86,711	87,204	(86,972)	87,554	86,638
Exchange variation on allowances - foreign	(163)	(969)	1,094	(163)	(969)	1,094
Compensation as losses / Other settings	(470)	(1,671)	106,729	9,498	(1,732)	111,771
Added values(1)	56,361	56,361	–	34,718	97,549	13,071
Closing balance	909,630	909,630	769,198	980,271	980,271	797,869

(1) Refers to balances arising from the acquisition of Banco Nossa Caixa occurred in March 2009, participation in Banco Votorantim occurred in September 2009 and the inclusion of non-financial enterprises consolidated in March 2008.

h) Leasing portfolio by maturity

R$ Thousand
	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Up 1 year(1)	23,195	38,976	1,975,351	1,266,736
1 to 5 Years	37,580	15,129	2,939,741	1,729,174
Over 5 years	–	–	16,681	42,792
Total Present Value	60,775	54,105	4,931,773	3,038,702

(1) Includes amounts related to installments overdue.

i) Income from Leasing Operations

R$ Thousand
	Banco do Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Lease revenue	25,359	50,880	54,241	1,321,716	2,310,112	1,165,857

Leasing	25,359	50,880	54,228	1,321,192	2,308,530	1,163,336
Operating leases	–	–	13	524	1,582	2,521
Lease expenses	(22,015)	(44,342)	(46,577)	(961,050)	(1,663,342)	(852,352)

Leasing	(22,015)	(44,342)	(46,573)	(953,506)	(1,646,300)	(838,143)
Operating leases	–	–	(4)	(300)	(909)	(1,658)
Loss on disposal of leased assets	–	–	–	(6,964)	(15,542)	(11,597)
Other costs of leases	–	–	–	(280)	(591)	(954)
Total	3,344	6,538	7,664	360,666	646,770	313,505

j) Supplementary information

R$ Thousand
	Banco do Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Renegotiated loans	10,732,892	20,127,897	13,243,677	10,859,356	20,355,896	13,245,325
Recovery of loans written off as loss(1)	1,443,921	2,576,780	1,703,866	1,533,294	2,691,780	1,714,384

(1) Recorded in income in Revenue from Loans, pursuant to CMN Resolution 2836/2001, Of this total, in 2009, R$ 57,571 thousand (book value - R$ 39,011 thousand) refer to loans cession to individuals and corporate entities. In 2008, these amounts totaled R$ 64,286 thousand (book value - R$ 39,732 thousand).

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

11 – Other Receivables

a) Specific credits

These are credits from the Federal Treasury of R$ 931,845 thousand (R$845,887 thousand at December 31, 2008) for the extension of terms of rural financing as determined by Law 9138/1995.

b) Sundry

	Banco do Brasil		BB-Consolidated

	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Tax credit (note 26.a)	20,206,935	16,071,248	21,909,801	16,499,482
Sundry debtors from escrow deposits(1)	20,076,982	17,004,869	21,209,340	18,006,940
Actuarial Assets CVM 371(Note 28.g)	12,655,345	7,793,671	12,655,345	7,793,671
Notes and credits receivable - credit card operations(2)	7,911,276	6,130,646	7,911,276	6,130,646
Income tax and social contribution on net income to offset	6,802,424	3,529,824	7,407,346	3,972,656
Notes and credits receivable - other	4,413,235	2,216,543	7,084,658	2,911,852
Sundry debtors - Brazil	2,342,653	2,058,195	2,722,568	1,809,367
Parity Fund Assets (Note 28g)	1,778,366	2,195,802	1,778,366	2,195,802
Advances to Credit Guarante or Fund (FGC)	955,693	1,063,035	955,693	1,063,035
Notes and credits receivable - Federal Treasury	793,727	374,904	793,727	374,904
Advances on and prepayment of salaries	222,970	206,579	229,878	216,876
Purchase of assets receivable	223,576	293,352	223,577	293,355
Sundry debtors - foreign	30,938	41,685	32,383	41,983
Other	364,951	385,063	399,446	314,054
Total	78,779,071	59,365,416	85,313,404	61,624,623

Current Assets	27,747,561	19,854,665	31,167,511	20,799,150
Non Current Assets	51,031,510	39,510,751	54,145,893	40,825,473

(1) Includes value of R$ 11,752,804 thousand (R$ 10,998,898 thousand on 12.31.2008) in BB-bank and the BB-Consolidated, referring to judicial deposits related to the lawsuit of income tax and social contribution ( Note 25.C). It also includes the value of R$ 8,266,094 thousand (R$ 5,807,327 thousand on 12.31.2008) on BB bank and R$ 9,392,161 thousand (R$ 6,804,880 thousand at 31.12.2008) in BB Consolidated, referring to security deposit requirements for labor, civil and tax (Note 31.c).

(2) Includes the installments falling due on credit card purchases in installments payable to shopkeepers, in the amount of R$ 3,398,166 thousand (R$ 2,661,833 thousand at December 31, 2008).

12 – Foreign exchange portfolio

a) Breakdown

R$ Thousand

	Banco do Brasil		BB-Consolidated

	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Assets
Other Receivables	8,480,791	20,913,621	8,671,052	20,913,621

Forward foreign exchange purchases pending settlement	7,911,582	16,683,836	8,077,670	16,683,836
Bills of exchange and time drafts in foreign currency	79,758	104,101	79,758	104,101
Receivables from sales of foreign exchange	12,353,989	10,012,642	12,379,924	10,012,642
(Advances received in local currency)	(12,034,235)	(6,115,676)	(12,046,972)	(6,115,676)
Foreign currency receivables	5,629	7,348	5,629	7,348
Income receivable on advances granted and financed imports	164,068	221,370	175,043	221,370

Current Assets	8,480,791	20,913,621	8,671,052	20,913,621

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

R$ Thousand
	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008

Liabilities
Other liabilities	12,106,915	15,870,660	12,173,988	15,964,485

Forward foreign exchange sales pending settlement	11,372,666	12,317,084	11,398,606	12,317,084
Financed imports - contracted exchange	(11,026)	(14,623)	(23,585)	(14,623)
Foreign exchange purchase liabilities	8,465,559	14,388,411	8,658,303	14,388,411
(Advances on foreign exchange contracts)	(7,737,233)	(10,838,585)	(7,938,549)	(10,838,585)
Foreign currency payables	11,025	14,408	73,289	108,233
Unearned income on advances granted	5,924	3,965	5,924	3,965

Current Liabilities	12,106,915	15,870,660	12,173,988	15,964,485

Foreign exchange portfolio, net	(3,626,124)	5,042,961	(3,502,936)	4,949,136

Memorandum accounts
Credit opened for imports	1,513,521	741,775	1,524,184	741,944
Confirmed export credit	351,645	266,261	353,947	267,676

b) Foreign exchange results

R$ Thousand
	Banco do Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Foreign exchange income	3,412,124	8,131,691	11,124,317	3,680,090	8,417,821	11,144,993
Foreign exchange expenses	(2,772,056)	(7,472,970)	(10,654,553)	(3,009,057)	(7,731,904)	(10,680,839)
Foreign exchange results	640,068	658,721	469,764	671,033	685,917	464,154

13 – Other Assets

a) Assets not for use / Others

R$ Thousand
	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Assets in special regime	160,705	172,079	160,998	172,372
Buildings	80,073	51,619	80,507	51,301
Vehicles	612	765	51,281	20,743
Material in stock	19,217	19,319	40,705	47,579
Property	18,787	544	18,787	544
Machinery and Equipment	7,400	11,656	8,174	12,431
Others	3,416	3,249	3,537	3,359
Subtotal Other Assets	290,210	259,231	363,989	308,329

(Provision for devaluations)	(166,105)	(154,360)	(175,968)	(170,297)
Total	124,105	104,871	188,021	138,032

Current Assets	124,105	104,871	188,021	138,032

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

b) Prepaid Expenses

R$ Thousand
	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Contracts for providing banking services	1,501,834	731,102	1,409,162	731,102
Insurance selling expenses	–	–	307,048	42,112
Commissions for credit intermediation(1)	52,893	30,738	175,296	30,738
Personnel expenses(2)	72,911	155,035	72,911	155,035
Others	158,433	32,382	205,692	159,143
Total	1,786,071	949,257	2,170,109	1,118,130

Current Assets	1,150,798	646,874	1,342,437	779,007
Non Current Assets	635,273	302,383	827,672	339,123

(1) Commissions paid to retailers - financing of vehicles.

(2) It basically refers to the benefits of the Workers’ Meal Program.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

13 – Other Assets

a) Assets not for use / Others

				R$ Thousand
	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Assets in special regime	160,705	172,079	160,998	172,372
Buildings	80,073	51,619	80,507	51,301
Vehicles	612	765	51,281	20,743
Material in stock	19,217	19,319	40,705	47,579
Property	18,787	544	18,787	544
Machinery and Equipment	7,400	11,656	8,174	12,431
Others	3,416	3,249	3,537	3,359
Subtotal Other Assets	290,210	259,231	363,989	308,329

(Provision for devaluations)	(166,105)	(154,360)	(175,968)	(170,297)
Total	124,105	104,871	188,021	138,032

Current Assets	124,105	104,871	188,021	138,032

b) Prepaid Expenses

				R$ Thousand
	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Contracts for providing banking services	1,501,834	731,102	1,409,162	731,102
Insurance selling expenses	–	–	307,048	42,112
Commissions for credit intermediation(1)	52,893	30,738	175,296	30,738
Personnel expenses(2)	72,911	155,035	72,911	155,035
Others	158,433	32,382	205,692	159,143
Total	1,786,071	949,257	2,170,109	1,118,130

Current Assets	1,150,798	646,874	1,342,437	779,007
Non Current Assets	635,273	302,383	827,672	339,123

(1) Commissions paid to retailers – financing of vehicles.

(2) It basically refers to the benefits of the Workers’ Meal Program.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

14 – Investments

a) BB – Banco do Brasil

										R$ thousand
	Capital Held	Net Equity	Number / Type of Shares (in thousands)	Participation %	Book Value		Income of Equity
Discrimination					12.31.2009	12.31.2008	Operational	Currency Change	2009	2008
Subsidiaries in Brazil
Banco Nossa Caixa S.A.(1)	–	–	–	–	4,900,236	–	39,207	–	39,207	–
BB Administradora de Cartões de Crédito S.A.	9,300	21,325	398,158 ON	100,00	21,325	21,342	7,538	–	7,538	6,569
BB Administradora de Consórcios S.A.	14,100	16,920	14 ON	100,00	16,920	16,920	43,095	–	43,095	36,648
BB Corretora de Seguros e Administradora de Bens S.A.	26,918	33,578	1,000 ON	100,00	33,578	33,573	94,660	–	94,660	72,786
BB Gestão de Recursos – Distribuidora de Títulos e Valores	103,142	130,143	100,000 ON	100,00	130,143	126,370	417,043	–	417,043	415,252
Mobiliários S.A.								–
BB Banco de Investimento S.A.(2)	46,455	396,509	3,249 ON	100,00	396,509	1,817,697	2,121,040	–	2,121,040	1,535,852
BB Leasing S.A. – Arrendamento Mercantil	61,860	25,842	3,000 ON	100,00	25,842	43,289	(17,447)	–	(17,447)	(10,706)
BB Banco Popular do Brasil S.A.	173,271	18,519	568 ON	100,00	18,519	22,834	(12,436)	–	(12,436)	2,082
BESC Financeira S.A.- Bescredi	15,473	18,874	296,797 ON	99,58	18,795	18,715	787	–	787	129
BESC Distribuidora de Títulos e Valores Mobiliários S.A. - Bescval	5,857	9,847	10,168,625 ON	99,62	9,810	7,903	76	–	76	(24)
BESC S.A. Arrendamento Mercantil – BESC Leasing	17,969	19,578	16,318 ON	99,00	19,382	19,343	252	–	252	181
Nossa Caixa Capitalização S.A.(3)	5,400	5,476	5,400 ON	100,00	5,476	–	25	–	25	–
Nossa Caixa S.A. – Administradora de Cartões de Crédito(3)	10,000	10,364	10,000 ON	100,00	10,364	–	51	–	51	–
Cobra Tecnologia S.A.(4)	107,267	46,025	22,654 ON 22,680 PN	99,94	44,744	–	(61,250)	–	(61,250)	348
BB Seguros Participações S.A.(5)	592,251	594,604	53,221 ON	100,00	594,604	–	40,752	–	40,752	–
BB Aliança Participações S.A.(6)	964,493	1,031,928	102,513 ON	100,00	1,031,928	–	89,792	–	89,792	–
Jointly Affiliates in Brazil
Banco Votorantim S.A.(7)	3,544,909	7,120,412	33,356,791 ON 7,412,620 PN	50,00	3,774,777	–	46,999	–	46,999	–
BV Participações S.A.(8)	60,423	80,311	15,105 ON 15,106 PN	50,00	32,029	–	1,818	–	1,818	–
Affiliates in Brazil
Cadam S.A.(4)	183,904	214,097	4,762 PN	21,64	46,331	53,181	(6,851)	–	(6,851)	(12,567)
Cia. Hidromineral Piratuba(9)	2,047	12,355	63,931 ON	16,19	2,087	1,975	109	–	109	(10)
Cia. Catarinense de Assessoria e Serviços – CCA(10)	780	474	260 ON 520 PN	48,13	228	228	–	–	–	–
Santa Catarina Seguros e Previdência(11)	–	–	–	–	–	2,483	637	–	637	75
Mapfre Nossa Caixa Vida e Previdência S.A.(3)(4)	50,000	89,549	20,000 ON	49,00	43,879	–	4,798	–	4,798	–
Subtotal Subsidiaries / Affiliates in Brazil					11,177,506	2,185,853	2,810,695	–	2,810,695	2,046,615

Subsidiaries Abroad
BAMB-Brasilian American Merchant Bank	419,476	656,043	241,023 ON	100,00	656,043	790,995	55,855	(193,284)	(137,429)	210,803
Banco do Brasil AG. Viena (Áustria)(12)	83,122	218,620	188 ON	100,00	218,620	120,096	7,708	(61,261)	(53,553)	32,643
BB Leasing Company Ltd.	–	74,781	1,000 ON	100,00	74,781	98,003	1,872	(25,095)	(23,222)	27,057
BB Securities LLC	8,702	16,652	5,000 ON	100,00	16,652	3,120	15,183	–	15,183	(2,615)
Ganhos / (perdas) cambiais nas agências					–	–	–	(762,200)	(762,200)	708,177
Increase / decrease in PL from other movements					–	–	78	–	78	5,962
Subtotal – Subsidiaries abroad					966,096	1,012,214	80,696	(1,041,840)	(961,143)	982,027

Total Investments in the country and abroad					12,143,602	3,198,067	2,891,391	(1,041,840)	1,849,552	3,028,642

Others Investments
Investments for tax incentives					18,742	17,800
Title property					58	447
Shares and Quotes					57,962	57,045
Others Investments					21,895	3,195
Others participations Abroad					10,436	10,601
Total of other investments					109,093	89,088

Provision for losses					(69,828)	(54,236)
Total of Investments					12,182,867	3,232,919

(1) Goodwill on acquisition of Banco Nossa Caixa, built on 11.30.2009. The result of equivalence refers to the period from April to November/2009 (Note 5).

(2) On 30.09.2009, the capital of BB Investment Bank has been reduced from $ 1,542,944 thousand, due to spin off its holdings in Alliance in Brazil, Brasilcap Brasilprev, and Brasilveículos Brasilsaúde to BB and Insurance BB Alliance (see items 5 and 6 below).

(3) Company of Banco Nossa Caixa, built on 11.30.2009.

(4) The information relates to the period of December/2008 the November/2009.

(5) Company of the developer portion of the spun BB Banco de Investimento, represented by the shares in Brasilcap Brasilprev, and Brasilveículos Brasilsaúde.

(6) Enterprise developer portion of the spun BB Banco de Investimento, represented by the participation in the Alliance of Brazil.

(7) includes in the book value of 12.31.2009, the amount of R$ 214,571 thousand relating to goodwill in the acquisition on 09.28.2009.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

(8) Includes, in the book value of 12.31. 2009, the amount of R$ 8,127 thousand, relating to negative goodwill on the acquisition on 09.28.2009.

(9) The information relates to the period of november/2008 to October/2009.

(10) Company in liquidation court, not assessed by MEP.

(11) The Bank of Brazil has sold shares of Santa Catarina Insurance and Pensions for the Alliance of Brazil, in May/2009.

(12) On 01.01.2009, was made an investment of R$ 149.7 million (EUR 46.3 million) in Bank of Brazil AG. Vienna, due to absorption of the subsidiary Lisbon.

b) BB – Consolidated

									R$ thousand
					Book Value		Income of Equity
Discrimination	Capital Held	Net Equity	Number / Type of Shares (in thousands)	Participation %	09.30.2009	09.30.2008	Operational	Change Currency	3Q2009	3Q2008
Shares of BB Bank Multiple
Subsidiaries in Brazil
Goodwill on acquisition of Banco Nossa Caixa	—	—	—	—	4,900,236	—	—	—	—	—
Increase /decrease in PL from other movements(1)	—	—	—	—	—	—	—	—	—	240.818
Jointly Subsidiaries in Brazil
Ágio na aquisição do Banco Votorantim S.A.	—	—	—	—	214,571	—	—	—	—	—
Deságio na aquisição da BV Participações S.A.	—	—	—	—	(8,127)	—	—	—	—	—
Affiliates in Brazil
Cadam S.A.(2)	183,904	214,097	4,762 PN	21,64	46,331	53,181	(6,851)	—	(6.851)	(12.567)
Cia, Hidromineral Piratuba(3)	2,047	12,355	63,931 ON	16,19	2,087	1,975	109	—	109	(10)
Cia, Catarinense de Assessoria e Serviços – CCA(4)	780	474	260 ON 520 PN	48,13	228	228	—	—	—	—
Santa Catarina Seguros e Previdência(5)	—	—	—	—	—	2,483	637	—	637	75
Mapfre Nossa Caixa Vida e Previdência S.A(2)(6)	50,000	89,549	20,000 ON	49,00	43,879	—	4,798	—	4.798	—
Subtotal – Shares of BB Bank Multiple					5,199,205	57,867	(1,307)	—	(1,307)	228,316

Shares of BB Investment Bank
Affiliates in Brazil
Goodwill / losses on acquisition of investments(7)	—	—	—	—	485,095	557,603	—	—	—	—
Itapebi(2)	105,000	287,481	19,950 ON	19,00	54,621	38,917	24,138	—	24.138	21.662
Estruturadora Brasileira de Projetos – EBP	20,970	16,054	2,330 ON	11,11	1,784	805	(462)	—	(462)	(84)
BAF S.A.(8)	—	—	—	—	—	4,369	—	—	—	5.050
Others participations(9)	—	—	—	—	9,750	41,294	24,606	—	24.606	202.218
Subtotal – Shares of BB Investment Bank					551,250	642,988	48,282	—	48,282	228,846

Participation of BB Resource Management – Distribuidora de Títulos e Valores Mobiliários S.A.
Affiliates in Brazil
Pronor(2)	154,686	212,130	5,542 ON	12,02	25,498	20,024	5,474	—	5,474	(1,505)
Subtotal – Participation of BB Resource Management – DTVM S.A.					25,498	20,024	5,474	—	5,474	(1,505)

Subtotal Subsidiaries / Affiliates in Brazil					5,775,953	720,879	52,449	—	52,449	455,657

Subsidiaries Abroad
Gains / (losses) on foreign exchange agencies	—	—	—	—	—	—	—	(762,200)	(762,200)	708,177
Gains / (losses) on foreign exchange subsidiaries	—	—	—	—	—	—	—	(279,640)	(279,640)	224,437
Increase / decrease in PL from other movements	—	—	—	—	—	—	41	—	41	5,962
Subtotal – Subsidiaries Abroad	—	—	—	—	—	—	41	(1,041,840)	(1,041,799)	938,576

Total shares in the Country and Abroad					5,775,953	720,879	52,490	(1,041,840)	(989,350)	1,394,233

Other Investments
Investments for tax incentives	—	—	—	—	59,081	29,268	—	—	—	—
Title property	—	—	—	—	146	1,474	—	—	—	—
Shares and quotes	—	—	—	—	61,868	58,306	—	—	—	—
Others Investments(10)	—	—	—	—	814,893	770,257	—	—	—	—
Others participations abroad	—	—	—	—	11,237	11,402	—	—	—	—
Total – Other Investments	—	—	—	—	947,225	870,707	—	—	—	—

Provision for losses	—	—	—	—	(77,839)	(67,746)	—	—	—	—

Total of Investments	—	—	—	—	6,645,339	1,523,840	—	—	—	—

(1) Increase in equity of BB Banco de Investimento, following the change of criteria for evaluating the investment in this subsidiary Neoenergia in 1Q 2008.The information relates to the period of December/2008 to november/2009.

(2) The information relates to the period of November/2008 to october/2009.

(3) Company in liquidation court, not carried at equity method.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

(4) The Banco do Brasil sold the common shares of Santa Catarina Insurance and Pensions for the Alliance of Brazil in may/2009.

(5) Related undertaking of Nossa Caixa Bank, which was acquired by Banco do Brasil on 11.30.2009.

(6) It is the goodwill for the acquisition of the Alliance of Brazil, R$ 486,767 thousand and discount on investments in Brasilprev, R$ 1,561 thousand and Brasilsaúde, R$ 111 thousand.

(7) Company incorporated by BB Investment Bank on 05.20.2009.

(8) Refer to the holdings of non-financial related companies.

(9) It is mainly related to other investments of Neoenergia, R$ 732,687 thousand (R$ 761,070 thousand at 12.31.2008).

c) Expected Goodwill Amortization

The figures below, as the expected amortization of goodwill, supports on the projection of justifying the business, prepared by a specialized firm.

Goodwill for acquisitions of Banco Nossa Caixa and Banco Votorantim are depreciated according to Central Bank Circular No. 1273/1987.

						R$ thousand

	BB-Banco Múltiplo				BB-Consolidated
	Banco Nossa Caixa	Banco Votorantim	Total Bruto	Total net of tax effects(1)	Aliança do Brasil(2)	Total Bruto	Total net of tax effects(3)
Em 2010	151,211	20,809	172,020	103,212	142,068	314,088	196,977
Em 2011	232,491	23,036	255,527	153,316	184,247	439,774	274,919
Em 2012	473,923	24,696	498,619	299,171	160,452	659,071	405,070
Em 2013	617,846	27,397	645,243	387,146	–	645,243	387,146
Em 2014	709,394	28,477	737,871	442,723	–	737,871	442,723
Em 2015	807,756	29,109	836,865	502,119	–	836,865	502,119
Em 2016	900,156	30,357	930,513	558,308	–	930,513	558,308
Em 2017	1,007,459	30,690	1,038,149	622,889	–	1,038,149	622,889

Total	4,900,236	214,571	5,114,807	3,068,884	486,767	5,601,574	3,390,151

(1) Amount of depreciation to be held in the period, net of tax (25% of income tax and social contribution of 15%).

(2) The premium for the acquisition of the Alliance of Brazil is registered with controlled non-financial BB-Alliance Holdings SA and will be amortized in the consolidation for harmonization of accounting practices with the conglomerate Bank of Brazil.

(3) Amount of repayments to be made in the period, net of tax (25% income tax and social contribution of 15% for the bank and 25% of income tax and social contribution of 9% for the BB-Alliance Holdings SA).

15 – Premises and equipment and leased assets

						R$ Thousand
Banco do Brasil

	Annual rate of depreciation (by group)	12.31.2008 Residual Cost	Added Values(1)	2009		Final Balance
				Movements	Depreciation	Impairment(3)	12.31.2009
Premises and equipment		3,178,471	303,174	1,180,324	(650,726)	(4,498)	4,006,745

Buildings	4%	1,051,725	30,543	472,065	(117,515)	(3,104)	1,433,714
Data processing systems	20 a 50%	1,007,486	76,944	537,614	(375,107)	(1,394)	1,245,543
Furniture and equipment for	10%	393,630	28,359	97,782	(75,743)	–	444,028
Land	–	167,284	76,193	(11,507)	–	–	231,970
Facilities	10%	171,745	3,227	54,503	(39,568)	–	189,907
Furniture and equipment in stock	–	52,053	67,233	31,718	–	–	151,004
Communication systems	10%	90,354	2,828	36,430	(19,986)	–	109,626
Fixed assets under	–	151,169	7,649	(56,112)	–	–	102,706
Security systems	10%	92,752	10,198	17,869	(22,701)	–	98,118
Transport systems	20%	273	–	(38)	(106)	–	129
Leased fixed assets		45,603	–	15,172	–	–	60,775

Total		3,224,074	303,174	1,195,496	(650,726)	(4,498)	4,067,520

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

						R$ Thousand
BB-Consolidated

				2009		Final Balance
	Annual rate of depreciation (by group)	Residual Cost 12.31.2008	Added Values(2)	Movements	Depreciation	Impairment(3)	12.31.2009
Premises and equipment		3,338,94	332,239	1,254,598	(706,123)	(5,171)	4,214,484

Buildings	4%	1,095,37	30,543	473,810	(122,198)	(3,104)	1,474,422
Data processing systems	20 a 50%	1,045,740	86,310	578,849	(405,706)	(1,394)	1,303,799
Furniture and equipment for use	10%	459,494	43,507	123,644	(92,663)	(673)	533,309
Land	–	171,172	76,192	(12,244)	–	–	235,120
Facilities	10%	176,664	3,991	54,546	(40,737)	–	194,464
Furniture and equipment in stock	–	52,053	67,233	31,718	–	–	151,004
Communication systems	10%	91,507	5,937	37,205	(20,678)	–	113,971
Fixed assets under construction	–	152,786	7,704	(53,394)	–	–	107,096
Security systems	10%	92,751	10,664	19,174	(23,911)	–	98,678
Transport systems	20%	1,403	158	1,290	(230)	–	2,621
Leased fixed assets		3,869	–	(2,646)	–	–	1,223

Total		3,342,810	332,239	1,251,952	(706,123)	(5,171)	4,215,707

(1) Amounts resulting from the merger of Banco Nossa Caixa.

(2) Amounts resulting from the consolidation of the balances of Banco Nossa Caixa, Banco Votorantim and BV Holdings SA pursuant to the acquisition of equity during the accounting year 2009.

(3) Amounts mainly due to the effects of impairment test of property and self-service terminals (Note 3j).

16 – Intangible Assets

a) Changes in Intangible Assets by Class

					R$ Thousand
Banco do Brasil
	Balance at 12.31.2008	Acquisitions	Added Values(1)	Accumulated amortization	Impairment(3)	Balance at 12.31.2009
Rights due to payroll acquisition	3,920,849	1,297,779	1,185,766	(1,099,631)	435	5,305,198
Acquisition/development of software	119,796	202,899	36,705	(38,753)	–	320,647
Total	4,040,645	1,500,678	1,222,471	(1,138,384)	435	5,625,845

					R$ Thousand
BB-Consolidated
	Balance at 12.31.2008	Acquisitions	Added Values(1)	Accumulated amortization	Impairment(3)	Balance at 12.31.2009
Rights due to payroll acquisition	3,920,849	1,414,832	1,376,935	(1,407,853)	435	5,305,198
Acquisition/development of software	119,796	275,613	18,875	(42,603)	–	371,681
Total	4,040,645	1,690,445	1,395,810	(1,450,456)	435	5,676,879

(1) Amounts resulting from the merger of Banco Nossa Caixa.

(2) Amounts resulting from the consolidation of the balances of Banco Nossa Caixa, Banco Votorantim and BV Holdings SA pursuant to the acquisition of equity during the accounting year 2009.

(3) Reversal of provision for impairment losses resulting from the impairment test of intangible assets.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

b) Breakdown of the carrying value of intangible assets

					R$ Thousand
Banco do Brasil
	Rate of Amortization	Cost value	Accumulated amortization	Accumulated Impairment	Balance at 12.31.2009	Balance at 12.31.2008
Rights due to payroll acquisition	contrato	7,283,229	(1,936,182)	(41,849)	5,305,198	3,920,849
Acquisition/development of software	20%	365,859	(45,212)	–	320,647	119,796
Total		7,649,088	(1,981,394)	(41,849)	5,625,845	4,040,645

						R$ Thousand
	BB-Consolidated
	Rate of Amortization	Cost value	Accumulated amortization	Accumulated Impairment	Balance at 12.31.2009	Balance at 12.31.2008
Rights due to payroll acquisition	contrato	7,283,229	(1,936,182)	(41,849)	5,305,198	3,920,849
Acquisition/development of software	20%	417,941	(46,260)	–	371,681	119,796
Total		7,701,170	(1,982,442)	(41,849)	5,676,879	4,040,645

c) Estimate for Amortization of Intangible Assets

						R$ Thousand
	Banco do Brasil
For the year ending:	2010	2011	2012	2013	2014	Total
Amounts to be amortized	1,461,272	1,447,065	1,373,367	1,005,199	338,942	5,625,845

						R$ Thousand
	BB-Consolidated
For the year ending:	2010	2011	2012	2013	2014	Total
Amounts to be amortized	1,471,478	1,457,271	1,383,573	1,015,405	349,152	5,676,879

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

17 – Deposits and Money Market Borrowing

a) Deposits

				R$ Thousand
	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Demand deposits	56,211,678	51,865,142	56,458,787	51,949,022

Corporate entities	22,351,731	19,123,206	22,563,646	19,199,985
Individuals	22,455,365	17,272,282	22,499,124	17,280,150
Restricted	5,213,954	6,997,602	5,214,026	6,997,672
Government	3,858,059	3,854,447	3,858,059	3,854,447
Special from Federal Treasury	567,598	434,602	567,598	434,602
Related companies	505,424	792,014	505,424	792,014
In foreign currencies	442,299	2,545,663	442,299	2,545,663
Institutions of the financial system	378,812	330,230	370,394	329,511
Domiciled abroad	19,811	57,873	19,591	57,755
Others	418,625	457,223	418,626	457,223
Savings deposits	75,741,590	54,965,370	75,741,590	54,965,370

Individuals	71,159,163	51,485,000	71,159,163	51,485,000
Corporate entities	4,318,971	3,182,343	4,318,971	3,182,343
Related companies	255,963	290,638	255,963	290,638
Institutions of the financial system	7,493	7,389	7,493	7,389
Interbank deposits	15,556,143	19,606,585	11,618,573	14,064,945

Time deposits	182,366,877	149,762,035	193,515,574	149,618,491

Local currency	111,039,706	100,331,988	122,188,161	100,188,444
Remunerated deposits in court	57,479,585	33,325,979	57,479,827	33,325,979
Funds and programs – FAT (Note 17e)	12,667,714	14,882,588	12,667,714	14,882,588
Foreign currency	594,890	557,115	594,890	557,115
Obligations for special – Poupex/Funprogrer	510,834	574,813	510,834	574,813
Others	74,148	89,552	74,148	89,552
Deposits for investments	228,468	243,268	229,303	243,268

Total	330,104,756	276,442,400	337,563,827	270,841,096

Current Liabilities	252,490,505	224,785,452	258,676,108	212,058,474
Non Current Liabilities	77,614,251	51,656,948	78,887,719	58,782,622

b) Segregation of Deposits by deadline Chargeability

								R$ Thousand
	Banco do Brasil
	No expiration	Up to 3 months	3 to 12 months	1 to 3 years	3 to 5 years	Over 5 years	12.31.2009	12.31.2008
Time deposits(1)	72,343,935	13,746,169	20,675,117	23,976,864	51,624,651	141	182,366,877	149,762,035
Savings deposits	75,741,590	–	–	–	–	–	75,741,590	54,965,370
Demand deposits	56,211,678	–	–	–	–	–	56,211,678	51,865,142
Interbank deposits	–	9,312,640	4,230,908	1,917,971	86,052	8,572	15,556,143	19,606,585
Investment deposits	228,468	–	–	–	–	–	228,468	243,268
Total	204,525,671	23,058,809	24,906,025	25,894,835	51,710,703	8,713	330,104,756	276,442,400

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

								R$ Thousand
	BB-Consolidated
	No expiration	Up to 3 months	3 to 12 months	1 to 3 years	3 to 5 years	Over 5 years	12.31.2009	12.31.2008
Time deposits(1)	72,343,935	15,427,008	28,038,045	25,959,126	51,739,682	7,778	193,515,574	149,618,491
Savings deposits	75,741,590	–	–	–	–	–	75,741,590	54,965,370
Demand deposits	56,458,787	–	–	–	–	–	56,458,787	51,949,022
Interbank deposits	–	6,089,248	4,348,192	1,079,142	92,109	9,882	11,618,573	14,064,945
Investment deposits	229,303	–	–	–	–	–	229,303	243,268
Total	204,773,615	21,516,256	32,386,237	27,038,268	51,831,791	17,660	337,563,827	270,841,096

(1) It includes the amount of R$ 41,102,468 thousand (R$ 39,253,517 thousand on December 31, 2008) at BB-Multiple Bank and R$ 54,735,133 thousand (R$ 39,253,517 thousand on December 31, 2008) at BB Consolidated, related to term deposits with clause of anticipated repurchase (liquidity commitment), considering the terms established in funding.

c) Money market repurchase commitments

				R$ Thousand
	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
	25,545,392	22,278,245	31,901,701	21,926,896

Financial Treasury Bills	23,503,150	17,916,364	22,467,046	17,565,015
National Treasury Bills	–	–	22,897	–
National Treasury Notes	–	–	147,744	–
Debentures	858,162	411,927	7,946,156	411,927
Securities abroad	1,184,080	1,986,863	1,304,041	1,986,863
Other	–	1,963,091	13,817	1,963,091
Third-party portfolio	123,975,419	69,801,410	128,745,194	69,203,468

National Treasury Bills	111,805,277	61,521,332	112,555,277	60,923,632
National Treasury Bills	8,305,309	1,147,509	9,469,372	1,147,509
National Treasury Notes	466,563	1,080,036	3,322,275	1,079,794
Securities abroad	3,398,270	6,052,533	3,398,270	6,052,533
Free movement of Portfolio	–	–	174,292	–

Total	149,520,811	92,079,655	160,821,187	91,130,364

Current Liabilities	142,412,717	87,448,258	153,699,462	86,501,235
Non Current Liabilities	7,108,094	4,631,397	7,121,725	4,629,129

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

d) Expenses with money market repurchase commitments

						R$ Thousand
	Banco do Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Expenses borrowings with deposits	(8,552,545)	(17,646,964)	(15,655,076)	(9,808,034)	(19,507,059)	(15,706,826)

Time deposits	(4,625,933)	(9,724,960)	(8,224,898)	(4,975,283)	(10,165,988)	(8,212,451)
Savings deposits	(2,152,011)	(4,302,756)	(4,199,032)	(2,455,783)	(4,793,347)	(4,199,032)
Demand deposits	(1,253,367)	(2,487,302)	(2,369,919)	(1,762,219)	(3,286,474)	(2,369,919)
Interbank deposits	(328,679)	(771,081)	(469,968)	(343,049)	(788,114)	(432,353)
Others	(192,555)	(360,865)	(391,259)	(271,700)	(473,136)	(493,071)
Expenses with money market repurchase commitments	(4,765,772)	(9,736,736)	(9,887,443)	(5,509,725)	(10,638,869)	(9,824,899)

Third-party portfolio	(3,789,510)	(7,736,749)	(6,739,057)	(3,988,119)	(7,954,791)	(6,739,057)
Own portfolio	(972,733)	(1,980,323)	(3,102,575)	(1,465,720)	(2,612,057)	(3,040,031)
Subject to repurchase agreements with free movement	(3,529)	(19,664)	(45,811)	(55,886)	(72,021)	(45,811)
Expenses with money market	(13,318,317)	(27,383,700)	(25,542,519)	(15,317,759)	(30,145,928)	(25,531,725)

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

e) Fund for Workers’ Assistance (FAT) and Guarantee Fund for Generation of Employment and Earnings (FUNPROGER)

Shown below are the deposits of the Fund for workers assistance (FAT) in Banco do Brasil:

										R$ Thousand

		Return of FAT funds			12.31.2009			12.31.2008
Programa	Resolution/ TADE	Type(1)	Opening Date	Closing Date	Available TMS(2)	Invested TJLP(3)	Total	Available TMS(2)	Invested TJLP(3)	Total
Proger Rural and Pronaf					254,282	5,603,916	5,858,198	814,659	6,939,835	7,754,494

Pronaf Custeio	04/2005	RA	11/2005	–	148,895	186,654	335,549	438,381	224,832	663,213
Pronaf Investimento	05/2005	RA	11/2005	–	–	3,205,371	3,205,371	–	3,847,313	3,847,313
Giro Rural – Aquisição de Títulos	03/2005	SD	01/2008	01/2014	–	1,241,887	1,241,887	–	1,658,249	1,658,249
Giro Rural Fornecedores	14/2006	RA	08/2006	–	35,856	520,301	556,157	2,945	664,754	667,699
Rural Custeio	02/2006	RA	11/2005	–	21,387	43,317	64,704	350,250	7,498	357,748
Rural Investimento	13/2005	RA	11/2005	–	48,144	406,386	454,530	23,083	537,189	560,272
Proger Urbano					82,925	6,120,472	6,203,397	888,040	5,238,618	6,126,658

Urbano Investimento	18/2005	RA	11/2005	–	74,258	5,434,647	5,508,905	876,195	4,390,247	5,266,442
Urbano Capital de Giro	15/2005	RA	11/2005	–	–	630,527	630,527	1	755,501	755,502
Empreendedor Popular	01/2006	RA	11/2005	–	8,667	55,298	63,965	11,844	92,870	104,714
Others					282,976	323,143	606,119	242,179	759,257	1,001,436

Exportação	27/2005	RA	11/2005	–	89	2,647	2,736	1,095	3,690	4,785
Integrar Área Rural	26/2005	RA	11/2005	–	40	38	78	–	13,831	13,831
Integrar Área Urbana	25/2005	RA	11/2005	–	20	10,299	10,319	–	12,177	12,177
Inclusão Digital	09/2005	RA	11/2005	–	15	23	38	259	542	801
FAT Giro Setorial Micro e Peq, Empresas	08/2006	RA	09/2007	–	14,755	6,959	21,714	60,373	172,230	232,603
FAT Giro Setorial Médias e Grandes Empresas	09/2006	RA	09/2007	–	30,654	5,627	36,281	167,145	327,825	494,970
FAT Giro Setorial Veículos MGE	09/2006	RA	02/2009	–	–	11,217	11,217	–	–	–
FAT Giro Setorial Veículos MPE	08/2006	RA	02/2009	–	80,358	97,160	177,518	–	–	–
FAT Giro Cooperativo Agropecuário	10/2006	RA	07/2006	–	11	73	84	809	1,229	2,038
FAT Fomentar Micro e Peq, Empresas	11/2006	RA	08/2006	–	1,114	16,632	17,746	747	20,627	21,374
FAT Fomentar Médias e Grandes Empresas	12/2006	RA	07/2006	–	–	113,165	113,165	–	135,818	135,818
FAT Taxista	02/2009	RA	09/2009	–	150,000	–	150,000	–	–	–
FAT Encargos a capitalizar	–	–	–	–	5,920	59,303	65,223	11,751	71,288	83,039
Total					620,183	12,047,531	12,667,714	1,944,878	12,937,710	14,882,588

(1) RA – Auto Return (monthly, 2% on the balance) and SD – Available Balance.

(2) Funds remunerated by the Average Selic Rate (TMS).

(3) Funds remunerated by the long-term interest rate (TJLP).

FAT is a special accounting and financial fund, established by Law 7998/1990, attached to the Ministry of Labor and Employment (MTE) and managed by the Executive Council of the Workers’ Assistance Fund (Codefat), CODEFAT is a collective, tripartite, equal level organization, composed of representatives of workers, employers and government, which acts as the manager of FAT.

The main actions to promote employment using FAT funds are structured around the Programs for the Generating Employment and Earnings (PROGER), whose resources are allocated through special deposits, established by Law 8352/1991, in official federal financial institutions (including, among others, PROGER in the urban program – Investment and Working Capital – and rural program, the National Program for

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Strengthening Family Farming – Pronaf, the program that allocates resources for the purchase of construction materials – FAT Housing, in addition to the special lines such as FAT Rural and Urban Integration, FAT Giro Setorial – Micro and Small-Sized Companies, FAT Giro Setorial – Medium and Large-Sized Companies, FAT Fomentar – Micro and Small-Sized Companies, FAT Fomentar – Medium and Large-Sized Companies, FAT Giro Agropecuário, FAT Digital Inclusion and FAT Taxi).

The FAT special deposits, allocated with Banco do Brasil, while available, incur interest on a daily pro rata basis using the Average Selic Rate (TMS), As they are applied on loans, the interest rate is changed to the Long-term Interest Rate (TJLP) during the effective period of the loans, The earnings on the Bank’s funds are paid to FAT on a monthly basis, as established in CODEFAT Resolution 439/2005 and 489/2006.

The Guarantee Fund for Generation of Employment and Earnings (Funproger) is a special accounting fund established on November 23, 1999 by Law 9872/1999, amended by Law 10360/2001 and by Law 11110/2005 and regulated by Codefat Resolution 409/2004, It is managed by Banco do Brasil under the supervision of Codefat/MTE, and the balance is R$ 225,565 thousand (R$ 321,522 thousand at December 31, 2008).

The purpose of FUNPROGER is provide guarantees to entrepreneurs who do not have the necessary guarantees of their own to contract PROGER Urbano and PNMPO financing, through payment of a fee, The net assets of FUNPROGER are accumulated through funds arising from the difference between the average SELIC Rate and the Long-Term Interest Rate (TJLP) in respect of the remuneration of the special deposit balances available in FAT, Other sources of funds are the earnings from its operations and the income on its cash resources paid to Banco do Brasil, the Fund manager.

18 – Borrowings

a) Borrowings

							R$ Thousand
	Banco do Brasil
	up to 90 days	from 91 to 360 days	from 1 to 3 years	from 3 to 5 years	from 5 to 15 years	Total 12.31.2009	Total 12.31.2008
In Brazil
Exports	–	–	–	–	–	–	2,750,087
Abroad
Borrowings from BB Group companies abroad	2,214,054	110,299	3,459,426	–	–	5,783,779	6,675,750
Borrowings by BB branches abroad	978,442	2,286,977	137,619	6,991	–	3,410,029	1,976,764
Public sector repass borrowing	–	234,344	418,514	418,514	104,628	1,176,000	1,885,271
Imports	92,554	80,065	124,444	70,762	35,136	402,961	721,041
Exports	7,168	20,178	–	–	–	27,346	78,627
Others	250,530	–	–	–	–	250,530	430,361
Total	3,542,748	2,731,863	4,140,003	496,267	139,764	11,050,645	14,517,901

Current Liabilities						6,274,611	9,223,333
Non Current Liabilities						4,776,034	5,294,568

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

							R$ Thousand
BB-Consolidated
	up to 90 days	from 91 to 360 days	from 1 to 3 years	from 3 to 5 years	from 5 to 15 years	Total 12.31.2009	Total 12.31.2008
In Brazil
Borrowing by non financial companies	74,785	–	82,976	–	–	157,761	109,115
Exports	–	70,976	–	–	–	70,976	2,750,087
Others	5,995	5,441	10,883	–	–	22,319	–
Abroad
Borrowings by BB Group companies abroad	993,631	2,551,062	382,537	12,119	–	3,939,349	1,976,780
Public sector repass borrowing	–	234,344	418,514	418,514	104,628	1,176,000	1,885,271
Imports	79,202	44,867	61,500	42,678	20,412	248,659	475,199
Exports	122,085	60,694	4,587	–	–	187,366	–
Others	250,531	317,302	–	–	–	567,833	430,361
Total	1,526,229	3,284,686	960,997	473,311	125,040	6,370,263	7,626,813

Current Liabilities						4,810,915	5,845,958
Non Current Liabilities						1,559,348	1,780,855

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

b) Repass Borrowings from Public Sector

					R$ Thousand
Programs	Financial Charges	Banco do Brasil		BB-Consolidated
		12.31.2009	12.31.2008	12.31.2009	12.31.2008
National Treasury - Rural credit		2,100,693	3,485,066	2,100,693	3,485,066

Pronaf	TMS (Available) ou	1,840,672	3,201,636	1,840,672	3,201,636
	0.5% p.a. a 5.5% p.a. (Allocated)
Recoop	5.75% p.a. to 7.25% p.a.	150,041	175,843	150,041	175,843
Cocoa	TJLP + 0.6% p.a. or 6.35% p.a.	67,668	65,597	67,668	65,597
Farming/livestock breeding	TR or 9% p.a.	40,957	40,635	40,957	40,635
Others	–	1,355	1,355	1,355	1,355
BNDES		17,877,865	11,167,753	19,629,502	11,167,753

Banco do Brasil	0.6305%p.a. to 15.35%p.a. or	17,877,865	11,167,753	16,126,227	11,167,753
	TJLP/fx. variation + 0.50%p.a to 8.55%p.a.
Banco Votorantim	1.50%p.a. to 16.50%p.a or	–	–	3,503,275	–
	TJLP/fx. variation + 1.30%p.a. to 10.50%p.a.
Repass borrowings - CEF		146,232	–	146,232	–

Finame		7,637,163	6,557,872	8,381,169	6,584,776

	1.50%p.a to 11.00%p.a or
Banco do Brasil	TJLP/fx. variation + 0.5%p.a to 5.50%p.a.	7,637,163	6,557,872	6,931,615	6,584,776
	4.55%a.a to 11.00%a.a or
Banco Votorantim	TJLP/ fx. variation + 0.50%p.a to 5.50%p.a.	–	–	1,449,554	–
Other		1,132,572	1,198,637	1,132,572	1,198,829

	TMS (available) or 9.5%p.a. (before 06.30.07),
Funcafé	7.5%p.a. (betwen 07.01.07 and 06.30.09) and 6.75%p.a. (after 07.01.09)	1,132,409	1,198,178	1,132,409	1,198,178
Other	–	163	459	163	651
Total		28,894,525	22,409,328	31,390,168	22,436,424

Current Liabilities		11,472,080	13,738,050	12,405,660	13,749,287
Non Current Liabilities		17,422,445	8,671,278	18,984,508	8,687,137

c) Cost of Borrowings and Transfers (official institutions)

					R$ Thousand
	Banco do Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Cost of Borrowings	(78,875)	(169,021)	(1,757,377)	(110,569)	(199,882)	(1,664,567)
Expenses Onlendings	(894,668)	(1,712,578)	(2,851,508)	(949,427)	(1,771,166)	(2,787,307)

BNDES	(471,789)	(919,387)	(642,906)	(497,057)	(945,006)	(642,906)
Finame	(308,785)	(553,236)	(388,592)	(336,076)	(582,326)	(390,637)
Treasury	(75,030)	(165,932)	(181,553)	(75,030)	(165,932)	(181,553)
CEF	(463)	(473)	(38)	(2,655)	(4,336)	(38)
Foreign	–	–	(1,571,577)	–	–	(1,505,311)
Other	(38,601)	(73,550)	(66,842)	(38,609)	(73,566)	(66,862)
Expenditure obligations with foreign banks	–	–	(3,757,099)	(8,050)	(8,640)	(3,745,396)
Expenses for Financial and Development liabilities	(198,904)	(459,089)	(487,281)	(243,071)	(530,281)	(487,281)
Total	(1,172,447)	(2,340,688)	(8,853,265)	(1,311,117)	(2,509,969)	(8,684,551)

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

19 – Resources from securities issues

							R$ Thousand
Resources		Amount Issued	Remuneration	Data Capture	Maturity	12.31.2009 R$ thous	12.31.2008 R$ thous
	Banco do Brasil
Global Medium - Term Note Program	R$	350,000	9.75% p.a.	07/2007	07/2017	316,244	330,318
Global Medium - Term Note Program	US$	100,000	Libor 6 m + 2.55%p.a.	07/2009	07/2014	171,160	–
Certificates of deposits - Long Term							–
	US$	4,000	3.80% p.a.	11/2009	12/2012	6,962	–
	US$	1,000	3.67% p.a.	12/2009	12/2012	1,740	–
	US$	199,889	3.88% p.a.	06/2009	06/2012	347,886	–
	US$	98,105	3.08% p.a.	07/2009	07/2012	170,742	–
	US$	4,908	2.92% p.a.	07/2009	06/2012	8,542	–
	US$	98,100	3.00% p.a.	08/2009	07/2012	170,734	–
	US$	98,127	2.85% p.a.	09/2009	08/2012	170,780	–
	US$	9,920	3.46% p.a.	08/2009	08/2016	17,265	–
	US$	99,941	3.36% p.a.	10/2009	10/2012	173,938	–
	US$	97,975	2.53% p.a.	10/2009	10/2012	170,516	–
	US$	48,986	2.53% p.a.	10/2009	10/2012	85,255	–

Certificates of deposits – Short Term (1)
	R$	8,000	–	–	–	–	7,240
	US$	423,543	–	–	–	754,753	849,422
	EUR	1,991	–	–	–	4,979	13,546

Total Banco do Brasil						2,571,497	1,200,526

Special purpose entities – EPE Abroad(2)
Securitization of future flow of payment orders from abroad
	US$	300,000	Libor 3m + 0.60% p.a.	07/2002	06/2009	–	67,007
	US$	40,000	7.890% p.a.	09/2002	09/2009	–	13,397
	US$	120,000	7.26% p.a.	03/2003	03/2010	12,362	80,040
	US$	250,000	6.55% p.a.	12/2003	12/2013	273,289	444,603
	US$	250,000	Libor 3m + 0.55% p.a.	03/2008	03/2014	435,265	584,979
	US$	200,000	Libor 3m + 1.20% p.a.	09/2008	09/2015	348,319	467,925
	US$	150,000	5.25% p.a.	04/2008	06/2018	261,707	351,248
Total Special purpose entities – EPE Abroad						1,330,942	2,009,199

Banco Votorantim
Debentures							–

Foreign Exchange	R$		PTAX + 12.0436%p.a.	12/2006	07/2012	818,833	–
Pós-fixFloating rateado	R$		DI + 0.35% p.a.	12/2006	07/2012	656,726	–

Resources letters of credit real estate (3)				02/2009	01/2012	53,156	–

Resources letters of credit agribusiness (3)				07/2007	03/2020	909,132	–

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

							R$ Thousand
Resources		Amount Issued	Remuneration	Data Capture	Maturity	12.31.2009 R$ thous	12.31.2008 R$ thous
Liabilities for securities abroad – Program Global Medium – Term Notes							–

	R$	111,000	16.2% p.a.	11/2005	11/2010	37,548	–
	R$	200,000	9.5% p.a.	12/2005	12/2012	79,806	–
	R$	200,000	10.625% p.a.	04/2007	04/2014	89,888	–
	US$	100,000	Libor 3m+2.0% p.a.	08/2005	08/2010	75,767	–
	US$	200,000	6.875% p.a.	10/2005	10/2015	1,858	–
	US$	200,000	6.75% p.a.	09/2006	09/2016	84,007	–
	US$	42,810	1.25% p.a.	10/2009	01/2010	37,379	–
	US$	7,770	1.1% p.a.	10/2009	01/2010	6,781	–
	US$	5,000	1.1% p.a.	10/2009	01/2010	4,363	–
	US$	23,070	4.184% p.a.	02/2008	01/2010	1,338	–
	US$	4,510	1.0% p.a.	10/2009	01/2010	3,933	–
	US$	28,640	1.0% p.a.	11/2009	02/2010	24,905	–
	US$	7,600	1.0% p.a.	11/2009	02/2010	6,609	–
	US$	1,100	1.0% p.a.	11/2009	02/2010	957	–
	US$	5,000	0.9% p.a.	11/2009	02/2010	4,358	–
	US$	37,000	1.2% p.a.	12/2009	03/2010	32,244	–
	US$	116.500	1,1% p.a.	12/2009	03/2010	13,231	–
	US$	32,150	1.15% p.a.	12/2009	03/2010	28,014	–
	US$	7,000	1.1% p.a.	12/2009	03/2010	6,098	–
	US$	7,170	0.95% p.a.	12/2009	03/2010	6,243	–
	US$	1,000	0.95% p.a.	12/2009	03/2010	871	–
	US$	9,240	0.95% p.a.	12/2009	03/2010	8,045	–
	US$	30,000	0.95% p.a.	12/2009	03/2010	26,120	–
	US$	10,000	1.0% p.a.	12/2009	04/2010	8,680	–
	US$	24,000	3.76% p.a.	07/2009	05/2010	102	–
	US$	19,500	3.70% p.a.	07/2009	05/2010	78	–
	US$	24,000	3.76% p.a.	07/2009	05/2010	102	–
	US$	14,500	3.79% p.a.	07/2009	06/2010	64	–
	US$	9,990	4.0% p.a.	07/2008	07/2010	379	–
	US$	2,900	5.08% p.a.	04/2008	03/2011	–	–
	US$	4,000	3.98% p.a.	07/2009	04/2012	21	–
	US$	15,500	3.9088% p.a.	07/2009	04/2012	76	–
	US$	1,500	4.0538% p.a.	07/2009	05/2012	9	–
	US$	5,000	8.9% p.a.	07/2009	07/2014	134	–
	US$	120,000	5.1% p.a.	06/2008	06/2015	104,679	–
	EUR	250	1.0% p.a.	08/2009	12/2011	135	–
	EUR	1,000	5.2648% p.a.	05/2007	03/2012	5
	EUR	10,000	4.0538% p.a.	07/2009	05/2012	55	–
	EUR	9,000	4.0538% p.a.	07/2009	05/2012	49	–

Total Banco Votorantim						3,132,778	–

Non-Financial Corporations
Real Estate Receivables Certificates (4)	R$					306,463	248,155
Debentures	R$		TJLP + 3.8% p.a.	09/2007	09/2020	20,794	21,020

Total Non-Financial Corporations						327,257	269,175

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

						R$ Thousand
Resources	Amount Issued	Remuneration	Data Capture	Maturity	12.31.2009 R$ thous	12.31.2008 R$ thous
Eliminated amount on consolidation(5)					(155)	–

Total—BB Consolidated					7,362,319	3,478,900

Current Asset					1,406,912	1,167,593
Non Current Asset					5,955,407	2,311,307

(1) Securities maturing in less than 360 days and interest rates of the certificate issued in U.S. dollars (U.S.$ 423,543 thousand) between 0.33% and 3.80% p.a. and issued in euros (EUR 1,992 thousand) of 0.86% p.a.

(2) The Special Purpose Entity – EPE “Dollar Diversified Payment Rights Finance Company” was organized under the laws of the Cayman Islands for the following purposes: (a) the issuance and sale of securities in the international market, (b) use of resources obtained by issuing securities to pay for the purchase, with the BB, the rights to payment orders issued by banking correspondents located in the U.S. and by the agency of BB New York in U.S. dollars, for an agency for BB Brazil ( “Rights in Russia”) and (c) making payments of principal and interest on securities and other payments payable on the issuance of these securities. EPE did not claim to have no assets or liabilities other than the relevant rights and obligations from the contracts issue of securities. The BB has no control, is not a shareholder, it owns and participates in either the results of EPE. The obligations of the securities issued by EPE are paid with funds accumulated in your account.

(3) Refresh rates are substantially to 90% of DI.

(4) Debt with the average maturity of 132 months, average effective rate of 9.7% per year, with the indices Reference Rate – TR General Price Index-Market – IGP-M Index and Consumer Price Index – IPCA .

(5) Refers to securities issued by Banco do Brasil S.A., in possession of controlled company abroad.

20 – Other liabilities

a) Financial and development funds

	R$ Thousand
	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
PIS/Pasep	1,916,461	1,706,439	1,916,461	1,706,439
Judicial Deposit Reserve Fund(1)	755,281	–	755,281	–
Merchant Navy	750,151	269,843	750,151	269,843
Funds from the State Government of Sao Paulo	475,925	–	475,925	–
Special Lending Program for Agrarian Reform – Procera	181,594	322,502	181,594	322,502
Consolidation of Family Farming (CAF)	4,049	68,742	4,049	68,742
Land and Agrarian Reform – BB Banco da Terra	2,218	2,178	2,218	2,178
Combating Rural Poverty/Our First Plot of Land (CPR/NPT)	1,674	22,585	1,674	22,585
Other	47,261	65,510	47,261	65,510
Total	4,134,614	2,457,799	4,134,614	2,457,799

Current Liabilities	2,050,776	428,517	2,050,776	428,517
Non Current Liabilities	2,083,838	2,029,282	2,083,838	2,029,282

(1) It refers to funds specific for guarantee of judicial deposits transferred by Banco Nossa Caixa, incorporated on 11/30/2009, to the State Treasury of São Paulo and to the City Councils of such State.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

b) Taxes and social security

	R$ Thousand
	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Taxes and contributions on net income payable(1)	10,249,606	8,109,469	10,609,674	8,448,055
Provision for deferred taxes and contributions(2)	4,576,390	2,673,217	5,429,405	2,866,020
Provision for correction of legal process(3)	4,964,805	4,124,963	4,955,905	4,124,963
Taxes payable	661,898	539,365	1,509,752	870,783
Provision for tax litigation (note 31.a)	174,696	122,456	1,138,706	1,004,031
Provision for taxes and contributions on profits	64,335	88,814	653,257	256,476
Total	20,691,730	15,658,284	24,296,699	17,570,328

Current Liabilities	16,568,631	13,342,332	18,315,213	14,345,530
Non Current Liabilities	4,123,099	2,315,952	5,981,486	3,224,798

(1) Includes the amount of R$ 6,571,673 thousand (R$ 6,541,553 thousand at 12.31.2008), related to the legal process for full offsetting of accumulated income tax loss carry forwards and negative bases of Social Contribution (Note 31.e).

(2) Includes the amount of R$ 4,123,099 thousand (R$ 2,315,952 thousand at 12.31.2008), referring to the deferral of taxes on the actuarial gain of the Previ retirement and pension plan.

(3) to the restatement of the legal process for full offsetting of accumulated income tax loss carry forwards and negative bases of Social Contribution (Note 31.e).

c) Special Operations

	R$ Thousand
	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Government, Special procurement(1)	204,007	–	204,007	–
Investment fund sector	2,138	2,195	2,138	2,195
Other special operations	140	140	140	140
Total	206,285	2,335	206,285	2,335

Current liabilities	204,007	–	204,007	–
Long Term Liabilities	2,278	2,335	2,278	2,335

(1) Refers to the transfer of funds, according to Resolution No. 3.607/2008 Bank, for use in rural credit.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

d) Subordinated debt

	R$ Thousand
Resources		Amount Issued(1)	Remuneration(1)	Data Capture(1)	Maturity(1)	12.31.2009	12.31.2008
Banco do Brasil
FCO – Recursos do Fundo Constitucional do Centro-Oeste(1)	R$	–	–	–	–	12.422.046	11.057.272

Subordinated CDB issued in the country(2)						3.432.247	–

	R$	500,000	113,8% do CDI	03/2009	09/2014	541.187	–
	R$	100,000	113,8% do CDI	03/2009	09/2014	108.237	–
	R$	172,000	113,8% do CDI	03/2009	09/2014	186.168	–
	R$	38,000	113,8% do CDI	03/2009	09/2014	41.131	–
	R$	14,000	113,8% do CDI	03/2009	09/2014	15.153	–
	R$	76,000	113,8% do CDI	03/2009	09/2014	82.261	–
	R$	851,400	115% do CDI	03/2009	03/2015	921.860	–
	R$	9,790	115% do CDI	03/2009	03/2015	10.600	–
	R$	1,550	115% do CDI	03/2009	03/2015	1.678	–
	R$	8,630	115% do CDI	03/2009	03/2015	9.344	–
	R$	63,180	115% do CDI	03/2009	03/2015	68.409	–
	R$	450	115% do CDI	03/2009	03/2015	487	–
	R$	360,000	115% do CDI	03/2009	03/2015	388.668	–
	R$	40,000	115% do CDI	03/2009	03/2015	43.185	–
	R$	1,000,000,000	105% do CDI	11/2009	11/2015	1.013.879	–
Subordinated debt Abroad(2)	US$	300,000	8,5% a, a,	09/2004	09/2014	533.276	714.905
Total Subordinated debt Banco do Brasil						16,387,569	11,772,177

Banco Votorantim
Subordinated CDB issued in the country						1.463.908	–

		312,500	CDI+0,491417% a, a,	11/2007	11/2012	393.717	–
		8,500	CDI+0,491417% a, a,	12/2007	12/2012	10.690	–
		193,150	CDI+0,540556% a, a,	12/2007	12/2012	243.172	–
		32,500	IGPM+7,219701% a, a,	12/2007	12/2012	41.352	–
		6,850	CDI+0,540556% a, a,	12/2007	12/2012	8.620	–
		57,500	IPCA+7,934241% a, a,	03/2008	03/2013	72.052	–
		260,000	CDI+1,670229% a, a,	08/2009	08/2014	270.585	–
		7,500	IPCA+7,855736% a, a,	08/2009	08/2014	7.814	–
		5,250	IPCA+7,924428% a, a,	08/2009	08/2014	5.471	–
		19,500	IPCA+8,002932% a, a,	08/2009	08/2014	20.326	–
		2,500,000	IPCA+7,953867% a, a,	08/2009	08/2014	2.605	–
		250,000,000	CDI+1,635268% a, a,	12/2009	12/2014	251.670	–
		50,000,000	CDI+1,674668% a, a,	12/2009	12/2014	50.335	–
		75,000,000	CDI+1,674668% a, a,	12/2009	12/2014	75.475	–
		10,000,000	CDI+1,674668% a, a,	12/2009	12/2014	10.024	–
Debentures		693,575	CDI+0,5% a, a,	04/2006	04/2016	703.621	–
Total Subordinated debt Banco Votorantim						703,904	–

Eliminated amount on consolidation(3)						(1.858)

Total Subordinated debt BB Consolidated						16,558,197	11,772,177

(1) classified as Subordinated Debt Capital Base Level II (Note 32), due to low chargeability and long-term permanence of these resources in the Bank (Vote CMN n ° 067/2001 and Official Bank – Diret n ° 1.602 / 2001)

(2) The full value of the Subordinated CDB issued in the country and the amount of R$ 500,403 thousand of subordinated debt abroad make up the Capital (PR), level II, in accordance with CMN Resolution No. 3,444 / 2007, 02.28.2007 (Note 32g).

(3) refers to securities issued by BB-Commercial Bank, in possession of controlled abroad.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

e) Hybrid capital and debt instruments

						R$/US$ Thousand
Bando do Brasil and Consolidated
Funding	Issued value	Remuneration		Date of funding	12.31.2009 R$ thous	12.31.2008 R$ thous
Perpetual Bonuses	2,000,000				3,515,804	1,185,278

US$	1,500,000	8.50	% p.a.	10/2009	2,646,319	—
US$	500,000	7.95	% p.a.	01/2006	869,485	1,185,278

Current Liabilities					13,260	16,817
Long term Liabilities					3,502,544	1,168,461

The amount of R$ 2,523,580 thousand of the perpetual bonuses comprise the Referential Shareholders’ Equity (PR), level II, in conformity with CMN Resolution 3.444, of February 28, 2007, and authorization of Central Bank of Brazil (Note 32f).

The amount of R$ 852,796 thousand of the perpetual bonuses comprise the Referential Shareholders’ Equity (PR), level II, in conformity with CMN Resolution 3.444, of February 28, 2007 (Note 32f).

The operation of US$ 500,000 thousand, issued in January 2006, has a redemption option by initiative of the Bank as from 2011 or in each subsequent quarterly payment of interest, providing it is authorized beforehand by the Central Bank of Brazil. The terms of these Perpetual Bonuses allow the Bank to suspend quarterly payments of interest and/or accessory payments on the aforesaid securities issued (which will neither be due or accumulated) if: (i) the Bank determines that it is incapable or the payment of these charges does not allow the Bank to be in conformity with the capital adequacy levels then required by the Central Bank of Brazil or its financial indicators are below the minimum level required by the regulations applicable to Brazilian banks; (ii) the Central Bank of Brazil or the Regulatory Authorities determine the suspension of payments of the aforesaid charges; (iii) some insolvency or bankruptcy event occurs; (iv) some default occurs; or (v) the Bank decides to suspend these payments for any other reason. If the Bank decides to suspend the payment of interest and accessories due to the Perpetual Bonuses on account of the contents of item (v) above, the terms of the Perpetual Bonuses provide that, until such payments have been resumed for a period equivalent to 12 months, the Bank (a) cannot recommend to its stockholders and, and as established by the applicable legislation, will act in order to avoid the statement, payment or distribution of dividends or interest on own capital on its common stock and (b) will suffer restrictions on its capacity to redeem or otherwise acquire its common stock.

The transaction of US$ 1,500,000 thousand, issued in October 2009, has the option of redemption at the initiative of the Bank from 2020 and on each monthly payment of interest thereafter, provided that prior authorization by the Central Bank of Brazil. If the Bank does not exercise the option to redeem in October 2020, interest on the bonds will be corrected by this date and every 10 years, taking into account the trading price of the Treasury of the U.S. 10 years. The terms of Perpetual determine that the Bank has suspended payments of monthly interest and / or accessories on those securities issued (which shall not be paid or accrued) if: (i) the Bank is not framed or such charges do not allow the Bank is in accordance with the levels of capital adequacy and operational limits expressed in Resolution 3444 and / or Resolution 2099, the Central Bank of Brazil, or its financial indicators are below the minimum level required by the rules applicable to Brazilian banks, (ii ) The Central Bank of Brazil or the Regulatory Authorities to determine the suspension of payments of these costs, (iii) any event of insolvency occurs, (iv) any default occurs, or (v) the Bank has not distributed dividend payments or interest on equity to common shareholders for the period corresponding to the period of calculation of such interest and / or accessories.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

f) Sundry

				R$ Thousand
	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Credit card operations(1)	7,982,813	5,426,068	7,982,813	5,426,068
Liabilities for purchase of goods and rights(2)	4,529,979	294,964	4,530,311	294,975
Cassi Actuarial Liability (Note 28.g).	4,357,455	4,096,062	4,357,455	4,096,062
Provisions for payments	3,475,940	3,453,380	3,900,020	3,721,067
Provisions for labor grievances (Note 31.a)	3,242,209	2,456,461	3,300,749	2,475,231
Provisions for civil claims (Note 31.a)	3,036,381	1,719,947	3,131,472	1,760,175
Sundry creditors – Brazil	1,878,724	1,748,973	3,093,899	2,655,751
Previ Actuarial Liability (Note 28.g).	1,569,047	1,565,632	1,569,047	1,565,632
Liabilities for official agreements	1,191,354	716,897	1,191,354	716,897
Obligations for premiums paid by the customer loyalty	1,170,060	677,665	1,170,060	677,665
Funds subject to loans	627,782	157,678	1,056,660	757,642
Obligations for the sale / transfer of financial assets(3)	–	–	565,784	–
Other provisions(4)	281,720	–	281,720	–
Accounts payable for payment services provided	280,874	425,744	280,874	425,744
Assumption of obligations – Securitization (Note 20.g)	109,288	420,029	109,288	237,756
Provisions for guarantees provided	70,191	40,442	70,204	40,479
Sundry creditors – abroads	61,661	63,634	70,098	67,897
Other	93,757	24,587	436,523	273,259
Total	33,959,234	23,288,163	37,098,330	25,192,300

Current Liabilities	26,499,585	16,373,880	26,464,456	16,534,493
Long term Liabilities	7,459,649	6,914,283	10,633,874	8,657,807

(1) Includes the value of the installments of shopping with credit cards by retailers installments in the amount of R$ 3,398,166 thousand (R$ 2,661,833 thousand on 12.31.2008).

(2) Includes, on 12.31.2009, the value of the bonds for the acquisition of Banco Nossa Caixa, R$ 2,657,611 thousand to be paid to the State of Sao Paulo (the acquisition occurred on 03.16.2009) and R$ 1,016,713 thousand to be paid to shareholders (at the IPO, which occurred on 09.04.2009). It also includes the amount to be paid to Banco Votorantim on the subscription of preferred shares, R$ 450,000 thousand (Note 5).

(3) refers to obligations to the other shareholders of the financial funds of Banco Votorantim, consolidated from 2009 (Note 2).

(4) Includes the value of R$ 269,309 thousand, relating to provisions of Banco Nossa Caixa to cover, especially loss with FCVS (book loans), recognized based on estimates of losses due to negative coverage of all or part of operations transferred.

g) Securitization

					R$/US$/EUR Thousand
Bando do Brasil and Consolidated
Funding	Issued value	Remuneration	Date of funding	Maturity	12.31.2009 R$ thous	12.31.2008 R$ thous
Future flow of credit card invoice receivables
US$	178,474	5.911% p.a.	07/2003	06/2011	88,418	192,202
US$	44,618	4.777% p.a.	07/2003	06/2011	20,870	45,554
Total	223,092				109,288	237,756

The Special Purpose Company – SPC “Brazilian Merchant Voucher Receivables” was created under the laws of the Cayman Islands with the following purposes: (a) issue and sell securities in the international market; (b) to use funds raised with the issue of securities to pay for the purchase of current and future rights of Companhia Brasileira de Meios de Pagamento (“Visanet”) against Visa International Service Association over the Receivables arising from: (i) credit or charge purchases made in Brazilian territory, in any currency processed by Visanet, with Visa cards issued by financial institutions located outside of Brazil, or (ii) credit or charge purchases processed by Visanet in foreign currency and made with Visa cards issued by financial institutions located in Brazil; and (c) to make payments of principal and interest with regard to securities and other payments provided in the agreements covering the issue of such securities. BB is the beneficiary of 44.618488% of the funds, calculated based on the equity interest held in Visanet, on the issuing date, and the remaining funds made available to the other Brazilian financial institution which holds an interest in Visanet. The SPE declares that it has no relevant asset or liability other than the rights and duties originating from the contracts for issue of securities. BB does not hold the control, is not a shareholder, the owner, or is a beneficiary of any of the results of operations of the SPE. The liabilities arising from the issued securities are paid by the SPC using the funds accumulated in its account.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

21 – Insurance, pension and capitalization operations

a) Claims Operations

	R$ Thousand
BB-Consolidated	12.31.2009	12.31.2008
Direct insurance premiums receivable	612,282	421,475
Credit insurance business with insurers	9,447	6,544
Credit insurance transactions with reinsurers	286,481	12,604
Total	908,210	440,623

Current assets	885,945	440,611
Non current assets	22,265	12

b) Technical Provisions

							R$ Thousand

	12.31.2009				12.31.2008
BB-Consolidated	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total
Mathematical provision for future benefits	8,984	12,271,198	–	12,280,182	625	8,763,423	–	8,764,048
Mathematical provision for vested benefits	222	358,872	–	359,094	265	327,651	–	327,916
Mathematical provision for redemptions	–	14,862	1,743,419	1,758,281	–	943	1,447,841	1,448,784
Mathematical provision for unearned premiums	1,041,045	–	–	1,041,045	644,799	–	–	644,799
Provision for unsettled claims	858,902	–	–	858,902	658,628	–	–	658,628
Provision for financial surplus	–	255,445	–	255,445	–	281,853	–	281,853
Provision for insufficiency of contributions	–	154,005	–	154,005	–	142,659	–	142,659
Provision for financial fluctuation	–	151,937	–	151,937	–	130,813	–	130,813
Provision for IBNR	232,495	3,441	–	235,936	127,543	3,380	–	130,923
Provision for premiums deficiency	92,689	26,777	–	119,466	36,494	15,225	–	51,719
Provision for draws for prizes and redemptions	–	–	56,430	56,430	–	–	50,722	50,722
Other provisions	33,913	24,669	9,871	68,453	23,602	17,588	1,173	42,363
Total	2,268,250	13,261,206	1,809,720	17,339,176	1,491,956	9,683,535	1,499,736	12,675,227

Short-Term	1,940,475	372,969	1,809,720	4,123,164	1,478,585	343,588	1,499,736	3,321,909
Long-Term	327,775	12,888,237	–	13,216,012	13,371	9,339,947	–	9,353,318

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

c) Technical Provisions by product

							R$ Thousand

	12.31. 2009				12.31.2008
BB-Consolidated	Insurance	Pension Capitalization		Total	Insurance	Pension	Capitalization	Total
Automotive	654,000	–	–	654,000	497,188	–	–	497,188
Life	755,536	–	–	755,536	613,005	–	–	613,005
Property/casualty	781,925	–	–	781,925	319,985	–	–	319,985
DPVAT	59,879	–	–	59,879	45,898	–	–	45,898
Health	16,910	–	–	16,910	15,880	–	–	15,880
Capitalization	–	–	1,809,720	1,809,720	–	–	1,499,736	1,499,736
PGBL Free benefit generating plan	–	5,391,560	–	5,391,560	–	3,620,813	–	3,620,813
VGBL Living benefits life insurance	–	5,091,497	–	5,091,497	–	2,916,245	–	2,916,245
Traditional plans	–	2,778,149	–	2,778,149	–	3,146,477	–	3,146,477
Total	2,268,250	13,261,206	1,809,720	17,339,176	1,491,956	9,683,535	1,499,736	12,675,227

d) Guarantee of Technical Provisions

								R$ Thousand

	12.31. 2009				12.31.2008
BB-Consolidated	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total
Shares in Investment Funds (VGBL and PGBL)	–	10,331,995	–	10,331,995	–	6,441,433	–	6,441,433
Shares in Investment Funds (except VGBL and PGBL)	886,671	2,021,878	1,250,781	4,159,330	806,055	2,336,692	1,013,549	4,156,296
Government bonds	665,987	1,087,281	241,904	1,995,172	439,073	1,129,650	319,210	1,887,933
Corporate bonds	197,670	33,337	410,494	641,501	244,507	28	250,347	494,882
Credit rights	364,346	–	–	364,346	242,951	–	–	242,951
Real estate properties	1,338	–	–	1,338	3,225	–	–	3,225
Deposits held at IRB and deposits in court	416	–	–	416	626	–	–	626
Total	2,116,428	13,474,491	1,903,179	17,494,098	1,736,437	9,907,803	1,583,106	13,227,346

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

e) Results of Insurance, Pension Plan and Capitalization Operations

											R$ Thousand

	2S2009				2009				2008
BB Consolidated	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total
Financial results	95,185	368,605	86,212	550,002	224,870	827,474	222,248	1,274,592	144,901	645,080	156,367	946,348

Financial income	122,591	575,193	92,482	790,266	292,220	1,273,783	230,208	1,796,211	188,406	754,307	157,347	1,100,060
Financial expenses	(27,406)	(206,588)	(6,270)	(240,264)	(67,350)	(446,309)	(7,960)	(521,619)	(43,505)	(109,227)	(980)	(153,712)
Restatement and interest on technical reserves	1,745	(272,090)	(53,041)	(323,386)	(14,127)	(649,346)	(117,306)	(780,779)	(31,524)	(496,285)	(94,075)	(621,884)

Operating results	784,589	(13,973)	28,949	799,565	1,537,251	(19,309)	56,181	1,574,123	863,658	(22,726)	51,483	892,415

Retained premiums and contributions	1,610,636	1,755,208	586,140	3,951,984	3,150,833	3,350,226	1,220,654	7,721,713	1,865,622	1,750,529	943,119	4,559,270
Change in technical provisions	(190,881)	(1,745,428)	(7,318)	(1,943,627)	(269,295)	(3,323,021)	(13,200)	(3,605,516)	(143,171)	(1,711,679)	(1,694)	(1,856,544)
Retained claims	(619,931)	–	–	(619,931)	(1,266,711)	–	–	(1,266,711)	(788,730)	–	–	(788,730)
Selling expenses	(15,235)	(14,972)	(34,736)	(64,943)	(77,576)	(30,722)	(82,163)	(190,461)	(70,063)	(18,404)	(55,580)	(144,047)
Expenses with draws for prize & redemptions of capitalization certificates	–	–	(515,137)	(515,137)	–	–	(1,069,110)	(1,069,110)	–	–	(834,362)	(834,362)
Expenses with pension plans benefits and redemptions	–	(8,781)	–	(8,781)	–	(15,792)	–	(15,792)	–	(43,172)	–	(43,172)
Total	881,519	82,542	62,120	1,026,181	1,747,994	158,819	161,123	2,067,936	977,035	126,069	113,775	1,216,879

f) Retained insurance premiums, pension plan contributions and capitalization certificates

											R$ Thousand

	2S2009				2009				2008
BB Consolidated	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total	Insurance	Pension	Capitalization	Total
Premiums issued (VGBL retirement)	1,881,461	1,224,711	–	3,106,172	3,583,473	2,243,955	–	5,827,428	2,125,084	1,006,849	–	3,131,933
Supplementary pension contributions (includes VGBL risk portion)	–	535,329	–	535,329	–	1,118,239	–	1,118,239	–	747,742	–	747,742
Revenues from capitalization certificates	–	–	586,140	586,140	–	–	1,220,654	1,220,654	–	–	943,119	943,119
Coinsurance premiums ceded	(10,851)	–	–	(10,851)	(21,074)	–	–	(21,074)	(11,514)	–	–	(11,514)
Reimbursed premiums (return of VGBL contribution)	(6,266)	(4,832)	–	(11,098)	(16,388)	(11,968)	–	(28,356)	(14,653)	(4,062)	–	(18,715)
Premiums issued net (premium issued – premium reimbursed)	1,864,344	1,755,208	586,140	4,205,692	3,546,011	3,350,226	1,220,654	8,116,891	2,098,917	1,750,529	943,119	4,792,565

Reinsurance premiums ceded, consortiums and funds	(253,708)	–	–	(253,708)	(395,178)	–	–	(395,178)	(233,295)	–	–	(233,295)
Retained insurance premiums, pension plans and capitalization	1,610,636	1,755,208	586,140	3,951,984	3,150,833	3,350,226	1,220,654	7,721,713	1,865,622	1,750,529	943,119	4,559,270

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

22 – Other Income / Expenses

a) Service fees income

					R$ Thousand
	Banco do Brasil				BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Income from cards(1)	907,249	1,668,034	1,329,568	1,310,272	2,483,296	2,042,804
Fund Management	611,755	1,177,042	1,237,133	1,071,615	2,023,542	1,979,196
Collections	577,848	1,106,376	1,043,240	597,328	1,138,111	1,043,934
Current Account	384,008	753,460	698,186	394,634	772,421	698,586
Loans and guarantees provided	307,380	610,348	626,621	345,708	660,940	626,645
Interbank	249,761	491,011	555,285	267,482	519,780	555,285
Collection	255,195	485,531	438,144	272,203	512,470	438,144
Services provided by non-financial associated companies	–	–	–	179,205	435,625	608,584
Insurance, pension and capitalization	116,108	206,755	151,739	215,028	401,805	262,692
Official services(2)	144,732	290,560	265,001	144,732	290,560	265,001
Provided to the related	156,600	298,623	223,663	123,270	163,865	69,333
Consortium administration fees	–	–	–	42,010	80,300	73,597
Brokerage and custody	19,270	38,512	37,448	42,359	77,825	77,040
Other services	154,054	239,590	200,049	354,549	611,177	347,951
Total	3,883,960	7,365,842	6,806,077	5,360,395	10,171,717	9,088,792

(1) Includes, in BB-Consolidated at 2009, the amount of R$ 726,241 thousand (R$347,337 thousand at second semester of 2008 and R$713,237 on 2008), referring to results (proportional to the interest of BB BI) of the operations of Cia. Cielo - Visanet.

(2) Refers mainly to services provided by the National Treasury and Management of official Funds.

b) Bank fees income

						R$ Thousand
		Banco do Brasil		BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Service package	995,525	1,922,398	1,883,180	1,192,645	2,237,880	1,883,180
Loans and registration file	233,245	550,067	447,560	365,331	716,407	447,560
Deposit account	133,586	240,427	257,068	143,140	257,252	257,183
Transfer of funds	63,562	116,924	134,078	70,515	127,925	134,078
Total	1,425,918	2,829,816	2,721,886	1,771,631	3,339,464	2,722,001

c) Personnel expenses

						R$ Thousand
	Banco do Brasil				BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Salaries	(2,373,040)	(4,530,941)	(3,960,151)	(2,832,874)	(5,238,800)	(4,128,529)
Payroll charges	(813,072)	(1,527,870)	(1,355,197)	(1,079,980)	(1,911,433)	(1,420,255)
Benefits	(653,880)	(1,252,487)	(1,083,978)	(805,638)	(1,486,053)	(1,117,552)
Personnel administrative provisions	(662,371)	(1,301,106)	(1,228,276)	(800,398)	(1,472,570)	(1,228,276)
Provision for labor grievances	(319,200)	(1,191,920)	(758,512)	(427,086)	(1,374,700)	(758,512)
Supplementary welfare	(80,192)	(137,242)	(105,600)	(158,024)	(231,865)	(109,023)
Training	(41,622)	(63,154)	(72,485)	(47,591)	(73,324)	(78,173)
Directors’ and officers’ honoraries	(10,462)	(20,223)	(16,043)	(28,202)	(49,689)	(29,749)
Total	(4,953,839)	(10,024,943)	(8,580,242)	(6,179,793)	(11,838,434)	(8,870,069)

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

d) Other Administrative Expenses

						R$ Thousand
	Banco do Brasil				BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Amortization(1)	(704,685)	(1,342,380)	(224,500)	(931,252)	(1,699,718)	(233,155)
Communications	(534,367)	(1,016,040)	(984,843)	(586,999)	(1,107,054)	(1,020,894)
Data processing	(416,066)	(769,997)	(702,690)	(544,808)	(969,344)	(713,289)
Third party services	(428,708)	(793,347)	(774,499)	(507,448)	(960,148)	(901,679)
Litigation	(42,383)	(899,525)	(629,035)	(42,383)	(899,525)	(629,035)
Financial system services	(230,799)	(444,561)	(434,802)	(368,679)	(706,601)	(430,414)
Depreciation	(341,535)	(650,726)	(566,203)	(373,904)	(706,123)	(581,689)
Security services	(300,802)	(585,981)	(524,040)	(336,189)	(641,906)	(524,506)
Transport	(330,381)	(604,483)	(539,439)	(349,535)	(637,815)	(570,499)
Rent	(214,255)	(401,446)	(329,403)	(281,582)	(509,728)	(362,829)
Specialized technical services	(86,124)	(154,401)	(149,506)	(221,796)	(387,812)	(247,440)
Maintenance and upkeep	(159,548)	(306,001)	(263,212)	(185,741)	(351,256)	(270,978)
Advertising and publicity	(132,928)	(229,320)	(249,269)	(196,331)	(336,254)	(299,204)
Water, electricity and gas	(144,377)	(289,546)	(269,390)	(155,062)	(307,462)	(272,614)
Advertising and public relations	(89,684)	(162,152)	(165,397)	(116,596)	(198,112)	(183,118)
Domestic travel	(58,046)	(111,533)	(113,044)	(73,673)	(133,478)	(120,786)
Materials	(56,681)	(106,273)	(101,103)	(60,785)	(114,502)	(114,981)
Other	(215,583)	(377,823)	(355,126)	(316,925)	(545,115)	(440,150)
Total	(4,486,952)	(9,245,535)	(7,375,501)	(5,649,688)	(11,211,953)	(7,917,260)

(1) Includes in 2009, the amount of R$ 1,099,631 thousand (R$ 1,407,853 thousand on 2008) for expenses derived of payroll rights aquisitions , previously reported in Other operating expenses, which began to be recorded in this group as from December 2008, in accordance with BACEN Resolution 3357/2008.

e) Tax Expenses

						R$ Thousand
		Banco do Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Cofins	(964,668)	(1,791,777)	(1,512,986)	(1,247,995)	(2,287,683)	(1,715,376)
ISSQN	(215,218)	(418,016)	(406,338)	(295,094)	(560,696)	(494,464)
PIS/Pasep	(156,757)	(291,162)	(245,736)	(206,949)	(379,455)	(283,935)
Other	(31,345)	(59,678)	(57,684)	(54,741)	(104,844)	(141,097)
Total	(1,367,988)	(2,560,633)	(2,222,744)	(1,804,779)	(3,332,678)	(2,634,872)

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

f) Other Operating Income

						R$ Thousand
	Banco do Brasil				BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Foreign exchange gains (1)	1,521,522	5,158,306	1,012,206	1,530,549	5,177,825	1,012,206
Previ – Adjustment by CVM 371	3,626,722	4,223,294	5,412,367	3,626,722	4,223,294	5,412,367
Equalization of rates – Law 8427	883,082	1,773,404	1,351,649	883,082	1,773,404	1,351,649
Labor, civil and tax claims – Reversal of provisions	1,674,881	1,705,481	218,534	1,674,881	1,705,481	218,534
Income from guarantee deposits	518,682	1,079,437	1,192,476	556,700	1,143,105	1,192,476
Recovery of charges and expenses	550,799	1,066,621	920,081	632,827	1,061,330	752,131
Equipment Rental – POS (Cielo)	–	–	–	129,148	279,425	284,679
Previ – Parity agreement contributions	96,587	220,755	221,273	96,587	220,755	221,273
Gain on Equity Pickup (Neoenergia)	–	–	–	101,335	181,625	102,744
Revenue Receive Credit – Securitization (Ativos S.A.)	–	–	–	109,022	173,048	101,266
Credit card transactions	81,785	157,130	244,260	85,538	162,970	244,260
Administrative expenses – Reversal of provisions	64,231	142,994	127,415	64,231	142,994	127,415
Cards emission income (Visavale)	–	–	–	63,710	110,280	88,829
Income from specific credits	43,708	87,659	87,666	43,708	87,659	87,666
Income from Special Operations	20,756	44,878	51,713	20,756	44,878	51,713
Dividends received	22,113	43,166	46,070	22,113	43,166	46,070
Personnel expenses – Reversal of provisions	5,736	8,141	34,178	5,736	8,141	34,178
Others	133,538	159,081	326,034	309,758	433,574	450,558
Total	9,244,142	15,870,347	11,245,922	9,956,403	16,972,954	11,780,014

(1) Refers to the revenue obtained with the liabilities in foreign currencies, due to the appreciation of the Real in the period, which offset the costs generated by assets in foreign currencies, mainly, the group highlighted in other operating expenses – Negative foreign exchange adjustment (Note 22.g) and exchange variation on investments abroad (Note 14.b).

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

g) Other operating expenses

						R$ Thousand
	Banco do Brasil				BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Foreign exchange losses	(958,709)	(2,717,098)	(759,444)	(963,866)	(2,726,357)	(759,444)
Other operating expenses from non-financial associated companies	–	–	–	(518,042)	(1,016,952)	(815,590)
Credit card transactions	(401,148)	(733,999)	(495,825)	(422,944)	(759,711)	(495,825)
Restatement of guarantee deposits	(263,896)	(552,634)	(653,963)	(263,896)	(552,634)	(653,963)
CASSI – Expense with provision (CVM Resolution 371)	(270,984)	(541,968)	(1,830,769)	(270,984)	(541,968)	(1,830,769)
Premiums paid to clients – Loyalty Program (1)	(266,406)	(490,347)	(1,199,771)	(266,406)	(490,347)	(1,199,771)
Sundry losses	(243,953)	(369,875)	(129,420)	(278,298)	(411,693)	(129,420)
Updating of the pension liability	(171,839)	(299,790)	(359,684)	(171,839)	(299,790)	(359,684)
Updating the acquisition of investment	(150,046)	(291,426)	–	(150,046)	(291,426)	–
Payroll guaranteed loans acquired	(147,042)	(251,497)	(96,416)	(147,042)	(251,497)	(96,416)
Discounts granted on renegotiations	(66,588)	(115,907)	(81,828)	(94,494)	(145,779)	(84,720)
Hybrid capital and debt instruments	(80,855)	(115,938)	(94,724)	(80,855)	(115,938)	(94,724)
Expenses of BB – ATM	(43,411)	(80,102)	(80,628)	(43,411)	(80,102)	(80,628)
Amortization of goodwill	(24,799)	(65,055)	–	(24,799)	(65,055)	–
Law 9138/95 – Restatement of funds to be returned to the Federal Treasury	(21,121)	(43,941)	(50,857)	(21,121)	(43,941)	(50,857)
Update interest own capital / Dividends	(13,376)	(37,070)	(21,895)	(13,376)	(37,070)	(21,895)
INSS	(13,465)	(27,032)	(47,137)	(13,465)	(27,032)	(47,137)
Fees for the use of Sisbacen – Central Bank of Brazil System	(6,477)	(13,571)	(13,532)	(6,477)	(13,571)	(13,532)
Securitization SWIFT MT100 – liabilities with the SPE (2)	(24,610)	(56,835)	(106,762)	–	–	–
Previ- Actuarial Asset Amortization – CVM Resolution 371	–	–	(353,503)	–	–	(353,503)
Other (3)	(297,530)	(542,538)	(479,343)	(987,281)	(1,456,038)	(517,295)
Total	(3,466,255)	(7,346,623)	(6,855,501)	(4,738,642)	(9,326,901)	(7,605,173)

(1) The decrease on 2009, totaling R$ 832,887 thousand, refers to the reclassification of expenditure from the budget negotiating relationship (Note 22.d). The reclassification is being made since December 2008, in accordance with Bacen Circular Letter 3357/2008.

(2) In BB-Consolidated, these expense are classified as “Expense for marketable securities abroad”.

(3) Includes, on 2009 the BB-Consolidated, the value of R$ 407,913 thousand (R$ 206,782 thousand on 2008) on other operating expenses of the Banco Nossa Caixa.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

23 – Non operating income

						R$ Thousand
	Banco do Brasil				BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Non-operating income	182,696	246,452	191,448	482,033	1,971,297	561,088

Profit on the sale of investments(1)	76,696	76,696	–	350,541	1,765,663	17,704
Capital gains	27,781	34,226	20,291	44,874	52,100	48,779
Reversal of provision for devaluation of other assets	21,731	44,593	45,489	22,572	45,768	45,584
Profit on the sale of assets	24,946	34,514	37,918	26,683	40,246	127,220
Sale of real estate	17,784	30,416	62,139	17,784	30,416	62,139
Rental income	6,772	14,322	15,284	6,925	14,902	18,168
Provision for/(reversal of) loss with shares and quotas	1,728	4,421	7,141	1,728	4,421	13,296
Other non-operating income(2)	5,258	7,264	3,186	10,926	17,781	228,198
Non-operating expenses	(34,490)	(70,140)	(90,457)	(80,649)	(127,669)	(148,544)

Devaluation of other assets	(24,863)	(47,272)	(48,316)	(25,166)	(47,842)	(48,420)
Capital losses	(7,911)	(17,040)	(24,506)	(27,939)	(37,301)	(29,166)
Loss on sale of assets	(1,155)	(2,386)	(3,999)	(20,880)	(23,042)	(41,561)
Other non-operating expenses(3)	(561)	(3,442)	(13,636)	(6,664)	(19,484)	(29,397)
Total	148,206	176,312	100,991	401,384	1,843,628	412,544

(1) Refers mainly to the profit made by Banco do Brasil on the sale of shares of Visa Incorporated (R$ 76,696 thousand) and BB Banco de Investimento with the sale of shares in Visanet (R$ 1,624,575 thousand) and Visa Incorporated (R$ 64,287 thousand).

(2) Includes on 2009 at BB-Consolidated, the value of R$ 224,752 thousand relating to Other non-operating income of non-financial associated companies.

24 – Stockholder’s Equity

a) Capital

The capital of R$ 18,566,919 thousand (R$ 13,779,905 thousand at 12.31.2008) is represented by 2,569,860,512 book-entry common shares with no par value. The Federal Union is the controlling stockholder.

The R$ 4,787,014 thousand capital increase in the 2009 fiscal year arose from the capitalization of the Expansion Reserve (R$ 4,768,706 thousand) without issuing new shares, as approved by the General Shareholders’ Meeting dated April 23, 2009, and the issue of 1,674,027 common registered shares (R$ 18,308 thousand) with no par value, resulting from the merger of Banco Nossa Caixa on November 30, 2009. In 2008, the R$ 568,261 thousand capital increase was a result of the takeovers of Besc S.A. and Besc S.A. – Crédito Imobiliário (Bescri), and of BEP S.A. – Banco do Estado do Piauí.

The stockholders’ equity of R$ 36,119,265 thousand (R$ 29,937,250 thousand at December 31, 2008) corresponds to an equity value of R$ 14,05 per share (R$ 11,66 at December 31, 2008). The market value of per common share at December 31, 2009 was R$ 29,70 (R$ 14,68 at December 31, 2008).

b) Revaluation reserves

The revaluation reserves, totaling R$ 6,746 thousand (R$ 7,286 thousand in 12.31.2008), refer to revaluations of assets made by the companies Kepler Weber S.A., Pronor, and Cobra Tecnologia S.A. The realizations of the reserves in the period, totaling R$ 557 thousand (R$ 285 thousand 2008 and R$ 219 thousand at the second half of 2008), were transferred to “Retained earnings (accumulated losses)”. The remaining balance will be held until to the date of its effective realization, in conformity with CMN Resolution 3565, of 5.29.2008.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

c) Capital and profit reserves

		R$ Thousand
	12.31.2009	12.31.2008
Capital reserves	5,188	5,188
Profit reserves	17,301,439	15,977,333

Legal Reserve	2,296,291	1,788,916
Statutory Reserves	15,005,148	9,419,711

Operating margin(1)	12,308,413	7,412,899
Equalization of dividends(2)	2,696,735	2,006,813
Expansion Reserve(3)	–	4,768,706

(1) The purpose is to guarantee an operating margin compatible with the development of the company’s transactions. It is formed by up to 100% of the balance of net income after legal distributions, including dividends, up to the limit of 80% of the capital.

(2) Guarantees financial resources for the payment of dividends and is formed by up to 50% of the balance of net income after legal distributions, including dividends, up to the limit of 20% of the capital.

(3) Reserve capitalized in the 1st half of 2009 without issuing new shares, after approval by the General Assembly of Shareholders 04.23.2009.

d) Interest on own capital / Dividends

			R$ Thousand
	2S2009	2009	2008
1 – Net income for the period	6,133,959	10,147,522	8,802,869

2 – Interest on own capital allocated to stockholders	954,012	1,857,866	1,548,227
3 – Dividends allocated to stockholders	1,499,572	2,201,143	1,972,921
Total allocated to stockholders (Item 2 + Item 3)	2,453,584	4,059,009	3,521,148

In accordance with Laws 9249/1995 and 9430/1996 and the Bank’s Bylaws, Management decided on the payment of Interest on Own Capital to its stockholders, imputed to the value of the dividends, plus additional dividends, equivalent to 40% of net income.

During the year of 2009 R$ 533,956 were allocated (R$ 910,852 thousand during 2008), of which R$ 218,474 thousand during the first half of 2009 and R$ 315,482 during the second half as interim dividends for account of the Statutory Reserve for Dividend Equalization, and R$ 1,667,187 thousand (R$ 1,062,069 thousand for the 2008 fiscal year) for account of the income for the year.

The total amount of Interest on Own Capital on 2009 totaled R$ 1,857,866 thousand. The amount of Interest on Own Capital permitted a decrease on tax charges in the amount of R$ 743,146 thousand.

The Interest on Own Capital and Dividends on 2009 will be based on the shareholding position of 12.21.2009 and will be paid on 03.10.2010.

To comply with the Income Tax legislation, the amount of interest on capital was recorded as corresponding entries against “Financial expenses” and, for purposes of disclosure of the financial statements, reclassified to “Retained earnings”.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

e) Payments of/Provisions for Interest on Own Capital and Dividends

				R$ Thousand
	2009 Per share	Gross amount	Income tax	Net amount
Interest on own capital/Dividends allocated	1.580	4,059,009	(278,680)	3,780,329

Interest on own capital	0.723	1,857,866	(278,680)	1,579,186

Paid	0.537	1,379,776	(206,966)	1,172,810
Payable	0.186	478,090	(71,714)	406,376
Dividends	0.857	2,201,143	–	2,201,143

Paid	0.857	2,201,143	–	2,201,143

Payable	0.396	1,017,053	–	1,017,053

	2008 Per share	Gross amount	Income tax	Net amount
Interest on own capital/Dividends allocated	1.372	3,521,148	(232,234)	3,288,914

Interest on own capital paid	0.603	1,548,227	(232,234)	1,315,993
Dividends paid	0.769	1,972,921	–	1,972,921

f) Stockholdings (Number of shares)

Stockholdings at December 31, 2009 of all those who hold, directly or indirectly, more than 5% of the Bank’s capital:

Stockholders	Total shares	% Total
Federal Government	1,677,309,058	65.27%

Ministério da Fazenda	1,378,734,058	53.65%
Fundo de Garantia a Exportação	229,400,000	8.93%
Fundo Garantidor de Parcerias Público-Privadas – FGP(1)	60,000,000	2.33%
Fundo Garantidor de Habitação Popular – FGHab	1,675,000	0.07%
Fundo Garantidor para Investimentos	7,500,000	0.29%
Banco do Brasil Employees Retirement Fund (PREVI)	266,446,187	10.37%

BNDES Participações S,A, – BNDESPar(2)	62,409,779	2.43%

Treasury Stock	1,150,369	0.05%

Other shareholders	562,545,119	21.89%

Total	2,569,860,512	100.00%

(1) Shares transferred by the Union to pay up the capital of FGP, as authorized by Ordinance No. 413/2005 of the Ministry of Finance.

(2) Connected to the Controller.

Evolution of the quantity of shares issued by the Bank’s shareholders hold, directly or indirectly, of more than 5% of the shares and the directors and members of the Fiscal Council and Audit Committee:

Controlling Group	12.31.2009	12.31.2008
Federal Government	1,677,309,058	1,684,809,058

Ministério da Fazenda	1,378,734,058	1,395,409,058
Fundo de Garantia a Exportação	229,400,000	229,400,000
Fundo Garantidor de Parcerias Público-Privadas – FGP	60,000,000	60,000,000
Fundo Garantidor de Habitação Popular – FGHab	1,675,000	–
Fundo Garantidor para Investimentos	7,500,000	–
Previ	266,446,187	266,253,012

BNDESPar	62,409,779	64,005,679

Total	2,006,165,024	2,015,067,749

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

	Common shares (ON) (1)
	12.31.2009	12.31.2008
Board of Directors (Except for the shares of the President that are included in the Board of Directors)	14	33
Steering committee(2)	7,665	7,017
Executive Committee	9,686	14,753
Fiscal Council	–	–
Audit Committee	823	1,729

(1) The shareholding interest of the Board of Directors, Steering Committee, Executive Committee, Fiscal Council and Audit Committee represents approximately 0,001%, at 12.31.2009 (0,001% at 12.31.2008), of the Bank’s capital stock.

g) Number of Shares being Traded on the Market (Free Float)

BB Shares	Number		Percentage
Being traded (Free Float)(1)		562,527,754		21.89%
Total issued		2,569,860,512		100.00%

(1) Pursuant Law 6404/1976 and Pursuant to the regulations of the Bovespa New Market.

h) “C” subscription bonuses

From the subscription bonuses issued by the Bank in 1996, remains the balance of 5,880,483 “C” Bonuses on 12.31.2009, wich provides the holder of the document the right to subscribe shares of the capital by issuing the deadlines originally – 03.31.2011 to 6.30.2011. The market value from these bonuses on 12.31.2009 was R$58,50 (R$17,93 on 12.31.2008).

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

25 – Income and Social Contribution Taxes

a) Breakdown of income tax and social contribution expenses

						R$ Thousand
	Banco do Brasil			BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Present values	(1,362,195)	(3,745,029)	(2,110,886)	(2,344,468)	(5,895,124)	(2,952,054)

Income and social contribution taxes in Brazil	(1,350,925)	(3,725,621)	(2,077,247)	(2,327,485)	(5,868,228)	(2,914,792)
Income tax abroad	(11,270)	(19,408)	(33,639)	(16,983)	(26,896)	(37,262)
Deferred tax liabilities	(1,411,981)	(1,810,119)	(2,626,150)	(1,584,070)	(2,135,317)	(2,737,813)

Leasing Operations – Portfolio adjustment and encoureged depreciation	–	–	–	(125,561)	(260,847)	(106,220)
MTM gains	84,305	49,286	(155,494)	32,110	(16,870)	(155,208)
Actuarial gains	(1,383,232)	(1,610,764)	(2,064,277)	(1,383,231)	(1,610,764)	(2,064,277)
Restatement of litigation deposits	(126,284)	(248,607)	(413,175)	(126,285)	(248,607)	(413,175)
Income abroad	13,195	–	–	13,195	–	–
Transactions carried out on the futures market	35	(34)	6,796	(3,177)	(7,108)	7,091
Time investments disposal	–	–	–	8,879	8,879	(6,024)
Provision	(2,774,176)	(5,555,148)	(4,737,036)	(3,928,538)	(8,030,441)	(5,689,867)

Income tax	(1,710,171)	(3,441,524)	(2,926,234)	(2,497,831)	(5,116,348)	(3,608,692)
Social Contribution	(1,064,005)	(2,113,624)	(1,810,802)	(1,430,707)	(2,914,093)	(2,081,175)

Deferred tax credits	(200,104)	3,268,726	3,438,797	403,595	4,127,654	3,544,751

Temporary differences	(227,443)	3,131,118	3,718,423	279,876	3,781,893	3,739,461
Income tax and social contribution losses	42,819	42,819	38,149	138,386	251,305	119,578
MTM losses	49,493	175,308	(317,874)	50,306	174,975	(314,250)
Transactions Carried out on the Futures Market	(64,973)	(80,519)	99	(64,973)	(80,519)	99
Others	–	–	–	–	–	(137)

Total income tax and social contribution expense	(2,974,280)	(2,286,422)	(1,298,239)	(3,524,943)	(3,902,787)	(2,145,116)

b) Reconciliation of income tax and social contribution expense

						R$ Thousand
	Banco do Brasil			BB – Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Earnings before taxation and profit sharing	9,890,848	13,729,226	11,224,675	10,516,493	15,435,429	12,082,018

Total charges of IR (25%) and CSLL (15%)(1)	(3,956,339)	(5,491,690)	(3,816,390)	(4,206,597)	(6,174,172)	(4,107,886)
Interest on Own Capital	381,605	743,146	619,291	381,605	743,146	619,291
Equity in subsidiaries and associated	332,527	739,821	1,211,457	(129,758)	(396,277)	557,693
Profit sharing	313,045	518,114	449,427	343,045	553,812	453,627
Activation of Tax Credits (CSLL previous years)	–	1,213,177	–	–	1,213,177	–
Other amounts	(45,118)	(8,990)	237,976	86,762	157,527	332,159

Social contribution expense	(2,974,280)	(2,286,422)	(1,298,239)	(3,524,943)	(3,902,787)	(2,145,116)

(1) From 1.1.2003 to 4.30.2008, the prevailing rate for CSLL was 9%, pursuant to Law 10637, of 12.30.2002. As of May 2008, the rate for CSLL was increased to 15%, pursuant to Law 11727/2008.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

c) Lawsuit: Interest on Own Capital Tax Benefit

c.1) In February 1998, the Bank filed a request for full offsetting of accumulated income tax loss carry forwards and negative basis of social contribution against taxable income. Since then, the Bank has been fully offsetting tax loss carry forwards and negative basis of social contribution against income tax and social contribution and has made judicial deposits in the full amount due (70% of the amount offset). These deposits prompted the Federal District 16th Court to issue an order recognizing the suspension of chargebility of these taxes until final judgment of the Bank’s request, based on article 151, item II, of the Tax Code. Since 10.1.2002, the proceedings have been awaiting hearing of an extraordinary appeal by the Federal Supreme Court.

c.2) The offsetting of tax loss carry forward and recoverable CSLL has resulted in the write-off of deferred tax credits, observing the limitation of 30%.

c.3) In compliance with the prohibition contained in CMN Resolution 3535/2008, judicial deposits of the amount of R$ 11,752,804 thousand (principal plus interest) were not deducted from the corresponding provisions in the manner established in item 53 of CVM Resolution 489/2005, with a negative impact on the Basel Index.

c.4) Deferred taxes (including corporate income tax (IRPJ) and social contribution on net income (CSLL)) on the restatement of judicial deposits are being offset with the tax credits resulting from the provision related to that judicial deposit, in conformity with paragraph 1, item II, article 1 of CMN Resolution 3059/2002, with no impact on income.

c.5) The hypothesis of a successful outcome to its lawsuit, we verified that in September 2005 and January 2009 the Bank would have consumed the entire stock of tax loss carry forward and recoverable social contribution, respectively, Therefore, since the accrual period of October 2005 and February 2009, the amount of Income Tax and Social Contribution are being paid in full.

Additionally, there would be the transfer of funds from the account used to record judicial deposits to cash and cash equivalents, The tax credits related to judicial deposits (principal) would be written off against the provision for IRPJ and CSLL and the provision for tax risks related to the restatement of deposits, in the amount of R$ 3,414,002 thousand.

c.6) If the Bank were unsuccessful in its lawsuit the amounts deposited judicially would be converted into income in favor of the National Treasury. The portions of IRPJ tax credits on tax loss carry forward that could be used since the accrual period of October 2005 and February 2009, observing the limitation of 30%, would be reclassified to the account representing “recoverable IRPJ” and “recoverable CSLL” assets. The recoverable IRPJ and CSLL that would result from the adjustments to the Economic-Tax Information Returns for Corporate Entities, corresponds to R$ 2,693,864 thousand as of December 2009 and its restatement using the Selic rate corresponds to R$ 356,231 thousand. This sum adjusts the provision for tax risks with respect to the updating of court deposits (see item 25c.5) so that it will be sufficient to fully cancel the risk of a likely loss.

c.7) The amounts related to this matter are as follows:

	R$ Thousand
	12.31.2009	12.31.2008
Judicial Deposits	11,752,804	10,998,898

Amount realized	7,817,011	6,525,020
Restatement	3,935,793	4,473,878
70% thereof	6,585,045	6,555,657

Income tax losses	3,002,033	3,002,033
Negative basis of CSLL / Recoverable CSLL	3,583,012	3,553,624

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

26 – Tax credits

a) Tax credits recorded as assets

	R$ Thousand
	BB-Banco Múltiplo		BB-Consolidado
	12.31.2009	12.31.2008	12.31.2009	12.31. 2008
Total income tax and social contribution credits recorded	20,184,814	16,044,556	21,882,803	16,470,207

Fiscal losses/ negative bases	42,819	–	558,221	158,311
Temporary differences	16,028,657	10,768,426	17,170,069	11,017,836
Mark-to-market losses	150,764	84,719	190,908	102,555
Recoverable social contribution	–	134,805	–	134,805
Futures market transaction losses	30,452	113,222	30,452	113,222
Tax credits – writ of security	3,917,634	4,932,165	3,917,634	4,932,165
Tax credits abroad	14,488	11,219	15,519	11,313

Total PASEP and COFINS credits recorded	22,121	26,692	26,998	29,275

Mark-to-market losses	18,424	10,525	23,301	13,108
Adjustments of futures market transactions	3,697	16,167	3,697	16,167

Total tax credits recorded	20,206,935	16,071,248	21,909,801	16,499,482

Income Tax	10,886,269	9,047,753	12,127,634	9,398,169
Social Contribution	9,298,545	6,996,803	9,755,169	7,072,038
Pasep	3,092	3,731	3,475	4,092
Cofins	19,029	22,961	23,523	25,183

The tax credits recorded include Recoverable Social Contribution related to tax credits calculated at the rate of 18% on tax losses and temporary differences existing at December 31, 1998, Article 8 of Provisional Measure (MP) 2158-35/2001 reduced the rate of social contribution from 18% to 8% and authorized the maintenance of this credit classified in Other Receivables – Other.

From January 1, 2003 to April 30, 2008, the rate of CSLL in force was 9%, pursuant to Law 10637/2002. Provisional Measure 413/2008, converted into Law 11727/2008, raised the financial industry’s Social Contribution rate from 9% to 15% as of May 1, 2008, giving rise to an increase in the Social Contribution expenses, as well as in the corresponding tax credits.

Considering that some financial institutions have been going to court with individual lawsuits challenging the increase of the rate of CSLL and that the National Confederation of the Financial System – Consif filed a Direct Unconstitutionality Lawsuit – ADIN, the Multiple Bank has been recognizing tax credits in a sum sufficient to annul, exclusively, the impact on income resulting from the increase of the rate (6%) on the CSLL tax liabilities (current and deferred). Banco do Brasil performed an assessment of the arguments employed by ADIN, concluding on the remote likelihood of success by Consif, for which reason the Bank posted an additional sum of CSLL tax credits in order to complete the increased 15% tax rate, totaling R$ 1,213,177 thousand.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

b) Tax credits not recorded

	R$ Thousand
	BB-Banco Múltiplo		BB-Consolidado
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Nature and origin
Total income tax and social contribution credits not Recorded	108,345	1,252,473	188,429	1,357,362

Fiscal losses/ negative bases	–	–	60,302	48,264
Temporary differences	–	1,251,195	19,782	1,255,923
Mark-to-market losses	–	1,278	–	3,490
Tax credit abroad	108,345	–	108,345	49,685

c) Entries and write-offs for the period

	R$ Thousand
	BB-Banco Múltiplo		BB-Consolidado
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Opening balance	16,071,342	13,680,433	16,571,106	13,825,929

Total income tax and social contribution tax recorded	6,892,786	3,492,765	8,218,251	3,839,285

Income tax and social contribution losses	42,819	–	413,625	82,013
On timing differences	6,613,608	2,830,198	7,532,315	2,860,093
On mark-to-market losses	144,032	5,270	179,984	69,661
Tax credits abroad	14,613	3,700	14,613	4,155
Futures market adjustment losses	49,927	113,222	49,927	113,222
Tax credits – writ of security	27,787	540,375	27,787	540,375
Added Values	–	–	–	169,766
Total Pasep and Cofins tax credits recorded	23,012	16,167	26,754	25,122

Mark-to-market losses	17,564	–	21,306	8,955
Futures market transaction losses	5,448	16,167	5,448	16,167
Total tax credits recorded	6,915,798	3,508,932	8,245,005	3,864,407

Total IRPJ and CSLL tax credit write-offs	(2,752,622)	(1,114,648)	(2,877,280)	(1,179,877)

Income tax and social contribution losses	–	(21,950)	(13,715)	(23,196)
Temporary differences	(1,353,376)	–	(1,451,708)	(7,416)
Relating recoverable social contribution (MP 1858/1999)	(134,805)	(598,187)	(134,805)	(598,187)
On mark-to-market losses	(77,988)	(17,867)	(91,631)	(72,463)
Tax credits abroad	(11,438)	–	(10,406)	(1,971)
Futures market adjustment losses	(132,697)	–	(132,697)	–
Tax credits – writ of security	(1,042,318)	(476,644)	(1,042,318)	(476,644)
Total PASEP and COFINS credits reversed	(27,583)	(3,469)	(29,030)	(10,977)

Mark-to-market losses	(9,665)	(3,469)	(11,112)	(10,977)
Futures market transaction losses	(17,918)	–	(17,918)	–
Total tax credits reversed	(2,780,205)	(1,118,117)	(2,906,310)	(1,190,854)

Closing balance	20,206,935	16,071,248	21,909,801	16,499,482

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

d) Deferred tax liabilities

	R$ Thousand

	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Total deferred income tax and social contribution liabilities	3,925,500	2,246,518	4,756,058	2,286,671

Arising from mark-to-market adjustments	159,765	180,384	171,063	278,273
Arising from leasing portfolio adjustments	–	–	635,040	256,435
Foreign branches	–	–	3,834	3,480
Arising from restatement of judicial deposits	(26,835)	–	(26,835)	–
Arising from foreign profits	–	–	–	11,845
Arising from futures market transactions	113,702	–	113,950	31,399
Arising from unrecognized actuarial gains(1)	3,675,041	2,064,277	3,675,041	2,064,277
Others	3,827	1,857	183,965	(359,038)

Total amount of deferred Pasep and Cofins tax liabilities	650,890	426,699	673,347	579,349

Arising from mark-to-market adjustments	19,478	21,991	20,853	33,906
Arising from restatement of judicial deposits	183,343	153,033	183,343	287,876
Arising from futures market transactions		–		1,670
Arising from unrecognized actuarial gains(1)	448,058	251,675	448,058	251,675
Others	11	–	21,093	4,222

Total deferred tax liabilities	4,576,390	2,673,217	5,429,405	2,866,020

(1) The realization of deferred tax liabilities on actuarial gains is related to the achievement of the values of actuarial (Note 28.a)

e) Estimates for the realization of tax credits recorded

The value indicated below on the expectation of implementation of tax credits is based on technical study was prepared in 12.31.2009, and the present value determined based on the average rate of funding of Banco do Brasil.

	R$ Thousand

	Banco do Brasil		BB-Consolidated
	Face Value	Present Value	Face Value	Present Value
In 2010	3,599,072	3,487,744	4,309,231	4,144,897
In 2011	3,691,862	3,426,080	3,927,365	3,609,999
In 2012	4,471,155	3,962,659	4,679,543	4,103,863
In 2013	4,321,715	3,671,803	4,334,061	3,671,495
In 2014	3,666,788	2,994,811	3,701,628	3,005,591
From 2015	456,343	361,063	957,973	400,727
Total tax credits	20,206,935	17,904,160	21,909,801	18,936,572

During the period of 2009, the realization of tax credits in Banco do Brasil was observed in the amount of R$ 5,134,762 thousand, corresponding to 143,51% of the forecast for use reported in a technical study prepared as of 12.31.2008 (R$ 3,578,000 thousand).

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

f) Realization of Face Values of Credits

The realization of face values of recorded tax credits, considering the re-composition of those written off over the course of the lawsuit (70%), based on a technical study carried out by the Banco do Brasil (as of 12.31.2008), is projected for 5,5 years, in the following proportions:

	R$ Thousand

	Banco Brasil		BB-Consolidated
	Tax loss /CSLL recoverable(1)	Intertemporal Differences(2)	Tax loss /CSLL recoverable(1)	Intertemporal Differences(2)
In 2010	39%	14%	34%	16%
In 2011	24%	17%	23%	16%
In 2012	29%	20%	27%	20%
In 2013	8%	24%	7%	23%
In 2014	–	22%	1%	21%
From 2015	–	3%	8%	4%

(1) Projection of consumption associated with the capacity to generate taxable bases of IRPJ and CSLL in subsequent periods,

(2) The consumption capacity results from the changes in the provisions (expectation of reversals, write-offs and uses),

27 – Related-party Transactions

The costs of salaries and other benefits granted to key management personnel of the Banco do Brasil Group (Board of Directors, Executive Directors, Audit Committee and Fiscal Council) are listed as follows:

	R$ Thousand

	2009	2008
Short-term benefits	23,546	20,446
Benefits for termination of employment	9,311	2,313
Total	32,857	22,759

Banco do Brasil has no variable remuneration based on shares and other long-term benefits and does not offer post-employment benefits to its key management personnel. The post employment benefits are restricted to the staff of Banco do Brasil.

The balances referring to transactions between the consolidated companies of Banco do Brasil are eliminated in the Consolidated Financial Statements. With respect to the majority shareholder, transactions with the National Treasury and with the agencies of the direct administration of the Federal government that maintain banking operations with the Bank, are included.

The Bank has only normal banking transactions with these related parties, such as interest bearing and non-interest bearing deposits, loans, and sale and repurchases transactions. There are also service provision and guarantee agreements.

These transactions with related parties are conducted under normal market conditions, mainly under the terms and conditions for comparable transactions with unrelated parties, including interest rates and collateral. These transactions do not involve payment risks.

The Bank does not grant loans to its officers or members of its Board of Directors, Audit Committee and Fiscal Council, because this practice is prohibited in all the financial institutions regulated by Banco Central do Brasil.

The funds invested in federal government bonds, and those earmarked for funds and programs for onlending from public institutions are listed in conformity with Note 8 and 18, respectively.

The information related to onlending and other transactions with entities linked to employees are disclosed in Note 28.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Summary of transactions with related parties

The balances of the assets and liabilities of Banco do Brasil from transactions with related at 12.31.2009 and 12.31.2008 and their results in the year 2009 and 2008 are as follows:

	R$ Thousand
	12.31.2009
	Parent company(1)	Affiliated companies(2)	Subsidiaries(3)	Jointly controled subsidiaries(4)	Key management Personnel(5)	Other Related Parties(6)	Total
Assets
Interbank deposits	–	–	16,559,827	–	–	–	16,559,827
Securities	–	–	3,930	41,139	–	–	45,069
Loans	1,218,927	–	234,136	44,223	–	262,227	1,759,513
Receivables	–	–	29,329	–	–	–	29,329
Other Assets	–	110,536	1,001,087	47,478	–	–	1,159,101
Total	1,218,927	110,536	17,828,309	132,840	–	262,227	19,552,839

Liabilities
Demand deposits	582,578	6,310	30,129	6,973	809	890,960	1,517,759
Saving deposits	–	–	–	–	994	–	994
Remunerated time deposits	–	119,969	5,082,990	101,504	5,136	4,903,586	10,213,185
Obligations related to Committed Operations	–	–	1,036,103	47,256	–	1,174,283	2,257,642
Borrowings and transfers – BNDES	–	–	–	–	–	19,629,502	19,629,502
Borrowings and transfers – FINAME	–	–	–	–	–	8,381,169	8,381,169
Borrowings	2,100,693	–	7,328,589	–	–	1,278,804	10,708,086
Other Liabilities	–	15,881	1,381,220	28,545	–	17,531	1,443,177
Total	2,683,271	142,160	14,859,031	184,278	6,939	36,275,835	54,151,514

STATEMENT OF INCOME
Income from interest and	111,541	31,639	666,311	210,313	–	402,309	1,422,113
Expenses from raising funds	(75,030)	(3,379)	(129,289)	(109,983)	(613)	(1,455,911)	(1,774,205)
Total Net	36,511	28,260	537,022	100,330	(613)	(1,053,602)	(352,092)

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

	12.31.2008
	Parent company(1)	Affiliated companies(2)	Subsidiaries(3)	Jointly controled subsidiaries(4)	Key management Personnel(5)	Other Related Parties(6)	Total
Assets
Interbank deposits	–	–	20,131,285	–	–	–	20,131,285
Securities	–	–	1,492	–	–	–	1,492
Loans	1,953,790	–	61,720	–	–	290,874	2,306,384
Receivables from related companies	–	–	34,150	–	–	–	34,150
Other Assets	–	2,268	1,234,008	10,600	–	–	1,246,876
Total	1,953,790	2,268	21,462,655	10,600	–	290,874	23,720,187

Liabilities
Demand deposits	–	14,898	77,516	2,555	833	2,211,130	2,306,932
Savings deposits	–	–	–	–	935	–	935
Remunerated time deposits	–	101,673	5,952,798	31,625	3,992	3,655,130	9,745,218
Obligations related to Committed Operations	–	–	949,292	–	–	1,640,551	2,589,843
Borrowings and transfers – BNDES	–	–	–	–	–	11,167,753	11,167,753
Borrowings and transfers – FINAME	–	–	–	–	–	6,584,776	6,584,776
Borrowings	3,485,006	–	10,348,434	–	–	2,132,992	15,966,432
Other Liabilities	–	–	2,270,840	–	–	–	2,270,840
Total	3,485,006	116,571	19,598,880	34,180	5,760	27,392,332	50,632,729

STATEMENT OF INCOME
Income from interest and services	176,810	17,527	463,507	23,979	–	212,720	894,543
Expenses from raising funds	(98,096)	(7,346)	(551,751)	(1,778)	(447)	(1,094,432)	(1,753,850)
Total Net	78,714	10,181	(88,244)	22,201	(447)	(881,712)	(859,307)

(1) National Treasury and agencies of the direct administration of the Federal Government.

(2) They include related companies Note as identified in item (6).

(3) They include related companies Note 4 as identified in item (1) ,(4), (5), (7) e (9).

(4) They include related companies Note as identified in item (3), (8) e (10).

(5) Key Personnel Administration – Audit Committee, Audit Committee, Board of Directors, Executive Directors and Auditor General.

(6) They include private and public companies controlled by the Federal Government, entities linked to employees (Caixa de Previdência dos Funcionários do Banco do Brasil – Previ, Fundação Codesc de Seguridade Social – Fusesc, Caixa de Assistência dos Funcionários do Banco do Brasil) and Fundação Banco do Brasil – FBB.

28 – Employee Benefits

a) Caixa de Previdência dos Funcionários do Banco do Brasil – Previ

Banco do Brasil is the sponsor of Caixa de Previdência dos Funcionários do Banco do Brasil (PREVI) which provides participants and their dependents with benefits which are supplementary or similar to those of the Basic Government Retirement Plan. The plans offered through PREVI include both defined contribution (Plano Previ Futuro) and defined benefit (Plan 1) plans. Plan 1 has adopted the capitalization method for actuarial calculations. On December 31, 2009 Previ had 149,740 participants, with 33,814 active and 63,930 retirees participants of Plan 1, 51,923 active and 73 retirees participants of Plano Previ Futuro, (At December 31, 2008 there were 147,229 participants, of which: 34,897 were active and 63,929 retirees participants of Benefit Plan 1, 48,354 were active and 49 retirees participants of Plano Previ Futuro).

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

a.1) The funding of the vested and unvested benefits is summarized as follows:

Participants hired before April 14, 1967, who were not retired and who were not in a position on that date to request their retirement, included in the contract signed on December 24, 1997 between the Bank and PREVI (Plan n,° 1): the sponsor assumes the commitment for the payment of pensions for this group; mathematical reserves ensuring benefits corresponding to this group are fully paid-up at Previ. The retirement benefit for this group is defined as a defined benefit.

Participants hired between April 15, 1967 and December 23, 1997 (Plan n,°1): Due to the accumulated surplus, in June 2007, the contributions of participants, beneficiaries (retirees and pensioners) and of the sponsor (Banco do Brasil) were suspended, retroactive to January 2007. This measure will be evaluated every twelve months, with its maintenance depending on the existence of the Special Reserve of Benefit Plan 1, resulting from the surplus in the Plan. The suspension continues to be maintained until December 2009.

Participants hired as from December 24, 1997 (Plano Previ Futuro): active participants contribute to PREVI an amount between 7% and 17% of their contribution salary, which varies based on time of service and the amount of the contribution salary. There is no contribution for retired participants, The sponsor contributes an amount equal to the contributions of the participants, limited to 14% of the total contribution payroll of these participants. The retirement benefit for this group is characterized as a defined contribution.

a.2) Effects of Plan 1, based on actuarial valuations as of December 31, 2008 and 2009 carried out by an independent actuary, and of the Plano Previ Futuro as required by CVM Resolution 371 of December 13, 2000:

Equity effect (reconciliation of assets and liabilities):

	12.31.2009	12.31.2008
Specification	Plan 1	Plan 1
1) Present value of actuarial liabilities with coverage	80,270,786	76,109,636
2) Present value of unsecured actuarial liabilities	–	–
3) Present value of actuarial liabilities (1 + 2)	80,270,786	76,109,636
4) Fair value of the plan’s assets	(137,814,150)	(104,778,828)
5) Present value of liabilities in excess of (less than) the fair value of the assets (3 + 4)	(57,543,364)	(28,669,192)
6) Unrecognized actuarial (gains) or losses	(16,116,336)	(6,540,925)
7) Amount not recognized as (assets) / liabilities(1)	(28,771,682)	(14,334,596)
8) Net actuarial liability/(asset) recorded (5 – 6-7)	(12,655,346)	(7,793,671)

(1) Value calculated in accordance with paragraph 49,g of CVM Deliberation 371/2000,

The actuarial assets of R$ 12,655,346 thousand (R$ 7,793,671 thousand, on 12.31.2008) the present value is recorded as actuarial calculations required by CVM Deliberation No, 371/2000. Their implementation must take place by the end of the plan. The term end of the plan is the date that the final compromise will be paid (pension) of the Plan 1. Achievements that may be partial actuarial assets, subject to fulfilling the requirements laid down in Complementary Law No, 109/2001 and CGPC Resolution No, 26 of 09.29.2008.

The Previ Futuro Plan, as it is a defined contribution plan, is not required to record actuarial assets or liabilities.

Amounts paid to Previ:

	2009			2008
Specification	Plan 1(1)	Previ Futuro Plan	Total	Plan 1(1)	Previ Futuro Plan	Total
Sponsors’ contributions	189	144,127	144,316	(489)	118,354	117,865

Refers to adjustments to the sponsors’ contribution for the periods prior to January/2007.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Effects on the results for the period:

	12.31.2009			12.31.2008
Specification	Plano 1	Plano Previ Futuro	Total	Plano 1	Plano Previ Futuro	Total
1) Cost of current service (with interest)	(204,672)	(281,251)	(485,923)	(335,702)	(230,908)	(566,610)
2) Interest on actuarial liabilities	(4,038,035)	–	(4,038,035)	(7,420,834)	–	(7,420,834)
3) Expected earnings on the plan’s assets	5,435,852	–	5,435,852	13,841,349	–	13,841,349
4) Amortization of gains or (losses) actuarial	3,030,149	–	3,030,149	5,058,864	–	5,058,864
5) Suspension of the net earnings from assets and liabilities	–	–	–	(6,084,813)	–	(6,084,813)
6) Total (expenses)/ gross income (1+2+3+4+5)	4,223,294	(281,251)	3,942,043	5,058,864	(230,908)	4,827,956
7) Expected contributions from participants	–	144,330	144,330	–	118,472	118,472
8) Previ management fee (5% of the employers’ union dues)	–	(7,206)	(7,206)	–	(5,918)	(5,918)
9) Effect of (expenses)/ net income (8 + 9)	4,223,294	(144,127)	4,079,167	5,058,864	(118,354)	4,940,510

As noted in the material fact of 02.01.2010, the Bank adopted from the year 2009, faster recognition of gains (losses) actuarial, as permitted by paragraph 55 of CVM Instruction 371/00.

a.3) Main economic assumptions adopted for the actuarial calculations:

Specification	12.31.2009	12.31.2008
Real interest rate used for discounting actuarial liabilities to present value	6,3% p.a.	6,3% p.a.
Real expected yield on plans’ assets	6,3% p.a.	6,3% p.a.
Estimated salary increases:
Benefit Plan 1	1,2619% p.a.	0,5881% p.a.
Plano Previ Futuro	2,7783% p.a.	3,4337% p.a.

b) Benefits of sole responsibility of the Bank

Banco do Brasil is responsible for: (a) retirement pensions to founder participants and pension payments to survivors of participants deceased up to April 14, 1967; (b) payment of retirement supplements to the other participants employed by Banco do Brasil who retired up to April 14, 1967 or who, on that date, would have the right through length of service to retire and who had at least 20 years of effective service with the Bank; and (c) increase in the amount of retirement benefits and of pensions in addition to that provided for in the Benefit Plan of Previ, resulting from judicial decisions and from administrative decisions on account of restructuring of the job and salary plan and of incentives created by the Bank. This plan is of the defined benefit type, and adopts the capitalization regime in actuarial valuations, and had 7,703 retirees and pensioners participating as of December 31, 2009 (7,942 retirees and pensioners participating as of December 31, 2008).

b.1) Effects on the financial statements of the Benefit Plan, based on actuarial valuations as of December 31, 2008 and 2009 carried out by an independent actuary, and of the Previ Futuro Plan as required by CVM Resolution 371 of December 13, 2000:

Equity effect (reconciliation of assets and liabilities):

Specification	12.31.2009	12.31.2008
1) Present value of actuarial liabilities with coverage	–	–
2) Present value of unsecured actuarial liabilities (Plans without financial assets)	1,743,386	1,739,592
3) Present value of actuarial liabilities (1 + 2)	1,743,386	1,739,592
4) Fair value of the plan’s assets	–	–
5) Present value of liabilities in excess of the fair value of the assets (3 + 4)	1,743,386	1,739,592
6) Unrecognized actuarial (gains) or losses	174,339	173,960
7) Net actuarial liability/(asset) to be recorded (5 – 6)(1)	1,569,047	1,565,632

(1) Recorded in Other Liabilities – Sundry (Note 20.f).

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Amounts paid to Previ:

Specification	2009	2008
Total benefits paid to Previ	296,759	294,231

Effects on the results:

Specification	2009	2008
1) Cost of current service	–	–
2) Expected contributions from participants	–	–
3) Interest on actuarial liabilities	(194,472)	(167,978)
4) Amortization of gains or (losses) actuarial	(105,318)	(191,707)
5) Expected earnings on assets	–	–
6) Effect of the expense recorded (1 – 2 + 3 + 4– 5)	(299,790)	(359,685)

b.2) The economic assumptions adopted for the actuarial calculations are the same as those adopted for the PREVI Plan 1 (item a.3.), except regarding the adoption of mortality table AT-83, since a transitory table between modified GAM-71 and GAM-83 is used for the Informal Plan.

c) Fundação Codesc de Seguridade Social – Fusesc

Following the merger of Besc S.A. and Besc S.A. – Crédito Imobiliário (Bescri) by Banco do Brasil on December 31, 2009, the Bank became a successor to the sponsorship obligations for the following Private Pension Plans administered by the Fundação Codesc de Seguridade Social – Fusesc.

Multifuturo I, a Defined Contribution Plan (CD) – maintained by Fusesc, set up in June 2002 through the migration of participants from the Defined Benefit Plan. This plan at 09.30.2009 covers 6,170 employees, of which 3,469 are retired, 49 beneficiaries and 2,652 active employees (6.204 employees, of which 3.081 are retired, 46 beneficiaries and 3.077 active employees at 12.31.2008).

The Defined Benefit Plan (BD) – maintained by Fusesc since 1978, structured under a joint contribution plan with other companies, intended for their employees and dependents. This plan at 12.31.2009 covers 1,368 employees, of which 1,000 retired, 365 beneficiaries and 3 active employees. At 12.31.2008 convers 1,373 employees, of which 1,014 retired, 354 beneficiaries e 05 active employees. On December 31, 2009 this plan had an actuarial surplus of R$ 126,799 thousand.

The AT-83 mortality table was used for the actuarial calculation of the Defined Benefit Plan (BD), for the December 31, 2009 base date.

The key assumptions employed in the actuarial appraisal are:

Specification	2009	2008
Real interest rate used to discount actuarial obligations to present value	6,3%p.a.	6,3%p.a.
Real rate of return expected from the retirement and pension plans’ assets	6,3%p.a.	6,3%p.a.
Future Nominal Growth of Salaries	2,13%p.a.	2,83%p.a.
Annual Inflation	4,11%p.a.	6,48%p.a.

To determine the present value of liabilities and costs, we used the method of projected unit credit.

During 2009, the contributions made which amounted to R$6,004 thousand.

The normal contribution by the sponsors as of December 2000 was defined as being the sum of the contributions owed by active and assisted participants, in compliance with the contributing parity between the sponsors’ and participants’ normal contributions, as provided for in article 5 of Constitutional Amendment 20/1998.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

d) Economus – Instituto de Seguridade Social

Banco Nossa Caixa, incorporated on November 30, 2009 by Banco do Brasil, was the sponsor of Private Pension and Medical Assistance Plans managed by Economus – Instituto de Seguridade Social, a closed-end supplementary pension plan with its own assets and management independence. As a natural result of the merger, the Bank of Brazil has provided the successor of the obligations (Note 5a), including pension plans.

d.1) Private Pension Plans:

Defined benefit plan – general regulations: organized on January 1, 1978, it provides supplementary retirement benefits, pensions owing to death, illness assistance, and benefits owing to death and disability. On August 1, 2006 the plan was satisfied, i.e.: participants were assured a benefit in proportion to their contribution to the plan, to be updated pursuant to the INPC index up to the date of eligibility to receive payments, which was also defined. This plan at 12.31.2009 includes 4,779 assisted persons, 395 pensions, and 6,761 participants who concluded their contributions (6,713 active participants paid up, and 48 self-sponsored participants), 33 participants with proportional deferred benefits, and 71 participants with unconcluded contributions (70 active, and 01 self-sponsored participants). At 12.31.2008 includes 4,754 assisted persons, 378 pensions e 6.883 participants who concluded their contributions (6,830 active and 53 self-sponsored participants), 49 participants with proportional deferred benefits and 79 participants with unconcluded contributions. The cost of the plan is the responsibility of the sponsor, participants and assisted. The sponsor’s contribution focuses on real salary to participate in equal numbers with participants.

Defined benefit plan – supplementary regulation no, 1: organized on January 1, 1978, it provides supplementary illness assistance benefits and benefits owing to death and disability, 9 assisted persons are enrolled, 2 pensions, and 1,273 participants (9 assisted persons, 2 pensions and 1,261 participants at 12.31.2008) . The cost of the plan is the responsibility of the sponsor, participants and assisted. The sponsor’s contribution focuses on real salary to participate in equal numbers with participants.

Defined benefit plan – supplementary regulation no, 2: organized on January 1, 1978, it provides benefits owing to death and disability, 7 pensions are enrolled and 1,488 participants (7 pensions and 1,544 participants at 12.31.2008) . The cost of the plan is the responsibility of participants and retirees.

Variable contribution plan – PREVMAIS: organized on August 1, 2006, it provides supplementary income benefits supplementary disability retirement, pensions owing to death, illness assistance, and funeral subsidies. The plan in its contribution stage is a defined contribution arrangement, and in its receiving stage there is the likelihood of the participant opting for income in quotas or for life. At 12.31.2009 includes 10,551 participants are enrolled (10,485 active and 53 self-sponsored, 13 self-sponsored settled), of which 6,713 are also paid-up participants under the defined benefit plan – general regulations. At 12.31.2008 included 10,338 participants (10,295 active and 43 self-sponsored), of which 6,830 are also paid-up participants under the defined benefit plan – general regulations. The plan is structured in the form of variable contribution to the cost and benefits of the joint venture between the sponsor and participants. The cost for the benefits of joint income is limited to 8% of the wages of participants.

Plans for funding are evaluated annually to determine the rates of contributions necessary for the constitution of guarantors of benefits, funds, supplies and cover other expenses the responsibility of sponsors and participants attended.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

According to actuarial valuations, pension plans from defined benefit administered by Economus had actuarial assets, on 31.12.2009, amounting to R$ 339,251 thousand, as shown below:

Specification	2009	2008
(1) Fair value of the assets of the plans	(3,508,139)	(3,194,089)
(2) Present value of actuarial liabilities	3,895,845	2,843,603
(3) Present value of actuarial liabilities	387,706	(350,486)
(4) (gains) or losses, not recognized	(636,858)	248,878
(5) Amount not recognized as (assets) / liabilities (paragraph 49g) (1)	90,099	(269,772)
(6) Liabilities / (Assets), net (3 +4-5) (2)	(339,251)	168,164

(7) Current service cost	(97,048)	(83,915)
(8) Cost amortization technical deficit equated	(12,603)	(12,165)
(9) Return on assets	512,874	508,920
(10) Interest on actuarial liabilities	(415,709)	(400,745)
(11) Return on net assets of interest on the actuarial	97,165	106,724

(1) Calculated in accordance with the provisions of the Supplementary Law No 109/2001 and 26/2008 CGPC resolution, noting the contributions of current and future sponsors and participants, including assisted, according to the rules of the plan current funding.

(2) In case of active, can only be recognized by the sponsor if the regulation allows a reduction in future contributions or may be reimbursed to the sponsor.

Main economic assumptions adopted for the actuarial calculations:

Specification	2009	2008
Discount rate at beginning of year (interest cost)	14,71%	14,38%
Expected gross return on assets	15,42%	17,15%
Survival table	AT83M	AT83M
Disabled mortality table	IAPB-57	IAPB-57
Invalidity entrance table	ZIMMER (D)26	ÁLVARO VINDAS
Retirement funding system	Capitalização, pelo método de crédito unitário projetado	Capitalização, pelo método de crédito unitário projetado

The calculation system above, based on the assumptions found in CVM Resolution no, 371/2000, are applicable to the treatment afforded by the sponsor in its Financial Statements, with the purpose of confirming the need or absence thereof, of additional provisioning.

During 2009 contributions made by Banco Nossa Caixa to PREVMAIS and to the defined benefit plan totaled R$ 72,995 thousand (R$ 65,902 thousand during 2008), of which R$ 12,603 thousand (R$ 12,165 thousand during 2008) refer to extra contributions intended to cover the technical deficit found.

d.2) Medical Assistance Plans:

Unified health plan – PLUS: participation in this plan takes place by means of a 1,5% (one and one-half percent) contribution of gross salary, without limitation, covering the owner and his/her preferred dependants, deducted from the owner’s payroll and 10% (ten percent) as a co-participation in the price of each medical visit and low-cost exams, made by the owner and his/her dependants (preferred and non-preferred).

Unified Health Plan – PLUS II: participation in this plan takes place by means of a 1,5% (one and one-half percent) contribution of gross salary, without limitation, covering the owner and his/her preferred dependants, deducted from the owner’s payroll and 10% (ten percent) as a co-participation in the price of each medical visit and low-cost exams, made by the owner and his/her preferred dependants and children of age. The plan does not provide for non-preferred dependants.

PAMC – Supplementary Medical Assistance Plan: Intended for employees in the State and the Capital City of the state of São Paulo, Plan owners are those employees retired due to disability in Groups “B” and “C”, and their dependants, who participate in costs inasmuch as they use it, and according to the salary range progressive table.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

A 1,5% contribution will be charged on the benefits of ex-statutory retirees and their pensioners who have opted for the CLT labor system, which according to studies begun and assumptions by the new controller, is insufficient to cover expenses with this group’s medical assistance.

The above-described plans are seeking their sustainability between contributions and expenses incurred, with the exception of retirees and pensioners, who are subject to a 1,5% contribution.

e) CASSI – Caixa de Assistência dos Funcionários do Banco do Brasil

The Bank is the sponsor of a Health Plan managed by CASSI – Caixa de Assistência dos Funcionários do Banco do Brasil. The main objective is to provide coverage for expenses related to the promotion, protection, recovery and rehabilitation of a member’s health and of his/her enrolled beneficiaries. At December 31, 2009 this plan had 172,723 participants, with 91,364 active and 81,359 retired participants and pensioners (at December 31, 2008 the plan had 172,456 participants, of which 91,508 were active and 80,948 were retired participants and pensioners).

A contract was executed between the Bank and CASSI on 11.13.2007 aiming at reformulating the By-laws of Plano de Associados da Caixa de Assistência dos Funcionários do Banco do Brasil (Plan of Members of the Banco do Brasil Employee Welfare Fund).

On account of this, each month the Bank contributed a sum equivalent to 4.5p. p. of the total payroll or of the total retirement or pension plan benefit, Monthly contributions from members and pension beneficiaries amount to 3% of the total payroll or the total retirement or pension plan benefits.

e.1) Effects of the Plan Cassis in the financial statements, based on actuarial revaluations made as of 12.31.2009 and 12.31.2008, by an external actuary, in accordance with CVM Resolution, 371,12.13.2000:

Equity effect (reconciliation of assets and liabilities):

Specification	12.31.2009	12.31.2008
1) Present value of actuarial liabilities with coverage	–	–
2) Present value of unsecured actuarial liabilities (Plans without financial assets)	4,943,220	4,677,766
3) Present value of actuarial liabilities (1 + 2)	4,943,220	4,677,766

4) Fair value of the plan’s assets	–	–
5) Present value of liabilities in excess of the fair value of the assets (3 + 4)	4,943,220	4,677,766

6) Unrecognized actuarial (gains) or losses	481,750	467,777
7) Unrecognized past service cost- Indirect Dependents	22,656	27,408
8) Unrecognized past service cost—Change in Plan	81,359	86,519
9) Net actuarial liability/(asset) recorded (5-6-7-8) (1)	4,357,455	4,096,062

(1) Recorded in Other Liabilities—Sundry (Note 20.f).

Amounts paid to Cassi:

Specification	2009	2008
Sponsor’s contributions	635,342	594,826

On 2009 the amount of R$ 635,342 thousand is comprised of employer contributions, as follows: Active Employees R$ 221,336 thousand, Retirees and Pensioners R$ 335,034 thousand, Onlending R$ 71,961 thousand and Cassi Complement, due to Voluntary Resignation Plans R$ 7,011 thousand.

On 2008 the amount of R$ 594,826 thousand consists of the employer contributions for active employees: R$ 199,701 thousand and retirees and pensioners: R$ 321,811 thousand, onlending – R$ 65,375 thousand, Cassi Complement, due to Voluntary Resignation Plans R$ 7,939 thousand.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Effects on the results for the period:

Specification	2009	2008
1) Cost of current service (with interest)	(61,463)	(37,667)
2) Expected contributions from participants	–	–
3) Interest on actuarial liabilities	(541,968)	(482,259)
4) Actuarial (gains) or losses	–	(1,348,508)
5) Unrecognized past service cost	(9,913)	(10,882)
6) Expense with active employees	(221,336)	(199,701)
7) Expenses with extraordinary contribution	(55,042)	(52,773)
8) Expected return on assets	–	–
9) Effect of the expense recorded (1-2 + 3 + 4 + 5 + 6 + 7-8)	(889,722)	(2,131,790)

e.2) The economic assumptions adopted for the actuarial calculations are the same as those adopted for the PREVI Plan (item a.3.).

f) Policy for the recognition of actuarial gains and losses

In accordance with CVM Resolution 371, the actuarial gains or losses to be recognized as income or expenses in a defined benefit plan are the amount of unrecognized gains and losses that exceed, in each period, the higher of the following limits:

- 10% of the present value of the total actuarial liability of the defined benefit; or

- 10% of the fair value of the plan’s assets.

f.1) The Bank, as permitted by paragraph 55 of Resolution No. 371/00, adopted the procedure of recognizing the fastest gains / losses for the very year in which he conducted the actuarial calculation.

f.2) CASSI Actuarial Liability: the actuarial losses related to this liability are recognized over the average remaining working time estimated for the employees participating in the plan (15,9 years as of 12.31.2007 and 16,85 as of 12.31.2008).

f.3) As permitted by CVM Resolution 371/2000, the Bank will verify, when recognizing actuarial gains, if there is an amount of actuarial losses not recognized, above the bracket, in other post-employment plans, Should this amount exist, the value to be amortized in the Bank’s results will be the higher between a) the amount of actuarial losses not recognized above the bracket up to the value of the actuarial gain recognized in another plan, and b) the actuarial loss determined according to that described in the previous items.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

g) Summary of Assets/Liabilities of Previ and Cassi

12.31.2009
Specification	Actuarial liabilities/ (assets) at 12.31.2008	(Expenses) income recorded in the income statement considering actuarial adjustments	Transfer between unamortized reserves and early amortization	Amortization/Use of the Actuarial Assets and Parity Fund Assets	Sponsor’s contributions made in the year	Actuarial liabilities/ (assets) at 12.31.2009
	A	B	C	D	E	F = (A-B+C+D+E)
Actuarial assets CVM 371	(7,793,671)	4,223,295	–	–	(638,380)	(12,655,346)
Actuarial assets/liabilities (1997 contract)	–	–	–	–	–	–

Early amortization (1997 contract)	(12,103,281)	1,167,699	716,545	–	–	(12,554,435)
Unamortized reserves (1997 contract)	12,103,281	(1,167,699)	(716,545)	–	–	12,554,435
Parity Fund Assets	(2,195,802)	220,755	–	–	638,191	(1,778,366)
Actuarial liabilities in respect of the Informal Plan (sole responsibility of the Bank)	1,565,632	(299,790)	–	–	(296,375)	1,569,047
CASSI actuarial liabilities	4,096,062	(613,344)	–	–	(351,951)	4,357,455
CASSI accord	–	(55,042)	–	–	(55,042)	–

12.31.2008
Specification	Net Liabilities/ (Assets) at 12.31.2007	(Expenses) income recorded in the income statement considering actuarial adjustments	Transfer between unamortized reserves and early amortization	Amortization/Use of the Actuarial Assets and Parity Fund Assets	Sponsor’s contribution conveyed/ compensated in the quarter	Actuarial liabilities/ (assets) at 12.31.2008
	A	B	C	D	E	F = (A-B+C+D+E)
Actuarial asset sCVM 371	(2,268,313)	5,058,864	–	(466,494)	–	(7,793,671)
Actuarial assets/liabilities (1997 contract)	–	–	–	–	–	–

Early amortization (1997 contract)	(11,912,949)	1,438,816	1,248,484	–	–	(12,103,281)
Unamortized reserves (1997 contract)	11,912,949	(1,438,816)	(1,248,484)	–	–	12,103,281
Parity Fund Asset	(2,440,534)	221,273	–	466,494	(489)	(2,195,802)
Actuarial liabilities in respect of the Informal Plan (sole responsibility of the Bank)	1,499,458	(359,685)	–	–	(293,511)	1,565,632
CASSI actuarial liabilities	2,551,159	(1,879,316)	–	–	(334,413)	4,096,062
CASSI accord	–	–	–	–	–	–

h) Impacts on Net Income Resulting of 2008 from the Review of the Calculations of Actuarial Assets and Liabilities according to CVM Resolution 371/00

Banco do Brasil published a material fact on 1.23.2009 notifying the Market that it had reviewed the calculations of its actuarial assets and liabilities according to CVM Resolution 371/00, of the Securities Commission, and as a result of CGPC Resolution 26, of the Supplementary Pension Steering Committee, of 9.29.2008.

This review resulted in the accounting of part of the unrecognized actuarial gains of the Retirement and Pension Plan (Plan 1, of Previ), of unrecognized actuarial losses of the Health Care Plan (Cassi) and the

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

respective deferred tax effects in conformity with the publication of Provisional Measure no. 453, of 1.23.2009.

Resolution CVM 371, in line with international accounting principles, determines the recording of a liability when the sum of obligations exceeds the amount of assets from the benefit plan, and of an asset, when the sum of assets exceeds the amount of obligations of the plan, In the latter circumstance, the asset should only be recorded when there is evidence that it may effectively reduce the sponsor’s contributions or that it will be reimbursable in the future, as established in the aforementioned resolution.

Resolution CGPC 26 served to throw light on issues related to the interpretation of the right of sponsors and of participants to the surplus resources originating from the contributions (and their yields) of both parties. According to that Resolution, the surplus should be assigned to the sponsors and participants in proportion to the contributions made.

Certain trade associations and other associations filed lawsuits challenging the legality of CGCP Resolution 26, In some of them the request for a preliminary injunction to suspend the effects of aforesaid resolution was refused, while in others the request was granted, Bank management, based on the opinion of its legal advisors, understands that CGCP Resolution 26 is of a legitimate nature, and that the Judiciary will conciliate the understanding with respect to the right and form of division of the surplus as defined in the abovementioned resolution.

In view of the various lawsuits filed in relation to CGPC Resolution 26, Banco do Brasil understands that although this norm has thrown light on some issues previously under discussion, especially as regards the amounts to be assigned to the sponsors and participants in the event of existence of a surplus in the supplementary pension entities, this Resolution does not change the definitions existing in the current regulations and, therefore, does not have effects on the need for records of the actuarial assets and liabilities required by public institutions, regulated through CVM Resolution 371/00.

As regards the actuarial losses of the Health Care Plan, these are part of the sum that the Bank is required to record in its liabilities, corresponding to the future contributions of all the employees according to the stage of their retirement. The accrual basis requires that these expenses are recorded while the employees are still active, even if the payments are made monthly, in the future, The Bank has already been appropriating these losses, also in the form of CVM Resolution 371, since 2001, as described in note 28 to its balance sheet of 6.30.2008, Since the aforementioned Resolution enables quicker recognition of these losses, the Bank opted to do it in this manner.

R$ Thousand
Specification	2008
Retirement and Pension Plan – Accounting of part of the unrecognized actuarial gains	5,412,367
Health Care Plan – Accounting of unrecognized actuarial losses	(1,259,381)
Parity Fund Assets – Reversal of revenue	(86,356)
Tax effects	(1,546,163)
Impact on Net Income for the Year	2,520,467

29 – Remuneration of Employees and Management

	R$ Thousand
	12.31.2009	12.31.2008
Lowest salary	1,416,00	1,296,75
Highest salary	25,247,10	23,817,90
Average salary	4,567,70	3,827,71
Management
President	41,592,00	37,469,40
Vice-President	37,566,00	33,841,50
Director	32,130,00	28,943,40

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

30 – Assignment of Employees to Outside Agencies

Federal government assignments are regulated by article 93 of Law 8112/1990 (amended by Law 10470/2002), by Decree 925/1993, and by PGFN/CJN Note 088/1996 issued by the General Counsel of the Federal Treasury.

	R$ Thousand

	2009		2008
	Employees assigned(1)	Cost for the period (thousand)	Employees assigned(2)	Cost for the period (thousand)
With costs for the Bank
Federal Government	11	2,677	13	2,522
Labor unions	217	15,729	163	12,971
Other agencies/entities:	4	1,350	3	1,196

Without cost to the Bank
Federal, state and municipal governments	318	–	288	–
Outside agencies (Cassi, FBB, Previ)	725	–	699	–
Employee entities	73	–	51	–
Subsidiaries and associated companies	311	–	293	–

Total	1,659	19,756	1,510	16,689

(1) Balance at 12.31.2009

31 – Commitments, Responsibilities and Contingencies

a) Contingent liabilities

Labor Lawsuits

The Bank is a party to labor lawsuits mainly filed by former employees or trade unions of the banking industry. The provisions for probable losses represent various claims, such as: severance pay, overtime, allowance per job and representation, supplement per Individual BACEN 40% (parity with the employees of BACEN) and others.

Tax Lawsuits

The Bank is subject to a number of challenges by the tax authorities with respect to taxes, which can give rise to assessments regarding the jurisdiction where taxes are incurred or the sum of taxable income or deductible expenses, Most of the lawsuits originating from tax assessment notices are related to ISSQN (service tax), CPMF, CSLL, IRPJ and IOF, and, some are guaranteed by cash or real estate properties.

Civil Lawsuits

The most significant lawsuits classified as probable losses are those aimed at the collection of the difference between the actual rates of inflation suffered and the rate used for inflation correction of financial investments during the period of the various economic Plans (Collor Plan, Bresser Plan and Summer Plan).

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

The changes in the provision for civil, tax and labor claims classified as probable were as follows:

	Banco do Brasil				BB-Consolidated
	2S2009	2009	2008	2S2009	2009	2008
Labor claims
Opening balance	3,054,039	2,456,461	2,455,538	4,079,426	2,475,231	2,455,538
Formation	525,338	1,716,476	1,124,674	679,628	1,932,707	1,126,412
Reversal of the provision	(1,132,447)	(1,475,351)	(583,908)	(1,181,981)	(1,544,250)	(585,856)
Provision used	(288,055)	(538,711)	(593,028)	(308,138)	(570,609)	(593,089)
Amount added(1)	1,083,333	1,083,333	53,185	31,813	1,007,669	72,226
Closing balance	3,242,208	3,242,208	2,456,461	3,300,748	3,300,748	2,475,231

Tax claims
Opening balance	188,098	122,456	88,638	1,424,844	1,004,031	132,076
Formation	29,340	104,434	55,322	90,445	240,760	328,606
Reversal of the provision	(41,957)	(51,296)	(28,394)	(357,721)	(86,410)	(40,270)
Provision used	(785)	(898)	(11,151)	(27,600)	(28,413)	(15,713)
Amount added(2)	–	–	18,041	8,738	8,738	599,332
Closing balance	174,696	174,696	122,456	1,138,706	1,138,706	1,004,031

Civil Claims
Opening balance	2,472,361	1,719,947	1,244,693	3,806,430	1,760,175	1,249,754
Formation	358,559	1,191,053	882,040	621,936	1,689,241	912,719
Reversal of the provision	(996,454)	(1,024,777)	(65,592)	(1,057,431)	(1,134,168)	(82,487)
Provision used	(107,976)	(159,733)	(397,228)	(254,560)	(334,944)	(399,199)
Amount added(3)	1,309,891	1,309,891	56,034	15,097	1,151,168	79,388
Closing balance	3,036,381	3,036,381	1,719,947	3,131,472	3,131,472	1,760,175

(1) In 2009 in BB-Banco Multiple, refers to the balance corporate Nossa Caixa, on 11.30.2009, and BB-Consolidated, refers primarily to the balance existing at the date of acquisition of Banco Nossa Caixa, R$ 973,587 thousand (03.31.2009) and Banco Votorantim, for R$ 29,448 thousand (proportional to the shareholding of the Bank of Brazil on 09.30.2009). In 2008, refers to the labor demands of Banco do Estado de Santa Catarina (R$ 52,410 thousand), Banco do Estado do Piauí (R$ 775 thousand) and the related companies / controlled non-financial statements from the 1st quarter of 2008 (R$ 19,041 thousand).

(2) In 2009 in BB-Consolidated, refers to the fiscal demands of the Banco Votorantim, proportional to the shareholding of the Bank of Brazil at 09.30.2009. In 2008, refer to the fiscal demands of the Besc (R$ 18,041 thousand) and the related companies / non-financial subsidiaries, consolidated as from the 1st quarter of 2008 (R$ 581,291 thousand).

(3) In 2009 in BB-Banco Multiple, refers to the corporate balance Banco Nossa Caixa, on 30.11.2009, and BB-Consolidated, refers to the balance existing at the date of acquisition of Banco Nossa Caixa R$ 1,136,072 thousand (03.31.2009) and Banco Votorantim, for R$ 15,096 thousand (proportional to the shareholding of the Bank of Brazil on 30.09.2009). In exercício/2008, refer to the civil claims of Banco do Estado de Santa Catarina and its subsidiaries (R$ 55,741 thousand), Banco do Estado do Piauí (R$ 366 thousand) and the related companies / non-financial subsidiaries, consolidated from the 1st quarter of 2008 (R$ 23,281 thousand).

b) Contingent liabilities – Possible

Labor Lawsuits

The lawsuits risk classified “possible” are exempted from any provisions on the Resolution CVM No. 3535/2008, representing various applications demanded as compensation for overtime, distortion of the working day , Additional Function and Representation, and others.

Tax Lawsuits

The tax lawsuits considered as possible risk are exempt from the formation of provisions and represent a number of claims made such as: ISSQN (service tax), collection and other tax obligations originating from the Federal Revenue Department and Institute of Social Security. The main contingencies originate from:

- Notices of labor infraction drawn by the National Institute of Social Security (INSS), aiming at the payment of contributions applicable on year-end bonuses paid in the collective agreements in the period from 1995 to 2006, in the amount of R$ 1,013,524 thousand, public transport pay and use of private car by employees of Banco do Brasil, in the amount of R$ 139,581 thousand, conversions into cash, for the period from January 1993 to April 2001, in the amount of R$ 104,650 thousand and employee profit sharing corresponding to the period from April 2001 to October 2003, in the amount of R$ 23,232 thousand.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

- Notices of tax assessment drawn by the Treasuries of the Municipalities, aiming at the collection of ISSQN, which amounts R$ 282,834 thousand.

Civil Lawsuits

In civil lawsuits there are actions that seek to recover the difference between inflation and the index used to restate financial investments during the period of economic plans (Collor Plan, Bresser Plan and Summer Plan).

The balances of contingent liabilities classified as possible were as follows:

	Banco do Brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Labor claims	40,950	418,573	62,301	424,927
Tax Claims	1,843,559	2,291,770	2,079,151	2,562,420
Civil Claim	2,620,763	2,582,142	2,723,460	2,630,539

Total	4,505,272	5,292,485	4,864,912	5,617,886

c) Deposits in Guarantee of Funds

The balances of deposits in guarantee recorded for probable, possible and / or remote contingencies are as follows:

	Banco do brasil		BB-Consolidated
	12.31.2009	12.31.2008	12.31.2009	12.31.2008
Labor claims	2,228,067	1,681,588	2,254,502	1,698,793
Tax Claims	3,790,881	3,039,341	4,628,601	3,748,973
Civil Claims(1)	2,247,146	1,086,398	2,509,058	1,357,114

Total	8,266,094	5,807,327	9,392,161	6,804,880

d) Contingent tax assets

The Bank is an active part in proceedings to restore indebts tax and prevent the launch of tax credits by tax authorities, recognized in the financial statements only on the assumption favorable to the Bank (not counted), according Resolution CVM 3535/2008, It is the actions of most relevance:

- Unconstitutionality of Income Tax on Net Income paid in 1989 and in the 1st semester of 1992, in the amount of R$ 13,101 thousand (R$ 12,553 thousand on 09.30.2008);

- Tax on Financial Transactions (IOF) – Law 8033/1990 (Price-level restatement), in the amount of R$ 203,470 thousand (R$ 195,128 thousand on 09.30.2008) .

e) Legal Obligations

The Bank has a provision in the amount of R$ 11,245,230 thousand (R$ 10,662,475 thousand at 12.31.2008) related to the proceedings for full offsetting of accumulated income tax loss carry forward and the negative bases of Social Contribution Tax, the enforceability of which has been suspended due to the judicial deposits made since the beginning of the suit. This amount is recorded in “Other Liabilities – Taxes and Social Security Charges”.

f) Other Commitments

The Bank is the sponsor of Fundação Banco do Brasil whose purpose is the promotion, support, advancement and sponsorship of educational, cultural, social, philanthropic, and recreational/sporting activities, as well as the promotion of research activities of a technological and scientific nature, and rural and urban community assistance services.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

During 2009, the Bank made R$ R$35,632 thousand on contribution to the Fundação Banco do Brasil (R$54,166 on 2008).

Guarantees to third parties, for a fee and with counter-guarantees from the beneficiaries – guarantees, sureties and bonds – amounted to R$ 12,553,149 thousand at December, 31 2009 (R$ 6,437,279 thousand at December 31, 2008), A provision of R$ 70,204 thousand (R$40,470 on December 31, 2008) , recorded in “Other Liabilities”, is considered sufficient to cover any potential loss arising on these guarantees.

Available credit limits for loans and lease operations amount to R$ 74,834,057 thousand (R$ 36,955,149 thousand at December 31, 2008).

The confirmed import and export letters of credit total R$ 1,262,775 thousand (R$ 830,328 thousand at December 31, 2008).

The Bank is the operator of the Fund for Sectorial Investments (FISET), with net assets of R$ 2,138 thousand (R$ 2,195 thousand at December 31, 2008), and is the manager of the Public Service Employee Savings Program (PASEP), with net assets of R$ 1,916,461 thousand (R$ 1,706,439 thousand at December 31, 2008), The Bank guarantees the latter a minimum remuneration equivalent to the Long-Term Interest Rate (TJLP).

g) Policy on Insurance and Property Values

Despite the reduced level of risk to which its assets are subject, the Bank contracts insurance cover for its assets in amounts considered sufficient to cover any losses.

32 – Risk Management and Regulatory Capital

a) Risk Management Process

Banco do Brasil considers the management of risks and of capital the main vectors for the decision-making process.

In the Banco do Brasil, collegiate risk management is performed completely apart from the business units. Risk and concentration policies are specified by the Bank’s Board of Directors and by the Global Risk Committee (CRG), which is a discussion group composed by the President and by Vice-Presidents. Actions for implementing and monitoring guidelines issued by the CRG are directed at specific sub-committees (Credit, Market, and Operations), which are groups formed by Directors.

To find out more about the risk management process at Banco do Brasil, access the website bb.com.br/ri.

b) Credit Risk

Credit Risk is associated with the possibility of loss resulting from uncertainty regarding the receipt of amounts agreed on with borrowers, counterparts of contracts or issues of securities.

For alignment with the best practices of credit risk management and to increase efficiency in the management of its economic capital, Banco do Brasil uses risk and return metrics as instruments for dissemination of the culture at the Institution, present throughout its loan process.

c) Market Risk

Market Risk reflects the possibility of loss that can be caused by changes in the behavior of interest and exchange rates and of prices of shares and commodities.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Financial Instruments – Market Value

The table below presents financial instruments recorded in equity accounts, compared to market value:

								R$ Thousand
BB-Consolidated

	12.31.2009		12.31.2008		Unrealized gain/loss, net of tax effects
	Book value	Market Value	Book value	Market Value	On Income		On Stockholders’ Equity
					12.31.2009	12.31.2008	12.31.2009	12.31.2008
ASSETS
Short-term interbank deposits	168,397,960	168,377,532	119,408,297	119,332,288	(20,428)	(76,009)	(20,428)	(76,009)
Securities	122,873,797	122,714,673	84,632,536	84,611,592	(33,426)	146,511	(159,124)	(20,944)
Adjustment of securities available for sale (Note 8.a)	–	–	–	–	125,698	167,455	–	–
Adjustment of securities held to maturity (Note 8.a)	–	–	–	–	(159,124)	(20,944)	(159,124)	(20,944)
Derivative financial instruments	1,463,084	1,463,084	2,276,038	2,276,038	–	–	–	–
Loan operations	261,783,097	262,062,450	190,881,563	191,211,865	279,353	330,302	279,353	330,302

LIABILITIES
Interbank deposits	11,618,573	11,631,606	14,064,945	14,187,597	(13,033)	(122,652)	(13,033)	(122,652)
Time deposits	193,515,574	193,575,751	149,618,491	149,677,676	(60,177)	(59,185)	(60,177)	(59,185)
Obligations related to Committed Operations	160,821,187	160,648,661	91,130,364	91,031,600	172,526	98,764	172,526	98,764
Borrowings and onlendings	37,859,562	37,925,250	30,161,316	30,161,602	(65,688)	(286)	(65,688)	(286)
Derivative financial instruments	4,724,036	4,724,036	3,895,060	3,895,060	–	–	–	–
Other liabilities	120,848,069	120,655,895	89,311,817	89,047,136	192,174	264,681	192,174	264,681

Unrealized gain/loss, net of tax effects					451,301	582,126	325,603	414,671

Financial Instruments

Short-term interbank investments: The market value was obtained by future cash flows discount, adopting interest rates exercised by the market in similar operations in the balance sheet date.

Securities: Securities and derivative financial instruments are accounted for by the market value, as provided for in BACEN Circular 3068 of 11.08.2001, excluding from such criterion, securities held to maturity. Determination of securities’ market value, including those held to maturity, is obtained according to rates collected at the market.

Loan operations: Operations remunerated at fixed rates have been estimated through future cash flow discount, adopting for such, interest rates utilized by the Bank for contracting of similar operations in the balance sheet date. For operations of such group remunerated at variable rates, it was considered as market value the book value itself due to equivalence among them.

Interbank deposits: The market value has been calculated through discount of the difference between future cash flows and rates currently applicable in the fixed operations market. In case of variable operations which maturities did not exceed 30 days, the book value was deemed to be approximately equivalent to the market value.

Time deposits: The same criteria adopted for interbank deposits are utilized in the determination of the market value.

Deposits received under security repurchase agreements: For operations at fixed rates, the market value was determined calculating the discount of the estimated cash flows adopting a discount rate equivalent to

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

the rates applicable in contracting of similar operations in the last market day. For variable operations, book values have been deemed approximately equivalent to market value.

Borrowing and onlendings: Said operations are exclusive to the Bank, without similarity in the market. In face of their specific characteristics, exclusive rates for each fund entered, inexistence of an active market and similar instrument, the market values of such operations are equivalent to the book value.

Other liabilities: Market values have been determined by means of the discounted cash flow, which takes into account interest rates offered in the market for obligations which maturities, risks and terms are similar.

Other financial instruments: Included or not in the balance sheet, book values are approximately equivalent to their correspondent market value.

Derivatives: According to BACEN Circular 3082, of 1.30.2002, derivatives are recorded at market value. Determination of derivatives’ market value is estimated in accordance with an internal pricing model, with the use of the rates disclosed for transactions with similar terms and indices on the fiscal years’ last business day.

Sensitivity Analysis (CVM Instruction no. 475)

In line with best market practices, Banco do Brasil manages its risks in a dynamic manner, seeking to detect, assess, monitor, and control market risk exposures in its own positions. To this end, the Bank takes into account the risk limits defined by the Strategic Committees and likely scenarios, to act in a timely manner in reversing any occasional adverse results.

In accordance with CMN Resolution no 3464/07 and with Bacen Circular no. 3354/07, and in an effort to manage more efficiently its transactions exposed to market risks, Banco do Brasil separates its transactions as follows:

1) Trading Book: consisting in all the transactions in its own position undertaken as business deals or intended as a hedge for its trading portfolio, for which there is an intention of trading prior to their contractual expiry, subject to normal market conditions and that do not have a non-trading clause.

2) Banking Book: consisting in transactions not classified in the Trading Book and the key feature of which is the intention of keeping these transactions until expiry.

The sensitivity analysis for all the operations with assets and liabilities of the balance sheet, in compliance with CVM Instruction n.º 475/2008, of 12.17.2008, does not adequately reflect the management of market risks adopted by the Institution, and does not represent the Bank’s accounting practices.

In order to determine the sensitivity of the Bank’s capital to the reflexes of market trends, simulations were performed with three likely scenarios, two of which with an ensuing adverse outcome for the Bank. The scenarios employed are seen as follows:

Scenario I: Likely situation, which reflects the perception of senior management of the Bank, the scenario most likely to occur for a 3-month horizon, considering macroeconomic factors and market information (BM & F Bovespa, Andima etc.). Assumptions used: real exchange rate / dollar rate of R$ 1.74 and maintaining the Selic rate of 8.75% per year of interest based on market conditions observed on 12.31.2009.

Scenario II: Situation possible. Assumptions used: parallel shock of 25.0% in the risk variables, based on market conditions observed on 12.31.2009 and is considered the worst losses by risk factor and, therefore, neglecting the dynamics of macroeconomic factors.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Scenario III: Situation possible. Assumptions used: parallel shock of 50.0% in the risk variables, based on market conditions observed on 12.31.2009 and is considered the worst losses by risk factor and, therefore, neglecting the dynamics of macroeconomic factors.

In the table below may be seen a summary of the Trading Portfolio profit figures (Trading), which included public and private securities, derivatives financial instrument and funding based on transactions subject to repurchase agreements showing the values observed in 12.31.2009 and 12.31.2008:

				R$ Thousand
		Scenario I
		12.31.2009		12.31.2008
Risk Factor	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Maintaining	–	Decrease	2,532
Foreign currency coupons	Risk of variation of foreign exchange coupon	–	–	Increase	1,010
Exchange variation	Risk of variation of exchange rates	Maintaining	–	Decrease
Price Indexes	Risk of variation of price index coupons	Decrease	394	Decrease	1,271
Others	Risk of variation of Others coupons	–	–	Increase	(811)
				R$ Thousand
		Scenario II
		12.31.2009		12.31.2008
Risk Factor	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(206,888)	Increase	(105,076)
Foreign currency coupons	Risk of variation of foreign exchange coupon	–	–	Increase	(14,157)
Exchange variation	Risk of variation of exchange rates	Decrease	(17,419)	Decrease
Price Indexes	Risk of variation of price index coupons	Increase	(1,638)	Increase	(15,463)
Others	Risk of variation of Others coupons	–	–	Increase	(2,275)
				R$ Thousand
		Scenario III
		12.31.2009		12.31.2008
Risk Factor	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(400,577)	Increase	(251,150)
Foreign currency coupons	Risk of variation of foreign exchange coupon	–	–	Increase
Exchange variation	Risk of variation of exchange rates	Decrease	(34,837)	Decrease	(8,731)
Price Indexes	Risk of variation of price index coupons	Increase	(3,184)	Increase	(18,883)
Others	Risk of variation of Others coupons	–	–	Increase	(4,413)
In the case of transactions classified in the Banking Book, appreciations or depreciations resulting from changes in interest rates practiced in the market do not imply in a significant financial and bookkeeping impact on the Bank’s income. This is so because this portfolio is composed chiefly of loan operations (consumer credit, agribusiness, working capital, etc.); retail funding (demand, time, and savings deposits), and securities, which are recorded in the books according to the agreed on rates when contracting these operations. In addition, it should be pointed out that these portfolios have as their key feature the intention of helding the respective positions to maturity, and hence they are not subject to the effects of fluctuating interest rates, or the fact that such transactions are naturally related to other transactions (natural hedge), hence minimizing the reflexes of a stress scenario.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

In the table below may be seen a summary of the Trading Portfolio (Trading) and Non-Trading Portfolio (Banking), except from Banco Votorantim:

R$ Thousand
		Scenario I
		12.31.2009		12.31.2008
Risk Factor	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Maintaining	–	Decrease	1,074,642
Foreign currency coupons	Risk of variation of foreign exchange coupon	Increase	12,954	Increase	(41,415)
Exchange variation(1)	Risk of variation of exchange rates	Maintaining	–	Decrease	(7,573)
TJLP	Risk of variation of long-term interest rate (TJLP) coupon	Maintaining	–	Decrease	(127,907)
TR/TBF	Risk of variation of TR and TBF coupon	Increase	145,330	Decrease	(44,230)
Price Indexes	Risk of variation of price index coupons	Decrease	134,964	Increase	(16,614)

(1) Net tax purpose.

R$ Thousand
		Scenario II
		12.31.2009		12.31.2008
Risk Factor	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(4,332,688)	Increase	(3,064,943)
Foreign currency coupons	Risk of variation of foreign exchange coupon	Increase	(17,337)	Increase	(70,318)
Exchange variation(1)	Risk of variation of exchange rates	Decrease	(275,403)	Decrease	(119,576)
TJLP	Risk of variation of long-term interest rate (TJLP) coupon	Decrease	(20,391)	Decrease	(267,425)
TR/TBF	Risk of variation of TR and TBF coupon	Decrease	(3,602,616)	Decrease	(1,919,040)
Price Indexes	Risk of variation of price index coupons	Increase	(772,021)	Increase	(529,316)

(1) Net tax purpose.

R$ Thousand
		Scenario III
		12.31.2009		12.31.2008
Risk Factor	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(8,303,533)	Increase	(5,942,384)
Foreign currency coupons	Risk of variation of foreign exchange coupon	Increase	(34,482)	Increase	(137,794)
Exchange variation(1)	Risk of variation of exchange rates	Decrease	(550,806)	Decrease	(239,152)
TJLP	Risk of variation of long-term interest rate (TJLP) coupon	Decrease	(41,838)	Decrease	(551,608)
TR/TBF	Risk of variation of TR and TBF coupon	Decrease	(7,474,159)	Decrease	(4,014,906)
Price Indexes	Risk of variation of price index coupons	Increase	(1,458,284)	Increase	(999,614)

(1) Net tax purpose.

It is noteworthy that the figures relating to 12.31.2009 include the impacts generated by the positions of the Non-Trading Portfolio of Banco Nossa Caixa, with a view to their effective incorporation into the Bank of Brazil in 11.30.2009.

The scenarios used for preparing the framework of sensitivity analysis must necessarily use situations of deterioration of at least 25% and 50% for variable risk for isolation, as determined by CVM Instruction No. 475/2008. Therefore, the analysis of the results is impaired. For example, simultaneous shocks of increase in the rate of advance and reduction in interest coupon of TR are not consistent from a macroeconomic.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

In particular with regard to derivative transactions found in the Banking Book, these do not represent a relevant market risk to Banco do Brasil, as these positions originated mainly to fulfill the following situations:

– Change of the indexation of funding and lending transactions performed to meet customer needs;

– “Tax Hedge” consisting in eliminating the volatility risk to the Bank’s profit figures owing to the fiscal effect on foreign currency variations in connection with overseas investments (gains in exchange variations on overseas investments are not taxed, and similarly losses do not create tax deductions). As a result, any exchange rate variation will affect the account that records the derivative contrary to the effect recorded in the investment account, i.e.: the exchange variation’s effect will be zero;

– Market risk hedge with purpose and efficacy as described in Note 8.b. Also in this transaction, the interest and exchange rate variations have no effects on the Bank’s income.

The Banco do Brasil did not enter into any transaction likely to be classified as an exotic derivative, as described in CVM Instruction no. 475 – Attachment II.

Participation in Banco Votorantim

In order to determine the sensitivity of the Bank’s participation in Banco Votorantim, simulations were performed with three likely scenarios, two of which with an ensuing adverse outcome. The scenarios employed are seen as follows:

Scenario I: Situation likely, which reflects the perception of top management of Banco Votorantim in the scenario most likely to occur. Assumptions used: real exchange rate / dollar from R$ 1.80 and the Selic rate of interest 11.75% per year.

Scenario II: Assumptions used: parallel shock of 25.0% in the risk variables, based on market conditions observed on 12.31.2009 and is considered the worst losses by risk factor and thus ignoring the dynamics of macroeconomic factors.

Scenario III: Assumptions used: parallel shock of 50.0% in the risk variables, based on market conditions observed on 12.31.2009 and is considered the worst losses by risk factor and, therefore, neglecting the dynamics of macroeconomic factors.

In the table below are the results for the positions of the Bank for its participation in Banco Votorantim, with values from 12.31.2009 and 09.30.2009:

R$ Thousand
		Scenario I
		12.31. 2009		09.30.2009
Factor Risk	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(142,478)	Maintance	3,012
Foreign currency coupons	Risk of variation of foreign exchange coupon	Increase	–	Increase	425
Exchange variation	Risk of variation of exchange rates	Increase	(65,497)	Increase	(3,094)
Price Indexes	Risk of variation of price index coupons	Increase	(46,908)	Increase	(1,816)
Interest Rates	Risk of change coupon interest rate	Increase	(9,781)	Increase	(823)
Commodities	Risk of change of prices of goods	–	–	Decrease	18
Equity	Risk of change in stock prices	–	–	Increase	(1,968)
Sovereign Eurobonds and Treasuries	Risk of change in interest rates paper traded in the internationa market	–	–	Maintance	(12,299)
Others	Risk of variation of others coupons	Increase	3,136	–	–

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

R$ Thousand
		Scenario II
		12.31. 2009		09.30.2009
Factor Risk	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(324,976)	Increase	(38,195)
Foreign currency coupons	Risk of variation of foreign exchange coupon	Increase	–	Increase	(3,867)
Exchange variation	Risk of variation of exchange rates	Increase	(236,751)	Increase	(52,655)
Price Indexes	Risk of variation of price index coupons	Increase	(96,030)	Increase	(60,518)
Interest Rates	Risk of change coupon interest rate	Increase	(15,820)	Increase	(2,566)
Commodities	Risk of change of prices of goods	–	–	Increase	(504)
Equity	Risk of change in stock prices	–	–	Increase	(22,944)
Sovereign Eurobonds and Treasuries	Risk of change in interest rates paper traded in the internationa market	–	–	Increase	(42,667)
Others	Risk of variation of others coupons	Increase	(1,809)	–	–

R$ Thousand
		Scenario III
		12.31. 2009		09.30.2009
Factor Risk	Concept	Rate Variation	Income	Rate Variation	Income
Prefixed rate	Risk of variation of prefixed interest rates	Increase	(479,181)	Increase	(66,783)
Foreign currency coupons	Risk of variation of foreign exchange coupon	Increase	–	Increase	(7,184)
Exchange variation	Risk of variation of exchange rates	Increase	(398,723)	Increase	(102,223)
Price Indexes	Risk of variation of price index coupons	Increase	(139,799)	Increase	(115,441)
Interest Rates	Risk of change coupon interest rate	Increase	(21,165)	Increase	(4,173)
Commodities	Risk of change of prices of goods	–	–	Increase	(1,025)
Equity	Risk of change in stock prices	–	–	Increase	(44,758)
Sovereign Eurobonds and Treasuries	Risk of change in interest rates paper traded in the internationa market	–	–	Increase	(70,681)
Others	Risk of variation of others coupons	Decrease	(9,299)	–	–

d) Liquidity Risk – this type of risk takes two forms: market liquidity risk and cash flow liquidity risk (funding). The first is the possibility of loss resulting from the incapacity to perform a transaction in a reasonable period of time and without significant loss of value. The second is associated with the possibility of a shortage of funds to honor commitments assumed on account of the mismatching between assets and liabilities.

e) Operating Risk – reflects the possibility of loss resulting from faults, deficiencies, or the inadequacy of internal processes, personnel and systems, or external events. This concept includes legal risks.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

f) Regulatory Capital – The BIS ratio of 03.31.2009 was determined according to the criteria established by CMN Resolutions 3444/2007 and 3490/2007, which address the calculation of Referential Equity Amount (RE) and of Required Referential Equity Amount (RRE), respectively. We present below the calculation of the BIS ratio, pursuant to regulations in force and applicability as of July/2008:

	R$ Thousand
	12.31.2009		12.31. 2008
	Economic – Financial	Financial	Economic – Financial	Financial
RE – REFERENTIAL EQUITY AMOUNT	58,264,435	59,092,639	43,390,964	44,110,455

Level I	41,068,472	41,068,446	31,200,901	31,205,472

Shareholders’ equity (BACEN)	36,119,407	36,119,381	29,937,146	29,937,553
Minority Shares	142	116	(104)	303
Shareholders’ equity	36,119,265	36,119,265	29,937,250	29,937,250
Revaluation reserves	(6,746)	(6,746)	(7,303)	(7,286)
Deferred Assets	(242,296)	(242,296)	(513,248)	(509,101)
Mark-to-market	(85,061)	(85,061)	(28,589)	(28,589)
Tax credits excluded from Level I of RE	(22,477)	(22,477)	(22,477)	(22,477)
Additional provision to the minimum required by CMN Resolution No. 2,682/1999	2,782,065	2,782,065	1,835,372	1,835,372
Hybrid Capital and Debt Instruments – Level I	2,523,580	2,523,580	–	–
Level II	18,022,810	18,025,986	12,909,611	12,909,594

Mark-to-market	85,061	85,061	28,589	28,589
Subordinated Debt Qualifying as Capital	17,078,207	17,081,383	11,728,981	11,728,981
Funds obtained from the FCO	12,422,046	12,422,046	11,057,272	11,057,272
Funds obtained abroad	400,323	400,323	671,709	671,709
Funds obtained from the CDB	4,115,114	4,115,114	–	–
Funds obtained from the debentures	140,724	143,900	–	–
Hybrid Capital and Debt Instruments – Level II	852,796	852,796	1,144,738	1,144,738
Revaluation reserves	6,746	6,746	7,303	7,286
Deduction from the PR	(826,847)	(1,793)	(719,548)	(4,611)

Financial instruments excluded from the PR	(826,847)	(1,793)	(719,548)	(4,611)
RRE – Required Referential Equity Amount	46,758,968	46,288,519	31,500,063	31,193,866
Credit Risk	43,556,535	43,086,086	30,980,231	30,674,034
Market Risk	673,909	673,909	118,927	118,927
Operating Risk	2,528,524	2,528,524	400,905	400,905
Surplus of stockholders’ equity: RE – RRE	11,505,467	12,804,120	11,890,901	12,916,589
BIS Ratio: (RE x 100)/ (RRE / 0.11)	13.71	14.04	15.15	15.55

In the event of successful legal action for compensation in full of accumulated tax losses of income tax and negative basis of social contribution (Note 25c.), there would be a positive effect on the BIS ratio Financial 1.28 percentage points (from 14.04% to 15.32%) and from the economic financial consolidated from 1.24 p.p. (from 13.71 % to 14.95%) .

Among the events planned for the year 2010, under the rules of the Central Bank of Brazil - Central Bank, we highlight the application of the adjustment factor (Z) equal to 1.0 in the calculation of the requirement for operational risk from 1 January, according to Central Bank Circular No. 3,383/2008, the entry into force of CMN Resolution 3,825/2009 from April 1, repealing the CMN Resolution 3,674/2008, which grants the privilege to add to the Capital Base Level I the full value of the additional provision to the minimum percentage required by CMN Resolution 2,682/1999, and the completion of the share Popr considering the operational risk of non-financial companies from June 30, as Central Bank Circular No. 3,476/2009. Considering the occurrence of these events on 12.31.2009, the Index of the Basel Economic-Financial Consolidated would be negatively impacted by 0.15, 0.65 and 0.04 percentage points, respectively.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

g) Fixed Assets

The Index of Construction in relation to RE – Referential Equity is 14.55% (14.59% on 12.31.2008) to the Consolidated Financial and 11.37% (11.68% on 12.31.2008) to the Economic-Financial Consolidated pursuant to CMN Resolution No. 2669/1999. The difference between the Fixed Assets of Consolidated Financial and Economic-Financial results from the inclusion of subsidiaries / affiliates have no financial, high liquidity and low level of restraint, with consequent reduction in Fixed Assets of Consolidated Financial and Economic.

33 – Other Information

a) New Market

At 5.31.2006, Banco do Brasil signed a contract with the São Paulo Stock Exchange for adhesion to the New Market segment of Bovespa, which assembles a group of companies with the best corporate governance practices in Brazil.

Moreover, Banco do Brasil, its Shareholders, the Officers, and the members of the Audit Committee undertake to resolve all and any dispute or controversy related to the New Market Listing Regulations through the Arbitration Chamber of the Bovespa Market, in conformity with an arbitration clause included in the By-laws of Banco do Brasil.

b) Distribution of Dividends and/or Interest on Own Capital

During a meeting held on 2.18.2009, the Board of Directors approved the setting, for the year 2009, of the payout rate equivalent to the minimum percentage of 40% of net income, fulfilling the policy for payment of dividends and/or interest on own capital on a quarterly basis, pursuant to article 43 of the Bank’s By-Laws.

c) New Market – Extension of Deadline (Free Float)

On 03.31.2009, BM&FBovespa granted the request for a new term for classification of the minimum percentage of outstanding shares of the Banco do Brasil, under the Listing Rules of the New Market (Novo Mercado) (free float = 25%,), With the new term, the Banco do Brasil will have until 06.28.2011 to reach the minimum percentage of outstanding shares required by the regulations.

d) Banestes – Suspension of the study for acquisition of the controlling interest

On 2.5.2009, Banco do Brasil notified the market the start of negotiations with the State government of Espírito Santo, without any binding effect, aiming at the acquisition of the controlling interest of Banestes - Banco do Estado do Espírito Santo, with subsequent statutory merger.

On June 22, 2009, Banco do Brasil and the Governo do Estado do Espírito Santo agreed, to suspend negotiations aiming at the acquisition of the controlling interest of BANESTES S.A. - Banco do Estado do Espírito Santo by BB.

e) Besc – Approval by Bacen

The Central Bank of Brazil (Bacen) informed that its Collegial Board, by means of a decision on 1.23.2009, approved the merger, by Banco do Brasil, of Banco do Estado de Santa Catarina S.A. - Besc and of Besc S.A. Crédito Imobiliário - Bescri, through the conversion of all their equity and consequent winding up, with Banco do Brasil (merging company) acting as their successor in all rights and obligations.

f) Visanet Public Offering and other events

On 6.30.2009, Banco do Brasil announced the sale of shares representing 7.05% of the capital stock of Companhia Brasileira de Meios de Pagamento - Visanet Brasil, an affiliate of BB Banco de Investimento S/A

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

(BB-BI). With the sale BB recorded revenue in the amount of R$ 1,415 million, before taxes, in the second quarter of 2009. The total sum of R$ 676 million, before taxes, will also be accounted for in the 2nd quarter, as expense of provision in addition to the minimum criteria established by Resolution 2682/99.

To supplement the Public Announcement made on 6.30.2009, Banco do Brasil informed that upon the conclusion of the Public Offering of Secondary Distribution of Visanet Brasil, its coordinators exercised the Supplementary Share Option (greenshoe). As a result, the quantity sold by BB-BI in the greenshoe exercise was 14,330,229 shares, at the price of R$ 15,00 per share, which will represent, in the balance sheet of Banco do Brasil for the 3rd quarter of 2009, a positive impact of approximately R$ 200 million before taxes.

BB Banco de Investimento S,A, (BB-BI)
Initial situation		Shares traded		Final situation
Quantity	% interest	Public Offering of Shares	Greenshoe	Quantity	% interest
431,665,222	31.63	96,217,259	14,330,229	321,117,734	23.53

g) Partnership of Banco do Brasil with American Express for issuance of cards

On 6.18.2009, Banco do Brasil and American Express announced a partnership for the issuance of credit cards geared towards the high income segment. Banco do Brasil expects to issue 100 thousand cards by the end of the year. Under the agreement signed, the Bank will be responsible for all the stages involved in the issuance of the cards – including credit analysis, delivery of consumer service and marketing strategy. The Bank will also be in charge of the authorization, invoicing, credit management and risks and accounting.

h) Foreign interest and ADR (American Depositary Receipts)

Presidential Decrees were signed on 9.16.2009 that allow the raising of the limit of interest of foreigners in the capital of Banco do Brasil from 12.5% to 20% and authorize the issuance of ADR (American Depositary Receipts) backed by common shares of Banco do Brasil.

On December 2, 2009 the launch of the Level I ADR program took place. Trading takes place by means of Over-the-Counter – OTC transactions, with Bank of New York Mellon as the depositary bank. The receipts were issued and started to be traded as of that day. The rate of one ADR for one common BBAS3 share was considered.

i) Corporate Reorganization Insurance Activities

Banco do Brasil organized the corporate reorganization of its insurance activities area on 10.6.2009. The reorganization consists of (i) the establishment of two wholly-owned subsidiaries – BB Seguros Participações S.A. (BB Seguros) and BB Aliança Participações S.A. (BB Aliança) -, non-financial companies, both directly connected to BB; and (ii) the partial spin-off, effective as from September 30, 2009, of the wholly-owned subsidiary BB Banco de Investimento S.A. (BB BI) followed by transfer of the spun-off assets to BB Seguros and to BB Aliança.

As a consequence of the reorganization, BB Aliança will be the owner of 100% of the shares of Cia. de Seguros Aliança do Brasil. BB Seguros becomes the holder of the following interests:

Company	% – Total Capital	Type of Shares
		% – ON	% PN
Brasilprev Seguros e Previdência S.A.	49.99	49.99	–
Brasilveículos Companhia de Seguros	70.00	40.00	100.00
Brasilcap Capitalizações S.A.	49.99	49.99	–
Brasilsaúde Companhia de Seguros	49.92	49.92	–

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

Moreover, BB filed a Letter of Intent without binding effect at Sul América S.A. on 10.6.2009, expressing its interest in acquiring, through BB Seguros, all the shares held by SulAmerica in Brasilveículos, representing 60% of the common shares and 30% of the total capital stock. As concerns the company Brasilsaúde, both BB and SulAmerica expressed interest in reviewing its business model and its corporate structure.

In addition, Banco do Brasil and the Spanish Insurer Group Mapfre signed a Protocol of Intentions on the same date, aiming to form a strategic alliance for the development, in the Brazilian market, of the risk insurance businesses, in the people, non-life and automotive insurance segments, an alliance that will benefit from the existing structures and capacities of BB and of Mapfre.

j) Corporate Restructuring BrasilPrev and BrasilCap

On October 27, 2009 pursuant to the corporate reorganization in the insurance business, Banco do Brasil announced that BB Seguros Participações S.A (BB Seguros), a wholly owned subsidiary of Banco do Brasil, and Principal Financial Group (Principal) entered into a Memorandum of Understanding aimed at reviewing their partnership in developing and marketing open-ended private pension plans in Brazil. Banco do Brasil and Principal also informed that it is in their common interest to start discussions with a view to acquiring the private pension portfolios marketed by Mapfre Nossa Caixa.

On January 6, 2010 Banco do Brasil announced that BB Seguros Participações S.A. (BB Seguros) and Grupo Icatu (Icatu), entered into a Memorandum of Understanding with a view to forming a strategic alliance in the Brazilian market to develop and sell capitalization products.

Once the strategic alliance is reviewed, the Company will consolidate its leadership in capitalization, going on from 22.6% to 30.6% of its market share. Brasilcap and Grupo Icatu had revenues in the region of R$ 2.8 billion for the first eleven months of 2009.

Icatu is a leader among companies not connected to retail banks in the capitalization market. After 18 years in the market, it serves over 3.2 million people by means of different lines in its activity. During the last five years it paid out R$ 240 million in capitalization prizes.

k) IRB – Negotiations for Acquisition of Equity Interest

On 10.15.2009 Banco do Brasil communicated that it has agreed to start negotiations without binding effect, aiming at the acquisition of equity interest in IRB-Brasil Re S.A., in compliance with the current regulations and the terms inherent to operations of this nature, notably the obtainment of the necessary prior authorizations.

l) Funding Perpetual Bonuses

Banco do Brasil concluded the pricing of overseas funding of perpetual bonuses, in the amount of US$ 1.5 billion, on October 2009. The bonuses are of the “junior class, non-cumulative subordinated perpetual” type, and pay 8.5% per year in half-yearly coupons.

Given the characteristics of subordination of that broadcast, the Bank of Brazil Bank pleaded with the framework of the amount raised as Tier I Capital, for the calculation of the index of Basel. On 02.08.2010, the Central Bank considered the issue qualifies as Tier I Capital as of December 2009.

m) Overseas Funding

In January 2010 Banco do Brasil contracted funding to the sum of US$ 1 billion by means of securities issued overseas, of which US$ 500 million with 4.5% p.a. coupons in five-year papers, and an additional US$ 500 million with 6.0% p.a. coupons in ten-year paper. Banco do Brasil will allocate funds to grant credit, in particular to finance foreign trade transactions. These transactions are not of a subordinated nature and are not considered in the BIS Ratio.

Banco do Brasil S.A. Notes to Financial Statements	For the years ended December 31, 2008 and 2009

n) Start of Studies for the Initial Public Offering

On November 27, 2009 Banco do Brasil and the National Treasury put in place studies to examine the feasibility and convenience of undertaking a primary or secondary share public offering, maintaining the Union’s shareholding under conditions to be detailed and disclosed in due time, as provided for in legislation.

o) Management of Investment Funds

At the end of December, 2009, BB Gestão de Recursos – Distribuidora de Títulos e Valores Mobiliários S.A. – wholly-owned subsidiary of Banco do Brasil S.A., exhibited a portfolio of R$ 306.7 billion, with R$ 296 billion in investment funds (444 investment funds) and R$ 10.7 billion in managed portfolios (20 managed funds).

p) Consortium funds

	12.31.2009	12.31.2008
Forecast of funds receivable from consortium members	45,856	42,545
Obligations of the group for contributions	2,383,273	1,686,029
Consortium – goods to granted	2,177,640	1,549,538

(In Units)
Number of groups managed	316	334
Number of active consortium members	140,860	130,940
Number of goods delivered to consortium winners	21,450	21,832
Number of goods in the period	31,164	45,888

q) Shares on the market

BB shares	Number	%
On the market as of 12.31.2009(1)	562,527,754	21.89%
Total	2,569,860,512	100.00%

(1) Pursuant to Law 6404/76 and the Bovespa New Market regulations

Banco do Brasil S.A.

Financial statements

December 31, 2008 and 2007

Contents

Independent auditors’ report	214 - 215

Balance sheets	216 -219

Statements of income	220

Statements of changes in stockholders’ equity	221

Statements of cash flows	223

Statement of added value	224

Notes to the financial statements	225 - 321

Independent auditors’ report

To

The Board of Directors, Shareholders, and Management

Banco do Brasil S.A.

Brasília – DF

1.	We have examined the balance sheet of Banco do Brasil S.A. (Individual) and the consolidated balance sheet of Banco do Brasil S.A. and its subsidiaries (Consolidated) as of December 31, 2008 and the related statements of income, changes in shareholders’ equity, and changes in cash flows and in added value, which are the responsibility of its management. Our responsibility is to express an opinion on these financial statements. The financial statements of the indirect subsidiaries, Brasilcap Capitalização S.A., Brasilsaúde Companhia de Seguros, Brasilveículos Companhia de Seguros, Brasilprev Seguros e Previdência S.A., Companhia Brasileira de Meios de Pagamento, Companhia Brasileira de Soluções e Serviços, Neoenergia S.A. (Note 5) and of certain foreign branches, were examined by other independent auditors. Thus, our opinion on the balances of the investments aforementioned and of the respective income arising from the application of the equity pick-up method, which totaled R$ 1,787 million and R$ 987 million, respectively, as well as on the balances from the foreign branches aforementioned, whose assets, shareholders’ equity and net income totaled R$ 2,355 million, R$ 394 million and R$ 52 million, respectively, are based on the reports issued by those independent auditors. Additionally, the net assets used in the calculation of the Retirement and Pension Plan (Note 29), were examined by other independent auditors and our evaluation, with respect to these net assets, is based on the report issued by those independent auditors.

2.	Our examination was conducted in accordance with auditing standards generally accepted in Brazil and included: (a) planning of the audit work, considering the materiality of the balances, the volume of transactions and the accounting systems and internal accounting controls of the Bank; (b) verification, on a test basis, of the evidence and records which support the amounts and accounting information disclosed; and (c) evaluation of the most significant accounting policies and estimates adopted by Management of the Bank and its subsidiaries, as well as the presentation of the financial statements taken as a whole.

3.	In our opinion, based on our examination and on the reports of other independent auditors, as referred to in the first paragraph, the aforementioned financial statements represent fairly, in all material respects, the financial position of Banco do Brasil S.A. (Individual) and Banco do Brasil S.A. and its subsidiaries (Consolidated) as of December 31, 2008, and the results of their operations, changes in shareholders’ equity and changes in cash flows and the added value in their operations for the year then ended, in conformity with accounting practices adopted in Brazil.

4.	The financial statements of Banco do Brasil (Individual and Consolidated) for the year ended December 31, 2007, which comprise the balance sheet and the statements of income, of changes in shareholders’ equity and changes in financial position, in addition to the supplementary information comprising the statements in cash flows and in added value, were examined by us and we issue a nonqualified opinion as of February 22, 2008. As per Note 3, the accounting practices in Brazil were altered as from January 1, 2008. The financial statements for the year ended December 31, 2007, which are presented in jointly with the financial statements for the year ended December 31, 2008, were prepared in accordance with the accounting practices adopted and effective in Brazil up to December 31, 2007 and, as permitted by Technical Pronouncement CPC 13 – Initial Adoption of Law 11638/07 and of MP 449/08, they are not being represented with adjustments for the changes in accounting policies for comparison purposes between the years.

5.

The Bank has recorded in its assets the amount of R$ 7,793 million (R$ 2,268 million as of December 31, 20007) corresponding to the surplus of PREVI – Retirement and Pension Plan (Note 29), which was determined based on criteria established by the Bank’s management which are considered adequate in the circumstance. These criteria incorporate long-term estimates and assumptions of actuarial and financial nature. Therefore, the inaccuracies inherent in the process of using estimates and assumptions may result in differences between the amount recorded and the amount effectively realized. Additionally, the realization of the aforementioned assets is conditioned to the fulfillment of the requirements established in the regulations in force (Supplementary Laws 108/01 and 109/01 and CGPC Resolution 26/08).

6.	As described in Note 25(a), the Bank recorded assets of R$ 16,470 million as of December 31, 2008 (R$ 13,811 million as of December 31, 2007), corresponding to income tax and social contribution tax credits, whose realization and maintenance are contingent on the future generation of taxable income and adherence to the rules established by Resolutions 3059/02 and 3355/06, issued by the Brazilian Monetary Council.

February 18, 2009

KPMG Auditores Independentes

CRC 2SP014428/O-6-F-DF

Francesco Luigi Celso	José Claudio Costa
Accountant CRC 1SP175348/O-5-S-DF	Accountant CRC 1SP167720/O-1-S-DF

Banco do Brasil S.A. Financial Statements In thousands of reais	For the years ended December 31, 2007 and 2008

BALANCE SHEET

		BB-Domestic and Foreign Branches		BB-Consolidated
Assets		12.31.2008	12.31.2007	12.31.2008	12.31.2007

Current Assets		314,741,908	217,823,658	299,827,551	207,313,492

Available Funds	(Note 7)	5,375,268	4,341,294	5,544,850	4,352,040

Short-term interbank investments	(Note 8a)	127,830,542	58,668,166	107,237,194	47,162,629

Money market		95,151,703	43,277,459	95,159,368	43,203,104
Interbank deposits		32,678,839	15,390,707	12,077,826	3,959,525

Securities and derivative financial instruments
Derivatives	(Note 9)	36,928,147	28,774,645	42,434,002	29,936,735

Own portfolio		24,194,172	18,514,865	29,695,948	19,677,617
Subject to repurchase agreements		8,571,019	8,292,958	8,576,649	8,292,444
Deposits with the Brazilian Central Bank		1,810,537	712,058	1,810,537	712,058
Pledged in guarantee		272,710	443,059	272,710	443,059
Derivative financial instruments		1,991,009	811,705	1,990,488	811,557

Interbank Accounts		21,206,709	33,398,532	21,286,986	33,445,089

Payments and receipts pending settlement		178,205	1,036,838	178,230	1,036,876
Restricted deposits
Brazilian Central Bank deposits		20,823,562	32,246,981	20,882,124	32,278,010
National Treasury – rural credits receivable		10,826	17,406	10,826	17,406
National Housing Financing System (SFH)		61,217	1,680	61,217	1,680
Interbank onlendings		325	–	325	–
Correspondent banks		132,574	95,627	154,264	111,117

Interdepartmental accounts		228,102	188,005	228,102	188,005

Internal transfers of funds		228,102	188,005	228,102	188,005

Loan operations	(Note 10)	81,328,473	66,101,738	78,872,784	66,216,171

Loan operations
Public sector		10,100,593	849,442	7,363,384	854,198
Private sector		77,062,023	70,070,514	77,363,963	70,303,187
(Allowance for loan losses)		(5,834,143)	(4,818,218)	(5,854,563)	(4,941,214)

Lease operations	(Note 10)	5,697	436	1,235,592	46

Lease and sublease receivables
Public sector		36,670	53,792	36,670	53,792
Private sector		–	20	1,902,574	445,782
(Unearned income from lease operation)		(30,973)	(53,376)	(672,508)	(484,947)
(Allowance for lease losses)		–	–	(31,144)	(14,581)

Other receivables		41,087,222	23,488,569	42,070,999	23,147,804

Receivables on guarantees honored		24,135	49,010	24,135	49,010
Foreign exchange portfolio	(Note 12a)	20,913,621	9,022,874	20,913,621	9,022,874
Income receivable		1,038,371	909,475	384,803	340,626
Negotiation and intermediation of securities		78,896	29,271	345,819	259,466
Specific operations	(Note 11a)	1,701	–	1,701	–
Special operations		28	575	28	575
Insurance, pension plan and capitalization		–	–	440,611	–
Sundry	(Note 11b)	19,854,665	13,997,305	20,799,150	13,999,740
(Provision for other losses)		(824,195)	(519,941)	(838,869)	(524,487)

Other assets		751,748	2,862,273	917,042	2,864,973

Investments		3	3	3	3
Other assets	(Note 13)	259,231	261,363	308,329	262,425
(Provision for devaluations)	(Note 13)	(154,360)	(151,307)	(170,297)	(152,023)
Prepaid expenses		646,874	2,752,214	779,007	2,754,568

		BB-Domestic and Foreign Branches		BB-Consolidated
ASSETS		12.31.2008	12.31.2007	12.31.2008	12.31.2007

NON CURRENT ASSETS		206,335,422	157,968,767	221,445,266	159,896,783

LONG-TERM RECEIVABLES		195,304,335	151,439,220	211,933,629	153,592,795

Interbank Investments	(Note 8a )	11,442,051	3,776,730	12,171,103	3,961,278

Money market		–	188,172	242	188,172
Interbank deposits		11,442,051	3,588,558	12,170,861	3,773,106

Securities and derivative financial instruments
Derivatives	(Note 9)	35,282,339	44,230,436	44,474,572	45,263,866

Own portfolio		7,465,983	19,153,434	16,651,310	20,082,585
Subject to repurchase agreements		14,061,216	20,218,635	14,061,216	20,311,742
Deposits with the Brazilian Central Bank		12,196,175	4,233,264	12,196,175	4,238,176
Pledged in guarantee		1,361,095	287,268	1,367,991	293,400
Derivative financial instruments		286,570	337,835	285,550	337,963

Interbank accounts		274	–	274	–

Interbank transfers		274	–	274	–

Loan operations	(Note 10)	108,363,702	71,890,399	112,008,779	72,600,655

Loan operations
Public sector		2,252,271	1,602,721	5,108,083	1,617,896
Private sector		113,314,407	75,325,924	114,225,218	76,021,108
(Allowance for loan losses)		(7,202,976)	(5,038,246)	(7,324,522)	(5,038,349)

Lease operations	(Note 10)	2,805	214	1,731,979	31,667

Lease and sublease receivables
Public sector		18,061	26,494	18,061	26,494
Private sector		–	13	2,922,917	582,531
(Unearned income from lease operation)		(15,256)	(26,293)	(1,169,012)	(568,984)
(Allowance for lease losses)		–	–	(39,987)	(8,374)

Other receivables		39,910,781	31,541,441	41,207,799	31,735,329

Receivables on guarantees honored		47,038	–	47,038	–
Income receivable		32,505	31,360	28,242	31,360
Negotiation and intermediation of securities		–	–	691	–
Specific credits	(Note 11a )	844,186	756,879	844,186	756,879
Insurance, pension plan and capitalization		–	–	12	–
Sundry	(Note 11b )	39,510,751	31,118,274	40,825,473	31,318,749
(Provision for other losses)		(523,699)	(365,072)	(537,843)	(371,659)

Other assets		302,383	–	339,123	–

Prepaid expenses		302,383	–	339,123	–

PERMANENT ASSETS		11,031,087	6,529,547	9,511,637	6,303,988

Investments		3,232,919	3,028,254	966,237	1,367,860

Investments in subsidiary and associated companies	(Nota 26)
Domestic		2,185,853	2,257,083	163,276	1,316,001
Foreign		1,012,214	733,684	–	–
Other investments		89,088	87,271	870,707	115,436
(Provision for losses)		(54,236)	(49,784)	(67,746)	(63,577)

Land and buildings in use	(Nota 14)	3,178,471	2,842,907	3,338,941	2,843,549

Land and buildings in use		2,488,354	2,349,499	2,668,282	2,349,499
Other property and equipment in use		5,263,162	4,589,142	5,610,352	4,594,348
(Accumulated depreciation)		(4,573,045)	(4,095,734)	(4,939,693)	(4,100,298)

Applications in fixed assets for leasing	(Nota 14)	45,603	77,826	3,869	1,506,528

Leased assets		99,260	137,666	8,215	1,936,813
(Accumulated depreciation)		(53,657)	(59,840)	(4,346)	(430,285)

Intangible	(Nota 15)	4,040,645	–	4,598,248	–

Intangible Assets		4,042,847	–	4,600,450	–
(Accumulated amortization)		(2,202)	–	(2,202)	–

Deferred charges		533,449	580,560	604,342	586,051

Organization and expansion costs		1,675,713	1,472,388	1,845,801	1,490,090
(Accumulated amortization)		(1,142,264)	(891,828)	(1,241,459)	(904,039)

Total		521,077,330	375,792,425	521,272,817	367,210,275

			BB-Domestic and Foreign Branches		BB-Consolidated
L I A B I L I T I E S / S T O C K H O L D E R S’ E Q U I T Y			12.31.2008	12.31.2007	12.31.2008	12.31.2007

CURRENT LIABILITIES			393,358,223	298,388,233	378,152,751	289,570,938

Deposits	(Nota 16a	)	224,785,452	174,980,854	212,058,474	168,905,946

Demand deposits			51,865,142	51,294,823	51,949,022	51,310,832
Savings deposits			54,965,370	45,839,494	54,965,370	45,839,494
Interbank deposits			15,804,085	8,373,560	3,136,771	2,071,567
Time deposits			101,907,587	69,154,824	101,764,043	69,365,900
Sundry			243,268	318,153	243,268	318,153

Deposits received under security repurchase agreements	(Nota 16c	)	87,448,258	64,661,314	86,501,235	64,178,518

Own portfolio			21,311,721	25,215,288	20,962,640	25,217,583
Third-party portfolio			66,136,537	39,446,026	65,538,595	38,960,935

Funds from acceptance and issue of securities			835,076	40,929	1,167,593	520,475

Mortgage Notes			–	–	248,155	–
Foreign securities			835,076	40,929	919,438	520,475

Interbank accounts			21,152	11,560	21,161	11,626

Receipts and payments pending settlement			772	2,090	781	2,156
Correspondent banks			20,380	9,470	20,380	9,470

Interdepartmental accounts			2,495,853	2,427,885	2,495,853	2,427,887

Third-party funds in transit			2,495,480	2,310,930	2,495,480	2,310,930
Internal transfers of funds			373	116,955	373	116,957

Borrowings			9,223,333	3,862,160	5,845,958	1,306,761

Domestic borrowings – Official institutions			2,750,087	–	2,750,087	–
Domestic borrowings – other institutions			–	–	109,115	–
Foreign borrowings	(Nota 18a	)	6,473,246	3,862,160	2,986,756	1,306,761

Local onlendings – official institutions	(Nota 18b	)	13,738,050	11,685,969	13,749,287	11,694,471

National Treasury			3,485,066	3,185,270	3,485,066	3,185,270
National Bank for Economic and Social Development (BNDES)			6,365,619	3,659,552	6,365,619	3,659,552
National Industrial Financing Authority (FINAME)			2,688,728	4,118,439	2,699,965	4,126,769
Other institutions			1,198,637	722,708	1,198,637	722,880

Foreign onlendings			3,143,690	678,844	95	95

Foreign onlendings			3,143,690	678,844	95	95

Derivative financial instruments	(Nota 9b	)	3,159,952	1,730,992	3,155,962	1,730,581

Derivative financial instruments			3,159,952	1,730,992	3,155,962	1,730,581

Other liabilities			48,428,039	38,307,726	53,078,796	38,794,578

Collection and payment of taxes and social contributions			232,192	231,542	252,368	233,061
Foreign exchange portfolio	(Nota 12a	)	15,870,660	6,609,253	15,964,485	6,609,253
Social and statutory			1,816,963	848,242	1,838,048	849,749
Taxes and social security contributions	(Nota 20c	)	13,342,332	12,181,725	14,345,530	12,593,069
Negotiation and intermediation of securities			345,799	505,443	376,629	240,720
Technical provisions – insurance, pension plan and capitalization	(Nota 21a	)	–	–	3,321,909	–
Financial and development funds	(Nota 20a	)	428,517	280,504	428,517	280,504
Hybrid capital and debt instruments			17,696	–	16,817	–
Sundry	(Nota 20e	)	16,373,880	17,651,017	16,534,493	17,988,222

		BB-Domestic and Foreign Branches		BB-Consolidated
L I A B I L I T I E S / S T O C K H O L D E R S’ E Q U I T Y		12.31.2008	12.31.2007	12.31.2008	12.31.2007

NON CURRENT LIABILITIES		97,781,857	53,142,096	113,182,816	53,377,241

LONG-TERM LIABILITIES		97,560,335	53,019,347	113,182,920	53,254,492

Deposits	(Nota 16a)	51,656,948	16,757,000	58,782,622	19,376,542

Interbank deposits		3,802,500	453,380	10,928,174	3,072,922
Time deposits		47,854,448	16,153,901	47,854,448	16,153,901
Others deposits		–	149,719	–	149,719

Deposits received under security repurchase agreements	(Nota 16c)	4,631,397	8,091,595	4,629,129	8,091,595

Own portfolio		966,524	2,908,626	964,256	2,908,627
Third-party portfolio		3,664,873	5,182,969	3,664,873	5,182,968

Funds from acceptance and issue of securities		365,451	319,534	2,311,307	776,683

Debentures		–	–	21,020	–
Foreign Securities		365,451	319,534	2,290,287	776,683

Borrowings		5,294,568	1,787,974	1,780,855	1,526,609

Foreign borrowings	(Nota 18a)	5,294,568	1,787,974	1,780,855	1,526,609

Local onlendings – official institutions	(Nota 18b)	8,671,278	5,780,450	8,687,137	5,792,756

National Bank for Economic and Social Development (BNDES)		4,802,134	5,053,666	4,802,134	5,053,666
National Industrial Financing Authority (FINAME)		3,869,144	726,784	3,884,811	739,090
Other institutions		–	–	192	–

Foreign onlendings		294,422	2,520,719	97,984	382

Foreign onlendings		294,422	2,520,719	97,984	382

Derivative financial instruments	(Nota 9b)	739,108	215,561	739,098	216,120

Derivative financial instruments		739,108	215,561	739,098	216,120

Other liabilities		25,986,531	17,546,514	36,233,125	17,473,805

Taxes and social security contributions	(Nota 20c)	2,315,952	–	3,224,798	132,288
Negotiation and intermediation of securities		1,784,041	459,059	24,843	1,910
Technical provisions – insurance, pension plan and capitalization	(Nota 21a)	–	–	9,353,318	–
Financial and development funds	(Nota 20a)	2,029,282	1,836,432	2,029,282	1,836,432
Special operations		2,334	2,344	2,335	2,344
Subordinated debt	(Nota 20d)	11,772,177	10,017,970	11,772,177	10,012,083
Hybrid capital and debt instruments		1,168,461	898,934	1,168,461	893,779
Sundry	(Nota 20e)	6,914,284	4,331,775	8,657,911	4,594,969

DEFERRED INCOME		221,522	122,749	–	122,749

MINORITY INTEREST IN SUBSIDIARIES		–	–	(104)	–

STOCKHOLDERS’ EQUITY	(Nota 23)	29,937,250	24,262,096	29,937,250	24,262,096

Capital		13,779,905	13,211,644	13,779,905	13,211,644

Domestic		12,458,740	13,165,797	12,458,740	13,165,797
Foreign		1,321,165	45,847	1,321,165	45,847

Capital reserves		5,188	34	5,188	34

Revaluation reserves		7,286	5,909	7,286	5,909

Revenue reserves		15,977,333	10,694,707	15,977,333	10,694,707

Assets Valuation Adjustments		198,729	349,802	198,729	349,802

Treasury Shares		(31,191)	–	(31,191)	–

Total		521,077,330	375,792,425	521,272,817	367,210,275

The accompanying notes are na integral part of these financial statements

Banco do Brasil S.A.
Financial Statements
In thousands of reais	For the years ended December 31, 2007 and 2008

STATEMENT OF INCOME

			BB-Domestic and Foreign Branches			BB-Consolidated
			2º Sem/2008	2008	2007	2º Sem/2008	2008	2007

INCOME FROM FINANCIAL INTERMEDIATION			33,814,442	55,348,356	40,227,229	34,718,432	57,115,713	40,773,097

Loans	(Note 10b	)	19,273,251	33,031,551	25,032,214	19,309,959	33,220,577	25,261,272
Leases	(Note 10b	)	25,405	54,241	67,326	733,766	1,165,857	691,754
Securities			14,177,012	21,165,973	12,942,859	13,867,929	20,692,255	12,631,887
Derivative financial instruments			(1,136,208)	(1,282,975)	176,126	(1,137,327)	(1,283,280)	175,287
Foreign exchange, net	(Note 12b	)	461,820	469,764	392,226	453,315	464,154	396,419
Compulsory deposits			1,013,162	1,909,802	1,616,478	1,013,162	1,909,802	1,616,478
Insurance, pension plans and capitalization	(Note 21e	)	–	–	–	477,628	946,348	–

EXPENSES FROM FINANCIAL INTERMEDIATION			(28,792,677)	(42,993,211)	(25,240,221)	(29,453,849)	(44,296,320)	(25,618,358)

Deposits and funds obtained in the money market	(Notes 17a e 17b	)	(15,499,451)	(25,542,519)	(17,824,728)	(15,500,109)	(25,531,725)	(17,796,675)
Borrowings and onlendings			(8,046,191)	(8,853,265)	(1,707,773)	(7,876,553)	(8,684,551)	(1,644,916)
Leases			(21,850)	(46,577)	(54,030)	(528,367)	(852,352)	(499,349)
Insurance, pension plans and capitalization	(Note 21e	)	–	–	–	(290,339)	(621,884)	–
Allowance for loan losses	(Notes 10f e 10g	)	(5,225,185)	(8,550,850)	(5,653,690)	(5,258,481)	(8,605,808)	(5,677,418)

GROSS FINANCIAL INTERMEDIATION INCOME			5,021,765	12,355,145	14,987,008	5,264,583	12,819,393	15,154,739

OTHER OPERATING INCOME/EXPENSES			1,168,357	(1,231,461)	(7,988,157)	1,295,789	(1,149,919)	(7,881,332)

Banking service fees	(Note 22a	)	3,433,455	6,806,077	6,450,122	4,597,386	9,088,792	7,323,477
Banking Fees	(Note 22b	)	1,392,948	2,721,886	2,578,145	1,393,111	2,722,001	2,578,145
Personnel expenses	(Note 22c	)	(4,643,818)	(8,580,242)	(9,085,899)	(4,806,901)	(8,870,069)	(9,161,077)
Other administrative expenses	(Note 22d	)	(3,933,317)	(7,375,501)	(6,666,821)	(4,253,372)	(7,917,260)	(6,735,444)
Tax Expenses	(Note 22e	)	(1,235,376)	(2,222,744)	(1,972,940)	(1,463,704)	(2,634,872)	(2,063,721)
Equity in the (earnings)/loss of subsidiary and associated companies	(Note 26)		2,005,171	3,028,642	791,373	1,205,024	1,394,233	153,501
Insurance, pension plan and capitalization	(Note 21e	)	–	–	–	571,344	892,415	–
Other operating income	(Note 22f	)	8,086,082	11,245,922	4,911,762	8,410,554	11,780,014	5,023,572
Other operating expenses	(Note 22g	)	(3,936,788)	(6,855,501)	(4,993,899)	(4,357,653)	(7,605,173)	(4,999,785)

OPERATING INCOME			6,190,122	11,123,684	6,998,851	6,560,372	11,669,474	7,273,407

NON-OPERATING INCOME	(Note 22h	)	30,517	100,991	266,133	109,874	412,544	280,968

Income			82,836	191,448	348,360	209,027	561,088	365,905
Expenses			(52,319)	(90,457)	(82,227)	(99,153)	(148,544)	(84,937)

PROFIT BEFORE TAXATION AND PROFIT SHARING			6,220,639	11,224,675	7,264,984	6,670,246	12,082,018	7,554,375

INCOME TAX AND SOCIAL CONTRIBUTION ON NET INCOME	(Note 24)		(795,648)	(1,298,239)	(1,560,509)	(1,237,791)	(2,145,116)	(1,847,035)

Income tax			(1,954,788)	(2,926,234)	(2,003,139)	(2,329,991)	(3,608,692)	(2,234,953)
Social contribution on net income			(1,196,265)	(1,810,802)	(730,464)	(1,349,866)	(2,081,175)	(810,989)
Deferred tax credits			2,355,405	3,438,797	1,173,094	2,442,066	3,544,751	1,198,907

PROFIT SHARING			(613,699)	(1,123,567)	(646,356)	(621,198)	(1,134,068)	(649,221)

MINORITY HOLDINGS IN SUBSIDIARIES			–	–	–	35	35	–

NET INCOME			4,811,292	8,802,869	5,058,119	4,811,292	8,802,869	5,058,119

Number of shares			2,568,186,485	2,568,186,485	2,475,949,269	2,568,186,485	2,568,186,485	2,475,949,269
(Treasury Shares)			(1,150,365)	(1,150,365)	–	(1,150,365)	(1,150,365)	–
Total shares used in calculation of earnings per share			2,567,036,120	2,567,036,120	2,475,949,269	2,567,036,120	2,567,036,120	2,475,949,269
Net income per share			1.87	3.43	2.04	1.87	3.43	2.04

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A.
Financial Statements
In thousands of Reais	For the years ended December 31, 2007 and 2008

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

EVENTS	Capital Realized	Capital Reserves			Revaluation Reserves in Subsidiary and Associated Companies	Revenue Reserves			Assets Valuation Adjustments		Retained Earnings	Treasury shares	Total
		Donations	Earnings on treasury shares sale	Goodwill or shares subscription		Legal Reserves	Statutory Reserves	Expansion Reserves	Bank	Subsidiary and associated companies
Balances at 12.31.2006	11,912,895	–	355,638	–	6,597	1,095,866	1,794,058	5,210,866	133,882	248,356	–	–	20,758,158
Increase on capital with reserves	797,798	–	(355,638)	–	–	–	–	(442,160)	–	–	–	–	–
Increase on capital	500,951	–	–	–	–	–	–	–	–	–	–	–	500,951
Adjustments to market value	–	–	–	–	–	–	–	–	(174,012)	109,803	–	–	(64,209)
Tax effect on adjustments	–	–	–	–	–	–	–	–	64,496	(32,723)	–	–	31,773
Prescribed dividends	–	–	–	–	–	–	–	–	–	–	782	–	782
Other events	–	–	–	–	–	–	–	–	–	–	–	–	–
Revaluations in subsidiary and associated companies	–	–	–	–	(264)	–	–	–	–	–	–	–	(264)
Realization of revaluation reserves in subsidiary and associated companies	–	–	–	–	(424)	–	–	–	–	–	424	–	–
Donations	–	34	–	–	–	–	–	–	–	–	–	–	34
Net income for the period	–	–	–	–	–	–	–	–	–	–	5,058,119	–	5,058,119
Apropriantions	–	–	–	–	–	–	–	–	–	–	–	–	–
Reserves	–	–	–	–	–	252,906	3,237,860	–	–	–	(3,490,766)	–	–
Dividends	–	–	–	–	–	–	(454,689)	–	–	–	(230,508)	–	(685,197)
Interest on own capital	–	–	–	–	–	–	–	–	–	–	(1,338,051)	–	(1,338,051)
Balances at 12.31.2007	13,211,644	34	–	–	5,909	1,348,772	4,577,229	4,768,706	24,366	325,436	–	–	24,262,096
Changes in the period	1,298,749	34	(355,638)	–	(688)	252,906	2,783,171	(442,160)	(109,516)	77,080	–	–	3,503,938
Balances at 06.30.2008	13,211,644	5,188	–	–	5,760	1,548,351	6,773,352	4,768,706	(80,984)	138,975	–	–	26,370,992
Increase on capital	568,261	–	–	–	–	–	–	–	–	–	–	–	568,261
Aquisição de ações em tesouraria	–	–	–	–	–	–	–	–	–	–	–	(31,191)	(31,191)
Ajustments to market value	–	–	–	–	–	–	–	–	78,288	86,752	–	–	165,040
Tax effect on adjustments	–	–	–	–	–	–	–	–	(28,726)	4,424	–	–	(24,302)
Prescribed dividends	–	–	–	–	–	–	–	–	–	–	8	–	8
Other events	–	–	–	–	–	–	–	–	–	–	–	–	–
Revaluations in subsidiary and associated companies	–	–	–	–	1,667	–	–	–	–	–	–	–	1,667
Realization of revaluation reserves in subsidiary and associated companies	–	–	–	–	(141)	–	–	–	–	–	141	–	–
Donations	–	–	–	–	–	–	–	–	–	–	–	–	–
Net income for the semester	–	–	–	–	–	–	–	–	–	–	4,811,292	–	4,811,292
Apropriantions	–	–	–	–	–	–	–	–	–	–	–	–	–
Reserves	–	–	–	–	–	240,565	2,987,212	–	–	–	(3,227,777)	–	–
Dividends	–	–	–	–	–	–	(340,853)	–	–	–	(767,369)	–	(1,108,222)
Interest on own capital	–	–	–	–	–	–	–	–	–	–	(816,295)	–	(816,295)
Balances at 12.31.2008	13,779,905	5,188	–	–	7,286	1,788,916	9,419,711	4,768,706	(31,422)	230,151	–	(31,191)	29,937,250
Changes in the semester	568,261	–	–	–	1,526	240,565	2,646,359	–	49,562	91,176	–	(31,191)	3,566,258

EVENTS		Capital Realized	Capital Reserves			Revaluation Reserves in Subsidiary and Associated Companies	Revenue Reserves			Assets Valuation Adjustments		Retained Earnings	Treasury shares	Total
			Donations	Earnings on treasury shares sale	Goodwill or shares subscription		Legal Reserves	Statutory Reserves	Expansion Reserves	Bank	Subsidiary and associated companies
Balances at 12.31.2007		13,211,644	34	–	–	5,909	1,348,772	4,577,229	4,768,706	24,366	325,436	–	–	24,262,096
Increase on capital	(Note 23c)	568,261	–	–	–	–	–	–	–	–	–	–	–	568,261
Treasury Shares		–	–	–	–	–	–	–	–	–	–	–	(31,191)	(31,191)
Assets Valuation Adjustments	(Note 23h)	–	–	–	–	–	–	–	–	(88,953)	(181,929)	–	–	(270,882)
Tax effect on adjustments	(Note 23h)	–	–	–	–	–	–	–	–	33,165	86,644	–	–	119,809
Prescribed dividends		–	–	–	–	–	–	–	–	–	–	620	–	620
Other events		–	–	–	–	–	–	–	–	–	–	–	–	–
Revaluations in subsidiary and associated companies		–	–	–	–	1,662	–	–	–	–	–	–	–	1,662
Realization of revaluation reserves in subsidiary and associated companies	(Note 23d)	–	–	–	–	(285)	–	–	–	–	–	285	–	–
Grants for investments by tax incentives		–	5,154	–	–	–	–	–	–	–	–	–	–	5,154
Net income for the period		–	–	–	–	–	–	–	–	–	–	8,802,869	–	8,802,869
Apropriantions		–	–	–	–	–	–	–	–	–	–	–	–	–
Reserves	(Note 23e)	–	–	–	–	–	440,144	5,753,334	–	–	–	(6,193,478)	–	–
Dividends	(Note 23f)	–	–	–	–	–	–	(910,852)	–	–	–	(1,062,069)	–	(1,972,921)
Interest on own capital	(Note 23f)	–	–	–	–	–	–	–	–	–	–	(1,548,227)	–	(1,548,227)
Balances at 12.31.2008		13,779,905	5,188	–	–	7,286	1,788,916	9,419,711	4,768,706	(31,422)	230,151	–	(31,191)	29,937,250
Changes in the period		568,261	5,154	–	–	1,377	440,144	4,842,482	–	(55,788)	(95,285)	–	(31,191)	5,675,154

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A.
Financial Statements
In thousands of Reais	For the years ended December 31, 2007 and 2008

STATEMENT OF CASH FLOW

	BB-Domestic and Foreign branches			BB-Consolidated
	2º Sem/2008	2008	2007	2º Sem/2008	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	4,811,292	8,802,869	5,058,119	4,811,292	8,802,869	5,058,119
Adjustments to Net Income	(1,401,992)	(1,212,127)	(841,825)	204,342	824,736	50,839
Depreciation and amortization	407,926	790,703	728,582	421,488	814,844	729,865
Lease depreciation	10,893	23,192	30,543	492,839	783,338	436,312
Equity in the earnings (profit)	(2,005,171)	(3,028,642)	(791,373)	(1,205,024)	(1,394,233)	(153,501)
(Profit)/loss on the disposal of property and equipment	(27,887)	(62,139)	(52,908)	(27,887)	(62,139)	(52,908)
(Profit)/loss on the disposal of investments	–	–	(169,619)	310	(17,394)	(170,147)
(Profit)/ loss on the sale of assets	(11,649)	(33,919)	(22,478)	(61,995)	(85,659)	(22,666)
(Gain)/Loss on Capital	4,590	4,215	–	(23,745)	(19,613)	–
Provision/(reversal) for devaluation of other assets	6,285	2,827	(2,456)	6,237	2,836	2,486
(Excess)/ Insufficiency of depreciation	–	–	–	–	–	(69,192)
Changes in foreign exchange	–	–	(452,371)	–	–	(574,812)
Expenses with civil, labor and tax provisions	662,870	1,037,704	–	885,176	1,312,688	–
Impairment on fixed assets	–	83,672	–	–	83,672	–
Changes in provision for Insurance, Pension Plans and Capitalization	–	–	–	(571,344)	(892,415)	–
Other adjustments	(449,849)	(29,740)	(109,745)	288,287	298,812	(74,598)
Changes
Short-term interbank investments	(16,017,875)	3,190,483	(24,660,748)	(5,208,207)	11,733,790	(22,036,208)
Securities and derivative financial instruments	(2,841,915)	794,595	(1,487,848)	(4,607,290)	(11,707,973)	(2,273,456)
Interbank and interdepartmental accounts	14,668,078	12,229,012	(6,416,175)	14,591,837	12,195,233	(6,440,316)
Loan operations	(24,814,922)	(51,700,038)	(25,423,343)	(25,323,876)	(52,064,737)	(24,959,157)
Lease operations	(6,270)	(7,852)	3,020	(2,954,812)	(2,935,858)	(20,537)
Other receivables	(22,398,545)	(25,150,728)	(4,746,719)	(24,330,526)	(28,364,814)	(4,760,069)
Other assets	3,030,853	1,808,142	(1,925,652)	2,993,022	1,608,808	(1,931,618)
Other liabilities	17,319,500	18,560,330	6,034,559	18,929,972	33,043,538	5,181,765
Change deferred income	91,897	98,773	(6,132)	(163,648)	(122,749)	(6,132)
Revaluation reserve on investments	–	–	274	–	–	274
Adjustment to market value	140,738	(151,073)	154,332	140,738	(151,073)	154,332

CASH PROVIDED/(USED IN) OPERATIONS	(27,419,161)	(32,737,614)	(54,258,138)	(20,917,156)	(27,138,230)	(51,982,164)

CASH FLOWS FROM FINANCING ACTIVITIES
Deposits	79,439,797	84,704,546	30,264,157	75,625,273	82,558,608	29,441,529
Repurchase agreements	(1,783,378)	19,326,746	22,859,418	(1,966,316)	18,860,251	22,986,723
Funds from acceptance and issue securities	628,428	840,064	(244,473)	1,453,598	2,181,742	725,146
Borrowing and onlendings	12,390,333	14,049,225	3,380,736	7,661,237	9,840,242	2,248,632
Derivative financial instruments	1,942,989	1,952,507	(1,564,506)	1,941,924	1,948,359	(1,564,704)
Capital increase – Share’s incorporation	568,261	568,261	500,952	568,261	568,261	500,952
Treasury Shares	(31,191)	(31,191)	–	(31,191)	(31,191)	–
Change in minority interest	–	–	–	(104)	(104)	–
Repatriation of funds	–	–	(752,813)	–	–	(752,813)
Dividends and bonuses proposed	(1,108,222)	(1,972,921)	(685,196)	(1,108,222)	(1,972,921)	(685,196)
Interest on own capital proposed	(816,295)	(1,548,227)	(1,338,051)	(816,295)	(1,548,227)	(1,338,051)

CASH PROVIDED/(USED IN) FINANCING ACTIVITIES	91,230,722	117,889,010	52,420,224	83,328,165	112,405,020	51,562,218

CASH FLOWS INVESTING ACTIVITIES
Dividends and interest on own capital receivable from subsidiary/associated companies	817,265	817,265	1,317,540	30,851	30,851	540,408
Disposal in assets not for own use	8,423	21,646	66,321	7,903	22,012	72,002
Disposal of property of equipment in use and leased assets	57,314	181,650	33,193	4,594,463	4,667,677	121,595
Disposal of Investments	4,086	74,084	922,432	251,514	1,166,295	926,509
Applications in assets not for own use	(13,817)	(18,970)	(36,673)	(18,724)	(67,373)	(29,568)
Applications of property of equipment in use and leased assets	(683,955)	(902,634)	(556,882)	(2,961,734)	(4,494,051)	(1,319,107)
Applications in investments	(332,334)	(278,749)	(47,584)	(27,363)	(764,672)	(87,676)
Adjustment Market Value	–	–	–	–	–	105
Expenditures in deferred charges	39,141	47,111	(261,660)	17,916	(18,291)	(201,092)
Expenditures in intangible	(4,040,645)	(4,040,645)	–	(4,598,248)	(4,598,248)	–

CASH PROVIDED/(USED IN) INVESTING ACTIVITIES	(4,144,522)	(4,099,242)	1,436,687	(2,703,422)	(4,055,800)	23,176

Net Cash Variation	59,667,039	81,052,154	(401,227)	59,707,587	81,210,990	(396,770)

At the beginning of the period	46,725,080	25,339,965	4,742,521	46,854,114	25,350,711	4,748,810
At the end of the period	106,392,119	106,392,119	4,341,294	106,561,701	106,561,701	4,352,040

Increase (decrease) in cash and cash equivalents	59,667,039	81,052,154	(401,227)	59,707,587	81,210,990	(396,770)

The accompanying notes are an integral part of these financial statements

Banco do Brasil S.A.
Financial Statement
In Thousands of Reais	For the years ended December 31, 2007 and 2008

STATEMENT OF ADDED VALUE

	BB-Domestic and foreign branches						BB Consolidated
	2º Sem/2008		2008		2007		2º Sem/2008		2008		2007
Description	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%

ADDED VALUE CALCULATION

Gross Financial Intermediation Income	5,021,765		12,355,145		14,987,008		5,264,583		12,819,393		15,154,739
Banking service fees	4,826,403		9,527,963		9,028,267		5,990,497		11,810,793		9,901,622
Other operating income/expenses	623,904		(2,194,377)		(6,020,376)		792,361		(2,035,160)		(5,981,792)
Non-Operating Income, net	30,517		100,991		266,133		109,874		412,544		280,968

Added Value	10,502,589		19,789,722		18,261,032		12,157,315		23,007,570		19,355,537

Equity in the earnings of associated companies / subsidiaries	2,005,171		3,028,642		791,373		1,205,024		1,394,233		153,501

Gross Added Value	12,507,760		22,818,364		19,052,405		13,362,339		24,401,803		19,509,038

Amortization/Depreciation	(407,926)		(790,703)		(728,582)		(421,488)		(814,844)		(729,865)

Added Value to distribute	12,099,834	100.00	22,027,661	100.00	18,323,823	100.00	12,940,851	100.00	23,586,959	100.00	18,779,173	100.00

DISTRIBUTION OF ADDED VALUE

Labor Remuneration	4,685,605	38.73	8,629,671	39.18	8,689,938	47.43	4,833,178	37.35	8,889,035	37.69	8,759,401	46.65

Salaries and fees	2,979,925		5,468,099		5,813,973		3,081,792		5,650,182		5,865,638
Benefits, social security and training	1,091,981		2,038,005		2,229,609		1,130,188		2,104,785		2,244,542
Profit sharing	613,699		1,123,567		646,356		621,198		1,134,068		649,221

Remuneration of Governments	2,602,937	21.51	4,595,121	20.86	4,575,766	24.97	3,296,416	25.47	5,895,090	24.99	4,961,653	26.42

Domestic	2,576,218	21.29	4,555,342	20.68	4,537,381	24.76	3,294,011	25.45	5,877,883	24.92	4,922,476	26.21

Social Security Contribution (INSS) on salaries	571,912		1,074,138		1,042,317		594,921		1,115,103		1,050,897
Tax Expense (except income tax and social contribution on net income)	1,231,041		2,216,008		1,967,283		1,463,417		2,632,017		2,057,538
Income Tax and Social Contribution	773,265		1,265,196		1,527,781		1,235,673		2,130,763		1,814,041
Abroad	26,719	0.22	39,779	0.18	38,385	0.21	2,405	0.02	17,207	0.07	39,177	0.21

Tax Expense (except income tax and social contribution on net income)	4,336		6,736		5,657		287		2,854		6,183
Income Tax and Social Contribution	22,383		33,043		32,728		2,118		14,353		32,994

Remuneration of Shareholders	4,811,292	39.76	8,802,869	39.96	5,058,119	27.60	4,811,257	37.18	8,802,834	37.32	5,058,119	26.93

Dividends / interest on capital of the Union	1,262,483		2,305,083		1,357,599		1,262,483		2,305,083		1,357,599
Dividends / interest on equity to other stock	662,034		1,216,065		665,648		662,034		1,216,065		665,649
Retained earnings	2,886,775		5,281,721		3,034,872		2,886,775		5,281,721		3,034,871
Minority interests in retained profits	–		–		–		(35)		(35)		–

Distributed Value	12,099,834	100.00	22,027,661	100.00	18,323,823	100.00	12,940,851	100.00	23,586,959	100.00	18,779,173	100.00

The accompanying notes are an integral part of the financial statements.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

1 – The Bank and its Operations

Banco do Brasil S.A. is a publicly listed company established under private law, with both public and private stockholders, and subject to the requirements of Brazilian corporate legislation. Its purpose is to carry out all the asset, liability and accessory banking operations, to provide banking services, intermediate and originate financial transactions in various forms, including in foreign exchange transactions and in supplementary activities, with an emphasis on insurance, private pension, capitalization, securities brokerage, administration of credit/debit cards, consortiums, investment funds and management portfolios, and the practice of any activities permitted to the institutions that are part of the National Finance System. It is also the main financial agent of the Brazilian Federal Government and is therefore required to carry out the functions attributed to it by law, specifically those of Art. 19 of Law 4595/1964.

2 – Presentation of the Financial Statements

The Financial Statements have been prepared in accordance with the accounting guidelines derived from Brazilian corporation law, and observing the rules and instructions issued by the Brazilian Central Bank (BACEN), Brazilian Securities Commission (CVM), National Council of Private Insurance (CNSP), Superintendency of Private Insurance (Susep), and National Health Care Agency (ANS).

In preparing the individual and consolidated financial statements as of 12.31.2008, the Bank adopted for the first time the alterations in the corporate legislation introduced by Law no. 11.638, approved on 12.28.2007, with the respective modifications introduced by Provisional Measure no. 449, of 12.03.2008. The adjustments related to the initial adoption are detailed in Note 3.

The preparation of financial statements in accordance with accounting practices adopted in Brazil requires that Management use discernment in the determination and recording of accounting estimates, when applicable. Significant assets and liabilities subject to these estimates and assumptions include the residual value of property, plant and equipment, allowance for loan losses and deferred income tax recorded in assets, provision for contingencies, appreciation of derivative financial instruments, and assets and liabilities relating to benefits for employees. The final amounts of transactions involving these estimates are only known upon their settlement.

They include operations of Banco do Brasil S.A. in Brazil and abroad (BB-Domestic and Foreign Branches), and the consolidated position of branches and financial and non-financial subsidiaries in Brazil and abroad, the foreign special purpose entities, as well as investments in subsidiary and associated companies, in accordance with BACEN recommendation (BB-Consolidated).

For financial statements comparative purposes, the following reclassifications were made on 2007 figures:

a) the full offsetting of accumulated tax loss carry forwards of Income Tax and Social Contribution negative basis (Note 24.c), were carried out in order to adjust to the accounting procedures/classifications adopted in 2S08, which resulted from the application of Resolution CMN 3535 of January 31, 2008. The procedure results in a balance increase in Debtors for Escrows (Note 11.b) and in Other Tax and Social Security Liabilities (Note 32.e) in the amount of R$ 9,460,032 thousand;

b) to the service fees (Note 22), aiming at compliance to Bacen Circular no. 3.288, of 11.14.2007. The procedure implies reclassification from Fee Income to Bank Fee Income in the amount of R$ 2,578,145 thousand;

The authorization for conclusion of such financial statements was given by the Executive Board of Directors, on 02.17.2009.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

The balances of foreign branches and subsidiaries included in the financial statements of BB are as follows:

	Foreign Branches		Foreign Branches and Subsidiaries
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Current assets	39,145,989	25,360,062	34,790,221	25,245,370

Non Current assets	18,306,440	11,095,224	19,019,558	11,548,977
Long-term receivables	18,262,771	11,012,903	18,949,105	11,461,163
Permanent assets	43,669	82,321	70,453	87,814
Total assets	57,452,429	36,455,286	53,809,779	36,794,347

Current liabilities	42,322,057	27,803,540	37,608,748	27,282,616

Non Current liabilities	11,601,820	6,067,153	11,661,380	6,193,453
Long-term liabilities	11,594,859	6,062,246	11,654,419	6,188,546
Deferred income	6,961	4,907	6,961	4,907
Stockholders’ equity	3,528,552	2,584,593	4,539,651	3,318,278
Total liabilities	57,452,429	36,455,286	53,809,779	36,794,347

Net income	85,330	166,624	106,573	188,526

3 – Initial Adoption of Law n.º 11,638/07 and Provisional Measure n.º 449/08

Law n.º 11,638/07 and Provisional Measure n.º 449/08 altered, revoked and introduced several provisions in the Corporation Law (Law n.º 6,404/1976), with effect from January 1, 2008. The new Law and Provisional Measure brought important alterations in rules for recognition and measuring of equity items, as well as for the presentation of financial statements.

As permitted by Technical Statement CPC 13 – Initial Adoption of Law n.º 11,638/07 and MP n.º 449/08, approved by CVM Resolution n.º 565, of 12.17.2008, the Bank opted to prepare the initial balance sheet com data de January 1, 2008, according to the aforesaid statement. Accordingly, this financial statement is the starting point of accounting, whereas the initial adjustments made, if any, were recorded in the account of retained earnings or accumulated deficit.

Banco do Brasil, as allowed by the aforementioned statement, did not present the comparative amounts as if the alterations set out in Law n.º 11,638/07 and MP n.º 449/08 had always been in use.

We present below the summary of accounting practices modified by Law n.º 11,638/07 and MP n.º 449/08:

a) Balance Sheet – Groups of Accounts – Assets

As refers to the structure of the Balance Sheet, Law n.º 11,638/07 and Provisional Measure n.º 449/08, in providing new wording to article 178 of Law n.º 6,404/76, regulated the new composition of the groups of accounts, as follows:

In assets, the accounts will be arranged in decreasing order of degree of liquidity of the elements recorded therein, in the following groups:

I – current assets

II – noncurrent assets, comprised of:

a.1) Long-term Receivables – rights realizable after the end of the following year, as well as those derived from sales, advances or loans to associated or subsidiary companies (article 243), directors, shareholders or parties with a share in the firm’s profits, which did not constitute normal business in the exploration of the company’s purpose.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

a.2) Investment -permanent interests in other companies and rights of any nature, not classifiable in current assets, and that are not intended for maintenance of the activity of the firm or of the company.

a.3) Fixed Assets – in altering article 179 of Law n.º 6,404/76, Law n.º 11,638/07 determines the classification in Property, Plant and Equipment of rights the subject of which is tangible chattel intended for the maintenance of the firm’s activities or exercised with this purpose, including those resulting from operations that transfer the benefits, risks and control of these assets to the firm. However, Bacen, by means of Resolution n.º 3,617, of 9.30.2008, excluded the applicability of this provision to the assets subject matter of lease operations, which should be recorded in the property, plant and equipment of the lessor institutions.

a.4) Intangible Assets – Law n.º 11,638/07 introduced the Intangible Assets subgroup, in the group of Noncurrent Assets, for recording rights the subject of which is intangible chatted intended for the maintenance of the firm or exercised with this purpose, including the goodwill acquired. The Central Bank expressed an opinion about this provision, through Circular Letter n.º 3,357, of 12.3.2008, determining the classification in the Intangible Assets subgroup of software acquired or developed after 9.30.2008 and the reclassification of the amounts set aside for business relationship, mainly resulting from payroll acquisitions, which were recorded in Other Assets – Prepaid Expenses.

a.5) Deferred Charges – Although Provisional Measure n.º 449/08 altered the wording of article 178 of Law n.º 6,404/76, putting an end to the group of Deferred Charges, the aforesaid MP allowed, by means of article 299-A, the balance existing on December 31, 2008 which, due to its nature, could not be allocated to another group of accounts, to remain in assets under this classification until its complete amortization. Nevertheless, the National Monetary Council (CMN), through Resolution n.º 3,617, of 9.30.2008, explained that the balances existing in Deferred Charges formed before the entry into force of said Resolution should be maintained until their effective write-off.

b) Balance Sheet – Groups of Accounts – Liabilities

In liabilities, the accounts will be classified in the following groups:

I – current liabilities;

II – noncurrent liabilities; and

III – shareholders’ equity, divided into capital stock, capital reserves, equity valuation adjustments, revenue reserves, treasury shares and accumulated deficit.

b.1) “Equity Valuation Adjustments”, MP n.º 449/08 defined the classification in this grouping, while not computed in income for the period in compliance with the accrual basis, of the contra-entries of increases or decreases of amount attributed to elements of asset and of liabilities, as a result of their valuation at fair value, in the cases provided for in this Law, or in rules issued by the Securities Commission.

b.2) The “Deferred Income” Group was discontinued by Provisional Measure n.º 449/08, which also ruled that the balance existing on 12.31.2008 should be reclassified to noncurrent liabilities in an account representing deferred income in the consolidated accounting information. As Bacen has not yet regulated the alteration, the Bank maintained the balance of R$ 122,749 thousand, on 12.31.2007 and R$ 221,522 thousand, on 12.31.2008, in the accounting information of Branches in the Country and Abroad, yet reclassified the amounts in the consolidated accounting information.

c) Financial Instruments – Classification and Measuring of Financial Assets

In relation to the asset valuation criteria, article 183 of Law n.º 6,404/76 started to provide for the classification of financial instruments, including derivatives, in categories that denote Management’s intention in relation to these assets. According to the new wording of this article, negotiable assets and assets classified as available for sale should be valued at market price.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

The other financial assets were stated at cost, restated according to the legal or contractual provisions, adjusted to the realizable value, if lower. CVM issued Resolution n.º 566, on 12.17.2008, approving Technical Statement CPC 14, which refers to the recognition, measuring and evidencing of financial instruments. In this aspect, there is no equity effect for Banco do Brasil, which already applies Bacen Circular n.º 3,068, of 11.8.2001, in compliance with Resolution n.º 566.

d) Financial Leasing

The new Law incorporated to property, plant and equipment the rights the subject matter of which is assets intended for the maintenance of the entity’s activities, or exercised for this purpose, including those resulting from operations that transfer the benefits, risks and control of these assets to the entity. In this manner, it also started to cover assets that do not belong to the entity, but with controls, risks and benefits that are exercised thereby.

On 11.12.2008, CVM issued Resolution n.º 554, approving Technical Statement CPC 06, aiming to establish, for lessees and lessors, appropriate accounting policies and disclosures to be applied in relation to leases, as follows:

The lessee entity, for purposes of preparing its financial statements, should: record in property, plant and equipment, in a specific account, the asset leased at the fair value or, if lower, at the present value of the minimum payments of the lease, on the initial date of the contract, adjusted by accumulated depreciation calculated from the contract date to the transition date; record, in a specific account, the financial leasing liability at the present value of the remunerations outstanding on the transition date; and record the difference determined in the foregoing items, net of tax effects, against retained earnings or accumulated deficit on the transition date. Any initial direct costs of the lessee previously recognized in income for the period cannot be incorporated to the value of the asset in the balance sheet on the transition date.

The Bank, as lessee entity, has leaseback contracts in force on the transition date. The application of the new criterion entailed impacts on the consolidated balance sheet, yet no adjustments were made in Shareholders’ equity and in consolidated income, as said adjustments were considered immaterial.

The lessor entity, for purposes of preparing its financial statements, should: execute the write-off of the cost of property, plant and equipment and of the corresponding accumulated depreciation, against retained earnings or accumulated deficit on the transition date and record the financial instrument resulting from the financial lease as a receivable asset (accounts receivable), against retained earnings or accumulated deficit, at the present value of the remunerations outstanding on the transition date.

The Bank, as a lessor entity, has leaseback contracts, which entailed the reclassifications in the consolidated financial statements.

e) Recovery Amount of Assets (Impairment)

Another innovation of Law 11,638/07 is the creation of the periodic analysis of the recovery of amounts recorded in assets, mainly in property and equipment in use, in intangible assets and in deferred charges. This analysis should be carried out with the objective of recording loss of value when the amount recoverable is lower than the book value of the asset, and of reviewing and adjusting the depreciation and amortization criteria. This subject has already been rectified by CVM Resolution n.º 527, of 11.1.2008, and by the Central Bank, by means of the approval of Technical Statement CPC 01 – Reduction to the Recoverable Amount of Assets.

The Bank performed the revaluation of these assets on 12.31.2008, which entailed recognition of provisions for adjustment to recoverable amount, resulting from a difference determined between amounts recorded in accounting and the relationship contribution margin expectation, on contracts entered into with government agencies.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

f) Adjustments to Present Value of Assets and Liabilities

Law 11,638/07 also created the adjustment to present value for long-term assets and liabilities and for short-term assets and liabilities with relevant effect. CVM, by means of Resolution n.º 565, of 12.17.2008, approved Technical Statement CPC 12, which refers to Adjustment to Present Value. The Central Bank has not yet made a pronouncement in this regard.

Operations carried out by Banco do Brasil are already presented by the representative amounts of the time of their performance, since pre-fixed operations with assets and liabilities are adjusted to present value by the existence of accounts of unearned income and unexpired expenses, and for the receivables and obligations subject to post-fixed variations, which are realized at their cash value and have their respective amounts periodically restated by the rates of the operations. Actuarial assets and liabilities are already at present value as well, according to the criteria defined by CVM Resolution n.º 371. In this manner, the Adjustment to Present Value for long-term operations with assets and liabilities, as well as for short-term operations, did not impact the financial statements of Banco do Brasil.

g) Equity Pickup

Under the new law, the equity method of accounting will be used to value investments in associated companies over whose management the Bank has significant influence, or in which it participates with twenty percent (20%) or more of the voting capital, in subsidiaries and in other companies that are part of the group or are under common ownership. This subject was regulated by CVM Instruction 469, which altered CVM Instruction 247, of 3.27.1996. Consequently, some companies previously valued at cost could henceforth be valued by the equity method of accounting and vice-versa. The Central Bank, through Resolution n.º 3.619, of 9.30.2008, adapted its rules relating to the valuation of investments to the text of Law n.º 11,638/07. Within the sphere of Banco do Brasil, there will be no alteration of investments due to the use of this criterion.

h) Premium received in the issue of debentures and donations and investment subsidies

The following capital reserve accounts were eliminated by Law 11,638/07 in shareholders’ equity: (i) premium received in the issue of debentures and (ii) donations and investment subsidies. The Central Bank has not yet regulated this subject matter. According to CVM Instruction 469, of 5.2.2008, companies may maintain the existing balances up to their effective use as provided for in the law. On 01.01.2008, Banco do Brasil had a balance relating to donations and investment subsidies of R$ 5,189 thousand, that will be maintained as allowed by said instruction.

According to the new text of the law, donations or government investment subsidies should now support the company’s net income. The general meeting may, upon the proposal of the management bodies, allocate to the fiscal incentives reserve the portion of net income resulting from donations and government investment subsidies, which can be excluded from the calculation basis of the compulsory dividend.

i) Revaluation Reserve

Another alteration was the elimination of the revaluation reserve. Banco do Brasil has a balance of R$ 7,286 thousand on 01.01.2008, relating to revaluations of its subsidiaries. As determined by the Central Bank, and as permitted by Law 11,638/07, this balance will be maintained until effective realization by means of depreciation or write-off. In this regard, Banco do Brasil recommended that its subsidiaries and suggested that its associated companies maintain the respective revaluation reserve balances.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

j) Retained Earnings

According to the modification introduced by Law n.º 11,638/07, net income for the year should be earmarked in full according to the grounds contained in articles 193 to 197 of Law n.º 6,404/76. The Law did not eliminate the account of retained earnings or the statement of their activity, which should be presented as part of the statement of changes in shareholders’ equity. This account, however, is of an absolutely transitory nature and should be used for the transfer of income determined in the period, counter entry of the revenue reserves and for the intended uses of income. The Central Bank issued Resolution n.º 3,605 on 8.28.2008, allowing the balance of retained earnings, existing on the date aforesaid Resolution took effect, to be earmarked for use up to 12.31.2010. This practice did not entail impacts on Banco do Brasil, which has already been earmarking the amounts recorded in retained earnings in full.

k) Share Based Remuneration

Under the new law, sharings of debentures, of employees and management, even in the form of financial instruments, and of assistance or pension institutions or funds of assistance of employees, that are not characterized as expense should pas through the company’s net income. The aforesaid topic was the subject matter of CVM Resolution n.º 562, of 12.17.2008, which approved Technical Statement CPC 10. This provision does not affect Banco do Brasil, as there is no share-based payment program at the company.

l) Added Value (DVA) and Cash Flow (DFC) Statement

As refers to the balance sheets, Law 11,638/07, in providing new wording to article 176 of Law 6,404/76, eliminated the Statement of Changes in Financial Position (DOAR) and created the Cash Flow Statement (DFC) and the Statement of Added Value (DVA). CVM Resolutions n.º 547, of 8.13.2008, and n.º 557, of 11.12.2008, approved Technical Statements 03 and 09 that refer to DFC and DVA, respectively. In relation to these alterations there are no impacts for Banco do Brasil, as the Bank has already been publishing the DFC and the DVA voluntarily.

We present the impacts on Net Income for the Year and on the Shareholders’ Equity of Banco do Brasil by the Adoption of Law n.º 11,638/07 and MP n.º 449/08:

	R$ thousand
	Income	Shareholders’ equity
	12.31.2008	12.31.2008
Net income for the year and shareholders’ equity without impacts of Law n.º 11,938/07 and MP n.º 449/08	8,870,636	30,005,017

Expense due to recoverability analysis	(83,671)	(83,671)

Amount set aside for business relationship	(42,284)	(42,284)
Land and buildings in use	(37,804)	(37,804)
Furniture in use – automation equipment	(3,583)	(3,583)
Tax effects	15,904	15,904
Net income for the year and shareholders’ equity with impacts of Law n.º 11,938/07 and MP n.º 449/08	8,802,869	29,937,250

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

We present below, for comparative purposes, the reclassifications resulting from the application of Law n.º 11,638/07 and MP n.º 449/08, on the equity situation of the Branches in the Country and Abroad and of the Consolidated Balance Sheet:

	R$ thousand
	BB-Domestic and foreign branches
	Balances at 12.31.2007	Adjustments	Balances at 01.01.2008	Balances at 12.31.2008
Assets	375,792,425	–	375,792,425	521,077,330

Current assets	217,823,658	(2,388,274)	215,435,384	314,741,908
Other assets – prepaid expenses(1)	2,752,214	(2,388,274)	363,940	646,874
Noncurrent assets	157,968,767	2,388,274	160,357,041	206,335,422
Property and equipment	2,842,907	46,076	2,888,983	3,178,471
Land and buildings in use(2)	2,349,499	46,584	2,396,083	2,488,354
Other property and equipment in use	4,589,142	–	4,589,142	5,263,162
(Depreciation)(2)	(4,095,734)	(508)	(4,096,242)	(4,573,045)
Intangible assets	–	2,508,070	2,508,070	4,040,645

Intangible assets(1)(3)	–	2,510,272	2,510,272	4,042,847
(Amortization)(3)	–	(2,202)	(2,202)	(2,202)
Deferred Charges(2)(3)	580,560	(165,872)	414,688	533,449

Organization and expansion costs	1,472,388	(168,582)	1,303,806	1,675,713
(Amortization)	(891,828)	2,710	(889,118)	(1,142,264)

	R$ thousand
	BB-Consolidated
	Balances at 12.31.2007	Adjustments	Balances at 01.01.2008	Balances at 12.31.2008
Assets	367,210,275	(232,695)	366,977,580	521,272,817

Current assets	207,313,492	(1,172,296)	206,141,196	299,827,551

Lease receivables(5)(6)	46	1,215,978	1,216,024	1,235,592
Other assets – prepaid expenses(1)	2,754,568	(2,388,274)	366,294	779,007
Noncurrent assets	159,896,783	939,601	160,836,384	221,445,266

Property and equipment	2,843,549	95,730	2,939,279	3,338,941

Land and buildings in use(2)	2,349,499	230,256	2,579,755	2,668,282
Other property and equipment in use	4,594,348	–	4,594,348	5,610,352
(Depreciation)(2)	(4,100,298)	(134,526)	(4,234,824)	(4,939,693)
Leased Assets(5)	1,506,528	(1,498,327)	8,201	3,869

Leased assets(6)	1,936,813	(1,923,232)	13,581	8,215
(Accumulated depreciation)(6)	(430,285)	424,905	(5,380)	(4,346)
Intangible assets	–	2,508,070	2,508,070	4,598,248

Intangible assets(1)(3)	–	2,510,272	2,510,272	4,600,450
(Amortization)(3)	–	(2,202)	(2,202)	(2,202)
Deferred Charges(2)(3)	586,051	(165,872)	420,179	604,342

Organization and expansion costs	1,490,090	(168,582)	1,321,508	1,845,801
(Amortization)	(904,039)	2,710	(901,329)	(1,241,459)
Liabilities	367,210,275	(232,695)	366,977,580	521,272,817

Current liabilities	289,570,938	6,755	289,577,693	378,152,751
Other liabilities	38,794,578	6,755	38,801,333	53,078,796
Sundry(4)	17,988,222	6,755	17,994,977	16,534,493
Noncurrent liabilities	53,377,241	(239,450)	53,137,791	113,182,816
Other liabilities	17,473,805	(239,450)	17,234,355	36,233,125
Sundry(4)(6)	4,594,969	(239,450)	4,355,519	8,657,911

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

(1) Reclassification to Intangible Assets of amounts set aside for business relationship, mainly those resulting from payroll acquisitions, which were recorded in Other Assets – Prepaid Expenses – R$ 2,388,274 thousand.

(2) Reclassification to Fixed Assets of leasehold improvements, which were recorded in Deferred Charges – R$ 46,584 thousand and R$ 508 thousand, referring to accumulated depreciation.

(3) Reclassification to Intangible Assets of the software, which was recorded in Deferred Charges – R$ 121,998 thousand and R$ 2,202 thousand, referring to accumulated amortization.

(4) Increase of R$ 183,672 thousand in Fixed Assets for Use, increase of R$ 134,018 thousand (Noncurrent Assets) in Accumulated Depreciation; and increase of R$ 49,654 thousand in Other Liabilities – Sundry, with R$ 6,755 thousand in Current Liabilities and R$ 42,899 in Noncurrent Liabilities, movements resulting from the leasing operations of Banco do Brasil as lessee agent.

(5) From Fixed Assets for Leasing (Noncurrent Assets) – R$ 1,923,232 thousand and Accumulated Depreciation (Noncurrent Assets) – R$ 424,905 thousand, to Lease Operations Receivable – Private Sector (Current Assets), the amount of R$ 1,498,327 thousand, movements resulting from the leasing operations of Banco do Brasil, as lessor agent.

(6) Reversal of Other Liabilities – Sundry (Current Liabilities) and Lease Operations Receivable – Private Sector (Current Assets), in the amount of R$ 282,349 thousand, movements resulting from the leasing operations of Banco do Brasil, as lessor agent.

Composition of the portfolio of lease operations receivable, consolidated position, in compliance with CVM Resolution n.º 554, of 11.12.2008:

R$ thousand
BB-Consolidated	12.31.2008
Up to one year	1,266,932
More than one year to five years	1,728,978
Over five years	42,792
Total present value	3,038,702

4 – Main Accounting Practices

The practices are related to follow those used by the Banco do Brasil (Domestic and Foreign branches):

a) Determination of Results

Income and expenses are recognized on an accrual basis. Transactions with post-fixed financial charges are recorded at the restated value, calculated pro-rata-die based on the variations in the agreed contractual indices, and the transactions with fixed financial charges are recorded at future value, adjusted to reflect unearned income or unexpired expenses. Transactions pegged to foreign currencies are restated up to the balance sheet date using current exchange rates.

b) Short-term interbank investments

Short-term interbank investments are recorded at investment value or purchase price, plus income accrued up to the balance sheet date.

c) Securities

The securities purchased for the Bank’s portfolio are recorded at the actual amount paid, including brokerage charges and fees, and are classified based on the intention of management, in three different categories:

Trading Securities: these are securities purchased to be actively and frequently traded. They are adjusted monthly to market value. Their increases and decreases in value are recorded in income and expense accounts for the period;

Securities available for sale: these are securities purchased to be traded, which can be traded at any time. They are adjusted monthly to market value. The increases and decreases in value are recorded, net of tax effects, in a separate stockholders’ equity account;

Securities held to maturity: these are securities that the Bank intends and has the financial capacity to hold to maturity. The financial capacity is supported by a cash flow projection that does not consider the

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

possibility of sale of these securities. These securities are not adjusted to market value but are held at cost plus accumulated interest.

The mark-to-market methodology used for securities was established following consistent and verifiable criteria, which consider the average price of trading on the day of calculation or, if not available, the daily adjustment of future market transactions reported by Andima, BM&F, Bovespa or BACEN or the net expected realizable value obtained through the use of curves of future interest rates, foreign exchange rates, price and currency indices.

Income accrued on the securities, irrespective of the category in which they are classified, is appropriated on a pro-rata-die basis on the accrual basis of accounting up to the date of maturity or of final sale, on an exponential or straight-line method, based on the contractual remuneration and purchase price, and recorded directly in income for the period.

Losses with securities classified as available for sale and held to maturity, if judged not to be temporary, are recorded directly in expense for the period and a new cost basis for the asset is determined.

Upon sale, the difference between the sale amount and the cost of purchase plus accrued income is recorded on the date of the transaction as a gain or loss on securities.

d) Derivative Financial Instruments

Derivative financial instruments are recorded at market value at each monthly trial balance and balance sheet date. Increases or decreases in value are recorded in income or expense accounts of the respective financial instruments.

The mark-to-market methodology used for derivative financial instruments was established following consistent and verifiable criteria, which consider the average price of trading on the date of calculation or, if not available, pricing models that estimate the expected net realizable value, according to the characteristics of the derivative.

Derivative financial instruments used to offset, in whole or in part, the risks arising from exposure to variations in financial asset or liability market values or future cash flows are considered hedge instruments and are classified according to their nature:

Market Risk Hedge – the increases or decreases in the value of the derivative financial instruments, as well as of the item hedged, are recorded in income accounts for the period;

Cash Flow Hedge – the effective amount of the increases or decreases in the value of the derivative financial instruments classified in this category are recorded, net of tax effects, in a separate Stockholders’ Equity account. The effective amount is that in which the variation of the item hedged, directly related to the corresponding risk, is offset by the variation in the derivative financial instrument used as the hedge, considering the accumulated effect of the transaction. Other variations in these instruments are recorded directly in income for the period.

e) Loan and lease operations, advances on foreign exchange contracts, Other receivables with loan characteristics and allowance for possible loan losses

Loan operations, advances on foreign exchange contracts, other receivables with loan characteristics and allowance for possible loan losses are classified according to Management’s judgment with respect to the level of risk, taking into consideration the economic panorama, past experience and specific risks in relation to the operation, to obligators and guarantors, observing the parameters established by CMN Resolution

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

2682/1999, which requires the periodic analysis of the portfolio and its rating using nine levels, ranging from AA (minimum risk) to H (maximum risk), as well as the rating of operations more than 15 days overdue as ‘abnormal operations’.

Income from loans overdue for more than 60 days, regardless of their level of risk, will only be recognized as income when effectively received.

Operations rated at level H continue in this status for 180 days, at which point they are written off against the existing provision and monitored, for five years, in off-balance sheet accounts.

Renegotiated operations are maintained, at a minimum, at the same level at which they were rated. The renegotiations of loans that had already been written off against provision that were in memorandum accounts are rated as H and any gains from the renegotiation are only recognized as income when effectively received.

Allowance for possible loan losses is considered sufficient by management to cover future losses from the current portfolio and satisfies the minimum requirement established by the aforementioned CMN Resolution 2682/1999, as shown in Note 10.e.

f) Prepaid Expenses

Refer to the application of funds in prepayments, which will give rise to benefits or the rendering of services in subsequent periods.

g) Permanent assets

Significant investments in Brazil and abroad are recognized using the equity method of accounting, in conformity with BACEN and CVM rules and instructions, and are classified in the investment account in permanent assets.

The statements of the overseas branches and subsidiaries are adapted to accounting criteria in force in Brazil and translated into Brazilian Reais using current exchange rates, in conformity with BACEN Circulars 2937, of 12.29.1993 and 2571, of 5.17.1995, and their impacts are recorded in income for the period. Other permanent investments are stated at cost, restated for inflation up to December 31, 1995, and, if necessary, are adjusted to market value through the formation of provision, according to the current rules.

Property and equipment is stated at cost less depreciation calculated using the straight-line method at the following annual rates: buildings and improvements – 4%; vehicles – 20%; others – 10% (see Note 14).

Deferred assets are recorded at acquisition cost, net of accrued amortizations. It is composed mainly of expenditures in third-party property as a result of opening facilities, which are amortized according to rates based on rental terms, and expenditures on the acquisition and development of information systems, which are amortized at a 20% annual rate.

The Intangible Assets are rights which are intangible assets subject to the maintenance of the company or held for that purpose, including the goodwill acquired. An asset meets the criteria for identification of an intangible asset, as CVM Deliberation No. 553 of 11.12.2008, where: is inseparable, or can be separated from the entity and sold, transferred or licensed, rented or exchanged individually or with a contract, asset or liability relates, regardless of the intention to use the body, or the result of contractual rights or other legal rights, regardless of whether such rights are transferable or separable from the entity or other rights and obligations.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

The assets of the property, the intangible and deferred recoverable values are tested at least annually, if there are indicators of loss of value.

h) Benefits for employees

Short-term benefits for existing employees are recognized on the accrual basis as the services are provided. Post-employment benefits, comprising supplementary retirement benefits, medical assistance and other benefits for which the Bank is responsible, were calculated at December 31, 2008 in accordance with criteria established by CVM Deliberation 371 of 12.13.2000 (Note 29.b).

i) Income and Social Contribution Taxes

Corporate income tax is calculated at the basic rate of 15% plus a surcharge of 10%. As of May 1, 2008, Social Contribution is being calculated using the rate of 15% for financial companies and companies from the insurance business and 9% for other companies (up to April 30, 2008 at the rate of 9% for all of the companies).

Tax credits are created by applying the current tax rates to the difference between their respective fiscal and accounting bases. The Bank follows the criteria for creating, maintaining, and writing off these tax credits as specified by CMN Resolution 3059 dated December 20, 2002, and amended by CMN Resolution 3355 dated March, 31, 2006, and tax credits recognized are supported by a realization study.

The tax credits resulting from the increase of the rate of Social Contribution from 9% to 15% are being recognized in a only to the extent that the amounts are sufficient to counter the effect of the result arising from the increase of the rate (6%) on CSLL tax liabilities (current and deferred) see note 25.a and 25.b.

The Bank records IRPJ, CSLL, Pasep and Cofins tax credits on the negative mark-to-market adjustments of securities and derivative financial instruments recorded in the income and in a separate account in Stockholders’ equity.

IRPJ, CSLL, Pasep and Cofins deferred tax liabilities have been recorded on the positive mark-to-market adjustments of securities and derivative financial instruments recorded in income and in a separate account in Stockholders’ Equity.

j) Operations related to the activities of insurance, pension and capitalization

Determination of Results

Insurance premiums and selling expenses are recorded upon the issuance of policies or billings and are recognized in results, according to the elapsed coverage period. Insurance revenue and the corresponding selling expenses, related to current risks without the issuing of respective policies are recognized in results at the beginning of the coverage, on estimated basis.

Income from insurance premiums covering future risks is deferred over the period of validity of the insurance policies, by means of the formation of provision for unearned premiums, based on the net retention of earned premiums issued.

Operations of accepted coinsurance, retrocession and DPVAT are recorded based on information received from similar companies, IRB Brasil Resseguros S.A. and the lead insurer, respectively.

The revenue from pension plans, life insurance with living benefits and capitalization plans are recognized in results when effectively received, as a contra-entry to the recognition of technical provisions. The selling costs are deferred upon the issuance of the contract or policy and allocated to results on a straight-line basis, over the average estimated period for recovery.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Other income and expenses are determined using the accrual basis of accounting.

Technical Provisions

Rules and procedures for the formation of technical provisions are regulated by Resolutions 36/2000, 162/2006, and 181/2007 of the National Council of Private Insurance – CNSP and Resolution 75/2004 of National Health Care Agency (ANS), and calculated in accordance with the specific actuarial technical notes approved by the Superintendency of Private Insurance – Susep and National Health Care Agency – ANS.

Insurance

Provision for Unearned Premiums (PPNG) represents the portions of premiums that will be allocated to income over the course of the insurance contracting periods, as calculated by the pro rata method.

Provision for Unearned Premiums of Risks Effective Yet Not Issued (PPNG-RVNE) represents the adjustment of PPNG given the existence of risks assumed by the insurance company the policy covering which has not yet been formally issued.

Provision for Premium Insufficiency (PIP) represents the need for adaptation of premiums to be allocated due to the expectation of claims with provision for probable payments.

Provision for Unsettled Claims (PSL) represents the forecast of probable indemnifications, whether judicial or not, net of recoveries, determined based on notices received up to the balance sheet date, adjusted by the estimate of claims Incurred But Not Reported (IBNR).

Provision for Claims Incurred but Not Reported (IBNR) represents the expected claims, referring to the accounting period under analysis, which will be received by the insurance company.

The objective of the Supplementary Provision for Premiums (PCP) is to adjust the technical provisions of PPNG premium and PPNG-RVNE, to give the Bank an additional margin of protection, at the time of calculation, with a sum higher than or equal to the average amount determined daily. It is classified under “Other Provisions”.

The abovementioned provisions, with the exception of Provision for Unearned Premiums (PPNG) and Provision for Insufficiency of Premiums (PIP), are estimated according to methodologies described in specific Actuarial Technical Notes, submitted to the approval of ANS and Susep.

Pension

The mathematical reserves related to pension plans represent the current amount of the liabilities in the form of survivorship income, pension and annuity, determined through calculation and actuarial assumptions in the financial regimes of capitalization, allocation of hedge capital and simple allocation, respectively.

Particularly for the pension and insurance plans from the categories of PGBL and VGBL, the mathematical provision for future benefit payments represents the sum of premiums and contributions transferred by the participants, net of the loading rate, plus the financial income earned from the investments of resources.

The provisions for shortfall of contributions and of premiums are formed to account for the impacts resulting from the tendency for a higher survival rate of participants and their calculation is performed using the “AT 2000 Male/Female Suavizada” mortality table and related assumptions, considering all the plans sold.

The provision for financial fluctuation is formed to account for the potential impacts of unfavorable variations in the future re-investment rates of funds earmarked for the payment of benefits and redemptions to participants, considering the minimum remuneration guaranteed in a contract.

Capitalization

The mathematical reserve for redemption is calculated on the nominal value of the securities, restated based on actuarial technical notes approved by Susep.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Provisions for redemption of overdue and prepaid securities are formed by securities with finalized and rescinded capitalization periods, restated in the period between the date of the right to redemption and effective settlement.

The amounts earmarked for the formation of the provision for unrealized prize draws are calculated on the nominal value of the securities, based on actuarial technical notes approved by Susep, and the write-off of the provision for unrealized prize draws recorded by the amount equivalent to the lapsed risk, i.e., the balance of provision for unrealized prize draws represents the defrayed amounts of prize draws not yet executed.

Provision for prize draws payable is formed by the amounts of securities payable from prize draws, restated for the period between the date of the draw and the effective settlement.

k) Contingent Assets and Liabilities and Legal Obligations

The recognition and disclosure of contingent assets, liability contingencies and legal obligations are in accordance with the criteria defined in CVM Resolution 3535, of 1.31.2008. Note 32.

Contingent assets are only recognized in the financial statements upon the existence of evidence guaranteeing their realization.

Contingent liabilities are recognized in the financial statements when, based on the opinion of the legal counsel and of Management, the risk of loss of a lawsuit or administrative proceeding is considered probable, with a probable outflow of financial resources for the settlement of obligations and when the sums involved are measurable with sufficient assurance.

Provisions are made taking into consideration the possibility of successful applications of the author who moves lawsuit against the Bank and its wholly owned subsidiaries.

The provisions for labor claims are recorded considering, also, the jurisprudence applicable to each claim.

Contingent liabilities considered as possible losses are not recognized in the balance sheet, but must be disclosed only in the explanatory notes, while those stated as remote do not require provisioning or disclosure.

Legal obligations (fiscal and social security) are derived from tax obligations arising from legislation, and, regardless of the probability of success of lawsuits in progress, have their amounts recognized in full in the financial statements.

l) Reduction of the recoverable amount of non-financial assets – impairment

It recognized an impairment loss if the accounting value of an asset or its cash-generating unit exceeds its recoverable amount. A cash-generating unit is the smallest identifiable group of assets that generates cash contributions, which are largely independent of the input of cash forested from other assets or groups of assets. Impairment losses are recognized in income in the period.

From 2008, the values of non-financial assets, excluding tax credits and other securities and assets, are reviewed at least annually to determine whether there is any indication of impairment loss.

m) Cash and cash equivalents

Cash and cash equivalents are represented by assets in domestic currency, foreign currency, gold in applications, applications with high short-term liquidity, with insignificant risk of change in value and limits, with a maturity of more than 90 days (Note 7).

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

5 – Consolidated Financial Statements

The consolidated financial statements include the branches and subsidiaries in the country and abroad, and the direct and indirect subsidiaries and affiliates listed below:

				Total Share
				12.31.2008	12.31.2007
Financial Activity – Domestic			Activity
BB Gestão de Recursos–Distribuidora de Títulos e Valores Mobiliários S.A.	(1)	(10)	Asset Management	100%	100%
BB Banco de Investimento S.A.	(1)	(10)	Investment Bank	100%	100%
BB Banco Popular do Brasil S.A.	(1)	(10)	Banking	100%	100%
BB Leasing S.A. – Arrendamento Mercantil	(1)	(10)	Leasing	100%	100%
BESC Distribuidora de Títulos e Valores Mobiliários S.A.	(4)	(10)	Asset Management	99.62%	–
BESC Financeira S.A. – Crédito, Financiamento e Investimentos	(4)	(10)	Loans and Financing	99.58%	–
BESC Leasing S.A. – Arrendamento Mercantil	(4)	(10)	Leasing	99%	–

Financial Activity – Abroad
Banco do Brasil – AG. Viena	(1)	(10)	Banking	100%	100%
BB Leasing Company Ltd.	(1)	(10)	Leasing	100%	100%
BB Securities LLc.	(1)	(10)	Broker	100%	100%
BB Securities Ltd.	(1)	(10)	Broker	100%	100%
Brasilian American Merchant Bank – BAMB	(1)	(10)	Banking	100%	100%

Insurance, Pension Plan and Capitalization
Cia. de Seguros Aliança do Brasil	(5)	(9)	Insurance company	100%	70.00%
Brasilveículos Companhia de Seguros	(3)	(9)	Insurance company	70.00%	70.00%
Brasilcap Capitalizações S.A.	(3)	(9)	Capitalization	49.99%	49.99%
Brasilprev Seguros e Previdência S.A.	(3)	(9)	Insurance Company/ Pension	49.99%	49.99%
Brasilsaúde Companhia de Seguros	(3)	(9)	Insurance Company/ Health	49.92%	49.92%
Seguradora Brasileira de Crédito à Exportação – SBCE	(3)	(9)	Insurance company	12.09%	12.09%

Other activities
Ativos S.A.	(5)	(10)	Credit Acquisition	100%	100%
BB Administradora de Cartões de Crédito S.A.	(5)	(10)	Service Rendering	100%	100%
BB Administradora de Consórcios S.A.	(5)	(10)	Consortiums	100%	100%
BB Corretora de Seguros e Administradora de Bens S.A.	(5)	(10)	Broker	100%	100%
BB Tur Viagens e Turismo Ltda.	(5)	(8)	Tourism	100%	100%
BB Money Transfers, Inc	(6)	(10)	Service Rendering	100%	–
BB USA Holding Company, Inc	(6)	(10)	Holding	100%	–
Cobra Tecnologia S.A.	(5)	(9)	IT	99.39%	99.39%
Cia. Brasileira de Soluções e Serviços CBSS – Visavale	(3)	(9)	Service Rendering	40.35%	40.35%
Cia. Brasileira de Meios de Pagamento CBMP – Visanet	(3)	(10)	Service Rendering	31.63%	32.03%
Kepler Weber S.A.	(2)	(9)	Industry	17.67%	19.33%
Neoenergia S.A.	(2)	(10)	Energy	11.99%	11.99%
Companhia Brasileira de Securitização – Cibrasec	(3)	(9)	Credit Acquisition	9.09%	9.09%
Tecnologia Bancária S.A. – Tecban	(3)	(9)	Service Rendering	8.96%	8.96%
Dollar Diversified Payment Rights Finance Company	(7)	(10)	Credit Acquistion	–	–

(1) Companies financial control.

(2) non–financial corporations, together with control, including proportional consolidation as recommended by the Central Bank, based on contained in paragraph 2 of Article 22 of Law No 6385/1976, complemented by Law No 9447/1997, with the wording amended by Decree No. 3995/2001.

(3) Non financial companies included in consolidation proportion as recommended by the Central Bank, based on contained in paragraph 2 of Article 22 of Law No 6385/1976, increased by Law No. 9447/1997, as amended by Editor Decree No. 3995/2001.

(4) Financial Companies in wich the control is originated from Besc SA which was incorporated by the Banco do Brasil on 09.30.2008 (Note 6).

(5) Non financial subsidiaries included in consolidation from the 1st quarter of 2008. Non supported consolidation is granted / authorized by the CVM.

(6) Financial Companies controlled by the Central Bank allowed to work in and with motion November/2007 operational from march/2008.

(7) Special Purpose Entity.

(8) Data for consolidation related to October/2008.

(9) Data for consolidation related to November/2008.

(10) Data for consolidation related to December/2008.

The company Brasil Aconselhamento Financeiro S.A. - BAF was not included in consolidation, according to the provisions of Article 23 of CVM Instruction 247, of March 27, 1996, because it is under winding up process.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

We present below, for comparative purposes, the consolidated balances encompassing the Financial Conglomerate (branches and financial subsidiaries in the country and abroad) and the Non-Financial Subsidiaries/Associated Companies presented in the financial statements of the Bank.

Balance Sheet

	Financial		Non-Financial		Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Current and Long-Term Assets	492,377,900	360,906,287	17,503,018	13,581,325	511,761,180	373,717,684

Cash and cash equivalents	5,385,499	4,352,040	220,714	169,368	5,544,850	4,458,832
Short-term interbank deposits	119,299,453	51,123,907	311,640	268,117	119,408,297	51,133,054
Securities	73,223,320	75,200,601	13,909,009	10,980,777	86,908,574	85,924,632
Loans and leasing operations	190,887,939	138,848,539	–	–	193,849,134	138,848,539
Other receivables	103,581,689	91,381,200	3,061,655	2,163,063	106,050,325	93,352,627
Permanent Assets	14,970,306	6,303,988	990,683	1,125,574	9,511,637	5,415,110

Investments	2,511,317	1,367,860	810,076	930,333	966,237	283,742
Property and equipment	7,312,044	4,350,077	124,962	129,686	3,342,810	4,479,762
Intangible	4,598,248	–	–	–	4,598,248	–
Deferred charges	548,697	586,051	55,645	65,555	604,342	651,606
Total Assets	507,348,206	367,210,275	18,493,701	14,706,899	521,272,817	379,132,794

Current and Long-Term Liabilities	477,189,131	342,825,430	16,204,364	12,657,215	491,335,671	354,712,717

Deposits	271,121,700	188,282,488	–	–	270,841,096	187,965,465
Borrowings and onlendings	30,052,201	20,321,074	199,701	206,431	30,161,316	20,527,504
Other liabilities	176,015,230	134,221,868	16,004,663	12,450,784	190,333,259	146,219,748
Deferred income	221,522	122,749	3,640	35,608	–	158,357

Minority Interest in Subsidiaries	303	–	–	–	(104)	(376)

Stockholders’ equity	29,937,250	24,262,096	2,285,697	2,014,076	29,937,250	24,262,096

Total Liabilities	507,348,206	367,210,275	18,493,701	14,706,899	521,272,817	379,132,794

Income Statement

	Financial		Non-Financial		Consolidated
	2008	2007	2008	2007	2008	2007
Income from Financial Intermediation	56,105,725	40,773,097	1,039,159	932,368	57,115,713	41,705,465
Expenses from Financial Intermediation	(43,587,794)	(25,618,358)	(621,244)	(594,045)	(44,296,320)	(26,212,404)
Gross Financial Intermediation Income	12,517,931	15,154,739	417,915	338,323	12,819,393	15,493,061

Other Operating Income / Expenses	(1,110,924)	(7,881,332)	1,099,251	841,636	(1,149,919)	(7,854,325)
Operating Net income	11,407,007	7,273,407	1,517,166	1,179,959	11,669,474	7,638,736

Non-operating Net income	150,801	280,968	261,742	(1,843)	412,544	279,125
Income before taxes	11,557,808	7,554,375	1,778,908	1,178,116	12,082,018	7,917,861

Income Tax and Social Contribution	(1,626,005)	(1,847,035)	(519,112)	(361,367)	(2,145,116)	(2,208,402)
Profit Sharing	(1,128,932)	(649,221)	(5,135)	(2,317)	(1,134,068)	(651,538)
Minority Interest Sharing	(2)	–	–	–	35	198
Net Income	8,802,869	5,058,119	1,254,661	814,432	8,802,869	5,058,119

Balances have been eliminated accounting assets and liabilities and income and expenditure relating to transactions between outside agencies, businesses and consolidated Bank of Brazil SA

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

6 – Amounts Incorporated

a) Besc S.A. and Bescri S.A.

The amounts of Besc S.A (Consolidated) and of Bescri S.A. – Crédito Imobiliário (Bescri), incorporated by Banco do Brasil as of 9.30.2008, are shown below:

	Besc	Bescri
ASSETS
Current Assets	3,638,920	1,706,171

Available Funds	74,526	1,040,202
Short-term interbank investments	85,607	–
Securities and derivative financial instruments	1,406,123	154,997
Interbank accounts	1,511,913	486,887
Interdepartmental accounts	205	–
Loan operations	388,922	12,702
Other receivables	164,650	8,770
Other assets	6,974	2,613

Long-Term Receivables	261,115	921,519

Securities and derivative financial instruments	–	863,593
Interbank accounts	–	10,469
Loan operations	246,902	47,180
Other receivables	14,213	277
Permanent Assets	96,176	252

Investments	53,604	3
Land and buildings in use	23,565	249
Deferred	19,007	–
Total	3,996,211	2,627,942

Liabilities
Current Liabilities	3,021,000	2,365,286

Deposits	2,012,220	2,347,379
Interbank accounts	55,217	–
Interdepartmental accounts	2,472	–
Local onlendings – official institutions	38,699	–
Other liabilities	912,392	17,907
Long-Term Liabilities	744,658	1,261

Deposits	642,081	–
Local onlendings – official institutions	720	–
Other liabilities	101,857	1,261
Stockholders’ Equity(1)	230,553	261,395

Capital	1,319,051	367,380
Capital reserves	197	–
Revaluation reserves	1,669	–
Adjustment to market value	517	–
Accumulated losses	(1,090,881)	(105,985)
Total	3,996,211	2,627,942

Total – Besc’s Stockholders’ Equity Incorporated(1)		487,368

(1) The following figures were not considered during the merger: a) In BESC S.A.: the revaluation reserve of the associated company Cia. Hidromineral Piratuba – R$ 1,669 thousand, and the adjustment to the fair market price of securities – R$ 517 thousand and; b) in Bescri S.A. – Crédito Imobiliário: the portion of Shareholders’ Equity–R$ 2,394 thousand regarding the equity interest by Besc S.A.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

The shareholding positions of Besc S.A. are as follows:

Besc Financeira S.A. - Crédito, Financiamento e Investimentos – Bescredi	Subsidiary	99.58%
Besc S.A. Arrendamento Mercantil – Besc Leasing	Subsidiary	99.00%
Besc Distribuidora de Títulos e Valores Mobiliários S.A. – Bescval	Subsidiary	99.62%
Besc S.A. Crédito Imobiliário – Bescri	Affiliated Co	0.92%
Cia. Hidromineral Piratuba	Associated Co	16.19%
Santa Catarina Seguros e Previdência S.A.	Associated Co	32.81%
Cia. Catarinense de Assessoria e Serviços – CCA	Associated Co	48.13%

On September 30, 2007 the Besc consolidated figures comprised R$ 5,139,288 thousand in Assets and R$ 201,772 thousand in Shareholders’ Equity. Net profit for third quarter/2007 was R$ 8,724 thousand.

The capital increase in Banco do Brasil in the amount of R$ 487,368 thousand was approved in the Extraordinary Meeting held on 9.30.08. The capital will climb from R$ 13,211,644 thousand to R$ 13,699,012 thousand, after ratification by the Central Bank. On 23.01.2009, the Central Bank approved the capital increase of the Banco do Brasil for R $ 13,649,307 thousand, remained R $ 49,705 thousand pending for approval by that Authority.

The increase results from the conversion of the shareholders’ equity of Besc and of Bescri to Banco do Brasil. Said assets were valued at the book value. The capital increase resulted in the issue of 23,074,306 common shares with no par value, by Banco do Brasil, with the rights and advantages contained in its By-laws.

Due to the merger, Banco do Brasil is the successor of Besc and of Bescri, as regards all their assets, rights and obligations. As a natural outcome, Besc and Bescri had their separate legal entities discontinued pleno jure.

In compliance with art. 264 of Law 6404/1976, Banco do Brasil was also valued by the economic/financial value, determined by the discounted cash flow method, on the basis of art. 224 of Law 6404/1976. The valuation concluded that, at the economic value, the shareholders of Bescri will receive 1 share for every 2,403.275850 shares, while the shareholders of Besc, of the three classes of shares, will receive 1 share for every 18.31304592 shares.

For the purpose of transfer of assets, art. 224, III, of Law 6404/1976, of Besc and of Bescri to Banco do Brasil and calculation of the equity value of the stock, art. 264, §3 and art. 45, §2, of the same Law, of Besc and of Bescri, as an alterative amount of reimbursement to their minority shareholders, 6.30.2008 was defined as the base date.

Was defined as data-base on 06.30.2008 for the purpose of transfer of assets of Besc and Bescri to the Banco do Brasil, Article 224, III, of Law No 6404/1976, and calculating the value of the shares, Article 264, par. 3 and Article 45, § 2. of the same Act, the Besc and Bescri as an alternative to redemption value of its minority shareholders.

The right to withdrawal of the shareholders of Besc and of Bescri does not apply to shares acquired after September 11, 2008, as provided for by art. 137, § 1 of Law 6404/1976. To the dissident shareholders, the reimbursement alternative is that determined by the economic values of R$ 2.44675527 per share of Besc and R$ 0.01864436 per share of Bescri, as the equity value per share of these companies recorded R$ 1.26778943 and R$ 0.01528994, respectively, on June 30, 2008.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

b) Bank of the State of Piaui S.A. – BEP

The values of the Bank of the State of Piaui SA – BEP, incorporated by the Bank of Brazil on 28.11.2008 are as follows:

Banco do Estado do Piauí S.A. - BEP

Assets		Liabilities
Current	198,517	Current	175,782

Cash and equivalent cash	4,443	Deposits	128,055
Interbank	9,972	Interbank	3
Loans operation	64,841	Obligations for transfers in the country	383
Other receivables	119,161	Other liabilities	47,341
Other assets	100	Long Term	368

Long Term	56,171	Deposits	311

Loans Operation	56,166	Obligations for transfers in the country	57
Other receivables	5	Stockholders’s equity	80,902

Permanent Assets	2,364	Capital	62,944

Investments	432	Capital Reserves	349
Property and equipment	1,932	Revaluation Reserves	10
		Profits Reserves	2,303
		Retained Earnings	15,296
Total	257,052	Total	257,052

Was approved by the AGE of 11.28.2008, increasing the share capital of Banco do Brasil in the amount of R$ 80,893 thousand, from R$ 13,699,012 thousand to R$ 13,779,905 thousand, after approval of the Central Bank. The increase stems from the incorporation of the equity of the BEP for the Banco do Brasil. Said property was assessed at book value. The capital increase resulted in the issuance of 2,930,649 shares ON, no par value, the Banco do Brasil, with the rights and benefits contained in your bylaws.

Under the merger, the Banco do Brasil became the successor to the condition of BEP, with regard to all its property, rights and obligations. As a natural, the BEP has full legal personality abolished law.

The Administration of the Bank and the BEP understood that the criteria for the average value of shares listed on exchange, for the Banco do Brasil, and discounted cash flow for the BEP, to best assess their companies for the purpose of the relationship of replacement of the BEP shares for shares of the Banco do Brasil in accordance with Article 224 of Law No. 6404/76 and in line with the 3rd amended terms of the Contract PROES, approved by Resolution No. 8 / 2008, the Senate.

Was defined as data-base on 06.30.2008 for the purpose of transferring the assets of the BEP to Banco do Brasil, Article 224, III, of Law No 6404/1976, and calculating the value of the shares of the BEP, Article 264, par. 3 and Article 45, § 2. of the same Act, as an alternative to redemption value of its minority shareholders.

The right of shareholders to recess the BEP does not apply to shares acquired after the date 11.10.2008, as provided for in Article 137, par. 1 of Law No 6404/1976. For dissident shareholders, the option of reimbursement is determined by the economic value of R$ 6.0558 per share of the BEP, since the asset value per share of the company registered R$ 5.5571, on 06.30.2008.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

7 – Cash and cash equivalents

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Total Cash	5,375,268	4,341,294	5,544,850	4,352,040

Local currency	4,993,470	4,041,773	5,153,849	4,042,514
Foreign currency	381,798	299,521	381,269	303,020
Investments in Gold	–	–	9,732	6,506
Interbank Aplications(1)	101,016,851	20,998,671	101,016,851	20,998,671

Total cash and cash equivalents	106,392,119	25,339,965	106,561,701	25,350,711

(1) Refer to operations whose maturity of application is less than or equal to 90 days.

8 – Interbank Investments

a) Breakdown

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Repurchase agreements	95,151,703	43,465,631	95,159,610	43,391,276

Sales pending settlement – own operations	31,450,195	1,521,132	31,458,102	1,518,933

Financial Treasury Bills	24,060,768	45,302	24,061,453	43,103
Federal Treasury Bills	1,338	20,078	1,338	20,078
Federal Treasury Notes	7,388,089	694,340	7,388,089	694,340
Others – Domestic	–	–	7,222	–
Others – Abroad	–	761,412	–	761,412
Sales pending settlement – financed operations	63,701,508	41,444,287	63,701,508	41,372,131

Financial Treasury Bills	61,520,566	2,629,297	61,520,566	2,629,297
Federal Treasury Bills	1,117,194	36,117,064	1,117,194	36,117,064
Federal Treasury Notes	1,063,748	2,607,303	1,063,748	2,607,303
Others	–	90,623	–	18,467
Resales pending settlement – clearing and settlement house	–	500,212	–	500,212

Interbank deposits Investments	44,120,890	18,979,265	24,248,687	7,732,631

Investments in national currency	41,986,277	16,065,289	22,114,074	7,397,135
Investments in foreign currency	2,134,613	2,913,976	2,134,613	335,496
Total	139,272,593	62,444,896	119,408,297	51,123,907

Current Assets	127,830,542	58,668,166	107,237,194	47,162,629
Non Current Assets	11,442,051	3,776,730	12,171,103	3,961,278

b) Income from short-term interbank deposits

	BB-Domestic and Foreign branches			BB-Consolidated
	2ºSem/2008	2008	2007	2ºSem/2008	2008	2007
Income from repurchase agreements	4,397,028	7,219,837	4,268,363	4,396,299	7,216,772	4,264,805

Own operations	632,619	709,652	452,042	632,637	709,670	452,042
Financed operations	3,764,409	6,510,185	3,816,321	3,763,662	6,507,102	3,812,763
Income from interbank deposits	694,120	1,077,542	893,593	285,638	438,369	503,003

Total	5,091,148	8,297,379	5,161,956	4,681,937	7,655,141	4,767,808

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

10 – Loan operations

a) Details of the Loan Portfolio and Loan Operations Classified as “Other Receivables”

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Loan operations	189,692,175	137,992,137	190,881,563	138,816,825

Loans and bills discounted	84,912,155	57,325,806	85,249,181	57,552,305
Financing	53,988,308	41,181,833	54,983,289	41,903,596
Rural and agribusiness financing	63,682,917	49,340,487	63,682,917	49,340,487
Real estate financing	145,261	–	145,261	–
Financing of securities	653	475	–	–
(Allowance for loan losses)	(13,037,119)	(9,856,464)	(13,179,085)	(9,979,563)
Other receivables with loan characteristics	17,069,641	10,362,115	17,138,096	10,362,120

Guarantees honored	71,173	49,010	71,173	49,010
Advances on foreign exchange contracts	11,142,855	7,627,318	11,142,855	7,627,318
Credit card operations	6,022,594	2,494,295	6,022,594	2,494,295
Sundry	411,715	502,334	480,317	502,348
(Provision for other losses)	(578,696)	(310,842)	(578,843)	(310,851)
Lease operations	45,602	77,728	2,958,873	1,246,998

Lease operations(1)	45,602	77,728	3,030,004	1,269,953
(Allowance for lease losses)	–	–	(71,131)	(22,955)
Total	206,807,418	148,431,980	210,978,532	150,425,943

(1) Lease Operations are stated at present value. The amounts of 2007 were reclassified for purposes of comparability.

b) Loan and lease operations income

	BB-Domestic and Foreign branches			BB-Consolidated
	2º Sem/2008	2008	2007	2Sem/2008	2007	2008
Loan Operations Income	19,273,251	33,031,551	25,032,215	19,309,959	33,220,577	25,261,272

Loans and bills discounted	11,810,210	19,716,324	13,596,258	11,820,185	19,843,626	13,730,520
Financing	2,986,564	5,385,169	4,024,581	2,980,888	5,381,054	4,048,599
Rural and agribusiness financing	2,452,229	4,602,191	5,207,045	2,452,229	4,602,191	5,207,045
Advances on foreign exchange contracts	174,469	313,415	505,563	174,469	313,415	555,887
Guarantees honored	5,683	7,753	4,939	5,683	7,753	4,939
Other	1,844,096	3,006,699	1,693,829	1,876,505	3,072,538	1,714,282
Lease Operations Income	25,405	54,241	67,325	733,766	1,165,857	691,754

Total	19,298,656	33,085,792	25,099,540	20,043,725	34,386,434	25,953,026

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

c) Details of the Loan Portfolio by Sector, Including Operations with Loan Characteristics Classified as “Other Receivables”

	BB-Domestic and Foreign branches				BB-Consolidated
	12.31.2008%		12.31.2007%		12.31.2008%		12.31.2007%
PUBLIC SECTOR	3,921,827	1.8	2,530,425	1.6	4,040,429	1.8	2,550,356	1.6

Domestic	952,224	0.4	687,621	0.4	952,224	0.4	687,621	0.4

Government	732,852	0.3	471,921	0.3	732,852	0.3	471,921	0.3

Direct administration	669,276	0.3	391,952	0.2	669,276	0.3	391,952	0.2
Indirect administration	63,576	–	79,969	0.1	63,576	–	79,969	0.1
Business entities	219,372	0.1	215,700	0.1	219,372	0.1	215,700	0.1

Industry	148,854	0.1	138,450	0.1	148,854	0.1	138,450	0.1
Commerce	477	–	155	–	477	–	155	–
Financial services	61,392	–	65,965	–	61,392	–	65,965	–
Other services	8,649	–	11,130	–	8,649	–	11,130	–
Abroad	2,969,603	1.4	1,842,804	1.2	3,088,205	1.4	1,862,735	1.2

Government	2,003,577	0.9	1,724,844	1.1	2,021,059	0.9	1,734,420	1.1

Direct administration	2,003,577	0.9	1,724,844	1.1	2,021,059	0.9	1,734,420	1.1
Business entities	966,026	0.5	117,959	0.1	1,067,146	0.5	128,315	0.1

BB Group	8,183	–	–	–	–	–	–	–
Industry	669,238	0.4	21,620	–	776,655	0.4	32,893	–
Commerce	9,281	–	917	–	9,281	–	–	–
Financial services	279,324	0.1	95,422	0.1	281,210	0.1	95,422	0.1
PRIVATE SECTOR	216,501,406	98.2	156,068,861	98.4	220,767,162	98.2	158,188,956	98.4

Domestic	205,768,257	93.3	147,574,689	93.0	208,725,494	92.8	148,678,765	92.5

Rural	51,009,253	23.1	41,915,334	26.4	51,009,253	22.7	41,915,334	26.1
Industry	62,159,758	28.2	42,080,161	26.5	62,722,986	27.9	42,515,321	26.5
Commerce	23,675,404	10.7	17,304,419	10.9	24,211,779	10.7	17,592,438	10.9
Financial services	287	–	25	–	287	–	25	–
Private Individuals	40,278,471	18.3	28,877,523	18.2	41,621,573	18.5	28,931,501	18.0
Housing	62,905	–			62,905	–
Other services	28,582,179	13.0	17,397,227	11.0	29,096,711	13.0	17,724,146	11.0
Abroad	10,733,149	4.9	8,494,172	5.4	12,041,668	5.4	9,510,191	5.9

BB Group	–	–	9,592	–	–	–	–	–
Industry	8,397,742	0.3	6,939,527	4.4	9,186,317	0.4	7,024,693	4.4
Commerce	717,649	3.8	652,276	0.4	779,173	4.1	148,257	0.1
Financial services	732,384	0.3	619,306	0.4	742,359	0.3	648,639	0.4
Other companies	553,158	0.3	80,145	0.1	812,109	0.4	1,246,139	0.8
Private Individuals	6,837	–	5,028	–	6,928	–	5,119	–
Other services	325,379	0.2	188,298	0.1	514,782	0.2	437,344	0.3
Total	220,423,233	100.0	158,599,286	100.0	224,807,591	100.0	160,739,312	100.0

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

d) Loan portfolio by risk level and maturity, including operations with loan characteristics classified as “Other receivables”

BB-Domestic and Foreign branches Abnormal operations
										12.31.2008	12.31.2007
	AA(1)	A	B	C	D	E	F	G	H	Total portfolio	Total portfolio
Installments falling due
01 to 30	–	–	107,040	182,209	195,305	134,085	108,977	110,794	610,833	1,449,243	781,742
31 to 60	–	–	24,554	56,126	30,296	26,208	18,599	19,114	93,386	268,283	178,222
61 to 90	–	–	19,669	39,631	26,010	24,554	17,280	17,081	79,676	223,901	135,992
91 to 180	–	–	133,470	98,732	75,804	71,082	52,824	50,366	241,402	723,680	495,619
181 to 360	–	–	78,590	173,384	148,753	132,229	95,257	86,956	429,033	1,144,202	943,867
Over 360	–	–	168,611	365,625	367,876	271,773	188,157	180,212	920,337	2,462,591	2,309,226

Installments overdue
01 to 14	–	–	7,707	19,503	16,043	11,515	7,299	6,794	29,733	98,594	208,374
15 to 30	–	–	166,126	65,195	57,366	26,169	13,864	16,094	62,607	407,421	215,768
31 to 60	–	–	2,951	103,202	74,760	52,402	29,345	29,713	153,412	445,785	305,227
61 to 90	–	–	–	3,293	109,254	56,788	40,678	32,154	127,013	369,180	382,939
91 to 180	–	–	–	5,832	7,403	94,403	106,257	114,233	421,351	749,479	657,005
181 to 360	–	–	–	–	–	778	1,548	5,562	560,560	568,448	565,391
Over 360	–	–	–	–	–	19	16	1	28,670	28,706	38,664

Subtotal	–	–	708,718	1,112,732	1,108,870	902,005	680,101	669,074	3,758,013	8,939,513	7,218,036

Normal operations
										12.31.2008	12.31.2007
	AA(1)	A	B	C	D	E	F	G	H	Total portfolio	Total portfolio
Installments falling due
01 to 30	5,022,677	4,577,195	7,245,127	1,806,041	630,550	75,678	20,728	23,983	61,655	19,463,634	16,216,128
31 to 60	3,871,865	3,218,385	3,358,861	947,120	222,480	37,295	13,134	19,490	56,989	11,745,619	9,919,035
61 to 90	3,398,405	2,282,411	2,904,432	786,904	167,450	35,468	21,547	15,532	31,085	9,643,234	7,838,226
91 to 180	8,400,240	5,554,508	9,647,597	2,688,824	530,615	97,888	39,208	27,357	116,699	27,102,936	20,850,503
181 to 360	9,085,723	8,208,747	17,585,848	5,160,692	990,120	210,029	54,237	40,517	210,619	41,546,532	32,383,486
Over 360	28,917,618	17,995,285	29,301,810	11,584,219	4,266,172	1,597,684	397,622	614,539	2,686,589	97,361,538	59,552,981

Installments overdue
Up to 14 days	137,737	98,215	137,375	68,841	35,706	13,671	3,801	5,768	21,633	522,747	685,575

Others(1)	4,097,480	—	—	—	—	—	—	—	—	4,097,480	3,935,316

Subtotal	62,931,745	41,934,746	70,181,050	23,042,641	6,843,093	2,067,713	550,277	747,186	3,185,269	211,483,720	151,381,250

Total	62,931,745	41,934,746	70,889,768	24,155,373	7,951,963	2,969,718	1,230,378	1,416,260	6,943,282	220,423,233	158,599,286

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

BB-Consolidated Abnormal operations
										12.31.2008	12.31.2007
	AA(1)	A	B	C	D	E	F	G	H	Total portfolio	Total portfolio
Installments falling due
01 to 30	–	–	108,085	182,985	196,459	134,436	109,211	110,943	611,281	1,453,400	784,339
31 to 60	–	–	25,678	56,885	31,471	26,533	18,819	19,253	93,801	272,440	179,892
61 to 90	–	–	20,583	40,303	26,994	24,837	17,467	17,201	80,031	227,416	137,346
91 to 180	–	–	136,398	100,518	78,717	71,844	53,339	50,691	242,373	733,880	498,284
181 to 360	–	–	83,974	176,238	153,853	133,474	96,088	87,498	430,660	1,161,785	946,904
Over 360	–	–	229,515	386,127	402,180	278,432	191,443	182,264	925,618	2,595,579	2,313,098

Installments overdue
01 to 14	–	–	7,854	19,717	16,464	11,653	7,401	6,854	29,911	99,854	209,067
15 to 30	–	–	166,624	65,723	58,106	26,403	14,030	16,200	62,921	410,007	217,329
31 to 60	–	–	3,118	103,500	75,580	52,758	29,624	29,888	153,939	448,407	307,169
61 to 90	–	–	–	3,446	109,612	57,116	40,942	32,329	127,544	370,989	384,425
91 to 180	–	–	–	5,891	7,717	94,611	106,596	114,627	423,356	752,798	661,006
181 to 360	–	–	–	–	–	814	1,555	5,573	563,013	570,955	570,167
Over 360	–	–	–	–	–	19	16	3	28,691	28,729	38,676

Subtotal	–	–	781,829	1,141,333	1,157,153	912,930	686,531	673,324	3,773,139	9,126,239	7,247,702

Normal operations
										12.31.2008	12.31.2007
	AA(1)	A	B	C	D	E	F	G	H	Total portfolio	Total portfolio
Installments falling due
01 to 30	5,061,034	4,601,140	7,312,820	1,814,991	636,841	76,078	20,773	24,031	62,298	19,610,006	16,373,406
31 to 60	3,891,237	3,240,670	3,422,131	956,909	230,069	37,718	13,182	19,551	57,202	11,868,669	9,991,130
61 to 90	3,416,145	2,349,796	2,958,296	794,877	173,413	35,823	21,588	15,569	31,202	9,796,709	7,898,121
91 to 180	8,492,355	5,618,607	9,819,074	2,712,413	547,901	98,959	39,336	27,498	117,001	27,473,144	20,998,150
181 to 360	9,211,384	8,308,655	17,893,316	5,200,311	1,021,137	211,856	54,451	40,776	211,045	42,152,931	32,634,804
Over 360	29,550,573	18,452,377	30,670,900	11,712,819	4,348,965	1,601,272	398,256	614,950	2,807,655	100,157,767	60,974,119

Installments overdue
Up to 14 days	137,739	98,255	138,299	69,387	35,987	13,727	3,810	5,783	21,659	524,646	686,564

Other(1)	4,097,480	–	–	–	–	–	–	–	–	4,097,480	3,935,316

Subtotal	63,857,947	42,669,500	72,214,836	23,261,707	6,994,313	2,075,433	551,396	748,158	3,308,062	215,681,352	153,491,610

Total	63,857,947	42,669,500	72,996,665	24,403,040	8,151,466	2,988,363	1,237,927	1,421,482	7,081,201	224,807,591	160,739,312

(1) Operations with third party risk tied to Government Funds and Programs, mainly Pronaf, Procera, FAT, BNDES and FCO. Including the amount of overdue installments in the total amount of R$ 556 million, which comply with rules defined in each program for reimbursement with the managers, not implying credit risk for the Bank.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

e) Allowance for loan losses by risk level, including operations with loan characteristics classified as “Other receivables”

BB-Domestic and foreign branches

		12.31.2008				12.31.2007
Level of Risk	% Provision	Value of Operations	Value of(1) Provision	Additional Provision(2)	Total Provision	Value of Operations	Value of Provision
AA	0	62,931,745	–	–	–	42,326,801	–
A	0,5	41,934,746	209,673	47	209,720	30,686,330	153,432
B	1	70,889,768	708,898	851	709,749	52,704,411	527,044
C	3	24,155,373	724,661	76,012	800,673	18,366,180	550,985
D	10	7,951,963	795,196	247,514	1,042,710	5,406,058	540,606
E	30	2,969,718	890,915	693,267	1,584,182	2,207,281	662,184
F	50	1,230,378	615,189	329,322	944,511	813,264	406,632
G	70	1,416,260	991,382	247,235	1,238,617	1,134,708	794,296
H	100	6,943,282	6,943,282	–	6,943,282	4,954,253	4,954,253
Subtotal		220,423,233	11,879,196	1,594,248	13,473,444	158,599,286	8,589,431

Additional allowance foreign(3)	–	–		29,435	29,435	–	16,126
Additional allowance domestic(4)	–	–		112,936	112,936	–	1,561,749
Total		220,423,233	11,879,196	1,736,618	13,615,815	158,599,286	10,167,306

BB-Consolidate

		12.31.2008				12.31.2007
Level of Risk	% Provision	Value of Operations	Value of(1) Provision	Additional Provision(2)	Total Provision	Value of Operations	Value of Provision
AA	0	63,857,947	–	–	–	42,734,306	–
A	0,5	42,669,500	213,347	47	213,394	31,408,048	157,040
B	1	72,996,665	729,966	851	730,817	53,461,501	534,615
C	3	24,403,040	732,091	76,012	808,103	18,460,176	553,805
D	10	8,151,466	815,147	247,514	1,062,661	5,438,615	543,861
E	30	2,988,363	896,509	693,267	1,589,776	2,214,101	664,230
F	50	1,237,927	618,964	329,322	948,286	816,012	408,006
G	70	1,421,482	995,037	247,235	1,242,272	1,136,683	795,678
H	100	7,081,201	7,081,201	–	7,081,201	5,069,870	5,069,870
Subtotal		224,807,591	12,082,262	1,594,248	13,676,510	160,739,312	8,727,107

Additional allowance foreign(3)		–	–	39,497	39,497	–	24,511
Additional allowance domestic(4)		–	–	113,052	113,052	–	1,561,751
Total		224,807,591	12,082,262	1,746,797	13,829,059	160,739,312	10,313,369

(1) It includes the amount of R$ 241,124 thousand, related to an additional provision constituted by application of an operation risk classification model for clients having indebtedness under R$ 50 thousand, arising out of an aggravation of the risk of operations subject to classification at the A risk level, under Resolution CMN no. 2.682/99.

(2) It includes the amount of R$ 1,594,248 thousand, related to an excess provision constituted as from a stress test of Banco do Brasil credit portfolio, which added to the amount of R$ 241,124 thousand (see previous item 1) constitutes the minimum additional of provision required by resolution CMN no. 2.686/99 (R$ 1,835,372 thousand).

(3) Additional allowance required by local legislation.

(4) Includes mainly the installment of R$ 73 million (R$ 58 million on 12.31.2007) related to charges on operations classified at Proagro, pending recovery by Central Bank. On 12/31/2007, the amount of R$ 1,400 million, related to the excess provision was not classified under the several risk levels.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

f) Transactions with the allowance for loan losses, leasing and other doubtful credits, with the nature of credits granted

	BB-Domestic and foreign branches			BB-Consolidated
	2º Sem/2008	2008	2007	2º Sem/2008	2008	2007
Opening balance	11,020,686	10,167,306	8,449,027	11,164,931	10,313,369	8,634,714

Provision/(reversal)	5,137,988	8,463,646	5,353,959	5,171,016	8,519,170	5,379,396
Exchange variation on allowances - foreign	16,671	12,074	(5,675)	62,575	47,243	(27,656)
Loans written off	(2,559,530)	(5,027,211)	(3,630,005)	(2,569,463)	(5,050,723)	(3,673,085)
Closing balance	13,615,815	13,615,815	10,167,306	13,829,059	13,829,059	10,313,369

g) Transactions with the provision for other doubtful credits, without the nature of credits granted

	BB-Domestic and foreign branches			BB-Consolidated
	2º Sem/2008	2008	2007	2º Sem/2008	2008	2007
Opening balance	700,616	574,171	3,459,814	725,807	585,295	3,472,393

Provision/(reversal)	87,197	87,204	299,730	87,465	86,638	298,022
Exchange variation on allowances - foreign	1,085	1,094	(296)	1,085	1,094	(296)
Loans written off	(19,700)	106,729	(3,785)	(16,488)	124,842	(3,532)
Reclassification(1)	–	–	(3,181,292)	–	–	(3,181,292)
Closing balance	769,198	769,198	574,171	797,869	797,869	585,295

(1) Amount referring to reclassification, in the 1st semester of 2007, of provision relating to the restatement of the judicial deposit of the proceeding of full carryforward of the tax loss of Income Tax and negative basis of CSLL for Liabilities - Other Fiscal and Social Security Liabilities.

h) Supplementary information

	BB-Domestic and foreign branches			BB-Consolidated
	2º Sem/2008	2008	2007	2º Sem/2008	2008	2007
Renegotiated loans	6,326,970	13,243,677	9,740,589	6,327,481	13,245,325	9,767,843
Recoveries of loans written off(1)	862,346	1,703,866	1,437,299	866,969	1,714,384	1,447,216

(1) Recorded in income in Revenue from Loans, pursuant to CMN Resolution 2836, of May 30, 2001. Of this total, in 2008, R$ 64,286 thousand (book value - R$ 39,732 thousand) refer to loans to individuals and corporate entities. In 2007, these amounts reached R$ 37,327 thousand (book value - R$ 40,814 thousand).

11 – Other Receivables

a) Specific credits

These are credits from the Federal Treasury of R$ 845,887 thousand (R$ 756,879 thousand on December 31, 2007) for the – extension of terms of rural financing – as determined by Law 9138/1995.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

b) Sundry

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Sundry debtors from security deposits(4)	17,004,869	15,332,008	18,006,940	15,408,714
Tax credits(1)	16,071,248	13,680,433	16,499,482	13,825,929
Sundry debtors – domestic(2)	12,047,668	5,949,116	11,798,840	5,966,147
Accounts receivable – credit card operations(3)	6,130,646	4,767,377	6,130,646	4,767,377
Income tax and social contribution on net income to offset	3,529,824	3,208,201	3,972,656	3,290,356
Accounts receivable – other	2,216,543	852,891	2,911,852	891,119
Advances to FGC(5)	1,063,035	–	1,063,035	–
Accounts receivable – Federal Treasury	374,904	320,646	374,904	320,646
Sundry debtors from sale of assets and rights	293,352	357,996	293,355	357,996
Salary and other advances	206,579	213,247	216,876	213,267
Sundry debtors – foreign	41,685	17,000	41,983	17,300
Other	385,063	416,664	314,054	259,638
Total	59,365,416	45,115,579	61,624,623	45,318,489

Current Assets	19,854,665	13,997,305	20,799,150	13,999,740
Non Current Assets	39,510,751	31,325,028	40,825,473	31,525,503

(1) Include the amount of R$ 10,998,898 thousand (R$ 9,666,786 thousand on 12.31.2007) related to judicial deposits regarding the full offset of prior year income tax and social contribution on net income losses against taxable income.

(2) Includes the total of tax credits from income tax and social contribution. Nota 25.a.

(3) Includes the sum of R$ 7,793,671 thousand with regard to “CVM Actuarial Assets no. 371” (R$ 2,268,313 thousand at December 31, 2007), as shown in Note 29 f.

(4) Includes the yet to mature credit card installments payable to storekeepers, in the amount of R$ 2,661,833 thousand (R$ 2,101,962 thousand at December 31, 2007).

(5) It corresponds to the anticipation granted to the Credit Guarantor Fund, according to Bacen Circular no. 3.416, of 10/24/2008.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

12 – Foreign exchange portfolio

a) Breakdown

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Assets
Other Receivables	20,913,621	9,022,874	20,913,621	9,022,874

Forward foreign exchange purchases pending settlement	16,683,836	8,253,130	16,683,836	8,253,130
Bills of exchange and time drafts in foreign currency	104,101	82,679	104,101	82,679
Receivables from sales of foreign exchange	10,012,642	5,628,631	10,012,642	5,628,631
(Advances in national currency)	(6,115,676)	(5,074,337)	(6,115,676)	(5,074,337)
Foreign currency receivables	7,348	5,740	7,348	5,740
Income receivable on advances granted	221,326	126,971	221,326	126,971
Income receivable on financed imports	44	60	44	60
Liabilities
Other liabilities	15,870,660	6,609,253	15,964,485	6,609,253

Forward foreign exchange sales pending settlement	12,317,083	5,316,716	12,317,083	5,316,716
Advances on foreing currency	–	(21,246)	–	(21,246)
(Financed import – contracted exchange)	(14,623)	(9,629)	(14,623)	(9,629)
Foreign exchange purchase liabilities	14,388,411	8,693,383	14,388,411	8,693,383
(Advances on foreign exchange contracts)	(10,838,611)	(7,384,744)	(10,838,611)	(7,384,744)
Foreign currency payables	14,408	11,039	108,233	11,039
Unearned income on advances granted	3,965	3,703	3,965	3,703
Obligations for sales – floating	1	–	1	–
Charges payable on advances received	26	31	26	31
Foreign exchange portfolio, net	5,042,961	2,413,621	4,949,136	2,413,621
Memorandum accounts
Credits limit for import	741,775	510,345	741,944	515,199
Confirmed export credit	266,261	262,695	267,676	264,519

b) Foreign exchange income

	BB-Domestic and Foreign branches			BB-Consolidated
	2º Sem/2008	2008	2007	2º Sem/2007	2008	2007
Foreign exchange income	8,005,190	11,124,317	6,022,401	8,003,764	11,144,993	6,055,810
Foreign exchange expenses	(7,543,370)	(10,654,553)	(5,630,175)	(7,550,449)	(10,680,839)	(5,659,391)
Foreign Exchange result	461,820	469,764	392,226	453,315	464,154	396,419

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

13 – Other Assets

a) Non-operating assets/Others

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Assets in special regime	172,079	158,779	172,372	158,865
Buildings	51,619	72,879	51,301	73,006
Supply materials	19,319	14,862	47,579	14,862
Vehicles	765	430	20,743	584
Machinery and Equipment	11,656	12,043	12,431	12,738
Property	3,249	2,370	3,359	2,370
Others	544	–	544	–
(Provision for devaluations)	(154,360)	(151,307)	(170,297)	(152,023)
Total	104,871	110,056	138,032	110,402

b) Prepaid Expense

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Contracts in the provision of banking services(1)	731,102	2,542,120	731,102	2,542,120
Personal Expense(2)	82,012	63,713	82,012	63,713
Commissions for credit intermediation(3)	30,738	27,847	30,738	27,847
Others	105,405	118,534	274,278	120,888
Total	949,257	2,752,214	1,118,130	2,754,568

Current Assets	646,874	2,752,214	779,007	2,754,568
Non Current Assets	302,383	–	339,123	–

(1) The figures relating to the allocation of business relationships, from the year 2008, began to be recorded in intangible assets (Note 15). In 2007 represented R $ 2,388,274 thousand.

(2) Basically include the benefits of the Program on Food – officials.

(3) Commissions paid to retailers – financing of vehicles.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

14 – Property and equipment and leased assets

BB-Domestic and Foreign branches

	Annual depreciation rate (by group)	Residual Cost 12.31.2007	12.31.2008
			Movements	Depreciation	Final Balance
Property and equipment		2,842,907	812,873	(477,309)	3,178,471

Buildings	4%	971,978	136,651	(56,904)	1,051,725
Data processing systems	20 a 50%	806,171	493,054	(291,739)	1,007,486
Furniture and equipment in use	10%	320,954	150,239	(77,563)	393,630
Facilities	10%	180,651	34,941	(43,847)	171,745
Land	–	165,080	2,204	–	167,284
Constructions in progress	–	96,780	54,389	–	151,169
Security systems	10%	91,620	22,078	(20,946)	92,752
Communication systems	10%	94,783	(18,498)	14,069	90,354
Furniture and equipment in stock	–	114,624	(62,571)	–	52,053
Vehicles	20%	266	386	(379)	273
Leased assets		77,826	(38,406)	6,183	45,603

Total		2,920,733	774,467	(471,126)	3,224,074

BB-Consolidated

	Annual depreciation rate (by group)	Residual Cost 12.31.2007	12.31.2008
			Movements	Depreciation	Final Balance
Property and equipment		2,843,549	1,334,789	(839,397)	3,338,941

Buildings	4%	971,978	312,692	(189,299)	1,095,371
Data processing systems	20 a 50%	806,484	561,052	(321,796)	1,045,740
Furniture and equipment in use	10%	321,283	411,303	(273,092)	459,494
Facilities	10%	180,651	43,521	(47,508)	176,664
Land	–	165,080	6,092	–	171,172
Constructions in progress	–	96,780	56,006	–	152,786
Security systems	10%	91,620	22,091	(20,960)	92,751
Communication systems	10%	94,783	(17,949)	14,673	91,507
Furniture and equipment in stock	–	114,624	(62,571)	–	52,053
Vehicles	20%	266	2,552	(1,415)	1,403
Leased assets		1,506,528	(1,928,598)	425,939	3,869

Total		4,350,077	(593,809)	(413,458)	3,342,810

The ratio of formation of fixed assets in relation to the equity of reference is 14.59% (13.17% at December 31, 2007) for the Financial Consolidation, and 11.68% for the Economic and Financial Consolidation, in conformity with CMN Resolution 2669, of November 25, 1999. The difference between the Fixed Asset Ratio of the Financial Group and of the Economic/Financial consolidate figures results from the inclusion of non-financial subsidiaries/associated companies that have high liquidity and low fixed asset level, with consequent reduction of the fixed asset ratio of the Economic/Financial consolidate figures.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

15 – Intangible Assets

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Personnel Expenses(1)	3,920,849	–	3,920,849	–
Other Intangible Assets(2)	121,998	–	679,601	–
(-) Accumulated amortization	(2,202)	–	(2,202)	–
Total	4,040,645	–	4,598,248	–

(1) Refers basically to contracts of the business relationship program (negotiation of the payroll of direct and indirect management bodies). In fiscal year 2007, these contracts were recorded in Other Receivables – Prepaid Expenses, in the amount of R$ 2,388,274 thousand (Note 13). In fiscal year 2008, it was recorded an impairment loss in intangible assets – payroll acquisition, in the amount of R$ 42,284 thousand.

(2) They refer principally, the softwares developing acquired from 09.30.2008.

16 – Money Market Borrowing

a) Deposits breakdown

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Demand deposits	51,865,142	51,294,823	51,949,022	51,310,832

Corporate entities	19,123,206	20,858,304	19,199,985	20,900,256
Individual	17,272,282	17,505,848	17,280,150	17,513,776
Restricted	6,997,602	5,108,272	6,997,672	5,108,377
Government	3,854,447	3,584,351	3,854,447	3,584,351
In foreign currencies	2,545,663	1,994,569	2,545,663	1,994,569
Related companies	792,014	1,157,421	792,014	1,157,421
Special from Federal Treasury	434,602	340,075	434,602	340,075
Financial institutions	330,230	396,285	329,511	362,398
Domiciled abroad	57,873	40,136	57,755	40,046
Others	457,223	309,562	457,223	309,563
Savings deposits	54,965,370	45,839,494	54,965,370	45,839,494

Individual	51,485,000	43,256,183	51,485,000	43,256,183
Corporate entities	3,182,343	2,238,158	3,182,343	2,238,158
Related companies	290,638	340,623	290,638	340,623
Financial institutions	7,389	4,530	7,389	4,530
Interbank deposits	19,606,585	8,826,940	14,064,945	5,144,489

Time deposits	149,762,035	85,308,725	149,618,491	85,519,801

Time deposits in local currency(1)	100,331,988	38,261,154	100,188,444	38,472,230
Remunerated judicial deposits	33,325,979	28,609,308	33,325,979	28,609,308
Special deposits relating to funds Funds and programs(Note 20b)	15,546,953	18,437,219	15,546,953	18,437,219
Time deposits in foreign currency	557,115	1,044	557,115	1,044
Deposits for investments	243,268	467,872	243,268	467,872

Total	276,442,400	191,737,854	270,841,096	188,282,488

Current Liabilities	224,785,452	174,980,854	212,058,474	168,905,946
Non Current Liabilities	51,656,948	16,757,000	58,782,622	19,376,542

(1) Includes time deposits time with automatic renewal in the amount of R$ 115,677 thousand (R$ 142,953 thousand at December 31, 2007).

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

b) Expenses Related to Deposits

BB – Domestic and Foreign branches

	2008							2007
	No expiration	Up to 3 months	3 to 12 months	1 to 3 years	3 to 5 years	Over 5 years	December 31	December 31
Deposits	51,865,142	–	–	–	–	–	51,865,142	51,294,823
Savings deposits	54,965,370	–	–	–	–	–	54,965,370	45,839,494
Interbank deposits	–	14,558,122	4,020,477	472,482	450,363	105,141	19,606,585	8,826,940
Time deposits	51,811,651	14,413,332	20,252,706	17,234,572	46,048,348	1,426	149,762,035	85,308,725
Investments deposits	243,268	–	–	–	–	–	243,268	467,872
Total	158,885,431	28,971,454	24,273,183	17,707,054	46,498,711	106,567	276,442,400	191,737,854

BB-Consolidate

	2008							2007
	No expiration	Up to 3 months	3 to 12 months	1 to 3 years	3 to 5 years	Over 5 years	December 31	December 31
Deposits	51,949,022	–	–	–	–	–	51,949,022	51,310,832
Savings deposits	54,965,370	–	–	–	–	–	54,965,370	45,839,494
Interbank deposits	–	8,241,746	5,249,141	451,093	17,824	105,141	14,064,945	5,144,489
Time deposits	51,571,518	14,441,969	20,320,658	17,234,572	46,048,348	1,426	149,618,491	85,519,801
Investments deposits	243,268	–	–	–	–	–	243,268	467,872
Total	158,729,178	22,683,715	25,569,799	17,685,665	46,066,172	106,567	270,841,096	188,282,488

c) Money Market

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Own portfolio	22.278.246	28.123.914	21.926.897	28.126.209

Financial Treasury Bills	17.916.364	26.556.244	17.565.015	26.556.028
Debentures	411.927	–	411.927	–
Other securities abroad	1.986.863	1.567.670	1.986.863	1.570.181
Other	1.963.092	–	1.963.092	–
Third-party portfolio	69.801.409	44.628.995	69.203.467	44.143.904

Financial Treasury Bills	61.521.331	2.629.297	60.923.631	2.629.297
Federal Treasury Notes	1.147.509	36.084.512	1.147.509	35.599.421
Federal Treasury Bills	1.080.036	2.613.861	1.079.794	2.613.861
Other securities abroad	6.052.533	3.301.325	6.052.533	3.301.325
Total	92.079.655	72.752.909	91.130.364	72.270.113

Current Liabilities	87,448,258	64,661,314	86,501,235	64,178,518
Non Current Liabilities	4,631,397	8,091,595	4,629,129	8,091,595

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

17 – Expenses with Money Market

a) Deposits

	BB-Domestic and Foreign branches			BB-Consolidated
	2º Sem/2008	2008	2007	2º Sem/2008	2008	2007
Saving Deposits	(2,423,762)	(4,199,032)	(3,237,324)	(2,423,762)	(4,199,032)	(3,237,324)
Interbank Deposits	(254,090)	(469,968)	(825,440)	(232,667)	(432,353)	(765,864)
Time Deposits	(5,384,188)	(7,131,069)	(3,187,355)	(5,377,128)	(7,118,622)	(3,193,012)
Other	(2,149,529)	(3,855,007)	(3,334,306)	(2,215,808)	(3,956,819)	(3,416,541)
Total	(10,211,569)	(15,655,076)	(10,584,425)	(10,249,365)	(15,706,826)	(10,612,741)

b) Money Market

	BB-Domestic and Foreign branches			BB-Consolidated
	2º Sem/2008	2008	2007	2º Sem/2008	2008	2007
Own Portfolio	(1,375,133)	(3,102,575)	(2,973,023)	(1,337,995)	(3,040,031)	(2,916,654)
Third-party Portfolio	(3,902,198)	(6,739,057)	(4,045,286)	(3,902,198)	(6,739,057)	(4,045,286)
Unrestricted Portfolio	(10,551)	(45,811)	(221,994)	(10,551)	(45,811)	(221,994)
Total	(5,287,882)	(9,887,443)	(7,240,303)	(5,250,744)	(9,824,899)	(7,183,934)

18 – Borrowings

a) Foreign Borrowings

BB-Domestic and Foreign branches
	up to 90 days	from 91 to 360 days	from 1 to 3 years	from 3 to 5 years	from 5 to 15 years	Total 12.31.2008	Total 12.31.2007
Borrowings from BB Group companies overseas	2,359,065	952,193	3,364,492	–	–	6,675,750	2,320,391
Onlend to the public sector	–	329,728	572,418	561,786	421,339	1,885,271	1,661,188
Imports	942,303	1,020,326	14,135	–	–	1,976,764	526,044
Borrowings by BB Group companies overseas	94,399	266,244	171,838	113,973	74,587	721,041	426,615
Bankers	430,361	–	–	–	–	430,361	413,067
Exports	62,057	16,570	–	–	–	78,627	302,829
Total	3,888,185	2,585,061	4,122,883	675,759	495,926	11,767,814	5,650,134

Current Liabilities						6,473,246	3,862,160
Non Current Liabilities						5,294,568	1,787,974

BB-Consolidated
	up to 90 days	from 91 to 360 days	from 1 to 3 years	from 3 to 5 years	from 5 to 15 years	Total 12.31.2008	Total 12.31.2007
Onlend to the public sector	–	329,728	572,418	561,786	421,339	1,885,271	1,661,188
Borrowings by BB Group companies overseas	942,320	1,009,962	14,135	10,363	–	1,976,780	520,197
Bankers	430,361	–	–	–	–	430,361	413,067
Imports	47,817	226,568	90,884	63,968	45,962	475,199	238,918
Exports	–	–	–	–	–	–	–
Total	1,420,498	1,566,258	677,437	636,117	467,301	4,767,611	2,833,370

Current Liabilities						2,986,756	1,306,761
Non Current Liabilities						1,780,855	1,526,609

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

b) Official Institutions

PROGRAMS	FINANCIAL CHARGES	BB-Domestic and Foreign branches		BB-Consolidated
		12.31.2008	12.31.2007	12.31.2008	12.31.2007
National Treasury – Rural credit		3,485,066	3,185,270	3,485,066	3,185,270

Farming/livestock breeding	TR or 9% YoY	40,635	39,934	40,635	39,934
Cocoa	TJLP + 0.6% YoY or 6.35% YoY	65,597	45,337	65,597	45,337
Pronaf	TMS (Available) ou 0.5% YoY a 5.5% YoY (Allocated)	3,201,636	2,894,859	3,201,636	2,894,859
Recoop	5.75% YoY to 7.25% YoY	175,843	203,786	175,843	203,786
Recoop	–	1,355	1,354	1,355	1,354
BNDES	3.75% YoY to 11% YoY or TJLP /var. camb. + 0.5% to YoY to 9.69% YoY	11,167,753	8,713,218	11,167,753	8,713,218

Finame	3.75% YoY to 11% YoY or TJLP /var. camb. + 0.5% YoY to 4.5% YoY	6,557,872	4,845,223	6,584,776	4,865,859

Other Official Institutions		1,198,637	722,708	1,198,829	722,880

Funcafé	TR or TMS (Available) ou TJLP - 0,5 YoY or 3% YoY or 5% YoY (Allocated)	1,198,178	713,250	1,198,178	713,250
Other	–	459	9,458	651	9,631
Total		22,409,328	17,466,419	22,436,424	17,487,227

Current Liabilities		13,738,050	11,685,969	13,749,287	11,694,471
Non Current Liabilities		8,671,278	5,780,450	8,687,137	5,792,756

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

19 – Funds Obtained in Foreign Capital Markets (in R$/US$ million)

						Balance at 12.31.2008			Balance at 12.31. 2007
OPERATIONS	Issued value		Cupom	Date of funding	Maturity	Issue currency		Reais (**)	Issue currency		Reais (*)
DIRECT FUND RAISING
Global Medium – Term Notes Program(1)	R	$350	9,75% YoY	jul/07	jul/17	R	$330	330	R	$319	319
Subordinated debt(2) (3)	US$	300	8,5% YoY	sep/04	sep/14	US$	306	715	US$	307	543
Perpetual Bonuses(2) (3) (4)	US$	500	7,95% YoY	jan/06	–	US$	507	1.185	US$	508	899
Certificates of deposit – in reais(1) (8)	R$	7	--	–	–	R$	7	7		–	–
Certificates of deposit – in US$( (1) (8)	US$	361	--	–	–	US$	364	849	US$	24	43
Certificates of deposit – in Euros( (1) (8)	EUR	4	--	–	–	EUR	4	14		–	–
Total								3.100			1.804

FUND RAISING THROUGH SPECIAL-PURPOSE COMPANIES – SPC
Securitization of the future flow of payment orders overseas(1) (5) (7)	US$	450	7,890% YoY	dec/01	dec/08		–	–	US$	162	288
Securitization of the future flow of payment orders overseas(1) (5) (7)	US$	300	Libor 3m+0,60 YoY	jul/02	jun/09	US$	29	67	US$	86	152
Securitization of the future flow of payment orders overseas(1) (5) (7)	US$	40	7,890% YoY	sep/02	sep/09	US$	6	13	US$	13	24
Securitization of the future flow of payment orders overseas(1) (5) (7)	US$	120	7,26% YoY.	mar/03	mar/10	US$	34	80	US$	59	105
Securitization of the future flow of payment orders overseas(1) (5) (7)	US$	250	6,55% YoY	dec/03	dec/13	US$	190	445	US$	221	392
Securitization of the future flow of payment orders overseas(1) (5) (7)	US$	250	Libor 3m+0,55% YoY	mar/08	mar/14	US$	249	582		–	–
Securitization of the future flow of payment orders overseas(1) (5) (7)	US$	200	Libor 3m+1,2% YoY	sep/08	sep/15	US$	200	468		–	–
Securitization of the future flow of payment orders overseas(1) (5) (7)	US$	150	5,25% YoY	apr/08	jun/18	US$	150	351		–	–
Securitization of the future flow of credit card invoice receivables(2) (6) (7)	US$	178	5,911% YoY	jul/03	jun/11	US$	82	192	US$	111	196
Securitization of the future flow of credit card invoice receivables(2) (6) (7)	US$	45	4,777% YoY	jul/03	jun/11	US$	19	46	US$	28	49
Total								2.244			1.206

TOTAL DAS CAPTAÇÕES								5.344			3.010

* Currency exchange rate: US$ 1.00 x R$ 1.7705 (12.31.2007)

** Currency exchange rate: US$ 1.00 x R$ 2.3362 (12.31.2008)

(1) Recorded under Foreign marketable securities.

(2) Funding recorded in Other Liabilities, with subordinated debt recorded in Liabilities from the Issue of Subordinated Debt; Perpetual Bonuses in Obligations due to Issuance of Hybrid Capital and Debt Instruments and the securitization of the future flow of receivables from credit cards in Contracts of Assumption of Liabilities.

(3) The amount of US$ 288 million (R$ 672 million) of the subordinated debt and the sum of US$ 490 million (R$ 1,145 million) of the perpetual bonuses are included in the Referential Equity Amount (RE), level II, in conformity with CMN Resolution 3444, of February 28, 2007.

(4) The operation can be redeemed at the Bank’s option from 2011 or at each subsequent quarterly payment of interest, providing it is authorized beforehand by BACEN. The terms of these Perpetual Bonuses allow the Bank to suspend quarterly payments of interest and/or accessory payments on the aforesaid securities issued (which will neither be due or accumulated) if: (i) the Bank determines that it is incapable or the payment of these charges does not allow the Bank to be in conformity with the capital adequacy levels required by BACEN or its financial indicators are below the minimum level required by the regulations applicable to Brazilian banks; (ii) BACEN or the Regulatory Authorities request the suspension of payments of the charges; (iii) an insolvency or bankruptcy event occurs; (iv) a default event occurs; or (v) the Bank decides to suspend these payments for any other reason. If the Bank decides to suspend the payment of interest and accessories due on the Perpetual Bonuses on account of item (v) above, the terms of the Perpetual Bonuses provide that, until such payments have been resumed for a period equivalent to 12 months, the Bank (a) cannot recommend to its stockholders and, as permitted by the applicable legislation, will act in order to avoid the statement, payment or distribution of dividends or interest on own capital on its common stock and (b) will suffer restrictions on its capacity to redeem or otherwise acquire its common stock.

(5) The Special Purpose Company – SPC “Dollar Diversified Payment Rights Finance Company” was created with the following purposes:

(a) issue and sell securities in the international market; (b) use funds raised with the issue of securities to pay for the purchase from BB of BB’s rights on payment orders issued by correspondent banks in the USA and by BB’s New York branch, in US dollars, to any BB branch in Brazil (Remittance Rights); and (c) to make payments of principal and interest with regard to securities and other payments provided in the agreements covering the issue of such securities.

(6) The Special Purpose Company – “Brazilian Merchant Voucher Receivables” was created with the following purposes: (a) issue and sell securities in the international market; (b) to use funds raised with the issue of securities to pay for the purchase of current and future rights of Companhia Brasileira de Meios de Pagamento (“Visanet”) against Visa International Service Association over the Receivables arising from: (i) credit or charge purchases made in Brazilian territory, in any currency processed by Visanet, with Visa cards issued by financial institutions located outside of Brazil, or (ii) credit or charge purchases processed by Visanet in foreign currency and made with Visa cards issued by financial institutions located in Brazil; and (c) to make payments of principal and interest with regard to securities and other payments provided in the agreements covering the issue of such securities. BB is the beneficiary of 44.618488% of the funds, calculated based on the equity interest held in Visanet, and the remaining funds made available to the other Brazilian financial institution which holds an interest in Visanet.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

(7) The Special Purpose Entities were organized under the laws of the Cayman Islands and declare that they have no relevant asset or liability other than the rights and duties originating from the contracts for issue of securities. BB does not have control, is not a shareholder, the owner, or is a beneficiary of any of the results of operations of the SPCs. The liabilities arising from the securities issued are paid by the SPCs using the funds accumulated in its account.

(8) Securities with a term below 360 days, whereas the interest rates of the certificates are issued in Brazilian Reais between 9.75% and 13.84% per annum and the rate of those issued in dollar is between 1.05% and 5.02% per annum. and the rate of those issued in euro is between 2.08% and 2.37% per annum.

20 – Other liabilities

a) Financial and development funds

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
PIS/Pasep	1,706,439	1,523,503	1,706,439	1,523,503
Special Lending Program for Agrarian Reform – Procera	322,502	313,434	322,502	313,434
Merchant Navy	269,843	34,525	269,843	34,525
Consolidation of Family Farming (CAF)	68,742	173,641	68,742	173,641
Fight against Poverty/Our First Land (CPR/NPT)	22,585	20,906	22,585	20,906
Land and Agrarian Reform – BB Banco da Terra	2,178	1,291	2,178	1,291
Other	65,510	49,636	65,510	49,636
Total	2,457,799	2,116,936	2,457,799	2,116,936

Current Liabilities	428,517	280,504	428,517	280,504
Non Current Liabilities	2,029,282	1,836,432	2,029,282	1,836,432

b) Fund for Worker Assistance (FAT) and Fund to Guarantee the Increase in Employment and Earnings (FUNPROGER)

FAT is a special accounting and financial fund, established by Law 7998/1990, attached to the Ministry of Labor and Employment (MTE) and managed by the Executive Council of the Worker Assistance Fund – Codefat. CODEFAT is a collective, tripartite and equal level organization, composed of representatives of workers, employers and government, which acts as the manager of FAT.

The main actions to promote employment using FAT funds are centralized in the Programs for the Increase in Earnings (PROGER), whose resources are allocated by special deposits, established by Law 8352/1991, in official federal financial institutions (including, among others, PROGER in the Urban – Investment and Working Capital – and Rural, the National Program for Strengthening of Family Farming – Pronaf, the program that allocates resources for the purchase of construction materials – FAT Housing, in addition to the special lines such as FAT Rural and Urban Integration, FAT Giro Setorial – Micro and Small-Sized Companies, FAT Giro Setorial – Medium and Large-Sized Companies, FAT Fomentar – Micro and Small-Sized Companies, FAT Fomentar – Medium and Large-Sized Companies, FAT Giro Agropecuário, FAT Turismo Senior and FAT Digital Inclusion).

The FAT special deposits, allocated with Banco do Brasil, while available, incur interest on a daily “pro rata” basis using the TMS (Average Selic Rate). As they are applied in loans, the interest rate is changed to the TJLP (Long-term Interest Rate) during the effective period of the loans. The income on the Bank’s funds is paid to FAT on a monthly basis, as established in CODEFAT Resolution 439, of June 2, 2005 and 489, of April 28, 2006.

The Guarantee Fund for Generation of Employment and Earnings (Funproger) is a special accounting fund established on November 23, 1999 by Law 9872, amended by Law 10360/2001, and by Law 11110/2005 and regulated by Codefat Resolution 409/04, and is managed by Banco do Brasil under the supervision of Codefat/MTE, whose balance at December 31, 2008 is R$ 321,522 thousand (R$ 325.990 thousand at December 31, 2007).

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

The objective of FUNPROGER is provide guarantees to entrepreneurs who do not have the necessary guarantees of their own to contract PROGER Urbano and PNMPO financing, through the payment of a commission. The net assets of FUNPROGER are accumulated through funds arising from the difference between the average SELIC Rate and the Long-Term Interest Rate (TJLP) in respect of the remuneration of the special deposit balances available in the FAT. Other sources of funds are the earnings from its operations and the income on its cash resources paid to Banco do Brasil, the Fund manager.

Programs	Resolution/ TADE	Available (1)	Invested (2)	Total	Return of FAT funds
					Type (3)	Initial Date	Final Date
PROGER (Rural) and PRONAF		814,659	6,939,834	7,754,493

Pronaf Custeio	04/2005	438,381	224,832	663,213	RA	11/2005	–
Pronaf Investimento	05/2005	–	3,847,313	3,847,313	RA	11/2005	–
Giro Rural – Aquisição de Títulos	03/2005	–	1,658,249	1,658,249	SD	01/2008	01/2014
Giro Rural Fornecedores	14/2006	2,945	664,754	667,699	RA	08/2006	–
Rural Custeio	02/2006	350,251	7,497	357,748	RA	11/2005	–
Rural Investimento	13/2005	23,082	537,189	560,271	RA	11/2005	–
Proger Urbano		888,040	5,238,619	6,126,659

Urbano Investimento	18/2005	876,195	4,390,247	5,266,442	RA	11/2005	–
Urbano Capital de Giro	15/2005	1	755,501	755,502	RA	11/2005	–
Empreendedor Popular	01/2006	11,844	92,871	104,715	RA	11/2005	–
Others		230,430	687,970	918,400

Exports	27/2005	1,095	3,692	4,786	RA	11/2005	–
Rural Area Integration	26/2005	–	13,830	13,830	RA	11/2005	–
Urban Area Integration	25/2005	–	12,177	12,177	RA	11/2005	–
Digital Inclusion	09/2005	259	542	801	RA	11/2005	–
FAT Giro Setorial Micro e Small Comp.	08/2006	60,375	172,230	232,605	RA	09/2007	–
FAT Giro Setorial – Medium and Large-Sized Comp.	09/2006	167,145	327,825	494,970	RA	09/2007	–
FAT Giro Cooperativo Agropecuário	10/2006	809	1,229	2,039	RA	07/2006	–
FAT Fomentar Micro and Small Comp.	11/2006	747	20,627	21,374	RA	08/2006	–
FAT Fomentar – Medium and Large-Sized Comp.	12/2006	–	135,818	135,818	RA	07/2006	–
Total		1,933,129	12,866,423	14,799,552

(1) Funds remunerated by the Average Selic Rate (TMS).

(2) Funds remunerated by the TJLP.

(3) (RA) Automatic Monthly Return of 2% on the total balance and the (SD) Available Balance.

c) Taxes and social security

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Taxes on profits and contributions to pay(1)	8,109,469	7,841,712	8,448,055	8,062,057
Provision for tax risks(2)	4,247,419	3,555,597	5,128,994	3,599,035
Provision for taxes and contributions deferred (note 24)	2,673,217	254,901	2,866,020	400,447
Tax to colect	539,366	466,217	870,782	486,873
Provision for taxes and contributions on profits	88,813	63,298	256,477	176,945
Total	15,658,284	12,181,725	17,570,328	12,725,357

Current Liabilities	13,342,332	12,181,725	14,345,530	12,593,069
Non Current Liabilities	2,315,952	–	3,224,798	132,288

(1) R$ 6,541,553 thousand (R$ 5,993,073 thousand on 12.31.2007) relating to the proceeding of full carryfoward of the accumulated tax loss of Income Tax and of the negative bases of Social Contribution Tax.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

(2) R$ 4,120,922 thousand (R$ 3,466,959 thousand on 12.31.2007) relating to restatement of the proceeding of full carryfoward of the accumulated tax loss of Income Tax and of the negative bases of Social Contribution Tax.

d) Subordinated debt

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Subordinated debts eligible as capital(1)	11,728,981	9,986,123	11,728,981	9,986,123
Other subordinated debt	43,196	31,847	43,196	25,960
Total	11,772,177	10,017,970	11,772,177	10,012,083

Current liabilities	–	–	–	–
Long Term Liabilities	11,772,177	10,017,970	11,772,177	10,012,083

(1) Includes R$ 11,057,272 thousand (R$ 9,477,065 thousand at December 31, 2007) relating to funds from the Central-Western Constitutional Fund (FCO) as subordinated debt and as Level II Referential Shareholders’ Equity, because of their low level of obligation and length of term in the Bank. (CMN Vote 067, of June 28, 2001, and BACEN-Direct. Official Letter 1.602, of June 29, 2001).

e) Sundry

	BB-Domestic and Foreign branches		BB-Consolidated
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Creditors by residual value advances	9,115,074	6,771,612	8,215,117	6,780,292
Contracts of assumption of liabilities	5,378,452	4,305,351	5,378,452	4,305,351
Liabilities for purchase of goods and rights	4,216,850	3,724,633	4,275,885	3,729,715
Liabilities for official agreements	2,474,254	5,473,653	3,381,032	5,502,392
Accounts payable for payment services provided	–	17	1,167,644	282,384
Provisions for payments(1)	157,678	76,184	757,642	484,511
Provisions for contingent liabilities(2)	716,897	663,393	716,897	663,393
Funds restricted to credit operations	425,744	294,057	425,744	294,057
Sundry creditors - overseas	294,964	238,178	294,975	238,178
Sundry creditors - domestic	420,029	377,595	238,656	245,408
Credit card operations(3)	63,634	30,500	67,897	30,984
Other	24,588	27,619	272,463	26,526
Total	23,288,164	21,982,792	25,192,404	22,583,191

Current Liabilities	16,373,880	17,651,017	16,534,493	17,988,222
Long term Liabilities	6,914,284	4,331,775	8,657,911	4,594,969

(1) Includes R$ 5,661,694 thousand (R$ 4,050,617 thousand at December 31, 2007) relating to “Actuarial Liability of the Informal Plan” (exclusive responsibility of the Bank) and the “Cassi Actuarial Liability” (Note 29.f).

(2) Includes the yet to mature credit card installments payable to storekeepers, in the amount of R$ 2,661,833 thousand (R$ 2,101,962 at December 31, 2007).

(3) Includes R$ 40,479 thousand (R$ 22,786 thousand at December 31, 2007) relating to provisions for guarantees provided.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

21 – Operations related to the activities of insurance, pension and capitalization

a) Technical Provisions

	12.31.2008
BB Consolidate	Insurance	Pension	Capitalization	Total
Mathematical provision for future benefits	625	8,763,423	–	8,764,048
Mathematical provision for vested benefits	265	327,651	–	327,916
Mathematical provision for redemptions	–	943	1,447,841	1,448,784
Mathematical provision for unearned premiums	644,799	–	–	644,799
Provision for unsettled claims	658,628	–	–	658,628
Provision for financial surplus	–	281,853	–	281,853
Provision for insufficiency of contribution	–	142,659	–	142,659
Provision for financial fluctuation	–	130,813	–	130,813
Provision for IBNR	127,543	3,380	–	130,923
Provision for insufficiency of premiums	36,494	15,225	–	51,719
Provision for prize draws and redemptions	–	–	50,722	50,722
Other provisions	23,602	17,588	1,173	42,363
Total	1,491,956	9,683,535	1,499,736	12,675,227

Short-Term	1,478,585	343,588	1,499,736	3,321,909
Long-Term	13,371	9,339,947	–	9,353,318

b) Technical Provisions by product

	12.31.2008
BB Consolidate	Insurance	Pension	Capitalization	Total
Automotive	497,188	–	–	497,188
Life	613,005	–	–	613,005
Property/casualty	319,985	–	–	319,985
DPVAT	45,898	–	–	45,898
Health	15,880	–	–	15,880
Capitalization	–	–	1,499,736	1,499,736
Free benefit generating plan – PGBL	–	3,620,813	–	3,620,813
Free benefit generating life insurance plan – VGBL	–	2,916,245	–	2,916,245
Traditional plans	–	3,146,477	–	3,146,477
Total	1,491,956	9,683,535	1,499,736	12,675,227

c) Guarantee linked to Technical Provisions

	12.31.2008
BB Consolidate	Insurance	Pension	Capitalization	Total
Shares in Investment Funds (VGBL and PGBL)	–	6,441,433	–	6,441,433
Shares in Investment Funds (except VGBL and PGBL)	806,055	2,336,692	1,013,549	4,156,296
Federal Government securities	439,073	1,129,650	319,210	1,887,933
Private securities	244,507	28	250,347	494,882
Credit Receivables	242,951	–	–	242,951
Land and buildings in use	3,225	–	–	3,225
Deposits held at IRB and judicial deposits	626	–	–	626
Total	1,736,437	9,907,803	1,583,106	13,227,346

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

d) Retained insurance premiums, pension plan contributions and capitalization certificates

	2º Sem/2008			2008
BB Consolidate	Insurance	Pension	Capitalization	Total
Premiums issued (VGBL retirement)	1,386,997	610,537	–	1,997,534
Supplementary pension contributions (includes VGBL part risk)	–	421,388	–	421,388
Revenues from Capitalization	–	–	491,561	491,561
Coinsurance premiums ceded	(7,144)	–	–	(7,144)
Reimbursed premiums (return of VGBL contribution)	(10,276)	(2,417)	–	(12,693)
Premiums issued net (premium issued – premium reimbursed)	1,369,577	1,029,508	491,561	2,890,646

Reinsurance premiums ceded, consortiums and funds	(195,325)	–	–	(195,325)
Retained insurance premiums, pension plans and capitalization	1,174,252	1,029,508	491,561	2,695,321

	2º Sem/2008			2008
BB Consolidate	Insurance	Pension	Capitalization	Total
Premiums issued (VGBL retirement)	2,125,084	1,006,849	–	3,131,933
Supplementary pension contributions (includes VGBL part risk)	–	747,742	–	747,742
Revenues from Capitalization	–	–	943,119	943,119
Coinsurance premiums ceded	(11,514)	–	–	(11,514)
Reimbursed premiums (return of VGBL contribution)	(14,653)	(4,062)	–	(18,715)
Premiums issued net (premium issued – premium reimbursed)	2,098,917	1,750,529	943,119	4,792,565

Reinsurance premiums ceded, consortiums and funds	(233,295)	–	–	(233,295)
Retained insurance premiums, pension plans and capitalization	1,865,622	1,750,529	943,119	4,559,270

e) Results from Insurance, Pension Plan and Capitalization Operations

	2 Sem/2008
BB Consolidate	Insurance	Pension	Capitalization	Total
Financial Income	90,578	293,903	93,147	477,628

Financial Revenues	122,198	315,963	93,181	531,342
Financial Expenses	(31,620)	(22,060)	(34)	(53,714)
Restatement and interest of technical reserves	(19,947)	(213,419)	(56,973)	(290,339)

Income from operations	556,767	(12,635)	27,212	571,344

Retained premiums and contributions	1,174,252	1,029,508	491,561	2,695,321
Changes in Technical Provisions	(132,787)	(1,004,333)	7,484	(1,129,636)
Retained Claims	(456,180)	–	–	(456,180)
Marketing Expenses	(28,518)	(10,587)	(34,280)	(73,385)
Expenses with prize draws and redemptions of financial bonds	–	–	(437,553)	(437,553)
Expenses with benefits and redemptions of pension plans	–	(27,223)	–	(27,223)
Total	627,398	67,849	63,386	758,633

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

	2008
BB Consolidate	Insurance	Pension	Capitalization	Total
Financial Income	144,901	645,080	156,367	946,348

Financial Revenues	188,406	754,307	157,347	1,100,060
Financial Expenses	(43,505)	(109,227)	(980)	(153,712)
Restatement and interest of technical reserves	(31,524)	(496,285)	(94,075)	(621,884)

Income from operations	863,658	(22,726)	51,483	892,415

Retained premiums and contributions	1,865,622	1,750,529	943,119	4,559,270
Changes in Technical Provisions	(143,171)	(1,711,679)	(1,694)	(1,856,544)
Retained Claims	(788,730)	–	–	(788,730)
Marketing Expenses	(70,063)	(18,404)	(55,580)	(144,047)
Expenses with prize draws and redemptions of financial bonds	–	–	(834,362)	(834,362)
Expenses with benefits and redemptions of pension plans	–	(43,172)	–	(43,172)
Total	977,035	126,069	113,775	1,216,879

22 – Analysis of Income Statement Items

a) Banking service fees

	BB-Domestic and Foreign branches			BB-Consolidated
	2ºSem/2008	2008	2007	2ºSem/2008	2008	2007
Income from cards(1)	723,651	1,329,568	1,010,024	1,110,000	2,042,804	1,010,024
Fund Management	611,637	1,237,133	1,063,067	981,700	1,979,196	1,696,415
Collections	537,268	1,043,240	955,396	537,727	1,043,934	956,438
Account fees	384,970	689,043	640,803	385,215	689,443	641,105
Loan operations	218,987	580,538	722,877	219,001	580,563	722,998
Interbank	245,540	555,285	730,998	245,540	555,285	730,998
Funding	231,040	438,144	391,841	231,040	438,144	391,841
Official services	153,558	265,001	334,663	153,558	265,001	334,663
Insurance, pension and capitalization	74,861	151,739	135,569	146,413	262,692	135,569
Brokerage and custody	19,606	37,448	30,798	37,521	77,040	66,168
Rates of administration of consortia	–	–	–	36,875	73,597	–
Services rendered to related companies	121,757	223,663	206,913	35,582	69,333	283,578
Other services(2)	110,580	255,275	227,173	477,214	1,011,760	353,680
Total	3,433,455	6,806,077	6,450,122	4,597,386	9,088,792	7,323,477

(1) Includes, in BB-Consolidated of 2008, the amount of R$ 713,237 thousand, referring to result (proportionate to the interest of BB BI) of the operations of Cia. Brasileira de Meios de Pagamentos – Visanet.

(2) Includes, in BB-Consolidated of 2008, the amount of R$ 608,584 thousand, referring to the services rendered by non-financial associated companies.

b) Bank fee income

	BB-Domestic and Foreign branches			BB-Consolidated
	2ºSem/2008	2008	2007	2ºSem/2008	2008	2007
Package of services	982,853	1,883,180	1,746,282	982,927	1,883,180	1,746,282
Credit operations and cadastre	250,363	447,560	368,652	250,363	447,560	368,652
Account deposits	104,165	257,068	320,431	104,254	257,183	320,431
Transfer of resources	55,567	134,078	142,780	55,567	134,078	142,780
Total	1,392,948	2,721,886	2,578,145	1,393,111	2,722,001	2,578,145

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

c) Personnel expenses

	BB- Domestic and Foreign branches			BB-Consolidated
	2ºSem/2008	2008	2007	2ºSem/2008	2008	2007
Salaries	(2,139,777)	(3,960,151)	(3,556,051)	(2,233,906)	(4,128,529)	(3,605,822)
Social charges	(725,289)	(1,355,197)	(1,340,168)	(761,466)	(1,420,256)	(1,357,132)
Personnel provisions	(604,987)	(1,228,276)	(1,781,787)	(604,987)	(1,228,276)	(1,781,787)
Benefits (1)	(630,913)	(1,189,578)	(1,408,535)	(652,050)	(1,226,574)	(1,414,263)
Provision for labor claims	(485,758)	(758,512)	(915,278)	(485,758)	(758,512)	(915,278)
Training	(48,234)	(72,485)	(72,105)	(52,136)	(78,173)	(72,924)
Directors’ fees	(8,860)	(16,043)	(11,975)	(16,598)	(29,749)	(13,871)
Total	(4,643,818)	(8,580,242)	(9,085,899)	(4,806,901)	(8,870,069)	(9,161,077)

(1) Includes in 2008, the amount of R$ 52,773 thousand (R$ 513,166 thousand, in 2007), referring to the agreement signed for restructuring of Cassi.

d) Other Administrative Expenses

	BB-Domestic and Foreign branches			BB-Consolidated
	2ºSem/2008	2008	2007	2ºSem/2008	2008	2007
Communications	(478,837)	(984,843)	(880,802)	(499,353)	(1,020,894)	(891,757)
Third party services	(371,709)	(774,499)	(586,674)	(443,862)	(901,679)	(616,582)
Data processing	(356,922)	(702,690)	(671,319)	(362,935)	(713,289)	(680,695)
Expenses with tax and civil lawsuits	(413,395)	(629,035)	(516,994)	(413,395)	(629,035)	(516,994)
Depreciation	(294,010)	(566,203)	(520,301)	(302,536)	(581,689)	(520,651)
Transport	(291,587)	(539,439)	(480,099)	(309,745)	(570,499)	(481,149)
Security services	(271,036)	(524,040)	(489,124)	(271,285)	(524,506)	(489,260)
Financial system services	(226,219)	(434,802)	(388,892)	(223,465)	(430,414)	(376,546)
Rent	(175,813)	(329,403)	(286,233)	(193,066)	(362,829)	(290,404)
Advertising and publicity	(149,010)	(249,269)	(266,026)	(182,969)	(299,204)	(266,153)
Water, electricity and gas	(133,244)	(269,390)	(270,364)	(135,037)	(272,614)	(270,609)
Maintenance and upkeep	(136,372)	(263,212)	(233,570)	(140,649)	(270,978)	(234,682)
Specialized technical services	(99,012)	(149,506)	(79,549)	(158,694)	(247,440)	(83,121)
Amortization	(113,916)	(224,500)	(208,281)	(118,952)	(233,155)	(209,214)
Promotion and public relations	(97,548)	(165,397)	(148,160)	(102,961)	(183,118)	(148,372)
Domestic travel	(61,887)	(113,044)	(94,459)	(66,271)	(120,786)	(95,312)
Materials	(53,271)	(101,103)	(109,420)	(59,291)	(114,981)	(109,771)
Other Administrative Expenses	(209,529)	(355,126)	(436,554)	(268,906)	(440,150)	(454,173)
Total	(3,933,317)	(7,375,501)	(6,666,821)	(4,253,372)	(7,917,260)	(6,735,444)

e) Tax Expenses

	BB-Domestic and foreign branches			BB-Consolidated
	2º Sem/2008	2008	2007	2º Sem/2008	2008	2007
Cofins	(863,215)	(1,512,986)	(1,230,593)	(973,386)	(1,715,376)	(1,277,980)
ISSQN	(201,652)	(406,338)	(396,766)	(249,219)	(494,464)	(425,563)
PIS/Pasep	(140,272)	(245,736)	(199,972)	(159,966)	(283,935)	(207,672)
Others	(30,237)	(57,684)	(145,609)	(81,133)	(141,097)	(152,506)
Total	(1,235,376)	(2,222,744)	(1,972,940)	(1,463,704)	(2,634,872)	(2,063,721)

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

f) Other Operating Income

	BB-Domestic and foreign branches			BB-Consolidated
	2ºSem/2008	2008	2007	2ºSem/2008	2008	2007
Previ – Contributions Plano Benefícios n.º 1(1)	5,412,367	5,412,367	–	5,412,367	5,412,367	–
Equalization of rates – Law 8427	789,510	1,351,382	–	789,510	1,351,382	–
Income from guarantee deposits	668,070	1,187,904	1,079,086	668,070	1,187,904	1,079,086
Foreign exchange gains	14,590	1,049,011	1,877,994	14,590	1,049,011	1,877,994
Recovery of charges and expenses	502,385	920,081	757,765	411,827	752,131	760,755
Credit card transactions	168,899	244,260	116,086	168,899	244,260	116,086
Previ – Contributions parity agreement(1)	45,093	221,273	273,463	45,093	221,273	273,463
Administrative expenses – Reversal of provisions	60,977	127,415	–	60,977	127,415	–
Income from Specific Credits	48,383	87,666	75,400	48,383	87,666	75,400
Income from Special Operations	28,164	51,713	52,792	28,164	51,713	52,792
Dividends received	29,462	46,070	29,075	29,462	46,070	29,075
Personnel expenses – Reversal of provisions	9,505	34,178	–	9,505	34,178	–
Others	308,677	512,602	650,101	723,707	1,214,644	758,921
Total	8,086,082	11,245,922	4,911,762	8,410,554	11,780,014	5,023,572

(1) It includes the amount of R$ 5,326 million related to the actuarial gain of Previ retirement and pension plan, according to CVM Deliberation no. 371/00 and in result of Resolution no. 26 of the Complementary Pension Management Board (CGPC), of 09/29/2008.

g) Other operating expenses

	BB-Domestic and Foreign branches			BB-Consolidated
	2º Sem/2008	2008	2007	2º Sem/2008	2008	2007
CASSI – Expense with provision (CVM Resolution 371)(1)	(1,545,075)	(1,830,769)	(456,646)	(1,545,075)	(1,830,769)	(456,646)
Premium paid to clients – Loyalty Program	(655,130)	(1,199,505)	(451,566)	(655,130)	(1,199,505)	(451,566)
Foreign exchange adjustments	–	(759,444)	(1,730,459)	–	(759,444)	(1,730,459)
Restatement of guarantee deposits	(369,709)	(653,963)	(287,838)	(369,709)	(653,963)	(287,838)
Credit card transactions	(282,198)	(495,825)	(352,205)	(282,198)	(495,825)	(352,205)
Previ- Actuarial Asset Amortization – CVM Resolution 371	(191,895)	(410,592)	(383,376)	(191,895)	(410,592)	(383,376)
Updating of the pension liability	(261,928)	(359,684)	(322,635)	(261,928)	(359,684)	(322,635)
Securitization SWIFT MT100 – liabilities with the SPC(2)	(52,349)	(106,762)	(92,472)	(52,349)	(106,762)	–
Credit set acquired	(59,631)	(96,416)	–	(59,631)	(96,416)	–
Hybrid Capital and Debt Instruments	(47,367)	(94,724)	(74,924)	(47,367)	(94,724)	(74,924)
Expenses from discounts granted on renegotiations – other credits	(47,295)	(81,828)	(73,596)	(50,187)	(84,720)	(73,596)
Expenses of BB – ATM	(32,821)	(80,628)	(98,166)	(32,821)	(80,628)	(98,166)
Law 9138/95 – Restatement of funds to be returned to the Federal Treasury	(29,863)	(50,857)	(45,643)	(29,863)	(50,857)	(45,643)
INSS	(11,515)	(47,137)	(192,617)	(11,515)	(47,137)	(192,617)
Update Interest Own Capital / Dividends	(12,807)	(21,895)	(29,294)	(12,807)	(21,895)	(29,294)
Fees for the use of Sisbacen	(7,838)	(13,532)	(12,611)	(7,838)	(13,532)	(12,611)
Others(3)	(329,367)	(551,939)	(389,851)	(747,340)	(1,298,719)	(488,209)
Total	(3,936,788)	(6,855,501)	(4,993,899)	(4,357,653)	(7,605,173)	(4,999,785)

(1) It includes in the fiscal year 2008 the amount of R$ 1,259,381 thousand related to recognition of actuarial gains – Cassi Plan (Note 29.d).

(2) In BB-Consolidated, these obligations are classified as “Foreign marketable securities”.

(3) It includes the amount of R$ 783.528 thousand at BB-Consolidated of the 2nd semester /2008, related to non-financial Other Operating Expenses of controlled/affiliated companies included in consolidation.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

h ) Non-operating income

	BB-Domestic and Foreign branches			BB-Consolidated
	2º sem/2008	2008	2007	2º sem/2008	2008	2007
Non-operating income	82,836	191,448	348,360	209,027	561,088	365,905

Profit on the sale of assets	14,212	37,918	33,319	102,097	127,220	33,508
Sale of assets	27,887	62,139	44,723	27,887	62,139	44,723
Capital gains	9,979	20,291	11,042	38,420	48,779	22,092
Provision/(reversal) for devaluation of other assets	21,426	45,489	52,918	21,497	45,584	52,993
Rental income	7,973	15,284	13,254	9,135	18,168	13,786
Profit on the sale of other assets	–	–	169,619	–	17,704	170,147
Provision/(reversal) for loss with shares and quotas	336	7,141	3,525	336	13,296	7,481
Other non-operating income(1)	1,023	3,186	19,960	9,655	228,198	21,175
Non-operating expenses	(52,319)	(90,457)	(82,227)	(99,153)	(148,544)	(84,937)

devaluation of other assets	(27,711)	(48,316)	(50,462)	(27,734)	(48,420)	(50,507)
Loss on sale of assets	(2,563)	(3,999)	(10,841)	(40,102)	(41,561)	(10,842)
Capital losses	(14,569)	(24,506)	(19,036)	(14,675)	(29,166)	(20,798)
Losses with shares and quotas	(5,191)	(9,941)	(130)	(5,199)	(9,949)	(970)
Other non-operating expenses	(2,285)	(3,695)	(1,758)	(11,443)	(19,448)	(1,820)
Total	30,517	100,991	266,133	109,874	412,544	280,968

(1) Includes the gain with the sale of other assets of Visa Inc., in 2008-consolidated, in the amount of R$ 159,259 thousand.

23 – Stockholders’ Equity

a) Book Value and Market Value of the Share

Stockholders’ equity of R$ 29,937,250 thousand (R$ 24,262,096 thousand at December 31, 2007) corresponds to a net book value of R$ 11.66 per share (R$ 9.80 at December 31, 2007). The market value of the common share at December 31, 2008 was R$ 14.68 (R$ 30.40 at December 31, 2007).

b) “C” subscription bonuses

Of the subscription bonuses issued by the Bank, the remaining balance of 5,880,483 “C” Bonus, that can be exercised up to the original terms – 3.31.2011 to 6.30.2011.

c) Capital

Capital is R$ 13,779,905 thousand (R$ 13,211,644 thousand in 12.31.2007), totally paid-up, comprising 2,568,186,485 common shares with no par value. The Federal Treasury is the controlling stockholder. The capital increase in the amount of R$ 568,261 thousand, resulted from the takeover of Besc/Bescri and BEP, at second semester of 2008.

On 12/15/2008, the Board of Directors approved a capitalization proposal of R$ 4,768,706 thousand, recorded in Expansion Reserves. Said proposal will be resolved on the next Shareholders’ General Meeting.

d) Revaluation reserves

These refer to a revaluation of assets carried out by the companies Kepler Weber, Pronor, and Cobra Tecnologia S.A. The realizations of the reserves in the period, totaling R$ 285 thousand (R$ 424 thousand at December 31, 2007), were transferred to the “Retained earnings (accumulated losses)” account. As regards the remaining balance, it will be held up to the date of its effective realization, in conformity with CMN Resolution 3565, of 5.29.2008.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

e) Capital and profit reserves

	12.31.2008	12.31.2007
Capital reserves	5,188	34
Revenue reserves	15,977,333	10,694,707

Legal Reserve	1,788,916	1,348,772
Statutory Reserves(1)	9,419,711	4,577,229
Expansion Reserve(2)(3)	4,768,706	4,768,706

(1) Includes the Reserve for Operating Margin and the Reserve for Equalization of Dividends. – The purpose of the first is to guarantee an operating margin compatible with the development of the company’s transactions, comprised of the portion of up to 100% of the balance of net income, up to the limit of 80% of the capital. – The second guarantees financial resources for the payment of dividends, comprised of the portion of up to 50% of the balance of net income, up to the limit of 20% of the capital.

(2) Its objective is to provide support to the expansion and technological modernization policy of the company.

(3) On 12/15/2008, the Board of Directors approved a capitalization proposal of R$ 4,768,706 thousand, recorded in Expansion Reserves. Said proposal will be resolved on the next Shareholders’ General Meeting.

f) Interest on own capital / Dividends

	2S/2008	2008	2S/2007
1 – Net income for the period	4,811,292	8,802,869	5,058,119
2 – Interest on own capital allocated to the stockholders	816,295	1,548,227	1,338,051
3 – Dividends allocated to the stockholders	1,108,222	1,972,921	685,196
Total allocated to the stockholders (Item 2 + Item 3)	1,924,517	3,521,148	2,023,247

According to Laws 9249/1995 and 9430/1996 and the Bank’s Bylaws, Management decided on the payment of Interest on Own Capital to its stockholders, imputed to the dividends value, plus additional dividends, equivalent to 40% of net income.

The total amount of Interest on Own Capital and Dividends in 2008 totaled R$ 3,521,148 thousand, with R$ 1,548,227 thousand of Interest on Own Capital and R$ 1,972,921 thousand in dividends. The amount of Interest on Own Capital provided a reduction in spending on tax charges in the amount of R$ 597,151 thousand.

The Interest on Own Capital and Dividends for the 4th quarter of 2008 will be based on the shareholding position of 12.22.2008 and 02.19.2009 respectively and will be paid on 03.03.2009.

To meet the law of Income Tax, the amount of interest on capital was recorded in contrast to the “financial expenses” and, for purposes of disclosure of financial statements reclassified to the “retained earnings”.

g) Payments/Accruals of Interest on Own Capital and Dividends

2008	Per share	Gross amount	Tax	Net amount
Interest on own capital allocated	1.372	3,521,148	(232,234)	3,288,914

Interest on own capital	0.603	1,548,227	(232,234)	1,315,993

Paid	0.443	1,137,862	(170,679)	967,182
Allocated	0.160	410,365	(61,555)	348,811
Dividends	0.769	1,972,921	–	1,972,921

Paid	0.470	1,205,552	–	1,205,552
Allocated	0.299	767,369	–	767,369
2007	Per share	Gross amount	tax	Net
Interest on own capital allocated	0.817	2,023,247	(236,127)	1,787,120

Interest on own capital paid	0.540	1,338,051	(236,127)	1,101,924
Dividends Paid	0.277	685,196	–	685,196

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

h) Mark-to-Market – Securities and Derivatives

	2008			2007
	12.31.2007 Balance	Net changes for the period	12.31.2008 Balance	12.31.2006 Balance	Net changes for the period	12.31.2007 Balance
Securities available for sale
Multiple Bank	39,099	(88,953)	(49,855)	213,111	(174,012)	39,099
Subsidiaries and affiliates	399,395	(181,929)	217,466	289,592	109,803	399,395
Tax effects	(88,692)	119,809	31,118	(120,465)	31,773	(88,692)

Total	349,802	(151,073)	198,729	382,238	(32,436)	349,802

i) Shareholdings (quantity of shares)

Shareholdings at December 31, 2008 of all those who hold, directly or indirectly, more than 5% of the Bank capital:

Stockholders	Total shares	% Total
Federal Treasury	1,684,809,058	65.6%
Banco do Brasil Employees Retirement Fund (PREVI)	266,253,012	10.4%
BNDES Participações S.A. – BNDESPar(1)	64,005,679	2.5%
Treasury Stock	1,150,365	0.0%
Other shareholders	551,968,371	21.5%
Total	2,568,186,485	100.0%

(1) Audit Committee and Internal Audit and composition of the two shareholder groups.

Changes in ownership of the parties referred to in the previous paragraph of these securities during the preceding twelve months and characteristics of the securities issued by the Bank and directly or indirectly held by the controlling stockholder, management and members of the Fiscal Council, the Internal Audit and by the Audit Committee.

Controlling Group	12.31.2008	12.31.2007
Federal Treasury	1,684,809,058	1,660,334,789
Previ	266,253,012	265,946,012
BNDESPar	64,005,679	64,368,679
Total	2,015,067,749	1,990,649,480

	Common shares (ON)(1)		“C” Bonds
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Board of Directors
Executive Board of Directors(2)	33	23	–	–
Board of Directors	7,017	7,117	21	21
Fiscal Council	14,753	13,423	28	28
Audit Committee	–	–	–	–

(1) The shareholding interest of the Board of Directors, Steering Committee, Executive Board, Fiscal Council, Audit Committee and Internal Audit represents approximately 0.0008%, on 12.31.2008 (0.0008% on 12.31.2007), of the Bank’s capital stock.

(2) Excepting for the shares of the President that are contemplated in the Board of Directors.

j) Quantity of Shares in the Market

BB Shares	Quantity	Percentage
In the market(1)	551,946,568	21.5%
Total issued	2,568,186,485	100.0%

(1) As per Law 6404/1976.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

k) Free Float

BB shares	Quantity	%
Free Float em 30.09.2008(1)	551,946,568	21.5%
Total issued	2,568,186,485	100.0%

(1) Pursuant to the regulation of the New Market of Bovespa.

24 – Income Tax and Social Contribution on Net Income

a) Details of income tax and social contribution expense

	BB-Domestic and Foreign branches
	2º Sem/2008		2008		2007
	Income Tax	Social Contribution	Income Tax	Social Contribution	Income Tax	Social Contribution
a) Present values	(524,610)	(343,106)	(1,378,252)	(732,634)	(1,854,993)	(675,664)

Domestic income tax and social contribution	(505,435)	(343,106)	(1,344,613)	(732,634)	(1,821,415)	(675,664)
Foreign income tax	(19,175)	–	(33,639)	–	(33,578)	–
b) Deferred tax liabilities	(1,430,178)	(853,159)	(1,547,982)	(1,078,167)	(148,146)	(54,800)

Provision)/reversal of deferred income tax on the adjustment of the portfolio and depreciation (leasing operations)	–	–	–	–	21	–
(Provision)/reversal of provision for deferred taxes – positive MTM	(59,041)	(34,829)	(97,379)	(58,115)	(11,406)	(4,662)
Constitution / (reversal) of provision for deferred tax on actuarial gains not recognized	(1,290,173)	(774,104)	(1,290,173)	(774,104)	–	–
(Provision)/reversal of deferred income tax on the sale of investments in installments (BB-BI)	–	–	–	–	–	–
(Provision)/reversal of provision for deferred taxes – restatement of judicial deposits	(93,255)	(55,953)	(165,364)	(247,811)	(148,191)	(53,349)
(Provision)/reversal of provision for deferred taxes – Net income abroad	4,755	7,091	–	–	–	–
(Provision)/reversal of provision for deferred income tax on transactions carried out in the futures market	7,537	4,636	4,934	1,862	11,430	3,211
c) Provision (a+b)	(1,954,788)	(1,196,265)	(2,926,234)	(1,810,801)	(2,003,139)	(730,464)

d) Deferred tax credits	1,328,790	1,026,615	1,935,000	1,503,797	863,306	309,788

Recording/(reversal) of tax credits on temporary differences	1,278,162	1,199,605	1,840,952	1,877,471	909,629	326,215
(Recording)/reversal of tax credit on income tax and social contribution losses	–	60,099	(16,140)	54,289	16,140	5,810
(Recording)/reversal of tax credits – negative MTM	50,564	(233,124)	110,124	(427,998)	(62,463)	(22,237)
Recording/(Reversal) of Tax Credits on Transactions Carried out in the Futures Market	64	35	64	35	–	–
Others (Recording)/(Reversal)	–	–	–	–	–	–
e) Total income tax and social contribution expense (c+d)	(625,998)	(169,650)	(991,234)	(307,005)	(1,139,833)	(420,676)

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

BB-Consolidate
	2º Sem/2008		2008		2007
	Income Tax	Social Contribution	Income Tax	Social Contribution	Income Tax	Social Contribution
Present values	(815,288)	(497,186)	(1,951,910)	(1,000,144)	(2,072,042)	(756,111)

Domestic income tax and social contribution	(794,032)	(497,186)	(1,914,648)	(1,000,144)	(2,036,839)	(756,111)
Foreign income tax	(21,256)	–	(37,262)	–	(35,203)	–
Deferred tax liabilities	(1,514,703)	(852,680)	(1,656,782)	(1,081,031)	(162,911)	(54,878)

Provision)/reversal of deferred income tax on the adjustment of the portfolio and depreciation (leasing operations)	(84,446)	–	(106,220)	–	(14,528)	–
(Provision)/reversal of provision for deferred taxes – positive MTM	(58,826)	(34,684)	(97,174)	(58,034)	(11,622)	(4,740)
Constitution / (reversal) of provision for deferred tax on actuarial gains not recognized	(1,290,173)	(774,104)	(1,290,173)	(774,104)	–	–
(Provision)/reversal of deferred income tax on the sale of investments in installments (BB-BI)	–	–	(2,519)	(3,505)	–	–
(Provision)/reversal of provision for deferred taxes – restatement of judicial deposits	(93,255)	(55,953)	(165,364)	(247,811)	(148,191)	(53,349)
(Provision)/reversal of provision for deferred taxes – Net income abroad	4,754	7,091	–	–	–	–
(Provision)/reversal of provision for deferred income tax on transactions carried out in the futures market	7,243	4,970	4,668	2,423	11,430	3,211
Provision	(2,329,991)	(1,349,866)	(3,608,692)	(2,081,175)	(2,234,953)	(810,989)

Deferred tax credits	1,409,407	1,032,659	2,031,810	1,512,941	888,202	310,705

Recording/(reversal) of tax credits on temporary differences	1,294,043	1,205,965	1,853,330	1,886,131	916,091	327,227
(Recording)/reversal of tax credit on income tax and social contribution losses	64,249	59,334	66,360	53,218	32,539	5,472
(Recording)/reversal of tax credits – negative MTM	51,188	(232,675)	112,193	(426,443)	(60,428)	(21,994)
Recording/(Reversal) of Tax Credits on Transactions Carried out in the Futures Market	64	35	64	35	–	–
Others	(137)	–	(137)	–	–	–
Total income tax and social contribution expense	(920,584)	(317,207)	(1,576,882)	(568,234)	(1,346,751)	(500,284)

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

b) Reconciliation of income tax and social contribution expense

	BB-Domestic and Foreign branches			BB-Consolidate
	2º Sem/2008	2008	2007	2º Sem/2008	2008	/2007
Profit before taxation and profit sharing	6.220.639	11.224.675	7.264.984	6.670.246	12.082.018	7,554,375

Income tax expense	(625.998)	(991.234)	(1.139.833)	(920.584)	(1.576.882)	(1,346,751)

Total income tax charge (rate of 25%)	(1.555.160)	(2.806.169)	(1.816.246)	(1.667.561)	(3.020.504)	(1,888,594)
Total income tax charge (rate of 25%)	204.074	387.057	334.513	204.074	387.057	334,513
Charges upon Interest on Own Capital	2.114.633	2.619.530	790.013	2.337.491	3.048.101	979,495
Effects of non-taxable income	(2.031.110)	(3.225.447)	(2.391.191)	(2.057.756)	(3.267.313)	(2,423,560)
Effects of foreign profits	(59.245)	(69.905)	(51.804)	(61.362)	(73.598)	(52,070)
Employee profit sharing	279.206	279.206	160.472	280.038	280.431	161,088
Deferred charges on mark-to-market adjustments	(2.905)	(2.390)	(632)	(1.907)	(2.442)	(88)
Others	394.533	1.780.116	1.793.142	15.550	1.022.223	1,499,037
Fiscal incentives (workers meal program, culture and others)	29.975	46.768	41.900	30.849	49.163	43,428

Social contribution expense	(169.650)	(307.004)	(420.676)	(317.207)	(568.234)	(500,284)

Total social contribution charge (rate of 9%)(1)	(559.858)	(1.010.221)	(653.849)	(600.322)	(1.087.382)	(679,894)
Charges upon Interest on Own Capital	73.467	139.340	120.425	73.467	139.341	120,425
Effects of non-taxable income	761.278	942.429	284.089	811.357	1.058.796	352,106
Effects of non-deductible expenses	(731.297)	(1.161.258)	(860.829)	(739.098)	(1.174.612)	(872,225)
Effects of foreign profits	(15.173)	(15.173)	(12.004)	(15.173)	(15.173)	(12,004)
Employee profit sharing	100.514	100.514	57.770	100.814	100.956	57,992
Deferred charges on mark-to-market adjustments	(1.046)	(860)	(227)	(506)	(2.786)	(32)
Values for the rate differential (Article 17 of Law No. 11727/08)	(148.301)	(228.334)	–	(173.990)	(182.406)	–
Others	350.766	926.559	643.949	226.244	595.032	533,348

(1) From 1.1.2003 to 4.30.2008, the rate of CSLL in force was 9%, pursuant to Law 10637, of 12.30.2002. As of May/2008, the rate of CSLL was increased to 15%, pursuant to Law 11727, of 6.23.2008.

c) Lawsuit: Interest on Own Capital Tax Benefit

c.1) In February 1998, the Bank filed a legal request for the full offset of prior year income tax and social contribution on net income losses against taxable income. Since then, the Bank has offset these tax losses in full against income tax and social contribution taxable income and has made judicial deposits of the taxes otherwise due (on 70% of the amount offset). These deposits prompted the Federal District 16th Court to issue a dispatch recognizing the suspension of payment of these taxes until final judgment of the Bank’s request, based on article 151, II, of the Tax Code. Since 10.1.2002, the proceeding has been awaiting judgment of an extraordinary appeal by the Federal Supreme Court.

c.2) The offsetting of amounts of fiscal loss and CSLL recoverable results in the write-off of deferred tax credits, observing the limitation of 30%.

c.3) In compliance with the prohibition contained in CMN Resolution 3535/2008, judicial deposits of the amount of R$ 10,998,898 thousand (principal plus interest) were not deducted from the corresponding provisions in the manner provided for in item 53 of CVM Resolution 489/2005, with a negative impact on the Basel Ratio.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

c.4) Deferred taxes (corporate income tax (IRPJ) and social contribution on net income (CSLL) on the restatement of judicial deposits are being offset with the tax credits resulting from the provision related to that judicial deposit, in conformity with § 2°, item II, art. 1° of CMN Resolution 3059/2002, with no impact on net income.

c.5) If the Bank were successful in its lawsuit, we would verify that in September 2005 the Bank would have consumed the entire stock of Tax Loss. Therefore, since the period beginning October 2005, the amount of Income Tax would be being paid in full. There would also be a remaining balance of recoverable tax credit of CSLL of R$ 134,805 thousand.

Additionally, there would be a transfer of resources from the account used to record judicial deposits to that of cash and cash equivalents. The tax credits relating to judicial deposits (principal) would be written off against provision for IRPJ and CSLL and provision for tax risks relating to the restatement of deposits, of the amount of R$ 4,120,922 thousand, would be reverted against net income. The net positive impact of this provision on net income would support the calculation of the BIS ratio by 1.46 p.p (from 15.55 % to 17.01%).

c.6) If the Bank were unsuccessful in its lawsuit the amounts deposited judicially would be converted into income in favor of the National Treasury. The portions of IRPJ tax credits on tax loss that could be utilized since the period beginning in October 2005, observing the limitation of 30%, would be reclassified to the account representing “IRPJ recoverable” assets. This IRPJ recoverable, which would result from the adjustments to the Statements of Economic-Fiscal Information of Individuals, corresponds to R$ 1,617,174 thousand as of December 2008 and its interest adjustment using the Selic Rate since January 2006 corresponds to R$ 210,606 thousand. This sum adjusts the provision for tax risks in connection with the updating of court deposits (please see item 24.c.5), so that its sum will be sufficient to fully cancel the risk of a likely loss.

c.7) The amounts relating to this matter are as follows:

	12.31.2008	12.31.2007
Judicial Deposits	10,998,898	9,666,786

Original amounts	6,525,020	6,004,605
Restatement	4,473,878	3,662,181
70% thereof	6,555,657	6,045,267

Income tax losses	3,002,033	3,002,033
CSLL / CSLL losses to offset	3,553,624	3,043,234

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

25 – Tax credits

a) Tax credits recorded as assets

	BB-Domestic and Foreign branches
	12.31.2008		12.31.2007
	Income tax	Social contribution	Income tax	Social contribution
Nature and origin:
Income tax and social contribution losses	–	–	16,140	5,810
Timing differences	7,514,984	3,253,442	5,839,394	2,098,834
Negative mark-to-market adjustments	53,625	31,094	71,493	25,824
Social contribution to offset	–	134,805	–	732,993
Negative adjustments of futures market transactions	83,066	30,156	–	–
Tax credits – writ of mandamus	1,384,859	3,547,306	1,861,503	3,006,931
Tax credits abroad	11,219	–	7,519	–
Total income tax and social contribution credits recorded	9,047,753	6,996,803	7,796,049	5,870,392

	Pasep	Cofins	Pasep	Cofins
Negative mark-to-market adjustments	1,471	9,054	1,955	12,037
Adjustments of futures market transactions	2,260	13,907	–	–
Total PASEP and COFINS credits recorded	3,731	22,961	1,955	12,037

Total tax credits not recorded	9,051,484	7,019,764	7,798,004	5,882,429

	BB-Consolidated
	12.31.2008		12.31.2007
	Income tax	Social contribution	Income tax	Social contribution
Nature and origin:
Income tax and social contribution losses	154,774	3,537	88,901	10,593
Timing differences	7,698,926	3,318,910	5,886,215	2,109,176
Negative mark-to-market adjustments	65,231	37,324	77,964	27,395
Social contribution to offset	–	134,805	–	732,993
Negative adjustments of futures market transactions	83,066	30,156	–	–
Tax credits – writ of mandamus	1,384,859	3,547,306	1,861,503	3,006,931
Tax credits abroad	11,313	–	9,129	–
Total income tax and social contribution credits recorded	9,398,169	7,072,038	7,923,712	5,887,088

	Pasep	Cofins	Pasep	Cofins
Negative mark-to-market adjustments	1,832	11,276	2,114	13,015
Adjustments of futures market transactions	2,260	13,907	–	–
Total PASEP and COFINS credits recorded	4,092	25,183	2,114	13,015

Total tax credits not recorded	9,402,261	7,097,221	7,925,826	5,900,103

The tax credits recorded include Social Contribution to Offset relating to tax credits calculated at the rate of 18% on tax losses and temporary differences existing on December 31, 1998. Article 8 of Provisional Measure (MP) 2158-35/2001 reduced the rate of social contribution from 18% to 8% and authorized the maintenance of this credit classified in Other Receivables – Sundry. At September 30, 2008, the balance of this account amounted to R$ 134,805 thousand.

From 1.1.2003 to 4.30.2008, the rate in force of CSLL was 9%, pursuant to Law 10,637, of 12.30.2002. As of May 1 2008, the rate of CSLL was increased to 15%, pursuant to Law 11,727, of 6.23.2008.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

b) Tax credits not recorded

	BB-Domestic and Foreign branches
	12.31.2008		12.31.2007
	Income tax	Social contribution	Income tax	Social contribution
Nature and origin:
Income tax and social contribution losses	–	–	–	–
Timing differences	–	1,251,195	–	–
Negative mark-to-market adjustments	–	1,278	–	–
Accounting losses of foreign entities in countries with favorable taxation	–	–	–	–
Tax credits abroad	–	–	–	–
Total income tax and social contribution credits not Recorded	–	1,252,473	–	–

	Pasep	Cofins	Pasep	Cofins
Total PASEP and COFINS tax credits not recorded	–	–	–	–

Total PASEP and COFINS tax credits not recorded	–	1,252,473	–	–

	BB-Consolidated
	12.31.2008		12.31.2007
	Income tax	Social contribution	Income tax	Social contribution
Nature and origin:
Income tax and social contribution losses	29,042	19,222	31,608	9,983
Timing differences	1,448	1,254,475	1,071	–
Negative mark-to-market adjustments	–	3,490	–	–
Accounting losses of foreign entities in countries with favorable taxation	–	–	–	–
Tax credits abroad	49,685	–	49,922	–
Total income tax and social contribution credits not Recorded	80,175	1,277,187	82,601	9,983

	Pasep	Cofins	Pasep	Cofins
Total PASEP and COFINS tax credits not recorded	–	–	–	–

Total PASEP and COFINS tax credits not recorded	80,175	1,277,187	82,601	9,983

Provisional Measure no. 413 dated January 3, 2008 raised the financial industry’s Social Contribution rate from 9% to 15% as of May 1, 2008, giving rise to an increase in the Social Contribution expenses, as well as in tax credits. Considering that some financial institutions have been going to court with individual lawsuits challenging the increase of the rate of CSLL and that the National Confederation of the Financial System – filed a Direct Unconstitutionality Lawsuit – ADIN, the Multiple Bank has been recognizing tax credits in sufficient amount to annul, the impact on income resulting from the increase of the rate (6%) on the CSLL tax liabilities (current and deferred), a procedure that will be maintained until the pronouncements of ADIN allow the Bank to determine whether the remaining balance of unrecorded CSLL tax credits resulting from the increase of the rate (R$ 1,252,473 thousand) should or should not be recorded.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

c) Entries and write-offs of the period

	BB- Domestic and Foreign branches
	12.31.2008		12.31.2007
	Income tax	Social contribution	Income tax	Social contribution
Entries of the period
On income tax and social contribution losses	–	–	16,140	5,810
On timing differences(1)	1,675,590	1,154,608	690,814	247,442
On negative mark-to-market adjustments	–	5,270	28,205	10,157
Tax credits abroad	3,700	–	–	–
Relating to negative futures market adjustments	83,066	30,156	–	–
Tax credits – writ of mandamus(2)	–	540,375	1,861,503	3,006,931
Total income tax and social contribution tax recorded	1,762,356	1,730,409	2,596,662	3,270,340

	Pasep	Cofins	Pasep	Cofins
Relating to negative mark-to-market adjustments	–	–	769	4,734
Related to negative adjustment on future transactions	2,260	13,907	–	–
Total amount of Pasep and Cofins tax credits formed	2,260	13,907	769	4,734

Total tax credits recorded	1,764,616	1,744,316	2,597,431	3,275,074

	BB-Consolidated
	12.31.2008		12.31.2007
	Income tax	Social contribution	Income tax	Social contribution
Entries of the period
On income tax and social contribution losses	82,013	–	32,539	6,476
On timing differences(1)	1,695,577	1,164,516	701,554	249,704
On negative mark-to-market adjustments	44,419	25,242	31,028	11,173
Tax credits abroad	4,155	–	–	–
Relating to negative futures market adjustments	83,066	30,156	–	–
Tax credits – writ of mandamus(2)	–	540,375	1,861,503	3,006,931
Added Values(3)	124,050	45,716	–	–
Total income tax and social contribution tax recorded	2,033,280	1,806,005	2,626,624	3,274,284

Relating to negative mark-to-market adjustments	1,251	7,704	846	5,208
Related to negative adjustment on future transactions	2,260	13,907	–	–
Total amount of Pasep and Cofins tax credits formed	3,511	21,611	846	5,208

Total tax credits recorded	2,036,791	1,827,616	2,627,470	3,279,492

(1) includes the activation of tax credits on intertemporal differences in values of R$ 314.845 thousand (Income Tax) and R$ 113,444 thousand (Social Contribution), resulting from unrecognized actuarial losses of the Plan of Healthcare of staff Banco do Brasil SA and R $ 180,377 thousand (Income Tax) and R$ 125,082 thousand (Social Contribution) due to adjustments caused by the process of incorporation of Besc SA and SA Besc Credit Property—Bescri on 09.30.2008.

(2) The tax credits that had been written off since the beginning of the lawsuit, referring to the full carryforward of the accumulated tax loss of Income Tax and of the negative bases of Social Contribution Tax, were reactivated in contra account to the re-formation of provision relating to the portion of 70% of IRPJ and of CSLL, for which judicial deposits were formed in the amount of R$ 6,525,020 thousand (Note 24.c.7).

(3) Refers to sales of the related tax credits / non-financial subsidiaries, consolidated from 1 quarter/2008.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

	BB- Domestic and Foreign branches
	12.31.2008		12.31.2007
	Income tax	Social contribution	Income tax	Social contribution
Write-offs in the period
Relating to income tax & social contribution losses	16,140	5,810	–	–
Relating to timing differences	–	–	–	–
Relating to social contribution to offset (PM No. 1858/1999)	–	598,187	–	675,663
Relating to negative mark-to-market adjustments	17,867	–	–	–
Tax credits abroad	–	–	1,561	–
Arising from futures market transactions	–	–	–	–
Tax Credits – writ of mandamus	476,644	–	–	–
Total IRPJ and CSLL tax credit write-offs	510,651	603,997	1,561	675,663

	Pasep	Cofins	Pasep	Cofins
Relating to negative mark-to-market adjustments	485	2,984	–	–
Relating to negative futures market adjustments	–	–	–	–
Total PASEP and COFINS credits reversed	485	2,984	–	–

Total tax credits reversed	511,136	606,981	1,561	675,663

	BB-Consolidated
	12.31.2008		12.31.2007
	Income tax	Social contribution	Income tax	Social contribution
Write-offs in the period
Relating to income tax & social contribution losses	16,140	7,056	–	1,004
Relating to timing differences	6,916	500	4,279	1,248
Relating to social contribution to offset (PM No. 1858/1999)	–	598,187	–	677,650
Relating to negative mark-to-market adjustments	57,151	15,312	65	55
Tax credits abroad	1,971	–	740	–
Tax Credits – writ of mandamus	476,644	–	–	–
Total IRPJ and CSLL tax credit write-offs	558,822	621,055	5,084	679,957

	Pasep	Cofins	Pasep	Cofins
Relating to negative mark-to-market adjustments	1,534	9,442	4	22
Total PASEP and COFINS credits reversed	1,534	9,442	4	22

Total tax credits reversed	560,356	630,497	5,088	679,979

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

d) Deferred tax liabilities

	BB-Domestic and Foreign branches
	12.31.2008		12.31.2007
	Income tax	Social contribution	Income tax	Social contribution
Arising from sale of investments	–	–	–	–
Arising from mark-to-market adjustments	112,736	67,648	80,862	29,110
Arising from futures market transactions	–	–	4,934	1,862
Arising from actuarial gains not recognized	1,290,172	774,103	–	–
Total deferred income tax and social contribution liabilities	1,402,908	841,751	85,796	30,972

	Pasep	Cofins	Pasep	Cofins
Arising from mark-to-market adjustments	3,074	18,917	2,205	13,569
Arising from restatement of judicial deposits	21,392	131,641	16,883	103,892
Arising from futures market transactions	–	–	141	868
Arising from actuarial gains not recognized	35,180	216,495	–	–
Total amount of deferred tax liabilities of Pasep and Cofins	59,646	367,053	19,229	118,329

Total deferred tax liabilities	1,462,554	1,208,804	105,025	149,301

	BB-Consolidated
	12.31.2008		12.31.2007
	Income tax	Social contribution	Income tax	Social contribution
Arising from mark-to-market adjustments	173,901	104,372	133,381	48,021
Arising from leasing portfolio adjustment	256,435	–	63,871	–
Arising from tax incentive depreciation	–	–	–	–
Entities abroad	3,480	–	574	–
Arising from foreign profits	4,754	7,091	–	–
Arising from futures market transactions	19,678	11,721	4,934	1,862
Arising from actuarial gains not recognized	1,290,173	774,104
Others	10,819	6,491
Total deferred income tax and social contribution liabilities	1,759,240	903,779	202,760	49,883

	Pasep	Cofins	Pasep	Cofins
Arising from mark-to-market adjustments	4,739	29,167	11,019	15,001
Arising from restatement of judicial deposits	40,241	247,635	16,883	103,892
Arising from futures market transactions	234	1,436	141	868

Arising from actuarial gains not recognized	35,180	216,495	–	–
Others	590	3,632	–	–
Total amount of deferred tax liabilities of Pasep and Cofins	80,984	498,365	28,043	119,761

Total deferred tax liabilities	1,840,224	1,402,144	230,803	169,644

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

e) Estimates of the realization of tax credits recorded

Multiple Bank
	12.31.2008
	Par Value	Present Value
In 2009	3,578,000	3,423,000
In 2010	3,429,000	3,109,000
In 2011	3,287,000	2,834,000
In 2012	3,538,000	2,922,000
In 2013	3,481,000	2,764,000
Total tax credits	17,313,000	15,052,000

The above estimates of realization of tax credits were based on a technical study carried out as of 12.31.2008. In 2008, it was observed the realization of tax credits in Banco do Brasil in the amount of R$ 2,993,963 thousand, corresponding to 99.14% of the consumption forecast of technical study carried out in 12.31.2008 (R$ 3,020,000 thousand).

f) Realization of Nominal Amounts of Credits

The realization of nominal amounts of activated tax credits, considering the re-composition of those written off over the course of the lawsuit (70%), based on a technical study carried out by the Multiple Bank (as of 12.31.2008), is projected for 5 years, in the following proportions:

	Tax loss /CSLL recoverable(1)	Intertemporal Differences(2)
In 2009	30%	17%
In 2010	22%	19%
In 2011	15%	20%
In 2012	16%	23%
In 2013	17%	21%

This study also shows the tax credits recorded as assets at present values based on the average funding rate of the Multiple Bank.

(1) Projection of consumption associated with the capacity to generate taxable bases of IRPJ and CSLL in subsequent periods.

(2) The consumption capacity results from the movements of provisions (expectation of reversals, write-offs and uses).

g) Other information

Deferred fiscal liabilities or assets, respectively, are formed on positive or negative adjustments resulting from the transactions performed in future settlement markets in the period from 1.1.2005 to 02.28.2006 (validity period of taxation on the cash basis, pursuant to art. 32 of Law 11051/2004 and art. 110 of Law 11196/2005), and will be realized as the transactions are settled.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

26 – Equity in the Earnings (Loss) of Subsidiary and Associated Companies

a) BB-Domestic and Foreign branches

DESCRIPTION	Realized Capital	Stockholders’ Equity	Shares (in thousand)	Our Interest (%)	Operational	Exchange variation	Equity Income Result		Book Value
							12.31.2008	12.31.2007	12.31.2008	12.31.2007
SUBSIDIARIES
BAMB-Brasilian American Merchant Bank	563,078	790,995	241,023 ON	100.00	31,996	178,807	210,803	(64,386)	790,995	575,285
Banco do Brasil AG. Viena (Áustria)	60,895	120,096	188 ON	100.00	10,394	22,249	32,643	(104)	120,096	87,453
BB Leasing Company Ltd.	–	98,003	1,000 ON	100.00	3,676	23,381	27,057	(6,422)	98,003	70,946
BB Securities LLC	11,681	3,120	5,000 ON	100.00	(2,615)	–	(2,615)	(1,077)	3,120	5,480
BB Administradora de Cartões de Crédito S.A.	9,300	21,342	398,158 ON	100.00	6,569	–	6,569	11,258	21,342	24,419
BB Administradora de Consórcios S.A.	14,100	16,920	14 ON	100.00	36,648	–	36,648	32,024	16,920	16,920
BB Corretora de Seguros e Administradora de Bens S.A.	26,918	33,573	1,000 ON	100.00	72,786	–	72,786	69,235	33,573	34,965
BB Gestão de Recursos – Distribuidora de Títulos e Valores Mobiliários	103,142	126,370	100,000 ON	100.00	415,252	–	415,252	396,662	126,370	121,618
BB Banco de Investimento S.A.	1,589,399	1,817,697	112,638 ON	100.00	1,535,852	–	1,535,852	814,864	1,817,697	1,907,771
BB Leasing S.A. – Arrendamento Mercantil	61,860	43,289	3,000 ON	100.00	(10,706)	–	(10,706)	31,615	43,289	64,300
BB Banco Popular do Brasil S.A.	165,155	22,834	425 ON	100.00	2,082	–	2,082	(16,216)	22,834	15,861
BESC Financeira S.A.- Bescredi(1)	15,473	18,794	296,797 ON	99.58	129	–	129	–	18,715	–
BESC Distribuidora de Títulos e Valores Mobiliários S.A. – Bescaval(1)	5,857	7,933	10,168,625 ON	99.62	(24)	–	(24)	–	7,903	–
BESC S.A. Arrendamento Mercantil – BESC Leasing(1)	17,969	19,538	16,318 ON	99.00	181	–	181	–	19,343	–
Cobra Tecnologia S.A .	17,183	(66,604)	4,100 ON	99.35	348	–	348	(13,384)	–	–
Associated Companies						–	–
Cadam S.A.	183,904	245,754	4,762 PN	21.64	(12,567)	–	(12,567)	(9,863)	53,181	65,749
Cia. Hidromineral Piratuba(1)	2,042	12,195	63,931 ON	16.19	(10)	–	(10)	–	1,975	–
Santa Catarina Seguros e Previdência(1)	4,569	7,569	1,600 ON	32.81	75	–	75	–	2,483	–
Cia. Catarinense de Assessoria e Serviços –CCA(1)	780	473	260 ON	48.13	–	–	–	–	228	–
			520 PN
Subtotal	–	–	–	–	2,090,066	224,437	2,314,503	1,244,206	3,198,067	2,990,767
Abroad
Foreign exchange gain/(losses) originated from branches	–	–	–	–	–	708,177	708,177	(452,371)	–	–
Increase/Decrease in participation due to other movements	–	–	–	–	5,962	–	5,962	(462)	–	–
Total	–	–	–	–	2,096,028	932,614	3,028,642	791,373	3,198,067	2,990,767

(1) Participation acquired via Besc incorporations of September 2008.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

b) BB-Consolidated

DESCRIPTION	Realized Capital	Stockholders’ Equity	Shares (in thousand)	Our Interest (%)	Operational	Exchange variation	Provision	Equity Income Result		Book Value
								12.31.2008	12.31.2007	12.31.2008	12.31.2007
INTEREST – BB MULTIPLE BANK
ASSOCIATED COMPANIES
Increase in participation due to other movements(1)	–	–	–	–	240,818	–	–	240,818	–	–	–
Associated companies
Cadam S.A	183,904	245,754	4,762 PN	21.64	(12,567)	–	–	(12,567)	(9,863)	53,181	65,749
Cia. Hidromineral Piratuba(2)	2,042	12,195	63,931 ON	16.19	(10)	–	–	(10)	–	1,975	–
Santa Catarina Seguros e Previdência(2)	4,569	7,569	1,600 ON	32.81	75	–	–	75	–	2,483	–
Cia. Catarinense de Assessoria e Serviços – CCA(2)	780	473	260 ON	48.13	–	–	–	–	–	228	–
			520 PN
Subtotal	–	–	–	–	228,316	–	–	228,316	(9,863)	57,867	65,749
INTEREST – BB INVESTMENT BANK
Associated companies
Itapebi(3)	105,000	204,827	19,950 ON	19.00	21,662	–	–	21,662	22,777	38,917	44,551
Estruturadora Brasileira de Projetos – EBP	8,001	7,245	889 ON	11.11	(84)	–	–	(84)	–	805	–
BAF S.A., in liquidation(4)	203,498	4,010	228,427,957 ON	100.00	–	–	5,050	5,050	(1,489)	4,369	4,369
Others Participation(5)	–	–	–	–	202,218	–	–	202,218	–	41,294	–
Subtotal	–	–	–	–	223,796	–	5,050	228,846	21,288	85,385	48,920
INTEREST OF BB GESTÃO DE RECURSOS — DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.
Associated companies
Pronor(6)	154,686	166,589	5,542 ON	12.02	(1,505)	–	–	(1,505)	(4,908)	20,024	21,529
Subtotal	–	–	–	–	(1,505)	–	–	(1,505)	(4,908)	20,024	21,529
ABROAD
Foreign exchange gain/losses in branches	–	–	–	–	–	708,177	–	708,177	(452,371)	–	–
Foreign exchange gain/losses in subsidiaries	–	–	–	–	–	224,437	–	224,437	(122,441)	–	–
Gain/(losses) exchange in other participations	–	–	–	–	–	–	–	–	–	–	–
Increase/Decrease in participation due to other movements	–	–	–	–	5,962	–	–	5,962	(462)	–	–
Other Participation
Non financial companies – subsidiarys and associated(7)	–	–	–	–	–	–	–	–	722,258	–	1,179,803
Total	–	–	–	–	456,569	932,614	5,050	1,394,233	153,501	163,276	1,316,001

(1) They refer mainly to the equity held by non-financial companies and a set of criteria of the shares of BB Investment Company Neoenergia.

(2) Added Value on September/2008.

(3) The result of shares is set with applications in tax incentives.

(4) The AGM decided on 04.30.2005 to the extrajudicial liquidation of the company. From the 2nd half/2005 we evaluate it by the MEP.

(5) Refers to equity pick up originated from participation on non financial companies.

(6) The data refer to the period of December/2007 to November/2008.

(7) Relate to shares in companies controlled / non-financial companies, not consolidated in 2007, as informed in note 5.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

27 – Related-party Transactions

The costs of salaries and other benefits granted to key management personnel of the Bank Group of Australia (Management Board, Supervisory Board, Audit Committee and Executive Directors) are listed as follows:

2008
Benefits of short-term	20,446
Benefits of termination of employment	2,313
Total	22,759

The Bank of Brazil has no post-employment benefits, variable remuneration based on shares and other long-term benefits for your key personnel.

The account balances resulting from transactions among the Bank’s consolidated entities are excluded from the Consolidated Financial Statements. In relation to the majority shareholder, “Tesouro Nacional”, transactions with the Federal Government and with the entities associated therewith, such as public companies, private and public joint stock companies and other federal authorities that maintain banking operations with the Bank, are included.

The Bank has only normal banking transactions with these related parties, such as interest bearing and non-interest bearing deposits, loans, and sale and repurchases transactions. There are also service provision and guarantee agreements.

These transactions with related parties are conducted under normal market conditions, substantially under the terms and conditions for comparable transactions with unrelated parties, including interest rates and collateral. These transactions do not involve abnormal payment risks.

The Bank does not grant loans to its officers or members of its Board of Directors, Audit Committee and Fiscal Council, because this practice is prohibited in all the financial institutions regulated by Central Bank of Brazil.

The resources for federal government securities, the funds and transfers of programs from public institutions are listed as Note 9 and 18 respectively.

The information relating to transfers and other transactions with entities linked to employees are disclosed in Note 29.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Summary of transactions with related parties

Bank of Brazil’s balance of assets and liabilities with related parties are as follows:

						12.31.2008
	Controller¹	Affiliates²	Controlled³	Joint[4] Control	Outher Parts[5] Related	Total
Assets
Securities		–	5,392	–	–	5,392
Loan operations	1,953,399	–	10,591,528	–	239,487	12,784,414
Receivables from related companies	–	–	38,449	–	–	38,449
Others Assets	–	2,268	30,917,023	10,600	–	30,929,891
Total	1,953,399	2,268	41,552,392	10,600	239,487	43,758,146

Liabilities
Demand deposits	34,641	20,626	45,186	5	1,401,020	1,501,478
Remunerated time deposits	654,379	132,260	26,131,700	–	4,069,461	30,987,800
Deposits received under security repurchase agreements	–	–	901,675	–	1,755,502	2,677,177
Othes Liabilities	–	–	300,746	–	–	300,746
Total	689,020	152,886	27,379,307	5	7,245,983	35,467,201

STATEMENT OF INCOME
Income from interest and service	176,810	16,568	1,778,804	23,979	663,872	2,660,033
Expenses capture	(26,718)	(9,074)	(655,608)	–	(537,405)	(1,228,805)
Administrative expenses	–	–	(22,013)	–	–	(22,013)
Other expenses	–	–	(24,056)	–	–	(24,056)
Total Net	150,092	7,494	1,077,127	23,979	126,467	1,385,159

(1) National Treasury and entities linked to it directly;

(2) These include companies related Note 5 as identified in item (3);

(3) understand the business as related items identified in Note 5 (1), (4), (5), (6), (7);

(4) These include companies related Note 5 as identified in item (2);

(5) Entities linked to the officials (Box Welfare of Staff of the Banco do Brasil – Previ, Fundação Codesc Social Security – Fusesc, Cash Assistance of Staff of the Bank of Brazil).

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

28 – Operational Limits – Basel Accord

The BIS ratio of 12.31.2008 was determined according to the criteria established by CMN Resolutions 3444/2007 and 3490/2007, which address the calculation of Referential Equity Amount (RE) and of Required Referential Equity Amount (RRE), respectively. We present below the calculation of the BIS ratio, pursuant to regulations in force and applicability as of July/2008:

	12.31.2008
	Economic - Financial	Financial
RE – REFERENTIAL EQUITY AMOUNT	43,390,964	44,110,455

Nível I	31,200,901	31,205,472

Shareholders’ equity	29,937,146	29,937,553
Revaluation reserves	(7,303)	(7,286)
Deferred Assets	(513,247)	(509,100)
Mark-to-market	(28,589)	(28,589)
Tax credits excluded from Level I of RE	(22,477)	(22,477)
Tax credits exceeding 40% RE level I	1,835,371	1,835,371
Level II	12,190,063	12,904,983

Mark-to-market	28,589	28,589
Financial instruments excluded from RE	(719,548)	(4,611)
Subordinated Debt Qualifying as Capital	11,728,981	11,728,981
Funds obtained from the FCO	11,057,272	11,057,272
Funds obtained abroad	671,709	671,709
Hybrid Capital and Debt Instruments	1,144,738	1,144,738
Revaluation reserves	7,303	7,286
RRE – Required Referential Equity Amount	31,500,062	31,193,866

Credit Risk	30,980,231	30,674,034
Market Risk	118,927	118,927
Operating Risk	400,904	400,905
Surplus/(Insufficiency) of stockholders’ equity: RE – RRE	11,890,902	12,916,589
BIS Ratio: (RE x 100)/ (RRE / 0.11)	15,15	15,55

(1) Amount added to the notional equity in accordance with CMN Resolution 3674/08; refer to Note 10.e

Follow the main indicators of 12.31.2007, in conformity with CMN Resolution 2099 of 1994:

Referential Equity Amount	Required Referential Equity Amount	BIS Ratio	Surplus/(Insufficiency) of stockholders’ equity: RE -RRE

As presented in connection with note 24.c.5, in the event of success in the lawsuit for full compensation of accumulated tax loss of Income Tax and of negative bases of Social Contribution, there would be a positive impact on the BIS Ratio of the consolidated financial statement of 1.46 p.p (from 15.55 % to 17.01%).

29 – Retirement and Pension and Health Plans

a) Caixa de Previdência dos Funcionários do Banco do Brasil – Previ

Banco do Brasil is the sponsor of Caixa de Previdência dos Funcionários do Banco do Brasil (PREVI) which provides participants and their dependents with benefits which are complementary or similar to those of the

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Basic Government Retirement Plan. The plans offered through PREVI include both defined contribution (Plano Previ Futuro) and defined benefit (Plan n.° 1) plans, the latter having adopted the capitalization method for actuarial calculations. On December 31, 2008 Previ had 147,229 participants, with 34,897 active participants of Benefit Plan n.º1, 48,354 active participants of Plano Previ Futuro and 63,978 retirees (on December 31,2007 there were 142,272 participants, of which: 36,188 were active participants of Benefit Plan n.º1, 42,271 were active participants of Plano Previ Futuro and 63,813 were retired employees).

a.1) The funding of the vested and unvested benefits is summarized as follows:

Participants employed before April 14, 1967, who were not retired and who were not in a position on that date to request their retirement, contemplated in the contract signed on December 24, 1997 between the Bank and PREVI (Plan n.° 1): the sponsor assumes the commitment for the payment of pensions for this group; mathematical reserves ensuring benefits corresponding to such group are fully paid-up at Previ. The retirement benefit of this group is characterized as a defined contribution.

Participants employed between April 15, 1967 and December 23, 1997 (Plan n.° 1): Due to the accumulated surplus, in June 2007, the contributions of participants, beneficiaries (retirees and pensioners) and of the sponsor (Banco do Brasil) were suspended, retroactive to January 2007. This measure will be evaluated every twelve months, with its maintenance depending on the existence of the Special Reserve of Benefit Plan n.° 1, resulting from the superavit in the Plan.

Participants employed from December 24, 1997 (Plano Previ Futuro): active participants contribute to PREVI an amount between 7% and 17% of their contribution salary, which varies based on length of service and the amount of the contribution salary. There is no contribution for retired participants. The sponsor contributes an amount equal to the contributions of the participants, limited to 14% of the total contribution payroll of these participants. The retirement benefit of this group is characterized as a defined contribution.

a.2) Effects of Benefit Plan n.° 1, based on actuarial valuations as of December 31, 2006 and 2007 carried out by an independent actuary, and of the Plano Previ Futuro as required by CVM Resolution 371 of December 13, 2000:

Equity effect (reconciliation of assets and liabilities):

Specification	12.31.2008	12.31.2007
	Plan 1	Plan 1
1) Present value of actuarial liabilities with coverage	76,109,636	70,572,791
2) Present value of actuarial liabilities not covered	–	–
3) Present value of actuarial liabilities (1 + 2)	76,109,636	70,572,791
4) Fair value of the plan assets	(104,778,828)	(134,802,296)
5) Present value of liabilities in excess of (less than) the fair value of the assets (3 + 4)	(28,669,192)	(64,229,505)
6) Actuarial (gains) or losses not recognized	(6,540,925)	(61,961,192)
7) Amount not recognized as (assets) / liabilities(1)	(14,334,596)	–
8) Net actuarial liability/(asset) recorded (5 – 6-7)	(7,793,671)	(2,268,313)

(1) Value calculated in accordance with paragraph 49.g of CVM Deliberation No 371 of 13.11.2000.

The Previ Futuro Plan, being a defined contribution plan, is not required to record actuarial assets or liabilities.

Amounts paid to Previ:

	12.31. 2008			12.31.2007
Specification	Plan 1	Plan Previ Futuro	Total	Plan 1	Plan Previ Futuro	Total
Sponsor contributions	(489)	118.354	117.865	1.699	90.508	92.207

The sum of R$ 489 thousand refers to adjustments to the sponsor contribution for the periods prior to January/2007.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Effects on the semester’s Income Figures:

	12.31.2008			12.31.2007
Specification	Plan 1	Plan Previ Futuro	Total	Plan 1	Plan Previ Futuro	Total
1) Cost of current service (with interest)	(335,702)	(230,908)	(566,610)	–	(176,585)	(176,585)
2) Interest on actuarial liabilities	(7,420,834)	–	(7,420,834)	–	–	–
3) Expected earnings on the plan assets	13,841,349	–	13,841,349	–	–	–
4) Deferment of the net earnings from assets and liabilities (2 + 3)	(6,084,813)	–	(6,084,813)	–	–	–
5) Total gross (expense)/income (1 - 2 - 3 + 4)	–	(230,908)	(230,908)	–	(176,585)	(176,585)
6) Expected contributions from participants	–	118,472	118,472	–	90,602	90,602
7) Previ Liabilities/Assets (expense)/income	5,058,864	–	5,058,864	(385,076)	–	(385,076)
8) Subtotal net (expense) /income (5 + 6 + 7)	5,058,864	(112,436)	4,946,428	(385,076)	(85,983)	(471,059)
9) Previ management fee (5% of the employers’ union dues)	–	(5,918)	(5,918)	–	(4,525)	(4,525)
10) Effect of the net (expense)/income ( 8 + 9)	5,058,864	(118,354)	4,940,510	(385,076)	(90,508)	(475,584)

(1) Includes actuarial gain of R$ 5412,367 thousand related to recognition of the surplus of the Plan 1 and R$ $ 353,503 thousand related to amortization of actuarial assets during 2008. Amortization of actuarial assets that has been suspended for 2009.

a.3) Main economic assumptions adopted for the actuarial calculations:

Specification	12.31.2008		12.31.2007
Real interest rate used for discounting actuarial liabilities to present value	6.3	% YoY	6.3	% YoY
Real expected yield on plan assets	6.3	% YoY	6.3	% YoY
Estimated salary increases:
Benefit Plan 1	0.5881	% YoY	0.8394	% YoY
Plano Previ Futuro	3.4337	% YoY	3.3044	% YoY

A new mortality table, AT-83 plena, was deployed in July 2007 without causing any effects on the Bank’s net income, as a result of the superavit in PREVI.

a.4) The Supplementary Pension Steering Committee issued Resolution 26, of September 29, 2008, which addresses the conditions and the procedures to be observed by closed supplementary pension entities in the determination of net income, in the allocation and use of surplus and in the structuring of deficit of pension benefit plans that they manage, and lays down other provisions. Banco do Brasil is analyzing the impacts of this resolution on its assets.

b) Benefits of sole responsibility of the Bank

Banco do Brasil is responsible for: (a) retirement pensions to founder participants and pension payments to survivors of participants deceased up to April 14, 1967; (b) payment of retirement supplements to the other participants employed by Banco do Brasil who retired up to April 14, 1967 or who, on that date, would have the right through length of service to retire and who had at least 20 years of effective service with the Bank; and (c) increase in the amount of retirement benefits and of pensions in addition to that provided for in the Benefit Plan of Previ, resulting from judicial decisions and from administrative decisions on account of restructuring of the job and salary plan and of incentives created by the Bank. This plan is of the defined benefit type, and adopts the capitalization regime in actuarial valuations, and had 7,942 retirees and pensioners participating on December 31, 2008 (8,217 retirees and pensioners participating on December 31, 2007).

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

b.1) The cost of these benefits is totally funded by Banco do Brasil.

b.2) Effects on the financial statements of Benefit Plan, based on actuarial valuations as of December 31, 2006 and 2007 carried out by an independent actuary, and of the Plano Previ Futuro as required by CVM Resolution 371 of December 13, 2000:

Equity effect (reconciliation of assets and liabilities):

Specification	12.31.2008	12.31.2007
1) Present value of actuarial liabilities with coverage	–	–
2) Present value of unsecured actuarial liabilities (Plans without financial assets)	1,739,592	1,666,065
3) Present value of actuarial liabilities (1 + 2)	1,739,592	1,666,065
4) Fair value of the plan assets	–	–
5) Present value of liabilities in excess of the fair value of the assets (3 + 4)	1,739,592	1,666,065
6) Actuarial (gains) or losses not recognized	173,960	166,607
7) Net actuarial liability/(asset) to be recorded (5 - 6)	1,565,632	1,499,458

Amounts paid to Previ:

Specification	12.31.2008	12.31.2007
Total benefits paid to Previ	294,231	293,633

Effects on the semester’s Income:

Specification	12.31.2008	12.31.2007
1) Cost of current service	–	–
2) Expected contributions from participants	–	–
3) Interest on actuarial liabilities	167,978	(166,289)
4) Actuarial (gains) or losses	191,707	(156,346)
5) Expected earnings on assets	–	–
6) Effect of the expense recorded (1 - 2 + 3 + 4 - 5)	359,685	(322,635)

b.3) The economic assumptions adopted for the actuarial calculations are the same as those adopted for the PREVI Plan 3 (item a.3.), except regarding the adoption of mortality table AT -83., since a transitory table between GAM-71 modified and GAM-83 is used for the Informal Plan.

c) Fundação Codesc de Seguridade Social – Fusesc

Following the merger of Besc S.A. and Besc S.A. – Crédito Imobiliário (Bescri) by Banco do Brasil on December 31, 2008, the Bank became a successor to the sponsorship obligations for the following Private Pension Plans: a) Multifuturo I, a Defined Contribution Plan (CD) and b) Defined Benefit Plan (BD).

The normal contribution by the sponsors as of December 2000 was defined as being the sum of the contributions owed by active and assisted participants, in compliance with the contributing parity between sponsors’ normal contributions and participants, as provided for in article 5 of Constitutional Amendment no. 20/1998.

In addition to the funds transferred to Fusesc in order to settle Plano Multifuturo’s deficit, there is a provision of R$ 843 thousand on December 31, 2008 in connection with an actuarial deficit of active employees that remained in the Defined Benefit Plan. The provision’s value was defined in accordance with an agreement entered into with Fusesc on July 23, 2002, Clause 2”a”, item 2.2, as follows:

For those who did not migrate, only the complementary contribution of funds will be paid in, required to cover the actuarial deficit, in proportion to what they contributed (Sponsor and participants) until the effective date of Constitutional Amendment no. 20.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Multifuturo I, a Defined Contribution Plan (CD) – maintained by Fusesc, organized in June 2002 by means of the migration by participants from the Defined Benefit Plan. This plan covers 6,204 employees, of which 3,127 assisted (3,081 retired, 46 beneficiaries), and 3,077 active employees.

The Defined Benefit Plan (BD) – maintained by Fusesc since 1978, structured under a joint contribution plan with other companies, intended for their employees and dependents. This plan covers 1,373 employees, of which 1,368 assisted (1,014 retired, 354 beneficiaries), and 5 active employees. On December 31, 2008 this plan had an actuarial surplus of R$ 52,633thousand.

The AT-83 mortality table was used for the actuarial calculation of the Defined Benefit Plan (BD), with the December 31, 2008 base date.

The key assumptions employed in the actuarial appraisal are:

Specification: December 31, 2008
Real interest rate used to discount actuarial obligations to present value	6.3	% YoY
Real rate of return expected from the retirement and pension plans’ assets	6.3	% YoY
Future Nominal Growth of Salaries	2.83	% YoY
Annual Inflation	6.48	% YoY

d) CASSI – Caixa de Assistência dos Funcionários do Banco do Brasil

The Bank is the sponsor of a Health Plan managed by CASSI – Caixa de Assistência dos Funcionários do Banco do Brasil. The main objective is to provide coverage for expenses related to the promotion, protection, recovery and rehabilitation of a member’s health and of his/her inscribed beneficiaries. At December 31, 2008 this plan had 172,456 participants, with 91,508 active and 80,948 retired participants and pensioners (at December 31, 2007 the plan had 165,834 participants, of which 85,531 were active and 80,303 retired participants and pensioners).

A contract was executed between the Bank and CASSI on 11.13.2007 aiming at reformulating the By-laws of Plano de Associados da Caixa de Assistência dos Funcionários do Banco do Brasil (Plan of Members of the Banco do Brasil Employee Welfare Fund).

In the 1st semester of 2007, the Bank contributed monthly a sum equivalent to 150% of the total contributions from members (active and retired) and pension beneficiaries of employees hired before December 23, 1997. For participants employed after that date the Bank contributed a sum equivalent to 100% of their total contributions. On account of the Agreement between the Bank and CASSI, all the employee groups contributed with 4.5% of the total payroll or of the total retirement or pension plan benefit from November 2007, with effect retroactive to January 2007. Monthly contributions from members and pension beneficiaries amount to 3% of the total payroll or the total retirement or pension plan benefits.

Effects of the CASSI Plan on the financial statements, based on actuarial appraisals as of December 31, 2006 and 2007 carried out by an independent actuary, as required by CVM Resolution 371/12.13.2000:

d.1) Effects of the Plan Cassis in the financial statements, based on actuarial revaluations made in 12.31.2007 and 12.31.2008, for external actuary, according to CVM Deliberation No. 371,12.13.2000:

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Equity effect (reconciliation of assets and liabilities):

Specification	12.31.2008	12.31.2007
1) Present value of actuarial liabilities with coverage	–	–
2) Present value of unsecured actuarial liabilities (Plans without financial assets)	4,677,766	4,547,868
3) Present value of actuarial liabilities (1 + 2)	4,677,766	4,547,868
4) Fair value of the plan assets	–	–
5) Present value of liabilities in excess of the fair value of the assets (3 + 4)	4,677,766	4,547,868
6) Actuarial (gains) or losses not recognized	467,777	1,871,899
7) Unrecognized past service cost – Indirect Dependents	86,519	32,484
8) Unrecognized past service cost – Alteration of Plan	27,408	92,326
9) Net actuarial liability/(asset) recorded (5 - 6 - 7 - 8)	4,096,062	2,551,159

Amounts paid to Cassi:

Specification	12.31.2008	12.31.2007
Sponsor contributions	594,826	631,703

The R$ 594,826 thousand is comprised of employer contributions from active employees, retirees and pensioners, and extraordinary contribution/onlending referring to the indirect dependents, resulting from the BB and CASSI Agreement and CASSI Complementation, as follows: Active Employees: R$ 199,701 thousand, Retirees and Pensioners: R$ 321,811 thousand, Onlending: R$ 65,375 thousand and Complemento Cassi, due to Resignation Plans: R$ 7,939 thousand;

The sum of R$ 631,703 thousand consists of the Employer Contributions for Active Employees: R$ 185,528 thousand and Retirees and Pensioners: R$ 286,496 thousand, extraordinary contribution – R$150,000 thousand, Onlending – R$ 9,229 thousand.

Effects on the semester’s Income:

Specification	12.31.2008	12.31.2007
1) Cost of current service (with interest)	(37,667)	(40,667)
2) Expected contributions from participants	–	–
3) Interest on actuarial liabilities	(482,259)	(379,221)
4) Actuarial (gains) or losses(1)	(1,348,508)	(77,424)
5) Unrecognized past service cost	(10,882)	–
6) Expense withi Retirees and Pensioners	(1,879,316)	(497,312)
7) Expenses with current employees	(199,701)	(185,528)
8) Expense with Extraordinary Contribution	(52,773)	(150,000)
9) Effect of the expense recorded (1 - 2 + 3 + 4 + 5 + 6 + 7 - 8)	(2,131,790)	(832,840)

(1) Includes R$ 1259,381 million from the application of systematic method for recognition of actuarial loss faster (Note 29.e.3) as permitted by CVM Deliberation No. 371/00.

d.2) The economic assumptions adopted for the actuarial calculations are the same as those adopted for the PREVI Plan (item a.3.).

e) Policy for the recognition of actuarial gains and losses

In accordance with CVM Deliberation 371, the actuarial gains or losses to be recognized as income or expense in a defined benefit plan are the amount of unrecognized gains and losses that exceed, in each period, the higher of the following limits:

- 10% of the present value of the total actuarial liability of the defined benefit; or 10% of the fair value of plan assets.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

e.1) Benefits of Sole Responsibility of the Bank: Actuarial losses relating to these benefits are being recorded in the same year the actuarial calculation is made because the persons involved are all former employees, and thus there is no remaining length of service to amortize.

e.2) CASSI Actuarial Liability: the actuarial losses relating to this liability are recognized over the average remaining work period estimated for the employees participating in the plan (15.9 years as of 12.31.2007).

e.3) As permitted in CVM Deliberation no. 371/00, the Bank will verify, in recognizing actuarial gains, if there is an amount of actuarial losses not recognized above corridor in other post-employment plans. Should this amount exist, the value to be amortized in the Bank’s income will be the greater between a) the amount of actuarial losses not recognized above the corridor up to the value of the actuarial gain recognized in other plan, and b) the actuarial loss determined according to description in previous items.

f) Summary of Assets/Liabilities of Previ and Cassi

12.31.2008
Specification	Actuarial liability/ (asset) on 01.07.2008	(Expense) income recorded in the income statement considering actuarial adjustments	Transfer between unamortized reserves and advanced amortization	Amortization/ Use of the Actuarial Assets and Parity Fund Assets	Sponsor contributions made in the year	Actuarial liability/ (asset) on 30.09.2008
	A	B	C	D	E	F = (A-B+C+D+E)
Actuarial asset CVM 371	(2,268,313)	5,412,367	–	(112,991)	–	(7,793,671)
Actuarial asset/liability in respect of the 1997 contract	–	–	–	–	–	–

Advanced amortization (1997 contract)	(11,912,949)	1,438,816	1,248,484	–	–	(12,103,281)
Unamortized reserves (1997 contract)	11,912,949	(1,438,816)	(1,248,484)	–	–	12,103,281
Parity Fund Asset	(2,440,534)	221,273	–	466,494	(489)	(2,195,802)
Actuarial liability in respect of the Informal Plan (sole responsibility of the Bank)	1,499,458	(359,685)	–	–	(293,511)	1,565,632
CASSI actuarial liability	2,551,159	(1,879,316)	–	–	(334,413)	4,096,062

12.31. 2007
Specification	Net Liabilities/ (Assets) as of 07.01.2007	(Expense) income recorded in the income statement considering actuarial adjustments	Transfer between unamortized reserves and advanced amortization	Amortization/ Use of the Actuarial Assets and Parity Fund Assets	Sponsor contribution verted/ compensated in the quarter	Actuarial liability/ (asset) on 09.30.2007
	A	B	C	D	E	F = (A-B+C+D+E)
Actuarial asset CVM 371	(2,651,690)	–	–	383,377	–	(2,268,313)
Actuarial asset/liability in respect of the 1997 contract	–	–	–	–	–	–

Advanced amortization (1997 contract)	(9,960,041)	1,164,900	(788,008)	–	–	(11,912,949)
Unamortized reserves (1997 contract)	9,960,041	(1,164,900)	788,008	–	–	11,912,949
Parity Fund Asset	(2,198,206)	244,027	–	1,699	–	(2,440,534)
Actuarial liability in respect of the Informal Plan (sole responsibility of the Bank)	1,470,456	(322,635)	–	–	(293,633)	1,499,458
CASSI actuarial liability	2,014,247	(833,087)	–	–	(296,175)	2,551,159
Liabilities – Cassi Agreement	–	(117,391)	–	–	(117,391)	–

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

g) Impacts on Net Income Resulting from the Review of the Calculations of Actuarial Assets and Liabilities according to CVM Resolution 371/00

Banco do Brasil issued a public announcement on 1.23.2009 notifying the Market that it had reviewed the calculations of its actuarial assets and liabilities according to CVM Resolution 371/00, of the Securities Commission, and as a result of CGPC Resolution nº 26, of the Supplementary Pension Steering Committee, of 9.29.2008.

This review resulted in the accounting of part of the unrecognized actuarial gains of the Retirement and Pension Plan (Benefit Plan nº 1, of Previ), of unrecognized actuarial losses of the Health Care Plan (Cassi) and the respective deferred tax effects in conformity with the publication of Provisional Measure no. 453, of 1.23.2009.

Resolution CVM 371, in line with international accounting principles, determines the recording of a liability when the sum of obligations exceeds the amount of assets from the benefit plan, and of an asset, when the sum of assets exceeds the amount of obligations of the plan. In the latter circumstance, the asset should only be recorded when there is evidence that it may effectively reduce the sponsor’s contributions or that it will be reimbursable in the future, as established in aforesaid Resolution.

Resolution CGPC nº. 26 served to throw light on issues relating to the interpretation of the right of sponsors and of participants to the surplus resources originating from the contributions (and from their yields) of both parties. According to that Resolution, the surplus should be assigned to the sponsors and participants in proportion to the contributions made.

Certain trade associations and other associations filed lawsuits challenging the legality of CGCP Resolution nº. 26, whereas in some of them the request for a preliminary injunction to suspend the effects of aforesaid resolution was refused, while in others the request was granted. Bank management, based on the opinion of its legal advisors, understands that CGCP Resolution nº. 26 is of a legitimate nature, and that the Judiciary will conciliate the understanding in relation to the right and form of division of the surplus as defined in the abovementioned resolution.

In view of the various lawsuits filed in relation to CGPC Resolution nº. 26, Banco do Brasil understands that although this norm has thrown light on some issues theretofore under discussion, mainly as regards the amounts to be assigned to the sponsors and participants in the case of existence of surplus at the supplementary pension entities, this Resolution does not alter the definitions existing in the current regulations, therefore not producing effects on the need for records of the actuarial assets and liabilities required by public institutions, regulated through CVM Resolution 371/00.

As regards the actuarial losses of the Health Care Plan, these are part of the sum that the Bank is required to record in its liabilities, corresponding to the future contributions of all the employees corresponding to their retirement phase. The accrual basis requires that these expenses be recorded while the employees are still active, even if the payments are made monthly, in the future. The Bank had already been appropriating these losses, also in the form of CVM Resolution 371, since 2001, as contained in note nº 26-”d” to its balance sheet of 6.30.2008. Since the aforesaid Resolution allows the quicker recognition of these losses, the Bank opted to do so in this manner.

Specification	2008
Retirement and Pension Plan – Accounting of part of the unrecognized actuarial gains	5,412,367
Health Care Plan – Accounting of unrecognized actuarial losses	(1,259,381)
Parity Fund Assets – Reversal of revenue	(86,356)
Tax effects	(1,546,163)
Impact on Net Income for the Year 2008	2,520,467

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

30 – Compensation Paid to Employees and Management

	2008	2007
Lowest salary	1,296,75	1,170,22
Highest salary	23,817,90	22,023,00
Average salary	3,827,71	3,590,15
Management(1)
President	37,469,40	28,700,40
Vice-President	33,841,50	25,859,10
Director	28,943,40	22,023,00

(1) In April 2008 the remuneration model for the members of the Executive Board was simplified by including in their remuneration the value of benefits that were previously granted by the General Assembly of Shareholders. As a result of this change, the benefits are no longer being granted.

31 – Assignment of Employees to External Organizations

Federal government assignments are regulated by article 93 of Law 8112/1990 (amended by Law 9257/1997), by Decree 925/1993, and by PGFN/CJN Note 088/1996 issued by the General Counsel of the Federal Treasury.

Labor unions: assignments occur in cases prescribed in the Collective Labor Agreement or by commitments assumed as a result of salary negotiations:

Other organizations/entities: assignments occur as a result of agreements of strategic business interest of the Bank.

	2008		2007
	Employees assigned(1)	Cost for the period	Employees assigned(2)	Cost for the period
With costs for the Bank
Federal Government	13	2,522	13	3,004
Labor unions	163	12,971	127	11,375
Other organizations/entities:	3	1,196	3	1,081

Without cost to the Bank
Federal, state and municipal governments	288	–	289	–
External organizations (Cassi, FBB, Previ)	699	–	683	–
Employee entities	51	–	37	–
Subsidiary and associated companies	293	–	329	–

Total	1,510	16,689	1,481	15,460

(1) Balance at 12.31.2008

(2) Balance at 12.31.2007

32 – Commitments, Responsibilities and Contingencies

a) Contingent liabilities

Labor Lawsuits

The Bank is a party in labor lawsuits mainly filed by former employees or trade unions of the industry. Allowance for probable losses represent various claims, such as: Severance pay, overtime, Supplement per Job and Representation, Supplement per Individual BACEN 40% (matching the employees of BACEN) and others.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Fiscal Lawsuits

The Bank is subject to a number of challenges by the tax authorities in relation to taxes, which can give rise to assessments of the jurisdiction in which taxes are incurred or the sum of taxable income or deductible expense. Most of the lawsuits originating from tax assessment notices relate to ISSQN, CPMF, CSLL, IRPJ and IOF, and, some are guaranteed by cash or in properties.

Civil Lawsuits

As of 2007, the most significant lawsuits classified as probable losses are those aimed at the collection of the difference between the actual rates of inflation suffered and the rate utilized for inflation correction of financial investments during the period of the Economic Plans (Collor Plan, Bresser Plan and Summer Plan).

The activities in provision for contingent liabilities were as follows:

	BB-Domestic and Foreign branches			BB-Consolidate
	2ºSem/2008	2008	2007	2ºSem/2008	2008	2007
Labor claims
Opening balance	2,395,924	2,455,538	2,360,483	2,415,113	2,455,538	2,360,483
Constitution	589,168	613,786	905,639	589,937	615,523	905,639
Provision/(reversal)	(288,107)	(134,328)	(114,759)	(289,295)	(136,275)	(114,759)
Provision used	(293,709)	(531,720)	(695,825)	(293,709)	(531,781)	(695,825)
Added value(1)	53,185	53,185	–	53,185	72,226	–
Closing balance	2,456,461	2,456,461	2,455,538	2,475,231	2,475,231	2,455,538

Tax claims
Opening balance	94,900	88,638	35,243	769,092	132,076	82,517
Constitution(2)	29,288	62,212	86,158	249,067	335,498	93,450
Provision/(reversal)	(6,191)	(32,698)	(19,546)	(14,023)	(44,573)	(30,674)
Provision used	(9,542)	(9,697)	(13,217)	(14,106)	(14,261)	(13,217)
Added value(3)	14,001	14,001	–	14,001	595,291	–
Closing balance	122,456	122,456	88,638	1,004,031	1,004,031	132,076

Legal Claims
Opening balance	1,403,890	1,244,693	888,589	1,434,538	1,249,754	892,056
Constitution	370,261	558,862	425,030	383,038	589,542	427,443
Provision/(reversal)	(31,549)	(30,130)	(10,107)	(33,548)	(47,027)	(10,926)
Provision used	(78,689)	(109,512)	(58,819)	(79,960)	(111,482)	(58,819)
Added value(4)	56,034	56,034	–	56,107	79,388	–
Closing balance	1,719,947	1,719,947	1,244,693	1,760,175	1,760,175	1,249,754

(1) Judiciary Labor Demands: R$ 52,410 thousand (BESC), R$ 775 thousand (Bank of the State of Piauí) and R$ 19,041 thousand (related companies / non-financial subsidiaries, consolidated from the 1st trim 2008).

(2) shall, in the BB Consolidate/2008, the provisions of R$ 178,900 thousand (Alliance of Brazil) and R $ 46,205 thousand (Brasilveículos), relating to judicial questioning on the incidence of COFINS financial revenue of these companies.

(3) Demands Tax Court: U.S. $ 14.001 million (Banco do Estado de Santa Catarina) and R $ 581,290 thousand (related companies / non-financial subsidiaries, consolidated from 1 trim/2008).

(4) Civil Court Demands: U.S. $ 55.741mil (Banco do Estado de Santa Catarina and its subsidiaries), R $ 366 thousand (Bank of the State of Piauí) and R $ 23,281 thousand (related companies / non-financial subsidiaries, consolidated from the 1st trim/2008).

b) Contingent tax liabilities – Possible

Labor Lawsuits

The labor lawsuits are classified as exempt from possible formation of provision and represent multiple applications claimed, as compensation, overtime, Additional Function and Representation, and others.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Tax Lawsuits

The issues of tax disputes are considered as possible formation of an exempt account and claimed several applications such as: ISSQN, recoveries and other tax obligations from the Federal Revenue Secretariat and Institute of Social Security. The main constraints are caused by:

- Plowed case of violation by the Internal Revenue Service in the face of no withholding tax and non-collection of the IR on the salary allowances paid to employees.

- Plowed case of violation by the National Institute of Social Security, not for the collection of contributions levied on wage allowance, conversions in cash and shares in profits and results of staff.

- Case of violation by plowed Farms Estate Cities in Belo Horizonte (MG) and São Paulo (SP), relating to charges of ISSQN.

Civel Lawsuits

In civil actions in nature there are actions that seek to recover the difference between the inflation and the index used to fix the financial applications during the period of economic plans (Collor Plan, Plan Plan Bresser and Summer).

The provision for contingencies classified as possible were as follow:

	BB-Domestic and Foreign branches		BB-Consolidado
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Labor claims	418,573	412,848	424,927	412,848
Tax Claims	2,291,770	1,988,501	2,562,420	2,059,757
Cível Claims(1)	2,582,142	1,848,439	2,630,539	1,859,740

c) Guarantee of Deposits in Resources

The balances of deposits made as security for contingencies probable, possible and / or remote are:

	BB-Domestic and Foreign branches		BB-Consolidado
	12.31.2008	12.31.2007	12.31.2008	12.31.2007
Labor claims	1,681,588	1,652,832	1,698,793	1,652,842
Tax Claims	3,039,341	3,261,912	3,748,973	3,334,784
Cível Claims(1)	1,086,398	952,321	1,357,114	956,103

d) Contingent tax assets

The Bank has filed lawsuits for reimbursement of taxes paid in error that will only be recognized in the financial statements if the Bank obtains a favorable outcome, in conformity with item 25 of Deliberation CVM n.º 489, of 10.03.2005. We emphasize the most important lawsuits not yet recorded:

- Unconstitutionality of Income Tax on Net Income paid in 1989 and in the 1st six months of 1992, of the amount of R$ 12,736 thousand;

- Tax on Financial Transactions (IOF) – Law 8033/1990 (Price-level restatement), of the amount of R$ 197,923 thousand.

e) Legal Obligations

The Bank has a provision of the amount of R$ 10,662,475 thousand (R$ 9,460,032 thousand on 12.31.2007) relating to the proceeding of full carry-forward of the accumulated tax loss of Income Tax and of the negative bases of Social Contribution Tax, the enforceability of which has been suspended due to the judicial deposits made since the beginning of the suit. This amount is recorded in “Other Liabilities – Taxes and Social Security Charges”.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

f) Other Commitments

The Bank is the sponsor of Fundação Banco do Brasil whose purpose is the promotion, support, advancement and sponsorship of educational, cultural, social, philanthropic, and recreational/sporting activities, as well as the promotion of research activities of a technological and scientific nature, and rural and urban community assistance services. During the second semester of 2008, the Bank contributed with R$ 54,166 thousand to the Fundação Banco do Brasil.

Guarantees to third parties, for a fee and with counter-guarantees from the beneficiaries—guarantees, sureties and bonds – amounted to R$ 6,437,279 thousand (R$ 4,140,809 thousand at December 31, 2007). A provision of R$ 40,479 thousand, recorded in “Other Liabilities”, is considered sufficient to cover any potential loss arising on these guarantees.

Available credit lines for loan and lease operations amount to R$ 36,955,149 thousand (R$ 35,419,002 thousand at December 31, 2007).

The confirmed import and export letters of credit total R$ 830,328 thousand (R$ 549,909 thousand at December 31, 2007).

The Bank is the operator of the Fund for Sectorial Investments (FISET), with net assets of R$ 2,195 thousand (R$ 2,225 thousand at December 31, 2007), and is the manager of the Public Service Employee Savings Program (PASEP), with net assets of R$ 1,706,439 thousand (R$ 1,523,502 thousand at December 31, 2007). The Bank guarantees the latter a minimum remuneration equivalent to the Long-Term Interest Rate (TJLP).

Despite the reduced level of risk to which its assets are subject, the Bank contracts insurance cover for its assets in amounts considered sufficient to cover any losses.

33 – Financial Instruments

The market value of a financial instrument, according to Instruction CVM 566 dated of 12.16.2008, is the value for which the instrument could be exchanged in an ordinary operation in an active market among interested parties, and not corresponding to a compulsory transaction or derived from a liquidation proceeding.

Determination of the Market Value

The Bank has computerized systems that process the positions subject to determination of the market value. If there is an active market, the financial instrument will have its market value determined with a basis on the prices practiced. In the absence of an active market, which is the case of most financial assets and liabilities, the market value is estimated by the quotation of similar financial instruments, or by the net current value of future cash flows adjusted based on the interest rate effective in the market on the balance sheet date.

The internal models utilized for calculation of the future cash flows consist of the construction of a mathematical algorithm that permits a description of the flow for each financial intermediation product.

Market and Liquidity Risk

Fluctuations in interest rates, price of security, price of good, exchange rate of the different currencies, indexes and settlement periods are considered in the determination of the market value of financial instruments.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Credit Risk

The uncertainty regarding the receipt of amounts agreed on with the counterparts is estimated in the determination of the market value of financial instruments by the amount of provisions formed, pursuant to the criteria of Resolution 2682, of 12.21.1999.

The table below presents financial instruments recorded in equity accounts, compared to market value:

	BB-Consolidate
					Unrealized gain/loss, net of tax effects
	12.31.2008		12.31.2007		On Income		On Stockholders’ Equity
	Book value	Market Value	Book value	Market Value	12.31.2008	12.31.2007	12.31.2008	12.31.2007
ASSETS
Short-term interbank deposits	119,408,297	119,332,288	51,123,906	51,115,043	(76,009)	(8,863)	(76,009)	(8,863)
Securities	84,632,536	84,611,592	74,051,081	74,073,098	146,511	464,678	(20,944)	22,017
Adjustment of securities available for sale (Note 9.a)	–	–	–	–	167,455	442,661	–	–
Adjustment of securities held to maturity (Note 9.a)		–	–	–	(20,944)	22,017	(20,944)	22,017
Derivative financial instruments	2,276,038	2,276,038	1,149,521	1,149,521	–	–	–	–
Loan operations	190,881,563	191,211,865	143,453,470	144,222,380	330,302	768,911	330,302	768,911

LIABILITIES
Interbank deposits	14,064,945	14,187,597	5,144,490	5,172,619	(122,652)	(28,129)	(122,652)	(28,129)
Time deposits	149,618,491	149,677,676	67,082,581	67,132,997	(59,185)	(50,416)	(59,185)	(50,416)
Obligations related to Committed Operations	91,130,364	91,031,600	72,270,114	71,900,968	98,764	369,146	98,764	369,146
Borrowings and onlendings	30,161,316	30,161,602	20,321,073	20,316,633	(286)	4,440	(286)	4,440
Derivative financial instruments	3,895,060	3,895,060	1,946,702	1,946,702	–	–	–	–
Other liabilities	90,219,760	89,955,079	47,276,001	46,882,102	264,681	393,899	264,681	393,899
Unrealized gain/loss, net of tax effects					582,126	1,913,664	414,671	1,471,003

Criteria utilized for market value determination of financial instruments are detailed below :

Financial Instrument Assets

Short-term interbank investments: The market value was obtained by future cash flows discount, adopting interest rates exercised by the market in similar operations in the balance sheet date.

Securities: Securities and derivative financial instruments are accounted for by the market value, as provided for in BACEN Circular 3068 of 11.08.2001, excluding from such criterion, securities held to maturity. Determination of securities’ market value, including those held to maturity, is obtained according to rates collected at the market.

Loan operations: – Operations remunerated at pre-fixed rates have been estimated through future cash flow discount, adopting for such, interest rates utilized by the Bank for contracting of similar operations in the balance sheet date. For operations of such group remunerated at post-fixed rates, it was considered as market value the book value itself due to equivalence among them.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Financial Instrument Liabilities

Interbank deposits: The market value has been calculated through discount of the difference between future cash flows and rates currently applicable in the pre-fixed operations market. In case of post-fixed operations which maturities did not exceed 30 days, the book value was deemed to be approximately equivalent to the market value.

Time deposits: The same criteria adopted for interbank deposits are utilized in the determination of the market value.

Deposits received under security repurchase agreements: For operations at pre-fixed rates, the market value was determined calculating the discount of the estimated cash flows adopting a discount rate equivalent to the rates applicable in contracting of similar operations in the last market day. For post-fixed operations, book values have been deemed approximately equivalent to market value.

Borrowing and onlendings: Said operations are exclusive to the Bank, without similarity in the market. In face of their specific characteristics, exclusive rates for each fund entered, inexistence of an active market and similar instrument, the market values of such operations are equivalent to the book value.

Other liabilities: Market values have been determined by means of the discounted cash flow, which takes into account interest rates offered in the market for obligations which maturities, risks and terms are similar.

Other financial instruments: Included or not in the balance sheet, book values are approximately equivalent to their correspondent market value.

Derivatives

According to BACEN Circular 3082, of 1.30.2002, derivatives are recorded at market value. Determination of derivatives’ market value is estimated in accordance with an internal pricing model, with the use of the rates disclosed for transactions with similar terms and indices on the fiscal years’ last business day.

Sensitivity Analysis (CVM Instruction no. 475 dated December 17, 2008)

In line with best market practices, Banco do Brasil manages its risks in a dynamic manner, seeking to detect, assess, monitor, and control market risk exposures in its own positions. To this end, the Bank takes into account the risk limits defined by the Strategic Committees and likely scenarios, to act in a timely manner in reversing any occasional adverse results.

In accordance with CMN Resolution no 3464/07 and with Bacen Circular no. 3354/07, and in an effort to manage more efficiently its transactions exposed to market risks, Banco do Brasil separates its transactions as follows:

1) Trading Book: consisting in all the transactions in its own position undertaken as business deals or intended as a hedge for its trading portfolio, for which there is an intention of trading prior to their contractual expiry, subject to normal market conditions and that do not have a non-trading clause.

2) Banking Book: consisting in transactions not classified in the Trading Book and the key feature of which is the intention of keeping these transactions until expiry.

Hence, in view of each portfolio’s specifics, and considering that possible variations in market interest rates do not cause financial impact in the Banking Book, the sensitivity analysis pursuant to CVM Instruction no. 475 dated December 17, 2008 was performed for all the transactions contained in then Trading Book.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

In order to determine the sensitivity of the Bank’s capital to the reflexes of market trends, simulations were performed with three likely scenarios, two of which with an ensuing adverse outcome for the Bank. The scenarios employed are seen as follows:

Scenario 1: Likely situation. Considering macro-economic factors and market information (BM&F, Bovespa, Andima, etc.). Assumptions employed Real /US dollar exchange rate of R$ 2.30 and a -1.0% parallel shock in risk variables, based on market conditions seen on December 31, 2008.

Scenario 2: Likely situation. Assumptions employed Real/US dollar exchange rate of R$ 2.92 and a +25.0% parallel shock in risk variables, based on market conditions seen on December 31, 2008.

Scenario 3: Likely situation. Assumptions employed Real/US dollar exchange rate of R$ 2.92 and a +25.0% parallel shock in risk variables, based on market conditions seen on December 31, 2008.

In the table below may be seen a summary of the Trading Portfolio profit figures:

Risk Factor	Scenario 1	Scenario 2	Scenario 3
Foreign currency	1,010	(14,157)	(8,731)
Fixed Interest Rate	2,532	(105,076)	(251,150)
Price Indexes	1,271	(15,463)	(18,883)
Other	(811)	(2,275)	(4,413)
Total	4,002	(136.971)	(283,178)

Trading Portfolio composed of public and private bonds, derivative instruments (futures and options in agricultural commodities), and funds obtained by means of repurchase agreements.

In the case of transactions classified in the Banking Book, appreciations or depreciations resulting from changes in interest rates practiced in the market do not imply in a significant financial and bookkeeping impact on the Bank’s income. This is so because this portfolio is composed chiefly of loan operations (consumer credit, agribusiness, working capital, etc.); retail funding (demand, time, and savings deposits), and securities, which are recorded in the books according to the agreed on rates when contracting these operations. In addition, it should be pointed out that these portfolios have as their key feature the intention of helding the respective positions to maturity, and hence they are not subject to the effects of fluctuating interest rates, or the fact that such transactions are naturally related to other transactions (natural hedge), hence minimizing the reflexes of a stress scenario.

In particular with regard to derivative transactions found in the Banking Book, these do not represent a relevant market risk to Banco do Brasil, as these positions originated mainly to fulfill the following situations:

a)	Change of the indexation of funding and lending transactions performed to meet customer needs;

b)	“Tax Hedge” consisting in eliminating the volatility risk to the Bank’s profit figures owing to the fiscal effect on foreign currency variations in connection with overseas investments (gains in exchange variations on overseas investments are not taxed, and similarly losses do not create tax deductions). As a result, any exchange rate variation will affect the account that records the derivative contrary to the effect recorded in the investment account, i.e.: the exchange variation’s effect will be zero;

c)	Market risk hedge with purpose and efficacy as described in Note no. 9b. Also in this transaction, the interest and exchange rate variations have no effects on the Bank’s income.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Net exposures, at market values, with derivative transactions in the Banking Book reflected in December 31, 2008: a) a short pre-fixed interest position in the region of R$ 1.7 billion employed as an economic hedge, in order to support commercial asset revenues, loan operations, time deposits, etc.); b) a short foreign currency position in the region of R$ 1.6 billion, with a portion of this volume employed chiefly in tax hedge transactions; and c) a short position in other interest rate coupons (price index, TR, TJLP) in the region of R$ 630 million, also employed as an economic hedge in support of commercial assets income.

Moreover, Pursuant to Bacen Circular no. 3365 dated September 12, 2007, Banco do Brasil calculates the portion of capital to cover exposure risks subject to interest rate variations of the transactions classified in the Banking Book. To this end, it employs a methodology based on VaR – Value-at-Risk with a simulation background, with a 99% reliability level and a 10-day time horizon, which method is regularly assessed by means of backtesting tools.

The Value at Risk (VaR) is a measure of maximum expected loss in monetary values, under normal market conditions, in a determined line period, with a chosen confidence interval for reference purposes. Banking Book’s VaR for the Economic-Financial Consolidation of Banco do Brasil amounts to R$ 2,793 million on 12.31.2008.

Market risk management of the Banking Book employing the VaR model, allows Banco do Brasil to assess its positions’ sensitivity, bearing in mind that the methodology is capable of reflecting the interdependence among the Portfolio’s risk variables.

Banco do Brasil did not enter into any transaction likely to be classified as an exotic derivative, as described in CVM Instruction no. 475 - Attachment II.

33 – Financial Instruments

The market value of a financial instrument, according to Instruction CVM 566 dated of 12.16.2008, is the value for which the instrument could be exchanged in an ordinary operation in an active market among interested parties, and not corresponding to a compulsory transaction or derived from a liquidation proceeding.

Determination of the Market Value

The Bank has computerized systems that process the positions subject to determination of the market value. If there is an active market, the financial instrument will have its market value determined with a basis on the prices practiced. In the absence of an active market, which is the case of most financial assets and liabilities, the market value is estimated by the quotation of similar financial instruments, or by the net current value of future cash flows adjusted based on the interest rate effective in the market on the balance sheet date.

The internal models utilized for calculation of the future cash flows consist of the construction of a mathematical algorithm that permits a description of the flow for each financial intermediation product.

Market and Liquidity Risk

Fluctuations in interest rates, price of security, price of good, exchange rate of the different currencies, indexes and settlement periods are considered in the determination of the market value of financial instruments.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Credit Risk

The uncertainty regarding the receipt of amounts agreed on with the counterparts is estimated in the determination of the market value of financial instruments by the amount of provisions formed, pursuant to the criteria of Resolution 2682, of 12.21.1999.

The table below presents financial instruments recorded in equity accounts, compared to market value:

	BB-Consolidate
	12.31.2008		12.31.2007		Unrealized gain/loss, net of tax effects

	Book value	Market Value	Book value	Market Value	On Income		On Stockholders’ Equity
					12.31.2008	12.31.2007	12.31.2008	12.31.2007
ASSETS
Short-term interbank deposits	119,408,297	119,332,288	51,123,906	51,115,043	(76,009)	(8,863)	(76,009)	(8,863)
Securities	84,632,536	84,611,592	74,051,081	74,073,098	146,511	464,678	(20,944)	22,017
Adjustment of securities available for sale (Note 9.a)	–	–	–	–	167,455	442,661	–	–
Adjustment of securities held to maturity (Note 9.a)		–	–	–	(20,944)	22,017	(20,944)	22,017
Derivative financial instruments	2,276,038	2,276,038	1,149,521	1,149,521	–	–	–	–
Loan operations	190,881,563	191,211,865	143,453,470	144,222,380	330,302	768,911	330,302	768,911

LIABILITIES
Interbank deposits	14,064,945	14,187,597	5,144,490	5,172,619	(122,652)	(28,129)	(122,652)	(28,129)
Time deposits	149,618,491	149,677,676	67,082,581	67,132,997	(59,185)	(50,416)	(59,185)	(50,416)
Obligations related to Committed Operations	91,130,364	91,031,600	72,270,114	71,900,968	98,764	369,146	98,764	369,146
Borrowings and onlendings	30,161,316	30,161,602	20,321,073	20,316,633	(286)	4,440	(286)	4,440
Derivative financial instruments	3,895,060	3,895,060	1,946,702	1,946,702	–	–	–	–
Other liabilities	90,219,760	89,955,079	47,276,001	46,882,102	264,681	393,899	264,681	393,899

Unrealized gain/loss, net of tax effects					582,126	1,913,664	414,671	1,471,003

Criteria utilized for market value determination of financial instruments are detailed below :

Financial Instrument Assets

Short-term interbank investments: The market value was obtained by future cash flows discount, adopting interest rates exercised by the market in similar operations in the balance sheet date.

Securities: Securities and derivative financial instruments are accounted for by the market value, as provided for in BACEN Circular 3068 of 11.08.2001, excluding from such criterion, securities held to maturity. Determination of securities’ market value, including those held to maturity, is obtained according to rates collected at the market.

Loan operations: – Operations remunerated at pre-fixed rates have been estimated through future cash flow discount, adopting for such, interest rates utilized by the Bank for contracting of similar operations in the balance sheet date. For operations of such group remunerated at post-fixed rates, it was considered as market value the book value itself due to equivalence among them.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

Financial Instrument Liabilities

Interbank deposits: The market value has been calculated through discount of the difference between future cash flows and rates currently applicable in the pre-fixed operations market. In case of post-fixed operations which maturities did not exceed 30 days, the book value was deemed to be approximately equivalent to the market value.

Time deposits: The same criteria adopted for interbank deposits are utilized in the determination of the market value.

Deposits received under security repurchase agreements: For operations at pre-fixed rates, the market value was determined calculating the discount of the estimated cash flows adopting a discount rate equivalent to the rates applicable in contracting of similar operations in the last market day. For post-fixed operations, book values have been deemed approximately equivalent to market value.

Borrowing and onlendings: Said operations are exclusive to the Bank, without similarity in the market. In face of their specific characteristics, exclusive rates for each fund entered, inexistence of an active market and similar instrument, the market values of such operations are equivalent to the book value.

Other liabilities: Market values have been determined by means of the discounted cash flow, which takes into account interest rates offered in the market for obligations which maturities, risks and terms are similar.

Other financial instruments: Included or not in the balance sheet, book values are approximately equivalent to their correspondent market value.

Derivatives

According to BACEN Circular 3082, of 1.30.2002, derivatives are recorded at market value. Determination of derivatives’ market value is estimated in accordance with an internal pricing model, with the use of the rates disclosed for transactions with similar terms and indices on the fiscal years’ last business day.

Sensitivity Analysis (CVM Instruction no. 475 dated December 17, 2008)

In line with best market practices, Banco do Brasil manages its risks in a dynamic manner, seeking to detect, assess, monitor, and control market risk exposures in its own positions. To this end, the Bank takes into account the risk limits defined by the Strategic Committees and likely scenarios, to act in a timely manner in reversing any occasional adverse results.

In accordance with CMN Resolution no 3464/07 and with Bacen Circular no. 3354/07, and in an effort to manage more efficiently its transactions exposed to market risks, Banco do Brasil separates its transactions as follows:

1) Trading Book: consisting in all the transactions in its own position undertaken as business deals or intended as a hedge for its trading portfolio, for which there is an intention of trading prior to their contractual expiry, subject to normal market conditions and that do not have a non-trading clause.

2) Banking Book: consisting in transactions not classified in the Trading Book and the key feature of which is the intention of keeping these transactions until expiry.

Hence, in view of each portfolio’s specifics, and considering that possible variations in market interest rates do not cause financial impact in the Banking Book, the sensitivity analysis pursuant to CVM Instruction no. 475 dated December 17, 2008 was performed for all the transactions contained in then Trading Book.

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

In order to determine the sensitivity of the Bank’s capital to the reflexes of market trends, simulations were performed with three likely scenarios, two of which with an ensuing adverse outcome for the Bank. The scenarios employed are seen as follows:

Scenario 1: Likely situation. Considering macro-economic factors and market information (BM&F, Bovespa, Andima, etc.). Assumptions employed Real /US dollar exchange rate of R$ 2.30 and a -1.0% parallel shock in risk variables, based on market conditions seen on December 31, 2008.

Scenario 2: Likely situation. Assumptions employed Real/US dollar exchange rate of R$ 2.92 and a +25.0% parallel shock in risk variables, based on market conditions seen on December 31, 2008.

Scenario 3: Likely situation. Assumptions employed Real/US dollar exchange rate of R$ 2.92 and a +25.0% parallel shock in risk variables, based on market conditions seen on December 31, 2008.

In the table below may be seen a summary of the Trading Portfolio profit figures:

Risk Factor	Scenario 1	Scenario 2	Scenario 3
Foreign currency	1,010	(14,157)	(8,731)
Fixed Interest Rate	2,532	(105,076)	(251,150)
Price Indexes	1,271	(15,463)	(18,883)
Other	(811)	(2,275)	(4,413)
Total	4,002	(136.971)	(283,178)

Trading Portfolio composed of public and private bonds, derivative instruments (futures and options in agricultural commodities), and funds obtained by means of repurchase agreements.

In the case of transactions classified in the Banking Book, appreciations or depreciations resulting from changes in interest rates practiced in the market do not imply in a significant financial and bookkeeping impact on the Bank’s income. This is so because this portfolio is composed chiefly of loan operations (consumer credit, agribusiness, working capital, etc.); retail funding (demand, time, and savings deposits), and securities, which are recorded in the books according to the agreed on rates when contracting these operations. In addition, it should be pointed out that these portfolios have as their key feature the intention of helding the respective positions to maturity, and hence they are not subject to the effects of fluctuating interest rates, or the fact that such transactions are naturally related to other transactions (natural hedge), hence minimizing the reflexes of a stress scenario.

In particular with regard to derivative transactions found in the Banking Book, these do not represent a relevant market risk to Banco do Brasil, as these positions originated mainly to fulfill the following situations:

a)	Change of the indexation of funding and lending transactions performed to meet customer needs;

b)	“Tax Hedge” consisting in eliminating the volatility risk to the Bank’s profit figures owing to the fiscal effect on foreign currency variations in connection with overseas investments (gains in exchange variations on overseas investments are not taxed, and similarly losses do not create tax deductions). As a result, any exchange rate variation will affect the account that records the derivative contrary to the effect recorded in the investment account, i.e.: the exchange variation’s effect will be zero;

c)	Market risk hedge with purpose and efficacy as described in Note no. 9b. Also in this transaction, the interest and exchange rate variations have no effects on the Bank’s income.

Net exposures, at market values, with derivative transactions in the Banking Book reflected in December 31, 2008: a) a short pre-fixed interest position in the region of R$ 1.7 billion employed as an economic hedge, in

Banco do Brasil S.A. Notes to the financial statements (In thousands of Reais)	Years ended December 31, 2008 and 2007

order to support commercial asset revenues, loan operations, time deposits, etc.); b) a short foreign currency position in the region of R$ 1.6 billion, with a portion of this volume employed chiefly in tax hedge transactions; and c) a short position in other interest rate coupons (price index, TR, TJLP) in the region of R$ 630 million, also employed as an economic hedge in support of commercial assets income.

Moreover, Pursuant to Bacen Circular no. 3365 dated September 12, 2007, Banco do Brasil calculates the portion of capital to cover exposure risks subject to interest rate variations of the transactions classified in the Banking Book. To this end, it employs a methodology based on VaR – Value-at-Risk with a simulation background, with a 99% reliability level and a 10-day time horizon, which method is regularly assessed by means of backtesting tools.

The Value at Risk (VaR) is a measure of maximum expected loss in monetary values, under normal market conditions, in a determined line period, with a chosen confidence interval for reference purposes. Banking Book’s VaR for the Economic-Financial Consolidation of Banco do Brasil amounts to R$ 2,793 million on 12.31.2008.

Market risk management of the Banking Book employing the VaR model, allows Banco do Brasil to assess its positions’ sensitivity, bearing in mind that the methodology is capable of reflecting the interdependence among the Portfolio’s risk variables.

Banco do Brasil did not enter into any transaction likely to be classified as an exotic derivative, as described in CVM Instruction no. 475 – Attachment II.